As filed with the Securities and Exchange Commission on September 11, 2020.
Registration No. 333-248568
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
TELADOC HEALTH, INC.
(Exact name of registrant as specified in its charter)
Delaware	7389	04-3705970
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
2 Manhattanville Road, Suite 203
Purchase, New York 10577
(203) 653-2002
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Adam Vandervoort
Chief Legal Officer
Teladoc Health, Inc.
2 Manhattanville Road, Suite 203
Purchase, New York 10577
(203) 653-2002
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With a copy to
Scott A. Barshay Laura C. Turano Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 (212) 373-3000	Erica Palsis General Counsel Livongo Health, Inc. 150 West Evelyn Avenue, Suite 150 Mountain View, California 94041 (866) 435-5643	Mike Ringler Sonia Nijjar Skadden, Arps, Slate, Meagher and Flom LLP 525 University Avenue Palo Alto, California 94301 (650) 470-4500
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said section 8(a), may determine

The information in this joint proxy statement/prospectus is not complete and may be changed. A registration statement relating to the securities described in this joint proxy statement/prospectus has been filed with the Securities and Exchange Commission. These securities may not be issued until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY, SUBJECT TO COMPLETION, DATED SEPTEMBER 11, 2020

MERGER PROPOSAL-YOUR VOTE IS VERY IMPORTANT
On August 5, 2020, Teladoc Health, Inc., which is referred to as Teladoc, and Livongo Health, Inc., which is referred to as Livongo, entered into an Agreement and Plan of Merger, as it may be amended from time to time, which is referred to as the merger agreement, pursuant to which they agreed to combine their respective businesses. The combined company will be a leader in virtual health, with scale and scope across critical, chronic and complex care, on a global basis. Pursuant to the terms of the merger agreement, Tempranillo Merger Sub, Inc., a wholly-owned subsidiary of Teladoc and a party to the merger agreement, will merge with and into Livongo, which transaction is referred to as the merger, with Livongo surviving as a wholly-owned subsidiary of Teladoc. Following the merger, Teladoc, Livongo and their respective subsidiaries will operate as a combined company, which is referred to as the combined company, under the name Teladoc.
Upon successful completion of the merger, each issued and outstanding share of Livongo common stock will be converted automatically into the right to receive (i) 0.5920 of a share of Teladoc common stock, which number is referred to as the exchange ratio, and (ii) $4.24 in cash, without interest. The exchange ratio is fixed and will not be adjusted for changes in the market price of either Teladoc common stock or Livongo common stock between the dates of signing of the merger agreement and completion of the merger. Teladoc stockholders will continue to own their existing Teladoc shares. In addition, prior to the effective time of the merger, Livongo will declare a special cash dividend equal to $7.09 per share of Livongo common stock to stockholders of Livongo as of a record date immediately prior to the closing of the merger. As of the date of this joint proxy statement/prospectus, based on the estimated number of shares of Teladoc common stock and Livongo common stock that will be outstanding immediately prior to the completion of the merger, we estimate that Teladoc stockholders will own approximately 58% and Livongo stockholders will own approximately 42% of the issued and outstanding shares of the combined company immediately following the completion of the merger. The common stock of Teladoc is traded on the NYSE under the symbol “TDOC” and the common stock of Livongo is traded on Nasdaq under the symbol “LVGO.” The common stock of the combined company will be listed on the NYSE under the symbol “TDOC.” We encourage you to obtain updated quotes for the Teladoc common stock and the Livongo common stock.
Teladoc and Livongo will each hold special meetings of their respective stockholders in connection with the proposed merger, which are referred to as the Teladoc stockholder meeting and the Livongo stockholder meeting, respectively.
At the Teladoc stockholder meeting, Teladoc stockholders will be asked to consider and vote on (1) the proposal to approve the issuance of shares of Teladoc common stock to Livongo stockholders pursuant to the merger agreement, which is referred to as the Teladoc share issuance proposal, (2) the proposal to adopt an amendment to Teladoc’s certificate of incorporation, which is referred to as the Teladoc charter amendment proposal, and (3) the proposal to adjourn the Teladoc stockholder meeting to solicit additional proxies if there are not sufficient votes to approve the Teladoc share issuance proposal or the Teladoc charter amendment proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Teladoc stockholders. The Teladoc board of directors unanimously recommends that Teladoc stockholders vote “FOR” each of the proposals to be considered at the Teladoc stockholder meeting.
At the Livongo stockholder meeting, Livongo stockholders will be asked to consider and vote on (1) the proposal to adopt the merger agreement, which is referred to as the Livongo merger agreement proposal, (2) the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between Livongo and its named executive officers relating to the merger and (3) the proposal to adjourn the Livongo stockholder meeting to solicit additional proxies if there are not sufficient votes to approve the Livongo merger agreement proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Livongo stockholders. The Livongo board of directors unanimously recommends that Livongo stockholders vote “FOR” each of the proposals to be considered at the Livongo stockholder meeting.
We cannot complete the merger unless the Livongo stockholders approve the Livongo merger agreement proposal and the Teladoc stockholders approve both the Teladoc share issuance proposal and the Teladoc charter amendment proposal. Your vote on these matters is very important, regardless of the number of shares you own. Whether or not you plan to attend your respective stockholder meeting, please promptly mark, sign and date the accompanying proxy and return it in the enclosed postage-paid envelope or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card.
The accompanying joint proxy statement/prospectus provides you with important information about the stockholder meetings, the merger, and each of the proposals. We encourage you to read the entire document carefully, in particular the “Risk Factors” section beginning on page 46 for a discussion of risks relevant to the merger.
We look forward to the successful completion of the merger.
Sincerely,
Jason Gorevic Chief Executive Officer Teladoc Health, Inc.	Zane Burke Chief Executive Officer Livongo Health, Inc.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the Teladoc common stock to be issued in the merger or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
This joint proxy statement/prospectus is dated [•], 2020 and is first being mailed to Teladoc and Livongo stockholders on or about [•], 2020.

Teladoc Health, Inc.
2 Manhattanville Road, Suite 203
Purchase, New York 10577
(203) 635-2002
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 29, 2020
To the Stockholders of Teladoc Health, Inc.:
Notice is hereby given that Teladoc Health, Inc., which is referred to as Teladoc, will hold a special meeting of its stockholders, which is referred to as the Teladoc stockholder meeting. The Teladoc stockholder meeting will be held on October 29, 2020, beginning at 11:00 a.m., Eastern Time, and will be a completely virtual meeting of stockholders. You will be able to attend the Teladoc stockholder meeting, vote and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/TDOC2020SM.
The purpose of the Teladoc stockholder meeting is for the stockholders to consider and vote upon the following proposals:
1.
to approve the issuance of shares of Teladoc common stock to the stockholders of Livongo Health, Inc., which is referred to as Livongo, pursuant to the Agreement and Plan of Merger, dated as of August 5, 2020 (as it may be amended from time to time), which is referred to as the merger agreement, by and among Teladoc, Livongo and Tempranillo Merger Sub, Inc., a wholly-owned subsidiary of Teladoc, which proposal is referred to as the Teladoc share issuance proposal;

2.
to adopt an amendment to the certificate of incorporation of Teladoc, which amendment is referred to as the charter amendment and which proposal is referred to as the Teladoc charter amendment proposal; and

3.
to approve the adjournment of the Teladoc stockholder meeting to solicit additional proxies if there are not sufficient votes at the time of the Teladoc stockholder meeting to approve the Teladoc share issuance proposal and the Teladoc charter amendment proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Teladoc stockholders, which is referred to as the Teladoc adjournment proposal.

Teladoc will transact no other business at the Teladoc stockholder meeting except such business as may properly be brought before the Teladoc stockholder meeting or any adjournment or postponement thereof. The accompanying joint proxy statement/prospectus, including the merger agreement attached thereto as Annex A, contains further information with respect to these matters.
Only holders of record of Teladoc common stock at the close of business on September 8, 2020 are entitled to notice of and to vote at the Teladoc stockholder meeting and any adjournments or postponements thereof.
The Teladoc board of directors has unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement on the terms and subject to the conditions set forth in the merger agreement. The Teladoc board of directors unanimously recommends that Teladoc stockholders vote “FOR” the Teladoc share issuance proposal, “FOR” the Teladoc charter amendment proposal and “FOR” the Teladoc adjournment proposal.
Your vote is very important, regardless of the number of shares of Teladoc common stock you own. We cannot complete the transactions contemplated by the merger agreement without the approval of the Teladoc share issuance proposal and the Teladoc charter amendment proposal. Assuming a quorum is present, the approval of the Teladoc share issuance proposal requires the affirmative vote of a majority of votes cast on the proposal, and the approval of the Teladoc charter amendment proposal requires the affirmative vote of a majority of the outstanding shares of Teladoc common stock entitled to vote on such proposal.

Whether or not you plan to attend the Teladoc stockholder meeting, we urge you to please promptly mark, sign and date the accompanying proxy and return it in the enclosed postage-paid envelope or authorize the individuals named on the proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the proxy card. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.
If you have any questions about the merger, please contact Teladoc at (203) 635-2002 or write to Teladoc Health, Inc., Attention: Investor Relations, 2 Manhattanville Road, Suite 203, Purchase, New York 10577.
If you have any questions about how to vote or direct a vote in respect of your shares of Teladoc common stock, you may contact our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885 or via email at proxy@mackenziepartners.com.
By Order of the Board of Directors,

Adam C. Vandervoort
Chief Legal Officer and Secretary
Purchase, New York
Dated: [•], 2020
Your vote is important. Teladoc stockholders are requested to complete, date, sign and return the enclosed proxy in the envelope provided, which requires no postage if mailed in the United States, or to submit their votes electronically through the Internet or by telephone.

Livongo Health, Inc.
150 West Evelyn Avenue
Suite 150
Mountain View, California 94041
(866) 435-5643
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 29, 2020
To the Stockholders of Livongo Health, Inc.:
Notice is hereby given that Livongo Health, Inc., which is referred to as Livongo, will hold a virtual, audio-only special meeting of its stockholders, which is referred to as the Livongo stockholder meeting, at www.virtualshareholdermeeting.com/LVGO2020SM, on October 29, 2020, beginning at 11:00 a.m., Eastern Time, for the purpose of considering and voting on the following proposals:
1.
to adopt the Agreement and Plan of Merger, dated as of August 5, 2020 (as it may be amended from time to time), which is referred to as the merger agreement, by and among Teladoc Health, Inc., referred to as Teladoc, Livongo and Tempranillo Merger Sub, Inc., a wholly-owned subsidiary of Teladoc, which proposal is referred to as the Livongo merger agreement proposal;

2.
to approve, on an advisory (non-binding) basis, the executive officer compensation that will or may be paid to Livongo’s named executive officers that is based on or otherwise relates to the transactions contemplated by the merger agreement, which is referred to as the Livongo compensation proposal; and

3.
to approve the adjournment of the Livongo stockholder meeting to solicit additional proxies if there are not sufficient votes at the time of the Livongo stockholder meeting to approve the Livongo merger agreement proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Livongo stockholders, which is referred to as the Livongo adjournment proposal.

Livongo will transact no other business at the Livongo stockholder meeting except such business as may properly be brought before the Livongo stockholder meeting or any adjournment or postponement thereof. The accompanying joint proxy statement/prospectus, including the merger agreement attached thereto as Annex A, contains further information with respect to these matters.
Only holders of record of Livongo common stock at the close of business on September 8, 2020 are entitled to notice of and to vote at the Livongo stockholder meeting and any adjournments or postponements thereof.
The Livongo board of directors has unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement on the terms and subject to the conditions set forth in the merger agreement. The Livongo board of directors unanimously recommends that Livongo stockholders vote “FOR” the Livongo merger agreement proposal, “FOR” the Livongo compensation proposal and “FOR” the Livongo adjournment proposal.
Your vote is very important, regardless of the number of shares of Livongo common stock you own. We cannot complete the transactions contemplated by the merger agreement without approval of the Livongo merger agreement proposal. Assuming a quorum is present, the approval of the Livongo merger agreement proposal requires the affirmative vote of a majority of the outstanding shares of Livongo common stock entitled to vote on the Livongo merger agreement proposal.
Whether or not you plan to attend the Livongo stockholder meeting virtually, we urge you to please promptly mark, sign and date the accompanying proxy and return it in the enclosed postage-paid envelope or authorize the individuals named on the proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the proxy card. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.

If you have any questions about the merger, please contact Livongo at (312) 588-7048 or write to Livongo Health, Inc., Attention: Investor Relations, 444 N. Michigan Ave., Suite 3400, Chicago, Illinois 60611.
If you have any questions about how to vote or direct a vote in respect of your shares of Livongo common stock, you may contact our proxy solicitor, D.F. King, toll-free at (800)-628-8510 or banks and brokers may call (212) 269-5550 or via email at lvgo@dfking.com.
By Order of the Board of Directors,

Erica Palsis
General Counsel and Secretary
Mountain View, California
Dated: [•], 2020
Your vote is important. Livongo stockholders are requested to complete, date, sign and return the enclosed proxy in the envelope provided, which requires no postage if mailed in the United States, or to submit their votes electronically through the Internet or by telephone.

REFERENCES TO ADDITIONAL INFORMATION
This joint proxy statement/prospectus incorporates important business and financial information about Teladoc and Livongo from other documents that Teladoc and Livongo have filed with the U.S. Securities and Exchange Commission, which is referred to as the SEC, and that are contained in or incorporated by reference into this joint proxy statement/prospectus. For a listing of documents incorporated by reference into this joint proxy statement/prospectus, please see the section entitled “Where You Can Find More Information” beginning on page 218. This information is available for you free of charge to review through the SEC’s website at www.sec.gov.
Any person may request a copy of this joint proxy statement/prospectus and any of the documents incorporated by reference into this joint proxy statement/prospectus or other information concerning Teladoc or Livongo, without charge, by written or telephonic request directed to the appropriate company or its proxy solicitor at the following contacts:
For Teladoc stockholders:	For Livongo stockholders:

Teladoc Health, Inc. 2 Manhattanville Road, Suite 203 Purchase, New York 10577 (203) 635-2002 Attention: Investor Relations	Livongo Health, Inc. 444 N. Michigan Avenue, Suite 3400 Chicago, Illinois 60611 (312) 588-7048 Attention: Investor Relations

MacKenzie Partners, Inc. 1407 Broadway, 27th Floor New York, New York 10018 Toll-Free: (800) 322-2885 Call Collect: (212) 929-5500	D.F. King & Co., Inc. 48 Wall Street New York, New York 10005 Toll-Free: (800) 628-8510 Banks and Brokers: (212) 269-5550
In order for you to receive timely delivery of the documents in advance of the special meeting of Teladoc stockholders to be held on October 29, 2020, which is referred to as the Teladoc stockholder meeting, or the special meeting of Livongo stockholders to be held on October 29, 2020, which is referred to as the Livongo stockholder meeting, as applicable, you must request the information no later than October 22, 2020.
The contents of the websites of the SEC, Teladoc, Livongo or any other entity are not being incorporated into this joint proxy statement/prospectus. The information about how you can obtain certain documents that are incorporated by reference into this joint proxy statement/prospectus at these websites is being provided only for your convenience.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form S-4 filed with the SEC by Teladoc (File No. 333-248568), constitutes a prospectus of Teladoc under Section 5 of the Securities Act of 1933, as amended, which is referred to as the Securities Act, with respect to the shares of common stock of Teladoc to be issued to Livongo stockholders pursuant to the Agreement and Plan of Merger, dated as of August 5, 2020, by and among Teladoc, Livongo and Merger Sub, as it may be amended from time to time, which is referred to as the merger agreement. This document also constitutes a joint proxy statement of Teladoc and Livongo under Section 14(a) of the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act. It also constitutes a notice of meeting with respect to the Livongo stockholder meeting and a notice of meeting with respect to the Teladoc stockholder meeting.
Teladoc has supplied all information contained or incorporated by reference into this joint proxy statement/prospectus relating to Teladoc, and Livongo has supplied all such information relating to Livongo. Teladoc and Livongo have both contributed to the information related to the merger contained in this joint proxy statement/prospectus.
You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. Teladoc and Livongo have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [•], 2020, and you should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein.
Further, you should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this joint proxy statement/prospectus to Teladoc stockholders or Livongo stockholders nor the issuance by Teladoc of shares of its common stock pursuant to the merger agreement will create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
All references in this joint proxy statement/prospectus to “Teladoc” refer to Teladoc Health, Inc., a Delaware corporation; all references to “Merger Sub” refer to Tempranillo Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Teladoc formed for the purpose of effecting the merger as described in this joint proxy statement/prospectus. All references in this joint proxy statement/prospectus to “Livongo” refer to Livongo Health, Inc., a Delaware corporation. All references in this joint proxy statement/prospectus to “combined company” refer to Teladoc immediately following completion of the merger and the other transactions contemplated by the merger agreement. All references in this joint proxy statement/prospectus to “Teladoc common stock” refer to the common stock of Teladoc, par value $0.001 per share, and all references in this joint proxy statement/prospectus to “Livongo common stock” refer to the common stock of Livongo, par value $0.001 per share.

i

(cont’d)
ii

(cont’d)
iii

QUESTIONS AND ANSWERS
The following are some questions that you, as a stockholder of Teladoc or a stockholder of Livongo, may have regarding the merger and the other matters being considered at the special meetings of each company’s stockholders and brief answers to those questions. You are urged to carefully read this joint proxy statement/prospectus and the other documents referred to in this joint proxy statement/prospectus in their entirety because this section may not provide all the information that is important to you regarding these matters. Additional important information is contained in the annexes to, and the documents incorporated by reference into, this joint proxy statement/prospectus. You may obtain the information incorporated by reference in this joint proxy statement/prospectus, without charge, by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 218.
Q:	Why am I receiving this joint proxy statement/prospectus?
A:
You are receiving this joint proxy statement/prospectus because Teladoc and Livongo have agreed to combine their companies structured through a merger of Merger Sub with and into Livongo, with Livongo surviving the merger as a wholly-owned subsidiary of Teladoc. The merger agreement governs the terms of the business combination and merger of Livongo and Merger Sub, which is referred to as the merger, and is attached to this joint proxy statement/prospectus as Annex A.

In order to complete the merger, among other things:
•
Livongo stockholders must adopt the merger agreement in accordance with Delaware General Corporation Law, referred to as the DGCL, which proposal is referred to as the Livongo merger agreement proposal;

•
Teladoc stockholders must approve the issuance of shares of Teladoc common stock to Livongo stockholders pursuant to the merger agreement, which issuance is referred to as the share issuance and which proposal is referred to as the Teladoc share issuance proposal; and

•
Teladoc stockholders must adopt the proposed amendment to Teladoc’s certificate of incorporation, which amendment is referred to as the charter amendment and which proposal is referred to as the Teladoc charter amendment proposal.

Teladoc is holding a special meeting of its stockholders, which is referred to as the Teladoc stockholder meeting, to obtain approval of the Teladoc share issuance proposal and the Teladoc charter amendment proposal. Teladoc stockholders will also be asked to approve the proposal to adjourn the Teladoc stockholder meeting to solicit additional proxies if there are not sufficient votes at the time of the Teladoc stockholder meeting to approve the Teladoc share issuance proposal and the Teladoc charter amendment proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Teladoc stockholders, which is referred to as the Teladoc adjournment proposal.
Livongo is holding a special meeting of its stockholders, which is referred to as the Livongo stockholder meeting, to obtain approval of the Livongo merger agreement proposal. Livongo stockholders will also be asked to approve, on an advisory (non-binding) basis, the merger-related executive officer compensation payments that will or may be paid by Livongo to its named executive officers that is based on or otherwise relates to the merger, which is referred to as the Livongo compensation proposal, and to approve the proposal to adjourn the Livongo stockholder meeting to solicit additional proxies if there are not sufficient votes at the time of the Livongo stockholder meeting to approve the Livongo merger agreement proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Livongo stockholders, which is referred to as the Livongo adjournment proposal.
Your vote is very important.
Q:	When and where will each of the stockholder meetings take place?
A:
The Teladoc stockholder meeting will be held virtually at www.virtualshareholdermeeting.com/TDOC2020SM, on October 29, 2020, at 11:00 a.m., Eastern Time. Online access will begin at 10:45 a.m., Eastern Time, and Teladoc encourages its stockholders to access the meeting prior to the start time. You will be able to vote your shares electronically by Internet and submit questions online during the Teladoc stockholder meeting by logging in to the website listed above using the 16-digit control number included in your proxy card.

The Livongo stockholder meeting will be held will be held virtually via live audio-only webcast at 11:00 a.m., Eastern Time, on October 29, 2020, at www.virtualshareholdermeeting.com/LVGO2020SM. Online check-in will begin at 10:45 a.m., Eastern Time, and you should allow ample time for the check-in procedures. You will be able to vote your shares electronically by Internet and submit questions online during the Livongo stockholder meeting by logging in to the website listed above using the 16-digit control number included in your proxy card.
Even if you plan to attend your respective company’s stockholder meeting, Teladoc and Livongo recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the applicable stockholder meeting. Shares held in “street name” may be voted in person by you only if you obtain a signed legal proxy from your bank, broker or other nominee giving you the right to vote the shares at the applicable stockholder meeting.
Q:	What matters will be considered at each of the stockholder meetings?
A:	At the Teladoc stockholder meeting, the stockholders of Teladoc will be asked to consider and vote on the following proposals:
•	Teladoc Proposal 1: The Teladoc share issuance proposal. Approval of the issuance of shares of Teladoc common stock to Livongo stockholders pursuant to the merger agreement;
•	Teladoc Proposal 2: The Teladoc charter amendment proposal. Adoption of an amendment to Teladoc’s certificate of incorporation; and
•
Teladoc Proposal 3: The Teladoc adjournment proposal. Approval of the adjournment of the Teladoc stockholder meeting to solicit additional proxies if there are not sufficient votes at the time of the Teladoc stockholder meeting to approve the Teladoc share issuance proposal and the Teladoc charter amendment proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to the Teladoc stockholders.

At the Livongo stockholder meeting, stockholders of Livongo will be asked to consider and vote on the following proposals:
•	Livongo Proposal 1: The Livongo merger agreement proposal. Adoption of the merger agreement;
•
Livongo Proposal 2: The Livongo compensation proposal. Approval of, on an advisory (non-binding) basis, the merger-related named executive officer compensation payments that will or may be paid by Livongo to its named executive officers that is based on or otherwise relates to the merger; and

•
Livongo Proposal 3: The Livongo adjournment proposal. Approval of the adjournment of the Livongo stockholder meeting to solicit additional proxies if there are not sufficient votes at the time of the Livongo stockholder meeting to approve the Livongo merger agreement proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to the Livongo stockholders.

The approval of the Livongo merger agreement proposal, the approval of the Teladoc share issuance proposal and the approval of the Teladoc charter amendment proposal are conditions to the obligations of Livongo and Teladoc to complete the merger. None of the approvals of the Livongo compensation proposal, the Teladoc adjournment proposal or the Livongo adjournment proposal are conditions to the obligations of Livongo or Teladoc to complete the merger.
Q:	Does my vote matter?
A:
Yes, your vote is very important. The merger cannot be completed unless the merger agreement is adopted by Livongo stockholders, the share issuance is approved by Teladoc stockholders and the charter amendment is adopted by Teladoc stockholders.

For Teladoc stockholders, if you do not return or submit your proxy or vote at the Teladoc stockholder meeting as provided in this joint proxy statement/prospectus, the effect will be the same as a vote “AGAINST” the Teladoc charter amendment proposal. The Teladoc board of directors unanimously recommends that you vote “FOR” the Teladoc share issuance proposal, “FOR” the Teladoc charter amendment proposal and “FOR” the Teladoc adjournment proposal.

For Livongo stockholders, if you do not return or submit your proxy or vote at the Livongo stockholder meeting as provided in this joint proxy statement/prospectus, the effect will be the same as a vote “AGAINST” the Livongo merger agreement proposal. The Livongo board of directors unanimously recommends that you vote “FOR” the Livongo merger agreement proposal, “FOR” the Livongo compensation proposal and “FOR” the Livongo adjournment proposal.
Q:	What will I receive if the merger is completed?
A:
If the merger is completed, each share of Livongo common stock outstanding at the effective time of the merger will be converted automatically into the right to receive (i) 0.5920 shares of Teladoc common stock, which amount is referred to as the stock consideration and (ii) $4.24 in cash, without interest, which amount is referred to as the cash consideration, and together with the stock consideration, the merger consideration. Each Livongo stockholder will receive cash for any fractional shares of Teladoc common stock that such stockholder would otherwise receive in the merger. Any cash amounts to be received by a Livongo stockholder in respect of fractional shares will be aggregated and rounded to the nearest whole cent. As referred to in this joint proxy statement/prospectus, the effective time means the date and time when the certificate of merger has been duly filed with the Office of the Secretary of State of the State of Delaware, which is referred to as the Delaware Secretary, or at such later date and time as may be agreed by Teladoc and Livongo in writing and specified in the certificate of merger.

If the merger is completed, Teladoc stockholders will not receive any merger consideration, and their shares of Teladoc common stock will constitute shares of the combined company.
Because Teladoc will issue a fixed number of shares of Teladoc common stock in exchange for each share of Livongo common stock, the value of the merger consideration that Livongo stockholders will receive in the merger will depend on the market price of shares of Teladoc common stock at the time the merger is completed. The market price of shares of Teladoc common stock when Livongo stockholders receive those shares after the merger is completed could be greater than, less than or the same as the market price of shares of Teladoc common stock on the date of this joint proxy statement/prospectus or at the time of the stockholder meetings. Accordingly, you should obtain current stock price quotations for Teladoc common stock and Livongo common stock before deciding how to vote with respect to the approval of the share issuance and the adoption of the charter amendment in the case of Teladoc stockholders or the adoption of the merger agreement in the case of Livongo stockholders. Teladoc’s common stock is traded on the New York Stock Exchange, which is referred to as the NYSE, under the symbol “TDOC.” Livongo’s common stock is traded on the Nasdaq Global Select Market, which is referred to as Nasdaq, under the symbol “LVGO.”
For more information regarding the merger consideration to be provided to Livongo stockholders if the merger is completed, see the section entitled “The Merger Agreement—Merger Consideration” beginning on page 131.
Additionally, prior to the effective time and in connection with the closing of the merger, Livongo will declare and, immediately prior to the effective time, pay a cash dividend per share equal to $7.09 to holders of record of the issued and outstanding shares of Livongo common stock as of a record date immediately prior to the effective time, which dividend is referred to as the special dividend.
For more information regarding the special dividend, see the section entitled “The Merger Agreement—Special Dividend” beginning on page 131.

Q:	Will Livongo equity awards be affected by the merger?
A:	At the effective time, as set forth in the merger agreement:
•
Each Livongo stock option, whether vested or unvested, that is outstanding as of immediately prior to the effective time, will be converted into an option to purchase a number of shares of Teladoc common stock equal to the product of (i) the number of shares of Livongo common stock subject to such Livongo stock option immediately prior to the effective time and (ii) the equity award adjustment ratio (as defined below) (rounded down to the nearest whole share of Teladoc common stock on an award-by-award basis), with an exercise price equal to the quotient of (x) the exercise price of such Livongo stock option and (y) the equity award adjustment ratio (rounded up to the nearest whole cent), in each case, subject to the same terms and conditions as were applicable to such Livongo stock option immediately prior to the effective time (including applicable vesting conditions).

•
Each outstanding award of restricted Livongo common stock will be converted into an award of a number of shares of restricted Teladoc common stock equal to the product of (i) the number of shares of Livongo common stock subject to such award of Livongo restricted stock immediately prior to the effective time and (ii) the equity award adjustment ratio (rounded down to the nearest whole share of Teladoc common stock on an award-by-award basis), subject to the same terms and conditions as were applicable to such award of Livongo restricted stock immediately prior to the effective time (including applicable vesting conditions).

•
Each outstanding restricted stock unit award in respect of Livongo common stock will be converted into a number of restricted stock units with respect to a number of shares of Teladoc common stock equal to the product of (i) the number of shares of Livongo common stock subject to such Livongo restricted stock unit award immediately prior to the effective time and (ii) the equity award adjustment ratio (rounded down to the nearest whole share of Teladoc common stock on an award-by-award basis), subject to the same terms and conditions as were applicable to such Livongo restricted stock unit award immediately prior to the effective time (including applicable vesting conditions).

•
Each outstanding award of Livongo restricted stock units that is subject to performance vesting conditions, which is referred to as a Livongo PSU, will be converted, on the basis of full achievement of all applicable performance goals, into a number of restricted stock units with respect to a number of shares of Teladoc common stock equal to the product of (i) the number of shares of Livongo common stock subject to such Livongo PSU award immediately prior to the effective time and (ii) the equity award adjustment ratio (rounded down to the nearest whole share of Teladoc common stock on an award-by-award basis), subject to the same terms and conditions as were applicable to such Livongo PSU immediately prior to the effective time; provided that any such converted Livongo PSU will continue to be subject to any time-based vesting terms applicable to the Livongo PSU prior to such conversion, but subject only to the continued service of the holder through each applicable vesting date and will not be subject to any performance goals or metrics following the effective time.

For purposes of converting the Livongo equity award conversion described above, the “equity award adjustment ratio” means the quotient determined by dividing (i) the volume weighted average closing price of Livongo common stock on the four trading days ending on the trading day immediately prior to the trading day on which the Livongo common stock trades ex-dividend with respect to the special dividend, or if the Livongo common stock never trades ex-dividend, on the last complete trading day prior to the effective time by (ii) the volume weighted average closing price of Teladoc common stock on the four trading days beginning on the trading day prior to the effective time.
Each equity award described above is referred to herein as a Livongo equity award.
Q:	What will happen to the Livongo Employee Stock Purchase Plan?
A:
For any offering period in effect under Livongo’s 2019 Employee Stock Purchase Plan, which is referred to herein as the Livongo ESPP, prior to the closing, Livongo will cause the exercise date to be no later than five business days before the effective time, and each Livongo ESPP participant’s accumulated contributions will be used to purchase shares of Livongo common stock on such date. Livongo ESPP participants may not change their payroll deductions from those in effect on August 5, 2020, other than to discontinue their participation in the Livongo ESPP in accordance with the terms and conditions of the Livongo ESPP. The Livongo ESPP will be terminated as of immediately prior to the closing date.
Q:	How does the board of directors of Teladoc recommend that I vote at the Teladoc stockholder meeting?
A:	The Teladoc board of directors unanimously recommends that you vote “FOR” the Teladoc share issuance proposal, “FOR” the Teladoc charter amendment proposal and “FOR” the Teladoc adjournment proposal.
In considering the recommendations of the Teladoc board of directors, Teladoc stockholders should be aware that Teladoc directors and executive officers have interests in the merger that are different from, or in addition to, their interests as Teladoc stockholders. For a more complete description of these interests, see the information provided in the section entitled “Interests of Teladoc’s Directors and Executive Officers in the Merger” beginning on page 171.
Q:	How does the board of directors of Livongo recommend that I vote at the Livongo stockholder meeting?
A:	The Livongo board of directors unanimously recommends that you vote “FOR” the Livongo merger agreement proposal, “FOR” the Livongo compensation proposal and “FOR” the Livongo adjournment proposal.
In considering the recommendations of the Livongo board of directors, Livongo stockholders should be aware that Livongo directors will directly benefit from the merger. In addition, Livongo directors and executive officers have interests in the merger that are different from, or in addition to, their interests as Livongo stockholders. For a more complete description of these interests, see the information provided in the section entitled “Interests of Livongo’s Directors and Executive Officers in the Merger” beginning on page 172.
Q:	Who is entitled to vote at the Teladoc stockholder meeting?
A:
The record date for the Teladoc stockholder meeting is September 8, 2020. All holders of shares of Teladoc common stock who held shares at the close of business on the record date are entitled to receive notice of, and to vote at, the Teladoc stockholder meeting. Each holder of Teladoc common stock is entitled to cast one vote on each matter properly brought before the Teladoc stockholder meeting for each share of Teladoc common stock that such holder owned of record as of the record date. Virtual attendance at the stockholder meeting is not required to vote. See below and the section entitled “The Teladoc Stockholder Meeting—Methods of Voting” beginning on page 61 for instructions on how to vote your shares without attending the Teladoc stockholder meeting. In addition, the stockholder list will be available for inspection during the Livongo stockholder meeting at www.virtualshareholdermeeting.com/TDOC2020SM.

Q:	Who is entitled to vote at the Livongo stockholder meeting?
A:
The record date for the Livongo stockholder meeting is September 8, 2020. All holders of shares of Livongo common stock who held shares at the close of business on the record date are entitled to receive notice of, and to vote at, the Livongo stockholder meeting. Each holder of Livongo common stock is entitled to cast one vote on each matter properly brought before the Livongo stockholder meeting for each share of Livongo common stock that such holder owned of record as of the record date. See below and the section entitled “The Livongo Stockholder Meeting—Methods of Voting” beginning on page 70 for instructions on how to vote your shares without attending the Livongo stockholder meeting. In addition, the stockholder list will be available for inspection during the Livongo stockholder meeting at www.virtualshareholdermeeting.com/LVGO2020SM.

Q:	What is a proxy?
A:
A proxy is a stockholder’s legal designation of another person, which is referred to as a proxy, to vote shares of such stockholder’s common stock at a stockholder meeting. The document used to designate a proxy to vote your shares of Teladoc common stock or Livongo common stock, as applicable, is referred to as a proxy card.

Q:	How many votes do I have for the Teladoc stockholder meeting?
A:
Each Teladoc stockholder is entitled to one vote for each share of Teladoc common stock held of record as of the close of business on the record date for the Teladoc stockholder meeting. As of the close of business on the record date, there were 82,957,800 outstanding shares of Teladoc common stock.

Q:	How many votes do I have for the Livongo stockholder meeting?
A:
Each Livongo stockholder is entitled to one vote for each share of Livongo common stock held of record as of the close of business on the record date for the Livongo stockholder meeting. As of the close of business on the record date, there were 101,585,377 outstanding shares of Livongo common stock.

Q:	What constitutes a quorum for the Teladoc stockholder meeting?
A:
The holders of a majority of the shares of Teladoc common stock entitled to vote at the meeting must be represented at the Teladoc stockholder meeting in person or by proxy in order to constitute a quorum. Virtual attendance at the Teladoc stockholder meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the Teladoc stockholder meeting. Abstentions and broker non-votes are considered present for purposes of establishing a quorum.

Q:	What constitutes a quorum for the Livongo stockholder meeting?
A:
The holders of a majority in voting power of the outstanding shares of capital stock of Livongo must be represented at the Livongo stockholder meeting in person or by proxy in order to constitute a quorum. Livongo stockholders who virtually attend the Livongo stockholder meeting via live audio-only webcast at www.virtualshareholdermeeting.com/LVGO2020SM will be considered present “in person” for purposes of establishing a quorum and for all other purposes. Abstentions and broker non-votes are considered present for purposes of establishing a quorum.

Q:	What will happen to Teladoc and Livongo as a result of the merger?
A:
The merger is structured as a “reverse triangular merger,” in which Merger Sub, a wholly-owned subsidiary of Teladoc, will merge with and into Livongo, with Livongo surviving the merger as a wholly-owned subsidiary of Teladoc. Upon completion of the merger, Livongo will no longer be a public company and its shares will be delisted from Nasdaq, deregistered under the Exchange Act and cease to be publicly traded.

Q:	Where will the common stock of the combined company that I receive in the merger be publicly traded?
A:	The shares of common stock of the combined company to be issued in the merger will be listed for trading on the NYSE under the ticker symbol “TDOC.”
Q:	What happens if the merger is not completed?
A:
If the merger agreement is not adopted by Livongo stockholders, if the share issuance is not approved by Teladoc stockholders, if the charter amendment is not adopted by Teladoc stockholders or if the merger is not completed for any other reason, Livongo stockholders will not receive any merger consideration for their shares of Livongo common stock in connection with the merger. Instead, Livongo will remain an independent public company and its common stock will continue to be listed and traded on Nasdaq, and Teladoc will not complete the share issuance or the charter amendment. If the merger agreement is terminated under specified circumstances, Livongo may be required to pay Teladoc a termination fee of $562,810,000. If the merger agreement is terminated under other specified circumstances, Teladoc may be required to pay Livongo a termination fee of $712,330,000. See the section entitled “The Merger Agreement—Termination Fees” beginning on page 154 for a more detailed discussion of the termination fees.

Q:	What is a “broker non-vote”?
A:
Under NYSE and Nasdaq rules, banks, brokers and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. All of the proposals currently scheduled for consideration at the Teladoc stockholder meeting and the Livongo stockholder meeting are “non-routine” matters.
A “broker non-vote” occurs on an item when (i) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Because none of the proposals currently scheduled to be voted on at either the Teladoc stockholder meeting or the Livongo stockholder meeting are routine matters for which brokers may have discretionary authority to vote, Teladoc and Livongo do not expect there to be any broker non-votes at the Teladoc stockholder meeting or the Livongo stockholder meeting, respectively.
Q:
What stockholder vote is required for the approval of each proposal at the Teladoc stockholder meeting? What will happen if I fail to vote or abstain from voting on each proposal at the Teladoc stockholder meeting?

A:
Teladoc Proposal 1: Teladoc share issuance proposal. Assuming a quorum is present, the approval of the share issuance by the stockholders of Teladoc requires the affirmative vote of a majority of votes cast on the proposal. A Teladoc stockholder’s abstention from voting will have the same effect as a vote “AGAINST” the Teladoc share issuance proposal, while a broker non-vote or the failure of a Teladoc stockholder to vote (including the failure of a Teladoc stockholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee) will have no effect on the Teladoc share issuance proposal.

Teladoc Proposal 2: Teladoc charter amendment proposal. Assuming a quorum is present, the adoption of the charter amendment by stockholders of Teladoc requires the affirmative vote of a majority of the outstanding shares of Teladoc common stock entitled to vote on such proposal. Accordingly, a Teladoc stockholder’s abstention from voting, a broker non-vote or the failure of a Teladoc stockholder to vote (including the failure of a Teladoc stockholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee) will have the same effect as a vote “AGAINST” the Teladoc charter amendment proposal.
Teladoc Proposal 3: Teladoc adjournment proposal. The Teladoc stockholder meeting may be adjourned to solicit additional proxies if there are not sufficient votes at the time of the Teladoc stockholder meeting to approve the Teladoc share issuance proposal and the Teladoc charter amendment proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to the Teladoc stockholders. The affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at the Teladoc stockholder meeting is required to adjourn the Teladoc stockholder meeting. A Teladoc stockholder’s abstention from voting, a broker non-vote or the failure of a Teladoc stockholder to vote (including the failure of a Teladoc stockholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee) will have no effect on the Teladoc adjournment proposal.
Q:
What stockholder vote is required for the approval of each proposal at the Livongo stockholder meeting? What will happen if I fail to vote or abstain from voting on each proposal at the Livongo stockholder meeting?

A:
Livongo Proposal 1: Livongo merger agreement proposal. Assuming a quorum is present, the adoption of the merger agreement by the stockholders of Livongo requires the affirmative vote of a majority of the outstanding shares of Livongo common stock entitled to vote thereon. Accordingly, a Livongo stockholder’s abstention from voting, a broker non-vote or the failure of a Livongo stockholder to vote (including the failure of a Livongo stockholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee) will have the same effect as a vote “AGAINST” the proposal.

Livongo Proposal 2: Livongo compensation proposal. Assuming a quorum is present, approval of the Livongo compensation proposal requires the affirmative vote of a majority in voting power of the shares of

Livongo common stock represented at the Livongo stockholder meeting. Accordingly, a Livongo stockholder’s abstention from voting will have the same effect as a vote “AGAINST” the proposal, while a broker non-vote or the failure of a Livongo stockholder to vote (including the failure of a Livongo stockholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee) will have no effect on the Livongo compensation proposal.
Livongo Proposal 3: Livongo adjournment proposal. The Livongo stockholder meeting may be adjourned to solicit additional proxies if there are not sufficient votes at the time of the Livongo stockholder meeting to approve the Livongo merger agreement proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to the Livongo stockholders. Whether or not there is a quorum, approval of the Livongo adjournment proposal requires the affirmative vote of a majority in voting power of the shares of Livongo common stock represented at the Livongo stockholder meeting. Accordingly, a Livongo stockholder’s abstention from voting will have the same effect as a vote “AGAINST” the proposal, while a broker non-vote or the failure of a Livongo stockholder to vote (including the failure of a Livongo stockholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee) will have no effect on the Livongo adjournment proposal. The chairperson of the Livongo stockholder meeting may also adjourn the meeting if no quorum is present.
Q:
Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, merger-related compensation arrangements for the Livongo named executive officers (i.e., the Livongo compensation proposal)?

A:
Under SEC rules, Livongo is required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to Livongo’s named executive officers that is based on or otherwise relates to the merger, or “golden parachute” compensation.

Q:
What happens if Livongo stockholders do not approve, by non-binding, advisory vote, merger-related compensation arrangements for Livongo’s named executive officers (i.e., the Livongo compensation proposal)?

A:
The votes on the proposal to approve the merger-related compensation arrangements for Livongo’s named executive officers are separate and apart from the votes to approve the other proposals being presented at the Teladoc meeting and the Livongo stockholder meeting. Because the votes on the proposal to approve the merger-related executive compensation are advisory in nature only, they will not be binding upon Teladoc, Livongo or the surviving company in the merger. Accordingly, the merger-related compensation may be paid to Livongo’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements even if Livongo’s stockholders do not approve the proposal to approve the merger-related executive compensation.

Q:	What if I hold shares in both Teladoc and Livongo?
A:
If you are both a Teladoc stockholder and a Livongo stockholder, you will receive two separate packages of proxy materials. A vote cast as a Teladoc stockholder will not count as a vote cast as a Livongo stockholder, and a vote cast as a Livongo stockholder will not count as a vote cast as a Teladoc stockholder. Therefore, please submit separate proxies for your shares of Teladoc common stock and your shares of Livongo common stock.

Q:	How do I vote?
A:	Record Holders. Shares held directly in your name as the stockholder of record of Teladoc or Livongo may be voted in one of the following ways:
•	Telephone: use the toll-free number shown on your proxy card;
•	Internet: visit the website shown on your proxy card to vote via the Internet; or
•	Mail: complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

•
If you are a stockholder of record of Teladoc or Livongo, you may also attend the Teladoc stockholder meeting or the Livongo stockholder meeting, as applicable, live online and cast your vote virtually at www.virtualshareholdermeeting.com/TDOC2020SM or www.virtualshareholdermeeting.com/LVGO2020SM, as applicable. You will need your 16-digit control number that is shown on your proxy card. If you decide to attend the Teladoc stockholder meeting or the Livongo meeting virtually and vote at the meeting, your vote will revoke any proxy previously submitted.

•
Shares in “street name.” If your shares are held in “street name” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. Shares held beneficially in “street name” may be voted by you at the meeting only if you obtain a legal proxy from the broker, bank, trustee or nominee that holds your shares giving you the right to vote the shares.

•
If your shares of Teladoc common stock or Livongo common stock are held in “street name” and you intend to vote at the Teladoc stockholder meeting or the Livongo stockholder meeting, as applicable, you may attend such meeting live online and cast your vote virtually at www.virtualshareholdermeeting.com/TDOC2020SM or www.virtualshareholdermeeting.com/LVGO2020SM, as applicable. Your vote at the stockholder meeting will revoke any proxy previously submitted on your behalf by your broker, bank or other nominee.

•
Even if you plan to attend the Teladoc stockholder meeting or the Livongo stockholder meeting, as applicable, Teladoc and Livongo recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the respective stockholder meeting.

•
Additional information on attending the stockholder meetings can be found under the section entitled “The Teladoc Stockholder Meeting” beginning on page 59 and under the section entitled “The Livongo Stockholder Meeting” beginning on page 68.

Q:	How do I ask questions at my respective stockholder meeting?
A:
The Teladoc stockholder meeting allows stockholders to submit questions during the Teladoc stockholder meeting in the question box provided at www.virtualshareholdermeeting.com/TDOC2020SM. Teladoc will respond to as many inquiries at the Teladoc stockholder meeting as time allows.

The Livongo stockholder meeting allows stockholders to submit questions during the Livongo stockholder meeting in the question box provided at www.virtualshareholdermeeting.com/LVGO2020SM. Livongo will respond to as many inquiries at the Livongo stockholder meeting as time allows.
Q:	What if during the check-in time or during the respective stockholder meeting I have technical difficulties or trouble accessing the virtual meeting website?
A:
Teladoc and Livongo will each have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting website log-in page at www.virtualshareholdermeeting.com/TDOC2020SM for the Teladoc stockholder meeting and www.virtualshareholdermeeting.com/LVGO2020SM for the Livongo stockholder meeting.

Q:	How can I vote my shares without attending my respective stockholder meeting?
A:
Whether you hold your shares directly as the stockholder of record of Teladoc or Livongo or beneficially in “street name,” you may direct your vote by proxy without attending the Teladoc stockholder meeting or the Livongo stockholder meeting, as applicable. You can vote by proxy over the Internet, or by telephone or by mail by following the instructions provided in the enclosed proxy card. Please note that if you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker or other nominee.

Additional information on voting procedures can be found under the section entitled “The Teladoc Stockholder Meeting” beginning on page 59 and under the section entitled “The Livongo Stockholder Meeting” beginning on page 68.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in “street name?”
A:
If your shares of common stock in Teladoc are registered directly in your name with American Stock Transfer & Trust Company, LLC, which is referred to as American Stock, the transfer agent of Teladoc, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote, or to grant a proxy for your vote directly to Teladoc, as applicable, or to a third party to vote, at the Teladoc stockholder meeting.

If your shares of common stock in Livongo are registered directly in your name with Broadridge Financial Solutions, Inc., which is referred to as Broadridge, the transfer agent of Livongo, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote, or to grant a proxy for your vote directly to Livongo, as applicable, or to a third party to vote, at the respective stockholder meeting.
If your shares of common stock in Teladoc or Livongo are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name,” and your bank, broker or other nominee is considered the stockholder of record with respect to those shares. Your bank, broker or other nominee will send you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. You are invited to attend the Teladoc stockholder meeting or the Livongo stockholder meeting, as applicable, however, you may not vote these shares through the Internet during the respective stockholder meetings at www.virtualshareholdermeeting.com/TDOC2020SM or www.virtualshareholdermeeting.com/LVGO2020SM, as applicable, unless you obtain a signed legal proxy, executed in your favor, from your bank, broker or other nominee that holds your shares, giving you the right to vote the shares at the applicable stockholder meeting.
Q:
If my shares of Teladoc common stock or Livongo common stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote those shares for me?

A:
No. Your bank, broker or other nominee will only be permitted to vote your shares of Teladoc common stock or Livongo common stock, as applicable, if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares. Under the rules of the NYSE and Nasdaq, banks, brokers and other nominees who hold shares of Teladoc common stock or Livongo common stock in “street name” for their customers have authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are prohibited from exercising their voting discretion with respect to non-routine matters, which includes all the proposals currently scheduled to be considered and voted on at each of the Teladoc and Livongo stockholder meetings. As a result, absent specific instructions from the beneficial owner of such shares, banks, brokers and other nominees are not empowered to vote such shares.

For Teladoc stockholders, the effect of not instructing your bank, broker or other nominee how you wish to vote your shares will be the same as a vote “AGAINST” the Teladoc charter amendment proposal, but will not be counted as “FOR” or “AGAINST” and, assuming a quorum is present at the Teladoc stockholder meeting, will have no effect on, the Teladoc share issuance proposal or the Teladoc adjournment proposal.
For Livongo stockholders, the effect of not instructing your bank, broker or other nominee how you wish to vote your shares will be the same as a vote “AGAINST” the Livongo merger agreement proposal, but will not be counted as “FOR” or “AGAINST” and, assuming a quorum is present at the Livongo stockholder meeting, will have no effect on, the Livongo compensation proposal and will not be counted as “FOR” or “AGAINST” and will have no effect on the Livongo adjournment proposal.

Q:	What should I do if I receive more than one set of voting materials for the same stockholder meeting?
A:
If you hold shares of Teladoc common stock or Livongo common stock in “street name” and also directly in your name as a stockholder of record or otherwise or if you hold shares of Teladoc common stock or Livongo common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the same stockholder meeting.

Record Holders. For shares held directly, please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this joint proxy statement/prospectus in order to ensure that all of your shares of Teladoc common stock or Livongo common stock are voted.
Shares in “street name.” For shares held in “street name” through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee to vote your shares.
Q:	If a stockholder gives a proxy, how are the shares of Teladoc or Livongo common stock voted?
A:
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of Teladoc common stock or Livongo common stock, as applicable, in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Teladoc common stock or Livongo common stock, as applicable, should be voted for or against, or abstain from voting on, all, some or none of the specific items of business to come before the respective stockholder meeting.

Q:	How will my shares of Teladoc common stock be voted if I return a blank proxy?
A:
If you sign, date and return your proxy and do not indicate how you want your shares of Teladoc common stock to be voted, then your shares of Teladoc common stock will be voted “FOR” the Teladoc share issuance proposal, “FOR” the Teladoc charter amendment proposal and “FOR” the Teladoc adjournment proposal.

Q:	How will my shares of Livongo common stock be voted if I return a blank proxy?
A:
If you sign, date and return your proxy and do not indicate how you want your shares of Livongo common stock to be voted, then your shares of Livongo common stock will be voted “FOR” the Livongo merger agreement proposal, “FOR” the Livongo compensation proposal and “FOR” the Livongo adjournment proposal.

Q:	Can I change my vote after I have submitted my proxy?
A:	Any stockholder giving a proxy has the right to revoke it before the proxy is voted at the applicable stockholder meeting by any of the following:
•	subsequently submitting a new proxy (including by submitting a proxy via the Internet or telephone) that is received by the deadline specified on the accompanying proxy card;
•	giving written notice of your revocation to the Teladoc corporate secretary or Livongo secretary, as applicable; or
•
you can virtually attend the applicable stockholder meeting and vote through the Internet by visiting www.virtualshareholdermeeting.com/TDOC2020SM, and www.virtualshareholdermeeting.com/LVGO2020SM, for Teladoc and Livongo respectively. To attend the meeting and vote, you will need the 16-digit control number included in your proxy card, and if you hold in “street name” you will need a signed legal proxy from your bank, broker or other nominee giving you the right to vote the shares at the applicable stockholder meeting. Simply attending the meeting will not, by itself, revoke your proxy.

•
Execution or revocation of a proxy will not in any way affect your right to attend the applicable stockholder meeting and vote. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed:

if you are a Teladoc stockholder, to:	if you are a Livongo stockholder, to:

Teladoc Health, Inc. Attention: Corporate Secretary 2 Manhattanville Road, Suite 203 Purchase, New York 10577	Livongo Health, Inc. Attention: General Counsel and Secretary 444 N. Michigan Ave., Suite 3400 Chicago, Illinois 60611
Q:	If I hold my shares in “street name,” can I change my voting instructions after I have submitted voting instructions to my bank, broker or other nominee?
A:
If your shares are held in the name of a bank, broker or other nominee and you previously provided voting instructions to your bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee to revoke or change your voting instructions.

Q:	Where can I find the voting results of the stockholder meetings?
A:
The preliminary voting results for each stockholder meeting will be announced at that stockholder meeting. In addition, within four business days following certification of the final voting results, each of Teladoc and Livongo intends to file the final voting results of its respective stockholder meeting with the SEC on a Current Report on Form 8-K.

Q:	If I do not favor the merger, what are my rights?
A:
Under Delaware law, Livongo stockholders who neither vote in favor of the adoption of the merger agreement nor consent thereto in writing, who continuously hold their shares of Livongo common stock through the effective date of the merger and who otherwise comply with the procedures set forth in Section 262 of the DGCL, will be entitled to appraisal rights in connection with the merger, and if the merger is completed, subject to the provisions of Section 262 of the DGCL, obtain payment in cash of the fair value of their shares of Livongo common stock as determined by the Delaware Court of Chancery, together with interest, if any, to be paid on the amount determined to be the fair value, instead of receiving the merger consideration for their shares. Under Section 262 of the DGCL, assuming Livongo common stock remains listed on a national securities exchange immediately prior to the effective time of the merger, the Delaware Court of Chancery will dismiss any appraisal proceedings as to all holders of such shares who have perfected their appraisal rights unless (i) the total number of such shares entitled to appraisal exceeds 1% of the outstanding shares of Livongo common stock, or (ii) the value of the consideration provided in the merger for such total number of shares entitled to appraisal exceeds $1 million. To exercise appraisal rights, Livongo stockholders must comply with the procedures prescribed by Section 262 of the DGCL. These procedures are summarized under the section entitled “Appraisal Rights” beginning on page 204. In addition, a copy of the full text of Section 262 of the DGCL is included as Annex F to this joint proxy statement/prospectus. Failure to comply with these provisions may result in a loss of the right of appraisal.

Additionally, if they are not in favor of the merger, Teladoc stockholders may vote against the Teladoc share issuance proposal or the Teladoc charter amendment proposal, and Livongo stockholders may vote against the Livongo merger agreement proposal. Information about how Teladoc stockholders may vote on the proposals being considered in connection with the merger can be found under the section entitled “The Teladoc Stockholder Meeting” beginning on page 59. Information about how Livongo stockholders may vote on the proposals being considered in connection with the merger can be found under the section entitled “The Livongo Stockholder Meeting” beginning on page 68.
Q:
Are there any risks that I should consider in deciding whether to vote for the approval of the Livongo merger agreement proposal, the approval of the Teladoc share issuance proposal or the approval of the Teladoc charter amendment proposal?

A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 46. You also should read and carefully consider the risk factors of Teladoc and Livongo contained in the documents that are incorporated by reference into this joint proxy statement/prospectus.

Q:	What happens if I sell my shares of Teladoc common stock or Livongo common stock before the respective stockholder meeting?
A:
The record date for Teladoc stockholders entitled to vote at the Teladoc stockholder meeting is earlier than the date of the Teladoc stockholder meeting, and the record date for Livongo stockholders entitled to vote at the Livongo stockholder meeting is earlier than the date of the Livongo stockholder meeting. If you transfer your shares of Teladoc common stock or Livongo common stock after the respective record date but before the applicable stockholder meeting, you will, unless special arrangements are made, retain your right to vote at the applicable stockholder meeting.

Q:	Who will solicit and pay the cost of soliciting proxies?
A:
Teladoc has engaged MacKenzie Partners, Inc., which is referred to as MacKenzie, to assist in the solicitation of proxies for the Teladoc stockholder meeting. Teladoc estimates that it will pay MacKenzie a fee of approximately $75,000 plus costs and expenses. Teladoc has agreed to indemnify MacKenzie against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). Livongo has engaged D.F. King & Co., Inc., which is referred to as D.F. King, to assist in the solicitation of proxies for the Livongo stockholder meeting. Livongo estimates that it will pay D.F. King a fee of approximately $20,000, plus reimbursement for certain fees and expenses. Livongo has agreed to indemnify D.F. King against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). Teladoc and Livongo also may be required to reimburse banks, brokers and other custodians, nominees and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Teladoc common stock and Livongo common stock, respectively. Teladoc’s directors, officers and employees and Livongo’s directors, officers and employees also may solicit proxies by telephone, by electronic means or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	What are the United States federal income tax consequences of the merger and special dividend to Livongo stockholders?
A:
The Merger. For U.S. federal income tax purposes, the merger is intended to be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to as the Code. As described further in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 151, it is a condition to Livongo’s obligation to complete the merger that Livongo receive an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, which is referred to as Skadden (or if Skadden is unable to, or prior to the closing of the merger does not, deliver such an opinion, an opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, which is referred to as Paul Weiss), dated as of the closing date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Whether such an opinion can be given will depend on, among other factors, the fair market value of Teladoc common stock as of the closing date. Moreover, if such opinion is delivered, there can be no assurance that the Internal Revenue Service, which is referred to as the IRS, or a court will agree with the conclusions expressed therein. In the event that neither Skadden nor Paul Weiss can deliver an opinion that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, Livongo and Teladoc will each cooperate and use good faith efforts to consider and negotiate such amendments to the merger agreement as may be reasonably required in order for Skadden or Paul Weiss, as applicable, to deliver such an opinion (though neither party will be required to agree to any such amendment which, in the good faith judgment of such party, would subject it to any material economic, legal, regulatory, reputational or other cost or detriment).

Assuming that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, if you are a U.S. holder (as defined in the section entitled “U.S. Federal Income Tax Considerations” beginning on page 182) of Livongo common stock and you exchange all of your Livongo common stock in exchange for Teladoc common stock and the cash consideration in the merger, you will not recognize any gain or loss with respect to your Livongo common stock, except to the extent of the cash consideration you receive (including the special dividend to the extent it is not treated as a distribution within the meaning of Section 301 of the Code, as described below) and cash in lieu of a fractional share of Teladoc common stock. If you are a non-U.S. holder (as defined in the section entitled “U.S. Federal Income Tax

Considerations” beginning on page 182) of Livongo common stock, the merger will generally not result in tax to you under U.S. federal income tax laws unless you have certain connections to the United States. Because individual circumstances may differ, it is recommended that you consult your own tax advisor to determine the particular tax effects of the merger to you.
The Special Dividend. For U.S. federal income tax purposes, the special dividend is intended to be treated, and will be reported by Livongo, as a distribution by Livongo within the meaning of Section 301 of the Code and not as consideration paid for Livongo common stock in the merger. Assuming this intended treatment is respected, the special dividend will be treated as a dividend for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits of Livongo. To the extent that the amount of the dividend exceeds Livongo’s current and accumulated earnings and profits, the excess will first be treated as a tax-free return of capital, causing a reduction in the holder’s adjusted basis in its Livongo common stock. If such basis is reduced to zero, any remaining portion of the special dividend will be taxed as capital gain. It is possible that the IRS would disagree with the characterization of the special dividend as a distribution by Livongo and instead seek to characterize the special dividend as merger consideration paid by Teladoc in exchange for a portion of Livongo common stock in the merger. If this characterization were to be sustained, a holder of Livongo common stock would recognize gain on the special dividend as though it were cash consideration received in the merger, as described above.
You should read the section entitled “U.S. Federal Income Tax Considerations” beginning on page 182 for a more complete discussion of the U.S. federal income tax considerations related to the merger and special dividend.
Q:	When is the merger expected to be completed?
A:
Subject to the satisfaction or waiver of the closing conditions described under the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 151, including the approval of the share issuance and adoption of the charter amendment by Teladoc stockholders at the Teladoc stockholder meeting and the adoption of the merger agreement by Livongo stockholders at the Livongo stockholder meeting, the merger is expected to close in the fourth quarter of 2020. However, neither Teladoc nor Livongo can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. Teladoc and Livongo hope to complete the merger as soon as reasonably practicable. See also the section entitled “The Merger—Reasonable Best Efforts and Regulatory Approvals” beginning on page 125.

Q:	What are the conditions to completion of the merger?
A:
In addition to the approval of the share issuance and the adoption of the charter amendment by Teladoc stockholders and the adoption of the merger agreement by Livongo stockholders, as described above, completion of the merger is subject to the satisfaction of a number of other conditions, including, but not limited to, (i) the absence of any U.S. court order or law prohibiting the consummation of the merger, (ii) the early termination or expiration of any applicable waiting period or periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to as the HSR Act, (iii) the shares of Teladoc common stock to be issued in the merger having been approved for listing on the NYSE, (iv) the effectiveness of the registration statement on Form S-4 registering the Teladoc common stock issuable in the merger and the absence of any stop order or proceedings with respect thereto, (v) compliance by Teladoc and Livongo in all material respects with their respective obligations under the merger agreement, (vi) the accuracy of representations and warranties made by Teladoc and Merger Sub and by Livongo, respectively (subject to certain materiality qualifiers) and (vii) the absence of a material adverse effect on the other party. Additionally, the obligation of Livongo to consummate the merger is subject to its receipt of an opinion stating that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 151.

Q:	What respective equity stakes will Teladoc stockholders and Livongo stockholders hold in the combined company immediately following the merger?
A:
As of the date of this joint proxy statement/prospectus, based on the estimated number of shares of common stock of Teladoc and Livongo that will be outstanding immediately prior to the completion of the merger and the exchange ratio of 0.5920, Teladoc and Livongo estimate that holders of shares of Teladoc common stock as of immediately prior to the completion of the merger will hold, in the aggregate, approximately 58% of the issued and outstanding shares of common stock of the combined company immediately following the completion of the merger, and holders of shares of Livongo common stock as of immediately prior to the completion of the merger will hold, in the aggregate, approximately 42% of the issued and outstanding shares of common stock of the combined company immediately following the completion of the merger. The exact equity stake of Teladoc stockholders and Livongo stockholders in the combined company immediately following the merger will depend on the number of shares of Teladoc common stock and Livongo common stock issued and outstanding immediately prior to the merger.

Q:	What should I do now?
A:
You should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, and return your completed, signed and dated proxy card(s) by mail in the enclosed postage-paid envelope or submit your voting instructions by telephone or over the Internet as soon as possible so that your shares will be voted in accordance with your instructions.

Please do not submit your Livongo stock certificates at this time. If the merger is completed, you will receive instructions for surrendering your Livongo stock certificates in exchange for shares of Teladoc common stock from the exchange agent. More information may be found in the sections entitled “The Merger—Exchange of Shares” beginning on page 128 and “The Merger Agreement—Exchange of Shares” beginning on page 132.
Q:	Whom do I contact if I have questions about the Teladoc stockholder meeting, the Livongo stockholder meeting or the merger?
A:
If you have questions about the Teladoc stockholder meeting, the Livongo stockholder meeting or the merger, or desire additional copies of this joint proxy statement/prospectus or additional proxies, you may contact:

if you are a Teladoc stockholder:	if you are a Livongo stockholder:

MacKenzie Partners, Inc. 1407 Broadway, 27th Floor New York, New York 10018 Email: NBL@mackenziepartners.com Call Collect: (212) 929-5500 Toll-Free: (800) 322-2885	D.F. King & Co., Inc. 48 Wall Street New York, New York 10005 Email: lvgo@dfking.com Telephone Toll Free: (800) 628-8510 Banks and Brokers: (212) 269-5550

SUMMARY
For your convenience, provided below is a brief summary of certain information contained in this joint proxy statement/prospectus. This summary highlights selected information from this joint proxy statement/prospectus and does not contain all of the information that may be important to you as a Teladoc stockholder or a Livongo stockholder. To understand the merger fully and for a more complete description of the terms of the merger, you should read carefully this entire joint proxy statement/prospectus, its annexes and the other documents to which you are referred. Items in this summary include a page reference directing you to a more complete description of those items. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 218.
The Parties to the Merger (Page 58)
Teladoc Health, Inc.
Teladoc Health, Inc. is a leading provider of comprehensive virtual healthcare services. Teladoc provides virtual access to high-quality care and expertise, with a portfolio of services and solutions covering more than 450 medical subspecialties from non-urgent, episodic needs like flu and upper respiratory infections, to chronic, complicated medical conditions like cancer and congestive heart failure. Teladoc deliver services on a business-to-business basis to thousands of clients in more than 175 countries around the world. Teladoc’s principal executive offices are located at 2 Manhattanville Road, Suite 203, Purchase, New York 10577 and its telephone number is (203) 653-2002.
Livongo Health, Inc.
Livongo empowers people with chronic conditions to live better and healthier lives. Livongo has created a unified platform that provides smart, cellular-connected devices, supplies, informed coaching, data science-enabled insights and facilitates access to medications across multiple chronic conditions to help its members lead better lives. Livongo currently offers Livongo for Diabetes, Livongo for Hypertension, Livongo for Prediabetes and Weight Management, and Livongo for Behavioral Health by myStrength. Livongo has created consumer-first experiences with high member satisfaction, measurable, sustainable health outcomes, and more cost-effective care for its members and its clients. Livongo’s principal executive offices are located at 150 West Evelyn Avenue, Suite 150, Mountain View, California 94041 and its telephone number is (866) 435-5643.
Tempranillo Merger Sub, Inc.
Tempranillo Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Teladoc, was formed solely for the purpose of facilitating the merger. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the merger and the other transactions contemplated by the merger agreement. By operation of the merger, Merger Sub will be merged with and into Livongo, with Livongo surviving the merger as a wholly-owned subsidiary of Teladoc. Merger Sub’s principal executive offices are located at c/o Teladoc Health, Inc., 2 Manhattanville Road, Suite 203, Purchase, New York 10577 and its telephone number is (203) 653-2002.
The Merger and the Merger Agreement (Page 78 and 130)
The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the merger.
Pursuant to the merger agreement, Merger Sub will merge with and into Livongo. At the effective time, the separate existence of Merger Sub will cease, and Livongo will be the surviving corporation and a wholly-owned subsidiary of the combined company. Following the merger, Livongo common stock will be delisted from Nasdaq, deregistered under the Exchange Act and will cease to be publicly traded.
Merger Consideration (Page 78)
In the merger, each share of Livongo common stock (other than excluded shares, as defined in the section entitled “The Merger—Merger Consideration” beginning on page 78 and dissenting shares, as defined in the section entitled “The Merger Agreement—Dissenting Shares” beginning on page 133) will be converted automatically into the right to receive (i) 0.5920 of a share of Teladoc common stock, which ratio is referred to as the exchange ratio, and (ii) $4.24 in cash, without interest. The exchange ratio is fixed, which means that it will not change between now and the date of completion of the merger, regardless of whether the market price of either Teladoc or Livongo common stock changes. No fractional shares of Teladoc common stock will be issued upon the conversion of shares of Livongo common stock pursuant to the merger agreement. Each Livongo stockholder that otherwise would have been entitled to receive a fraction of a share of Teladoc common stock will be entitled to receive cash in lieu of a fractional share.
Teladoc stockholders will continue to own their existing shares, which will not be affected by the merger and which will constitute shares of the combined company following completion of the merger.
For more information on the exchange ratio or the merger consideration, see the section entitled “The Merger—Merger Consideration” beginning on page 78 and “The Merger Agreement—Merger Consideration” beginning on page 131.
Special Dividend (Page 131)
Prior to the effective time of the merger, Livongo will pay a cash dividend per share of Livongo common stock equal to $7.09, which amount is referred to as the special dividend per share amount and which dividend is referred to as the special dividend, to holders of record of the issued and outstanding shares of Livongo common stock as of a record date immediately prior to the effective time of the merger. Livongo will provide the transfer agent for the Livongo common stock all of the cash necessary to pay the special dividend pursuant to the terms of the merger agreement, which cash will not form part of the exchange fund, as defined in the section entitled “The Merger Agreement—Exchange of Shares” beginning on page 132.
Treatment of Livongo Equity Awards (Page 131)
Livongo Stock Options
At the effective time, each Livongo stock option, whether vested or unvested, that is outstanding as of immediately prior to the effective time, will be converted into an option to purchase a number of shares of Teladoc common stock equal to the product of (i) the number of shares of Livongo common stock subject to such Livongo stock option immediately prior to the effective time and (ii) the equity award adjustment ratio (rounded down to the nearest whole share of Teladoc common stock on an award-by-award basis), with an exercise price equal to the quotient of (x) the exercise price of such Livongo stock option and (y) the equity award adjustment ratio (rounded up to the nearest whole cent), in each case, subject to the same terms and conditions as were applicable to such Livongo stock option immediately prior to the effective time (including applicable vesting conditions).
Livongo Restricted Stock
At the effective time, each outstanding award of restricted Livongo common stock will be converted into an award of a number of shares of restricted Teladoc common stock equal to the product of (i) the number of shares of Livongo common stock subject to such award of Livongo restricted stock immediately prior to the effective time and (ii) the equity award adjustment ratio (rounded down to the nearest whole share of Teladoc common stock on an award-by-award basis), subject to the same terms and conditions as were applicable to such award of Livongo restricted stock immediately prior to the effective time (including applicable vesting conditions).
Livongo Restricted Stock Units
At the effective time, each outstanding restricted stock unit award in respect of Livongo common stock will be converted into a number of restricted stock units with respect to a number of shares of Teladoc common stock equal to the product of (i) the number of shares of Livongo common stock subject to such Livongo restricted stock unit award immediately prior to the effective time and (ii) the equity award adjustment ratio (rounded down to the nearest whole share of Teladoc common stock on an award-by-award basis), subject to the same terms and conditions as were applicable to such Livongo restricted stock unit award immediately prior to the effective time (including applicable vesting conditions).
Livongo PSUs
At the effective time, each Livongo PSU will be converted, on the basis of full achievement of all applicable performance goals, into a number of restricted stock units with respect to a number of shares of

Teladoc common stock equal to the product of (i) the number of shares of Livongo common stock subject to such Livongo PSU award immediately prior to the effective time and (ii) the equity award adjustment ratio (rounded down to the nearest whole share of Teladoc common stock on an award-by-award basis), subject to the same terms and conditions as were applicable to such Livongo PSU immediately prior to the effective time; provided that any such converted Livongo PSU will continue to be subject to any time-based vesting terms applicable to the Livongo PSU prior to such conversion, but subject only to the continued service of the holder through each applicable vesting date and will not be subject to any performance goals or metrics following the effective time.
Livongo ESPP
For any offering period in effect under the Livongo ESPP, prior to the closing, Livongo will cause the exercise date to be no later than five business days before the effective time, and each Livongo ESPP participant’s accumulated contributions will be used to purchase shares of Livongo common stock on such date. Livongo ESPP participants may not change their payroll deductions from those in effect on August 5, 2020, other than to discontinue their participation in the Livongo ESPP in accordance with the terms and conditions of the Livongo ESPP. The Livongo ESPP will be terminated as of immediately prior to the closing date.
Teladoc’s Reasons for the Merger (Page 89)
Teladoc’s board of directors unanimously recommends that Teladoc stockholders vote “FOR” the Teladoc share issuance proposal (Teladoc Proposal 1) and “FOR” the Teladoc charter amendment proposal (Teladoc Proposal 2).
In reaching its decision to approve and declare advisable the merger agreement and the transactions contemplated thereby, including the charter amendment as attached to this joint proxy statement/prospectus, and the merger on the terms and subject to the conditions set forth in the merger agreement and to recommend that the holders of shares of Teladoc common stock adopt the charter amendment and approve the share issuance on the terms and subject to the conditions set forth in the merger agreement, the Teladoc board of directors consulted with Teladoc’s senior management and its outside legal and financial advisors, and considered a number of factors it believed supported its decision to enter into the merger agreement, including, without limitation, those listed in the section entitled “The Merger—Recommendation of the Teladoc Board of Directors; Teladoc’s Reasons for the Merger” beginning on page 89.
Livongo’s Reasons for the Merger (Page 94)
Livongo’s board of directors unanimously recommends that Livongo stockholders vote “FOR” the Livongo merger agreement proposal (Livongo Proposal 1).
The Livongo board of directors unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement and determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Livongo and its stockholders. In reaching its decision to approve and declare advisable the merger agreement, the merger and the other transactions contemplated thereby and to recommend the adoption of the merger agreement to Livongo stockholders, the Livongo board of directors consulted with Livongo’s senior management, as well as outside legal and financial advisors, and considered a number of factors it believed supported its decision to enter into the merger agreement, including without limitation those listed in the section entitled “The Merger—Recommendation of the Livongo Board of Directors; Livongo’s Reasons for the Merger” beginning on page 94.
Opinion of Teladoc’s Financial Advisor (Page 97 and Annex C)
Teladoc retained Lazard Frères & Co. LLC, which is referred to as Lazard, to act as a financial advisor to the Teladoc board of directors in connection with the transactions contemplated by the merger agreement. In connection with this engagement, the Teladoc board of directors requested that Lazard evaluate the fairness, from a financial point of view, to Teladoc of the merger consideration to be paid by Teladoc in the transactions contemplated by the merger agreement.
On August 4, 2020, Lazard rendered to the Teladoc board of directors its oral opinion, which was subsequently confirmed by delivery of its written opinion, dated August 5, 2020, to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in such opinion, the merger consideration to be paid by Teladoc in the transaction was fair, from a financial point of view, to Teladoc.
The full text of Lazard’s written opinion, dated August 5, 2020, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is included as Annex C to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. The summary of Lazard's opinion included in the section entitled “The Merger—Opinion of Teladoc’s Financial Advisor” is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Lazard’s opinion and that section carefully and in their entirety. Lazard’s opinion was for the benefit of the Teladoc board of directors (in its capacity as such) and Lazard’s opinion was rendered to the Teladoc board of directors in connection with the Teladoc board of director’s evaluation of the transactions contemplated by the merger agreement. Lazard’s opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to any other transaction or business strategy in which Teladoc might engage or the merits of the underlying decision by Teladoc to engage in the transaction. Lazard’s opinion was not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the transactions contemplated by the merger agreement or any matter relating thereto.
For a summary of Lazard’s opinion and the methodology that Lazard used to render its opinion, see the section titled “The Merger—Opinion of Teladoc’s Financial Advisor” beginning on page 97.
Opinion of Livongo’s Financial Advisor (Page 106 and Annex D)
Livongo retained Morgan Stanley & Co. LLC, which is referred to as Morgan Stanley, as its financial advisor in connection with the merger. Morgan Stanley rendered an oral opinion to the Livongo board of directors on August 5, 2020, subsequently confirmed by delivery of a written opinion dated as of such date, to the effect that as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the merger consideration and the per share amount of the special dividend, which is referred to as the special dividend per share amount, taken together (and not separately), to be received by the holders of shares of Livongo common stock pursuant to the merger agreement (other than the Excluded Shares (as defined in Morgan Stanley’s written opinion)) is fair from a financial point of view to such holders. The full text of Morgan Stanley’s written opinion, dated August 5, 2020, is attached as Annex D to this joint proxy statement/prospectus and is incorporated by reference in this joint proxy statement/prospectus in its entirety.
The description of Morgan Stanley’s opinion is qualified in its entirety by reference to the full text of Morgan Stanley’s opinion. Morgan Stanley’s opinion was directed to the Livongo board of directors, in its capacity as such, and addressed only the fairness from a financial point of view of the merger consideration and the special dividend per share amount, taken together (and not separately), to be received by the holders of shares of Livongo common stock pursuant to the merger agreement (other than the Excluded Shares (as defined in Morgan Stanley’s written opinion)) as of the date of such opinion. It did not address any other aspects or implications of the merger or in any manner address the prices at which the Teladoc common stock would trade following consummation of the merger or at any time and was not intended to and did not express any opinion or recommendation as to how the stockholders of Teladoc or Livongo should vote at the stockholders’ meetings to be held in connection with the merger.
For a description of the opinion that the Livongo board of directors received from Morgan Stanley, see “The Merger—Opinion of Livongo’s Financial Advisor” beginning on page 106 of this joint proxy statement/prospectus.
Proxy Solicitation Costs (Page 63 and 72)
Teladoc and Livongo are soliciting proxies to provide an opportunity to all Teladoc stockholders and Livongo stockholders to vote on agenda items at the respective stockholder meetings, whether or not they are able to attend their respective stockholder meetings or an adjournment or postponement thereof. Teladoc’s and Livongo’s directors, officers and other employees may solicit proxies in person, by telephone, electronically, by mail or other means, but they will not be specifically compensated for doing this. Teladoc and Livongo also may be required to reimburse banks, brokers and other persons for expenses they incur in forwarding proxy materials to obtain voting instructions from beneficial stockholders. Teladoc has also hired MacKenzie to assist in the solicitation of proxies, and Livongo has hired D.F. King to assist in the solicitation of proxies. The total cost of solicitation of proxies will be borne by Teladoc and Livongo. For a description of the costs and expenses to Teladoc and Livongo of soliciting proxies, see “The Teladoc Stockholder Meeting—Proxy Solicitation Costs” beginning on page 63 and “The Livongo Stockholder Meeting—Proxy Solicitation Costs” beginning on page 72.
The Teladoc Stockholder Meeting (Page 59)
The Teladoc stockholder meeting will be held on October 29, 2020 at 11:00 a.m., Eastern Time, virtually at www.virtualshareholdermeeting.com/TDOC2020SM. The Teladoc stockholder meeting will be held online only and you will not be able to attend in person. Online check-in will begin at 10:45 a.m., Eastern Time and you should allow ample time for the check-in procedures. You will be able to vote your shares electronically by Internet and submit questions online during the Teladoc stockholder meeting by logging in to the website listed above using the 16-digit control number included in your proxy card.
The purposes of the Teladoc stockholder meeting are as follows:
•	Teladoc Proposal 1: Approval of the Issuance of Shares of Teladoc Common Stock to Livongo Stockholders pursuant to the Merger Agreement. To consider and vote on the Teladoc share issuance proposal;
•	Teladoc Proposal 2: Adoption of an Amendment to Teladoc’s Certificate of Incorporation. To consider and vote on the Teladoc charter amendment proposal; and
•	Teladoc Proposal 3: Adjournments of the Livongo Stockholder Meeting. To consider and vote on the Teladoc adjournment proposal.
Completion of the merger is conditioned on the approval of the share issuance and adoption of the charter amendment by Teladoc’s stockholders.
Only holders of record of issued and outstanding shares of Teladoc common stock as of the close of business on September 8, 2020, the record date for the Teladoc stockholder meeting, are entitled to notice of, and to vote at, the Teladoc stockholder meeting or any adjournment or postponement of the Teladoc stockholder meeting. Teladoc stockholders may cast one vote for each share of Teladoc common stock that Teladoc stockholders owned as of that record date.
Assuming a quorum is present at the Teladoc stockholder meeting, the Teladoc share issuance proposal requires the affirmative vote of a majority of votes cast on the proposal. An abstention will have the same effect as a vote “AGAINST” the Teladoc share issuance proposal, while a broker non-vote or other failure to vote will have no effect on the outcome of the Teladoc share issuance proposal.
Assuming a quorum is present at the Teladoc stockholder meeting, the Teladoc charter amendment proposal requires the affirmative vote of a majority of the outstanding shares of Teladoc common stock entitled to vote on such proposal. A failure to vote, a broker non-vote or an abstention will have the same effect as a vote “AGAINST” the Teladoc charter amendment proposal.
Approval of the Teladoc adjournment proposal requires the affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at the Teladoc stockholder meeting. A stockholder’s abstention from voting, a broker non-vote or other failure to vote (including a failure to instruct your bank, broker or other nominee to vote) will have no effect on the outcome of the proposal.
The Livongo Stockholder Meeting (Page 68)
Due to the public health concerns regarding the coronavirus (COVID-19) outbreak, the Livongo stockholder meeting will be held virtually via live audio-only webcast at 11:00 a.m., Eastern Time, on October 29, 2020 at www.virtualshareholdermeeting.com/LVGO2020SM. The Livongo stockholder meeting will be held online only and you will not be able to attend in person. Online check-in will begin at 10:45 a.m., Eastern Time, and you should allow ample time for the check-in procedures. You will be able to vote your shares electronically by Internet and submit questions online during the Livongo stockholder meeting by logging in to the website listed above using the 16-digit control number included in your proxy card.

The purposes of the Livongo stockholder meeting are as follows:
•	Livongo Proposal 1: Adoption of the Merger Agreement. To consider and vote on the Livongo merger agreement proposal;
•
Livongo Proposal 2: Approval, on an Advisory (Non-Binding) Basis, of Certain Compensatory Arrangements with Livongo’s Named Executive Officers. To consider and vote on the Livongo compensation proposal; and

•	Livongo Proposal 3: Adjournments of the Livongo Stockholder Meeting. To consider and vote on the Livongo adjournment proposal.
Completion of the merger is conditioned on adoption of the merger agreement by Livongo’s stockholders. Approval of the advisory proposal concerning the merger-related compensation arrangements for Livongo’s named executive officers is not a condition to the obligation of either Livongo or Teladoc to complete the merger.
Only holders of record of issued and outstanding shares of Livongo common stock as of the close of business on September 8, 2020, the record date for the Livongo stockholder meeting, are entitled to notice of, and to vote at, the Livongo stockholder meeting or any adjournment or postponement of the Livongo stockholder meeting. Livongo stockholders may cast one vote for each share of Livongo common stock that Livongo stockholders owned as of that record date.
Assuming a quorum is present at the Livongo stockholder meeting, the Livongo merger agreement proposal requires the affirmative vote of a majority of the outstanding shares of Livongo common stock entitled to vote thereon. Shares of Livongo common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as votes cast “AGAINST” the proposal to approve the merger agreement.
Assuming a quorum is present at the Livongo stockholder meeting, approval of the Livongo compensation proposal requires the affirmative vote of a majority in voting power of the shares of Livongo common stock represented at the Livongo stockholder meeting. Accordingly, an abstention will have the same effect as a vote “AGAINST” the Livongo compensation proposal, while a broker non-vote or other failure to vote will have no effect on the outcome of the Livongo compensation proposal.
Whether or not there is a quorum, the approval of the Livongo adjournment proposal requires the affirmative vote of a majority in voting power of the shares of Livongo common stock represented at the Livongo stockholder meeting. Accordingly, an abstention will have the same effect as a vote “AGAINST” the Livongo adjournment proposal, while a broker non-vote or other failure to vote will have no effect on the outcome of the Livongo adjournment proposal.
Interests of Teladoc’s Directors and Executive Officers in the Merger (Page 171)
In considering the recommendation of the Teladoc board of directors to vote for the Teladoc share issuance proposal and the Teladoc charter amendment proposal, Teladoc stockholders should be aware that Teladoc’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Teladoc stockholders generally and that may create potential conflicts of interest. These interests include, following closing of the merger, that certain of Teladoc’s directors and executive officers will continue to serve as directors or executive officers, as applicable, of the combined company. The members of the Teladoc board of directors were aware of and considered these interests, among other matters, when evaluating the merger agreement and the merger and when ultimately approving the merger agreement and the merger. These interests are described in more detail in the section entitled “Interests of Teladoc’s Directors and Executive Officers in the Merger” beginning on page 171.

Interests of Livongo’s Directors and Executive Officers in the Merger (Page 172)
In considering the Livongo board of directors’ recommendation to vote for the proposal to approve the merger agreement, Livongo stockholders should be aware that the directors and executive officers of Livongo have interests in the merger that are different from, or in addition to, the interests of Livongo stockholders generally. These interests include, among others:
•
Livongo’s directors and executive officers have Livongo equity awards, including stock options, restricted stock awards, and restricted stock units, that are being assumed by Teladoc (such awards are referred to herein as the assumed Livongo equity awards). There has been an agreement following discussion between the parties, which is referred to as the supplemental agreement (as described in the section entitled “Interests of Livongo’s Directors and Executive Officers in the Merger” beginning on page 172), that all unvested assumed Livongo equity awards that are held by Glen Tullman, Zane Burke, Jennifer Schneider, and Lee Shapiro, will become fully vested and exercisable immediately following the effective time, solely as a result of the closing of the merger and regardless of whether such individuals’ employment with Livongo terminates. Moreover, under the terms of the executive severance plan that may be adopted by Livongo pursuant to the merger agreement, which is referred to as the executive severance plan (as described in the section entitled “Interests of Livongo’s Directors and Executive Officers in the Merger” beginning on page 172) assumed Livongo equity awards will also be subject to full or partial accelerated vesting in the event the executive officer’s employment is terminated by Livongo without cause or by the executive officer for good reason (as defined in the executive severance plan), in either case within one year following the effective time, if the supplemental agreement does not apply to the executive officer. Moreover, all Livongo equity awards that are held by non-employee directors will accelerate if such director’s service does not continue with the combined company.

•
Pursuant to their employment agreements, Livongo’s executive officers are eligible to receive cash severance payments, and in Mr. Tullman’s case, continued health and dental benefits, upon a qualifying termination of employment with Livongo, such as a termination of employment by Livongo without cause or by the executive officer for good reason (as defined in the applicable executive officer’s employment agreement). Under Mr. Tullman’s employment agreement, such severance increases if it is in connection with a sale of the company (as defined in his employment agreement), but the other executive officers are eligible for their severance amounts regardless of whether their termination of employment is in connection with the merger.

•	Livongo’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.
The Livongo board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and approving the merger, and in recommending the adoption of the merger agreement by Livongo stockholders. For more information, see the section entitled “Interests of Livongo’s Directors and Executive Officers in the Merger” beginning on page 172. The interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled, “Interests of Livongo’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Livongo’s Named Executive Officers—Golden Parachute Compensation” beginning on page 177.
Governance of the Combined Company (Page 127 and Annex E)
Certificate of Incorporation
Subject to adoption of the charter amendment by Teladoc stockholders, at the effective time, the certificate of incorporation of Teladoc, as in effect immediately prior to the effective time, will be amended as provided in the merger agreement, and as so amended will be the certificate of incorporation of the combined company, until thereafter amended as provided therein or by applicable law.
Board of Directors
Under the merger agreement, Teladoc and Livongo have agreed to take all necessary action such that, for the two-year period commencing at the effective time, until successors are duly elected or appointed and qualified in accordance with applicable law, or until their earlier death, resignation or removal in accordance with the organizational documents of the combined company, the board of directors of the combined company will be comprised of 13 directors, consisting of (i) eight current directors of Teladoc selected by the Teladoc board of directors prior to the effective time, as follows: Jason Gorevic, current chief executive officer of Teladoc; David B. Snow, current non-executive chairman of the Teladoc board of directors; William H. Frist, M.D.; Catherine Jacobson; Thomas G. McKinley; Kenneth H. Paulus; David L. Shedlarz; and Mark D. Smith, M.D.; and (ii) five current directors of Livongo selected by the Livongo Board of directors prior to the effective time, as follows: Chris Bischoff; Karen L. Daniel; Sandra Fenwick; Hemant Taneja; and Glen Tullman.
Certain Beneficial Owners of Teladoc Common Stock (Page 211)
At the close of business on September 8, 2020, directors and executive officers of Teladoc beneficially owned and were entitled to vote approximately 826,084 shares of Teladoc common stock, collectively representing 0.99% of the shares of Teladoc common stock outstanding on September 8, 2020. Although none of them has entered into any agreement obligating them to do so, Teladoc currently expects that all of its directors and executive officers will vote their shares “FOR” the Teladoc share issuance proposal, “FOR” the Teladoc charter amendment proposal and “FOR” the Teladoc adjournment proposal. For more information regarding the security ownership of Teladoc directors and executive officers, see the information provided in the section entitled “Certain Beneficial Owners of Teladoc Common Stock—Security Ownership of Teladoc Directors and Executive Officers” beginning on page 211.
Certain Beneficial Owners of Livongo Common Stock (Page 213)
At the close of business on September 8, 2020, directors and executive officers of Livongo beneficially owned and were entitled to vote 24,953,412 shares of Livongo common stock, collectively representing approximately 24.56% of the shares of Livongo common stock outstanding on September 8, 2020. As discussed in the section entitled “Voting Agreement” beginning on page 179, Glen Tullman and Lee Shapiro have entered into a voting agreement in connection with the transactions contemplated by the merger agreement. Although no other Livongo directors or officers have entered into any agreement obligating them to vote in a certain way, Livongo currently expects that all of its directors and executive officers will vote their shares “FOR” the Livongo merger agreement proposal, “FOR” the Livongo compensation proposal, and “FOR” the Livongo adjournment proposal. For more information regarding the security ownership of Livongo directors and executive officers, see the information provided in the section entitled “Certain Beneficial Owners of Livongo Common Stock—Security Ownership of Livongo Directors and Executive Officers” beginning on page 213.
Reasonable Best Efforts and Regulatory Approvals (Page 145)
Teladoc and Livongo have agreed to each use, and cause their respective subsidiaries to use, their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable law to (i) obtain all necessary actions, waivers, registrations, permits, authorizations, orders, consents and approvals from governmental entities, the expiry or early termination of any applicable waiting periods, and make all necessary registrations and filings and take all steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entities and (ii) deliver required notices or any necessary additional instruments to, and obtain required consents, waivers or any additional instruments necessary form, third parties, in each case, in order to consummate the transactions contemplated by the merger agreement as promptly as practicable (and in any event prior to 11:59 p.m., Eastern Time, on May 5, 2021).
Teladoc and Livongo are required under the merger agreement to accept or agree to certain conditions (as described in the section entitled “The Merger Agreement—Reasonable Best Efforts and Regulatory Approvals” beginning on page 145), including potential asset sales, divestitures, dispositions, licenses or other dispositions in order to obtain such regulatory approvals.
The completion of the merger is subject to the receipt of antitrust clearance in the United States. Under the HSR Act and the rules promulgated thereunder, the merger may not be completed until notification and report forms have been filed with the U.S. Federal Trade Commission, which is referred to as the FTC, and the Antitrust Division of the U.S. Department of Justice, which is referred to as the DOJ, and the applicable waiting period (or any extensions thereof) has expired or been terminated. Teladoc and Livongo each filed a notification and report form under the HSR Act, which is referred to as a HSR notification, with the FTC and the DOJ on

August 19, 2020. The waiting period under the HSR Act with respect to the filed notification currently is scheduled to expire at 11:59 p.m., Eastern Time, on September 18, 2020, unless extended or terminated earlier. Teladoc and Livongo continue to expect the merger to close in the fourth quarter of 2020.
Ownership of the Combined Company after the Merger (Page 126)
As of the date of this joint proxy statement/prospectus, based on the estimated number of shares of common stock of Teladoc and Livongo that will be outstanding immediately prior to the completion of the merger and the exchange ratio of 0.5920, Teladoc and Livongo estimate that holders of shares of Teladoc common stock as of immediately prior to the completion of the merger will hold, in the aggregate, approximately 58% of the issued and outstanding shares of common stock of the combined company immediately following the completion of the merger, and holders of shares of Livongo common stock as of immediately prior to the completion of the merger will hold, in the aggregate, approximately 42% of the issued and outstanding shares of common stock of the combined company immediately following the completion of the merger.
Appraisal Rights (Page 204)
Pursuant to Section 262 of the DGCL, Livongo stockholders who do not vote in favor of adoption of the merger agreement, who continuously hold their shares of Livongo common stock through the effective date of the merger and who otherwise comply with the applicable requirements of Section 262 of the DGCL have the right to seek appraisal of the fair value of their shares of Livongo common stock, as determined by the Delaware Court of Chancery, together with interest, if any, on the amount determined to be the fair value, if the merger is completed. The “fair value” of shares of Livongo common stock as determined by the Delaware Court of Chancery could be greater than, the same as, or less than the value of the merger consideration that Livongo stockholders would otherwise be entitled to receive under the terms of the merger agreement.
The right to seek appraisal will be lost if a Livongo stockholder votes “FOR” adoption of the merger agreement. However, abstaining or voting against adoption of the merger agreement is not in itself sufficient to perfect appraisal rights because additional actions must also be taken to perfect such rights.
Livongo stockholders who wish to exercise the right to seek an appraisal of their shares must so advise Livongo by delivering a written demand for appraisal prior to the taking of the vote on the merger agreement at the Livongo stockholder meeting, and must otherwise follow the procedures prescribed by Section 262 of the DGCL. A person having a beneficial interest in shares of Livongo common stock held of record in the name of another person, such as a nominee or intermediary, must act promptly to cause the record holder to follow the steps required by Section 262 of the DGCL and in a timely manner to perfect appraisal rights. In view of the complexity of Section 262 of the DGCL, Livongo stockholders that may wish to pursue appraisal rights are urged to consult their legal and financial advisors. In addition, assuming the shares of Livongo common stock remain listed on a national securities exchange immediately prior to the effective time, under Section 262 of the DGCL, the Delaware Court of Chancery will dismiss any appraisal proceedings as to all holders of Livongo common stock who have perfected their appraisal rights unless (i) the total number of such shares entitled to appraisal exceeds 1% of the outstanding shares of Livongo common stock, or (ii) the value of the merger consideration provided in the merger agreement for the total number of shares of Livongo common stock entitled to appraisal exceeds $1 million. See the section entitled “Appraisal Rights” beginning on page 204.
Holders of shares of Teladoc common stock will not be entitled to rights of appraisal in connection with the merger.
Conditions to the Completion of the Merger (Page 151)
Each party’s obligation to effect the merger is subject to the satisfaction at closing or waiver at or prior to closing of each of the following conditions:
•
receipt of the required Livongo vote and the required Teladoc vote (each as defined in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; No Change of Recommendation” beginning on page 140);

•
absence of any order, injunction, judgment or other action issued by a governmental entity in the U.S. having competent jurisdiction over Teladoc, Livongo or Merger Sub, or any applicable law enacted in the U.S. that is in effect, in either case that makes consummation of the merger illegal or otherwise prohibited;

•
the expiration or termination of the waiting period (and any extension thereof, including any agreement with any governmental entity by a party not to effect the merger prior to a certain date) applicable to the merger under the HSR Act;

•
the shares of Teladoc common stock to be issued to Livongo stockholders in accordance with the merger agreement having been approved for listing on the NYSE, subject only to official notice of issuance;

•	the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of a stop order or proceedings seeking a stop order;
•	the accuracy of the representations and warranties of the other party to the extent required under the merger agreement;
•
in the case of Teladoc, Livongo’s and in the case of Livongo, Teladoc’s and Merger Sub’s compliance with, in all material respects, each of the covenants, obligations and agreements it is required to comply with or perform at or prior to the effective time;

•
since the date of the merger agreement there must not have occurred and be continuing any (i) state of facts, circumstance, condition, event, change, development, occurrence, result, effect, action or omission that has had or would reasonably be expected to have, individually in the aggregate, a material adverse effect with respect to the other party or (ii) material adverse effect with respect to the other party; and

•	the receipt by such party of a certificate of an officer of the other party certifying that the conditions in the three immediately preceding bullets have been satisfied.
In addition, the obligations of Livongo to effect the merger are subject to the receipt of an opinion of Skadden (or if Skadden is unable to or prior to the closing does not deliver such opinion, an opinion of Paul Weiss), in form and substance reasonably satisfactory to Livongo, dated as of the closing date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 151.
No Solicitation of Acquisition Proposals; No Change of Recommendation (Page 140)
No Solicitation of Acquisition Proposals
Each of Teladoc and Livongo have agreed not to, and to cause its subsidiaries and its and its subsidiaries’ respective directors, officers and employees not to, and not to authorize or permit its representatives (as defined in the section entitled “Merger Agreement—No Solicitation of Acquisition Proposals; No Change of Recommendation” beginning on page 140) to, and to direct and use its reasonable best efforts to cause each of its subsidiaries and its representatives not to, directly or indirectly:
•
initiate, solicit, propose, induce or knowingly encourage or facilitate the making of any acquisition proposal (as defined in the section entitled “Merger Agreement—No Solicitation of Acquisition Proposals; No Change of Recommendation” beginning on page 140) or any inquiries or the making of any proposal that would reasonably be expected to lead to an acquisition proposal;

•
other than informing third parties of the existence of the provisions described in this section, enter into, engage in, continue or otherwise participate in negotiations or discussions with, or furnish any non-public information (or access thereto) concerning itself or any of its subsidiaries to, any third party in connection with, or for the purpose of knowingly encouraging or facilitating, or otherwise cooperate in any way with any third party (or any representative thereof) with respect to, an acquisition proposal;

•
recommend or enter into any contract, letter of intent, acquisition agreement, agreement in principle, memorandum of understanding, option agreement, joint venture agreement, partnership agreement or other agreement with respect to any acquisition proposal, other than with respect to an acceptable confidentiality agreement (as defined in the section entitled “Merger Agreement—No Solicitation of Acquisition Proposals; No Change of Recommendation” beginning on page 140); or

•	approve, authorize, agree or publicly announce an intention to do any of the foregoing.
Notwithstanding anything in the merger agreement to the contrary, in the case of Teladoc, prior to the time the required Teladoc vote is obtained or, in the case of Livongo, prior to the time the required Livongo vote is obtained, in response to an unsolicited, bona fide written acquisition proposal received after the date of the merger agreement that did not result from a breach of the obligations described in this section, Teladoc or Livongo, as applicable, may:
•
furnish any information with respect to itself and its subsidiaries to the third party making such acquisition proposal (and its representatives and financing sources); provided that (i) prior to furnishing any such information, such party receives from such third party an executed acceptable confidentiality agreement and (ii) any such non-public information so furnished has been previously provided or made available to the other party or is concurrently provided or made available to the other party; or

•	participate or engage in negotiations or discussions with, and only with, the third party making such acquisition proposal and its representatives regarding such acquisition proposal;
in each case only if, prior to doing so, the Teladoc board of directors or Livongo board of directors, as applicable, determines in good faith after consultation on a confidential basis with its outside legal counsel and a financial advisor of national reputation that such acquisition proposal constitutes, or would reasonably be expected to lead to, a superior proposal (as defined in the section entitled “Merger Agreement—No Solicitation of Acquisition Proposals; No Change of Recommendation” beginning on page 140).
Existing Discussions and Standstill Provisions
Following the execution and delivery of the merger agreement, each of Teladoc and Livongo and their respective subsidiaries are required to, and to direct their respective representatives to:
•
immediately cease and cause to be terminated, and not authorize or knowingly permit any representative to continue, any solicitation and any and all existing activities, discussions or negotiations with any person conducted prior to the execution and delivery of the merger agreement with respect to any acquisition proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an acquisition proposal;

•
promptly, and in any event by August 6, 2020, request that each person and its representatives (other than Teladoc or Livongo, as applicable, and its representatives) that has, prior to August 5, 2020, executed a confidentiality agreement or otherwise received non-public information about Teladoc or Livongo, as applicable, from, or on behalf of, Teladoc or Livongo, as applicable, in each case, in connection with such person’s consideration of an alternative transaction (as defined in the section entitled “Merger Agreement—No Solicitation of Acquisition Proposals; No Change of Recommendation” beginning on page 140), to promptly return or destroy all non-public information furnished to such person by or on behalf of Teladoc or Livongo, as applicable, or any of its subsidiaries prior to the date of the merger agreement; and

•	immediately terminate access by any third party to any physical or electronic data room relating to any potential alternative transaction.
Additionally, each of Teladoc and Livongo has agreed not to modify, amend or terminate, or waive, release or assign, any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which it or any of its subsidiaries is a party relating to any acquisition proposal and to enforce the provisions of any such agreement, except that each of Teladoc and Livongo is permitted on a confidential non-public basis to release or waive any explicit or implicit standstill obligations solely to the extent necessary to permit the relevant party thereto to submit an acquisition proposal to the Teladoc board of directors or the Livongo board of directors, as applicable, on a confidential non-public basis and solely to the extent such board of directors determines in good faith that the failure to do so would be inconsistent with the fiduciary duties of such board of directors under applicable law. Each of Teladoc and Livongo are required to provide written notice to the other party of the waiver or release of any standstill by such party within 24 hours of such waiver or release, including disclosure of the identities of the parties thereto and circumstances relating thereto.

No Change of Recommendation
Teladoc and Livongo have agreed that, except as otherwise set forth in the merger agreement, neither the Teladoc board of directors nor the Livongo board of directors will:
•
withhold or withdraw (or modify, amend or qualify in a manner adverse to Livongo or to Teladoc or Merger Sub, as applicable), or propose publicly to withhold or withdraw (or modify, amend or qualify in a manner adverse to Livongo or to Teladoc or Merger Sub, as applicable), the Teladoc recommendation or the Livongo recommendation (each as defined in the section entitled “Merger Agreement—Representations and Warranties” beginning on page 135), as applicable (or the recommendation or declaration of advisability by any such committee of the merger agreement or the merger);

•	approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any acquisition proposal;
•
fail to include the Teladoc recommendation or the Livongo recommendation, as applicable, in this joint proxy statement/prospectus when disseminated to Teladoc stockholders or Livongo stockholders, as applicable;

•
resolve or agree to take any of the actions described in the preceding three bullets (any action described in this bullet or the preceding three bullets being referred to as a change of recommendation); or

•
approve, recommend, declare advisable or cause or permit Teladoc or Livongo, as applicable, to enter into any alternative acquisition agreement (as defined in the section entitled “Merger Agreement—No Solicitation of Acquisition Proposals; No Change of Recommendation” beginning on page 140).

Nothing contained in the merger agreement will prohibit Teladoc or Livongo or their respective board of directors, directly or indirectly, through their respective representatives, from (i) taking and disclosing to the stockholders of Teladoc or Livongo, as applicable, any position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of Teladoc or Livongo, as applicable, that the Teladoc board of directors or the Livongo board of directors, as applicable, has determined in its good faith judgment (after consultation with its outside counsel) is required by applicable law, except that neither party may effect a change of recommendation other than in accordance with the procedures described in the sections entitled “Merger Agreement—Change of Recommendation for an Intervening Event” and “Merger Agreement—Change of Recommendation for a Superior Proposal.”
Change of Recommendation for an Intervening Event
Notwithstanding anything in the merger agreement to the contrary, prior to the time, in the case of Livongo, the required Livongo vote is obtained or, in the case of Teladoc, the required Teladoc vote is obtained, the Livongo board of directors or the Teladoc board of directors, as applicable, may effect a change of recommendation in response to an intervening event (as defined in the section entitled “Merger Agreement—No Solicitation of Acquisition Proposals; No Change of Recommendation” beginning on page 140) if such board of directors determines in good faith, after consultation with its outside legal counsel and a financial advisor of national reputation, that the failure to do so would be inconsistent with such board of directors’ fiduciary duties under applicable law, only if all of the following conditions are met:
•
Livongo or Teladoc, as applicable, has first provided to the other party an intervening event notice (as defined in the section entitled “Merger Agreement—No Solicitation of Acquisition Proposals; No Change of Recommendation” beginning on page 140) at least five business days in advance;

•
during such five business day period (or any mutually agreed extension or continuation thereof), Livongo and its representatives or Teladoc and its representatives, as applicable, must negotiate in good faith with the other party and its officers, directors, and representatives regarding any changes to the terms of the merger agreement and any other proposals made by such other party so that a failure to effect a change of recommendation in response to such intervening event would no longer be inconsistent with the fiduciary duties of the Livongo board of directors or the Teladoc board of directors, as applicable, under applicable law;

•
the other party does not make, within such five business day period (or any extension or continuation thereof) after the receipt of such intervening event notice, a proposal that would, in the good faith judgment of the Livongo board of directors or the Teladoc board of directors, as applicable (after consultation with its outside legal counsel and a financial advisor of national reputation), cause the failure to effect a change of recommendation in response to such intervening event to no longer be inconsistent with the fiduciary duties of such board of directors under applicable law; and

•
following such five business day period, the Livongo board of directors or the Teladoc board of directors, as applicable, has determined in good faith (after consultation with its outside legal counsel and a financial advisor of national reputation) that the failure to effect a change of recommendation in response to such intervening event continues to be inconsistent with the fiduciary duties of such board of directors under applicable law.

Any material change in any event, occurrence or facts relating to such intervening event will require a new intervening event notice with a new notice period, and references to “five business day period” in the preceding bullets will be deemed to be references to a period ending on the earlier of (i) the day that is three business days after such material change and (ii) the day that is ten days prior to the Livongo stockholder meeting or the Teladoc stockholder meeting, as applicable.
Change of Recommendation for a Superior Proposal
Notwithstanding anything in the merger agreement to the contrary, prior to the time, in the case of Livongo, the required Livongo vote is obtained or, in the case of Teladoc, the required Teladoc vote is obtained, the Livongo board of directors or the Teladoc board of directors, as applicable, may effect a change of recommendation if, in response to a bona fide unsolicited written acquisition proposal made by a third party after the date of the merger agreement which does not arise from a breach of such party’s non-solicitation obligations described in this section and has not been withdrawn, the Livongo board of directors or the Teladoc board of directors, as applicable, determines in good faith (after consultation with its outside legal counsel and a financial advisor of national reputation) that (i) such acquisition proposal constitutes a superior proposal and (ii) the failure to make a change of recommendation would be inconsistent with such board of directors’ fiduciary duties under applicable law, only if, in either such case, all of the following conditions are met:
•
Livongo or Teladoc, as applicable, has first provided to the other party a superior proposal notice (as defined in the section entitled “Merger Agreement—No Solicitation of Acquisition Proposals; No Change of Recommendation” beginning on page 140) at least five business days in advance, along with a complete copy of any written request, proposal or offer, including any proposed alternative acquisition agreement (and all schedules, appendices, exhibits and other attachments relating thereto), and any other documents containing the material terms of such superior proposal;

•
during such five business day period (or any extension or continuation thereof), prior to its effecting the change of recommendation, Livongo and its representatives or Teladoc and its representatives, as applicable, must negotiate in good faith with the other party and its officers, directors, and representatives regarding changes to the terms of the merger agreement and any other proposals made by such other party intended by such other party to cause such acquisition proposal to no longer constitute a superior proposal;

•
the other party does not make, within such five business day period (or any mutually agreed extension or continuation thereof) after the receipt of such superior proposal notice, a proposal that would, in the good faith judgment of the Livongo board of directors or the Teladoc board of directors, as applicable (after consultation with its outside legal counsel and a financial advisor of national reputation), cause the offer previously constituting a superior proposal to no longer constitute a superior proposal; and

•
following such five business day period, the Livongo board of directors or the Teladoc board of directors, as applicable, has determined in good faith (after consultation with its outside legal counsel and a financial advisor of national reputation) that, in light of such superior proposal and taking into account any revised terms proposed by the other party, (i) such acquisition proposal continues to constitute a superior proposal and (ii) the failure to make a change of recommendation would continue to be inconsistent with the fiduciary duties of such board of directors under applicable law.

Any amendment or modification of such superior proposal will require a new superior proposal notice with a new notice period, and references to “five business day period” in the preceding bullets will be deemed to be references to “three business day period.”
Notice Regarding Acquisition Proposals
Each of Teladoc and Livongo must promptly (and, in any event, within 24 hours) advise the other party orally and in writing of any acquisition proposal or any request for information or inquiry that contemplates or that would reasonably be expected to lead to an acquisition proposal and the terms and conditions of such acquisition proposal, request or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the person making any such acquisition proposal, request or inquiry. Commencing upon the provision of any notice referred to in the preceding sentence, Teladoc or Livongo, as applicable, or its outside counsel, must keep the other party (or its outside counsel) reasonably informed on a reasonably current basis regarding the status and terms of discussions and negotiations relating to any such acquisition proposal, request or inquiry, and as promptly as practicable (and in any event within 24 hours), provide the other party (or its outside legal counsel) with unredacted copies of all writings or media (whether or not electronic) containing any terms or conditions of any proposals or proposed transaction agreements (including any drafts thereof and all schedules and exhibits thereto) relating to any acquisition proposal.
Termination of the Merger Agreement (Page 152)
Termination by Mutual Consent
The merger agreement may be terminated and the merger and the other transactions contemplated by the merger agreement may be abandoned at any time prior to the effective time by mutual written consent of Teladoc and Livongo.
Termination by Either Teladoc or Livongo
Either Teladoc or Livongo may terminate the merger agreement at any time prior to the effective time if:
•
the merger has not been completed by 11:59 p.m., Eastern Time, on May 5, 2021, although such right to terminate will not be available to any party whose material breach of any provision in the merger agreement has been a principal cause of, or resulted in, the failure of the merger agreement to be consummated by such time;

•
any final, non-appealable order has been issued by any governmental entity in the U.S. having competent jurisdiction over Teladoc, Livongo or Merger Sub, or any applicable law enacted in the U.S. is in effect, in each case that makes the consummation of the merger illegal or otherwise prohibited;

•	the required Livongo vote has not been obtained at the Livongo stockholder meeting (or at any adjournment or postponement thereof); or
•	the required Teladoc vote has not been obtained at the Teladoc stockholder meeting (or at any adjournment or postponement thereof).
Termination by Teladoc
In addition, Teladoc may terminate the merger agreement and the merger may be abandoned at any time prior to the effective time, if:
•	prior to the time the required Livongo vote is obtained:
•	Livongo has delivered an intervening event notice (which has not been withdrawn) or a superior proposal notice (which has not been withdrawn) or a change of recommendation has occurred;
•
following the public disclosure or announcement of an acquisition proposal with respect to Livongo, the Livongo board of directors fail to reaffirm publicly the Livongo recommendation within three business days after receipt of a written request from Teladoc to do so;

•
a tender or exchange offer relating to securities of Livongo has been commenced by a third party and Livongo has not announced, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Livongo board of directors recommends rejection of such tender or exchange offer; or

•
there has been a willful and material breach of Livongo’s non-solicitation covenant described in the section entitled “Merger Agreement—No Solicitation of Acquisition Proposals; No Change of Recommendation” beginning on page 140 or the covenant to convene a stockholder meeting for purposes of obtaining the required Livongo vote described in the section entitled “Merger Agreement—Stockholder Meetings” beginning on page 145;

•
Livongo has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement such that a condition to Teladoc’s obligation to consummate the merger would fail to be satisfied, and such breach or failure is incapable of being cured by May 5, 2021 or, if capable of being cured by such date, has not been cured within 30 days after written notice is given by Teladoc to Livongo of such breach or failure to perform; provided, however, that Teladoc may not terminate the merger agreement as described in this bullet if, at the time such termination would otherwise take effect in accordance with the foregoing, Teladoc or Merger Sub is in material breach of any provision of the merger agreement (it being understood and agreed that if Teladoc remedies any such breach, then it may terminate the merger agreement as described in this bullet when such breach has been so remedied); or

•	prior to the time the required Teladoc vote is obtained:
•
the Teladoc board of directors determines that an acquisition proposal with respect to Teladoc that did not result from a breach of Teladoc’s non-solicitation covenant described in the section entitled “Merger Agreement—No Solicitation of Acquisition Proposals; No Change of Recommendation” beginning on page 140 constitutes a superior proposal;

•	Teladoc has complied with non-solicitation obligations described in the section entitled “Merger Agreement—No Solicitation of Acquisition Proposals; No Change of Recommendation” beginning on page 140;
•	substantially concurrently with such Teladoc change of recommendation termination, Teladoc enters into a definitive agreement to consummate such superior proposal;
•	prior to or concurrently with (and as a condition to) any such Teladoc change of recommendation termination, Teladoc pays to Livongo a termination fee of $712,330,000; and
•
Teladoc has complied with the procedural requirements described in the section entitled “Merger Agreement—No Solicitation of Acquisition Proposals; No Change of Recommendation—Change of Recommendation for a Superior Proposal” beginning on page 140 with respect to such superior proposal.

Termination by Livongo
In addition, Livongo may terminate the merger agreement and the merger may be abandoned at any time prior to the effective time, if:
•	prior to the time the required Teladoc vote is obtained:
•	Teladoc has delivered an intervening event notice (which has not been withdrawn) or a superior proposal notice (which has not been withdrawn) or a change of recommendation has occurred;
•
following the public disclosure or announcement of an acquisition proposal with respect to Teladoc, the Teladoc board of directors fail to reaffirm publicly the Teladoc recommendation within three business days after receipt of a written request from Livongo to do so;

•
a tender or exchange offer relating to securities of Teladoc has been commenced by a third party and Teladoc has not announced, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Teladoc board of directors recommends rejection of such tender or exchange offer; or

•
there has been a willful and material breach of Teladoc’s non-solicitation covenant described in the section entitled “Merger Agreement—No Solicitation of Acquisition Proposals; No Change of Recommendation” beginning on page 140 or the covenant to convene a stockholder meeting for purposes of obtaining the required Teladoc vote described in the section entitled “Merger Agreement—Stockholder Meetings” beginning on page 145;

•
Teladoc has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement such that a condition to Livongo’s obligation to consummate the merger would fail to be satisfied, and such breach or failure is incapable of being cured by May 5, 2021 or, if capable of being cured by such date, has not been cured within 30 days after written notice is given by Livongo to Teladoc of such breach or failure to perform; provided, however, that Livongo may not terminate the merger agreement as described in this bullet if, at the time such termination would otherwise take effect in accordance with the foregoing, Livongo is in material breach of any provision of the merger agreement (it being understood and agreed that if Livongo remedies any such breach, then it may terminate the merger agreement as described in this bullet when such breach has been so remedied); or

•	prior to the time the required Livongo vote is obtained:
•
the Livongo board of directors determines that an acquisition proposal with respect to Livongo that did not result from a breach of Livongo’s non-solicitation covenant described in the section entitled “Merger Agreement—No Solicitation of Acquisition Proposals; No Change of Recommendation” beginning on page 140 constitutes a superior proposal;

•	Livongo has complied with non-solicitation obligations described in the section entitled “Merger Agreement—No Solicitation of Acquisition Proposals; No Change of Recommendation” beginning on page 140;
•	substantially concurrently with such Livongo change of recommendation termination, Livongo enters into a definitive agreement to consummate such superior proposal;
•	prior to or concurrently with (and as a condition to) any such Livongo change of recommendation termination, Livongo pays to Teladoc a termination fee of $562,810,000; and
•
Livongo has complied with the procedural requirements described in the section entitled “Merger Agreement—No Solicitation of Acquisition Proposals; No Change of Recommendation—Change of Recommendation for a Superior Proposal” beginning on page 144 with respect to such superior proposal.

Termination Fees (Page 154)
Livongo will be required to pay to Teladoc a termination fee of $562,810,000 if the merger agreement is terminated (with each following termination right as defined in the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 152):
•	by Teladoc as a Livongo non-solicitation breach termination;
•	by either Teladoc or Livongo as a Livongo no vote termination if, at the time of such termination, Teladoc had the right to terminate as a Livongo non-solicitation breach termination;
•
by either Teladoc or Livongo as a Livongo no vote termination, and (i) at or prior to the Livongo stockholder meeting an acquisition proposal with respect to Livongo has been made (whether or not conditional and whether or not withdrawn) to the Livongo board of directors or has become publicly known, and (ii) within 12 months after the date of such termination, (a) Livongo enters into an alternative acquisition agreement providing for an alternative transaction (defined for purposes of this bullet with all references to “15%” in the definition of alternative transaction (as defined in the section entitled “Merger Agreement—No Solicitation of Acquisition Proposals; No Change of Recommendation” beginning on page 140) being replaced with “50%”) with respect to Livongo or (b) an alternative transaction with respect to Livongo is consummated;

•
by either Teladoc or Livongo as an outside date termination or by Teladoc as a Livongo material breach termination, and (i) at any time on or after the date of the merger agreement and prior to such termination an acquisition proposal with respect to Livongo has been made (whether or not conditional and whether or not withdrawn) and (ii) within 12 months after the date of such termination, (a) Livongo enters into an alternative acquisition agreement providing for an alternative transaction (defined for purposes of this bullet with all references to “15%” in the definition of alternative transaction being replaced with “50%”) with respect to Livongo or (b) an alternative transaction with respect to Livongo is consummated; or

•	by Livongo as a Livongo change of recommendation termination.
Teladoc will be required to pay to Livongo a termination fee of $712,330,000 if the merger agreement is terminated (with each following termination right as defined in the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 152):
•	by Livongo as a Teladoc non-solicitation breach termination;
•	by either Teladoc or Livongo as a Teladoc no vote termination if, at the time of such termination, Livongo had the right to terminate as a Teladoc non-solicitation breach termination;
•
by either Teladoc or Livongo as a Teladoc no vote termination, and (i) at or prior to the Teladoc stockholder meeting an acquisition proposal with respect to Teladoc has been made (whether or not conditional and whether or not withdrawn) to the Teladoc board of directors or has become publicly known, and (ii) within 12 months after the date of such termination, (a) Teladoc enters into an alternative acquisition agreement providing for an alternative transaction (defined for purposes of this bullet with all references to “15%” in the definition of alternative transaction (as defined in the section entitled “Merger Agreement—No Solicitation of Acquisition Proposals; No Change of Recommendation” beginning on page 140) being replaced with “50%”) with respect to Teladoc or (b) an alternative transaction with respect to Teladoc is consummated;

•
by either Teladoc or Livongo as an outside date termination or by Livongo as a Teladoc material breach termination, and (i) at any time on or after the date of the merger agreement and prior to such termination an acquisition proposal with respect to Teladoc has been made (whether or not conditional and whether or not withdrawn) and (ii) within 12 months after the date of such termination, (a) Teladoc enters into an alternative acquisition agreement providing for an alternative transaction (defined for purposes of this bullet with all references to “15%” in the definition of alternative transaction being replaced with “50%”) with respect to Teladoc or (b) an alternative transaction with respect to Teladoc is consummated; or

•	by Teladoc as a Teladoc change of recommendation termination.
Voting Agreement (Page 179)
Concurrently with the execution of the merger agreement, General Catalyst Group VI, L.P., General Catalyst Group VIII, L.P., General Catalyst Group VIII Supplemental, L.P., GC Venture LH Manager, LLC, Kinnevik Internet Lux S.a.r.l., 7Wire Ventures Fund, L.P., 7Wire Ventures LLC – Series EosHealth, 7Wire Ventures LLC – Series Livongo C, 7Wire Ventures LLC – Series Livongo D, 7Wire Ventures LLC – Series Livongo E, Glen Tullman, Lee Shapiro, which are referred to as the specified Livongo stockholders, Teladoc and Merger Sub entered into the voting agreement with respect to all shares of Livongo common stock owned of record or beneficially by that specified Livongo stockholder as of August 5, 2020, which is referred to, together with any additional shares or other voting securities of Livongo of which that specified Livongo stockholder acquires beneficial ownership after August 5, 2020, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, consolidation, reclassification, exchange or change of such shares, or other similar transaction, or upon exercise or conversion of any securities, as that specified Livongo stockholder’s covered shares.
As of September 8, 2020, the record date for the Livongo stockholder meeting, the specified Livongo stockholders, in aggregate, were the beneficial owners of 36,519,004 shares of Livongo common stock, or approximately 35.95% of the voting power of Livongo common stock.
Subject to the terms and conditions set forth in the voting agreement, from August 5, 2020 until the termination of the voting agreement, each of the specified Livongo stockholders agreed to vote their respective covered shares:
•
in favor of (i) the adoption of the merger agreement and (ii) the approval of any proposal to adjourn the Livongo stockholder meeting to a later date, if there are not sufficient affirmative votes (in person or by proxy) to obtain the required Livongo vote on the date on which such meeting is held; and

•	against any acquisition proposal with respect to Livongo.

Subject to the terms and conditions set forth in the voting agreement, from August 5, 2020 until the termination of the voting agreement, each of the specified Livongo stockholders agreed to appear at each meeting of the stockholders of Livongo, or adjournment or postponement thereof, to vote on any matter contemplated by the voting agreement and to cause their respective covered shares to be counted as present thereat for purposes of calculating a quorum.
You should read the section entitled “The Voting Agreement” beginning on page 179 for a more complete discussion of the voting agreement.
Accounting Treatment of the Merger (Page 127)
Teladoc and Livongo each prepare their respective financial statements in accordance with accounting principles generally accepted in the United States, which are referred to as GAAP. The merger will be accounted for using the acquisition method of accounting, and Teladoc will be treated as the accounting acquirer.
U.S. Federal Income Tax Considerations (Page 182)
The Merger
For U.S. federal income tax purposes, the merger is intended to be treated as a “reorganization” within the meaning of Section 368(a) of the Code. Generally, for U.S. federal income tax purposes, if the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, if you are a U.S. holder (as defined in the section entitled “U.S. Federal Income Tax Considerations” beginning on page 182) of Livongo common stock and you exchange all of your Livongo common stock in exchange for Teladoc common stock and the cash consideration in the merger, you will not recognize any gain or loss with respect to your Livongo common stock, except to the extent of the cash consideration you receive (including the special dividend to the extent it is not treated as a distribution within the meaning of Section 301 of the Code, as described below) and cash in lieu of a fractional share of Teladoc common stock. If you are a non-U.S. holder (as defined in the section entitled “U.S. Federal Income Tax Considerations” beginning on page 182) of Livongo common stock, the merger will generally not result in tax to you under U.S. federal income tax laws unless you have certain connections to the United States. Because individual circumstances may differ, it is recommended that you consult your own tax advisor to determine the particular tax effects of the merger to you.
It is a condition to Livongo’s obligation to complete the merger that Livongo receive an opinion from Skadden (or if Skadden is unable to, or prior to the closing of the merger does not, deliver such an opinion, Paul Weiss), dated as of the closing date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Whether such an opinion can be given will depend on, among other factors, the fair market value of Teladoc common stock as of the closing date. Moreover, if such opinion is delivered, there can be no assurance that the IRS or a court will agree with the conclusions expressed therein.
In the event that neither Skadden nor Paul Weiss can deliver an opinion that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, Livongo and Teladoc will each cooperate and use good faith efforts to consider and negotiate such amendments to the merger agreement as may be reasonably required in order for Skadden or Paul Weiss, as applicable, to deliver such an opinion (though neither party will be required to agree to any such amendment which, in the good faith judgment of such party, would subject it to any material economic, legal, regulatory, reputational or other cost or detriment).
The Special Dividend
Under the terms of the merger agreement, holders of record of Livongo common stock as of a record date immediately prior to the effective time will be paid the special dividend, a one-time special cash dividend of $7.09 per share. The special dividend is intended to be treated, and will be reported by Livongo, as a distribution by Livongo within the meaning of Section 301 of the Code and not as consideration paid for Livongo common stock in the merger. Assuming this intended treatment is respected, the special dividend will be treated as a dividend for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits of Livongo. To the extent that the amount of the dividend exceeds Livongo’s current and accumulated earnings and profits, the excess will first be treated as a tax-free return of capital, causing a reduction in the holder’s adjusted basis in its Livongo common stock. If such basis is reduced to zero, any remaining portion of the special dividend will be taxed as capital gain.

It is possible that the IRS would disagree with the characterization of the special dividend as a distribution by Livongo and instead seek to characterize the special dividend as merger consideration paid by Teladoc in exchange for a portion of Livongo common stock in the merger. If this characterization were to be sustained, a holder of Livongo common stock would recognize gain on the special dividend as though it were cash consideration received in the merger, as described above.
You should read the section entitled “U.S. Federal Income Tax Considerations” beginning on page 182 for a more complete discussion of the U.S. federal income tax considerations related to the merger and special dividend.
Comparison of Stockholders’ Rights (Page 187)
Upon completion of the merger, Livongo stockholders receiving shares of Teladoc common stock will become stockholders of the combined company, and their rights will be governed by Delaware law and the governing corporate documents of the combined company in effect at the effective time. Livongo stockholders will have different rights once they become stockholders of the combined company due to differences between the governing corporate documents of Livongo and the proposed governing corporate documents of the combined company. These differences are described in more detail under the section entitled “Comparison of Stockholders’ Rights” beginning on page 187.
Listing of Teladoc Common Stock; Delisting and Deregistration of Livongo Common Stock (Page 128)
If the merger is completed, the shares of Teladoc common stock to be issued in the merger will be listed for trading on the NYSE. In addition, if the merger is completed, Livongo common stock will be delisted from Nasdaq and deregistered under the Exchange Act.
Risk Factors (Page 46)
In evaluating the merger agreement, the merger or the issuance of shares of Teladoc common stock in the merger, you should carefully read this joint proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “Risk Factors” beginning on page 46.
Litigation Related to the Merger (Page 128)
On September 10, 2020, a purported class action complaint was filed against Livongo, the members of its board of directors, Teladoc and Merger Sub in the United States District Court for the District of Delaware under the caption Kent v. Livongo Health, Inc., et al., Case No. 1:20-cv-01213 (D. Del.). The complaint alleges that the registration statement filed in connection with the proposed merger between Livongo and Teladoc omitted material information in violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, rendering the registration statement false and misleading. The complaint seeks an order (1) preliminarily and permanently enjoining defendants from proceeding with the proposed transaction; (2) rescinding the proposed transaction, to the extent it closes; (3) directing defendants to disseminate a registration statement that does not contain any untrue statements of material fact and that states all material facts required to make the statements contained therein not misleading; (4) declaring that defendants violated Sections 14(a) and/or 20(a); (5) awarding costs, including attorneys' fees and expenses; and (6) awarding such other relief as the court deems proper.
Specifically, the complaint alleges that the registration statement omits material information regarding Livongo's and Teladoc's financial projections and Morgan Stanley's analyses. The complaint also alleges that the registration statement fails to disclose the circumstances under which the “fee of up to approximately $11 million” is payable to Morgan Stanley, whether defendants intend to pay such fee to Morgan Stanley, the timing and nature of the past services Morgan Stanley provided to Livongo and its affiliates and whether Morgan Stanley has provided past services to Teledoc or its affiliates, and if so, the timing and nature of such services and Morgan Stanley's compensation. It is possible additional lawsuits may be filed between the date of this joint proxy statement/prospectus and consummation of the merger.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF TELADOC
The following tables present selected historical consolidated financial data for Teladoc as of and for each of the years in the five-year period ended December 31, 2019 and as of and for the six months ended June 30, 2020 and June 30, 2019. The selected historical consolidated financial data for the fiscal years ended December 31, 2019, 2018 and 2017 and as of December 31, 2019 and December 31, 2018 were derived from Teladoc’s audited consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which is incorporated herein by reference. The selected historical consolidated financial data for the fiscal years ended December 31, 2016 and 2015 and the balance sheet data as of December 31, 2017, 2016 and 2015 have been derived from Teladoc’s consolidated financial statements not incorporated by reference into this prospectus. The selected historical consolidated financial data for the six months ended June 30, 2020 and 2019 and the balance sheet data as of June 30, 2020 were derived from Teladoc’s unaudited consolidated financial statements included in Teladoc’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, which is incorporated herein by reference. Teladoc’s unaudited consolidated financial statements for the six months ended June 30, 2020 and 2019 and as of June 30, 2020 and 2019 include, in Teladoc’s opinion, all adjustments consisting of normal and recurring adjustments considered necessary for a fair presentation of the results for these periods.
Teladoc acquired Médecin Direct on April, 30, 2019, Advance Medical, Inc. on May 31, 2018, Best Doctors Holdings, Inc. on July 14, 2017, HY Holdings, Inc. d/b/a HealthiestYou Corporation on July 1, 2016, Stat Health Services Inc. on June 17, 2015 and Compile, Inc. d/b/a BetterHelp on January 23, 2015. The results of the acquisitions were integrated within Teladoc’s existing business on the respective acquisition dates.
The selected historical consolidated financial data is not necessarily indicative of future results of Teladoc and should be read together with the other information contained in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes in Teladoc’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, each of which is incorporated herein by reference.
See the section entitled “Where You Can Find More Information” beginning on page 218.
	Six Months Ended June 30,		Year Ended December 31,
	2020	2019	2019	2018	2017	2016	2015
	(in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Revenue	$421,829	$258,849	$553,307	$417,907	$233,279	$123,157	$77,384
Expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	163,162	86,311	184,465	128,735	61,623	31,971	21,041
Operating expenses:
Advertising and marketing	80,093	53,020	109,697	85,109	57,663	34,720	20,236
Sales	36,627	32,044	64,915	59,154	37,984	26,243	17,976
Technology and development	42,286	32,652	64,644	54,373	34,459	21,815	14,210
Legal and regulatory	3,454	3,605	6,762	3,981	4,872	7,275	11,311
Acquisition and integration related costs	5,291	2,148	6,620	10,391	13,196	6,959	551
Gain on sale	—	—	—	(5,500)	—	—	—
General and administrative	99,503	74,531	157,694	116,916	79,781	48,568	42,981
Depreciation and amortization	19,603	19,448	38,952	35,602	19,095	8,270	4,863
Total expenses	450,019	303,759	633,749	488,761	308,673	185,821	133,169
Loss from operations	(28,190)	(44,910)	(80,442)	(70,854)	(75,394)	(62,664)	(55,785)
Amortization of warrants and loss on extinguishment of debt	7,751	—	—	—	14,122	8,454	—
Interest expense, net	22,454	13,732	29,013	26,112	17,491	2,588	2,199
Net loss before taxes	(58,395)	(58,642)	(109,455)	(96,966)	(107,007)	(73,706)	(57,984)

	Six Months Ended June 30,		Year Ended December 31,
	2020	2019	2019	2018	2017	2016	2015
	(in thousands, except share and per share data)
Income tax (benefit) provision	(3,110)	832	(10,591)	118	(225)	510	36
Net loss	$(55,285)	$(59,474)	$(98,864)	$(97,084)	$(106,782)	$(74,216)	$(58,020)
Net loss per share, basic and diluted	$(0.74)	$(0.83)	$(1.38)	$(1.47)	$(1.93)	$(1.75)	$(2.91)
Weighted-average shares used to compute basic and diluted net loss per share	74,919,194	71,322,586	71,844,535	65,844,908	55,427,460	42,330,908	19,917,348
	June 30,		December 31,
	2020	2019	2019	2018	2017	2016	2015
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$1,311,775	$472,604	$517,064	$478,534	$122,306	$65,808	$137,348
Working capital	1,279,562	462,188	497,821	470,297	115,909	61,644	133,592
Total assets	2,418,828	1,565,344	1,602,827	1,528,876	824,391	303,670	229,737
Stockholders’ equity	1,294,929	1,002,640	1,014,025	1,013,119	558,903	230,870	178,564

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF LIVONGO
The following tables present selected historical consolidated financial data for Livongo as of and for the years ended December 31, 2019, 2018 and 2017 and as of and for the six months ended June 30, 2020 and 2019. The selected historical consolidated financial data for each of the years ended December 31, 2019, 2018 and 2017 and as of December 31, 2019 and 2018 were derived from Livongo’s audited consolidated financial statements included in Livongo’s Annual Report on Form 10-K for the year ended December 31, 2019, incorporated herein by reference. The selected historical consolidated financial data as of June 30, 2020 and for the six months ended June 30, 2020 and June 30, 2019 were derived from Livongo’s unaudited condensed consolidated financial statements included in Livongo’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, incorporated herein by reference. Livongo’s unaudited condensed consolidated financial statements as of June 30, 2020 and 2019 and for the six months ended June 30, 2020 and 2019 include, in Livongo’s opinion, all adjustments consisting of normal and recurring adjustments considered necessary for a fair statement of the results for these periods.
The selected historical consolidated financial data set forth below is not necessarily indicative of future results of Livongo and should be read together with the other information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included in Livongo’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, each of which is incorporated herein by reference. Livongo’s results of operations, cash flows and financial condition may be affected significantly, in some periods, by business acquisitions, the more significant of which are described in the documents incorporated herein by reference.
See the section entitled “Where You Can Find More Information” beginning on page 218.
	June 30,		December 31,
	2020(1)	2019(2)(3)	2019(2)(3)(4)	2018(5)	2017
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$685,953	$38,165	$241,738	$108,928	$61,243
Short-term investments	150,000	—	150,000	—	—
Accounts receivable, net of allowance for doubtful accounts	59,237	35,086	40,875	16,623	7,517
Inventories	17,616	13,835	28,983	8,934	2,915
Deferred costs and other, current	27,137	13,730	16,051	6,022	2,841
Restricted cash, current	—	—	—	—	50
Prepaid expenses and other current assets	11,318	6,250	9,860	4,935	1,293
Total current assets	951,261	107,066	487,507	145,442	75,859
Property and equipment, net	16,209	7,564	10,354	5,837	2,059
Right-of-use assets, net	16,253	—	—	—	—
Restricted cash, noncurrent	1,270	858	1,270	179	230
Goodwill	35,801	35,794	35,801	15,709	2,486
Intangible assets, net	15,081	17,861	16,469	5,154	166
Deferred costs and other, noncurrent	12,843	7,166	5,700	2,447	1,153
Other noncurrent assets	569	6,413	3,460	5,485	92
Total assets	$1,049,287	$182,722	$560,561	$180,253	$82,045

	June 30,		December 31,
	2020(1)	2019(2)(3)	2019(2)(3)(4)	2018(5)	2017
	(in thousands)
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$6,401	$8,975	$8,362	$6,377	$3,253
Accrued expenses and other current liabilities	35,684	23,290	27,801	16,152	6,094
Deferred acquisition related payments	—	—	—	—	2,000
Deferred revenue, current	5,420	3,467	3,945	1,614	987
Advance payments from partner, current	354	1,343	1,767	293	200
Lease obligations, current	—	—	—	—	—
Total current liabilities	47,859	37,075	41,875	24,436	12,534
Deferred revenue, noncurrent	1,561	637	654	437	257
Advance payments from partner, noncurrent	9,142	7,754	7,754	6,432	3,569
Lease obligations, noncurrent	15,758	—	—	—	—
Long-Term Convertible Senior Notes	396,446	—	—	—	—
Other noncurrent liabilities	397	3,173	2,914	3,825	76
Total liabilities	471,163	48,639	53,197	35,130	16,436
Commitments and contingencies
Redeemable convertible preferred stock, par value of $0.001 per share	—	237,012	—	236,929	132,017
Stockholders’ deficit:
Common stock, par value of $0.001 per share	100	21	95	18	17
Additional paid-in capital	749,349	33,326	671,467	21,789	13,806
Accumulated deficit	(171,325)	(136,276)	(164,198)	(113,613)	(80,231)
Total stockholders’ deficit	578,124	(102,929)	507,364	(91,806)	(66,408)

Total Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit	$1,049,287	$182,722	$560,561	$180,253	$82,045

	Six Months Ended June 30,		Year Ended December 31,
	2020(1)	2019(2)(3)	2019(2)(3)	2018(5)	2017
	(in thousands, except per share data)
Revenue	$160,745	$72,982	$170,198	$68,431	$30,850
Cost of revenue	39,572	21,827	46,158	20,269	8,312
Gross profit	121,173	51,155	124,040	48,162	22,538
Operating expenses:
Research and development	29,806	19,285	49,842	24,861	12,028
Sales and marketing	60,535	32,476	78,060	36,433	16,502
General and administrative	37,874	27,816	55,676	23,063	11,050
Change in fair value of contingent consideration	86	956	843	(1,200)	—
Total operating expenses	128,301	80,533	184,421	83,157	39,580
Loss from operations	(7,128)	(29,378)	(60,381)	(34,995)	(17,042)
Interest income	2,476	641	3,797	1,709	305
Interest expense	(2,320)	—	(26)	(55)	(166)
Other (expense) income, net	(62)	6	(29)	(13)	(16)
Loss before provision for income taxes	(7,034)	(28,731)	(56,639)	(33,354)	(16,919)
Provision for (benefit from) income taxes	93	(1,383)	(1,369)	28	(61)
Net loss	$(7,127)	$(27,348)	$(55,270)	$(33,382)	$(16,858)
Accretion of redeemable convertible preferred stock	—	(83)	(96)	(162)	(143)
Net loss attributable to common stockholders	$(7,127)	$(27,431)	$(55,366)	$(33,544)	$(17,001)
Net loss per share attributable to common stockholders	$(0.07)	$(1.48)	$(1.09)	$(2.02)	$(1.18)
Weighted average shares	96,719	18,564	50,930	16,573	14,442
(1)
On June 4, 2020, Livongo issued $550.0 million aggregate principal amount of 0.875% Convertible Senior Notes due 2025 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

(2)
For fiscal year 2019, Livongo adopted Accounting Standards Codification (ASC) No. 606, a new accounting standard related to revenue recognition, using the modified retrospective method to those contracts that were not completed as of the adoption date.

(3)	In February 2019, Livongo acquired myStrength, Inc. for a total purchase consideration of $33.5 million and recognized a tax benefit of $1.4 million.
(4)
In July 2019, Livongo completed its initial public offering in which 14,590,050 shares of common stock were issued and sold at an offering price of $28.00 per share, including 1,903,050 shares of common stock pursuant to the exercise in full of the underwriters’ option to purchase additional shares. Livongo received net proceeds of $377.5 million, after deducting underwriting discounts and commission of $28.6 million and offering costs of $2.4 million. Immediately prior to the closing of Livongo’s initial public offering, all 58,615,488 shares of Livongo’s then-outstanding redeemable convertible preferred shares automatically converted into 58,615,488 shares of common stock and Livongo reclassified $237.0 million from temporary equity to additional paid-in capital and into common stock par value on its consolidated balance sheet.

(5)	In April 2018, Livongo acquired Retrofit Inc. for a total purchase consideration of $18.6 million.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following tables show a summary of the unaudited pro forma condensed combined financial information about the financial condition and results of operations of the combined company, after giving effect to the merger, which were prepared using the acquisition method of accounting with Teladoc as the accounting acquirer of Livongo. See the section entitled “The Merger—Accounting Treatment” beginning on page 127 for a description of the expected accounting treatment of the merger. The unaudited pro forma condensed combined balance sheet information as of June 30, 2020 is based on the individual historical consolidated balance sheets of Teladoc and Livongo, and has been prepared to reflect the merger as if it had occurred on June 30, 2020. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2020 and the year ended December 31, 2019 combine the historical results of operations of Teladoc and Livongo and have been prepared to reflect the merger as if it had occurred on January 1, 2019.
The following selected unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the combined company’s operating results or financial position would actually have been had the merger been completed as of the dates indicated. In addition, the selected unaudited pro forma condensed combined financial information includes adjustments which are preliminary and may be revised. The selected unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 46. The following selected unaudited pro forma condensed combined financial information has been developed from and should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and the notes related thereto beginning on page 157 and with the historical consolidated financial statements of Teladoc and Livongo and related notes that have been filed with the SEC, certain of which are incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 218.
	Six Months Ended June 30, 2020	Year Ended December 31, 2019
	(in thousands, except per share data)
Pro forma condensed combined statement of operations data:
Revenues	$582,574	$723,505
Loss from operations	$(217,479)	$(1,050,458)
Net loss	$(197,264)	$(819,289)
Net loss per share - basic and diluted	$(1.47)	$(6.27)

June 30, 2020
(in thousands)
Pro forma condensed combined balance sheet data:
Total assets	$16,689,939
Total liabilities	$1,830,247
Total equity	$14,859,692

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA
The following selected unaudited pro forma per share information for the year ended December 31, 2019 and the six months ended June 30, 2020 reflects the merger as if it had occurred on January 1, 2019. The book value per share amounts in the table below reflect the merger as if it had occurred on June 30, 2020. The information in the table is based on, and should be read together with, the historical financial information that Teladoc and Livongo have presented in their respective filings with the SEC and with the unaudited pro forma condensed combined financial information contained in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and the notes related thereto beginning on page 157. See also the section entitled “Where You Can Find More Information” beginning on page 218.
The unaudited pro forma combined per share data is presented for illustrative purposes only and is not necessarily indicative of actual or future financial condition or results of operations that would have been realized if the merger had been completed as of the dates indicated or will be realized upon the completion of the merger. The summary pro forma information is preliminary, based on initial estimates of the fair value of assets acquired (including intangible assets) and liabilities assumed, and is subject to change as more information regarding the fair values is obtained, which changes could be materially different than the initial estimates. The Livongo equivalent pro forma data are calculated by multiplying the pro forma combined per share data by the exchange ratio in the merger agreement.
Neither Teladoc nor Livongo have declared or paid dividends during the periods presented. Following the completion of the merger, the declaration of dividends will be at the discretion of the combined company’s board of directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of the combined company, government regulations and other factors deemed relevant by the combined company’s board of directors.
	Historical Teladoc	Historical Livongo	Teladoc Pro Forma Combined	Livongo Equivalent Pro Forma(3)
Net loss per share – basic
Year ended December 31, 2019	$(1.38)	$(1.09)	$(6.27)	$(3.71)
Six months ended June 30, 2020	$(0.74)	$(0.07)	$(1.47)	$(0.87)

Net loss per share – diluted
Year ended December 31, 2019	$(1.38)	$(1.09)	$(6.27)	$(3.71)
Six months ended June 30, 2020	$(0.74)	$(0.07)	$(1.47)	$(0.87)

Cash dividends per share(1)
Year ended December 31, 2019	$—	$—	N/A	N/A
Six months ended June 30, 2020	$—	$—	N/A	N/A

Book value per share(2)
At June 30, 2020	$16.37	$5.82	$107.72	$63.77
(1)
Pro forma combined dividends per share data is not provided due to the fact that the dividend policy for the combined company will be determined by the board of directors of the combined company following completion of the merger.

(2)
Amounts calculated by dividing the applicable total stockholders’ equity by the applicable common shares outstanding. The pro forma amounts at June 30, 2020 takes into account the additional shares of Teladoc common stock issued in the merger.

(3)	Amounts calculated by multiplying unaudited pro forma combined per share amounts by the exchange ratio.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION
Market Prices
Teladoc common stock trades on the NYSE under the symbol “TDOC” and Livongo common stock trades on Nasdaq under the symbol “LVGO.” As of September 8, 2020, the last date before the date of this proxy statement/prospectus for which it was practicable to obtain this information, there were 82,957,800 shares of Teladoc common stock outstanding and approximately 206 holders of record of Teladoc common stock, and 101,585,377 shares of Livongo common stock outstanding and approximately 63 holders of record of Livongo common stock.
On August 4, 2020, the last trading day before the public announcement of the signing of the merger agreement, the closing sale price per share of Teladoc common stock was $249.42 on the NYSE and the closing sale price per share of Livongo common stock was $144.53 on Nasdaq. On September 8, 2020, the latest practicable date before the date of this proxy statement/prospectus, the closing sale price per share of Teladoc common stock was $192.85 on the NYSE and the closing sale price per share of Livongo common stock was $123.10 on Nasdaq. The table below sets forth the equivalent market value per share of Livongo common stock on August 4, 2020 and September 8, 2020, as determined by multiplying the closing prices of shares of Teladoc common stock on those dates by the exchange ratio of 0.5920 and adding the cash consideration of $4.24 per share, without interest and the special dividend per share amount of $7.09 per share.
	Teladoc Common Stock	Livongo Common Stock	Implied Per Share Value of Merger Consideration and Special Dividend
August 4, 2020	$249.42	$144.53	$158.98
September 8, 2020	$192.85	$123.10	$125.49
The market prices of Teladoc common stock and Livongo common stock have fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the stockholder meetings and the date the merger is completed and thereafter. No assurance can be given concerning the market prices of Teladoc common stock or Livongo common stock before completion of the merger or Teladoc common stock after completion of the merger. The exchange ratio is fixed in the merger agreement, but the market price of Teladoc common stock (and therefore the value of the stock consideration) when received by Livongo stockholders after the merger is completed will depend on the closing price of Teladoc common stock on the day such stockholders receive their shares of Teladoc common stock pursuant to the merger agreement. Such market price could be greater than, less than or the same as shown in the table above. Accordingly, Livongo stockholders are advised to obtain current market quotations for Teladoc common stock and Livongo common stock in deciding whether to vote for adoption of the merger agreement.
Dividends
Teladoc does not currently pay dividends on its shares. Under the terms of the merger agreement, during the period before completion of the merger, Teladoc is not permitted to declare, set aside or pay any dividend or other distribution without the prior written approval of Livongo (which approval may not be unreasonably withheld, conditioned or delayed).
Livongo does not currently pay dividends on its shares. Under the terms of the merger agreement, during the period before completion of the merger, Livongo is not permitted to declare, set aside or pay any dividend or other distribution without the prior written approval of Teladoc (which approval may not be unreasonably withheld, conditioned or delayed), except for the special dividend described below.
Prior to the effective time of the merger, Livongo will pay a cash dividend per share of Livongo common stock equal to $7.09, which amount is referred to as the special dividend per share amount and which dividend is referred to as the special dividend, to holders of record of the issued and outstanding shares of Livongo common stock as of a record date immediately prior to the effective time of the merger. Livongo will provide the transfer agent for the Livongo common stock all of the cash necessary to pay the special dividend pursuant to the terms of the merger agreement, which cash will not form part of the exchange fund.

After completion of the merger, each former Livongo stockholder who holds shares of Teladoc common stock into which shares of Livongo common stock have been converted in connection with the merger will receive all dividends or other distributions declared and paid on shares of Teladoc common stock with a record date on or after the completion of the merger. Subject to the limitations set forth in the merger agreement described above, any future dividends by Teladoc will be made at the discretion of the Teladoc board of directors. Subject to the limitations set forth in the merger agreement described above, any future dividends by Livongo will be made at the discretion of the Livongo board of directors. There can be no assurance that any future dividends will be declared or paid by Teladoc or Livongo or as to the amount or timing of those dividends, if any.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, and the documents to which Teladoc and Livongo refer you to in this registration statement, as well as oral statements made or to be made by Teladoc and Livongo, include certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, which are referred to as the safe harbor provisions with respect to the businesses, strategies and plans of Teladoc and Livongo, their expectations relating to the merger and their future financial condition and performance. Statements included in or incorporated by reference into this registration statement, of which this joint proxy statement/prospectus forms a part, that are not historical facts are forward-looking statements, including statements regarding the expected timetable for completing the potential transaction, the ability to complete the potential transaction, the expected benefits and synergies of the potential transaction, projected financial information, future opportunities, and any other statements regarding Teladoc’s and Livongo’s future expectations, beliefs, plans, objectives, results of operations, financial condition and cash flows, or future events or performance. Teladoc and Livongo use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “likely,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe harbor provisions. Teladoc and Livongo caution investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in, or implied or projected by, such forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus. Investors are cautioned not to place undue reliance on these forward-looking statements. Among the risks and uncertainties that could cause actual results to differ from those described in forward-looking statements are the following:
•
the stock price for Teladoc common stock and Livongo common stock could change before the completion of the merger, including as a result of uncertainty as to the long-term value of the common stock of the combined company following the merger or as a result of broader stock market movements;

•	the dilution of Teladoc stockholders’ and Livongo stockholders’ ownership percentage of the combined company as a result of the merger;
•	certain restrictions during the pendency of the proposed merger that may impact the ability of Teladoc and Livongo to pursue certain business opportunities or strategic transactions;
•
the inability to complete the merger due to the failure, or unexpected delays, of Livongo stockholders to adopt the merger agreement or of Teladoc stockholders to approve the share issuance or to adopt the charter amendment, or the failure to satisfy other conditions to the completion of the merger;

•
uncertainties related to the timing of the receipt of required regulatory approvals for the merger (including anticipated tax treatment) and the possibility that Teladoc and Livongo may be required to accept conditions that could reduce or eliminate the anticipated benefits of the merger as a condition to obtaining regulatory approvals or that the required regulatory approvals might not be obtained at all;

•
the risk that the proposed merger and any announcement relating to the proposed merger could have an adverse effect on the ability of Teladoc and Livongo to retain and hire key personnel or maintain relationships with customers, clients, suppliers or strategic partners, or on Teladoc’s or Livongo’s operating results and businesses generally;

•	risks that the merger and the other transactions contemplated by the merger agreement disrupt current plans and operations that may harm Teladoc’s or Livongo’s businesses;
•
the occurrence of any change, event, series of events or circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require Livongo to pay a termination fee to Teladoc or require Teladoc to pay a termination fee to Livongo;

•	the amount of any costs, fees, expenses, impairments and charges related to the merger;

•	the outcome of any legal proceedings that may be instituted against Teladoc, Livongo and/or others relating to the merger;
•	delays in closing, or the failure to close, the merger for any reason could negatively impact Teladoc or Livongo;
•
difficulties and delays in integrating the businesses of Teladoc and Livongo following completion of the merger or fully realizing the anticipated synergies and other benefits expected from the merger;

•	risks related to the diversion of the attention and time of Teladoc’s and Livongo’s respective management teams from ongoing business concerns;
•	changes in laws and regulations applicable to Teladoc’s and Livongo’s business model;
•	the business, economic and political conditions in the markets in which Teladoc and Livongo operate (including public health crises, such as pandemics and epidemics);
•	the impact of the coronavirus (COVID-19) pandemic on the parties’ business and general economic conditions;
•	uncertainty in the healthcare regulatory environment;
•	events beyond Teladoc’s and Livongo’s control; and
•
other risk factors as detailed from time to time in Teladoc’s and Livongo’s reports filed with the SEC, including Teladoc’s and Livongo’s respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed with the SEC, including the risks and uncertainties set forth in or incorporated by reference into this joint proxy statement/prospectus.

For further discussion of these and other risks, contingencies and uncertainties applicable to Teladoc and Livongo, see the section entitled “Risk Factors” beginning on page 46 and in Teladoc’s and Livongo’s other filings with the SEC incorporated by reference into this joint proxy statement/prospectus. See also the section entitled “Where You Can Find More Information” beginning on page 218 for more information about the SEC filings incorporated by reference into this joint proxy statement/prospectus.
All subsequent written or oral forward-looking statements attributable to Teladoc or Livongo or any person acting on its or their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Teladoc nor Livongo is under any obligation, and each expressly disclaims any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise, except as may be required by law. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.

RISK FACTORS
In deciding whether to vote for the adoption of the merger agreement, in the case of Livongo stockholders, or the approval of the share issuance and the adoption of the charter amendment, in the case of Teladoc stockholders, you are urged to carefully consider all of the information included or incorporated by reference in this joint proxy statement/prospectus, which are listed in the section entitled “Where You Can Find More Information” beginning on page 218. You should also read and consider the risks associated with each of the businesses of Teladoc and Livongo because these risks will also affect the combined company. The risks associated with the business of Teladoc can be found in the Teladoc Annual Report on Form 10-K for the year ended December 31, 2019 and the risks associated with the business of Livongo can be found in the Livongo Annual Report on Form 10-K for the year ended December 31, 2019, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this joint proxy statement/prospectus. In addition, you are urged to carefully consider the following material risks relating to the merger, the business of Teladoc, the business of Livongo and the business of the combined company.
Risks Relating to the Merger
Because the exchange ratio is fixed and will not be adjusted in the event of any change in either Teladoc’s or Livongo’s stock price, the value of the shares of the combined company is uncertain.
Upon completion of the merger, each share of Livongo common stock outstanding immediately prior to the merger, other than excluded shares (as defined in the section entitled “Merger—Merger Consideration” beginning on page 78) and dissenting shares (as defined in the section entitled “The Merger Agreement—Dissenting Shares” beginning on page 133), will be converted automatically into the right to receive (i) 0.5920 of a share of Teladoc common stock and (ii) $4.24 in cash, without interest. This exchange ratio is fixed in the merger agreement and will not be adjusted for changes in the market price of either Teladoc common stock or Livongo common stock. The market prices of Teladoc common stock and Livongo common stock have fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the Teladoc stockholder meeting and the Livongo stockholder meeting, respectively, and the date the merger is consummated, and the market price of the common stock of the combined company will continue to fluctuate thereafter.
Because the value of the merger consideration will depend on the market price of Teladoc common stock at the time the merger is completed, Livongo stockholders will not know or be able to determine at the time of the Livongo stockholder meeting the market value of the merger consideration they would receive upon completion of the merger. Similarly, Teladoc stockholders will not know or be able to determine at the time of the Teladoc stockholder meeting the market value of the shares of Teladoc common stock to be issued pursuant to the merger agreement compared to the market value of the shares of Livongo common stock that are being exchanged.
Stock price changes may result from a variety of factors, including, among others:
•	general market and economic conditions;
•	changes in Teladoc’s and Livongo’s respective businesses, operations and prospects;
•	changes in U.S. government regulation of the healthcare industry;
•	market assessments of the likelihood that the merger will be completed;
•	interest rates, general market, industry and economic conditions and other factors generally affecting the respective prices of Teladoc’s and Livongo’s common stock;
•	federal, state and local legislation, governmental regulation and legal developments in the healthcare industry; and
•	the timing of the merger and regulatory considerations.
Many of these factors are beyond Teladoc’s and Livongo’s control, and neither Teladoc nor Livongo are permitted to terminate the merger agreement solely due to a decline in the market price of the other party. You are urged to obtain current market quotations for Teladoc common stock and Livongo common stock in determining whether to vote for approval of the share issuance and the adoption of the charter amendment in the case of Teladoc stockholders or for the adoption of the merger agreement in the case of Livongo stockholders. In addition, see the section entitled “Comparative Per Share Market Price and Dividend Information” beginning on page 42.
Teladoc stockholders and Livongo stockholders will each have reduced ownership and voting interest in and will exercise less influence over management of the combined company.
Teladoc stockholders currently have the right to vote in the election of the Teladoc board of directors and on other matters affecting Teladoc, and Livongo stockholders currently have the right to vote in the election of the Livongo board of directors and on other matters affecting Livongo. Upon consummation of the merger, each Teladoc stockholder and each Livongo stockholder will become a stockholder of the combined company with a percentage ownership of the combined company that is smaller than such stockholder’s percentage ownership of Teladoc or Livongo, as applicable, immediately prior to the merger. As of the date of this joint proxy statement/prospectus, based on the estimated number of shares of common stock of Teladoc and Livongo that will be outstanding immediately prior to the completion of the merger and the exchange ratio of 0.5920, Teladoc and Livongo estimate that holders of shares of Teladoc common stock as of immediately prior to the completion of the merger will hold, in the aggregate, approximately 58% of the issued and outstanding shares of common stock of the combined company immediately following the completion of the merger, and holders of shares of Livongo common stock as of immediately prior to the completion of the merger will hold, in the aggregate, approximately 42% of the issued and outstanding shares of common stock of the combined company immediately following the completion of the merger. In addition, for a period of two years following the closing of the merger, eight current directors of Teladoc and five current directors of Livongo, as of immediately prior to the effective time, will respectively constitute the combined company’s board of directors. Accordingly, Teladoc stockholders and Livongo stockholders will have less influence on the management and policies of the combined company than they now have on the management and policies of Teladoc or Livongo, as applicable.
Until the completion of the merger or the termination of the merger agreement in accordance with its terms, Teladoc and Livongo are each prohibited from entering into certain transactions and taking certain actions that might otherwise be beneficial to Teladoc or Livongo and their respective stockholders.
After the date of the merger agreement and prior to the effective time, the merger agreement restricts Teladoc and Livongo from taking specified actions without the consent of the other party (which consent may not be unreasonably withheld or delayed) and requires that the business of each company and its respective subsidiaries be conducted in all material respects in the ordinary course of business consistent with past practice. These restrictions may prevent Teladoc or Livongo from making appropriate changes to their respective businesses or organizational structures or from pursuing attractive business opportunities that may arise prior to the completion of the merger and could have the effect of delaying or preventing other strategic transactions. Adverse effects arising from the pendency of the merger could be exacerbated by any delays in consummation of the merger or termination of the merger agreement. See the section entitled “The Merger Agreement—Conduct of Business Prior to the Effective Time” beginning on page 137.
Obtaining required approvals and satisfying closing conditions may prevent or delay completion of the merger.
The merger is subject to a number of conditions to closing as specified in the merger agreement. These closing conditions include, among others, (i) receipt of the required Livongo vote and the required Teladoc vote (each as defined in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; No Change of Recommendation” beginning on page 140); (ii) absence of any order, injunction, judgment or other action issued by a governmental entity in the U.S. having competent jurisdiction over Teladoc, Livongo or Merger Sub, or any applicable law enacted in the U.S. that is in effect, in either case that makes consummation of the merger illegal or otherwise prohibited; (iii) the expiration or termination of the waiting period (and any extension thereof, including any agreement with any governmental entity by a party not to effect the merger prior to a certain date) applicable to the merger under the HSR Act; (iv) the shares of Teladoc common stock to be issued to Livongo stockholders in accordance with the merger agreement having been approved for listing on the NYSE, subject only to official notice of issuance; (v) the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of a stop order or proceedings seeking a stop order; (vi) the accuracy of the representations and warranties of the other party to the extent required under the merger agreement; (vii) in the case of Teladoc, Livongo’s and in the case of Livongo, Teladoc’s and Merger Sub’s compliance with, in all material respects, each of the covenants, obligations and agreements it is required to comply with or perform at or prior to the effective time; and (viii) since the date of the merger agreement there must not have occurred and be continuing any (a) state of facts, circumstance, condition, event, change, development, occurrence, result, effect, action or omission that has had or would reasonably be expected to have, individually in the aggregate, a material adverse effect with respect to the other party or (b) material adverse effect with respect to the other party. In addition, the obligations of Livongo to effect the merger are subject to the receipt of an opinion of Skadden (or if Skadden is unable to or prior to the closing does not deliver such opinion, an opinion of Paul Weiss), in form and substance reasonably satisfactory to Livongo, dated as of the closing date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. No assurance can be given that the required stockholder consents and approvals will be obtained or that the required conditions to closing will be satisfied, and, if all required consents and approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the consents and approvals. Any delay in completing the merger could cause the combined company not to realize, or to be delayed in realizing, some or all of the benefits that Teladoc and Livongo expect to achieve if the merger is successfully completed within its expected time frame. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 151.
The merger is subject to the requirements of the HSR Act, and regulatory authorities may impose conditions that could have an adverse effect on Teladoc, Livongo or the combined company or that could delay, prevent or increase the costs associated with completion of the merger.
Under the provisions of the HSR Act, the merger may not be completed until the expiration of a statutory waiting period, or the early termination of that waiting period, following the parties’ filing of their respective notification and report forms. Teladoc and Livongo each filed an HSR notification with FTC and the DOJ, on August 19, 2020. The waiting period under the HSR Act with respect to the filed notifications currently is scheduled to expire at 11:59 p.m., Eastern Time, on September 18, 2020, unless extended or terminated earlier. The DOJ or the FTC could also seek to enjoin completion of the merger or impose conditions on its approval such as requiring the divestiture of assets, businesses or product lines of Teladoc or Livongo.
If the statutory waiting period is extended, the completion of the merger could be substantially delayed. The votes to adopt the merger agreement, approve the share issuance, and adopt the charter amendment could therefore occur substantially in advance of the expiration or termination of the statutory waiting periods. A delay could, among other things, increase the chance that: an event occurs that constitutes a material adverse effect with respect to Teladoc or Livongo and thereby may cause the failure of an Livongo closing condition or Teladoc closing condition, respectively; other adverse effects with respect to Teladoc or Livongo could occur, such as the loss of key personnel, potentially affecting the success of the combined company; or an event could occur that causes a failure of a Teladoc closing condition or Livongo closing condition or that adversely impacts the value of Teladoc common stock, and thus has a negative impact on the value of the merger consideration.
As a condition to granting the necessary approvals or clearances, the DOJ or the FTC may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of the business of the combined company after the completion of the merger. Any one of these requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the completion of or reduce the anticipated benefits of the merger.
Under the merger agreement, Teladoc and Livongo generally must use their respective reasonable best efforts to obtain all regulatory approvals required to complete the merger, including the expiration or early termination of the waiting periods under the HSR Act, as soon as reasonably practicable. Teladoc and Livongo (if requested by Teladoc) have agreed to use reasonable best efforts to dispose of assets, operations or businesses as are necessary or advisable so as to permit the consummation of the merger, although neither Livongo nor Teladoc is required to effect any such disposition if not conditioned upon the completion of the merger or if, individually or in the aggregate with any other such dispositions, would reasonably be expected to have a material adverse effect on Teladoc, Livongo and their respective subsidiaries, taken as a whole.

The merger, including uncertainty regarding the merger, may cause customers, suppliers or strategic partners to delay or defer decisions concerning Teladoc and Livongo and adversely affect each company’s ability to effectively manage their respective businesses.
The merger will happen only if the stated conditions are met, including the adoption of the merger agreement by Livongo’s stockholders, the approval of the share issuance and the adoption of the charter amendment by Teladoc’s stockholders and the early termination or expiration of any applicable waiting period or periods under the HSR Act, among other conditions. Many of the conditions are outside the control of Teladoc and Livongo, and both parties also have certain rights to terminate the merger agreement. Accordingly, there may be uncertainty regarding the completion of the merger. This uncertainty may cause customers, suppliers, vendors, strategic partners or others that deal with Teladoc and Livongo to delay or defer entering into contracts with Teladoc and Livongo or making other decisions concerning Teladoc and Livongo or seek to change or cancel existing business relationships with Teladoc and Livongo, which could negatively affect their respective businesses. Any delay or deferral of those decisions or changes in existing agreements could have a material adverse effect on the respective businesses of Teladoc and Livongo, regardless of whether the merger is ultimately completed.
In addition, the merger agreement restricts Teladoc, Livongo and their respective subsidiaries from making certain acquisitions and taking other specified actions until the merger occurs without the consent of the other parties (which consent may not be unreasonably withheld or delayed). These restrictions may prevent Teladoc and Livongo from pursuing attractive business opportunities or strategic transactions that may arise prior to the completion of the merger. See the section entitled “The Merger Agreement—Conduct of Business Prior to the Effective Time” beginning on page 137 for a description of the restrictive covenants to which each of Teladoc and Livongo is subject.
Failure to attract, motivate and retain executives and other key employees could diminish the anticipated benefits of the merger.
The success of the merger will depend in part on the retention of personnel critical to the business and operations of the combined company due to, for example, their technical skills or management expertise. Competition for qualified personnel can be intense.
Current and prospective employees of Teladoc and Livongo may experience uncertainty about their future role with Teladoc and Livongo until strategies with regard to these employees are announced or executed, which may impair Teladoc’s and Livongo’s ability to attract, retain and motivate key management, sales, marketing, technical and other personnel prior to and following the merger. Employee retention may be particularly challenging during the pendency of the merger, as employees of Teladoc and Livongo may experience uncertainty about their future roles with the combined company. If Teladoc and Livongo are unable to retain personnel, Teladoc and Livongo could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how, and unanticipated additional recruitment and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the merger.
At the effective time, Livongo’s equity awards will be converted into Teladoc equity awards, generally subject to the same terms and conditions as were applicable to the applicable Livongo equity award (including applicable vesting conditions, other than PSUs, which will convert assuming full achievement of performance goals). In addition, each of Livongo’s executive officers are entitled to receive severance benefits upon a qualifying termination of employment following the completion of the merger. Each of Livongo’s executive officers could potentially terminate his or her employment following specified circumstances set forth in the section entitled “Interests of Livongo’s Directors and Executive Officers in the Merger—Potential Severance Payments and Benefits to Executive Officers” beginning on page 176. See the section entitled “Interests of Livongo’s Directors and Executive Officers in the Merger” beginning on page 172 for a further discussion of some of these issues.
If key employees of Teladoc or Livongo depart, the integration of the companies may be more difficult and the combined company’s business following the merger may be harmed. Furthermore, the combined company may have to incur significant costs in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent relating to the business of each of Teladoc or Livongo, and the combined company’s ability to realize the anticipated benefits of the merger may be adversely affected. In addition, there could be disruptions to or distractions for the workforce and management associated with activities of labor unions or integrating employees into the combined company. Accordingly, no assurance can be given that the combined company will be able to attract or retain key employees of Teladoc and Livongo to the same extent that those companies have been able to attract or retain their own employees in the past.
The merger agreement may be terminated in accordance with its terms and the merger may not be consummated.
Either Teladoc or Livongo may terminate the merger agreement under certain circumstances, including, among other reasons, if the merger is not completed by May 5, 2021. In addition, if the merger agreement is terminated under certain circumstances specified in the merger agreement, Livongo may be required to pay Teladoc a termination fee of $562,810,000, including certain circumstances in which the Livongo board of directors effects a change of recommendation (as defined in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; No Change of Recommendation” beginning on page 140) or Livongo enters into an agreement with respect to an acquisition proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; No Change of Recommendation” beginning on page 140) following the termination of the merger agreement. In addition, if the merger agreement is terminated under certain circumstances specified in the merger agreement, Teladoc may be required to pay Livongo a termination fee of $712,330,000, including certain circumstances in which the Teladoc board of directors effects a change of recommendation or Teladoc enters into an agreement with respect to an acquisition proposal following the termination of the merger agreement. See the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 152 and the section entitled “The Merger Agreement—Termination Fees” beginning on page 154 for a more complete discussion of the circumstances under which the merger agreement could be terminated and when a termination fee may be payable by Teladoc or Livongo.
The termination of the merger agreement could negatively impact Teladoc or Livongo.
If the merger is not completed for any reason, including as a result of Livongo stockholders failing to adopt the merger agreement or Teladoc stockholders failing to approve the share issuance or adopt the charter amendment, the ongoing businesses of Teladoc and Livongo may be adversely affected and, without realizing any of the benefits of having completed the merger, Teladoc and Livongo would be subject to a number of risks, including the following:
•	each company may experience negative reactions from the financial markets, including negative impacts on its stock price;
•	each company may experience negative reactions from its suppliers, customers, regulators and employees;
•
each company will be required to pay certain investment banking, legal, financing and accounting costs and associated fees and expenses relating to the merger, whether or not the merger is completed; and

•
matters relating to the merger (including integration planning) will require substantial commitments of time and resources by Teladoc’s management and Livongo’s management, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to Teladoc or Livongo, as applicable, as an independent company.

The directors and executive officers of Teladoc and Livongo have interests and arrangements that may be different from, or in addition to, those of Teladoc and Livongo stockholders generally.
When considering the recommendations of the boards of directors of Teladoc or Livongo, as applicable, with respect to the proposals described in this joint proxy statement/prospectus, stockholders should be aware that the directors and executive officers of each of Teladoc and Livongo may have interests in the merger and have arrangements that are different from, or in addition to, those of Teladoc stockholders and Livongo stockholders generally. These interests and arrangements include the continued employment of certain executive officers of Teladoc and Livongo by the combined company, the continued service of certain independent directors and executive directors of Teladoc and Livongo as directors of the combined company, the treatment in the merger of outstanding equity, equity-based and incentive awards, severance arrangements, other compensation and benefit arrangements and the right to continued indemnification of former Teladoc and Livongo directors and officers by the combined company. These interests and arrangements may create potential conflicts of interest.

Teladoc stockholders and Livongo stockholders should be aware of these interests when they consider the recommendations of the respective Teladoc and Livongo boards of directors that they vote to approve the Teladoc share issuance and adopt the charter amendment, in the case of Teladoc, or that they adopt the merger agreement, in the case of Livongo.
The Teladoc board of directors was aware of these interests and considered these interests, among other matters, when it approved and declared advisable the merger agreement and the transactions contemplated thereby on the terms and subject to the conditions set forth in the merger agreement and recommended that Teladoc stockholders approve the share issuance and adopt the charter amendment. The interests of Teladoc directors and executive officers are described in more detail in the section entitled “Interests of Teladoc’s Directors and Executive Officers in the Merger” beginning on page 171. Likewise, the Livongo board of directors was aware of these interests and considered these interests, among other matters, when it approved and declared advisable the merger agreement, the merger and the transactions contemplated thereby on the terms and subject to the conditions set forth in the merger agreement, determined that the merger agreement, the merger and the transactions contemplated by the merger agreement were fair to, and in the best interests of, Livongo and Livongo stockholders and recommended that Livongo stockholders adopt the merger agreement. The interests of Livongo directors and executive officers are described in more detail in the section entitled “Interests of Livongo’s Directors and Executive Officers in the Merger” beginning on page 172.
Teladoc or Livongo may waive one or more of the closing conditions without re-soliciting stockholder approval.
Teladoc or Livongo may determine to waive, in whole or part, one or more of the conditions of its obligations to consummate the merger. Teladoc and Livongo currently expect to evaluate the materiality of any waiver and its effect on Teladoc or Livongo stockholders, as applicable, in light of the facts and circumstances at the time to determine whether any amendment of this joint proxy statement/prospectus or any re-solicitation of proxies or voting cards is required in light of such waiver. Any determination whether to waive any condition to the merger or as to re-soliciting stockholder approval or amending this joint proxy statement/prospectus as a result of a waiver will be made by Teladoc or Livongo, as applicable, at the time of such waiver based on the facts and circumstances as they exist at that time.
The merger agreement contains provisions that could discourage a potential competing acquirer that might be willing to pay more to acquire or merge with either Teladoc or Livongo.
The merger agreement contains “no shop” provisions that restrict each of Teladoc’s and Livongo’s ability to, among other things (each as described under the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; No Change of Recommendation” beginning on page 140):
•
initiate, solicit, propose, induce or knowingly encourage or facilitate the making of any acquisition proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an acquisition proposal;

•
other than informing third parties of the existence of the provisions described in this section, enter into, engage in, continue or otherwise participate in negotiations or discussions with, or furnish any non-public information (or access thereto) concerning itself or any of its subsidiaries to, any third party in connection with, or for the purpose of knowingly encouraging or facilitating, or otherwise cooperate in any way with any third party (or any representative thereof) with respect to, an acquisition proposal;

•
recommend or enter into any contract, letter of intent, acquisition agreement, agreement in principle, memorandum of understanding, option agreement, joint venture agreement, partnership agreement or other agreement with respect to any acquisition proposal, other than with respect to an acceptable confidentiality agreement (as defined in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; No Change of Recommendation” beginning on page 140); or

•	approve, authorize, agree or publicly announce an intention to do any of the foregoing.
Furthermore, there are only limited exceptions to the requirement under the merger agreement that neither Teladoc’s board of directors nor Livongo’s board of directors withhold or withdraw (or modify, amend or qualify in a manner adverse to Livongo or to Teladoc or Merger Sub, as applicable), or propose publicly to withhold or withdraw (or modify, amend or qualify in a manner adverse to Livongo or to Teladoc or Merger Sub, as applicable), the Teladoc recommendation or the Livongo recommendation, as applicable (each as defined in the section entitled “The Merger Agreement—Representations and Warranties” beginning on page 135. Although Teladoc’s board of directors is permitted to effect a change of recommendation, after complying with certain procedures set forth in the merger agreement, in response to an acquisition proposal if it determines in good faith that a failure to do so would be inconsistent with its fiduciary duties, its doing so would entitle Livongo to terminate the merger agreement and collect a termination fee from Teladoc in the amount of $712,330,000. Although Livongo’s board of directors is permitted to effect a change of recommendation, after complying with certain procedures set forth in the merger agreement, in response to an acquisition proposal if it determines in good faith that a failure to do so would be inconsistent with its fiduciary duties, its doing so would entitle Teladoc to terminate the merger agreement and collect a termination fee from Livongo in the amount of $562,810,000. For more information, see the sections titled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 152 and “The Merger Agreement—Termination Fees” beginning on page 154.
These provisions could discourage a potential competing acquirer from considering or proposing an acquisition or merger, even if it were prepared to pay consideration with a higher value than that implied by the merger consideration, or might result in a potential competing acquirer proposing to pay a lower per share price than it might otherwise have proposed to pay because of the added expense of the termination fee.
Teladoc and Livongo will incur significant transaction and merger-related costs in connection with the merger.
Teladoc and Livongo have incurred and expect to incur a number of non-recurring costs associated with the merger. These costs and expenses include fees paid to financial, legal and accounting advisors, systems consolidation costs, severance and other potential employment-related costs, including payments that may be made to certain Teladoc executives and certain Livongo executives, filing fees, printing expenses and other related charges. Some of these costs are payable by Teladoc and Livongo regardless of whether the merger is completed. There are also a large number of processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the merger and the integration of the two companies’ businesses. While both Teladoc and Livongo have assumed that a certain level of expenses would be incurred in connection with the merger and the other transactions contemplated by the merger agreement, there are many factors beyond their control that could affect the total amount or the timing of the integration and implementation expenses.
There may also be additional unanticipated significant costs in connection with the merger that the combined company may not recoup. These costs and expenses could reduce the realization of efficiencies, strategic benefits and additional income Teladoc and Livongo expect to achieve from the merger. Although Teladoc and Livongo expect that these benefits will offset the transaction expenses and implementation costs over time, this net benefit may not be achieved in the near term or at all.
The opinions rendered to Teladoc and Livongo from their respective financial advisors will not reflect changes in circumstances between the dates of such opinions and the completion of the merger.
Lazard delivered its oral opinion to the Teladoc board of directors on August 4, 2020, which opinion was subsequently confirmed in a written opinion dated August 5, 2020, that, as of the date of such opinion, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Lazard as set forth in its written opinion, the merger consideration was fair from a financial point of view to Teladoc. Morgan Stanley delivered its oral opinion, subsequently confirmed in writing, to the Livongo board of directors that, as of August 5, 2020 and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the merger consideration and special dividend per share amount, taken together (and not separately), to be received by the holders of shares of Livongo common stock pursuant to the merger agreement (other than the Excluded Shares (as defined in Morgan Stanley’s written opinion)) is fair from a financial point of view to such holders.
Neither Teladoc nor Livongo has obtained, nor will obtain, an updated opinion regarding the fairness, from a financial point of view, of the merger consideration as of the date of this joint proxy statement/prospectus or prior to the completion of the merger from Lazard or from Morgan Stanley. Each of Lazard’s opinion and Morgan Stanley’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard and Morgan Stanley, as applicable, only as of the dates of the respective opinions of Lazard and Morgan Stanley and does not address the fairness of the merger consideration and the special dividend per share amount, from a financial point of view, at the time the merger is completed. Changes in the operations and prospects of Teladoc or Livongo, general economic, monetary, market and other conditions and other factors that may be beyond the control of Teladoc and Livongo, and on which the opinion of Lazard and the opinion of Morgan Stanley was based, may alter the value of Teladoc or Livongo or the prices of shares of Teladoc common stock or Livongo common stock by the time the merger is completed. The opinions of Lazard and Morgan Stanley do not speak as of any date other than the respective dates of such opinions. For a more complete description of the above-described opinions, please refer to “The Merger—Opinion of Teladoc’s Financial Advisor” beginning on page 97 and “The Merger—Opinion of Livongo’s Financial Advisor” beginning on page 106.
The shares of common stock of the combined company to be received by Livongo stockholders as a result of the merger will have rights different from the shares of Livongo common stock.
Upon consummation of the merger, the rights of Livongo stockholders, who will become stockholders of the combined company, will be governed by the certificate of incorporation and bylaws of the combined company. The rights associated with Livongo common stock are different from the rights which will be associated with the common stock of the combined company. See the section entitled “Comparison of Stockholders’ Rights” beginning on page 187 for a discussion of these rights.
Litigation filed in connection with the merger could prevent or delay the consummation of the merger or result in the payment of damages following completion of the merger.
Lawsuits filed in connection with the merger against Teladoc, Livongo, Merger Sub and/or their respective directors and officers could prevent or delay the consummation of the merger and result in additional costs to Teladoc and Livongo. The ultimate resolution of any lawsuits cannot be predicted with certainty, and an adverse ruling in any such lawsuit may cause the merger to be delayed or not to be completed, which could cause Teladoc and Livongo not to realize some or all of the anticipated benefits of the merger. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is consummated may adversely affect the combined company’s business, financial condition, results of operations and cash flows. Teladoc and Livongo cannot currently predict the outcome of or reasonably estimate the possible loss or range of loss from any lawsuits or claims. See the section entitled “The Merger—Litigation Related to the Merger” beginning on page 128 for more information about the lawsuit that has been filed related to the merger.
Risks Relating to the Combined Company
The market price for shares of common stock of the combined company following the completion of the merger may be affected by factors different from, or in addition to, those that historically have affected or currently affect the market prices of shares of Teladoc common stock and Livongo common stock.
Upon consummation of the merger, Teladoc stockholders and Livongo stockholders will both hold shares of common stock in the combined company. Teladoc’s and Livongo’s businesses differ and, accordingly, the results of operations of the combined company will be affected by some factors that are different from those currently or historically affecting the results of operations of Teladoc and those currently or historically affecting the results of operations of Livongo. The results of operations of the combined company may also be affected by factors different from those that currently affect or have historically affected either Teladoc or Livongo. For a discussion of the businesses of each of Teladoc and Livongo and some important factors to consider in connection with those businesses, please see the section entitled “The Parties to the Merger” beginning on page 58 and the documents and information included elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus and listed under the section entitled “Where You Can Find More Information” beginning on page 218.
The sale or other dispositions of significant amounts of the outstanding common stock of the combined company into the public market in the future, or of either Teladoc or Livongo prior to completion of the merger, or the perception that sales or other dispositions could occur, could adversely impact the market price of the common stock of either company or the combined company.
A substantial portion of the common stock of the combined company will be freely tradable without restriction at any time, and the remaining shares will be permitted to be sold subject to volume limitations and other requirements applicable to affiliate sales under the federal securities laws. Such sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of the common stock of the combined company. The voting agreement permits each of the specified Livongo stockholders to sell or transfer up to 25% of its shares of Livongo common stock prior to the consummation of the merger, and places no restriction on their ability to sell or transfer its shares thereafter. This exception was included in part because General Catalyst, whose affiliated entities beneficially own, as of August 26, 2020, 18,460,879 shares, representing 18.28% of the outstanding shares of Livongo common stock, had informed Livongo during the negotiation of the terms of the voting agreement that it had contemplated the sale or distribution in-kind of a portion of its shares of Livongo common stock, which contemplated plans preexisted commencement of discussions regarding the merger, and which were required to be delayed due to trading restrictions resulting from the pendency of such discussions. As a result, General Catalyst was unwilling to commit to transfer restrictions over all of its shares. The sale or other dispositions of a substantial number of shares by specified Livongo stockholders prior to the consummation of the merger, or the market perception that such sales or other dispositions may occur, could have an adverse impact on the price of the common stock of Livongo, Teladoc or the combined company.
The combined company may not be able to retain customers or suppliers or customers or suppliers may seek to modify contractual obligations with the combined company, which could have an adverse effect on the combined company’s business and operations.
As a result of the merger, the combined company may experience strain in relationships with customers and suppliers that may harm the combined company’s business and results of operations. Certain customers or suppliers may seek to terminate or modify contractual obligations following the merger whether or not contractual rights are triggered as a result of the merger. There can be no guarantee that customers and suppliers will remain with or continue to have a relationship with the combined company or do so on the same or similar contractual terms following the merger. If any of the customers or suppliers seek to terminate or modify contractual obligations or discontinue the relationship with the combined company, then the combined company’s business and results of operations may be harmed.
The combined company may be exposed to increased litigation, which could have an adverse effect on the combined company’s business and operations.
The combined company may be exposed to increased litigation from stockholders, customers, suppliers, consumers and other third parties due to the combination of Teladoc’s business and Livongo’s business following the merger. Such litigation may have an adverse impact on the combined company’s business and results of operations or may cause disruptions to the combined company’s operations.
Combining the businesses of Teladoc and Livongo may be more difficult, costly or time-consuming than expected and the combined company may fail to realize the anticipated benefits of the merger, which may adversely affect the combined company’s business results and negatively affect the value of the common stock of the combined company following the merger.
The success of the merger will depend on, among other things, the ability of Teladoc and Livongo to combine their businesses in a manner that facilitates growth opportunities and realizes cost savings. Teladoc and Livongo have entered into the merger agreement because each believes that the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of its respective stockholders and that combining the businesses of Teladoc and Livongo will produce benefits and cost savings.
However, Teladoc and Livongo must successfully combine their respective businesses in a manner that permits these benefits to be realized. In addition, the combined company must achieve the anticipated growth and cost savings without adversely affecting current revenues and investments in future growth. If the combined company is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected.
An inability to realize the full extent of the anticipated benefits of the merger and the other transactions contemplated by the merger agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, level of expenses and operating results of the combined company, which may adversely affect the value of the common stock of the combined company after the completion of the merger.

In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual growth and cost savings, if achieved, may be lower than what Teladoc and Livongo expect and may take longer to achieve than anticipated. If Teladoc and Livongo are not able to adequately address integration challenges, they may be unable to successfully integrate their operations or realize the anticipated benefits of the integration of the two companies.
The failure to integrate successfully the businesses and operations of Teladoc and Livongo in the expected time frame may adversely affect the combined company’s future results.
Teladoc and Livongo have operated and, until the completion of the merger, will continue to operate independently. There can be no assurances that their businesses can be integrated successfully. It is possible that the integration process could result in the loss of key Teladoc employees or key Livongo employees, the loss of customers, the disruption of either company’s or both companies’ ongoing businesses, inconsistencies in standards, controls, procedures and policies, unexpected integration issues, higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. Specifically, the following issues, among others, must be addressed in integrating the operations of Teladoc and Livongo in order to realize the anticipated benefits of the merger so the combined company performs as expected:
•	combining the companies’ operations and corporate functions;
•
combining the businesses of Teladoc and Livongo and meeting the capital requirements of the combined company, in a manner that permits the combined company to achieve the synergies and other benefits anticipated to result from the merger;

•	integrating personnel from the two companies;
•	integrating the companies’ technologies;
•	integrating and unifying the offerings and services available to customers;
•	identifying and eliminating redundant and underperforming functions and assets;
•	harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;
•	maintaining existing agreements with customers, distributors, providers and vendors and avoiding delays in entering into new agreements with prospective customers, distributors, providers and vendors;
•	addressing possible differences in business backgrounds, corporate cultures and management philosophies;
•	consolidating the companies’ administrative and information technology infrastructure;
•	coordinating distribution and marketing efforts;
•	managing the movement of certain positions to different locations;
•	coordinating geographically dispersed organizations; and
•	effecting actions that may be required in connection with obtaining regulatory approvals.
In addition, at times the attention of certain members of either company’s or both companies’ management and resources may be focused on completion of the merger and the integration of the businesses of the two companies and diverted from day-to-day business operations, which may disrupt each company’s ongoing business and the business of the combined company.
Furthermore, the board of directors of the combined company will consist of former directors from each of Teladoc and Livongo. Combining the boards of directors of each company into a single board could require the reconciliation of differing priorities and philosophies.

The Teladoc and Livongo unaudited prospective financial information is inherently subject to uncertainties, the unaudited pro forma condensed combined financial information included in this document is preliminary and the combined company’s actual financial position and results of operations after the merger may differ materially from these estimates and the unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus.
The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus are presented for illustrative purposes only, contain a variety of adjustments, assumptions and preliminary estimates and are not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. The combined company’s actual results and financial position after the merger may differ materially and adversely from the unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus. For more information, see the sections entitled “Comparative Historical and Unaudited Pro Forma Per Share Data” beginning on page 41 and “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 157.
While presented with numeric specificity, the Teladoc and Livongo unaudited prospective financial information provided in this joint proxy statement/prospectus is based on numerous variables and assumptions (including, but not limited to, those related to industry performance and competition and general business, health industry, economic, market and financial conditions and additional matters specific to Teladoc’s or Livongo’s business, as applicable) that are inherently subjective and uncertain and are beyond the control of the respective management teams of Teladoc and Livongo. As a result, actual results may differ materially from the unaudited prospective financial information. Important factors that may affect actual results and cause these unaudited projected financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to Teladoc’s or Livongo’s business, as applicable (including each company’s ability to achieve strategic goals, objectives and targets over applicable periods), healthcare industry performance, general business and economic conditions. For more information see the sections entitled “The Merger—Teladoc Unaudited Financial Projections” beginning on 120 and “The Merger—Livongo Unaudited Financial Projections” beginning on page 122.
Third parties may terminate or alter existing contracts or relationships with Teladoc or Livongo.
Livongo has contracts with customers, suppliers, vendors, landlords, licensors and other business partners which may require Livongo to obtain consent from these other parties in connection with the merger. If these consents cannot be obtained, the combined company may suffer a loss of potential future revenue and may lose rights that are material to its business and the business of the combined company. In addition, third parties with whom Teladoc or Livongo currently have relationships may terminate or otherwise reduce the scope of their relationship with either party in anticipation of the merger. Any such disruptions could limit the combined company’s ability to achieve the anticipated benefits of the merger. The adverse effect of such disruptions could also be exacerbated by a delay in the completion of the merger or the termination of the merger agreement.
Teladoc’s certificate of incorporation will govern Teladoc following the merger and provide that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between Teladoc and its stockholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with Teladoc or its directors, officers or other employees.
Teladoc’s certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for (i) any derivative action or proceeding brought on behalf of Teladoc, (ii) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any director, officer, employee or agent of Teladoc to Teladoc or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or Teladoc’s certificate of incorporation or bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Teladoc certificate of incorporation or bylaws or (v) any action asserting a claim governed by the internal affairs doctrine. Teladoc reserves the right to assert that this exclusive forum provision applies to any derivative action or proceeding brought by a stockholder to procure a judgment in Teladoc’s favor, including derivative actions purporting to assert on Teladoc’s behalf any claims it possesses against third parties that arise under the federal securities laws (e.g., the Securities Act and the Exchange Act). It is, however, uncertain whether a court would enforce this exclusive forum provision with respect to a derivative action or proceeding brought by a stockholder to enforce Teladoc’s rights under the Securities Act or Exchange Act. In addition, stockholders cannot waive, and this exclusive forum provision does not purport to waive, Teladoc’s own compliance with the federal securities laws and the rules and regulations thereunder.
This exclusive forum provision may limit the ability of a stockholder, including a former Livongo stockholder who becomes a Teladoc stockholder after the merger is completed, to bring a claim in a judicial forum of its choosing for disputes with Teladoc or its directors, officers, employees or agents, which may discourage lawsuits against Teladoc and its directors, officers, employees and agents. In addition, stockholders who do bring a claim in a state or federal court located within the State of Delaware could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Delaware. Further, the court located in the State of Delaware may reach different judgments or results than would other courts, including courts where a stockholder would otherwise choose to bring the action, and such judgments or results may be more favorable to Teladoc than to its stockholders.
Risks Relating to Teladoc’s Business
Teladoc’s business will continue to be subject to the risks described in the sections entitled “Risk Factors” in Teladoc’s Annual Report on Form 10-K for the year ended December 31, 2019, Teladoc’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020 and in other documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 218 for the location of information incorporated by reference into this joint proxy statement/prospectus.
Risks Relating to Livongo’s Business
Livongo’s business will continue to be subject to the risks described in the sections entitled “Risk Factors” in Livongo’s Annual Report on Form 10-K for the year ended December 31, 2019, Livongo’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020 and June 30, 2020 and in other documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 218 for the location of information incorporated by reference into this joint proxy statement/prospectus.

THE PARTIES TO THE MERGER
Teladoc Health, Inc.
2 Manhattanville Road, Suite 203
Purchase, New York 10577
(203) 653-2002
Teladoc is a leading provider of comprehensive virtual healthcare services. Teladoc provides virtual access to high-quality care and expertise, with a portfolio of services and solutions covering more than 450 medical subspecialties from non-urgent, episodic needs like flu and upper respiratory infections, to chronic, complicated medical conditions like cancer and congestive heart failure. Teladoc deliver services on a business-to-business basis to thousands of clients in more than 175 countries around the world.
Teladoc common stock is listed on the NYSE under the ticker symbol “TDOC.”
For more information about Teladoc, please visit Teladoc’s Internet website at https://teladochealth.com/. Teladoc’s Internet website address is provided as an inactive textual reference only. The information contained on Teladoc’s Internet website or accessible through it (other than the documents incorporated by reference herein) does not constitute a part of this joint proxy statement/prospectus or any other report or document on file with or furnished to the SEC. Additional information about Teladoc is included in the documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 218.
Livongo Health, Inc.
150 West Evelyn Avenue, Suite 150
Mountain View, California 94041
(866) 435-5643
Livongo empowers people with chronic conditions to live better and healthier lives. Livongo has created a unified platform that provides smart, cellular-connected devices, supplies, informed coaching, data science-enabled insights and facilitates access to medications across multiple chronic conditions to help its members lead better lives. Livongo currently offers Livongo for Diabetes, Livongo for Hypertension, Livongo for Prediabetes and Weight Management, and Livongo for Behavioral Health by myStrength. Livongo has created consumer-first experiences with high member satisfaction, measurable, sustainable health outcomes, and more cost-effective care for its members and its clients. Livongo’s headquarters are located in Mountain View, California.
Livongo common stock is listed on Nasdaq under the ticker symbol “LVGO.”
For more information about Livongo, please visit Livongo’s Internet website at http://www.livongo.com. Livongo’s Internet website address is provided as an inactive textual reference only. The information contained on Livongo’s Internet website or accessible through it (other than the documents incorporated by reference herein) do not constitute a part of this joint proxy statement/prospectus or any other report or document on file with or furnished to the SEC. Additional information about Livongo is included in the documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 218.
Tempranillo Merger Sub, Inc.
c/o Teladoc Health, Inc.
2 Manhattanville Road, Suite 203
Purchase, New York 10577
(203) 653-2002
Merger Sub was formed solely for the purpose of facilitating the merger. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the merger and the other transactions contemplated by the merger agreement. By operation of the merger, Merger Sub will be merged with and into Livongo, with Livongo surviving the merger as a wholly-owned subsidiary of Teladoc.

THE TELADOC STOCKHOLDER MEETING
This joint proxy statement/prospectus is being mailed on or about [•], 2020, to holders of record of Teladoc common stock as of the close of business on September 8, 2020, and constitutes notice of the Teladoc stockholder meeting in conformity with the requirements of the DGCL.
This joint proxy statement/prospectus is being provided to Teladoc stockholders as part of a solicitation of proxies by the Teladoc board of directors for use at the Teladoc stockholder meeting and at any adjournments or postponements of the Teladoc stockholder meeting. Teladoc stockholders are encouraged to read the entire document carefully, including the annexes to and documents incorporated by reference into this document, for more detailed information regarding the merger agreement and the transactions contemplated by the merger agreement.
Date, Time and Place of the Teladoc Stockholder Meeting
The Teladoc stockholder meeting is scheduled to be held virtually at www.virtualshareholdermeeting.com/ TDOC2020SM, on October 29, 2020, at 11:00 a.m., Eastern Time, unless postponed to a later date. The Teladoc stockholder meeting will be held online only and you will not be able to attend in person. Online check-in will begin at 10:45 a.m., Eastern Time, and you should allow ample time for the check-in procedures. You will be able to vote your shares electronically by the Internet and submit questions online during the Teladoc stockholder meeting by logging in to the website listed above using the 16-digit control number included in your proxy card.
Matters to be Considered at the Teladoc Stockholder Meeting
The purposes of the Teladoc stockholder meeting are as follows, each as further described in this joint proxy statement/prospectus:
•	Teladoc Proposal 1: Approval of the Issuance of Shares of Teladoc Common Stock to Livongo Stockholders pursuant to the Merger Agreement. To consider and vote on the Teladoc share issuance proposal;
•	Teladoc Proposal 2: Adoption of Charter Amendment. To consider and vote on the Teladoc charter amendment proposal; and
•	Teladoc Proposal 3: Adjournments of the Teladoc Stockholder Meeting. To consider and vote on the Teladoc adjournment proposal.
Recommendation of the Teladoc Board of Directors
The Teladoc board of directors unanimously recommends that Teladoc stockholders vote:
•	Teladoc Proposal 1: “FOR” the Teladoc share issuance proposal;
•	Teladoc Proposal 2: “FOR” the Teladoc charter amendment proposal; and
•	Teladoc Proposal 3: “FOR” the Teladoc adjournment proposal.
After careful consideration, the Teladoc board of directors, unanimously (i) determined that the merger agreement and the transactions contemplated thereby are fair to, and in the best interests of, Teladoc and its stockholders, (ii) directed that the share issuance be submitted to Teladoc stockholders for their approval, and the charter amendment be submitted to Teladoc stockholders for their adoption and (iii) recommended that Teladoc stockholders vote in favor of the approval of the share issuance, and in favor of the adoption of the charter amendment.
See also the section entitled “The Merger—Recommendation of the Teladoc Board of Directors; Teladoc’s Reasons for the Merger” beginning on page 89.
Record Date for the Teladoc Stockholder Meeting and Voting Rights
The record date to determine who is entitled to receive notice of and to vote at the Teladoc stockholder meeting or any adjournments or postponements thereof is September 8, 2020. As of the close of business on the record date, there were 82,957,800 shares of Teladoc common stock issued and outstanding, each entitled to vote at the Teladoc stockholder meeting. Stockholders will have one vote for any matter properly brought before the

Teladoc stockholder meeting for each share of Teladoc common stock they owned at the close of business on the record date. Only Teladoc stockholders of record at the close of business on the record date are entitled to receive notice of and to vote at the Teladoc stockholder meeting and any and all adjournments or postponements thereof. In addition, the stockholder list will be available for inspection during the Teladoc stockholder meeting at www.virtualshareholdermeeting.com/TDOC2020SM.
Quorum; Abstentions and Broker Non-Votes
A quorum of stockholders is necessary to conduct the Teladoc stockholder meeting. The holders of a majority of the shares of Teladoc common stock entitled to vote at the meeting must be represented at the Teladoc stockholder meeting in person or by proxy in order to constitute a quorum. Teladoc stockholders who virtually attend the Teladoc stockholder meeting via live webcast at www.virtualshareholdermeeting.com/TDOC2020SM will be considered present “in person” for purposes of establishing a quorum and for all other purposes. Abstentions and broker non-votes, if any, will be counted for purposes of determining whether a quorum exists. If a quorum is not present, the Teladoc stockholder meeting will be postponed until the holders of the number of shares of Teladoc common stock required to constitute a quorum attend.
Under NYSE rules, banks, brokers or other nominees who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers or other nominees are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine”. Generally, a broker non-vote occurs on an item when (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Under the NYSE rules, “non-routine” matters include the Teladoc share issuance proposal (Teladoc Proposal 1), the Teladoc charter amendment proposal (Teladoc Proposal 2), and the Teladoc adjournment proposal (Teladoc Proposal 3). Because none of the proposals to be voted on at the Teladoc stockholder meeting are “routine” matters for which brokers may have discretionary authority to vote, Teladoc does not expect any broker non-votes at the Teladoc stockholder meeting. As a result, if you hold your shares of Teladoc common stock in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in one of the ways indicated by your bank, broker or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote.
If you submit a properly executed proxy card, even if you abstain from voting or vote against the approval of the share issuance or the adoption of the charter amendment, your shares of Teladoc common stock will be counted for purposes of calculating whether a quorum is present at the Teladoc stockholder meeting. Executed but unvoted proxies will be voted in accordance with the recommendations of the Teladoc board of directors. If additional votes must be solicited to approve the share issuance or adopt the charter amendment, it is expected that the meeting will be adjourned to solicit additional proxies.

Required Votes; Vote of Teladoc’s Directors and Executive Officers
Except for the Teladoc adjournment proposal, the vote required to approve all of the proposals listed herein assumes the presence of a quorum.
Proposal		Votes Necessary
Teladoc Proposal 1	Teladoc Share Issuance Proposal	Approval requires the affirmative vote of a majority of votes cast on the proposal.

An abstention will have the same effect as a vote “AGAINST” the Teladoc share issuance proposal, while a broker non-vote or other failure to vote will have no effect on the outcome of this proposal.

Teladoc Proposal 2	Teladoc Charter Amendment Proposal
Approval requires the affirmative vote of a majority of the outstanding shares of Teladoc common stock entitled to vote on such proposal. A failure to vote, a broker non-vote or an abstention will have the same effect as a vote “AGAINST” the Teladoc charter amendment proposal.

Teladoc Proposal 3	Teladoc Adjournment Proposal	Approval requires the affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at the Teladoc stockholder meeting.

An abstention, a broker non-vote or other failure to vote will have no effect on the outcome of this proposal.
As of the record date, Teladoc directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 826,084 shares of Teladoc common stock, or approximately 0.99% of the total outstanding shares of Teladoc common stock. Although none of them has entered into any agreement obligating them to do so, Teladoc currently expects that all of its directors and executive officers will vote their shares “FOR” the Teladoc share issuance proposal, “FOR” the Teladoc charter amendment proposal and “FOR” the Teladoc adjournment proposal. See also the section entitled “Interests of Teladoc’s Directors and Executive Officers in the Merger” beginning on page 171 and the arrangements described in Teladoc’s Definitive Proxy Statement on Schedule 14A for Teladoc’s annual meeting filed with the SEC on May 28, 2020, which is incorporated into this joint proxy statement/prospectus by reference.
Methods of Voting
•	By Internet: Through the Internet by logging onto the website indicated on the enclosed proxy card and following the prompts using the control number located on the proxy card.
•	By Telephone: By calling (from the United States, Puerto Rico and Canada) using the toll-free telephone number listed on the enclosed proxy card.
•	By Mail: By completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.
•	Voting Virtually at the Teladoc Stockholder Meeting: Shares held directly in your name as stockholder of record may be voted virtually at the Teladoc stockholder meeting.
If you are a stockholder of record, proxies submitted over the Internet, by telephone or by mail as described above must be received by 11:59 p.m., Eastern Time, on October 28, 2020.
If you hold your shares in “street name,” proxies submitted over the Internet, telephone or by mail as described above must be received by 11:59 p.m., Eastern Time, on October 28, 2020.

Notwithstanding the above, if your shares are held in “street name” by a bank, broker or other nominee, you should follow the instructions you receive from your bank, broker or other nominee on how to vote your shares. Registered stockholders who attend the Teladoc stockholder meeting may vote their shares personally even if they previously have voted their shares.
How to Ask Questions at the Teladoc Stockholder Meeting
The virtual Teladoc stockholder meeting allows stockholders to submit questions during the Teladoc stockholder meeting in the question box provided at www.virtualshareholdermeeting.com/TDOC2020SM. Teladoc will respond to as many inquiries at the Teladoc stockholder meeting as time allows.
What to Do if You Have Technical Difficulties or Trouble Accessing the Virtual Meeting Website
Teladoc will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting website log-in page at www.virtualshareholdermeeting.com/TDOC2020SM.
What to Do if You Cannot Virtually Attend the Teladoc Stockholder Meeting
You may vote your shares before the Teladoc stockholder meeting by Internet, by proxy or by telephone pursuant to the instructions contained in your proxy card. You do not need to access the Teladoc stockholder meeting webcast to vote if you submitted your vote via proxy, by Internet or by telephone in advance of the Teladoc stockholder meeting.
Revocability of Proxies
Any stockholder giving a proxy has the right to revoke it before the proxy is voted at the Teladoc stockholder meeting by any of the following actions:
•
by sending a signed written notice that you revoke your proxy to Teladoc’s corporate secretary, bearing a later date than your original proxy and mailing it so that it is received prior to the Teladoc stockholder meeting;

•
by subsequently submitting a new proxy (including by submitting a proxy via the Internet or telephone) at a later date than your original proxy so that the new proxy is received by the deadline specified on the accompanying proxy card; or

•	by voting virtually at the Teladoc stockholder meeting.
Execution or revocation of a proxy will not in any way affect the stockholder’s right to attend the stockholder meeting and vote in person.
Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:
Teladoc Health, Inc.
Attention: Corporate Secretary
2 Manhattanville Road, Suite 203
Purchase, New York 10577
If your shares are held in “street name” and you previously provided voting instructions to your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to revoke or change your voting instructions.
Unless revoked, all proxies representing shares entitled to vote that are delivered pursuant to this solicitation will be voted at the Teladoc stockholder meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification. If a Teladoc stockholder makes no specification on his, her or its proxy card as to how such Teladoc stockholder should want his, her or its shares of Teladoc common stock voted, such proxy will be voted as recommended by the Teladoc board of directors as stated in this joint proxy statement/prospectus, specifically “FOR” the Teladoc share issuance proposal, “FOR” the Teladoc charter amendment proposal and “FOR” the Teladoc adjournment proposal.

Proxy Solicitation Costs
Teladoc is soliciting proxies to provide an opportunity to all Teladoc stockholders to vote on agenda items, whether or not the stockholders are able to attend the Teladoc stockholder meeting or an adjournment or postponement thereof. Teladoc will bear the entire cost of soliciting proxies from its stockholders. In addition to the solicitation of proxies by mail, Teladoc will ask banks, brokers and other custodians, nominees and fiduciaries to forward the proxy solicitation materials to the beneficial owners of shares of Teladoc common stock held of record by such nominee holders. Teladoc may be required to reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.
Teladoc has retained MacKenzie to assist in the solicitation process. Teladoc will pay MacKenzie a fee of approximately $75,000 plus costs and expenses. Teladoc also has agreed to indemnify MacKenzie against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). In addition to solicitation by mail, Teladoc’s directors, officers and other employees may solicit proxies in person, by telephone, electronically, by mail or other means. These persons will not be specifically compensated for doing this.
Attending the Teladoc Stockholder Meeting
You are entitled to attend the Teladoc stockholder meeting only if you are a stockholder of record of Teladoc at the close of business on September 8, 2020 (the record date for the Teladoc stockholder meeting) or you hold your shares of Teladoc beneficially in the name of a broker, bank or other nominee as of the record date, or you hold a valid proxy for the Teladoc stockholder meeting.
To enter the meeting, you must have your 16-digit control number that is shown on your proxy card.
Householding
Some banks, brokers and other nominees may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this joint proxy statement/prospectus may have been sent to multiple stockholders in your household. You can request prompt delivery of a copy of this joint proxy statement/prospectus by writing to: Investor Relations, Teladoc Health, Inc., 2 Manhattanville Road, Suite 203, Purchase, New York 10577.
Tabulation of Votes; Results of the Teladoc Stockholder Meeting
Representatives of American Election Services, LLC will tabulate the votes and will act as independent inspector of election at the Teladoc stockholder meeting.
The preliminary voting results will be announced at the Teladoc stockholder meeting. In addition, within four business days following the Teladoc stockholder meeting, Teladoc intends to file the final voting results with the SEC on a Current Report on Form 8-K. If the final voting results have not been certified within that four-business-day period, Teladoc will report the preliminary voting results on a Current Report on Form 8-K at that time and will file an amendment to the Current Report on Form 8-K to report the final voting results within four days of the date that the final results are certified.
Adjournments
If a quorum is present at the Teladoc stockholder meeting but there are not sufficient votes at the time of the Teladoc stockholder meeting to approve the Teladoc share issuance proposal and the Teladoc charter amendment proposal, then Teladoc stockholders may be asked to vote on the Teladoc adjournment proposal.
If the adjournment is for more than 30 days, or if after the adjournment a new record date for determining the stockholders entitled to vote is fixed for the adjourned meeting, Teladoc will give notice of the adjourned meeting to each Teladoc stockholder of record entitled to vote at the adjourned meeting as of the record date for determining the stockholders entitled to notice of the adjourned meeting.
At any subsequent reconvening of the Teladoc stockholder meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the Teladoc stockholder meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Assistance
If you need assistance voting or in completing your proxy card or have questions regarding the Teladoc stockholder meeting, please contact MacKenzie, the proxy solicitation agent for Teladoc:
MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, New York 10018
Email: NBL@mackenziepartners.com
Call Collect: (212) 929-5500
Toll-Free: (800) 322-2885
TELADOC STOCKHOLDERS SHOULD CAREFULLY READ THIS JOINT PROXY
STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION
CONCERNING THE MERGER AGREEMENT AND THE MERGER. IN PARTICULAR, TELADOC
STOCKHOLDERS ARE DIRECTED TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS
ANNEX A HERETO.

TELADOC PROPOSAL 1: APPROVAL OF SHARE ISSUANCE
This joint proxy statement/prospectus is being furnished to you as a stockholder of Teladoc as part of the solicitation of proxies by the Teladoc board of directors for use at the Teladoc stockholder meeting to consider and vote upon a proposal to approve the issuance of shares of Teladoc common stock to Livongo stockholders pursuant to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.
Under NYSE rules, stockholder approval is required prior to the issuance of shares of common stock in any transaction or series of related transactions if the number of shares of common stock to be issued is equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the shares of common stock pursuant to the transaction. It is currently estimated that Teladoc will issue or reserve for issuance approximately 74,307,812 shares of Teladoc common stock to Livongo stockholders pursuant to the merger agreement, which will exceed 20% of the number of shares of Teladoc common stock outstanding prior to the share issuance.
Approval of the share issuance is a condition to the completion of the merger. Additionally, the completion of the merger is conditioned on the approval of the adoption of the charter amendment set forth in Teladoc Proposal 2. Notwithstanding the outcome of the vote on this proposal, the Teladoc board of directors will not issue shares of Teladoc common stock to Livongo stockholders pursuant to the merger agreement if the Teladoc charter amendment proposal is not approved by Teladoc stockholders.
The Teladoc board of directors unanimously recommends that Teladoc stockholders approve the following resolution:
“RESOLVED, that the stockholders of Teladoc Health, Inc. approve the issuance of shares of common stock of Teladoc Health, Inc. to stockholders of Livongo Health, Inc., pursuant to the terms of the Agreement and Plan of Merger, dated as of August 5, 2020, by and among Teladoc Health, Inc., Livongo Health, Inc. and Tempranillo Merger Sub, Inc., in an amount necessary to complete the transactions contemplated thereby.”
Approval of the Teladoc share issuance proposal requires the affirmative vote of a majority of votes cast on the proposal. A stockholder’s abstention from voting will have the same effect as a vote “AGAINST” the Teladoc share issuance proposal, while a broker non-vote or other failure to vote will have no effect on the proposal.
IF YOU ARE A TELADOC STOCKHOLDER, THE TELADOC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE TELADOC SHARE ISSUANCE PROPOSAL (TELADOC PROPOSAL 1)

TELADOC PROPOSAL 2: ADOPTION OF CHARTER AMENDMENT
The Teladoc board of directors has approved and declared advisable, pursuant to the merger agreement, the adoption of the charter amendment. The charter amendment in its entirety is attached as Annex E to this joint proxy statement/prospectus. Teladoc stockholders should read the charter amendment in its entirety.
The Teladoc certificate of incorporation currently authorizes the issuance of up to 150,000,000 shares of Teladoc common stock and 1,000,000 shares of Teladoc preferred stock. The charter amendment would increase the number of authorized shares of Teladoc common stock to 300,000,000 shares.
In order to complete the merger, Teladoc stockholders must approve this proposal to adopt the charter amendment in addition to the share issuance described in Teladoc Proposal 1. If this proposal to adopt the charter amendment is approved but the share issuance described in Teladoc Proposal 1 is not approved, the Teladoc board of directors will abandon the charter amendment without further action by Teladoc stockholders.
The Teladoc board of directors unanimously recommends that Teladoc stockholders adopt the amendment to the certificate of incorporation described here and set forth in full as Annex E.
Approval of the Teladoc charter amendment proposal requires the affirmative vote of a majority of the outstanding shares of Teladoc common stock entitled to vote on the proposal. A failure to vote, a broker non-vote or an abstention will have the same effect as a vote “AGAINST” the Teladoc charter amendment proposal.
IF YOU ARE A TELADOC STOCKHOLDER, THE TELADOC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE TELADOC CHARTER AMENDMENT PROPOSAL (TELADOC PROPOSAL 2)

TELADOC PROPOSAL 3: ADJOURNMENT OF THE TELADOC STOCKHOLDER MEETING
The Teladoc stockholder meeting may be adjourned to another time and place if necessary to permit solicitation of additional proxies if there are not sufficient votes to approve the Teladoc share issuance proposal and the Teladoc charter amendment proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to the Teladoc stockholders.
Teladoc is asking its stockholders to authorize the holder of any proxy solicited by the Teladoc board of directors to vote in favor of any adjournment to the Teladoc stockholder meeting to solicit additional proxies if there are not sufficient votes to approve the Teladoc share issuance proposal and the Teladoc charter amendment proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Teladoc stockholders.
The Teladoc board of directors unanimously recommends that Teladoc stockholders approve the proposal to adjourn the Teladoc stockholder meeting, if necessary.
Approval of the Teladoc adjournment proposal requires the affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at the Teladoc stockholder meeting. A stockholder’s abstention from voting, a broker non-vote or other failure to vote (including a failure to instruct your bank, broker or other nominee to vote) will have no effect on the outcome of the proposal.
IF YOU ARE A TELADOC STOCKHOLDER, THE TELADOC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE TELADOC ADJOURNMENT PROPOSAL (TELADOC PROPOSAL 3)

THE LIVONGO STOCKHOLDER MEETING
This joint proxy statement/prospectus is being mailed on or about [•], to holders of record of Livongo common stock as of the close of business on September 8, 2020, and constitutes notice of the Livongo stockholder meeting in conformity with the requirements of the DGCL.
This joint proxy statement/prospectus is being provided to Livongo stockholders as part of a solicitation of proxies by the Livongo board of directors for use at the Livongo stockholder meeting and at any adjournments or postponements of the Livongo stockholder meeting. Livongo stockholders are encouraged to read the entire document carefully, including the annexes to and documents incorporated by reference into this document, for more detailed information regarding the merger agreement and the transactions contemplated by the merger agreement.
Date, Time and Place of the Livongo Stockholder Meeting
The live, audio-only virtual Livongo stockholder meeting is scheduled to be held at 11:00 a.m., Eastern Time, on October 29, 2020, at www.virtualshareholdermeeting.com/LVGO2020SM, unless postponed to a later date. The Livongo stockholder meeting will be held online only and you will not be able to attend in person. Online check-in will begin at 10:45 a.m., Eastern Time, and you should allow ample time for the check-in procedures. You will be able to vote your shares electronically by Internet and submit questions online during the Livongo stockholder meeting by logging in to the website listed above using the 16-digit control number included in your proxy card.
Matters to Be Considered at the Livongo Stockholder Meeting
The purposes of the Livongo stockholder meeting are as follows, each as further described in this joint proxy statement/prospectus:
•	Livongo Proposal 1: Adoption of the Merger Agreement. To consider and vote on the Livongo merger agreement proposal;
•
Livongo Proposal 2: Approval, on an Advisory (Non-Binding) Basis, of Certain Compensatory Arrangements with Livongo Named Executive Officers. To consider and vote on the Livongo compensation proposal; and

•	Livongo Proposal 3: Adjournments of the Livongo Stockholder Meeting. To consider and vote on the Livongo adjournment proposal.
Recommendation of the Livongo Board of Directors
The Livongo board of directors unanimously recommends that Livongo stockholders vote:
•	Livongo Proposal 1: “FOR” the Livongo merger agreement proposal;
•	Livongo Proposal 2: “FOR” the Livongo compensation proposal; and
•	Livongo Proposal 3: “FOR” the Livongo adjournment proposal.
After careful consideration, Livongo’s board of directors unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Livongo and its stockholders and (ii) approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement.
See also the section entitled “The Merger—Recommendation of the Livongo Board of Directors; Livongo’s Reasons for the Merger” beginning on page 94.
Record Date for the Livongo Stockholder Meeting and Voting Rights
The record date to determine who is entitled to receive notice of and to vote at the Livongo stockholder meeting or any adjournments or postponements thereof is September 8, 2020. As of the close of business on the record date, there were 101,585,377 shares of Livongo common stock outstanding and entitled to vote at the Livongo stockholder meeting. Each holder of Livongo common stock is entitled to one vote for any matter properly brought before the Livongo stockholder meeting for each share of Livongo common stock such holder owned at the close of business on the record date. Only Livongo stockholders of record at the close of business on the record date are entitled to receive notice of and to vote at the Livongo stockholder meeting and any and all adjournments or postponements thereof. In addition, the stockholder list will be available for inspection during the Livongo stockholder meeting at www.virtualshareholdermeeting.com/LVGO2020SM.
Quorum; Abstentions and Broker Non-Votes
A quorum of stockholders is necessary to conduct the Livongo stockholder meeting. A quorum exists if the holders of at least a majority of the issued and outstanding shares of Livongo common stock entitled to vote on such subject matter are represented in person or by proxy at such meeting. Livongo stockholders who virtually attend the Livongo stockholder meeting via live audio-only webcast at www.virtualshareholdermeeting.com/LVGO2020SM will be considered present “in person” for purposes of establishing a quorum and for all other purposes. Shares of Livongo common stock represented at the Livongo stockholder meeting and entitled to vote, but not voted, including shares for which a stockholder directs an “abstention” from voting and broker non-votes will be counted for purposes of determining a quorum. If a quorum is not present, the Livongo stockholder meeting will be postponed until the holders of the number of shares of Livongo common stock required to constitute a quorum attend.
Under stock exchange rules, banks, brokers or other nominees who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers or other nominees are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine.” Generally, a broker non-vote occurs on an item when (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Under stock exchange rules, “non-routine” matters include the Livongo merger agreement proposal (Livongo Proposal 1), the Livongo compensation proposal (Livongo Proposal 2) and the Livongo adjournment proposal (Livongo Proposal 3). Because none of the proposals to be voted on at the Livongo stockholder meeting are routine matters for which brokers may have discretionary authority to vote, Livongo does not expect any broker non-votes at the Livongo stockholder meeting. As a result, if you hold your shares of Livongo common stock in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in one of the ways indicated by your bank, broker or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote.
If you submit a properly executed proxy card, even if you abstain from voting or vote against the approval of the share issuance or the adoption of the charter amendment, your shares of Livongo common stock will be counted for purposes of calculating whether a quorum is present at the Livongo stockholder meeting. Executed but unvoted proxies will be voted in accordance with the recommendations of the Livongo board of directors. If additional votes must be solicited to approve the share issuance or adopt the charter amendment, it is expected that the meeting will be adjourned to solicit additional proxies.
Required Votes; Vote of Livongo’s Directors and Executive Officers
Except for the Livongo adjournment proposal, the vote required to approve all of the proposals listed herein assumes the presence of a quorum.
Proposal		Votes Necessary
Livongo Proposal 1	Livongo Merger Agreement Proposal
Approval requires the affirmative vote of a majority of the outstanding shares of Livongo common stock entitled to vote thereon.

A failure to vote, a broker non-vote or an abstention will have the same effect as a vote “AGAINST” this proposal.

Proposal		Votes Necessary
Livongo Proposal 2	Livongo Compensation Proposal
Approval requires the affirmative vote of a majority in voting power of the shares of Livongo common stock so represented at the Livongo stockholder meeting.

An abstention will have the same effect as a vote “AGAINST” the Livongo compensation proposal, while a broker non-vote or other failure to vote will have no effect on the outcome of this proposal.

Livongo Proposal 3	Livongo Adjournment Proposal
Approval requires the affirmative vote of a majority in voting power of the shares of Livongo common stock so represented at the Livongo stockholder meeting.

An abstention will have the same effect as a vote “AGAINST” the Livongo adjournment proposal, while a broker non-vote or other failure to vote will have no effect on the outcome of this proposal.

As of the record date, Livongo directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 24,953,412 shares of Livongo common stock, or approximately 24.56% of the total outstanding shares of Livongo common stock. As discussed in the section entitled “Voting Agreement” beginning on page 179, Glen Tullman and Lee Shapiro have entered into a voting agreement in connection with the transaction. Although no other Livongo directors or officers have entered into any agreement obligating them to vote in a certain way, Livongo currently expects that all of its directors and executive officers will vote their shares “FOR” the Livongo merger agreement proposal, “FOR” the Livongo compensation proposal and “FOR” the Livongo adjournment proposal. See also the section entitled “Interests of Livongo’s Directors and Executive Officers in the Merger” beginning on page 172 and Livongo’s Definitive Proxy Statement on Schedule 14A for Livongo’s annual meeting filed with the SEC on April 6, 2020, which is incorporated into this joint proxy statement/prospectus by reference.
Methods of Voting
•
By Internet: If you are a stockholder of record, you can vote at www.virtualshareholdermeeting.com/ LVGO2020SM, 24 hours a day, seven days a week. You will need the 16-digit control number included on your proxy card or your paper voting instruction form (if you received a paper copy of the proxy materials).

•
By Telephone: If you are a stockholder of record, you can vote using a touch-tone telephone by calling (800) 690-6903, 24 hours a day, seven days a week. You will need the 16-digit control number included on your proxy card or your paper voting instruction form (if you received a paper copy of the proxy materials).

•
By Mail: If you have received a paper copy of the proxy materials by mail, you may complete, sign, date and return by mail the paper proxy card or voting instruction form sent to you in the envelope provided to you with your proxy materials or voting instruction form.

•
Voting Virtually at the Livongo Stockholder Meeting: All stockholders of record may vote at the virtual Livongo stockholder meeting. If you hold your shares through a bank, broker or other nominee in “street name” (instead of as a registered holder), you must obtain a legal proxy from your bank, broker or other nominee and show proof of the legal proxy in accordance with the instructions provided by your bank, broker, or other nominee. For more information on attending the virtual Livongo stockholder meeting, see the section entitled “The Livongo Stockholder Meeting—Attending the Livongo Stockholder Meeting” beginning on page 72.

•
Through your Bank, Broker or Other Nominee: If you hold your shares through a bank, broker or other nominee in “street name” instead of as a registered holder, you may vote by submitting your voting instructions to your bank, broker or other nominee. In most instances, you will be able to do this over the Internet, by telephone, or by mail as indicated above. Please refer to the information from your bank, broker or other nominee on how to submit voting instructions. If you do not provide voting instructions to your bank, broker or other nominee, your shares of Livongo common stock will not be voted on any proposal as your bank, broker or other nominee does not have discretionary authority to vote on any of the proposals to be voted on at the Livongo stockholder meeting; see the section entitled “The Livongo Stockholder Meeting—Quorum; Abstentions and Broker Non-Votes” beginning on page 69.
If you are a stockholder of record, proxies submitted over the Internet, by telephone or by mail as described above must be received by 11:59 p.m., Eastern Time, on October 28, 2020.
Notwithstanding the above, if you hold your shares in “street name” and you submit voting instructions to your bank, broker or other nominee, your instructions must be received by the bank, broker or other nominee prior to the deadline set forth in the information from your bank, broker or other nominee on how to submit voting instructions.
If you deliver a proxy pursuant to this joint proxy statement/prospectus, but do not specify a choice with respect to any proposal set forth in this joint proxy statement/prospectus, your underlying shares of Livongo common stock will be voted on such uninstructed proposal in accordance with the recommendation of the Livongo board of directors. At the date hereof, Livongo’s management has no knowledge of any business that will be presented for consideration at the Livongo stockholder meeting and which would be required to be set forth in this joint proxy statement/prospectus or the related Livongo proxy card other than the matters set forth in Livongo’s Notice of Special Meeting of Stockholders. If any other matter is properly presented at the Livongo stockholder meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.
Revocability of Proxies
Any stockholder giving a proxy has the right to revoke it before the proxy is voted at the Livongo stockholder meeting by any of the following actions:
•
by sending a signed written notice that you revoke your proxy to Livongo’s secretary, bearing a later date than your original proxy and mailing it so that it is received prior to the Livongo stockholder meeting;

•
by subsequently submitting a new proxy (including by submitting a proxy via the Internet or telephone) at a later date than your original proxy so that the new proxy is received prior to deadline specified on the accompanying proxy card; or

•	by attending the Livongo stockholder meeting virtually via live audio-only webcast at www.virtualshareholdermeeting.com/LVGO2020SM and voting by Internet.
Execution or revocation of a proxy will not in any way affect the stockholder’s right to attend and vote at the virtual stockholder meeting.
Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:
Livongo Health, Inc.
Attention: General Counsel and Secretary
444 N. Michigan Ave, Suite 3400
Chicago, Illinois 60611
If your shares are held in “street name” and you previously provided voting instructions to your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to revoke or change your voting instructions.
Unless revoked, all proxies representing shares entitled to vote that are delivered pursuant to this solicitation will be voted at the Livongo stockholder meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification. If a Livongo stockholder makes no specification on his, her or its proxy card as to how such Livongo stockholder should want his, her or its shares of Livongo common stock voted, such proxy will be voted as recommended by the Livongo board of directors as stated in this joint proxy statement/prospectus, specifically “FOR” the Livongo merger agreement proposal, “FOR” the Livongo compensation proposal and “FOR” the Livongo adjournment proposal.
Proxy Solicitation Costs
Livongo is soliciting proxies to provide an opportunity to all Livongo stockholders to vote on agenda items, whether or not the stockholders are able to attend the Livongo stockholder meeting or an adjournment or postponement thereof. Livongo will bear the entire cost of soliciting proxies from its stockholders. In addition to the solicitation of proxies by mail, Livongo will request that banks, brokers and other nominee record holders send proxies and proxy material to the beneficial owners of Livongo common stock and secure their voting instructions, if necessary. Livongo may be required to reimburse those banks, brokers and other nominees on request for their reasonable expenses in taking those actions.
Livongo has also made arrangements with D.F. King to assist in soliciting proxies and in communicating with Livongo stockholders and estimates that it will pay them a fee of approximately $20,000 plus reimbursement for certain fees and expenses. Livongo also has agreed to indemnify D.F. King against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). Proxies may be solicited on behalf of Livongo in person, by mail, by telephone, by facsimile, by messenger, via the Internet or by other means of communication, including electronic communication, or by Livongo directors, officers and other employees in person, by mail, by telephone, by facsimile, via the Internet or by other means of communication, including electronic communication. Directors, officers and employees of Livongo will not be specially compensated for their services or solicitation in this regard.
Attending the Livongo Stockholder Meeting
The Livongo stockholder meeting will be held entirely online due to the public health concerns regarding the coronavirus (COVID-19) outbreak. You will not be able to attend the Livongo stockholder meeting in person. The meeting will be held virtually on October 29, 2020 at 11:00 a.m. Eastern Time via live audio-only webcast at www.virtualshareholdermeeting.com/LVGO2020SM. To attend the meeting as a stockholder, you will need the 16-digit control number included in your proxy card. Online check-in will begin at 10:45 a.m. Eastern Time and you should allow ample time for the check-in procedures. If you do not have your 16-digit control number, you will be able to access and listen to the Livongo stockholder meeting but you will not be able to vote your shares or submit questions during the Livongo stockholder meeting.
The virtual meeting has been designed to provide the same rights to participate as the stockholder would have at an in-person meeting. Information on how to vote by Internet before and during the Livongo stockholder meeting is discussed above.
If you plan to virtually attend the Livongo stockholder meeting and vote, Livongo still encourages you to vote in advance by the Internet, telephone or (if you received a paper copy of the proxy materials) by mail so that your vote will be counted even if you later decide not to attend the Livongo stockholder meeting. Voting your proxy by the Internet, telephone or mail will not limit your right to vote at the Livongo stockholder meeting if you later decide to virtually attend. If you own your shares of Livongo common stock in “street name” and wish to vote at the Livongo stockholder meeting, you must obtain a signed legal proxy from your bank, broker or other nominee giving you the right to vote the shares.
How to Ask Questions at the Livongo Stockholder Meeting
The virtual Livongo stockholder meeting allows stockholders to submit questions during the Livongo stockholder meeting in the question box provided at www.virtualshareholdermeeting.com/LVGO2020SM. Livongo will respond to as many inquiries at the Livongo stockholder meeting as time allows.
What to Do if You Have Technical Difficulties or Trouble Accessing the Virtual Meeting Website
Livongo will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting website log-in page at www.virtualshareholdermeeting.com/LVGO2020SM.

What to Do if You Cannot Virtually Attend the Livongo Stockholder Meeting
You may vote your shares before the Livongo stockholder meeting by Internet, by proxy or by telephone pursuant to the instructions contained in your proxy card. You do not need to access the Livongo stockholder meeting webcast to vote if you submitted your vote via proxy, by Internet or by telephone in advance of the Livongo stockholder meeting.
Householding
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can request prompt delivery of a copy of this joint proxy statement/prospectus by writing to: Investor Relations, Livongo Health, Inc., 444 N. Michigan Ave., Chicago, Illinois 60611 or by calling (312) 588-7048.
Tabulation of Votes; Results of the Livongo Stockholder Meeting
Representatives of Broadridge will tabulate the votes and will act as independent inspector of election at the Livongo stockholder meeting.
Preliminary voting results will be announced at the Livongo stockholder meeting. In addition, Livongo intends to file the final voting results with the SEC on a Current Report on Form 8-K within four business days after the Livongo stockholder meeting.
Adjournments
The chairperson of the meeting or a majority in voting power of the shares represented at the meeting may adjourn the meeting if no quorum is present.
If a quorum is present at the Livongo stockholder meeting but there are not sufficient votes at the time of the Livongo stockholder meeting to approve the Livongo merger agreement proposal, then Livongo stockholders may be asked to vote on the Livongo adjournment proposal.
If the adjournment is for more than 30 days, Livongo will give notice of the adjourned meeting to each Livongo stockholder of record entitled to vote at the Livongo stockholder meeting. If, after the adjournment, a new record date for determination of stockholders entitled to vote is fixed for the adjourned Livongo stockholder meeting, the Livongo board of directors will fix as the record date for determining Livongo stockholders entitled to notice of such adjourned Livongo stockholder meeting the same or an earlier date as that fixed for determination of Livongo stockholders entitled to vote at the adjourned Livongo stockholder meeting, and will give notice of adjourned Livongo stockholder meeting to each Livongo stockholder of record entitled to vote at such adjourned meeting Livongo stockholder meeting as of the record date so fixed for notice of such adjourned Livongo stockholder meeting.
At any subsequent reconvening of the Livongo stockholder meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the Livongo stockholder meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Assistance
If you need assistance voting or in completing your proxy card or have questions regarding the Livongo stockholder meeting, please contact D.F. King, the proxy solicitation agent for Livongo:
D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Stockholders may call toll-free: (800) 628-8510
Banks and brokers may call collect: (212) 269-5550
Email: lvgo@dfking.com
LIVONGO STOCKHOLDERS SHOULD CAREFULLY READ THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE MERGER AGREEMENT AND THE MERGER. IN PARTICULAR, LIVONGO STOCKHOLDERS ARE DIRECTED TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A HERETO.

LIVONGO PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT
This joint proxy statement/prospectus is being furnished to you as a stockholder of Livongo as part of the solicitation of proxies by the Livongo board of directors for use at the Livongo stockholder meeting to consider and vote upon a proposal to adopt the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.
The Livongo board of directors, after due and careful discussion and consideration, unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement and determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Livongo and its stockholders.
The Livongo board of directors accordingly unanimously recommends that Livongo stockholders adopt the merger agreement, as disclosed in this joint proxy statement/prospectus and particularly the related narrative disclosures in the sections of this joint proxy statement/prospectus entitled “The Merger” beginning on page 78 and “The Merger Agreement” beginning on page 130 and as attached as Annex A to this joint proxy statement/prospectus.
The merger between Merger Sub and Livongo cannot be completed without the affirmative vote of a majority of the outstanding shares of Livongo common stock entitled to vote thereon. A failure to vote, a broker non-vote or an abstention will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.
IF YOU ARE A LIVONGO STOCKHOLDER, THE LIVONGO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
“FOR” THE LIVONGO MERGER AGREEMENT PROPOSAL (LIVONGO PROPOSAL 1)

LIVONGO PROPOSAL 2: ADVISORY (NON-BINDING) VOTE ON MERGER-RELATED
COMPENSATION FOR NAMED EXECUTIVE OFFICERS
Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Livongo is seeking a non-binding, advisory stockholder approval of the compensation of Livongo’s named executive officers that is based on or otherwise relates to the merger as disclosed in the section entitled “Interests of Livongo’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Livongo’s Named Executive Officers—Golden Parachute Compensation” beginning on page 177. The proposal gives Livongo’s stockholders the opportunity to express their views on the merger-related compensation of Livongo’s named executive officers.
Accordingly, Livongo is asking Livongo stockholders to vote “FOR” the adoption of the following resolution, on a non-binding, advisory basis:
“RESOLVED, that the compensation that will or may be paid or become payable to Livongo’s named executive officers that is based on or otherwise relates to the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “Interests of Livongo’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Livongo’s Named Executive Officers—Golden Parachute Compensation” is hereby APPROVED.”
The vote on the advisory compensation proposal is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, if you are a Livongo stockholder, you may vote to approve the Livongo merger agreement proposal, and vote not to approve the Livongo compensation proposal, and vice versa. If the merger is completed, the merger-related compensation may be paid to Livongo’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if Livongo stockholders fail to approve the advisory vote regarding merger-related compensation.
Approval of the Livongo compensation proposal requires the affirmative vote of a majority in voting power of the shares of Livongo common stock represented at the Livongo stockholder meeting. A stockholder’s abstention from voting will have the same effect as a vote “AGAINST” the Livongo compensation proposal, while a broker non-vote or other failure to vote (including a failure to instruct your bank, broker or other nominee to vote) will have no effect on the outcome of the proposal.
The Livongo board of directors unanimously recommends a vote “FOR” the advisory compensation proposal.
IF YOU ARE A LIVONGO STOCKHOLDER, THE LIVONGO BOARD OF DIRECTORS
UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE LIVONGO COMPENSATION
PROPOSAL (LIVONGO PROPOSAL 2)

LIVONGO PROPOSAL 3: ADJOURNMENT OF THE LIVONGO STOCKHOLDER MEETING
The Livongo stockholder meeting may be adjourned to another time and place if necessary to permit solicitation of additional proxies if there are not sufficient votes to approve the Livongo merger agreement proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to the Livongo stockholders.
Livongo is asking its stockholders to authorize the holder of any proxy solicited by the Livongo board of directors to vote in favor of any adjournment of the Livongo stockholder meeting to solicit additional proxies if there are not sufficient votes to approve the Livongo merger agreement proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Livongo stockholders.
The Livongo board of directors unanimously recommends that Livongo stockholders approve the proposal to adjourn the Livongo stockholder meeting, if necessary.
Whether or not there is a quorum, approval of the Livongo adjournment proposal requires the affirmative vote of a majority in voting power of the shares of Livongo common stock represented at the Livongo stockholder meeting. A stockholder’s abstention from voting will have the same effect as a vote “AGAINST” the Livongo adjournment proposal, while a broker non-vote or other failure to vote (including a failure to instruct your bank, broker or other nominee to vote) will have no effect on the outcome of the proposal.
Under the Livongo bylaws, the chairperson of the Livongo stockholder meeting may adjourn the Livongo stockholder meeting if no quorum is present.
IF YOU ARE A LIVONGO STOCKHOLDER, THE LIVONGO BOARD OF DIRECTORS
UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE LIVONGO ADJOURNMENT
PROPOSAL (LIVONGO PROPOSAL 3)

THE MERGER
The following is a description of the material aspects of the merger. While Teladoc and Livongo believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. You are encouraged to read carefully this entire joint proxy statement/prospectus, including the text of the merger agreement attached to this joint proxy statement/prospectus as Annex A, for a more complete understanding of the merger. In addition, important business and financial information about each of Teladoc and Livongo is included in or incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 218.
General
Teladoc and Livongo have entered into the merger agreement, which provides for the merger of Merger Sub, a Delaware corporation and a wholly-owned subsidiary of Teladoc, with and into Livongo. As a result of the merger, the separate existence of Merger Sub will cease and Livongo will continue its existence under the laws of the State of Delaware as the surviving corporation and a wholly-owned subsidiary of the combined company.
Merger Consideration
At the effective time, by virtue of the merger and without any action on the part of the parties or any holder of any capital stock of Livongo, each share of Livongo common stock issued and outstanding immediately prior to the effective time (other than excluded shares, which refers to shares of Livongo common stock owned, prior to the effective time, by Teladoc, Merger Sub or any other direct or indirect wholly-owned subsidiary of Teladoc or any direct or indirect wholly-owned subsidiary of Livongo, or held in Livongo’s treasury, and dissenting shares (as defined in the section entitled “The Merger Agreement—Dissenting Shares” beginning on page 133)) will be converted automatically into the right to receive (i) 0.5920 of a share of Teladoc common stock and (ii) $4.24 in cash, without interest.
No fractional shares of Teladoc common stock will be issued upon the conversion of shares of Livongo common stock pursuant to the merger agreement. Each holder of shares of Livongo common stock who would otherwise have been entitled to receive fractional shares of Teladoc common stock pursuant to the merger agreement (after taking into account all shares of Livongo common stock exchanged by such holder) will be entitled to receive a cash payment, without interest, in lieu of any such fractional share, equal to the product of (i) such fractional amount and (ii) an amount equal to the last reported sale price per share of Teladoc common stock on the NYSE (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Teladoc and Livongo) on the last complete trading day immediately prior to the date of the effective time.
The exchange ratio is fixed, which means that it will not change between now and the date of the merger, regardless of whether the market price of either Teladoc or Livongo common stock changes. The market price of Teladoc common stock has fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the stockholder meetings and the date the merger is completed and thereafter. The market price of Teladoc common stock, when received by Livongo stockholders after the merger is completed, could be greater than, less than or the same as the market price of Teladoc common stock on the date of this joint proxy statement/prospectus or at the time of the stockholder meetings. Accordingly, you should obtain current stock price quotations for Teladoc common stock and Livongo common stock before deciding how to vote with respect to the proposals described in this joint proxy statement/prospectus. The common stock of Teladoc is traded on the NYSE under the symbol “TDOC” and the common stock of Livongo is traded on Nasdaq under the symbol “LVGO.”
At the effective time, all excluded shares will be cancelled and will cease to exist, and no payment will be made in respect of such shares.
Special Dividend
Subject to applicable law and the satisfaction or waiver of all of the conditions set forth in the merger agreement (other than conditions that may only be satisfied on the closing date) described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 151, prior to the effective time, Livongo will pay a cash dividend per share of Livongo common stock equal to $7.09 to holders of record of the issued and outstanding shares of Livongo common stock as of a record date immediately prior to the effective time of the merger. Livongo will provide the transfer agent for the Livongo common stock all of the cash necessary to pay the special dividend pursuant to the terms of the merger agreement, which cash will not form part of the exchange fund. Livongo may fund a portion of the special dividend through a loan or the sale of certain marketable securities or other assets held by Livongo at fair market value prior to the closing of the merger.
For information on the impact of the special dividend on the 0.875% Convertible Senior Notes due 2025, which are referred to as the Convertible Notes, see the section entitled “The Merger—Impact of Special Dividend and Merger on Convertible Notes and Capped Call Transactions” beginning on page 126.
Background of the Merger
In the ordinary course of their respective businesses, senior management and the boards of directors of each of Teladoc and Livongo regularly review, assess and discuss developments in their markets, their companies’ performance, strategy and competitive position in their markets and potential strategic initiatives and alternatives in light of economic and market conditions. From time to time Teladoc and Livongo have also reviewed and discussed with other parties potential business combinations, joint ventures, strategic alliances and other strategic transactions that might advance their strategic objectives and enhance stockholder value. As part of these ongoing reviews, Teladoc and Livongo have considered several factors, including the significant impact of the coronavirus (COVID-19) pandemic on the near-term and long-term prospects of the virtual care industry and unprecedented opportunity to enhance their respective competitive positions in a rapidly evolving industry and strategic environment through an industry-defining merger between the two companies.
During the months of April through August of 2020, Teladoc management evaluated the potential acquisition of three large, privately-held companies in the virtual care space, which we refer to as Company A, Company B and Company C, as well as a merger with Livongo.
In connection with this evaluation, Teladoc contacted Lazard, whose principal representatives have been long-time advisors to Teladoc, to discuss Lazard’s ability to act as Teladoc’s financial advisor in connection with these potential strategic transactions. Teladoc considered retaining Lazard as its financial advisor because of Lazard’s qualifications, experience, reputation and familiarity with Teladoc and the virtual-care industry. Lazard had acted as Teladoc’s financial advisor in connection with the acquisition of Advance Medical, and was acting as Teladoc’s financial advisor in the then-pending acquisition of InTouch Health.
Teladoc management and representatives of Lazard held ongoing discussions with representatives of Company A, Company B and Company C regarding a potential strategic transaction, subject to confidentiality agreements. Such discussions continued between April 2020 and August of 2020, but did not progress into negotiation of definitive transaction documents.
On June 13, 2020, Mr. Andrew Turitz, Senior Vice President of Corporate Development at Teladoc, and Mr. Lee Shapiro, Chief Financial Officer of Livongo, met to discuss a potential business combination of Teladoc and Livongo. Mr. Turitz discussed the evolving competitive landscape and accelerated demand for longitudinal virtual care for Teladoc’s members and how a combination between the two companies could capitalize on an unprecedented opportunity. Mr. Turitz did not make any specific proposals during the conversation and Messrs. Turitz and Shapiro agreed to continue discussing a potential combination, including a meeting between Teladoc and Livongo management to evaluate the strategic rationale for a transaction. Mr. Shapiro subsequently called Mr. Glen Tullman, Livongo’s Founder and Executive Chairman, and apprised him of the discussion with Mr. Turitz.
Mr. Shapiro subsequently informed members of the Livongo management team of the foregoing conversation and agreed to discuss the matter at the next meeting of the Livongo board of directors.
Also on June 13, 2020, Livongo’s management entered into discussions with Morgan Stanley regarding the engagement of Morgan Stanley as Livongo’s financial advisor to help Livongo and its board of directors assess a potential business combination with Teladoc.
On June 17, 2020, the Livongo board of directors met to discuss the potential business combination with Teladoc. Mr. Tullman summarized the recent discussion with Mr. Turitz and gave the Livongo management team’s initial views on the strategic rationale for a business combination with Teladoc. The Livongo board of directors agreed that Mr. Tullman and the rest of the management team should continue their discussions with Teladoc. At the same meeting, the Livongo board of directors approved the engagement of Morgan Stanley as its exclusive financial advisor based on Morgan Stanley’s expertise in the technology and healthcare sectors, its experience in advising on complex strategic transactions and the fact that the Livongo board of directors had familiarity with Morgan Stanley as a result of Morgan Stanley’s role as a lead underwriter of the company’s initial public offering, secondary offering, and convertible debt offering.
On June 18, 2020, Messrs. Tullman and Shapiro called Mr. Jason Gorevic, Chief Executive Officer of Teladoc, to further discuss the strategic rationale for the potential business combination. The parties agreed that, as an initial matter, they should work on a mutual non-disclosure agreement that would enable them to engage in discussions with greater freedom to discuss confidential information.
Also on June 18, 2020, members of the Teladoc senior management team met with members of the Livongo management team to discuss, among other things, an overview of their companies’ respective businesses and the merits of a potential business combination of Teladoc and Livongo. Following the meeting, the members of the Teladoc executive team further discussed the alignment of the two companies’ missions and cultures and reaffirmed the strategic rationale for the potential business combination.
On June 22, 2020, Mr. Turitz called Mr. Shapiro to let him know that Teladoc would be sending a draft mutual non-disclosure agreement and a list of high priority questions and requests to facilitate Teladoc’s initial exploratory due diligence on Livongo. Mr. Shapiro agreed to respond to Teladoc’s questions following execution of the mutual non-disclosure agreement but noted that Livongo would also need reciprocal due diligence on Teladoc. Later that day, representatives of Teladoc delivered to representatives of Livongo a draft of the mutual non-disclosure agreement and a list of high priority due diligence questions and requests. On June 24, 2020, Teladoc and Livongo signed a mutual non-disclosure agreement. The mutual non-disclosure agreement included a standstill provision that did not include a “don’t ask, don’t waive” clause and that contemplated a standstill period of 18 months commencing on June 24, 2020, subject to customary early termination triggers.
During the period beginning June 24, 2020 through the date of the execution of the merger agreement, representatives of Teladoc and Livongo and their respective advisors conducted extensive due diligence with respect to each other’s business, financial, commercial, technology, legal and other matters and held discussions concerning their respective businesses, prospects, key standalone and pro forma opportunities and risks and potential synergies that could result from a potential combination. As part of the due diligence process, Teladoc and Livongo made available to each other and their respective advisors an electronic data room containing certain business, financial, commercial, technology, legal and other information of such party.
On June 30, 2020, Mr. Steven Schwartz, Senior Vice President Business & Corporate Development at Livongo, shared Livongo’s response to Teladoc’s initial due diligence questions from June 22, 2020 with Mr. Turitz, which included Livongo’s then-current long range financial forecasts, which are referred to as Livongo’s preliminary long range forecasts, and a preliminary view on potential synergy opportunities created by the combination.
On July 3, 2020, the Teladoc board of directors met with Teladoc management and representatives of Lazard to discuss, among other things, the significant impact of the COVID-19 pandemic on the virtual care industry, heightened competitive environment, implications for Teladoc’s key strategic priorities and potential strategic pathways available to Teladoc, including the potential business combination with Livongo and the potential acquisition of Company A or Company B. During this meeting, Teladoc management presented its view that expansion into chronic care is the most meaningful pathway to advance Teladoc’s strategy and, at the then-current point in time and diligence to date, Livongo represented the most impactful transaction. Teladoc management recommended to the Teladoc board of directors, and the board of directors agreed, that Teladoc management continue discussions with and conduct further due diligence on Livongo, Company A and Company B.
On July 6, 2020, representatives from the management teams of Teladoc and Livongo had an initial due diligence meeting by video conference. At the meeting, Livongo management presented an overview of Livongo’s business and Teladoc management asked questions of Livongo management based on their preliminary response to Teladoc’s initial due diligence questions. The management teams of Teladoc and Livongo also discussed, among other things, potential revenue synergies that might be realized by combining their businesses. On the same day, Mr. Turitz sent Livongo additional due diligence questions related to Livongo’s business and preliminary long range forecasts.
On July 7, 2020, Livongo announced preliminary financial results for its second quarter, raising expectations for revenue to be in the range of $86 million to $87 million, up from prior guidance of $73 million to $75 million.
On July 7, 2020, Mr. Shapiro shared Livongo’s responses to Teladoc’s follow-up diligence questions. Between July 7, 2020 and July 21, 2020, Teladoc management continued extensive due diligence investigation of Livongo and formulated a detailed review and quantification of potential synergy opportunities from the combination. During the same period, Livongo management continued extensive due diligence investigation of Teladoc.
On July 9, 2020, representatives from the management teams of Teladoc and Livongo held an additional due diligence meeting by video conference to discuss revenue synergy opportunities from a potential transaction. During this meeting, members of the Teladoc management team also presented its preliminary framework for evaluating potential revenue synergy opportunities from a potential transaction.
Between July 9, 2020 and July 16, 2020, Messrs. Tullman and Shapiro had discussions with Messrs. Gorevic and Turitz by telephone regarding the transaction, due diligence and potential transaction timelines. Mr. Shapiro and Messrs. Gorevic and Turitz tentatively agreed to work towards an announcement date in early August 2020.
On July 17, 2020, representatives of Lazard, Teladoc’s financial advisor, on behalf of Teladoc and consistent with the Teladoc board of directors’ directives, delivered Teladoc’s preliminary long range forecasts to Livongo and Morgan Stanley. Mr. Turitz called Mr. Shapiro to provide an overview and further detail on Teladoc’s preliminary long range forecasts, including the fact that Teladoc was experiencing significant growth in membership and visits. Later that day, representatives of each of Lazard and Morgan Stanley discussed certain aspects of Teladoc’s preliminary long range forecasts.
On July 20, 2020, Mr. Turitz delivered certain due diligence materials relating to Teladoc’s business and also provided a detailed presentation on Teladoc’s business to the Livongo management team. Later that evening, representatives from management teams of both companies met by video conference to discuss Teladoc’s business, Teladoc’s preliminary long range forecasts and other items of due diligence on Teladoc’s business, including Teladoc’s strategy and vision for the combined company.
On July 21, 2020, the Teladoc board of directors met by video conference to discuss the potential business combination with Livongo. Members of Teladoc’s management team and representatives of Lazard and Paul Weiss also attended the meeting. Teladoc management discussed, among other things, status of discussions with Company A and Company B and key findings to date from due diligence investigations of Livongo, Company A and Company B. Teladoc management reiterated its conviction that a combination with Livongo presented the most impactful pathway to achieve Teladoc’s strategic priorities and a superior value proposition for Teladoc stockholders. Representatives of Lazard also discussed with the Teladoc board of directors its preliminary financial analysis of a potential merger of Teladoc and Livongo based on information provided by Teladoc management and publicly available information. Lazard’s analysis included, among other things, financial evaluation of Teladoc and Livongo each on a standalone basis, valuation of preliminary revenue and cost synergy estimates, relative valuation of Teladoc and Livongo under various scenarios and valuation methodologies and certain pro forma merger analyses. The Teladoc board of directors conducted an extensive discussion of the potential benefits and risks from a potential combination with Livongo, the attractiveness of such a combination relative to other strategic alternatives and the preliminary financial analysis of the transaction. Following such discussion, the Teladoc board of directors authorized Teladoc’s management team to deliver to Livongo a written non-binding indication of interest in a transaction in which each share of Livongo stock would be exchanged for a number of shares of Teladoc stock representing a value of $130 per share of Livongo common stock, with one-third of the seats on the combined company’s board of directors to be filled by current Livongo directors, which indication of interest is referred to as the Teladoc July 22, 2020 proposal.

On July 22, 2020, Teladoc delivered the Teladoc July 22, 2020 proposal to Livongo. Teladoc’s letter proposed calculating the exchange ratio for Livongo common stock into Teladoc common stock after Teladoc reported its second quarter earnings on July 29, 2020 based on Teladoc’s volume weighted average stock price for the four consecutive trading days ending on (and including) the trading day that is two trading days prior to August 6, 2020, the proposed announcement date for the transaction. Livongo had pre-announced its second quarter earnings on July 7, 2020 but did not intend to report its actual second quarter earnings until August 6, 2020. As of such date, Teladoc had not pre-announced its second quarter earnings. Later that day, representatives of Morgan Stanley and Lazard met telephonically to discuss the Teladoc July 22, 2020 proposal. During this telephonic meeting, representatives of Lazard noted that since Livongo had pre-announced its second quarter results and Teladoc did not intend to announce its second quarter results until its regularly scheduled earnings call on July 29, the then prevailing trading price of the two companies common stock and implied exchange ratio did not appropriately reflect the relative value and pro forma ownership in the combined company, and that the structure included in the Teladoc July 22, 2020 proposal for calculating the exchange ratio after Teladoc reported earnings was meant to provide for additional time so that there would be information parity in the market prior to determination of the exchange ratio.
On July 23, 2020, the Livongo board of directors met by video conference to discuss Teladoc’s proposal. Livongo’s management team and representatives of Morgan Stanley and Skadden attended the meeting. Mr. Shapiro summarized Teladoc’s transaction proposal. Representatives of Morgan Stanley then reviewed with the Livongo board of directors certain preliminary perspectives relating to the Teladoc July 22, 2020 proposal, including that the proposed value of $130 per share of Livongo common stock would represent (i) an 18% premium to the closing price per share of Livongo common stock as of July 22, 2020, (ii) a 36.1 times multiple of Wall Street consensus estimates of Livongo’s revenues over the next twelve months, and (iii) a 31.4 times multiple of the Livongo management team’s current preliminary forecast of Livongo’s next twelve month revenues. Representatives of Morgan Stanley further noted that representatives of Teladoc had indicated that Teladoc intended to announce financial results in the coming days that meaningfully exceeded Wall Street expectations and that Teladoc expected to see significant appreciation in the price of Teladoc common stock as a result. Morgan Stanley further noted that representatives of Lazard had expressed that Teladoc believed that it was appropriate to determine the exchange ratio after Teladoc announced its financial results because Livongo had already pre-announced its preliminary financial results for its second quarter and Teladoc wanted parity in Wall Street’s understanding of the two companies’ second quarter financial results before the exchange ratio for the potential business combination was determined. Representatives of Morgan Stanley observed, however, that based on information provided by Livongo’s management that indicated that actual second quarter financial results exceeded Livongo’s pre-announced financial results for the quarter, and that Livongo expected to announce guidance that would be above expectations, the price of Livongo common stock was also likely to appreciate following its earnings announcement. As a result, representatives of Morgan Stanley noted that determining an exchange ratio for the proposed combination after Teladoc announced positive earnings results but before Livongo had an opportunity to do so might result in an exchange ratio that did not appropriately reflect the relative value of the two companies based on their most recent financial results. The Livongo board of directors discussed potential options for addressing the potential informational disparity in the market at the time Teladoc’s proposed exchange ratio would be determined. As part of this discussion, representatives of Morgan Stanley observed that while Wall Street’s current understanding of the two companies’ near term financial results was relevant to a determination of an appropriate exchange ratio for the potential business combination, other financial considerations were also important, including each company’s long term financial outlook and forecasts, the relative financial contributions of Teladoc and Livongo to the combined company’s business outlook and financial forecasts, potential synergies of the potential business combination that would be available to the combined company and inure to the benefit of the stockholders of both companies, and the relative split of the combined company’s equity between the current stockholders of Teladoc as a group and the current stockholders of Livongo as a group.
The Livongo board of directors then discussed the Teladoc July 22, 2020 proposal, including (i) the fact that the strategic and financial underpinnings of the potential business combination depended, in part, on the combined company’s ability to realize revenue synergies through the combination and noted its desire to fully understand the synergy model before making a final decision regarding the proposed Teladoc transaction at any price or valuation, and (ii) the importance of reviewing a full valuation analysis of Livongo based on Livongo’s long range forecasts to ensure that the Livongo board of directors had a complete understanding of Livongo’s intrinsic value as a stand-alone company as a basis for comparison to value creation opportunities presented by the proposed Teladoc transaction. After discussion of potential responses to Teladoc’s proposal, the Livongo board of directors directed management and Morgan Stanley to explore Teladoc’s willingness to agree to an implied value per share of Livongo common stock of $135, determining the exchange ratio before Teladoc’s second quarter earnings announcement, after which the positive earnings results would likely result in a higher implied price for Livongo than the $135, and requiring that the combined company’s board of directors be comprised of directors from both companies with representation in line with the implied pro forma ownership of the combined company.
After discussion of Teladoc’s proposal, Mr. Shapiro presented an update with respect to the management team’s long range financial forecasts for Livongo, which are referred to as the Livongo long range forecasts. The Livongo board of directors discussed the assumptions underlying the Livongo long range forecasts and generally concurred with management’s forecasts. The Livongo long range forecasts reflect management’s revised view of Livongo in light of a stronger than anticipated quarter, and were approved by Livongo’s management for Morgan Stanley’s use in connection with its financial analysis. For more information see the section entitled “The Merger—Livongo Unaudited Financial Projections” beginning on page 122.
Following the meeting of the Livongo board of directors, Mr. Tullman conveyed to Mr. Gorevic Livongo’s counterproposal to value Livongo’s common stock at $135 provided that (i) the exchange ratio was determined before Teladoc’s second quarter earnings announcement and (ii) the combined company’s board of directors was comprised of directors from both companies with representation in line with the implied pro forma ownership of the combined company. Representatives from Morgan Stanley, on behalf of Livongo and consistent with the Livongo board of directors’ directives, discussed the details of the initial counterproposal with representatives of Lazard, including the timing for determining the exchange ratio and noted that determining an exchange ratio after Teladoc announced positive earnings results but before Livongo had an opportunity to do so might result in an exchange ratio that did not appropriately reflect the relative value of the two companies based on their most recent financial results.
On July 24, 2020, Mr. Schwartz called Mr. Turitz to discuss setting up further due diligence meetings the following week. Mr. Turitz proposed sharing more detailed diligence questions the following day. Later that day, Mr. Gorevic called Mr. Tullman to convey a revised transaction proposal whereby the exchange ratio for the business combination would be determined by fixing the pro forma ownership of the combined company by Livongo’s stockholders at 40%, with the exchange ratio determined in the manner previously proposed by Teladoc (i.e., by calculating the exchange ratio after Teladoc reported its second quarter earnings on July 29, 2020 based on Teladoc’s volume weighted average stock price for the four consecutive trading days ending on (and including) the trading day that is two trading days prior to August 6, 2020, the proposed announcement date for the transaction). Mr. Gorevic also mentioned that the Teladoc board of directors would consider expanding the size of the current Teladoc board of directors to thirteen members, of which five would be made up of members of the current Livongo board of directors. Soon thereafter, representatives of Lazard, on behalf of and at the direction of Teladoc management, discussed certain pricing assumptions underlying Teladoc’s proposal with representatives of Morgan Stanley. Following these discussions, Mr. Turitz and Mr. Shapiro also had additional discussions by telephone on valuation assumptions underlying Teladoc’s revised proposal.
On July 25, 2020, the Livongo board of directors met by video conference. Members of Livongo’s management team and representatives of Morgan Stanley and Skadden also attended the meeting. A representative of Skadden provided an overview of the directors’ fiduciary duties in connection with their evaluation of the proposed transaction. Representatives of Morgan Stanley then reviewed with the Livongo board of directors certain preliminary financial aspects of the Teladoc July 24, 2020 proposal, including a comparison of certain of Livongo’s trading statistics and multiples and certain pro forma financial aspects of the potential business combination based on the Livongo long range forecasts and Teladoc preliminary long range forecasts. Representatives of Morgan Stanley then noted that under certain circumstances, the Teladoc July 24, 2020 proposal could result in transaction terms that were less favorable to Livongo’s stockholders than those reflected in Livongo’s counterproposal. The Livongo board of directors discussed the terms of the Teladoc July 24, 2020 proposal and how to respond, including whether to emphasize price per share or relative ownership of the combined company in negotiations with Teladoc. Following this discussion, the Livongo board of directors determined to make another counterproposal to Teladoc, which would provide for a fixed 40% pro forma ownership of the combined company by Livongo’s stockholders if the implied value per share of Livongo common stock fell within a range of $134 per share to $142 per share; and if the implied value per share of Livongo common stock fell below or above the foregoing range, then the exchange ratio would be adjusted in order for the implied value per share of Livongo common stock to equal $134 or $142 (as applicable), with the relative ownership of Livongo’s stockholders in the combined company adjusting correspondingly and the exchange ratio fixed based upon a 4-day volume weighted average price of each company ending on the second day prior to signing. During this meeting, the Livongo board of directors also discussed Livongo’s ongoing due diligence review of Teladoc and potential combined company synergies.
At this meeting, Morgan Stanley discussed with the Livongo board of directors certain potential alternative strategic opportunities to consider, including potential alternative business combination partners, together with strategic rationales for business combinations in various telehealth verticals and the strategic rationale of a business combination with such parties in comparison to the potential business combination with Teladoc. The Livongo board of directors discussed the foregoing, including the execution risks associated with an acquisition strategy, and determined not to initiate a market check based on the board’s view that a business combination with Teladoc was a unique strategic opportunity that could not be replicated through a transaction with another party or through a series of other acquisitions. In this regard, the Livongo board considered the fact that the proposed transaction enabled two leaders in their respective markets to offer a broad product and service offering to customers and patients that no other business combination could replicate, as well as bringing together two companies with complementary financial profiles that no other business combination could share.
Later that day, Messrs. Tullman, Shapiro and a representative of Morgan Stanley called Messrs. Gorevic, Turitz and a representative of Lazard and delivered Livongo’s counterproposal to Teladoc’s latest proposal and representatives of Morgan Stanley, consistent with the Livongo board of directors’ directives, conveyed the same to representatives of Lazard.
On July 25, 2020 and July 26, 2020, representatives of Lazard held telephonic discussions with Teladoc management to review Livongo’s July 25 counterproposal, including relative ownership of Teladoc and Livongo stockholders in the combined company. Lazard reviewed with Teladoc management several potential options for a revised proposal and their corresponding impact on relative ownership under various Teladoc common stock trading price scenarios. Following this discussion, Teladoc management determined to make a revised proposal that maintained Livongo’s exchange ratio structure, provided that the price range was fixed at $131 per share to $139 per share of Livongo common stock (instead of the $134 per share to $142 per share proposed by Livongo) and the exchange ratio fixed based upon a 4-day volume weighted average price of each company ending on the second day prior to signing.
On July 26, 2020, Mr. Gorevic called Mr. Tullman to respond to the Livongo July 25, 2020 proposal. Mr. Gorevic indicated that Teladoc was willing to proceed on the basis of Livongo’s exchange ratio structure with the price range fixed at $131 per share to $139 per share of Livongo common stock. That same day, Livongo board of directors met by video conference to discuss Teladoc’s latest proposal. Members of Livongo’s management team and representatives of Morgan Stanley and Skadden also attended the meeting. During this meeting, representatives of Morgan Stanley reviewed with the Livongo board of directors certain financial aspects of the Teladoc July 25, 2020 proposal, including that based on the previous day’s closing prices, such proposal would value Livongo common stock at $131 per share and Livongo stockholders would collectively own approximately 43% of the combined company. However, representatives of Morgan Stanley also noted that Teladoc’s trading price was likely to change after its upcoming second quarter earnings announcement, so the pricing and pro forma ownership would likely change as a result. The Livongo board of directors then discussed the foregoing, including the opportunities and risks presented by Teladoc’s proposed methodology for determining the exchange ratio based on potential market reactions to Teladoc’s second quarter earnings announcement. After discussion, the Livongo board of directors reached a consensus that, as a preliminary matter and on the basis of current stock prices, it was supportive of a potential transaction with Teladoc using Teladoc’s exchange ratio methodology and price mechanism. The Livongo board of directors also determined, however, that it would not approve the proposed transaction until it had reviewed a comprehensive due diligence report on Teladoc, a synergy analysis for the combined company and a comprehensive valuation analysis of Livongo based on the Livongo long range forecasts.
Later on July 26, 2020, Morgan Stanley, on behalf of Livongo and consistent with the Livongo board of directors’ directives, shared the Livongo long range forecasts and an update on Livongo’s second quarter earnings with representatives of Lazard and also noted that Livongo’s second quarter performance had come in stronger than expected at the time of the pre-announced earnings which, coupled with an expected increase in guidance, could cause the price per share of Livongo common stock to increase further.
On July 27, 2020, Paul Weiss, Teladoc’s legal advisor, delivered a proposed merger agreement for the transaction to Skadden. That same day, Mr. Turitz sent Messrs. Shapiro and Schwartz a synergies analysis of the proposed transaction. Representatives of Lazard, on behalf of Teladoc and consistent with the Teladoc board of directors’ directives, also delivered to representatives of Morgan Stanley updates on Teladoc’s financial results for the second quarter of 2020.
From July 27, 2020 through August 4, 2020, Teladoc and Livongo and their respective advisors engaged numerous mutual due diligence video and telephonic conferences and the mutual development of a shared synergy analysis for the proposed transaction.
On July 28, 2020, Mr. Gorevic delivered to Mr. Tullman a written proposal, which confirmed the terms of the July 25, 2020 Teladoc proposal discussed by Mr. Gorevic and Mr. Tullman on July 26, 2020.
On July 29, 2020, Teladoc reported its second quarter results, citing sustained momentum across its business, year-over-year Q2 revenue growth of 85% and total visits increase of 203% and year-over-year six months revenue growth of 63% and total visits increase of 144%, all of which significantly outperformed prior guidance and Wall Street consensus forecasts. In connection with announcement of its second quarter results, Teladoc raised its full-year expectations and provided a preliminary estimate of 30% to 40% year-over-year growth in 2021. That same day, Skadden delivered proposed revisions to the merger agreement to Paul Weiss, and Paul Weiss delivered a draft of the voting agreement to Skadden pursuant to which certain of Livongo’s stockholders were requested to vote in favor of the adoption of the merger agreement and identified the proposed signatories to the foregoing voting agreement. That same day, representatives of Lazard delivered to representatives of Morgan Stanley Teladoc’s updated long range forecasts, which forecasts were reviewed and approved by Livongo’s management for Morgan Stanley’s use in connection with its financial analysis. For more information see the section entitled “The Merger—Livongo Unaudited Financial Projections—Summary of the Financial Projections of Teladoc” beginning on page 124.
On July 30, 2020, the Livongo board of directors met by video conference. Members of Livongo’s management team and representatives of Morgan Stanley, Skadden and Oliver Wyman, a strategic consultant to Livongo, also attended the meeting. Mr. Tullman opened the meeting by noting that Teladoc had reported its second quarter earnings the previous day and observing that Teladoc common stock was trading up approximately 4% since the market opened. Representatives of Morgan Stanley noted that based on the closing price of Teladoc’s common stock on July 29, 2020, Teladoc’s July 26, 2020 proposal (i) implied a value per share of Livongo common stock of $131, an exchange ratio of 0.6x and approximately 43% pro forma ownership of the combined company by Livongo’s stockholders, and (ii) represented an 8% premium to the July 29, 2020 closing price of Livongo common stock of $121 per share and a 36.4 times multiple to Wall Street consensus estimates of Livongo’s next twelve month revenues. Senior management updated the Livongo board of directors on the status of due diligence. Messrs. Burke and Shapiro noted that due diligence revealed better than expected margin growth and visit data in Teladoc’s Better Health business and suggested that Teladoc’s strong international footprint could provide additional revenue synergies for the combined company. The Livongo board of directors asked questions about the implied valuations and the relative importance of premia versus pro forma ownership in the combined company and asked for an update on the calculation of estimated synergies. Representatives from Morgan Stanley confirmed that this work was ongoing with management and Teladoc and that Livongo’s management and Morgan Stanley expected to be able to provide the Livongo board of directors with a better view of expected synergies by August 1, 2020 or August 2, 2020. Mr. Tullman then updated the Livongo board of directors on the proposed governance of the combined company, noting that as Livongo’s stockholders would receive Teladoc common stock representing approximately 40% of the combined company and the strategic and financial underpinnings of the potential business combination depended, in part, on the combined company’s ability to deliver on its plan and generate synergies through the combination, the governance of the combined company would be an important factor in the Livongo board of directors’ comfort with the potential business combination. Mr. Tullman suggested that the Livongo board of directors continue to push for representation on the combined company board roughly commensurate with the pro forma ownership of Livongo’s stockholders in the combined company. The Livongo board of directors concurred and Mr. Tullman agreed to keep the Livongo board of directors updated on his discussions with Teladoc on the matter. Mr. Tullman then invited representatives from Oliver Wyman to join the meeting who presented on the competitive landscape in which Livongo operates and strategic options available to Livongo along with the risks of executing on those strategic options. The Livongo board of directors then had a detailed discussion on the various strategic options presented.
Later that day, Livongo signed an engagement letter with Morgan Stanley confirming the engagement of Morgan Stanley as its exclusive financial advisor from June 13, 2020.
On July 31, 2020, Paul Weiss sent Skadden a revised draft of the merger agreement. That same day, Teladoc and Livongo management continued to hold due diligence meetings and discuss combined company synergy opportunities. Beginning on July 31, 2020 and continuing for a few days thereafter, representatives of Morgan Stanley, consistent with the Livongo board of directors’ directives, held telephonic discussions with representatives of Lazard to express concern regarding the exchange ratio framework underlying the Teladoc July 26, 2020 offer, including that, based on the appreciation of the price per share of Teladoc common stock following its earnings announcement on July 29, 2020 relative to the appreciation per share of Livongo common stock over the same period, the proposed price mechanism was not resulting in the value allocation previously articulated by Teladoc in support of its July 26, 2020 offer.
On August 1, 2020, the Teladoc board of directors met by video conference. Members of Teladoc’s management team and representatives of Lazard and Paul Weiss also attended the meeting. At the meeting, Teladoc management discussed, among other things, the strategic rationale and vision for the combined company, including the combined company’s significant opportunity to provide whole-person care as a comprehensive partner with the patient and health system, and a comparison of Livongo to other strategic alternatives. Teladoc management also discussed the rapidly evolving competitive environment and potential implications of various strategic pathways and scenarios on Teladoc’s competitive position and prospects. Teladoc management presented the results of their due diligence review of Livongo and, with the assistance of representatives of Lazard, provided an analysis of Livongo’s long range forecast as adjusted by Teladoc management and a quantification of certain revenue and cost synergy opportunities. Representatives of Lazard also presented its preliminary financial analysis of a potential merger of Teladoc and Livongo based on Teladoc’s long range forecast, Livongo’s long range forecast as adjusted by Teladoc management, updated revenue and cost synergy estimates and publicly available information. Lazard’s analysis included, among other things, financial evaluation of Teladoc and Livongo each on a standalone basis, preliminary valuation of updated revenue and cost synergy estimates, relative valuation of Teladoc and Livongo under various scenarios and valuation methodologies and certain pro forma merger analyses. The Teladoc board of directors engaged in an extensive discussion of opportunities and risks from a potential merger with Livongo, the strategic implications of such a merger via-a-vis alternative strategic pathways, the opportunity to redefine virtual care in partnership with other stakeholders in the care delivery value chain and the preliminary financial analysis of the transaction. Following such discussion, the Teladoc board of directors directed members of Teladoc’s management and representatives of Lazard and Paul Weiss to continue negotiations with respect to the potential business combination.
Also on August 1, 2020, the Livongo board of directors met by video conference to discuss the impact of recent changes in the respective prices of Teladoc common stock and Livongo common stock on the proposed consideration to be provided in connection with the proposed transaction and the status of mutual due diligence between the parties. Members of Livongo’s management team and representatives of Morgan Stanley and Skadden also attended the meeting. At the meeting, representatives of Morgan Stanley observed that the continued increase in Livongo’s stock price relative to Teladoc’s stock price meant that while the pro forma ownership of Livongo’s stockholders in the combined company would be above 40%, the price per share implied by the exchange ratio was beginning to imply a smaller premium to Livongo’s then prevailing stock price and that this trend could continue through the proposed announcement date on August 6, 2020. Representatives of Morgan Stanley then reviewed certain financial aspects of the Teladoc July 26, 2020 proposal, including a comparison of certain of each company’s trading statistics and multiples and certain pro forma financial aspects of the potential business combination (including a preliminary contribution analysis for the combined business and a preliminary analysis of the future financial prospects of the combined company) based on the Livongo long range forecasts and Teladoc long range forecasts. The Livongo board of directors discussed the impact of the increasing price of Livongo common stock on the premium implied by the proposed exchange ratio for the proposed transaction and concluded that the relative trading prices of Teladoc common stock and Livongo common stock since the companies tentatively agreed on a methodology for determining the exchange ratio for the transaction warranted re-visiting discussions with Teladoc on the exchange ratio. The Livongo board of directors continued to believe that the financial underpinnings of the proposed transaction remained strong, even with a small or no premium, but also believed that Livongo stockholders should receive a reasonable premium. The Livongo board of directors instructed representatives from Morgan Stanley to discuss the foregoing with Lazard. At this meeting, Mr. Tullman also updated the Livongo board of directors on his discussions with Teladoc management regarding the board composition of the combined company and the plans for post-merger integration of Livongo and Teladoc, observing that the strategic and financial underpinnings of the potential business combination depended, in part, on the combined company’s ability to deliver on its strategic plan and generate synergies through the combination. Mr. Tullman noted that discussions with Mr. Gorevic were continuing on the subject but had not been resolved. The Livongo board of directors discussed and concluded that it was critical for board governance and post-merger integration plans to be agreed at a high level prior to announcement of the transaction.
Soon thereafter, Mr. Tullman sent a message to Mr. Gorevic highlighting the issues raised by the Livongo board of directors in light of the respective prices of Livongo common stock and Teladoc common stock and ongoing discussions on board composition and post-merger integration of the combined company. Messrs. Tullman and Gorevic agreed to discuss the matter in person on August 3, 2020.
On August 3, 2020, Messrs. Tullman and Hemant Taneja, a director of Livongo, met with Mr. Gorevic in Detroit, Michigan to discuss Mr. Gorevic’s plans for the combined company in the event that the proposed transaction were to be consummated. At this meeting, Mr. Tullman reiterated his view that the Livongo board of directors was unlikely to support the proposed transaction unless the price implied by the exchange ratio reflected a premium to Livongo’s then prevailing stock price. Soon thereafter, representatives of Morgan Stanley, consistent with the Livongo board of directors’ directives, discussed with Lazard the Teladoc July 26, 2020 proposal in light of Livongo’s increasing market capitalization and emphasized the importance of obtaining an exchange ratio that would provide for a premium to Livongo’s then prevailing stock price.
On August 4, 2020, the Livongo board of directors met by video conference. Members of Livongo’s management team and representatives of Morgan Stanley and Skadden also attended the meeting. A representative of Skadden outlined fiduciary duty considerations relating to the board’s evaluation of the proposed transaction in light of the ongoing exchange ratio discussions. Mr. Tullman then described the discussions he and Mr. Taneja had with Mr. Gorevic the previous day in Detroit, including with respect to Mr. Gorevic’s vision for the combined company, integration, the organization, technology and people. Representatives from Morgan Stanley then reviewed certain financial aspects of the Teladoc July 26, 2020 proposal, including a comparison of certain of each company’s trading statistics and multiples and certain pro forma financial aspects of the potential business combination (including a preliminary contribution analysis for the combined business and a preliminary analysis of the future financial prospects of the combined company) based on the Livongo long range forecasts and Teladoc long range forecasts.
After Morgan Stanley’s presentation, Mr. Shapiro outlined the three different long term financial projections of Livongo’s financial results: (i) a financial forecast based on current Wall Street consensus estimates (which did not reflect Livongo’s second quarter earnings announcement and the financial guidance management expected to include therein); (ii) a financial forecast based reflecting management’s base case assessment of Livongo’s long term financial results; and (iii) a financial forecast reflecting a more optimistic financial outlook based on higher growth rates. The Livongo board of directors discussed the assumptions underlying the management projections, including the risks associated with delivery of growth targets reflected in both sets of projections. After discussion, the Livongo board of directors reached a consensus that it would be more prudent to rely on management’s base scenario when evaluating Livongo’s stand-alone valuation and instructed Morgan Stanley to do the same in its fairness analysis of the proposed transaction. The Livongo board of directors then received an update on Livongo’s due diligence of Teladoc and the synergy analysis of the combined company. Representatives from Morgan Stanley confirmed that the anticipated synergies for the combined company appeared achievable, noting the comparatively small overlap in Livongo’s and Teladoc’s coverage of Fortune 500 companies, allowing increased opportunities to cross-sell into each company’s relationships. Representatives from Skadden presented a detailed outline of the merger agreement for the proposed transaction and a voting agreement proposed to be signed concurrently with the merger agreement. Representatives of management and Skadden also updated the Livongo board of directors on discussions regarding certain proposed changes to Livongo’s executive change in control arrangements intended to align Livongo’s change in control arrangements with those of Teladoc’s senior management, and representatives of Skadden discussed the Livongo board of directors’ fiduciary duties in assessing the proposed changes. The Livongo board of directors noted that it would be important to retain certain Livongo executives from and after closing to maximize the value of the potential business combination to stockholders.
After the foregoing discussions, the Livongo board discussed the situation resulting from the trading prices of the two companies. The Livongo board of directors again discussed the impact of the increasing price of Livongo common stock on the premium implied by the proposed exchange ratio for the proposed transaction and concluded that the relative trading prices of Teladoc common stock and Livongo common stock since the companies tentatively agreed on a methodology for determining the exchange ratio for the transaction warranted re-visiting the exchange ratio. The Livongo board of directors continued to believe that the financial underpinnings of the proposed transaction remained strong, but also believed that Livongo stockholders should receive a reasonable premium.
On August 3, 2020 and August 4, 2020, representatives of Lazard and Paul Weiss held several telephonic meetings with Teladoc management to discuss a potential revised proposal in light of the continued increase in Livongo’s stock price relative to Teladoc’s stock price and Mr. Tullman’s view that the Livongo board of directors was unlikely to support the proposed transaction under the July 26, 2020 proposal. Representatives of Lazard evaluated several potential revised proposals, including fixing the pro forma ownership of Livongo stockholders at a certain predefined level and providing Livongo stockholders an amount of cash to be paid via special dividend and / or as part of the merger consideration. Lazard reviewed with Teladoc management the financial and valuation implications of those potential revised proposals. Following these discussions, Teladoc management determined to revised its July 26, 2020 proposal in a manner that would result in Livongo’s stockholders receiving 41% pro forma ownership of the combined company and $1.3 billion in cash, which combined consideration implied a value per share of Livongo common stock of $151.58 and a 5% premium to the then prevailing trading price of Livongo stock. Later that evening, Mr. Gorevic called Mr. Tullman to convey Teladoc’s revised transaction terms. After discussing Teladoc’s proposal with Messrs. Burke and Shapiro, Mr. Tullman called Mr. Gorevic to explain that the Livongo board of directors would not support an exchange ratio that implied less than a 10% premium to Livongo’s trading price at announcement. Soon thereafter, representatives of Morgan Stanley contacted representatives of Lazard to underscore the importance of obtaining a premium of 10% or more to Livongo’s then prevailing stock price.
Later that evening, Teladoc management and representatives of Lazard and Paul Weiss discussed a potential revised proposal that would imply a 10% premium to Livongo’s then prevailing stock price (based on Teladoc’s then prevailing stock price). Teladoc management determined to submit a revised proposal pursuant to which Livongo stockholders would receive per share merger consideration of 0.5920 shares of Teladoc common stock and $4.24 in cash and a special cash dividend equal to $7.09 per share (which, at the prevailing Livongo and Teladoc stock price, collectively implied that Livongo stockholders would receive approximately 42% pro forma ownership of the combined company and a value per share of Livongo common stock of $158.98, which represented a 10% premium to the closing price per share of Livongo common stock on August 4, 2020). Later that evening on the same day, Mr. Gorevic called Mr. Tullman and discussed Teladoc’s revised proposal. Representatives of Lazard, at the direction of Teladoc’s management, also called representatives of Morgan Stanley and discussed Teladoc’s revised proposal.
Following the foregoing call, the Livongo board of directors met by video conference. Members of Livongo’s management team and representatives of Morgan Stanley and Skadden also attended the meeting. Representatives of Morgan Stanley reviewed certain financial aspects of the most recent Teladoc August 4, 2020 proposal, including a comparison of certain of each company’s trading statistics and multiples and certain pro forma financial aspects of the potential business combination based on the Livongo long range forecasts and Teladoc long range forecasts that were previously reviewed and approved by the Livongo board of directors for use by Morgan Stanley in connection with its financial analysis (including estimated synergy opportunities). After discussing, the Livongo board of directors reached a consensus that Teladoc’s latest proposal and the business combination of Teladoc and Livongo reflected an attractive valuation of Livongo relative to Livongo’s stand-alone valuation and prospects and was, therefore, in the best interest of Livongo’s stockholders. Mr. Tullman also confirmed that Teladoc had agreed to the Livongo board of directors’ proposed changes to certain executive change in control arrangements put in place to retain certain key members of Livongo’s management. The Livongo board of directors then determined to adjourn and reconvene when the legal documentation for the transaction had been finalized and Morgan Stanley could deliver its fairness opinion.
Also, following the foregoing call between Messrs. Gorevic and Tullman on August 4, 2020, the Teladoc board of directors met by video conference. Members of Teladoc’s management team and representatives of Lazard and Paul Weiss also attended the meeting. Representatives of Paul Weiss provided an overview of the directors’ fiduciary duties in connection with their evaluation of the proposed transaction, and summarized the terms of the merger agreement and the voting agreement for the transaction. Representatives of Lazard then reviewed Lazard’s financial analysis of the transaction and delivered its oral opinion, which was subsequently confirmed by delivery of a written opinion dated as of August 5, 2020, to the effect that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in such opinion, the merger consideration to be paid by Teladoc in the transaction was fair, from a financial point of view, to Teladoc, as described in the section entitled “The Merger—Opinion of Teladoc’s Financial Advisor” beginning on page 97. Representatives of Paul Weiss then presented a set of proposed resolutions approving the merger agreement and the transactions contemplated thereby, including the charter amendment and the share issuance. On a motion duly made and seconded, the Teladoc board of directors approved the resolutions by a unanimous vote and then adjourned the meeting.
Before the opening of trading on August 5, 2020, the Livongo board of directors met by video conference. Members of Livongo’s management team and representatives of Morgan Stanley and Skadden also attended the meeting. A representative of Skadden summarized the final terms of the merger agreement and voting agreement for the transaction. Representatives of Morgan Stanley then reviewed orally with the Livongo board of directors Morgan Stanley’s financial analysis of the proposed transaction based on Livongo’s and Teladoc’s respective financial forecasts, synergy estimates and current market data, all of which had been previously reviewed and approved by the Livongo board of directors for use by Morgan Stanley in connection with its financial analysis. Following the conclusion of this presentation and upon the request of the Livongo board of directors, Morgan Stanley orally delivered its opinion, subsequently confirmed by delivery of a written opinion dated August 5, 2020, that, as of such date, and subject to the various assumptions made, procedures followed, matters considered and the qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the merger consideration and the special dividend per share amount, taken together (and not separately), to be received by the holders of shares of Livongo common stock pursuant to the merger agreement (other than the Excluded Shares (as defined in Morgan Stanley’s written opinion)) was fair, from a financial point of view, to such holders, as described in the section entitled “The Merger—Opinion of Livongo’s Financial Advisor” beginning on page 106. Mr. Tullman presented a set of proposed resolutions approving the merger agreement, the transactions contemplated thereby, changes to the executive change in control arrangements and certain related matters. On a motion duly made and seconded, the Livongo board of directors approved the resolutions by a unanimous vote and then adjourned the meeting.
On the morning of August 5, 2020, Teladoc and Livongo executed the merger agreement, the execution of which was announced in a joint press release issued by Teladoc and Livongo soon thereafter.
Recommendation of the Teladoc Board of Directors; Teladoc’s Reasons for the Merger
At a special meeting held on August 4, 2020, the Teladoc board of directors unanimously:
•
approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, the charter amendment and the share issuance, on the terms and subject to the conditions set forth in the merger agreement; and

•
recommended that the Teladoc stockholders vote in favor of the approval of the share issuance and vote in favor of the adoption the charter amendment on the terms and subject to the conditions set forth in the merger agreement.

ACCORDINGLY, THE TELADOC BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT TELADOC’S STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE SHARE ISSUANCE AND “FOR” THE PROPOSAL TO ADOPT THE CHARTER AMENDMENT.

In reaching its decision to approve and declare advisable the merger agreement and the transactions contemplated thereby, the Teladoc board of directors, as described in the section entitled “The Merger—Background of the Merger” beginning on page 79, held a number of meetings, consulted with Teladoc’s senior management and its outside legal and financial advisors, Paul Weiss and Lazard, respectively, and considered the business, assets and liabilities, results of operations, financial performance, strategic direction and prospects of Teladoc and Livongo and determined that the merger was in the best interests of Teladoc. At its meeting held on August 4, 2020, after due consideration and consultation with Teladoc’s senior management and outside legal and financial advisors, the Teladoc board of directors unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby and recommended that Teladoc stockholders vote in favor of the approval of the share issuance and the adoption of the charter amendment.
In making its determination, the Teladoc board of directors focused on a number of factors, including the following:
Strategic Considerations. The Teladoc board of directors believes that the merger presents, and is expected to provide, a number of significant strategic opportunities and benefits to Teladoc and its stockholders, including the following:
•	the belief that the combined company will be a leader in virtual health with differentiated scale and scope across primary, critical, chronic and complex care, on a global basis;
•
the belief that the combination will join two highly complementary companies to create a comprehensive platform for virtual care delivery that will address customer demand for integrated solutions across the continuum of care;

•
the belief that the combined company will deliver “whole-person” care as a comprehensive partner with the patient and health system, driving better health and cost outcomes and fundamentally changing how patients access and experience healthcare;

•
the belief that the combination of Teladoc’s data scale, technology and clinical capabilities with Livongo's technology and data insights will underpin the combined company's ability to deliver differentiated care;

•	the unprecedented market opportunity and accelerated demand for and use of virtual care services as a result of coronavirus (COVID-19);
•
the expectation that the combination will deliver enhanced value to stockholders and generate approximately $100 million of annual gross run-rate revenue synergies by the end of the second year following closing of the merger, reaching approximately $500 million of annual gross run-rate revenue synergies by 2025, and achieve annual gross pre-tax run-rate cost synergies of approximately $60 million by the end of the second year following closing of the merger;

•	the belief that the merger will provide a strong foundation for cross-selling opportunities, because client overlap was less than 25% at the time of the merger negotiations;
•
the belief that Teladoc’s significant member scale and millions of annual visits will increase enrollment and utilization across the combined company's solutions as well as amplify overall engagement retention;

•	the ability to leverage Teladoc’s existing global distribution channel to expand Livongo's solutions outside the United States;
•
the expectation that the combination will enable significant additional synergies (incremental to the synergies identified in the foregoing paragraphs) through new or enhanced solutions, including next-generation virtual primary care and hospital-at-home offerings;

•	the Teladoc and Livongo teams’ commitment to realizing the value of the merger, and Teladoc’s proven track record of post-merger integration;

•
the cultural alignment between Teladoc and Livongo, including shared values and commitment to integrity, operational excellence, customer satisfaction, innovation and stockholder value, as well as the shared belief that virtual care is the “great equalizer” by expanding healthcare access to underserved communities;

•	the expectation that the merger will result in a combined company with a strong balance sheet and significant combined net revenue; and
•
the belief that Livongo is the largest and most comprehensive provider of personalized chronic condition management, with a differentiated data-driven health experience that enables better outcomes and is fully scalable across multiple chronic conditions.

Other Factors Considered by the Teladoc Board of Directors. In addition to considering the strategic factors described above, the Teladoc board of directors considered the following additional factors, all of which it viewed as supporting its decision to approve the merger and make its recommendations to Teladoc stockholders:
•
the board of directors of the combined company will be comprised of eight current directors of Teladoc selected by the Teladoc board of directors prior to the effective time and five current directors of Livongo selected by the Livongo board of directors prior to the effective time, which will result in a well-rounded board of directors with complementary strengths and backgrounds;

•	that following the closing, Jason Gorevic, the chief executive officer of Teladoc, would be the chief executive officer of the combined company;
•	the belief that the above-described governance matters would best position the combined company for future success and synergies realization;
•
the exchange ratio and that the exchange ratio is fixed, with no adjustment in the merger consideration to be received by Livongo stockholders as a result of possible increases or decreases in the trading price of Teladoc’s stock following the announcement of the merger;

•	the Teladoc stockholders will hold approximately 58% of the common stock of the combined company upon completion of the merger;
•
historical information concerning Teladoc’s and Livongo’s respective businesses, financial condition, results of operations, earnings, trading prices, technology positions, managements, competitive positions and prospects on a stand-alone basis and forecasted combined basis;

•	the results of the due diligence review of Livongo and its business, including with respect to legal, accounting, tax and human resources matters, conducted by Teladoc and its advisors;
•
the current and prospective business environment in which Teladoc and Livongo operate, including international, national and local economic conditions, the competitive and regulatory environment, and the likely effect of these factors on Teladoc and the combined company;

•	the recommendation of Teladoc’s senior management in favor of the merger;
•	the alternatives reasonably available to Teladoc, including other alternatives to achieve end-to-end virtual healthcare, whether through organic growth or acquisitions;
•	the ability of the Teladoc stockholders to approve or reject the merger by voting on the share issuance and the charter amendment;
•
the terms and conditions of the voting agreement, including the commitment by each of the specified Livongo stockholders (as defined in the section entitled “Voting Agreement” beginning on page 179), who as of September 8, 2020, the record date for the Livongo stockholder meeting, collectively control approximately 35.95% of the voting power of the outstanding Livongo common stock, to vote all of their shares of Livongo common stock in favor of the merger, unless the voting agreement is terminated by its terms prior to the Livongo stockholder meeting as described in the section entitled “Voting Agreement” beginning on page 179;

•
the oral opinion of Lazard, subsequently confirmed by delivery of a written opinion dated August 5, 2020, that, as of the date of such opinion and based on and subject to the limitations, qualifications, assumptions and conditions set forth in its written opinion, the merger consideration was fair, from a financial point of view, to Teladoc, as more fully described under the section entitled “The Merger—Opinion of Teladoc’s Financial Advisor” beginning on page 97 and the full text of the written opinion of Lazard, which is attached as Annex C to this joint proxy statement/prospectus; and
•
the review by the Teladoc board of directors with its advisors of the structure of the proposed merger and the financial and other terms of the merger agreement, including the likelihood of consummation of the proposed transactions and the evaluation of the Teladoc board of directors of the likely time period necessary to complete the merger.

The Teladoc board of directors also considered the following specific aspects of the merger agreement:
•
the nature of the closing conditions included in the merger agreement, including the reciprocal exceptions to the events that would constitute a material adverse effect on either Teladoc or Livongo for purposes of the merger agreement, as well as the likelihood of satisfaction of all conditions to completion of the transactions;

•
the representations and warranties of Teladoc and Livongo, as well as the interim operating covenants requiring the parties to conduct their respective businesses in the ordinary course prior to completion of the merger, subject to specific limitations, are generally reciprocal;

•
the requirement to use reasonable best efforts to obtain all regulatory approvals or clearances, including by divesting assets, holding separate assets or otherwise taking any other action that would limit Teladoc’s or Livongo’s freedom of action, except to the extent that such action, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Teladoc, Livongo and their respective subsidiaries, taken as a whole;

•
the restrictions in the merger agreement on Livongo’s ability to respond to and negotiate certain alternative transaction proposals from third parties and the requirement that Livongo pay Teladoc a $562,810,000 termination fee if the merger agreement is terminated under certain circumstances;

•
Teladoc’s right to engage in negotiations with, and provide information to, a third party that makes an unsolicited written bona fide proposal relating to an alternative proposal (which proposal is made after the date of the merger agreement and prior to the time the required stockholder vote of Teladoc stockholders to approve the share issuance and adopt the charter amendment is obtained, and does not result from a breach of Teladoc’s non-solicitation obligations described in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; No Change of Recommendation” beginning on page 140), if the Teladoc board of directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such proposal constitutes or could reasonably be expected to result in a transaction that is superior to the proposed transaction with Livongo and the failure to take such action would be inconsistent with its directors’ fiduciary duties;

•
the right of the Teladoc board of directors to change its recommendation to Teladoc stockholders to vote “FOR” the share issuance proposal and the charter amendment proposal if a superior proposal is available (which proposal is made after the date of the merger agreement and prior to the time the required stockholder vote of Teladoc stockholders to approve the share issuance and adopt the charter amendment is obtained, and does not result from a breach of Teladoc’s non-solicitation obligations described in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; No Change of Recommendation” beginning on page 140) or an intervening event has occurred so long as the Teladoc board of directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take such action would reasonably be expected to be inconsistent with its directors’ fiduciary duties, subject to certain conditions (including taking into account any modifications to the terms of the merger agreement and, in connection with the termination of the merger agreement, Teladoc being obligated to pay Livongo a termination fee of $712,330,000 if the merger agreement is terminated in certain circumstances as described in the section entitled “The Merger Agreement—Termination Fees” beginning on page 154); and

•
the belief that the size of the termination fee that might be payable to Livongo pursuant to the merger agreement (i) was reasonable in light of the overall terms of the merger agreement, (ii) was within the range of termination fees in other transactions of this size and nature and (iii) would not be likely to preclude another party from making a competing proposal.

The Teladoc board of directors weighed these advantages and opportunities against a number of potentially negative factors in its deliberations concerning the merger agreement and the merger, including:
•
the risk that, because the exchange ratio under the merger agreement would not be adjusted for changes in the market price of Teladoc common stock or Livongo common stock, the value of the shares of Teladoc common stock to be issued to holders of shares of Livongo common stock upon the consummation of the merger could be significantly more than the value of such shares immediately prior to the announcement of the proposed merger;

•	the risk that Livongo’s financial performance may not meet Teladoc’s expectations;
•
the risk of not being able to realize all of the anticipated benefits of the merger, including the synergies, cost savings, growth opportunities or cash flows between Teladoc and Livongo, or that such benefits may take longer than expected to be realized, if at all;

•
the difficulties and management challenges inherent in completing the merger and integrating the businesses, operations and workforce of Livongo with those of Teladoc and the possibility of encountering difficulties in achieving expected growth and cost savings;

•	the fees and expenses associated with completing the merger and the other transactions contemplated by the merger agreement;
•	the possible diversion of management attention for an extended period of time during the pendency of the merger and, following closing, the integration of the two companies;
•
the risk that the merger may not be completed despite the combined efforts of Teladoc and Livongo or that completion may be unduly delayed, even if the required Livongo vote and required Teladoc vote are obtained from Teladoc’s stockholders and Livongo’s stockholders;

•
the provisions of the merger agreement which prohibit Teladoc from soliciting or entertaining other acquisition offers and the potential payment to Livongo by Teladoc of a termination fee of $712,330,000, as described in the section entitled “The Merger Agreement—Termination Fees” beginning on page 154;

•
the risk that the $562,810,000 termination fee to which Teladoc may be entitled, subject to the terms and conditions of the merger agreement, in the event Livongo terminates the agreement in certain circumstances may not be sufficient to compensate Teladoc for the harm it might suffer as a result of such termination;

•	the potential for litigation relating to the proposed merger and the associated costs, burden and inconvenience involved in defending those proceedings;
•	the potential difficulties in retaining key personnel of Teladoc and Livongo following announcement of the merger;
•	the potential effect of the merger on overall business of Teladoc, including its relationships with customers, suppliers and regulators;
•	the risk that Teladoc stockholders or Livongo stockholders, as applicable, may vote down the proposals at the Teladoc stockholder meeting or Livongo stockholder meeting;
•	that certain provisions of the merger agreement, although reciprocal, may have the effect of discouraging alternative proposals involving Teladoc;
•	the substantial costs to be incurred in connection with the merger, including those incurred regardless of whether the merger is consummated;
•	terms of the merger agreement which restrict Teladoc’s abilities to operate its business outside of the ordinary course before the closing of the merger; and

•
the risks of the type and nature described in the section entitled “Risk Factors” beginning on page 46 and the matters described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 44.

The Teladoc board of directors considered all of these factors as a whole and, on balance, concluded that it supported a favorable determination to enter into the merger agreement.
In addition, the Teladoc board of directors was aware of and considered the interests of its directors and executive officers that are different from, or in addition to, the interests of Teladoc stockholders generally, as described in the section entitled “Interests of Teladoc’s Directors and Executive Officers in the Merger” beginning on page 171.
The foregoing discussion of the information and factors that the Teladoc board of directors considered is not intended to be exhaustive, but rather is meant to include the material factors that the Teladoc board of directors considered. The Teladoc board of directors collectively reached the conclusion to approve the merger agreement, the merger, the charter amendment, the share issuance and the other transactions contemplated by the merger agreement in light of the various factors described above and other factors that the members of the Teladoc board of directors believed were appropriate. In view of the complexity and wide variety of factors, both positive and negative, that the Teladoc board of directors considered in connection with its evaluation of the merger, the Teladoc board of directors did not find it practical, and did not attempt, to quantify, rank or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Teladoc board of directors. In considering the factors discussed above, individual directors may have given different weights to different factors.
The foregoing description of Teladoc’s consideration of the factors supporting the merger is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 44.
Recommendation of the Livongo Board of Directors; Livongo’s Reasons for the Merger
At a meeting held on August 5, 2020, the Livongo board of directors unanimously:
•	determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to, and in the best interests of, Livongo and its stockholders;
•	approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement;
•	directed the merger agreement be submitted for adoption at a meeting of Livongo stockholders; and
•	recommended that the Livongo stockholders adopt the merger agreement.
ACCORDINGLY, THE LIVONGO BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT LIVONGO’S STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.
In reaching its decision to approve and declare advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Livongo board of directors, as described in the section entitled “The Merger—Background of the Merger” beginning on page 79, held a number of meetings, consulted with Livongo’s senior management and its outside financial advisors at Morgan Stanley and legal advisors at Skadden and considered the business, financial condition, results of operations, strategic opportunities and risks and overall prospects of Livongo and Teladoc and determined that the merger was in the best interests of Livongo and its stockholders. At a meeting held on August 5, 2020, after due consideration and consultation with Livongo’s senior management and outside financial and legal advisors, the Livongo board of directors unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement and resolved to recommend that Livongo stockholders vote in favor of the adoption of the merger agreement.
In making its determination, the Livongo board of directors considered a number of positive factors regarding the merger, including the following:

•	the unique opportunity to merge two market-leading complementary businesses to create a combined market leader with a “virtual care one-stop-shop” for clients and members;
•
the importance of scale in the competitive markets in which Livongo and Teladoc operate and the potential for the merger to create a combined company with unmatched scale to compete more effectively in those markets;

•
the expectation that the merger will enable the combined company to generate approximately $100 million of annual gross run-rate revenue synergies by end of the second year following the closing of the merger, reaching approximately $500 million of annual gross run-rate revenue synergies by 2025, due in part to the comparatively small overlap in Livongo's and Teladoc's coverage of Fortune 500 companies, by cross-selling products into the merging parties' combined customer base;

•	the expectation that the merger will achieve annual gross run-rate cost synergies of approximately $60 million by the end of the second year following the closing of the merger;
•
the expectation that the merger will enable the combined company to generate significant additional synergies using integrated capabilities, including next-generation virtual primary care, hospital-at-the-home and risk-based virtual care offerings, among others;

•
the expectation that, with the increased scale, the combined company will be able to increase research and development investment in order to accelerate innovation and advance leadership across key strategic initiatives;

•	the ability to harness Livongo’s and Teladoc’s collective expertise in technology, data science and research and development to drive improvement across the combined company;
•	the cultural alignment between Livongo and Teladoc, including shared values and commitment to integrity, operational excellence, client and member satisfaction, innovation and stockholder value;
•	the information and discussions with Teladoc’s senior management regarding Teladoc’s business, financial condition, results of operations, current business strategy and prospects;
•
the current and prospective business environment in which Livongo and Teladoc operate, including international, national and local economic conditions, the competitive and regulatory environment and the likely effect of these factors on Livongo and the combined company;

•	that the merger will enable Livongo stockholders to maintain equity in the combined company thereby giving them an opportunity to participate in the future success of the combined company;
•
the expected tax-free treatment of the merger for U.S. federal income tax purposes, as more fully described in the section entitled “U.S. Federal Income Tax Considerations” beginning on page 182, and the expectation that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code;

•	the unique opportunity to combine two businesses with similarly high trading multiples that no other strategic partner could match; and
•
Morgan Stanley’s oral opinion, subsequently confirmed in writing, to the Livongo board of directors that, as of August 5, 2020 and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the merger consideration and the special dividend per share amount, taken together (and not separately), to be received by the holders of shares of Livongo common stock pursuant to the merger agreement (other than the Excluded Shares (as defined in Morgan Stanley’s written opinion)) is fair from a financial point of view to such holders, as more fully described under the section entitled “The Merger—Opinion of Livongo’s Financial Advisor” beginning on page 106 and the full text of the written opinion of Morgan Stanley, which is attached as Annex D to this joint proxy statement/prospectus.

The Livongo board of directors also considered the following specific aspects of the merger agreement:

•
the fact that the merger consideration payable to Livongo stockholders largely consists of a fixed number of shares of Teladoc common stock, thereby ensuring that Livongo stockholders will receive a pre-determined percentage of the combined company’s equity irrespective of changes in market prices of either company or the trading markets generally;

•
the fact that, as of the announcement of the merger, the per share value of the merger consideration and the special dividend per share amount taken together reflected a 10% premium to Livongo’s closing stock price as of August 4, 2020, the last full trading day prior to the date of announcement, and a 44% premium to the average Livongo closing stock price during the 30 trading days prior to and including August 4, 2020;

•	the limited closing conditions included in the merger agreement and the likelihood that all such conditions would be satisfied;
•
both party’s obligation to use reasonable best efforts to obtain regulatory clearance in the United States (the only jurisdiction where antitrust clearance is required to complete the merger) and the parties’ expectations that such clearance will be obtained given the lack of competitive overlap between their respective businesses; and

•
Livongo’s right to engage in negotiations with, and provide information to, a third party from whom Livongo receives an unsolicited proposal relating to a competing transaction if the Livongo board of directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such proposal constitutes or could reasonably be expected to lead to a transaction that is superior to the proposed merger with Teladoc and the failure to take such action would be inconsistent with its directors’ fiduciary duties.

The Livongo board of directors weighed these positive factors against a number of potentially negative factors in its deliberations concerning the merger agreement and the merger, including:
•	the risk that Teladoc’s financial performance may not meet Livongo’s expectations;
•
the risk that Livongo stockholders may receive merger consideration at the completion of the merger with a lower value than such consideration had at the announcement of the merger due to the fact that a significant portion of the merger consideration consists of a fixed number of shares of Teladoc common stock and the trading price of Teladoc common stock may decline before the completion of the merger;

•
the risk that changes in the regulatory landscape or new industry developments, including changes in consumer preferences following the coronavirus (COVID-19) pandemic, may adversely affect the business benefits anticipated to result from the merger;

•
the difficulties and management challenges inherent in completing the merger and integrating the business, operations and workforce of Teladoc with those of Livongo and the risk of not capturing all of the anticipated revenue synergies and cost synergies currently expected to be generated by the merger;

•
the amount of time it could take to complete the merger, including that completion of the merger depends on factors outside of Livongo’s or Teladoc’s control, and the risk that the pendency of the merger for an extended period of time could have an adverse impact on Livongo and Teladoc, including their respective client, supplier and other business relationships;

•	the possible diversion of management attention during the pendency of the merger;
•	the risk that, despite the retention efforts of Livongo and Teladoc prior to the consummation of the merger, the combined company may lose key personnel;
•	that certain provisions of the merger agreement, although reciprocal, may have the effect of discouraging alternative transaction proposals involving Livongo;
•
the restrictions in the merger agreement on the conduct of Livongo’s business during the period between execution of the merger agreement and the consummation of the merger, which could negatively impact Livongo’s ability to pursue certain business opportunities or strategic transactions;

•	the risk that Livongo stockholders or Teladoc stockholders, as applicable, may not approve the merger;
•	the transaction costs to be incurred in connection with the proposed merger; and
•
the risks of the type and nature described in the section entitled “Risk Factors” beginning on page 46 and the matters described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 44.

The Livongo board of directors considered all of the foregoing factors as a whole and concluded that they supported, on balance, a favorable determination to approve the merger agreement and the merger and to recommend that Livongo stockholders adopt the merger agreement at the Livongo stockholder meeting.
In addition, the Livongo board of directors was aware of and considered the interests of its directors and executive officers that are different from, or in addition to, the interests of Livongo stockholders generally, including the treatment of Livongo stock options, restricted stock and restricted stock units held by such directors and executive officers in the merger described in the section entitled “Interests of Livongo’s Directors and Executive Officers in the Merger” beginning on page 172 and the obligation of the combined company to indemnify Livongo directors and officers against certain claims and liabilities.
The foregoing discussion of the information and factors that the Livongo board of directors considered is not intended to be exhaustive, but rather is meant to include the material factors that the Livongo board of directors considered. The Livongo board of directors collectively reached the conclusion to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement in light of the various factors described above and other factors that the members of the Livongo board of directors believed were appropriate. In view of the complexity and wide variety of factors, both positive and negative, that the Livongo board of directors considered in connection with its evaluation of the merger, the Livongo board of directors did not find it practical, and did not attempt, to quantify, rank or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Livongo board of directors. In considering the factors discussed above, individual directors may have given different weights to different factors.
The foregoing description of Livongo’s consideration of the factors supporting the merger is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 44.
Opinion of Teladoc’s Financial Advisor
Teladoc has retained Lazard to act as its financial advisor in connection with the transactions contemplated by the merger agreement, which are collectively referred to in this section as the transaction. In connection with this engagement, Teladoc requested that Lazard evaluate the fairness, from a financial point of view, to Teladoc of the merger consideration to be paid by Teladoc in the transaction. On August 4, 2020, at a meeting of the Teladoc board of directors held to evaluate the transaction, Lazard rendered to the Teladoc board of directors an oral opinion, which was confirmed by delivery of a written opinion dated August 5, 2020, to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in such opinion, the merger consideration to be paid by Teladoc in the transaction was fair, from a financial point of view, to Teladoc.
The full text of Lazard’s written opinion, dated August 5, 2020, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken, is attached as Annex C and is incorporated by reference in this document. The summary of the written opinion of Lazard, dated August 5, 2020, set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Lazard’s opinion attached as Annex C. Lazard’s opinion was for the benefit of the Teladoc board of directors (in its capacity as such) and Lazard’s opinion was rendered to the Teladoc board of directors in connection with its evaluation of the transaction and did not address any terms or other aspects (other than the merger consideration to the extent expressly specified in Lazard’s opinion) of the transaction. Lazard’s opinion did not address the relative merits of the transaction as compared to any other transaction or business strategy in which Teladoc might engage or the merits of the underlying decision by Teladoc to engage in the transaction. Lazard’s opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the transaction or any matter relating thereto.
In connection with its opinion, Lazard:
•	reviewed the financial terms and conditions of the merger agreement;
•	reviewed certain publicly available historical business and financial information relating to Teladoc and Livongo;
•
reviewed (i) various financial forecasts and other data provided to Lazard by Livongo relating to the business of Livongo and adjustments thereto provided by Teladoc, (ii) various financial forecasts and other data provided to Lazard by Teladoc relating to the business of Teladoc, including financial projections prepared by Teladoc’s management identified as “Case 1” and “Case 2”, respectively, and (iii) the projected synergies and other benefits, including the amount and timing thereof, anticipated by Teladoc’s management to be realized from the transaction;

•
held discussions with members of the senior managements of Livongo and Teladoc with respect to the businesses and prospects of Livongo and Teladoc, respectively, and with respect to the projected synergies and other benefits anticipated by Teladoc’s management to be realized from the transaction;

•
reviewed public information with respect to certain other companies in lines of business that Lazard believed to be generally relevant in evaluating the businesses of Livongo and Teladoc, respectively;

•	reviewed the financial terms of certain business combinations involving companies in lines of business comparable in certain respects to Livongo;
•	reviewed historical stock prices and trading volumes of Livongo common stock and Teladoc common stock;
•
reviewed the potential pro forma financial impact of the transaction on Teladoc based on the financial forecasts for Livongo as adjusted by Teladoc and the Case 1 financial forecasts for Teladoc referred to above; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.
Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Livongo or Teladoc or concerning the solvency or fair value of Livongo or Teladoc, and Lazard was not furnished with any such valuation or appraisal. Teladoc’s management advised Lazard that financial forecasts for Livongo as adjusted by Teladoc best reflect the anticipated future financial performance of Livongo and Case 1 best reflects the anticipated future financial performance of Teladoc; accordingly, at the direction of Teladoc Lazard utilized the financial forecasts for Livongo as adjusted by Teladoc and Case 1 for purposes of Lazard’s analyses in connection with its opinion. With respect to the financial forecasts utilized in Lazard’s analyses, including those related to projected synergies and other benefits anticipated by Teladoc’s management to be realized from the transaction, such financial forecasts were provided to Lazard by Teladoc’s management and Lazard assumed, with the consent of Teladoc, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Livongo and Teladoc, respectively, and such synergies and other benefits. In addition, Lazard assumed, with the consent of Teladoc, that such financial forecasts and projected synergies and other benefits would be realized in the amounts and at the times contemplated thereby. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they are based, including with respect to the potential effects of the COVID-19 pandemic on such forecasts or assumptions.
Further, Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of its opinion. Lazard further noted that the current volatility and disruption in the credit and financial markets relating to, among others, the COVID-19 pandemic, may or may not have an effect on Teladoc and Livongo and that Lazard was not expressing an opinion as to the effects of such volatility or such disruption on Teladoc or Livongo. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. Lazard did not express any opinion as to the prices at which shares of Teladoc common stock or Livongo common stock may trade at any time subsequent to the announcement of the transaction. Lazard’s opinion did not address the relative merits of the transaction as compared to any other transaction or business strategy in which Teladoc might engage or the merits of the underlying decision by Teladoc to engage in the transaction.
In rendering its opinion, Lazard assumed, with the consent of Teladoc, that the transaction will be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions. Lazard also assumed, with the consent of Teladoc, that obtaining the necessary governmental, regulatory or third party approvals and consents for the transaction will not have an adverse effect on Teladoc, Livongo or the transaction. Lazard further assumed, with the consent of Teladoc, that the transaction will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Lazard did not express any opinion as to any tax or other consequences that might result from the transaction, nor did Lazard’s opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that Teladoc obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the merger consideration to the extent expressly specified in Lazard’s opinion) of the transaction, including, without limitation, the form or structure of the transaction or any agreements or arrangements entered into in connection with, or contemplated by, the transaction (including the voting agreement). In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the transaction, or class of such persons, relative to the merger consideration or otherwise.
Lazard’s engagement and its written opinion were for the benefit of the Teladoc board of directors (in its capacity as such) and its written opinion was rendered to the Teladoc board of directors in connection with its evaluation of the transaction. Lazard’s opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the transaction or any matter relating thereto. The issuance of Lazard’s opinion was approved by the Opinion Committee of Lazard.
Summary of the Financial Analyses of Teladoc’s Financial Advisors
In preparing its opinion to the Teladoc board of directors, Lazard performed a variety of financial and comparative analyses. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying Lazard’s opinion, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses. The preparation of a financial opinion or analysis is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion or analysis is not readily susceptible to summary description. In arriving its opinion, Lazard considered the results of all of the analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis considered by it. Rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. Accordingly, Lazard believes that its analyses and factors summarized below must be considered as a whole and in context. Lazard further believes that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.
In performing its analyses, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, existing as of the date of its opinion, many of which are beyond the control of Teladoc and Livongo. No company, business or transaction reviewed is identical or directly comparable to Teladoc, Livongo or their respective businesses or the transaction. Accordingly, an evaluation of these analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning business, financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, businesses or transactions reviewed or views regarding the comparability of such companies, businesses or transactions. Accordingly, such analyses may not necessarily include all companies, businesses or transactions that could be deemed relevant. The estimates of the future performance of Teladoc and Livongo in or underlying Lazard’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those estimates or those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which a company may actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the assumptions and estimates used in, and the ranges of valuations resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as the views of Lazard regarding the actual values of Livongo or Teladoc. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 4, 2020, and is not necessarily indicative of current market conditions.
Lazard did not recommend that any specific consideration constituted the only appropriate consideration in the transaction. The type and amount of merger consideration payable in the transaction was determined through negotiations between Teladoc and Livongo, rather than by any financial advisor, and was approved by the Teladoc board of directors. The decision to enter into the merger agreement was solely that of the Teladoc board of directors and the Livongo board of directors. Lazard’s opinion and analyses were only one of many factors considered by the Teladoc board of directors in its evaluation of the transaction and the merger consideration and should not be viewed as determinative of the views of the Teladoc board of directors or management with respect to the transaction or the merger consideration payable in the transaction.
Financial Analyses
The summary of the financial analyses described in this section entitled “Financial Analyses” is a summary of the material financial analyses provided by Lazard in connection with its opinion, dated August 5, 2020, to the Teladoc board of directors. The summary set forth below is not a comprehensive description of all analyses undertaken by Lazard in connection with its opinion, nor does the order of the analyses in the summary below indicate that any analysis was given greater weight than any other analysis. The financial analyses summarized below include information presented in tabular format. In order to fully understand Lazard’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Lazard. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Lazard. Future results may differ from those described and such differences may be material.
For purposes of the financial analyses described below in this section of this joint proxy statement/prospectus, the term “implied per share merger consideration” means approximately $158.98 per share of Livongo common stock, calculated as the (i) cash consideration of $4.24 per share, (ii) pre-closing payment of $7.09 per share in respect of the special dividend and (iii) implied value of the stock consideration of approximately $147.65 per share based on a 0.5920x per share exchange ratio and an illustrative reference closing price for shares of Teladoc common stock of $249.42 per share as of August 4, 2020. Financial data utilized for Teladoc and Livongo in the financial analyses described below, to the extent based on internal financial forecasts and estimates of management, were based on financial forecasts and other data prepared by Teladoc’s management relating to the business of Teladoc and identified as “Case 1” and financial forecasts and other data prepared by Livongo and as adjusted by Teladoc’s management.
Teladoc Financial Analyses.
Discounted Cash Flow Analysis. Based on the Case 1 forecasts as further described in the section entitled “The Merger—Teladoc Unaudited Financial Projections” beginning on page 120, Lazard performed a discounted cash flow analysis of Teladoc by calculating, based on the forecasts prepared by Teladoc’s management identified as “Case 1”, the estimated present value (as of June 30, 2020) of the stand-alone unlevered, after-tax free cash flows that Teladoc was forecasted to generate during the fiscal years ending December 31, 2020 through the fiscal year ending December 31, 2029. Lazard also calculated a range of estimated terminal values for Teladoc by applying a selected range of perpetuity growth rates of 3.5% to 4.5% to the stand-alone unlevered, after-tax free cash flow attributable to Teladoc for the fiscal year ending December 31, 2029, which range of perpetuity growth rates was selected based on Lazard’s professional judgment and experience, taking into account, among other things, the Case 1 forecasts and trends in the overall economy generally and in the industries and sectors in which Teladoc operates. The cash flows and range of terminal values were then discounted to present value (as of June 30, 2020) using a selected range of discount rates of 8.0% to 9.0% derived from a weighted average cost of capital calculation. Lazard then added the net present value of tax savings from usage of net operating loss usage for all years to calculate a total enterprise value for Teladoc.
This analysis resulted in a range of implied per share equity values of $156 to $250, as compared to the per share closing price of Teladoc common stock on August 4, 2020 of $249.42.
Selected Public Companies Analysis. Lazard reviewed publicly available financial and stock market information of Teladoc and the following 16 selected publicly traded companies that, given certain business and financial characteristics, Lazard considered generally relevant for purposes of analysis.
Digital Healthcare Companies
•	Livongo Health, Inc.
•	1Life Healthcare, Inc.
Technology-Enabled Service Companies
•	Inovalon Holdings, Inc.
•	HMS Holdings Corp.
•	Tabula Rasa HealthCare, Inc.
Healthcare SaaS Companies
•	Veeva Systems, Inc.
•	Health Catalyst, Inc.
•	Phreesia, Inc.
Non-Healthcare SaaS Companies
•	DocuSign, Inc.
•	RingCentral, Inc.
•	HubSpot, Inc.
•	Zendesk, Inc.
•	AppFolio, Inc
•	Q2 Holdings, Inc.
•	SVMK Inc.
•	LivePerson, Inc.

Lazard reviewed, among other information, enterprise values, calculated as fully diluted equity values based on closing stock prices on August 4, 2020, plus total debt, preferred stock and non-controlling interests (as applicable) and less cash and cash equivalents and short-term investments, as a multiple of estimated revenues for the calendar years 2020 and 2021. Financial data of the Teladoc selected companies were based on public filings, publicly available Wall Street research analysts’ estimates and other publicly available information and calendarized to a December 31 year-end when necessary. Financial data of Teladoc were based on public filings publicly available Wall Street research analysts’ estimates, other publicly available information and the Case 1 forecasts, as applicable.
Total Enterprise Value / Revenue
	2020E	2021E
High	49.4x	32.4x
75th Percentile	19.5x	15.9x
Mean	16.6x	13.0x
Median	12.4x	9.5x
25th Percentile	9.2x	7.5x
Low	4.4x	3.8x
Lazard also noted that, based on the closing price for shares of Teladoc common stock on August 4, 2020, the calendar year 2020 estimated revenue multiple observed for Teladoc was 24.1x and the calendar year 2021 estimated revenue multiple observed for Teladoc was 17.8x, in each case utilizing publicly available Wall Street research analysts’ estimates.
The median to 75th percentile range of estimated enterprise value/estimated revenue multiples observed for the Teladoc selected companies were 12.4x to 19.5x for calendar year 2020. Lazard applied such calendar year 2020 enterprise value/estimated revenue multiples derived from the Teladoc selected companies to 2020 estimated revenue of Teladoc utilizing the Case 1 forecasts. This analysis indicated an implied per share equity value range between $129 and $201, as compared to the per share closing price of Teladoc common stock on August 4, 2020 of $249.42.
The median to 75th percentile range of estimated enterprise value/estimated revenue multiples observed for the Teladoc selected companies were 9.5x to 15.9x for calendar year 2021. Lazard applied such calendar year 2021 enterprise value/estimated revenue multiples derived from the Teladoc selected companies to 2021 estimated revenue of Teladoc utilizing the Case 1 forecasts. This analysis indicated an implied per share equity value range between $134 and $223, as compared to the per share closing price of Teladoc common stock on August 4, 2020 of $249.42.
Livongo Financial Analyses.
Discounted Cash Flow Analysis. Based on forecasts provided by Livongo and adjusted by Teladoc’s management (with and without certain synergies expected by Teladoc’s management to be realized by the combined company), Lazard performed a discounted cash flow analysis of Livongo by calculating the estimated present value (as of June 30, 2020) of the stand-alone unlevered, after-tax free cash flows that Livongo was forecasted to generate during the fiscal years ending December 31, 2020 through the fiscal year ending December 31, 2029. Lazard also calculated a range of estimated terminal values for Livongo by applying a selected range of perpetuity growth rates of 3.5% to 4.5% to the stand-alone unlevered, after-tax free cash flow attributable to Livongo for the fiscal year ending December 31, 2029, which range of perpetuity growth rates was selected based on Lazard’s professional judgment and experience, taking into account, among other things, the Livongo forecasts (as adjusted by Teladoc) and trends in the overall economy generally and in the industries and sectors in which Livongo operates. The cash flows and range of terminal values were then discounted to present value (as of June 30, 2020) using a selected range of discount rates of 8.0% to 9.0% derived from a weighted average cost of capital calculation. Lazard then added the net present value of tax savings from usage of net operating loss usage for all years to calculate a total enterprise value for Livongo.
This analysis resulted in a range of implied per share equity values of $118 to $187 (without synergies) or $160 to $251 (with synergies), as compared to the implied per share merger consideration of $158.98.

Selected Public Companies Analysis. Lazard reviewed publicly available financial and stock market information of Livongo and the following 16 selected publicly traded companies that, given certain business and financial characteristics, Lazard considered generally relevant for purposes of analysis.
Digital Healthcare Companies
•	Teladoc Health, Inc.
•	1Life Healthcare, Inc.
Technology-Enabled Service Companies
•	Inovalon Holdings, Inc.
•	HMS Holdings Corp.
•	Tabula Rasa HealthCare, Inc.
Healthcare SaaS Companies
•	Veeva Systems, Inc.
•	Health Catalyst, Inc.
•	Phreesia, Inc.
Non-Healthcare SaaS Companies
•	DocuSign, Inc.
•	RingCentral, Inc.
•	HubSpot, Inc.
•	Zendesk, Inc.
•	AppFolio, Inc
•	Q2 Holdings, Inc.
•	SVMK Inc.
•	LivePerson, Inc.
Lazard reviewed, among other information, enterprise values, calculated as fully diluted equity values based on closing stock prices on August 4, 2020, plus total debt, preferred stock and non-controlling interests (as applicable) and less cash and cash equivalents and short-term investments, as a multiple of estimated revenues for the calendar years 2020 and 2021. Financial data of the Livongo selected companies were based on public filings, publicly available Wall Street research analysts’ estimates and other publicly available information and calendarized to a December 31 year-end when necessary. Financial data of Livongo were based on public filings, publicly available Wall Street research analysts’ estimates, other publicly available information and the Livongo management forecasts, as adjusted by Teladoc’s management.
Total Enterprise Value / Revenue
	2020E	2021E
High	36.3x	28.0x
75th Percentile	19.3x	15.3x
Mean	15.1x	12.1x
Median	12.4x	9.5x
25th Percentile	9.2x	7.5x
Low	4.4x	3.8x
Lazard also noted that, based on the closing price for shares of Livongo common stock on August 4, 2020, the calendar year 2020 estimated revenue multiple observed for Livongo was 49.4x and the calendar year 2021 estimated revenue multiple observed for Livongo was 32.4x, in each case utilizing publicly available Wall Street research analysts’ estimates.

The 75th percentile to high range of estimated enterprise value/estimated revenue multiples observed for the Livongo selected companies were 19.3x to 36.3x for calendar year 2020. Lazard applied estimated such enterprise value/estimated revenue multiples derived from the Livongo selected companies to 2020 revenue of Livongo utilizing the Livongo forecasts (as adjusted by Teladoc). This analysis indicated an implied per share equity value range between $61 and $112, as compared to the implied per share merger consideration of $158.98.
The 75th percentile to high range of estimated enterprise value/estimated revenue multiples observed for the Livongo selected companies were 15.3x to 28.0x for calendar year 2021. Lazard applied such calendar year 2021 enterprise value/estimated revenue multiples derived from the Livongo selected companies to 2021 estimated revenue of Livongo utilizing the Livongo forecasts (as adjusted by Teladoc). This analysis indicated an implied per share equity value range between $77 and $138, as compared to the implied per share merger consideration of $158.98.
Certain Additional Information.
Lazard observed certain additional information that was not considered part of its financial analyses for its opinion but was noted for informational reference, including the following:
•
for reference and informational purposes only, and not as a component of its fairness analysis, Lazard applied the calculations described above under “—Financial Analyses—Livongo Financial Analysis—Discounted Cash Flow Analysis” utilizing a forecast for Livongo based on Wall Street research analysts’ estimates in lieu of the forecasts provided by Livongo as adjusted by Teladoc’s management. This analysis resulted in a range of implied per share equity values of $99 to $159 (without synergies) or $141 to $223 (with synergies), as compared to the implied per share merger consideration of $158.98;

•
financial information relating to selected transactions involving healthcare technology and tech-enabled services companies and non-healthcare SaaS companies that, given certain business and financial characteristics of the acquirers and targets, the relative size of the transaction value of the selected transactions compared to the transaction and the dates of the selected transactions, Lazard considered generally relevant for purposes of analysis, which we refer to in this summary of Lazard’s opinion as the Livongo selected transactions. Lazard observed median and high next twelve months’ (which is referred to as NTM) revenue multiples derived from the Livongo precedent transactions of 7.0x to 15.7x, respectively. Lazard then applied such revenue multiples from the Livongo selected transactions to Livongo’s NTM revenue utilizing the Livongo management forecasts (as adjusted by Teladoc’s management). This analysis indicated an implied per share equity value reference range between $31 and $67, as compared to the implied per share merger consideration of $158.98;

•
an illustrative analysis of the implied present values of the future stock price of shares of Teladoc common stock. For this analysis, Lazard calculated a range of implied share prices for shares of Teladoc common stock by discounting to June 30, 2020 the estimated theoretical future share prices of shares of Teladoc common stock as of January 1, 2021, January 1, 2022 and January 1, 2023. Lazard first calculated the theoretical per share equity value of Teladoc as of January 1, 2021, January 1, 2022 and January 1, 2023 by applying regression-implied forward NTM multiples of 20.5x, 14.7x and 16.3x as applicable to the estimated revenues (based on Case 1) for calendar years 2021, 2022 and 2023. Lazard then calculated the resulting range of implied per share equity values as of January 1, 2021, January 1, 2022 and January 1, 2023 and discounted that range to June 30, 2020 using an equity discount rate of 8.5%, which implied an equity value per share range for Teladoc of $234 to $299, as compared to the per share closing price of Teladoc common stock on August 4, 2020 of $249.42;

•
an illustrative analysis of the implied present values of the future stock price of shares of Livongo common stock. For this analysis, Lazard calculated a range of implied share prices for shares of Livongo common stock by discounting to June 30, 2020 the estimated theoretical future prices of shares of Livongo common stock as of January 1, 2021, January 1, 2022 and January 1, 2023. Lazard first calculated the theoretical per share equity value of Livongo as of January 1, 2021, January 1, 2022 and January 1, 2023 by applying regression-implied forward NTM multiples of 34.2x, 32.4x and 29.9x as applicable to the estimated revenues (based on the Livongo management forecasts as adjusted by Teladoc’s management) for calendar years 2021, 2022 and 2023. Lazard then calculated the resulting range of implied per share equity values as of January 1, 2021, January 1, 2022 and January 1, 2023 and discounted that range to June 30, 2020 using an equity discount rate of 9.0%, which implied a per share equity value range for Livongo of $154 to $213, as compared to the implied per share merger consideration of $158.98;
•
an illustrative premia paid analysis based on premia paid in transactions since January 1, 2016 involving U.S. target companies (other than a transaction in a restructuring context) with transaction values between $7.5 billion and $15 billion that included all stock consideration, which criteria yielded a data set of 15 transactions. The implied premia in this analysis were calculated by comparing the per share acquisition price to the target company’s (i) closing share price on the unaffected date, (ii) volume weighted share price for the period of thirty trading days prior to the unaffected date and (iii) the high closing share price for the period of 52-weeks prior to the unaffected date. The median premia for these transactions based on one trading day, 30-trading day and 52-week high periods were 14%, 15% and (2)%, respectively. The high premia for these transactions based on one trading day, 30-trading day and 52-week high periods were 42%, 49% and 30%, respectively. Lazard applied these median and high premia to the closing price, the intraday 30-trading day volume weighted price and the 52-week high closing price as of August 4, 2020 for shares of Livongo common stock to calculate an implied equity value per share range for Livongo of $165 to $205, $118 to $153 and $141 to $188, respectively, as compared to the implied per share merger consideration of $158.98;

•
price targets for Teladoc common stock and Livongo common stock as reflected in selected publicly available Wall Street research analysts’ reports on or prior to August 4, 2020 (with respect to Livongo, excluding reports of analysts that did not update their price targets after Livongo’s pre-earnings announcement on July 7, 2020), which indicated an overall low to high target share price range of $88 to $132 per share for Livongo common stock and an overall low to high target stock price range of $150 to $275 per share for Teladoc common stock; and

•
historical trading prices of shares of Teladoc common stock and Livongo common stock during the 52-week period ended August 4, 2020, which indicated during the relevant periods low and high closing prices for Teladoc common stock of approximately $55 and $249 per share, respectively, and low and high closing prices for Livongo common stock of approximately $16 and $145 per share, respectively.

Relative Value Analysis.
Lazard performed an implied adjusted exchange ratio analysis with respect to the stock consideration exchange ratio. Using the implied per share equity value reference ranges for Teladoc and Livongo indicated in the respective discounted cash flow analyses and selected public companies analyses described above (in the case of the selected public companies analyses of Livongo, solely using the reference ranges derived from the Livongo forecasts as adjusted by Teladoc), Lazard calculated ranges of implied exchange ratios of Teladoc common stock and Livongo common stock. For purposes of this calculation, the implied per share equity value reference ranges for Livongo were adjusted downward by the amount of the $4.24 per share cash consideration to be paid in the transaction and the $7.09 per share to be paid in respect of the special dividend. This implied exchange ratio analysis indicated the following implied exchange ratio reference ranges, as compared to the stock consideration exchange ratio provided for the transaction:
Discounted Cash Flow Analysis	Discounted Cash Flow Analysis	Selected Public Companies Analysis	Selected Public Companies Analysis	Stock Consideration Exchange Ratio
(Based on Livongo forecasts with synergies)	(Based on Livongo forecasts without synergies)	(EV / 2021 Revenue)	(EV / 2020 Revenue)
0.5938x – 1.5328x	0.4278x – 1.1213x	0.2962x – 0.9495x	0.2454x – 0.7809x	0.5920x

General
The Teladoc board of directors selected Lazard as its financial advisor in connection with the transaction based on Lazard’s reputation, qualification and experience with the healthcare industry, including the virtual care and health tech markets, and knowledge of Teladoc’s business and affairs and the industry in which it operates. Lazard is an internationally recognized investment banking firm that has substantial experience in transaction similar to the transaction.
Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. In the two-year period prior to the date of Lazard’s opinion, the financial advisory business of Lazard has acted as financial advisor to the Teladoc board of directors in connection with Teladoc’s acquisition of Advance Medical Health-Care Management Services, S.A. in 2018 and its acquisition of InTouch Technologies, Inc. in 2020 and received compensation for such services. In the two-year period prior to the date of Lazard’s opinion, Lazard has not been engaged to provide financial advisory or other services to Livongo and Lazard has not received any compensation from Livongo during this period. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of Teladoc, Livongo and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Teladoc, Livongo and certain of their respective affiliates.
In connection with Lazard’s services as a financial advisor to the Teladoc board of directors, Teladoc agreed to pay Lazard an aggregate fee of $31.5 million, $6.5 million of which was payable upon the earlier of the rendering of Lazard’s opinion, the announcement of the transaction or the execution of the merger agreement, and $25 million of which is payable contingent upon consummation of the transaction. In addition, Teladoc has agreed to reimburse certain of Lazard’s expenses arising, and to indemnify Lazard against certain liabilities that may arise, out of Lazard’s engagement.
Opinion of Livongo’s Financial Advisor
The Livongo board of directors retained Morgan Stanley to provide it with financial advisory services and a financial opinion in connection with the possible business combination with Teladoc. The Livongo board of directors selected Morgan Stanley to act as Livongo’s financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in Livongo’s industry, and its knowledge and understanding of Livongo’s business and affairs. On August 5, 2020, Morgan Stanley rendered to the Livongo board of directors its oral opinion, subsequently confirmed by delivery of a written opinion dated as of such date, to the effect that as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, the merger consideration and the special dividend per share amount, taken together (and not separately), to be received by the holders of shares of Livongo common stock pursuant to the merger agreement (other than the Excluded Shares (as defined in Morgan Stanley’s written opinion)) was fair from a financial point of view to such holders.
The full text of the written opinion of Morgan Stanley, dated as of August 5, 2020, is attached as Annex D and is incorporated by reference in this joint proxy statement/prospectus in its entirety. You are encouraged to read the opinion in its entirety for a discussion of the various assumptions made, procedures followed, matters considered and qualifications and limitations upon the scope of the review undertaken by Morgan Stanley in rendering its opinion. Morgan Stanley’s opinion was directed to the Livongo board of directors, in its capacity as such, and addressed only the fairness from a financial point of view of the merger consideration and the special dividend per share amount, taken together (and not separately), to be received by the holders of shares of Livongo common stock pursuant to the merger agreement (other than the Excluded Shares (as defined in Morgan Stanley’s written opinion)) as of the date of the opinion. It did not address any other aspects or implications of the merger or in any manner address the prices at which the Teladoc common stock would trade following consummation of the merger or at any time and was not intended to and did not express any opinion or recommendation as to how the stockholders of Teladoc or Livongo should vote at the respective stockholders’ meetings to be held in connection with the merger. The summary of the opinion of Morgan Stanley set forth below is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:
•	Reviewed certain publicly available financial statements and other business and financial information of Livongo and Teladoc, respectively;
•	Reviewed certain internal financial statements and other financial and operating data concerning Livongo and Teladoc, respectively;
•	Reviewed certain financial projections prepared by the managements of Livongo and Teladoc, respectively, which are collectively referred to as financial projections;
•
Reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the managements of Livongo and Teladoc, respectively, which benefits are referred to as synergies;

•
Discussed the past and current operations and financial condition and the prospects of Livongo and Teladoc, respectively, including information relating to the synergies, with senior executives of Livongo and Teladoc;

•	Reviewed the pro forma impact of the merger on Teladoc’s earnings per share, cash flow, consolidated capitalization and certain financial ratios;
•	Reviewed the reported prices and trading activity for Livongo common stock and Teladoc common stock;
•
Compared the financial performance of Livongo and Teladoc and the prices and trading activity of Livongo common stock and Teladoc common stock with that of certain other publicly-traded companies comparable with Livongo and Teladoc, respectively, and their securities;

•	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;
•	Participated in certain discussions and negotiations among representatives of Livongo and Teladoc and certain other parties and their respective financial and legal advisors;
•	Reviewed the merger agreement and certain related documents; and
•	Performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.
Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by Livongo and Teladoc, and formed a substantial basis for its opinion. With respect to the financial projections, including the synergies, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Livongo and Teladoc of the future financial performance of Livongo and Teladoc, as applicable. Morgan Stanley expressed no view as to such financial projections or synergies nor the assumptions on which they were based. In addition, Morgan Stanley assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement without any delay or any waiver or amendment of any terms or conditions, including, among other things, that the merger would be treated as a tax-free reorganization, pursuant to the Code, that the special dividend will be declared and paid to the holders of the Livongo common stock immediately prior to the effective time in accordance with the terms of the merger agreement and that the definitive merger agreement would not differ in any material respect from the draft furnished to it. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the merger. Morgan Stanley did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection therewith. Morgan Stanley is not a legal, tax, or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Teladoc and Livongo and their respective legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Livongo’s officers, directors or employees, or any class of such persons, relative to the merger consideration and the special dividend per share amount, taken together (and not separately) to be received by the holders of shares of Livongo common stock (other than the Excluded Shares (as defined in Morgan Stanley’s written opinion)) in the transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Livongo or Teladoc, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, August 5, 2020. Events occurring after August 5, 2020 may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.
In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving Livongo, nor did Morgan Stanley negotiate with any party (other than Teladoc) with respect to a possible acquisition of Livongo or certain of its constituent businesses.
Summary of Financial Analyses of Morgan Stanley
The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its preparation of its oral opinion as of August 5, 2020 that was subsequently confirmed in its written opinion letter dated August 5, 2020 and delivered to the Livongo board of directors. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 4, 2020, the last full trading day prior to the date of the meeting of the Livongo board of directors at which Morgan Stanley rendered its oral opinion. Capitalization of each of Livongo and Teladoc, including fully-diluted number of shares, and balance sheet information were provided on August 4, 2020 by Livongo management and Teladoc management, respectively, to Morgan Stanley for its use in its financial analyses. The various analyses summarized below were based on the closing price of $144.53 per share of Livongo common stock as of August 4, 2020 and are not necessarily indicative of current market conditions. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.
In performing the financial analyses summarized below and arriving at its opinion, Morgan Stanley used and relied upon certain financial projections relating to Livongo and Teladoc provided by the respective management of Livongo and Teladoc, which are referred to in this section as the Livongo management projections (including Plan A projections and Plan B projections and as more fully described in the section entitled “The Merger—Livongo Unaudited Financial Projections” beginning on page 122) and Teladoc management projections (including Case 1 forecasts and Case 2 forecasts and as more fully described in the section entitled “The Merger—Livongo Unaudited Financial Projections” beginning on page 122), respectively, each of which was approved by Livongo management and the Livongo Board of Directors for Morgan Stanley’s use in connection with its financial analyses. Morgan Stanley also used and relied upon certain financial projections based on Wall Street research reports as of August 4, 2020, which are referred to as the Livongo and Teladoc street cases. The Livongo management projections and Teladoc management projections are more fully described in the section entitled “The Merger—Livongo Unaudited Financial Projections” beginning on page 122.

Public Trading Comparables Analyses
Morgan Stanley performed a comparable company analysis, which provides an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain financial estimates for Livongo and Teladoc with comparable publicly available consensus equity analyst research estimates for selected high-growth software-as-a-service (or SaaS) companies and disruptive healthcare companies that share similar business characteristics and have certain comparable operating characteristics including, among other things, similarly sized revenue and/or revenue growth rates, market capitalization, profitability, and/or scale that Morgan Stanley considered, upon the application of its professional judgment and experience, to be similar to Livongo and Teladoc, as applicable, which are referred to as the comparable companies. These companies were the following:
High-Growth SaaS Companies
	AV/CY2021E Revenue	AV/CY2022E Revenue
Alteryx, Inc.	19.6x	15.9x
Atlassian Corporation Plc	21.3x	16.6x
Avalara, Inc.	20.1x	16.0x
Coupa Software Incorporated	38.9x	31.2x
CrowdStrike Holdings, Inc.	27.2x	21.7x
Datadog, Inc.	41.0x	30.9x
DocuSign, Inc.	27.7x	22.1x
Dynatrace, Inc.	16.0x	12.8x
Okta, Inc.	30.4x	23.2x
RingCentral, Inc.	20.3x	16.1x
ServiceNow, Inc.	15.7x	12.6x
Shopify Inc.	38.2x	26.8x
Slack Technologies, Inc.	15.6x	11.9x
Splunk Inc.	11.4x	9.0x
The Trade Desk, Inc.	25.6x	20.1x
Twilio Inc.	23.0x	18.3x
Veeva Systems Inc.	25.5x	21.3x
Zoom Video Communications, Inc.	34.9x	28.0x
Zscaler, Inc.	29.9x	23.3x
Disruptive Healthcare Companies
	AV/CY2021E Revenue	AV/CY2022E Revenue
1Life Healthcare, Inc. (One Medical)	9.9x	8.0x
DexCom, Inc.	19.8x	16.2x
iRhythm Technologies, Inc.	14.0x	10.8x
Schrodinger, Inc.	29.2x	19.7x
For purposes of this analysis, Morgan Stanley analyzed the ratio of the aggregate value, defined as fully-diluted market capitalization plus net debt, which is referred to as AV, for each of these companies as of August 4, 2020 to their estimated revenue for each of calendar years 2021 and 2022. Morgan Stanley refers to these ratios as AV/CY2021E Revenue and AV/CY2022E Revenue, respectively.
Livongo Public Company Comparables Analysis
Based on this analysis and upon the application of its professional judgment and experience, Morgan Stanley selected reference ranges of AV/CY2021E Revenue of 19.6x - 30.4x and AV/CY2022E Revenue of 15.9x - 23.3x and applied these ranges to estimated revenue for calendar years 2021 and 2022 based on both the Livongo street case and each of the Livongo Plan A projections and Livongo Plan B projections as more fully described in the section entitled “The Merger—Livongo Unaudited Financial Projections” beginning on page 122. Morgan Stanley’s analysis resulted in the following ranges of implied prices for Livongo common stock:
Forecast Scenario	Implied Value Per Share Range for Livongo
AV/CY2021E Revenue—Livongo Street Case	$88.26-$134.43
AV/CY2021E Revenue—Livongo Plan A projections	$103.40-$156.53
AV/CY2021E Revenue—Livongo Plan B projections	$101.40-$153.60
AV/CY2022E Revenue—Livongo Street Case	$103.70-$148.83
AV/CY2022E Revenue—Livongo Plan A projections	$135.78-$194.55
AV/CY2022E Revenue—Livongo Plan B projections	$130.58-$186.93
Morgan Stanley noted that the implied value of the merger consideration and the special dividend per share amount, taken together (and not separately), to be received by the holders of shares of Livongo common stock pursuant to the merger agreement (other than the Excluded Shares (as defined in Morgan Stanley’s written opinion)), based on the closing price of $249.42 per share of Teladoc common stock as of August 4, 2020, was $158.98 per share of Livongo common stock.
Teladoc Public Company Comparables Analysis
Based on this analysis and upon the application of its professional judgment and experience, Morgan Stanley also selected reference ranges of AV/CY2021E Revenue of 14.6x – 25.4x and AV/CY2022E Revenue of 10.9x – 18.3x and applied these ranges to estimated revenue for calendar years 2021 and 2022 based on both the Teladoc street case and each of the Teladoc management projections, as more fully described in the section entitled “The Merger—Livongo Unaudited Financial Projections” beginning on page 122. Morgan Stanley’s analysis resulted in certain implied share prices for Teladoc common stock, including the ranges of implied share prices set forth below.
Forecast Scenario	Implied Value Per Share Range for Teladoc
AV/CY2021E Revenue—Teladoc Street Case	$200.70-$342.67
AV/CY2021E Revenue—Teladoc Case 1 forecasts	$209.78-$357.83
AV/CY2022E Revenue—Teladoc Street Case	$186.34-$308.02
AV/CY2022E Revenue—Teladoc Case 1 forecasts	$204.82-$337.77
Exchange Ratio Implied by Public Company Comparables Analysis
Morgan Stanley then calculated the exchange ratio implied by the public company comparables analysis based on the AV/CY2021E Revenue multiple. Morgan Stanley compared the lowest implied share prices for Livongo common stock to the highest implied share prices for Teladoc common stock based on such multiple to derive the lowest exchange ratio implied by such analysis. Morgan Stanley then compared the highest implied share prices for Livongo common stock to the lowest implied share prices for Teladoc common stock based on such multiple to derive the highest exchange ratio implied by such analysis. The implied exchange ratio ranges resulting from this analysis were as follows:
Forecast Scenario	Implied Exchange Ratio Range
CY2021E AV/Revenue—Livongo Street Case	0.258x – 0.670x
CY2021E AV/Revenue—Livongo Plan A projections	0.266x- 0.686x
CY2021E AV/Revenue—Livongo Plan B projections	0.283x – 0.732x
Morgan Stanley noted that based on the closing price of $249.42 per share of Teladoc common stock as of August 4, 2020, the merger consideration and the special dividend per share amount, taken together (and not separately), to be received by the holders of shares of Livongo common stock pursuant to the merger agreement (other than the Excluded Shares (as defined in Morgan Stanley’s written opinion)) implied (i) a value per share of Livongo common stock of $158.98 and (ii) an exchange ratio of 0.637x.
No company used in the public trading comparables analysis is identical to Livongo or Teladoc or directly comparable in business mix, size or other metrics. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences between Livongo and Teladoc and the companies being compared and other factors that would affect the value of the companies to which Livongo and Teladoc are being compared. In selecting comparable companies, Morgan Stanley made judgments and assumptions with regard to size, business mix, industry performance, global business, economic, market and financial conditions and other matters, many of which are beyond the control of Livongo or Teladoc, such as the impact of competition on Livongo and Teladoc and their business segments and the industry generally, industry growth and the absence of any adverse material change in the financial conditions and prospects of Livongo and Teladoc or the industry or the financial markets in general, which could affect the public trading value of Livongo and Teladoc and the companies to which they are being compared.
Discounted Equity Value Analysis
For each of Livongo and Teladoc, Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into a theoretical estimate of the future implied value of a company’s common stock as a function of such company’s estimated future revenue and a theoretical range of trading multiples. The resulting estimated future implied value is subsequently discounted back to the present day at the company’s cost of equity in order to arrive at an illustrative estimate of the present value for the company’s theoretical future implied stock price.
Livongo Discounted Equity Value Analysis
Morgan Stanley calculated ranges of implied equity values per share of Livongo common stock as of August 4, 2020. To calculate the discounted equity value per share of Livongo common stock, Morgan Stanley used calendar year 2022 estimated revenue based on each of the Livongo street case and the Livongo management projections. For each scenario, Morgan Stanley calculated the future equity value per share of Livongo common stock as of August 4, 2021 by applying its public trading comparables analysis reference ranges for AV/CY2021E Revenue of 19.6x – 30.4x, based on both the Livongo street case and the Livongo management projections, to Livongo’s calendar year 2022 estimated revenue. Morgan Stanley discounted the resulting future equity values per share to August 4, 2020 using a discount rate equal to Livongo’s assumed cost of equity of 9.4%, which cost of equity was selected based on the application of Morgan Stanley’s professional judgment and experience and the Capital Asset Pricing Model. Based on these calculations, this analysis implied the following value ranges per share of Livongo common stock:
Forecast Scenario	Implied Value Per Share Range for Livongo
Livongo Street Case	$115.37 - $174.42
Livongo Plan A projections	$150.81 - $229.25
Livongo Plan B projections	$144.92 - $220.13
Morgan Stanley noted that the implied value of the merger consideration and the special dividend per share amount, taken together (and not separately), to be received by the holders of shares of Livongo common stock pursuant to the merger agreement (other than the Excluded Shares (as defined in Morgan Stanley’s written opinion)), based on the closing price of $249.42 per share of Teladoc common stock as of August 4, 2020, was $158.98 per share of Livongo common stock.
Teladoc Discounted Equity Value Analysis
Morgan Stanley also calculated ranges of implied equity values per share of Teladoc common stock as of August 4, 2020. To calculate the discounted equity value per share of Teladoc common stock, Morgan Stanley used calendar year 2022 estimated revenue based on the Teladoc street case and each of the Teladoc management projections. For each scenario, Morgan Stanley calculated the future equity value per share of Teladoc common stock as of August 4, 2021 by applying its public trading comparables analysis reference ranges for AV/CY2021E Revenue of 14.6x – 25.4x, based on the Teladoc street case and each of the Teladoc management projections, to Teladoc’s calendar year 2022 estimated revenue. Morgan Stanley discounted the resulting future equity values per share to August 4, 2020 using a discount rate equal to Teladoc’s assumed cost of equity of 7.5%, which cost of equity was selected based on the application of Morgan Stanley’s professional judgment and experience and the Capital Asset Pricing Model. Based on these calculations, this analysis implied certain value ranges per share of Teladoc common stock, including the value ranges set forth below:
Forecast Scenario	Implied Value Per Share Range for Teladoc
Teladoc Street Case	$231.02 - $393.16
Teladoc Case 1 forecasts	$253.25 - $431.73
Exchange Ratio Implied by Discounted Equity Value Analysis
Morgan Stanley then calculated the exchange ratio implied by the discounted equity value analysis. Morgan Stanley compared the lowest implied share prices for Livongo common stock to the highest implied share prices for Teladoc common stock to derive the lowest exchange ratio implied by the discounted equity value analysis. Morgan Stanley then compared the highest implied share prices for Livongo common stock to the lowest implied share prices for Teladoc common stock to derive the highest exchange ratio implied by the discounted equity value analysis. The implied exchange ratio ranges resulting from this analysis were as follows:
Forecast Scenario	Implied Exchange Ratio Range
Livongo Street Case	0.293x – 0.755x
Livongo Plan A projections	0.315x – 0.817x
Livongo Plan B projections	0.336x – 0.869x
Morgan Stanley noted that based on the closing price of $249.42 per share of Teladoc common stock as of August 4, 2020, the merger consideration and the special dividend per share amount, taken together (and not separately), to be received by the holders of shares of Livongo common stock pursuant to the merger agreement (other than the Excluded Shares (as defined in Morgan Stanley’s written opinion)) implied (i) a value per share of Livongo common stock of $158.98 and (ii) an exchange ratio of 0.637x.
Discounted Cash Flow Analysis
Morgan Stanley performed a discounted cash flow analysis on each of Livongo and Teladoc, which provides an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of such company. Morgan Stanley calculated a range of per share equity values as of August 4, 2020 for each of Livongo and Teladoc. Morgan Stanley used estimates from the Livongo management projections and the Teladoc management projections and the Livongo and Teladoc street cases for purposes of its discounted cash flow analysis, as more fully described below.
Livongo Discounted Cash Flow Analysis
Morgan Stanley performed this analysis on the estimated future cash flows contained in the forecasts representing the Livongo street case and each of Livongo Plan A projections and Livongo Plan B projections, including estimates for net operating loss and tax credit carryforwards. Morgan Stanley first calculated the estimated unlevered free cash flows of Livongo for the third and fourth quarters of calendar year 2020 and calendar years 2021 through 2030, defined as net earnings before interest, income taxes, depreciation and amortization and excluding stock-based compensation and related payroll taxes, amortization of intangibles, and acquisition related expenses, as provided by Livongo management, less stock-based compensation expense, taxes, capital expenditures, capitalized software expenses, and adjusted for changes in net working capital, which estimated unlevered free cash flow was reviewed and approved by Livongo management for Morgan Stanley's use. The Livongo street case estimates for the third and fourth quarters of calendar year 2020 and calendar years 2021 through 2022 were based on publicly available Wall Street research reports as of August 4, 2020, and the

Livongo management projections for such period were provided by the Livongo management. The estimated unlevered free cash flow estimates for calendar years 2023 through 2030 for each of the Livongo street case and the Livongo management projections were based on extrapolations reviewed and approved for Morgan Stanley's use by Livongo management as of August 4, 2020. Morgan Stanley calculated terminal values for Livongo by applying a range of perpetual growth rates of 2.5% to 3.5%, based on Morgan Stanley’s professional judgment, to the unlevered free cash flows of Livongo through 2030. Morgan Stanley then discounted the unlevered free cash flows, terminal value and net operating loss and tax credit carryforwards to present value as of August 4, 2020 using mid-year convention and a range of discount rates from 8.3% to 10.2%, which were selected based on Morgan Stanley’s professional judgment to reflect an estimate of Livongo’s weighted average cost of capital. Morgan Stanley then deducted net debt of Livongo to the value of the discounted unlevered free cash flow, terminal value and net operating loss and tax credit carryforwards to derive the implied equity value.
Based on this analysis, Morgan Stanley derived the following ranges of implied equity values per share of Livongo common stock on a fully-diluted basis as of August 4, 2020:
Forecast Scenario	Implied Value Per Share Range for Livongo
Livongo Street Case	$65.43 -$112.98
Livongo Plan A projections	$131.51 - $222.60
Livongo Plan B projections	$115.14 - $195.33
Morgan Stanley noted that the implied value of the merger consideration and the special dividend per share amount, taken together (and not separately), to be received by the holders of shares of Livongo common stock pursuant to the merger agreement (other than the Excluded Shares (as defined in Morgan Stanley’s written opinion)), based on the closing price of $249.42 per share of Teladoc common stock as of August 4, 2020, was $158.98 per share of Livongo common stock.
Teladoc Discounted Cash Flow Analysis
Morgan Stanley performed this analysis on the estimated future cash flows contained in the forecasts representing the Teladoc street case and each of Teladoc Case 1 forecasts and Teladoc Case 2 forecasts, including estimates for net operating loss and tax credit carryforwards. Morgan Stanley first calculated the estimated unlevered free cash flows of Teladoc for the third and fourth quarters of calendar year 2020 and calendar years 2021 through 2030, defined as net loss before interest, taxes, depreciation, amortization, stock-based compensation, gain on sale and acquisition and integration related costs, as provided by Teladoc management, less stock-based compensation expense, taxes, capital expenditures, capitalized software expenses, and adjusted for changes in net working capital, which estimated unlevered free cash flows was reviewed and approved by Livongo management for Morgan Stanley’s use. The estimates of unlevered free cash flow for the third and fourth quarters of calendar year 2020 and calendar years 2021 through 2022 were based on the Teladoc street case and the Teladoc management projections, except Livongo management estimated Teladoc’s financial results for the third and fourth quarters of calendar year 2020 based on the Teladoc management projections for calendar year 2020 as adjusted by Livongo management to reflect Teladoc's actual financial results for the first and second quarters of calendar year 2020, which adjusted forecasts for the third and fourth quarters of calendar year 2020 were approved by Livongo management for Morgan Stanley's use in its financial analysis. Based on the foregoing projections, the estimated unlevered free cash flow for calendar years 2023 through 2030 for the Teladoc street case and each of the Teladoc management projections were extrapolated and approved for Morgan Stanley's use by Livongo management as of August 4, 2020.
Morgan Stanley calculated terminal values for Teladoc by applying a range of perpetual growth rates of 2.5% to 3.5%, based on Morgan Stanley’s professional judgment, to the unlevered free cash flows of Teladoc through 2030. Morgan Stanley then discounted the unlevered free cash flows, terminal value and net operating loss and tax credit carryforwards to present value as of August 4, 2020 using mid-year convention and a range of discount rates from 7.3% to 8.2%, which were selected based on Morgan Stanley’s professional judgment to reflect an estimate of Teladoc’s weighted average cost of capital. Morgan Stanley then deducted net debt of Teladoc to the value of the discounted unlevered free cash flow, terminal value and net operating loss and tax credit carryforwards to derive the implied equity value.

Based on this analysis, Morgan Stanley derived the following ranges of implied equity values per share of Teladoc common stock on a fully-diluted basis, as of August, 4, 2020:
Forecast Scenario	Implied Value Per Share Range for Teladoc
Teladoc Street Case	$155.75 - $237.49
Teladoc Case 1 forecasts	$204.30 -$311.10
Teladoc Case 2 forecasts	$252.89 - $380.66
Exchange Ratio Implied by Discounted Cash Flow Analysis
Morgan Stanley then calculated the exchange ratio implied by the discounted cash flow analysis. Morgan Stanley compared the lowest implied share prices for Livongo common stock to the highest implied share prices for Teladoc common stock to derive the lowest exchange ratio implied by the discounted cash flow analysis. Morgan Stanley then compared the highest implied share prices for Livongo common stock to the lowest implied share prices for Teladoc common stock to derive the highest exchange ratio implied by the discounted cash analysis. The implied exchange ratio ranges resulting from this analysis were as follows:
Forecast Scenario	Implied Exchange Ratio Range
Livongo Street Case	0.271x – 0.715x
Livongo Plan A projections	0.345x- 0.880x
Livongo Plan B projections	0.370x- 0.956x
Morgan Stanley noted that based on the closing price of $249.42 per share of Teladoc common stock as of August 4, 2020, the merger consideration and the special dividend per share amount, taken together (and not separately), to be received by the holders of shares of Livongo common stock pursuant to the merger agreement (other than the Excluded Shares (as defined in Morgan Stanley’s written opinion)) implied (i) a value per share of Livongo common stock of $158.98 and (ii) an exchange ratio of 0.637x.
Precedent Transaction Analysis
Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial information of selected transactions.
Precedent Transaction Premiums Analysis
Morgan Stanley reviewed the premiums paid by acquirers in comparable transactions with 10% or more stock consideration for select public company technology transactions occurring between 2014 and August 4, 2020. Morgan Stanley selected such public company comparable transactions because of certain shared characteristics with the merger based on Morgan Stanley’s professional judgment and experience. For each transaction in the analysis, Morgan Stanley noted the implied premium to the target share price one day prior to announcement (or the last trading day prior to the share price being affected by acquisition rumors or similar merger-related news), to the average closing stock price during the 30 trading days prior to the announcement of the transaction (or the last trading day prior to the share price being affected by acquisition rumors or similar merger-related news) and to the highest closing stock price during the twelve month period prior to the announcement of the transaction (or the last trading day prior to the share price being affected by acquisition rumors or similar merger-related news).

The following is the list of technology transactions reviewed:
All stock consideration transactions
Target	Acquirer	Announced	One Day Price Premium	30-Day Average Premium	LTM High Premium
Maxim Integrated Products, Inc.	Analog Devices, Inc.	July 13, 2020	22%	30%	20%
GrubHub Inc.	Just Eat Takeaway.com NV	June 10, 2020	55%	63%	(9%)
Tableau Software, Inc.	Salesforce.com, inc.	June 10, 2019	42%	51%	30%
SendGrid, Inc.	Twilio Inc.	October 15, 2018	19%	7%	(3%)
L3 Technologies, Inc.	Harris Corporation	October 14, 2018	3%	(4%)	(7%)
Hortonworks, Inc.	Cloudera, Inc.	October 3, 2018	2%	(3%)	(13%)
IMS Health Holdings, Inc.	Quintiles Transnational Holdings Inc.	May 3, 2016	(1%)	0%	(20%)
Markit Ltd.	IHS Inc.	March 21, 2016	6%	9%	1%
Spansion Inc.	Cypress Semiconductor Corporation	December 1, 2014	29%	38%	25%
Trulia, Inc.	Zillow, Inc.	July 28, 2014	25%	61%	25%
TriQuint Semiconductor, Inc.	RF Micro Devices, Inc.	February 24, 2014	5%	11%	4%
Median			19%	11%	1%
Stock and cash mix consideration transactions
Target	Acquirer	Announced	One Day Price Premium	30-Day Average Premium	LTM High Premium
Pivotal Software, Inc.	VMware, Inc.	August 22, 2019	41%	24%	(59%)
Finisar Corporation	II-VI Incorporated	November 9, 2018	38%	52%	10%
MuleSoft, Inc.	salesforce.com, inc.	March 20, 2018	36%	50%	31%
Orbotech Ltd.	KLA-Tencor Corporation	March 19, 2018	15%	23%	15%
Oclaro, Inc.	Lumentum Holdings Inc.	March 12, 2018	27%	40%	(5%)
Cavium, Inc.	Marvell Technology Group Ltd.	November 20, 2017	27%	23%	11%
Rockwell Collins, Inc.	United Technologies Corporation	September 4, 2017	25%	28%	23%
IXYS Corporation	Littelfuse, Inc.	August 28, 2017	44%	41%	31%
Worldpay Group PLC	Vantiv, Inc.	July 4, 2017	2%	4%	(4%)
Applied Micro Circuits Corporation	MACOM Technology Solutions Holdings, Inc.	November 21, 2016	15%	21%	10%
Linear Technology Corporation	Analog Devices, Inc.	July 26, 2016	24%	27%	23%
QLogic Corporation	Cavium, Inc.	June 15, 2016	21%	19%	(2%)
Siliconware Precision Industries Co., Ltd.	Advanced Semiconductor Engineering, Inc.	May 26, 2016	9%	17%	4%
Ruckus Wireless, Inc.	Brocade Communications Systems, Inc.	April 4, 2016	44%	47%	8%
Atmel Corporation	Microchip Technology Incorporated	December 11, 2015	12%	5%	(22%)
HomeAway, Inc.	Expedia, Inc.	November 4, 2015	21%	30%	10%
SanDisk Corporation	Western Digital Corporation	October 21, 2015	40%	54%	(18%)
PMC-Sierra, Inc.	Microsemi Corporation	October 19, 2015	78%	91%	24%
EMC Corporation	Dell Inc.	October 12, 2015	28%	36%	7%
Yodlee, Inc.	Envestnet, Inc.	August 10, 2015	50%	40%	18%
Broadcom Corporation	Avago Technologies Limited	May 28, 2015	19%	21%	17%
Alcatel-Lucent	Nokia Corporation	April 15, 2015	11%	17%	9%
Freescale Semiconductor Ltd.	NXP Semiconductors N.V.	March 1, 2015	4%	22%	4%
Exelis Inc.	Harris Corporation	February 6, 2015	34%	38%	12%
Median			26%	28%	10%

Based on the foregoing transactions and Morgan Stanley’s professional judgment and experience, Morgan Stanley applied a range of implied premiums of 5% to 25% to the price per share of Livongo common stock as of August 4, 2020, implied premiums of 10% to 40% to the average Livongo closing stock price during the 30 trading days prior to and including August 4, 2020 and implied premiums of (10%) to 20% to the highest Livongo closing stock price during the twelve months ended August 4, 2020, to derive a range of implied equity values per share of Livongo common stock. The results of the analysis were as follows:
Precedent Transactions Premium Scenario	Implied Value Per Share Range for Livongo
One Day Premium Range 5% to 25% ($144.53)	$151.76 - $180.66
30-Day Average Premium Range 10% to 40% ($110.28)	$121.30 - $154.39
LTM High Premium Range (10%) to 20% ($144.53)	$130.08 - $173.44
Morgan Stanley noted that the implied value of the merger consideration and the special dividend per share amount, taken together (and not separately), to be received by the holders of shares of Livongo common stock pursuant to the merger agreement (other than the Excluded Shares (as defined in Morgan Stanley’s written opinion)), based on the closing price of $249.42 per share of Teladoc common stock as of August 4, 2020, was $158.98 per share of Livongo common stock.
Precedent Transaction Multiples Analysis
Morgan Stanley reviewed publicly available statistics for selected software transactions with cash or mixed cash and stock consideration occurring between 2014 and August 4, 2020 with target companies having an aggregate value above $1 billion and estimated revenue growth for the twelve-month period following the announcement date of the applicable transaction of more than 20%. Morgan Stanley selected such software transactions because of certain shared characteristics with the merger based on Morgan Stanley’s professional judgment and experience. For each transaction in the analysis, Morgan Stanley noted the ratio of the aggregate value of the transaction to each of the target company’s estimated revenue for the twelve-month period following the announcement date of the applicable transaction, which is referred to as NTM Revenue.
The following is the list of such transactions reviewed:
Target	Acquirer	Announced
Pivotal Software, Inc.	VMware, Inc.	August 22, 2019
Tableau Software, Inc.	salesforce.com, inc.	June 10, 2019
MINDBODY, Inc.	Vista Equity Partners	December 24, 2018
SendGrid, Inc.	Twilio Inc.	October 15, 2018
Adaptive Insights, Inc.	Workday, Inc.	June 11, 2018
Mulesoft	salesforce.com, inc.	March 20, 2018
Fleetmatics Group PLC	Verizon Communications Inc.	August 1, 2016
NetSuite Inc.	Oracle Corporation	July 28, 2016
LinkedIn Corporation	Microsoft Corporation	June 13, 2016
Demandware, Inc.	salesforce.com, inc.	June 1, 2016
Marketo, Inc.	Vista Equity Partners	May 31, 2016
Cvent, Inc.	Vista Equity Partners	April 18, 2016
Concur Technologies, Inc.	SAP SE	September 18, 2014
Based on its analysis of the relevant metrics for each of the comparable transactions and upon the application of its professional experience and judgment, Morgan Stanley selected representative ranges for the ratio of aggregate value to NTM Revenue of 10.8x - 15.7x and applied these ranges to Livongo’s NTM Revenue as of August 4, 2020, based on the Livongo street case and the Livongo management projections, to calculate a range of implied equity values per share of Livongo common stock. The results of the analysis were as follows:

Precedent Transactions Multiples Scenario	Livongo NTM Revenue ($mm)	Reference Range for AV / NTM Revenue	Implied Value Per Share Range for Livongo
Livongo Street Case	$411	10.8x - 15.7x	$40.89 - $58.23
Livongo Plan A projections	$473	10.8x - 15.7x	$46.57 - $66.48
Livongo Plan B projections	$468	10.8x - 15.7x	$46.18 - $65.92
Morgan Stanley noted that the implied value of the merger consideration and the special dividend per share amount, taken together (and not separately), to be received by the holders of shares of Livongo common stock pursuant to the merger agreement (other than the Excluded Shares (as defined in Morgan Stanley’s written opinion)), based on the closing price of $249.42 per share of Teladoc common stock as of August 4, 2020, was $158.98 per share of Livongo common stock.
No company or transaction utilized in the precedent transaction analysis is identical to Livongo, Teladoc or the merger. In evaluating the precedent transactions, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the control of Livongo and Teladoc. These include, among other things, the impact of competition on Livongo’s and Teladoc’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Livongo, Teladoc and the industry, and in the financial markets in general.
Other Information
Morgan Stanley observed additional factors that were not considered part of Morgan Stanley’s financial analyses with respect to its opinion, but which were noted as reference data for the Livongo board of directors.
Historical Trading Ranges and Exchange Ratio
Morgan Stanley reviewed the historical trading range of shares of Livongo common stock and Teladoc common stock for the prior one month, three month and twelve month periods ending August 4, 2020. The ranges were as follows:
Historical Period	Historical Per Share Range for Livongo	Historical Per Share Range for Teladoc
One Month (07/04/20 - 08/04/20)	$77.63 - $144.53	$209.22 - $249.42
Three Month (05/04/20 - 08/04/20)	$38.90 - $144.53	$157.15 - $249.42
Twelve Month (08/04/19 - 08/04/20)	$15.92 - $144.53	$55.30 - $249.42
Morgan Stanley then performed a historical exchange ratio analysis for the prior one month, three month and twelve month periods ending August 4, 2020, by dividing the historical trading price of shares of Livongo common stock on each trading day during such period by the historical share trading price of shares of Teladoc common stock on each trading day during such period. Morgan Stanley then took the high and low point of these daily exchange ratios over such periods and used such exchange ratios to calculate the implied value per share of Livongo common stock. The implied ranges were as follows:
Historical Period	Historical exchange ratio Range	Implied Value Per Share Range for Livongo
One Month (07/04/20 - 08/04/20)	0.356x - 0.579x	$88.82 - $144.53
Three Month (05/04/20 - 08/04/20)	0.223x - 0.579x	$55.67 - $144.53
Twelve Month (08/04/19 - 08/04/20)	0.126x - 0.618x	$31.52 - $154.15
Morgan Stanley noted that based on the closing price of $249.42 per share of Teladoc common stock as of August 4, 2020, the merger consideration and the special dividend per share amount, taken together (and not separately), to be received by the holders of shares of Livongo common stock pursuant to the merger agreement (other than the Excluded Shares (as defined in Morgan Stanley’s written opinion)) implied (i) a value per share of Livongo common stock of $158.98 and (ii) an exchange ratio of 0.637x.

The historical trading ranges and exchange ratios were presented for reference purposes only, and were not relied upon for valuation purposes.
Analyst Price Targets
Morgan Stanley reviewed publicly available equity research analysts’ share price targets for Livongo common stock and Teladoc common stock. Based on Morgan Stanley’s professional judgment and experience, Morgan Stanley selected the lowest and highest undiscounted price targets issued by those research analysts with publicly available price targets for shares of Livongo common stock and Teladoc common stock, resulting in ranges of $55.00 to $132.00 per share of Livongo common stock and $150.00 to $275.00 per share of Teladoc common stock.
Morgan Stanley then calculated the range of discounted price targets for each of Livongo and Teladoc by discounting such targets for one year. Based on estimated cost of equity of 9.4% for Livongo, Morgan Stanley calculated a range of discounted price targets of $50.29 to $120.71 per share of Livongo common stock. Based on an estimated cost of equity of 7.5% for Teladoc, Morgan Stanley calculated a range of discounted price targets of $139.59 to $255.91 per share of Teladoc common stock.
Morgan Stanley noted that the implied value of the merger consideration and the special dividend per share amount, taken together (and not separately), to be received by the holders of shares of Livongo common stock pursuant to the merger agreement (other than the Excluded Shares (as defined in Morgan Stanley’s written opinion)), based on the closing price of $249.42 per share of Teladoc common stock as of August 4, 2020, was $158.98 per share of Livongo common stock.
Morgan Stanley then calculated the exchange ratio implied by such equity research analysts’ share price targets for each undiscounted price targets and discounted price targets. Morgan Stanley compared the lowest implied per share price for shares of Livongo common stock to the highest implied per share price for shares of Teladoc common stock to derive the lowest exchange ratio implied by the analyses. Similarly, Morgan Stanley compared the highest implied per share price for shares of Livongo common stock to the lowest implied per share price for shares of Teladoc common stock to derive the highest exchange ratio implied by the analyses. The implied exchange ratio ranges were as follows:
Analyst Price Targets	Implied Exchange Ratio Range
Undiscounted Price Targets	0.200x - 0.880x
Discounted Price Targets	0.197x - 0.865x
Morgan Stanley noted that based on the closing price of $249.42 per share of Teladoc common stock as of August 4, 2020, the merger consideration and the special dividend per share amount, taken together (and not separately), to be received by the holders of shares of Livongo common stock pursuant to the merger agreement (other than the Excluded Shares (as defined in Morgan Stanley’s written opinion)) implied (i) a value per share of Livongo common stock of $158.98 and (ii) an exchange ratio of 0.637x.
The public market trading price targets published by equity research analysts do not necessarily reflect the current market trading prices for shares of Livongo common stock or Teladoc common stock, and these estimates are subject to uncertainties, including the future financial performance of Livongo and Teladoc as well as future market conditions.
The analysts’ price targets were presented for reference purposes only, and were not relied upon by Morgan Stanley for valuation purposes.
General
In connection with the review of the merger by the Livongo board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Livongo or Teladoc. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the control of Livongo and Teladoc. These include, among other things, the impact of competition on Livongo’s and Teladoc’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Livongo, Teladoc and the industry, and in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the merger consideration and the special dividend per share amount, taken together (and not separately) to be received by the holders of shares of Livongo common stock pursuant to the merger agreement (other than the Excluded Shares (as defined in Morgan Stanley’s written opinion)) to such holders and in connection with the delivery of its opinion, dated August 5, 2020, to the Livongo board of directors. These analyses do not purport to be appraisals or to reflect the prices at which the Livongo common stock might actually trade.
The merger consideration and the special dividend per share amount, taken together (and not separately), pursuant to the merger agreement was determined through arm’s-length negotiations between Livongo and Teladoc and was approved by the Livongo board of directors. Morgan Stanley provided advice to the Livongo board of directors during these negotiations but did not recommend any specific consideration to Livongo or the Livongo board of directors, nor did Morgan Stanley opine that any specific consideration constituted the only appropriate consideration for the merger. Morgan Stanley’s opinion did not address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available.
Morgan Stanley’s opinion and its presentation to the Livongo board of directors was one of many factors taken into consideration by the Livongo board of directors in approving the merger agreement and the transactions contemplated thereby, including the merger. Consequently, the analyses as described above should not be viewed as determinative of the recommendation of the Livongo board of directors with respect to the merger consideration and the special dividend per share amount, taken together (and not separately), pursuant to the merger agreement or whether the Livongo board of directors would have been willing to agree to a different consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.
The Livongo board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of their customers, in debt or equity securities or loans of Teladoc, Livongo and their respective affiliates, or any other company, or any currency or commodity, that may be involved in the merger, or any related derivative instrument.
Under the terms of its engagement letter, Morgan Stanley provided the Livongo board of directors with financial advisory services and a financial opinion, described in this section and attached to this joint proxy as Annex D, in connection with the merger, and Livongo has agreed to pay Morgan Stanley a fee of approximately $106 million, approximately $21 million of which was payable upon the earlier of the execution of the merger agreement and the delivery of the opinion by Morgan Stanley, and the remaining portion of which will be paid upon, and subject to, the consummation of the merger. Livongo may, in its sole discretion, also pay Morgan Stanley an additional discretionary fee of up to approximately $11 million contingent upon, and subject to, the consummation of the merger. Livongo also agreed to reimburse Morgan Stanley for its reasonable and documented expenses incurred from time to time in connection with its engagement, including reasonable and documented fees of outside counsel and other professional advisors. In addition, Livongo agreed to indemnify Morgan Stanley and its affiliates, its and their respective officers, directors, employees and agents and each other person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to, arising out of or in connection with Morgan Stanley’s engagement.
In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates have provided financing services to Livongo, and have received aggregate fees of approximately $10 million to $20 million in connection with such services. Morgan Stanley may provide financial advisory and financing services, together with customary trading and brokerage services (including trading or otherwise structuring and effecting transactions on behalf of customers in equity securities that may be involved in the merger (subject to, and consistent with, the terms and conditions under any applicable voting agreements)), to Teladoc, Livongo and/or their respective employees, directors and affiliates in the future and would expect to receive fees for the rendering of these services.
Teladoc Unaudited Financial Projections
While Teladoc provides limited near-term guidance each quarter, Teladoc does not, as a matter of course, publicly disclose forecasts or projections as to future performance, earnings or other results due to the inherent unpredictability of projections and their underlying assumptions and estimates. However, in connection with the discussions regarding the proposed merger, each of Teladoc and Livongo supplied the other with certain unaudited business and financial information that was not publicly available. Teladoc’s management provided its board of directors, Lazard, Morgan Stanley and Livongo with alternative sets of financial projections for Teladoc, but advised its board of directors and Lazard to only use one set of financial projections, which Teladoc management believed best reflect the anticipated future financial performance of Teladoc, which are referred to as the Teladoc financial projections and “Case 1” in the section entitled “The Merger—Opinion of Teladoc’s Financial Advisor” beginning on page 97. Teladoc’s management also provided its board of directors and Lazard with certain financial projections for Livongo prepared by Livongo’s management and adjusted by Teladoc’s management, which are referred to as the Teladoc management-adjusted Livongo projections. The Teladoc financial projections and the Teladoc management-adjusted Livongo projections are referred to in this section collectively as the Teladoc management financial projections. The Teladoc management financial projections were prepared treating each of Teladoc and Livongo on a stand-alone basis, without giving effect to the merger, including the impact of negotiating or executing the merger, the expenses that may be incurred in connection with consummating the merger, the impact on the combined company as a result of the merger and the effect of any business or strategic action that would be taken as a result of the merger agreement having been executed.
The Teladoc management financial projections were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or GAAP, but, in the view of Teladoc’s management, were prepared on a reasonable basis, reflected the best available estimates and judgments at the time of preparation and presented as of the time of preparation, to the best of Teladoc management’s knowledge and belief (and, in the case of Teladoc management-adjusted Livongo projections, based in part on inputs from and discussions with Livongo’s management), the reasonable projections of the future financial performance of Teladoc and Livongo. Neither Teladoc’s independent registered public accounting firm, nor any other independent accountants, have audited, reviewed, compiled or performed any procedures with respect to the Teladoc management financial projections or expressed any opinion or any form of assurance related thereto. The summary of the projections is included in this joint proxy statement/prospectus solely to give you access to certain financial projections that were made available to the Teladoc board of directors, Lazard, Morgan Stanley and Livongo, and is not being included in this joint proxy statement/prospectus to influence a stockholder’s decision whether to vote for the Teladoc share issuance proposal or the Teladoc charter amendment proposal.
The Teladoc management financial projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of Teladoc’s management. Because the projections cover multiple years, by their nature, they also become subject to greater uncertainty with each successive year. Important factors that may affect actual results and result in the projections not being achieved include, but are not limited to, ongoing legal challenges to, or new state actions against, Teladoc’s or Livongo’s business models, disruptions to Teladoc’s relationships with affiliated professional entities, evolving government regulations and Teladoc’s and Livongo’s ability to stay abreast of new or modified laws and regulations that currently apply or become applicable to their businesses, Teladoc’s and Livongo’s ability to retain and sell additional solutions to new and existing clients and other risk factors described in Teladoc’s and Livongo’s Annual Reports on Form 10-K for the year ended December 31, 2019, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. In addition, the Teladoc management financial projections may be affected by Teladoc’s and Livongo’s ability to achieve strategic goals, objectives and targets over the applicable period. Please consider carefully the discussion entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 44. Accordingly, there can be no assurance that the Teladoc management financial projections will be realized, and actual results may vary materially from those shown.
The inclusion of the projections in this joint proxy statement/prospectus should not be regarded as an indication that Teladoc or any of its affiliates, advisors, officers, directors or representatives considered or considers the Teladoc management financial projections to be necessarily predictive of actual future events, and the Teladoc management financial projections should not be relied upon as such. Neither Teladoc nor Livongo or any of their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any of Teladoc’s stockholders or any other person regarding the ultimate performance of Teladoc or Livongo compared to the information contained in the Teladoc management financial projections or can give any assurance that actual results will not differ materially from the Teladoc management financial projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the Teladoc management financial projections to reflect circumstances existing after the date the Teladoc management financial projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Teladoc management financial projections are shown to be in error. Teladoc does not intend to make publicly available any update or other revision to the Teladoc management financial projections, except as otherwise required by law.
Certain of the projected financial information set forth herein may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Teladoc may not be comparable to similarly titled amounts used by other companies. No reconciliation of non-GAAP financial measures in the Teladoc management financial projections to GAAP measures was created or used in connection with preparing the Teladoc management financial projections.
In light of the foregoing factors and the uncertainties inherent in the Teladoc management financial projections, Teladoc’s stockholders are cautioned not to place undue, if any, reliance on the Teladoc management financial projections.
The following is a summary of the Teladoc management financial projections (unaudited):
	Year Ending December 31,
	2020E(1)	2021E	2022E	2023E
	(dollars in millions)
Teladoc Financial Projections
Total Revenue	$988	$1,338	$1,739	$2,192
Adjusted Gross Profit(2)	$609	$853	$1,116	$1,397
Adjusted EBITDA(3)	$89	$154	$244	$362

Teladoc Management-Adjusted Livongo Projections
Total Revenue	$351	$567	$892	$1,257
Non-GAAP Gross Profit(4)	$266	$431	$678	$957
Adjusted EBITDA(5)	$37	$71	$134	$229
(1)	Teladoc financial projections for the year ending December 31, 2020 reflects Teladoc’s acquisition of InTouch Health Technologies, Inc., which was completed on July 1, 2020.
(2)	Adjusted gross profit is a non-GAAP financial measure and consists of total revenue minus total cost of revenue (exclusive of depreciation and amortization shown separately).

(3)
Adjusted EBITDA is a non-GAAP financial measure and consists of net loss before interest, foreign exchange gain or loss, taxes, loss on extinguishment of debt, depreciation, amortization, stock-based compensation, gain on sale and acquisition and integration related costs.

(4)
Non-GAAP gross profit is a non-GAAP financial measure and consists of gross profit, excluding (i) stock-based compensation expense, (ii) amortization of intangible assets, and (iii) employer payroll taxes on stock-based compensation.

(5)
Adjusted EBITDA is a non-GAAP financial measure and consists of net loss adjusted to exclude (i) depreciation and amortization, (ii) amortization of intangible assets, (iii) stock-based compensation expense, (iv) employer payroll taxes on stock-based compensation, (v) acquisition-related expenses, (vi) change in fair value of contingent consideration, (vii) other income, net and (viii) provision for (benefit from) income taxes.

Livongo Unaudited Financial Projections
Livongo does not as a matter of course publicly disclose long-term projections as to future sales, earnings, or other results due to the inherent unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with the discussions regarding the proposed merger, each of Livongo and Teladoc supplied the other with certain unaudited business and financial information that was not publicly available. Livongo provided its board of directors, Morgan Stanley, Lazard and Teladoc with certain financial projections which were prepared by, are the responsibility of, the management of Livongo, which are referred to in this section as the financial projections by Livongo. The financial projections by Livongo were prepared in July 2020 treating Livongo on a stand-alone basis, without giving effect to, and as if Livongo never contemplated, the merger including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the merger.
The accompanying financial projections by Livongo were not prepared with a view toward public disclosure or with a view toward compliance with the published guidelines established by the SEC or the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information, or GAAP, but, in the view of Livongo’s management, were prepared on a reasonable basis, reflected the best currently available estimates and judgments at the time of preparation, and presented as of the time of preparation, to the best of Livongo management’s knowledge and belief, the reasonable projections of the future financial performance of Livongo. However, this information is not factual and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the financial projections by Livongo. Although Livongo’s management believes there is a reasonable basis for the financial projections by Livongo, Livongo cautions stockholders that future results could be materially different from the financial projections by Livongo. The summary of the financial projections by Livongo is not being included in this joint proxy statement/prospectus to influence your decision whether to vote for the Livongo merger agreement proposal, but because these financial projections by Livongo were shared between Livongo and Teladoc and provided to Livongo’s and Teladoc’s respective boards of directors for purposes of considering and evaluating the merger and the merger agreement and financial advisors for their use in their respective financial analyses. The financial projections of Teladoc and Livongo included in this joint proxy statement/prospectus have been prepared by, and are the responsibility of Teladoc management or Livongo management, as applicable. Ernst & Young LLP, Teladoc’s independent registered public accounting firm, PricewaterhouseCoopers LLP, Livongo’s independent registered public accounting firm, or any other audit firm has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying financial projections and, accordingly, Ernst & Young LLP and PricewaterhouseCoopers LLP do not express an opinion or any other form of assurance with respect thereto. The reports of Ernst & Young LLP and PricewaterhouseCoopers LLP incorporated by reference in this joint proxy statement/prospectus relate to Teladoc’s or Livongo’s previously issued financial statements. It does not extend to the accompanying financial projections and should not be read to do so.
The financial projections by Livongo are subject to estimates and assumptions in many respects and, as a result, subject to interpretation. While presented with numerical specificity, the financial projections by Livongo are based upon a variety of estimates and assumptions that are inherently uncertain, though considered reasonable by Livongo’s management as of the date of their preparation. These estimates and assumptions may prove to be inaccurate for any number of reasons, including general economic conditions, competition, and the risks discussed in this joint proxy statement/prospectus under the sections entitled “Cautionary Statement Regarding

Forward-Looking Statements” and “Risk Factors” beginning on pages 44 and 46, respectively. The financial projections by Livongo also reflect assumptions as to certain business decisions that are subject to change. Because the financial projections by Livongo were developed for Livongo on a stand-alone basis without giving effect to the merger, they do not reflect any divestitures or other restrictions that may be imposed in connection with the receipt of any necessary governmental or regulatory approvals, any synergies that may be realized as a result of the merger or any changes to Livongo’s operations or strategy that may be implemented after completion of the merger. There can be no assurance that the projections will be realized, and actual results may differ materially from those shown. Generally, the further out the period to which financial projections by Livongo relate, the more unreliable the information becomes.
Livongo uses a variety of financial measures that are not in accordance with GAAP for forecasting, budgeting and measuring operating performance, including Adjusted EBITDA (as described below) and unlevered free cash flow (as described below). While Livongo believes that these non-GAAP financial measures provide meaningful information to help investors understand the operating results and to analyze Livongo’s financial business trends, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of Livongo’s competitors and may not be directly comparable to similarly titled measures of Livongo’s competitors (or Teladoc) due to potential differences in the exact method of calculation. Further, these non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures.
Financial measures included in forecasts (including the financial projections by Livongo) provided to a financial advisor are excluded from the definition of “non-GAAP financial measures” under the rules of the SEC if and to the extent such financial measures are included in the forecasts provided to the financial advisor for the purpose of rendering an opinion that is materially related to a business combination transaction and the forecasts are being disclosed in order to comply with the SEC rules or requirements under state or foreign law, including case law regarding disclosure of the financial advisor’s analyses. Therefore the financial projections by Livongo are not subject to the SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not relied upon by either of Morgan Stanley or of Lazard for purposes of its respective opinion to the Livongo board of directors or the Teladoc board of directors, as applicable, as described above in the sections entitled “The Merger—Opinion of Livongo’s Financial Advisor” or “The Merger—Opinion of Teladoc’s Financial Advisor” beginning on pages 106 and 97, respectively, or by the Livongo board of directors in connection with its consideration of the merger. Accordingly, no reconciliation of the financial measures included in the financial projections by Livongo is provided.
None of Livongo, Teladoc, the combined company, their respective financial advisors, or their respective affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ from the financial projections by Teladoc, and none of them undertakes any obligation to update, or otherwise revise or reconcile, the financial projections by Livongo to reflect circumstances existing after the date the financial projections by Livongo were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying financial projections by Livongo, as applicable, are shown to be in error. Except as required by applicable securities laws, Livongo does not intend to make publicly available any update or other revision to the financial projections by Livongo, even in the event that any or all assumptions are shown to be in error. Since the date of the financial projections by Livongo, Livongo has made publicly available its actual results of operations for the fiscal quarter and the six months ended June 30, 2020 and has filed a Current Report on Form 8-K on August 5, 2020. You should review Livongo’s Quarterly Report on Form 10-Q filed with the SEC on August 10, 2020 for this information. None of Livongo, its financial advisor or their respective affiliates, advisors, officers, directors or other representatives has made or makes any representation to any Livongo stockholder or other person regarding Livongo’s ultimate performance compared to the information contained in the financial projections by Livongo or that forecasted results will be achieved. Livongo has made no representation to Teladoc, in the merger agreement or otherwise, concerning the financial projections by Livongo.
Summary of the Financial Projections by Livongo
In connection with the evaluation of the merger, Livongo’s management prepared short-term projections of Livongo’s financial results for the third and fourth quarters of calendar year 2020 and calendar years 2021 and 2022, and projections of Livongo’s financial results for calendar years 2023 through 2030 were then created by extrapolating from the foregoing short-term financial projections. Two financial projections, which are referred to in this section as the Plan A projections and the Plan B projections, respectively, were prepared by Livongo’s management for short-term financial projections in order to give the Livongo board of directors insight into possible alternative outcomes. Plan A projections reflected an optimistic view of Livongo’s projected financial results based on stable growth rates. Plan B reflected what Livongo’s management and the Livongo board of directors believed to be a more realistic view of Livongo’s projected financial results based on an expectation that the growth and profitability in the company’s industry would attract new market entrants, which would slow growth rates and pressure margins. After discussion, the Livongo board of directors reached a consensus that Plan B (and the long term financial forecasts extrapolated therefrom) represented the appropriate framework for evaluating Livongo’s stand-alone valuation in comparison to the merger with Teladoc and, therefore, the Livongo board of directors instructed Morgan Stanley to use the Plan B projections for purposes of assessing the fairness of the merger with Teladoc.
Based on the financial projections prepared by Livongo management, estimates of Livongo’s unlevered free cash flow were then generated, which were approved by the Livongo board of directors for use in Morgan Stanley’s financial analyses. The following table presents a summary of the financial projections of Livongo and the unlevered free cash flows derived therefrom:
	Q3 – 2020E	Q4 – 2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E
	(dollars in millions)
Plan A Projections of Livongo
Revenue	$100	$102	$598	$981	$1,551	$2,357	$3,435	$4,795	$6,400	$8,147	$9,870	$11,351
Adjusted EBITDA(1)	$15	$15	$89	$186	$344	$599	$982	$1,525	$2,240	$2,851	$3,455	$3,973
Unlevered Free Cash Flow(2)	($14)	$4	($43)	($20)	$45	$161	$405	$716	$1,156	$1,520	$1,900	$2,249
Plan B Projections of Livongo
Revenue	$100	$102	$586	$941	$1,458	$2,176	$3,123	$4,304	$5,686	$7,188	$8,677	$9,978
Adjusted EBITDA(1)	$15	$15	$78	$163	$295	$505	$817	$1,252	$1,822	$2,516	$3,037	$3,492
Unlevered Free Cash Flow(2)	($14)	$4	($48)	($30)	$22	$114	$312	$556	$900	$1,346	$1,673	$1,977
(1)
Adjusted EBITDA is calculated as net earnings before interest, income taxes, depreciation and amortization, excludes stock-based compensation expense and related payroll taxes, amortization of intangibles, and acquisition-related expenses.

(2)
Unlevered Free Cash Flow is calculated as Adjusted EBITDA less stock-based compensation expense, taxes, capital expenditures, capitalized software expenses, and adjusted for changes in net working capital.

Summary of the Financial Projections of Teladoc
At Teladoc’s direction, representatives of Lazard provided representatives of Morgan Stanley financial projections through 2022 prepared by Teladoc management and identified as “Case 1” and “Case 2” in this proxy statement/prospectus. The main difference between Case 1 and Case 2 is that Case 2 assumes a higher revenue growth rate. Lazard informed Morgan Stanley that at Teladoc’s direction Lazard would be using Case 1 for purposes of Lazard’s analyses in connection with its opinion and that the Teladoc board of directors would be primarily relying on Case 1 in connection with its evaluation of the transaction. Based on the foregoing projections, Teladoc’s financial results for calendar years 2023 through 2030 were extrapolated by Livongo and projections of Teladoc’s unlevered free cash flows for the third and fourth quarters of calendar year 2020 and for calendar years 2021 through 2030 were generated by Livongo, which were reviewed and approved by Livongo management for Morgan Stanley’s use in its financial analyses. The foregoing financial projections were presented to and reviewed by the Livongo board of directors in connection with its evaluation of the transaction and approved for use by Morgan Stanley in connection with its financial analyses.
The following table presents a summary of certain financial projections of Teladoc and certain unlevered free cash flows derived therefrom:

Case 1 Forecasts of Teladoc
	Q3 – 2020E (3)	Q4 – 2020E (3)	2021E	2022E
	(dollars in millions)
Revenue	$279	$279	$1,370	$1,791
Adjusted EBITDA(1)	$26	$26	$172	$246
Unlevered Free Cash Flow(2)	($12)	($11)	$44	$84
(1)	Adjusted EBITDA is calculated as net loss before interest, taxes, depreciation, amortization, stock-based compensation, gain on sale and acquisition and integration related costs.
(2)
Unlevered Free Cash Flow is calculated as Adjusted EBITDA less stock-based compensation expense, taxes, capital expenditures, capitalized software expenses, and adjusted for changes in net working capital.

(3)
Livongo management estimated Teladoc’s financial results for the third and fourth quarters of 2020 based on Teladoc’s 2020 estimates, as adjusted to reflect the actual results of the first and second quarters of 2020 provided by Teladoc.

The cumulative amount of the estimated Unlevered Free Cash Flows (calculated as Adjusted EBITDA less stock-based compensation expense, taxes, capital expenditures, capitalized software expenses, and adjusted for changes in net working capital) of Teladoc calculated by Morgan Stanley for the period from Q3 2020E through 2030E, and reviewed and approved by Livongo management for Morgan Stanley’s use in its financial analyses, was approximately $7.011 billion for such period based on the Case 1 projections provided by Lazard on behalf of Teladoc (and extrapolated by Livongo) and approximately $9.526 billion for such period based on Case 2 projections provided by Lazard on behalf of Teladoc (and extrapolated by Livongo).
Closing and Effective Time of the Merger
The closing of the merger will take place as soon as practicable (but in any event no later than the second business day) after the satisfaction or, to the extent permitted under the merger agreement and by applicable law, waiver of all conditions for completion of the merger contained in the merger agreement (other than those conditions that by their nature are to be satisfied or waived at the closing, but subject to the satisfaction or waiver (to the extent permitted under the merger agreement and by applicable law) of such conditions), or on such other date as Teladoc and Livongo may mutually agree in writing. Subject to the satisfaction or waiver of the conditions to the closing described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 151, including the adoption of the merger agreement by Livongo stockholders at the Livongo stockholder meeting and approval of the share issuance and adoption of the charter amendment by Teladoc stockholders at the Teladoc stockholder meeting, it is anticipated that the merger will close in the fourth quarter of 2020. However, neither Teladoc nor Livongo can predict the actual date on which the merger will be completed, or if the completion will occur at all, because completion is subject to conditions and factors outside the control of both companies. It is possible that factors outside the control of both companies could result in the merger being completed at a different time, or not at all.
At the closing, Teladoc and Livongo will cause a certificate of merger relating to the merger, which is referred to as the certificate of merger, to be executed and filed with the Delaware Secretary as provided in Section 251 of the DGCL. The merger will become effective at the time when the certificate of merger has been duly filed with the Delaware Secretary or at such later date and time as may be agreed by Teladoc and Livongo in writing and specified in the certificate of merger.
Reasonable Best Efforts and Regulatory Approvals
General
Teladoc and Livongo have agreed to each use, and cause their respective subsidiaries to use, their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable law to (i) obtain all necessary actions, waivers, registrations, permits, authorizations, orders, consents and approvals from governmental entities, the expiry or early termination of any applicable waiting periods, and make all necessary registrations and filings and take all steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entities and (ii) deliver required notices or any necessary additional instruments to, and obtain required consents, waivers or any additional instruments necessary from, third parties, in each case, in order to consummate the transactions contemplated by the merger agreement as promptly as practicable (and in any event prior to 11:59 p.m., Eastern Time, on May 5, 2021).
Requisite Regulatory Approvals
The completion of the merger is subject to the receipt of antitrust clearance in the United States.
With respect to the United States, under the HSR Act and the rules promulgated thereunder, the merger may not be completed until notification and report forms have been filed with the FTC and the DOJ and the applicable waiting period (or any extensions thereof) has expired or been terminated. Teladoc and Livongo each filed an HSR notification with the FTC and the DOJ on August 19, 2020. The waiting period under the HSR Act with respect to the filed notification currently is scheduled to expire at 11:59 p.m., Eastern Time, on September 18, 2020, unless extended or terminated earlier. Teladoc and Livongo continue to expect the merger to close in the fourth quarter of 2020.
At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the DOJ or the FTC, or any state or foreign governmental entity, could take such action under the antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of Livongo and Teladoc. Private parties also may seek to take legal action under the antitrust laws under certain circumstances.
There can be no assurance that the DOJ, the FTC or any other governmental entity or any private party will not attempt to challenge the merger on antitrust or competition grounds, and, if such a challenge is made, there can be no assurance as to its result.
Each of Teladoc and Livongo is required under the merger agreement to use their respective reasonable best efforts to obtain clearance under any applicable antitrust laws so as to enable the parties to consummate the transactions contemplated by the merger agreement as promptly as practicable (and in any event prior to 11:59 p.m., Eastern Time, on May 5, 2021), which includes using reasonable best efforts to propose, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition, license or other disposition of such of their and their subsidiaries’ respective assets, properties or businesses or of the assets, properties or businesses to be acquired by Teladoc pursuant to the merger agreement, and enter into such other arrangements, as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any proceeding by a governmental entity or any other person under antitrust laws that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by the merger agreement. Livongo will not, unless requested to do so by Teladoc, commit to or effect any action contemplated in the immediately preceding sentence. No such action is required if it is not conditioned upon the closing of the merger or if such action, individually or in the aggregate, would constitute or result in or would reasonably be expected to constitute or result in a sale, divestiture, license or disposition of any assets, properties or businesses, or any other action, concession or undertaking, or any commitment to do any of the foregoing, that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Livongo, Teladoc and their respective subsidiaries, taken as a whole. For a description of the parties’ obligations with respect to regulatory approvals related to the merger, see the section entitled “The Merger Agreement—Reasonable Best Efforts and Regulatory Approvals” beginning on page 145.
Ownership of the Combined Company after the Merger
As of the date of this joint proxy statement/prospectus, based on the estimated number of shares of common stock of Teladoc and Livongo that will be outstanding immediately prior to the completion of the merger and the exchange ratio of 0.5920, Teladoc and Livongo estimate that holders of shares of Teladoc common stock as of immediately prior to the completion of the merger will hold, in the aggregate, approximately 58% of the issued and outstanding shares of common stock of the combined company immediately following the completion of the merger, and holders of shares of Livongo common stock as of immediately prior to the completion of the merger will hold, in the aggregate, approximately 42% of the issued and outstanding shares of common stock of the combined company immediately following the completion of the merger.
Impact of Special Dividend and Merger on Convertible Notes and Capped Call Transactions
The payment of the special dividend will result in an increase in the conversion rate (and, as a result, an increase in the number of shares issuable upon conversion) of Livongo’s $550 million principal amount of the

Convertible Notes, in accordance with the terms of the Indenture, dated as of June 4, 2020, between Livongo and U.S. Bank National Association, which is referred to as the Notes Indenture. The conversion rate in effect immediately prior to the open of business on the ex-dividend date for the special dividend (such conversion rate is referred to as the original conversion rate) will be increased immediately after the open of business on such ex-dividend date to be equal to (i) the original conversion rate multiplied by (ii) the quotient of (a) the last reported sale price of Livongo common stock on the trading day immediately preceding such ex-dividend date, divided by (b) such price less the special dividend per share amount. The size of the increase will depend on the closing price of Livongo common stock on the trading day immediately preceding the ex-dividend date for the special dividend.
Immediately following consummation of the merger, the Convertible Notes will become convertible into the merger consideration for each share of Livongo common stock into which the Convertible Notes were convertible immediately prior to the merger, subject to Livongo’s right to elect to pay cash instead of any portion of the merger consideration otherwise deliverable upon conversion. The payment of the special dividend, announcements relating to the merger and the consummation of the merger will also result in adjustments to the terms of the capped call transactions entered into in connection with the issuance of the Convertible Notes.
Governance of the Combined Company
Certificate of Incorporation
Subject to adoption of the charter amendment by Teladoc stockholders, at the effective time, the certificate of incorporation of Teladoc, as in effect immediately prior to the effective time, will be amended as provided in the merger agreement, and as so amended will be the certificate of incorporation of the combined company, until thereafter amended as provided therein or by applicable law.
Board of Directors
Under the merger agreement, Teladoc and Livongo have agreed to take all necessary action such that, for the two-year period commencing at the effective time, until successors are duly elected or appointed and qualified in accordance with applicable law, or until their earlier death, resignation or removal in accordance with the organizational documents of the combined company, the board of directors of the combined company will be comprised of 13 directors, consisting of (i) eight current directors of Teladoc selected by the Teladoc board of directors prior to the effective time, as follows: Jason Gorevic, current chief executive officer of Teladoc; David B. Snow, current non-executive chairman of the Teladoc board of directors; William H. Frist, M.D.; Catherine Jacobson; Thomas G. McKinley; Kenneth H. Paulus; David L. Shedlarz; and Mark D. Smith, M.D.; and (ii) five current directors of Livongo selected by the Livongo Board of directors prior to the effective time, as follows: Chris Bischoff; Karen L. Daniel; Sandra Fenwick; Hemant Taneja; and Glen Tullman.
U.S. Federal Securities Law Consequences
Pending the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, shares of Teladoc common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for shares of Teladoc common stock issued to any Livongo stockholder who may be deemed an “affiliate” of Teladoc after the completion of the merger. This joint proxy statement/prospectus does not cover resales of Teladoc common stock received by any person upon the completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale of Teladoc common stock.
Accounting Treatment of the Merger
Teladoc and Livongo prepare their respective financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting, and Teladoc will be treated as the accounting acquirer. In identifying Teladoc as the acquiring entity for accounting purposes, Teladoc and Livongo took into account a number of factors as of the date of this joint proxy statement/prospectus, including the estimate of the relative voting rights of all equity instruments in the combined company, the expected composition of senior management of the combined company and the expected corporate governance structure of the combined company. No single factor was the sole determinant in the overall conclusion that Teladoc is the acquirer for accounting purposes; rather all factors were considered in arriving at such conclusion.

Exchange of Shares
Prior to the effective time, Teladoc will appoint an exchange agent reasonably acceptable to Livongo to handle the exchange of shares of Livongo common stock. Each share of Livongo common stock (other than excluded shares and dissenting shares) will be converted into the right to receive 0.5920 shares of Teladoc common stock and $4.24 in cash, without interest, together with cash in lieu of fractional shares, if any, in accordance with the merger agreement.
Following conversion, shares of Livongo common stock will be cancelled and will cease to exist and each certificate that previously represented shares of Livongo common stock will represent only the right to receive the merger consideration and cash in lieu of fractional shares, if any, in accordance the merger agreement.
Additionally, immediately prior to the effective time, Livongo will pay a cash dividend per share equal to $7.09 to Livongo stockholders.
Promptly after the effective time and in any event within five business days after the effective time, Teladoc will send, or cause the exchange agent to send, to each record holder of Livongo common stock at the effective time, in each case whose shares of Livongo common stock were converted into the right to receive the merger consideration: (i) a letter of transmittal specifying that delivery of the shares of Livongo common stock will be effected, and risk of loss and title to a certificate representing such shares will pass, only upon proper delivery or transfer of such certificate representing the shares of Livongo common stock to the exchange agent and (ii) instructions for surrendering the applicable certificates (including effective affidavits of loss in accordance with the terms of the merger agreement or book-entry accounting statements relating to the ownership of Livongo common stock) in exchange for shares of Teladoc common stock. After the completion of the merger, such shares of Livongo common stock represented by any such certificate, effective affidavit or book-entry accounting statement will be exchanged for merger consideration and cash in lieu of fractional shares, if any, in accordance with the merger agreement.
Holders of shares of Livongo common stock in book-entry form are required to deliver to the exchange agent an “agent’s message” (or other evidence as the exchange agent may reasonably request) in order to exchange shares Livongo common stock for shares of Teladoc common stock.
More information can be found in the section entitled “The Merger Agreement—Exchange of Shares” beginning on page 132.
Listing of Teladoc Common Stock; Delisting and Deregistration of Livongo Common Stock
The shares of Teladoc common stock to be issued in the merger will be listed for trading on the NYSE.
If the merger is completed, Livongo common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and following that delisting and deregistration, Livongo will no longer be required to file periodic reports with the SEC with respect to Livongo common stock.
Litigation Related to the Merger
On September 10, 2020, a purported class action complaint was filed against Livongo, the members of its board of directors, Teladoc and Merger Sub in the United States District Court for the District of Delaware under the caption Kent v. Livongo Health, Inc., et al., Case No. 1:20-cv-01213 (D. Del.). The complaint alleges that the registration statement filed in connection with the proposed merger between Livongo and Teladoc omitted material information in violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, rendering the registration statement false and misleading. The complaint seeks an order (1) preliminarily and permanently enjoining defendants from proceeding with the proposed transaction; (2) rescinding the proposed transaction, to the extent it closes; (3) directing defendants to disseminate a registration statement that does not contain any untrue statements of material fact and that states all material facts required to make the statements contained therein not misleading; (4) declaring that defendants violated Sections 14(a) and/or 20(a); (5) awarding costs, including attorneys’ fees and expenses; and (6) awarding such other relief as the court deems proper.

Specifically, the complaint alleges that the registration statement omits material information regarding Livongo's and Teladoc's financial projections and Morgan Stanley's analyses. The complaint also alleges that the registration statement fails to disclose the circumstances under which the “fee of up to approximately $11 million” is payable to Morgan Stanley, whether defendants intend to pay such fee to Morgan Stanley, the timing and nature of the past services Morgan Stanley provided to Livongo and its affiliates and whether Morgan Stanley has provided past services to Teledoc or its affiliates, and if so, the timing and nature of such services and Morgan Stanley's compensation. It is possible additional lawsuits may be filed between the date of this joint proxy statement/prospectus and consummation of the merger.

THE MERGER AGREEMENT
The description of the merger agreement in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this joint proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully and in its entirety before making any decisions regarding any of the proposals described in this joint proxy statement/prospectus, as it is the legal document governing the merger. This section is not intended to provide you with any factual information about Teladoc or Livongo. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings Teladoc and Livongo make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 218.
Explanatory Note Regarding the Merger Agreement
The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Teladoc and Livongo contained in this joint proxy statement/prospectus or in the public reports of Teladoc and Livongo filed with the SEC may supplement, update or modify the factual disclosures about Teladoc and Livongo contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by Teladoc and Livongo were qualified and subject to important limitations agreed to by Teladoc and Livongo in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the confidential disclosures that Teladoc and Livongo each delivered in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement.
Structure of the Merger
The merger agreement provides for the merger of Merger Sub, a Delaware corporation and a wholly-owned subsidiary of Teladoc, with and into Livongo. As a result of the merger, the separate existence of Merger Sub will cease, and Livongo will continue its existence under the laws of the State of Delaware as the surviving corporation and a wholly-owned subsidiary of the combined company.
Completion and Effectiveness of the Merger
The closing of the merger will take place as soon as practicable (but in any event no later than the second business day) after the satisfaction or, to the extent permitted under the merger agreement and by applicable law, waiver of all conditions for completion of the merger contained in the merger agreement (other than those conditions that by their nature are to be satisfied or waived at the closing, but subject to the satisfaction or waiver (to the extent permitted under the merger agreement and by applicable law) of such conditions), or on such other date as Teladoc and Livongo may mutually agree in writing.
At the closing, Teladoc and Livongo will cause a certificate of merger relating to the merger to be executed and filed with the Delaware Secretary in accordance with the DGCL. The merger will become effective at the time when such certificate of merger has been duly filed with the Delaware Secretary or at such later date and time as may be agreed by the parties in writing and specified in such certificate of merger.
Teladoc and Livongo are working to complete the merger prior to May 5, 2021, which is referred to as the outside date. It is possible that factors outside the control of both companies could result in the merger being completed at a different time, or not at all.

Merger Consideration
At the effective time, by virtue of the merger and without any action on the part of the parties or any holder of any capital stock of Livongo, each share of Livongo common stock issued and outstanding immediately prior to the effective time (other than excluded shares and dissenting shares) will be converted automatically into the right to receive (i) 0.5920 of a share of Teladoc common stock (which is referred to as the stock consideration) and (ii) $4.24 in cash, without interest (which is referred to as the cash consideration, and together with the stock consideration, the merger consideration).
The exchange ratio is fixed, which means that it will not change between now and the date of the merger, regardless of whether the market price of either Teladoc or Livongo common stock changes. The market price of Teladoc common stock has fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the stockholder meetings and the date the merger is completed and thereafter. The market price of Teladoc common stock, when received by Livongo stockholders after the merger is completed, could be greater than, less than or the same as the market price of Teladoc common stock on the date of this joint proxy statement/prospectus or at the time of the stockholder meetings. Accordingly, you should obtain current stock price quotations for Teladoc common stock and Livongo common stock before deciding how to vote with respect to the proposals described in this joint proxy statement/prospectus. The common stock of Teladoc is traded on the NYSE under the symbol “TDOC” and the common stock of Livongo is traded on Nasdaq under the symbol “LVGO.”
At the effective time, all excluded shares will be cancelled and will cease to exist, and no payment will be made in respect of such shares.
Special Dividend
Subject to applicable law and the satisfaction or waiver of all of the conditions set forth in the merger agreement (other than conditions that may only be satisfied on the closing date) described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 151, prior to the effective time, Livongo will pay a cash dividend per share of Livongo common stock equal to $7.09 to holders of record of the issued and outstanding shares of Livongo common stock as of a record date immediately prior to the effective time. Livongo will provide the transfer agent for the Livongo common stock all of the cash necessary to pay the special dividend pursuant to the terms of the merger agreement, which cash will not form part of the exchange fund.
Treatment of Livongo Equity Awards
At the effective time, as set forth in the merger agreement:
•
each Livongo stock option, whether vested or unvested, that is outstanding as of immediately prior to the effective time, will be converted into an option to purchase a number of shares of Teladoc common stock equal to the product of (i) the number of shares of Livongo common stock subject to such Livongo stock option immediately prior to the effective time and (ii) the equity award adjustment ratio (as defined below) (rounded down to the nearest whole share of Teladoc common stock on an award-by-award basis), with an exercise price equal to the quotient of (x) the exercise price of such Livongo stock option and (y) the equity award adjustment ratio (rounded up to the nearest whole cent), in each case, subject to the same terms and conditions as were applicable to such Livongo stock option immediately prior to the effective time (including applicable vesting conditions);

•
each outstanding award of restricted Livongo common stock will be converted into an award of a number of shares of restricted Teladoc common stock equal to the product of (i) the number of shares of Livongo common stock subject to such award of Livongo restricted stock immediately prior to the effective time and (ii) the equity award adjustment ratio (rounded down to the nearest whole share of Teladoc common stock on an award-by-award basis), subject to the same terms and conditions as were applicable to such award of Livongo restricted stock immediately prior to the effective time (including applicable vesting conditions);

•
each outstanding restricted stock unit award in respect of Livongo common stock will be converted into a number of restricted stock units with respect to a number of shares of Teladoc common stock equal to the product of (i) the number of shares of Livongo common stock subject to such Livongo restricted stock unit award immediately prior to the effective time and (ii) the equity award adjustment ratio (rounded down to the nearest whole share of Teladoc common stock on an award-by-award basis), subject to the same terms and conditions as were applicable to such Livongo restricted stock unit award immediately prior to the effective time (including applicable vesting conditions); and
•
each outstanding Livongo PSU will be converted, on the basis of full achievement of all applicable performance goals, into a number of restricted stock units with respect to a number of shares of Teladoc common stock equal to the product of (i) the number of shares of Livongo common stock subject to such Livongo PSU award immediately prior to the effective time and (ii) the equity award adjustment ratio (rounded down to the nearest whole share of Teladoc common stock on an award-by-award basis), subject to the same terms and conditions as were applicable to such Livongo PSU immediately prior to the effective time; provided that any such converted Livongo PSU will continue to be subject to any time-based vesting terms applicable to the Livongo PSU prior to such conversion, but subject only to the continued service of the holder through each applicable vesting date and will not be subject to any performance goals or metrics following the effective time.

For purposes of converting the Livongo equity award conversion described above, the “equity award adjustment ratio” means the quotient determined by dividing (i) the volume weighted average closing price of Livongo common stock on the four trading days ending on the trading day immediately prior to the trading day on which the Livongo common stock trades ex-dividend with respect to the special dividend, or if the Livongo common stock never trades ex-dividend, on the last complete trading day prior to the effective time by (ii) the volume weighted average closing price of Teladoc common stock on the four trading days beginning on the trading day prior to the effective time.
Exchange of Shares
Exchange Agent
On or prior to the closing date, Teladoc will deposit or cause to be deposited with an exchange agent selected by Teladoc, and reasonably acceptable to Livongo, (i) certificates representing the shares of Teladoc common stock to be issued as stock consideration and (ii) an aggregate amount of cash in U.S. dollars sufficient for the exchange agent to deliver to holders of Livongo common stock the cash consideration and cash in lieu of fractional shares of Teladoc common stock required pursuant to the terms of the merger agreement. Such certificates and cash amounts deposited are referred to as the exchange fund.
Exchange Procedures
Promptly after the effective time and in any event no later than five business days after the effective time, Teladoc will send, or cause the exchange agent to send, to each record holder of shares of Livongo common stock at the effective time:
•	a letter of transmittal in form and with such other provisions as Teladoc may reasonably specify (after due consultation with Livongo); and
•	instructions for surrendering the certificate representing shares of Livongo common stock to the exchange agent.
Each holder of shares of Livongo common stock that have been converted into the right to receive the merger consideration will be entitled to receive the merger consideration in respect of the shares represented by a certificate promptly upon (i) surrender to the exchange agent of such certificate (or affidavit of loss in lieu of such certificate as provided in the merger agreement) together with a duly executed and completed letter of transmittal and such other documents as may reasonably be requested by the exchange agent, or (ii) receipt of an “agent’s message” by the exchange agent (or such other evidence, if any, of transfer as the exchange agent may reasonably request) in the case of the exchange of book-entry shares.
No interest will be paid or accrued on any amount payable for shares of Livongo common stock pursuant to the merger agreement.
At the effective time, the stock transfer books of Livongo will be closed and no transfer of shares of Livongo common stock will thereafter be made. From and after the effective time, the holders of certificates formerly representing shares of Livongo common stock or shares of Livongo common stock held in book-entry form will cease to have any rights with respect to such shares of Livongo common stock except for the right to receive, upon surrender of a certificate or book-entry share in accordance with the merger agreement, the merger consideration except as otherwise provided in the merger agreement or by applicable law. If, after the effective time, any certificates are presented to the surviving corporation, Teladoc or the exchange agent for transfer, the holder of such certificates will be given a copy of a letter of transmittal and instructed to comply with the instructions therein in order to receive the merger consideration to which such holder is entitled pursuant to the merger agreement.
Treatment of Fractional Shares
No fractional shares of Teladoc common stock will be issued upon the conversion of shares of Livongo common stock pursuant to the merger agreement. Each holder of shares of Livongo common stock who would otherwise have been entitled to receive fractional shares of Teladoc common stock pursuant to the merger agreement (after taking into account all shares of Livongo common stock exchanged by such holder) will be entitled to receive a cash payment, without interest, in lieu of any such fractional share, equal to the product of (i) such fractional amount and (ii) an amount equal to the last reported sale price per share of Teladoc common stock on the NYSE (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Teladoc and Livongo) on the last complete trading day immediately prior to the date of the effective time.
Termination of the Exchange Fund
Any portion of the exchange fund that remains unclaimed by the 12th month after the effective time will be delivered to Teladoc, upon demand, and any holder of shares of Livongo common stock who has not by that point complied with the terms of the exchange procedures in the merger agreement may thereafter look only to the surviving corporation for payment of the merger consideration and cash in lieu of fractional shares of Teladoc common stock, if any, in each case, that such holder has the right to receive pursuant to the merger agreement and without any interest thereon.
None of Teladoc, Livongo, Merger Sub, the surviving corporation or the exchange agent will be liable to any person in respect of any portion of the exchange fund delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar law. If any certificate formerly representing shares of Livongo common stock or share of Livongo common stock held in book-entry form has not been surrendered prior to such date on which any amounts payable pursuant to the merger agreement in respect thereof would otherwise escheat to or become the property of any governmental entity, any such amounts will, to the extent permitted by applicable law, become the property of the surviving corporation, free and clear of all claims or interest of any person previously entitled thereto.
Lost, Stolen or Destroyed Share Certificates
In the event that any certificate formerly representing shares of Livongo common stock is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if reasonably required by Teladoc or the exchange agent, the posting by such person of a bond in such customary amount as Teladoc or the exchange agent may direct, as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed certificate, the merger consideration and cash in lieu of fractional shares of Teladoc common stock, if any, to be paid in respect of the shares of Livongo common stock formerly represented by such certificate and any cash in respect of the special dividend, in each case, payable or issuable pursuant to the merger agreement, as if such lost, stolen or destroyed certificate had been surrendered.
Dissenting Shares
Shares of Livongo common stock issued and outstanding immediately prior to the effective time (other than excluded shares) and held by a holder who is entitled to demand, and has properly demanded, appraisal for such shares of Livongo common stock in accordance with Section 262 of the DGCL and, as of the effective time, has neither effectively withdrawn nor lost such holder’s right to appraisal pursuant to the DGCL with respect to such shares (any such shares referred to as the dissenting shares) will not be converted into the right to receive the merger consideration but instead will be entitled only to such rights as are granted by Section 262 of the DGCL.

If any such holder of dissenting shares fails to perfect or withdraws, waives or otherwise loses its right to appraisal under Section 262 of the DGCL or if a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, then such dissenting shares will be deemed to have been converted, as of the effective time of the merger, into and will be exchangeable solely for the right to receive the merger consideration and cash in lieu of fractional shares of Teladoc common stock, if any, without interest thereon.
Withholding Rights
Each of Teladoc, Merger Sub, the surviving corporation and the exchange agent will be entitled to (i) deduct and withhold (or cause to be deducted or withheld) from the consideration otherwise payable to any person pursuant to the merger agreement such amounts as may be required to be deducted or withheld from such payment under the Code or any other applicable state, local or foreign tax law and (ii) request any necessary tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any similar information, from any person to whom a payment is required to be made pursuant to the merger agreement.
Adjustments to Prevent Dilution
If, from the date of the merger agreement to the effective time, the issued and outstanding shares of Livongo common stock or securities convertible or exchangeable into or exercisable for shares of Livongo common stock or the issued and outstanding shares of Teladoc common stock or securities convertible or exchangeable into or exercisable for shares of Teladoc common stock have been changed into a different number of shares or securities or a different class by reason of any reclassification, recapitalization, consolidation, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or similar transaction, then the merger consideration, the exchange ratio, the special dividend per share amount and any other amounts payable pursuant to the merger agreement will be equitably adjusted to provide the holders of shares of Livongo common stock and Teladoc common stock the same economic effect as contemplated by the merger agreement prior to such event.
Combined Company Governance Matters
Under the merger agreement, Teladoc and Livongo have agreed to take all necessary action such that, for the two-year period commencing at the effective time, until successors are duly elected or appointed and qualified in accordance with applicable law, or until their earlier death, resignation or removal in accordance with the organizational documents of the combined company, the board of directors of the combined company will be comprised of 13 directors, consisting of (i) eight current directors of Teladoc selected by the Teladoc board of directors prior to the effective time and (ii) five current directors of Livongo selected by the Livongo Board of directors prior to the effective time.
Surviving Corporation Governance and Merger Sub Shares
At the effective time, the certificate of incorporation and bylaws of Livongo, as in effect immediately prior to the effective time, will each be amended and restated in its entirety as set forth on an exhibit to the merger agreement and to be in the form of the bylaws of Merger Sub as in effect immediately prior to the effective time (except that all references in such bylaws to Merger Sub will be amended to become references to the surviving corporation and except for any changes as will be necessary to comply with the covenants described in the section entitled “—Indemnification; Directors’ and Officers’ Insurance” beginning on page 150), respectively, and as so amended and restated will be the certificate of incorporation and bylaws of the surviving corporation.
Under the merger agreement, Teladoc and Livongo have agreed to take all necessary action such that, from and after the effective time, until successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the surviving corporation’s charter and bylaws, the directors of Merger Sub immediately prior to the effective time will be the directors of the surviving corporation and the officers of Livongo immediately prior to the effective time will be the officers of the surviving corporation.
At the effective time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the effective time will be converted into one share of common stock, par value $0.001 per share, of the surviving corporation, which will constitute the only outstanding share of common stock of the surviving corporation immediately following the effective time.

Representations and Warranties
The merger agreement contains representations and warranties made by Livongo to Teladoc and Merger Sub and by Teladoc and Merger Sub to Livongo. Certain of the representations and warranties in the merger agreement are subject to materiality or material adverse effect qualifications (that is, they will not be deemed to be inaccurate or incorrect unless their failure to be true or correct is material or would result in a material adverse effect (as defined below) on the company making such representation or warranty). In addition, certain of the representations and warranties in the merger agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of the party making the representation did not have actual knowledge. Furthermore, each of the representations and warranties is subject to the qualifications set forth on the disclosure letter delivered to Livongo by Teladoc, in the case of representations and warranties made by Teladoc and Merger Sub, or the disclosure letter delivered to Teladoc by Livongo, in the case of representations and warranties made by Livongo (with each letter referred to as that party’s disclosure letter), as well as the reports of Livongo or Teladoc, as applicable, filed with the SEC prior to the date of the merger agreement (in the case of representations and warranties made by Livongo) or during the period from January 1, 2019 through the date of the merger agreement (in the case of representations and warranties made by Teladoc and Merger Sub), in each case, excluding any disclosures set forth or referenced in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature.
In the merger agreement, Livongo has made representations and warranties to Teladoc and Merger Sub, and Teladoc has made representations and warranties to Livongo, regarding:
•	corporate existence, power, good standing and qualification to do business;
•	organizational documents;
•	corporate authority and power with respect to the execution, delivery and performance of the merger agreement;
•
the filings with governmental entities needed in connection with the execution, delivery and performance of the merger agreement or the consummation of the merger and the other transactions contemplated by the merger agreement;

•
the absence of violations of, or conflicts with, such party’s or its subsidiaries’ organizational documents, applicable law and certain contracts as a result of the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	such party’s capital structure, including the number of shares of common stock, stock options and other equity-based awards outstanding;
•	such party’s subsidiaries;
•
the proper filing of reports with the SEC since December 31, 2019, the accuracy of the information contained in those reports, compliance with the requirements of certain laws and the design of its internal disclosure controls and procedures;

•	the compliance with GAAP and SEC accounting rules and regulations with respect to such party’s financial statements;
•	conduct of business in the ordinary course from December 31, 2019 through August 5, 2021 (the date of the merger agreement) and that such party has not suffered a material adverse effect;
•	the absence of undisclosed liabilities;
•	absence of certain litigation and governmental orders;
•	compliance with applicable laws and regulations and such party’s licenses;
•	certain material contracts;
•	tax matters;
•	employee benefits matters, including matters related to employee benefit plans;

•	labor matters;
•	insurance;
•	environmental matters;
•	intellectual property;
•	data privacy and security;
•	real property;
•	title to and interests in such party’s assets;
•	health regulatory matters;
•	the absence of affiliate transactions;
•	fees payable to brokers and financial advisors in connection with the merger; and
•	the absence of other representations or warranties.
In the merger agreement, Teladoc has also made representations and warranties to Livongo regarding:
•	the unanimous adoption by the Teladoc board of directors of resolutions:
•
determining that the merger agreement and the transactions contemplated by the merger agreement, including the charter amendment and the share issuance, are advisable, fair to, and in the best interests of, Teladoc and its stockholders;

•	approving and declaring advisable the merger agreement and the transactions contemplated by the merger agreement, including the charter amendment and the share issuance;
•	directing that the charter amendment be submitted to Teladoc stockholders for their adoption and the share issuance be submitted to Teladoc stockholders for their approval; and
•
recommending that Teladoc stockholders vote in favor of the adoption of the charter amendment and in favor of the approval of the share issuance, which is referred to as the Teladoc recommendation; and

•	the Teladoc board of directors’ receipt of an opinion from Lazard that the exchange ratio is fair from a financial point of view to Teladoc.
In the merger agreement, Livongo has also made representations and warranties to Teladoc and Merger Sub regarding:
•	the unanimous adoption by the Livongo board of directors of resolutions:
•
determining that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to, and in the best interests of, Livongo and its stockholders;

•	approving and declaring advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger;
•	directing the merger agreement to a vote of Livongo stockholders for adoption; and
•	resolving to recommend adoption of the merger agreement by Livongo stockholders, which is referred to as the Livongo recommendation; and
•
the Livongo board of directors’ receipt of an opinion from Morgan Stanley to the effect that, as of the date of such opinion and based upon and subject to the various limitations, qualifications, assumptions, conditions and other matters set forth therein, the merger consideration and the special dividend per share amount, taken together (and not separately), is fair from a financial point of view, to the holders of shares of Livongo common stock (other than dissenting shares and excluded shares).

In the merger agreement, Teladoc has also made representations and warranties to Livongo with respect to Merger Sub, regarding:
•	corporate existence, power, good standing and qualification to do business;
•	corporate authority and power with respect to the execution, delivery and performance of the merger agreement;
•	the absence of violations of Merger Sub’s organizational documents;
•	capital structure of Merger Sub; and
•	the absence of other representations or warranties.
For purposes of the merger agreement, a “material adverse effect” with respect to Teladoc or Livongo means any state of facts, circumstance, condition, event, change, development, occurrence, result, effect, action or omission that, individually or in the aggregate with any other state of facts, circumstance, condition, event, change, development, occurrence, result, effect, action or omission, would reasonably be expected to (i) result in a material adverse effect on the business, financial condition or results of operations of such party and its subsidiaries, taken as a whole, or (ii) prevent, materially impair, materially impede or materially delay the consummation of the transactions contemplated by the merger agreement on a timely basis and in any event on or before the outside date, except that with respect to clause (i) only, no effect to the extent resulting or arising from any of the following will be deemed to constitute, or be taken into account in determining the occurrence of, a material adverse effect:
•	general economic, political, business, financial or market conditions affecting the industry in which such party operates;
•
geopolitical conditions, any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism);

•
any pandemic (including the SARS-CoV-2 virus and COVID-19 disease), epidemic, plague, or other outbreak of illness or public health event, hurricane, flood, tornado, earthquake or other natural disaster or act of God or changes resulting from weather conditions;

•
any failure by such party or any of its subsidiaries to meet any internal or external projections or forecasts or any decline in the price of the common stock of such party (but excluding, in each case, the underlying causes of such failure or decline, as applicable, which may themselves constitute or be taken into account in determining whether there has been, or would be, a material adverse effect);

•
the public announcement or pendency of the transactions contemplated by the merger agreement, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, collaboration partners (solely in the case of Livongo), venture partners or employees;

•	changes in applicable laws or the interpretation thereof;
•	changes in GAAP or any other applicable accounting standards or the interpretation thereof;
•	any action required to be taken by such party pursuant to the terms of the merger agreement or at the direction of the other party; or
•	any breach of the merger agreement by the other party.
Notwithstanding the exceptions listed above, with respect to the first, second, third, sixth and seventh exceptions listed, such effect will be taken into account in determining whether a material adverse effect has occurred to the extent it has a disproportionate impact on such party and its subsidiaries as compared to other participants that operate in the industry in which such party and its subsidiaries operate.
Conduct of Business Prior to the Effective Time
Each of Teladoc and Livongo has agreed as to itself and its subsidiaries that, after the date of the merger agreement and prior to the effective time, the business of it and its subsidiaries will be conducted in the ordinary course of business consistent with past practice and it and its subsidiaries will use their respective reasonable best efforts to preserve intact their business organizations and relationships with third parties and keep available the services of their officers and key employees, except as expressly contemplated by the merger agreement, required by applicable law, expressly required or contemplated by the merger agreement or approved in writing by the other party (which approval may not be unreasonably withheld, conditioned or delayed) or set forth in such party’s disclosure letter.
From the date of the merger agreement until the effective time, except as expressly contemplated by the merger agreement, required by applicable law, expressly required or contemplated by the merger agreement or approved in writing by the other party (which approval may not be unreasonably withheld, conditioned or delayed) or set forth in such party’s disclosure letter, each party has agreed not to and not to permit any of its subsidiaries to:
•	amend or adopt any amendment to or otherwise change or propose to amend the organizational documents of such party or any of its subsidiaries, whether by merger, consolidation or otherwise;
•
issue, sell, grant, pledge, transfer, lease, dispose of, grant any lien or otherwise encumber or enter into any contract or other agreement with respect to capital stock or any other securities of such party or any of its subsidiaries or grant any options, warrants or other rights to acquire or any such capital stock or other interest in or any instrument convertible into or exchangeable or exercisable for any such capital stock or other interest, with certain exceptions;

•
propose or adopt any plan of merger, consolidation, reorganization, liquidation or dissolution of such party or any of its subsidiaries, file a petition in bankruptcy under any provisions of federal or state bankruptcy law on behalf of such party or any of its subsidiaries or consent to the filing of any bankruptcy petition against such party or any of its subsidiaries under any similar applicable law;

•
(i) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution on or in respect of, or enter into any agreement with respect to the voting of, such party’s or any of its subsidiaries’ capital stock or other securities or (ii) redeem, repurchase or otherwise reacquire, split, combine or reclassify, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, any capital stock or any other securities of such party or any of its subsidiaries, or otherwise change the capital structure of such party or any of its subsidiaries, with certain exceptions (including, in the case of Livongo, for the special dividend);

•
other than in the ordinary course of business consistent with past practice, (i) accelerate, terminate or consent to the termination of, cancel, amend in any material respect, grant a waiver of any material right under, relinquish, release, transfer or assign any material rights or claims under or otherwise modify in any material respect any material contracts of such party or (ii) enter into any material contracts;

•	make any material capital expenditure other than capital expenditures set forth in a budget or a capital expenditure plan made available to the other party prior to the date of the merger agreement;
•
repurchase, prepay, incur, assume or guarantee any indebtedness to any person, issue or sell any debt securities of such party or any of its subsidiaries, issue or sell options, warrants, calls or other rights to acquire any debt securities of such party or any of its subsidiaries, guarantee any debt securities of any other person, enter into any “keep well” or other contract to maintain any financial statement or similar condition of another person or enter into or amend or otherwise modify any other arrangement having the economic effect of any of the foregoing, with certain exceptions for intercompany transactions and borrowings incurred in the ordinary course of business consistent with past practice that do not, at any time, exceed $25,000,000, in the aggregate;

•	grant or suffer to exist any liens on any properties or assets of such party or any of its subsidiaries that are material to such party and its subsidiaries, taken as a whole, with certain exceptions;
•
make any material capital investment in or material loan or advance to, or forgive any material loan to, any other person, with certain exceptions for intercompany transactions and advances to employees and consultants for travel and other business-related expenses in the ordinary course of business consistent with past practice and in compliance with such party’s policies related thereto;

•
other than in the ordinary course of business consistent with past practice, sell, lease, sublease, sell and lease back, license, sublicense, abandon, waive, relinquish, transfer, pledge, abandon, assign, swap, mortgage, hypothecate or otherwise dispose of any of the material assets, properties or rights of such party or any of its subsidiaries;

•
purchase or acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), (i) any corporation, partnership, other business organization or division thereof or any other business or all or substantially all of the assets of any person or (ii) any assets, real property, securities, properties, interests or businesses from any person, in each case, with certain exceptions for (x) intercompany transactions, (y) acquisitions of assets, securities or property in the ordinary course of business consistent with past practice in an amount not to exceed $50,000,000 in the aggregate for all such acquisitions and (z) acquisitions of raw materials, supplies, equipment, inventory and third-party software in the ordinary course of business consistent with past practice;

•	enter into a new line of business or abandon or discontinue any existing line of business;
•
settle, pay, discharge or satisfy any proceeding (or agree to do any of the foregoing), with certain exceptions for stockholder litigation relating to the merger agreement and the transactions contemplated thereby and settlements that (i) either (a) result solely in a monetary obligation involving only the payment of monies by such party or its subsidiaries of not more than $10,000,000, individually or in the aggregate for all such proceedings (excluding any settlements made under the following clause (b)), or (b) result solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, such party or any of its subsidiaries and the payment of monies by such party and its subsidiaries that are not more than $10,000,000, individually or in the aggregate (not funded by an indemnity obligation or through insurance policies) and (ii) do not involve any admission of guilt or impose any material restrictions or material limitations upon the operations or business of or other conduct remedy or injunctive relief applicable to such party or any of its subsidiaries, whether before, on or after the effective time;

•
except as required by applicable law, expressly required or permitted by the merger agreement or required by the terms of any employee plan as in effect as of the date of the merger agreement, (i) increase the compensation payable to directors, officers, employees, consultants or independent contractors, other than increases in annual base salaries or base wages with respect to employees who are not directors or executive officers in the ordinary course of business consistent with past practice (including with respect to amounts and timing), (ii) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under any employee plans, other than amendments made to the employee plans in the ordinary course of business consistent with past practice that do not materially increase costs, (iii) grant or amend any equity or equity-based awards except as required by existing stock plans, (iv) hire any officer, employee, independent contractor or consultant, other than in the ordinary course of business consistent with past practice or (v) terminate the employment or services (other than for cause) of any officer, employee, independent contractor or consultant, other than in the ordinary course of business consistent with past practice for employees who are not directors or executive officers;

•	become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;
•
other than in the ordinary course of business consistent with past practice, sell, license, sublicense, abandon, fail to maintain, allow to lapse, assign, transfer, amend, cancel, create any lien on (other than certain permitted liens), waive, grant a covenant not to sue with respect to, or otherwise grant or modify any rights under any material intellectual property owned or exclusively licensed by such party or any of its subsidiaries;

•
make, rescind or change any material tax election, settle or compromise any claim relating to a material amount of taxes, waive or extend the statute of limitations in respect of a material amount of taxes, enter into any closing agreement within the meaning of Section 7121 of the Code (or any analogous provision of state, local or non-U.S. law) with respect to a material amount of taxes, amend any tax return relating to a material amount of taxes or make any material change in any of the methods, principles or practices used by it for tax accounting except as required by applicable law, surrender any right to claim a material tax refund (including any such refund to the extent it is used to offset or otherwise reduce tax liability) or enter into any tax sharing agreements or similar arrangements, including tax indemnity arrangements (other than commercial agreements or arrangements not primarily related to taxes and entered into in the ordinary course of business consistent with past practice);
•
enter into any material transaction or contract with any affiliate, holder of 5% or more of the shares of common stock of such party, director or executive officer of such party or any of its subsidiaries or enter into any other material transaction or contract with any other person that would be required to be reported by such party pursuant to Item 404 of Regulation S-K under the Exchange Act;

•
take any action or fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

•	agree or commit to do any of the foregoing.
No Solicitation of Acquisition Proposals; No Change of Recommendation
No Solicitation of Acquisition Proposals
Each of Teladoc and Livongo have agreed not to, and to cause its subsidiaries and its and its subsidiaries’ respective directors, officers and employees not to, and not to authorize or permit its financial advisors, attorneys, accountants, consultants, agents and other authorized representatives and advisors (which directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives and advisors are collectively referred to as representatives) to, and to direct and use its reasonable best efforts to cause each of its subsidiaries and its representatives not to, directly or indirectly:
•
initiate, solicit, propose, induce or knowingly encourage or facilitate the making of any acquisition proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an acquisition proposal;

•
other than informing third parties of the existence of the provisions described in this section, enter into, engage in, continue or otherwise participate in negotiations or discussions with, or furnish any non-public information (or access thereto) concerning itself or any of its subsidiaries to, any third party in connection with, or for the purpose of knowingly encouraging or facilitating, or otherwise cooperate in any way with any third party (or any representative thereof) with respect to, an acquisition proposal;

•
recommend or enter into any contract, letter of intent, acquisition agreement, agreement in principle, memorandum of understanding, option agreement, joint venture agreement, partnership agreement or other agreement with respect to any acquisition proposal, other than with respect to a confidentiality agreement with a third party (i) containing terms that are, in the aggregate, no less restrictive of such third party and its affiliates and representatives than the terms set forth in the confidentiality agreement, dated as of June 24, 2020, between Teladoc and Livongo, are to Teladoc and its affiliates and representatives (in the case of a confidentiality agreement to be entered into by Livongo) or to Livongo and its affiliates and representatives (in the case of a confidentiality agreement to be entered into by Teladoc), as applicable, and (ii) that does not restrict, in any manner, Livongo’s ability to consummate the transactions contemplated by the merger agreement or to comply with its disclosure obligations to Teladoc pursuant to the merger agreement (in the case of a confidentiality agreement to be entered into by Livongo) or Teladoc’s ability to consummate the transactions contemplated by the merger agreement or to comply with its disclosure obligations to Livongo pursuant to the merger agreement (in the case of a confidentiality agreement to be entered into by Teladoc), as applicable, which confidentiality agreement is referred to as an acceptable confidentiality agreement; or

•	approve, authorize, agree or publicly announce an intention to do any of the foregoing.

An “acquisition proposal” means, with respect to either Teladoc or Livongo, any indication of interest, offer or proposal, including any amendment or modification to any existing indication of interest, offer or proposal relating to, or that would reasonably be expected to lead to, in one transaction or a series of related transactions:
•
any merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, acquisition, business combination, license agreement or similar transaction involving such party or any of its subsidiaries that, if consummated, would result in any person or “group” (as defined in the Exchange Act), or the securityholders of such person or group, owning, directly or indirectly, 15% or more of the total voting power of or any class of equity securities (or options, rights, or warrants to purchase, or securities convertible into or exchangeable for, any such securities) of such party or of the surviving entity or the resulting direct or indirect parent of such party or such surviving entity;

•
any transaction (including any single- or multi-step transaction) or series of related transactions directly or indirectly involving (i) the acquisition or purchase of 15% or more of the total voting power of or any class of equity securities (or options, rights, or warrants to purchase, or securities convertible into or exchangeable for, any such securities) of such party or (ii) the acquisition or purchase of tangible or intangible assets of such party and its subsidiaries representing 15% or more of the total revenue, net income, EBITDA or total assets (it being understood that such determination includes equity securities of subsidiaries) of such party and its subsidiaries, taken as a whole; or

•
the sale, lease, license, transfer, lapse or abandonment of 15% or more of the total tangible or intangible assets of such party and its subsidiaries relating to such party’s products and services or any intellectual property embodied therein or relating thereto (any transaction described in this bullet or the preceding two bullets being referred to as an alternative transaction).

Notwithstanding anything in the merger agreement to the contrary, in the case of Teladoc, prior to the time the required stockholder vote of Teladoc stockholders to adopt the charter amendment and approve the share issuance, which is referred to as the required Teladoc vote, is obtained or, in the case of Livongo, prior to the time the required stockholder vote of Livongo stockholders to adopt the merger agreement, which is referred to as the required Livongo vote, is obtained, in response to an unsolicited, bona fide written acquisition proposal received after the date of the merger agreement that did not result from a breach of the obligations described in this section, Teladoc or Livongo, as applicable, may:
•
furnish any information with respect to itself and its subsidiaries to the third party making such acquisition proposal (and its representatives and financing sources); provided that (i) prior to furnishing any such information, such party receives from such third party an executed acceptable confidentiality agreement and (ii) any such non-public information so furnished has been previously provided or made available to the other party or is concurrently provided or made available to the other party; or

•	participate or engage in negotiations or discussions with, and only with, the third party making such acquisition proposal and its representatives regarding such acquisition proposal;
in each case only if, prior to doing so, the Teladoc board of directors or Livongo board of directors, as applicable, determines in good faith after consultation on a confidential basis with its outside legal counsel and a financial advisor of national reputation that such acquisition proposal constitutes, or would reasonably be expected to lead to, a superior proposal.
A “superior proposal” means, with respect to either Teladoc or Livongo, an unsolicited, bona fide written acquisition proposal (except that the references in the definition thereof to “15%” will be deemed to be references to “50%”) that did not result from a breach of the non-solicitation obligations described in this section and that such party’s board of directors determines in its good faith judgment (after consultation with its outside legal counsel and a financial advisor of national reputation):
•	is reasonably likely to be consummated in accordance with its terms, taking into account all financial, legal, regulatory, timing and other aspects of such proposal; and

•
would, if consummated, result in a transaction that is more favorable to such party’s stockholders from a financial point of view than the transactions contemplated by the merger agreement, taking into account all of the terms and conditions of such proposal and the merger agreement (including any changes to the terms of the merger agreement proposed by the other party in response to such superior proposal or otherwise).

Existing Discussions and Standstill Provisions
Following the execution and delivery of the merger agreement, each of Teladoc and Livongo and their respective subsidiaries are required to, and to direct their respective representatives to:
•
immediately cease and cause to be terminated, and not authorize or knowingly permit any representative to continue, any solicitation and any and all existing activities, discussions or negotiations with any person conducted prior to the execution and delivery of the merger agreement with respect to any acquisition proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an acquisition proposal;

•
promptly, and in any event by August 6, 2020, request that each person and its representatives (other than Teladoc or Livongo, as applicable, and its representatives) that has, prior to August 5, 2020, executed a confidentiality agreement or otherwise received non-public information about Teladoc or Livongo, as applicable, from, or on behalf of, Teladoc or Livongo, as applicable, in each case, in connection with such person’s consideration of an alternative transaction, to promptly return or destroy all non-public information furnished to such person by or on behalf of Teladoc or Livongo, as applicable, or any of its subsidiaries prior to the date of the merger agreement; and

•	immediately terminate access by any third party to any physical or electronic data room relating to any potential alternative transaction.
Additionally, each of Teladoc and Livongo has agreed not to modify, amend or terminate, or waive, release or assign, any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which it or any of its subsidiaries is a party relating to any acquisition proposal and to enforce the provisions of any such agreement, except that each of Teladoc and Livongo is permitted on a confidential non-public basis to release or waive any explicit or implicit standstill obligations solely to the extent necessary to permit the relevant party thereto to submit an acquisition proposal to the Teladoc board of directors or the Livongo board of directors, as applicable, on a confidential non-public basis and solely to the extent such board of directors determines in good faith that the failure to do so would be inconsistent with the fiduciary duties of such board of directors under applicable law. Each of Teladoc and Livongo are required to provide written notice to the other party of the waiver or release of any standstill by such party within 24 hours of such waiver or release, including disclosure of the identities of the parties thereto and circumstances relating thereto.
No Change of Recommendation
Teladoc and Livongo have agreed that, except as otherwise set forth in the merger agreement, neither the Teladoc board of directors nor the Livongo board of directors will:
•
withhold or withdraw (or modify, amend or qualify in a manner adverse to Livongo or to Teladoc or Merger Sub, as applicable), or propose publicly to withhold or withdraw (or modify, amend or qualify in a manner adverse to Livongo or to Teladoc or Merger Sub, as applicable), the Teladoc recommendation or the Livongo recommendation, as applicable (or the recommendation or declaration of advisability by any such committee of the merger agreement or the merger);

•	approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any acquisition proposal;
•
fail to include the Teladoc recommendation or the Livongo recommendation, as applicable, in this joint proxy statement/prospectus when disseminated to Teladoc stockholders or Livongo stockholders, as applicable;

•
resolve or agree to take any of the actions described in the preceding three bullets (any action described in this bullet or the preceding three bullets being referred to as a change of recommendation); or

•
approve, recommend, declare advisable or cause or permit Teladoc or Livongo, as applicable, to enter into any contract, letter of intent, acquisition agreement, agreement in principle, memorandum of understanding, option agreement, joint venture agreement, partnership agreement or other agreement constituting or with respect to, or which is intended to or would reasonably be expected to lead to, any acquisition proposal (other than an acceptable confidentiality agreement), which agreement is referred to as an alternative acquisition agreement.

Nothing contained in the merger agreement will prohibit Teladoc or Livongo or their respective board of directors, directly or indirectly, through their respective representatives, from (i) taking and disclosing to the stockholders of Teladoc or Livongo, as applicable, any position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of Teladoc or Livongo, as applicable, that the Teladoc board of directors or the Livongo board of directors, as applicable, has determined in its good faith judgment (after consultation with its outside counsel) is required by applicable law, except that neither party may effect a change of recommendation other than in accordance with the procedures described in the sections below entitled “—Change of Recommendation for an Intervening Event” and “—Change of Recommendation for a Superior Proposal.”
Change of Recommendation for an Intervening Event
Notwithstanding anything in the merger agreement to the contrary, prior to the time, in the case of Livongo, the required Livongo vote is obtained or, in the case of Teladoc, the required Teladoc vote is obtained, the Livongo board of directors or the Teladoc board of directors, as applicable, may effect a change of recommendation in response to an intervening event if such board of directors determines in good faith, after consultation with its outside legal counsel and a financial advisor of national reputation, that the failure to do so would be inconsistent with such board of directors’ fiduciary duties under applicable law, only if all of the following conditions are met:
•
Livongo or Teladoc, as applicable, has first provided to the other party a notice of such intervening event at least five business days in advance advising such other party of its intention to make a change of recommendation and specifying in reasonable detail the intervening event (which notice is referred to as an intervening event notice);

•
during such five business day period (or any mutually agreed extension or continuation thereof), Livongo and its representatives or Teladoc and its representatives, as applicable, must negotiate in good faith with the other party and its officers, directors, and representatives regarding any changes to the terms of the merger agreement and any other proposals made by such other party so that a failure to effect a change of recommendation in response to such intervening event would no longer be inconsistent with the fiduciary duties of the Livongo board of directors or the Teladoc board of directors, as applicable, under applicable law;

•
the other party does not make, within such five business day period (or any extension or continuation thereof) after the receipt of such intervening event notice, a proposal that would, in the good faith judgment of the Livongo board of directors or the Teladoc board of directors, as applicable (after consultation with its outside legal counsel and a financial advisor of national reputation), cause the failure to effect a change of recommendation in response to such intervening event to no longer be inconsistent with the fiduciary duties of such board of directors under applicable law; and

•
following such five business day period, the Livongo board of directors or the Teladoc board of directors, as applicable, has determined in good faith (after consultation with its outside legal counsel and a financial advisor of national reputation) that the failure to effect a change of recommendation in response to such intervening event continues to be inconsistent with the fiduciary duties of such board of directors under applicable law.

Any material change in any event, occurrence or facts relating to such intervening event will require a new intervening event notice with a new notice period, and references to “five business day period” in the preceding bullets will be deemed to be references to a period ending on the earlier of (i) the day that is three business days after such material change and (ii) the day that is ten days prior to the Livongo stockholder meeting or the Teladoc stockholder meeting, as applicable.

An “intervening event” means, with respect to either Teladoc or Livongo, an event, occurrence or fact occurring or arising after the date of the merger agreement, other than (i) any event, occurrence or fact that relates to an acquisition proposal with respect to such party or (ii) changes in the market price of Teladoc common stock or Livongo common stock, as applicable (provided that the underlying cause of such change may constitute or be taken into account in determining whether there has been an intervening event).
Change of Recommendation for a Superior Proposal
Notwithstanding anything in the merger agreement to the contrary, prior to the time, in the case of Livongo, the required Livongo vote is obtained or, in the case of Teladoc, the required Teladoc vote is obtained, the Livongo board of directors or the Teladoc board of directors, as applicable, may effect a change of recommendation if, in response to a bona fide unsolicited written acquisition proposal made by a third party after the date of the merger agreement which does not arise from a breach of such party’s non-solicitation obligations described in this section and has not been withdrawn, the Livongo board of directors or the Teladoc board of directors, as applicable, determines in good faith (after consultation with its outside legal counsel and a financial advisor of national reputation) that (i) such acquisition proposal constitutes a superior proposal and (ii) the failure to make a change of recommendation would be inconsistent with such board of directors’ fiduciary duties under applicable law, only if, in either such case, all of the following conditions are met:
•
Livongo or Teladoc, as applicable, has first provided to the other party a notice of such superior proposal at least five business days in advance advising such other party that the Livongo board of directors or the Teladoc board of directors, as applicable, is prepared to effect a change of recommendation in response to a superior proposal and specifying in reasonable detail the material terms and conditions of any such superior proposal, including the identity of the third party making any such superior proposal (which notice is referred to as a superior proposal notice), and providing the other party with a complete copy of any written request, proposal or offer, including any proposed alternative acquisition agreement (and all schedules, appendices, exhibits and other attachments relating thereto), and any other documents containing the material terms of such superior proposal;

•
during such five business day period (or any extension or continuation thereof), prior to its effecting the change of recommendation, Livongo and its representatives or Teladoc and its representatives, as applicable, must negotiate in good faith with the other party and its officers, directors, and representatives regarding changes to the terms of the merger agreement and any other proposals made by such other party intended by such other party to cause such acquisition proposal to no longer constitute a superior proposal;

•
the other party does not make, within such five business day period (or any mutually agreed extension or continuation thereof) after the receipt of such superior proposal notice, a proposal that would, in the good faith judgment of the Livongo board of directors or the Teladoc board of directors, as applicable (after consultation with its outside legal counsel and a financial advisor of national reputation), cause the offer previously constituting a superior proposal to no longer constitute a superior proposal; and

•
following such five business day period, the Livongo board of directors or the Teladoc board of directors, as applicable, has determined in good faith (after consultation with its outside legal counsel and a financial advisor of national reputation) that, in light of such superior proposal and taking into account any revised terms proposed by the other party, (i) such acquisition proposal continues to constitute a superior proposal and (ii) the failure to make a change of recommendation would continue to be inconsistent with the fiduciary duties of such board of directors under applicable law.

Any amendment or modification of such superior proposal will require a new superior proposal notice with a new notice period, and references to “five business day period” in the preceding bullets will be deemed to be references to “three business day period.”
Notice Regarding Acquisition Proposals
Each of Teladoc and Livongo must promptly (and, in any event, within 24 hours) advise the other party orally and in writing of any acquisition proposal or any request for information or inquiry that contemplates or that would reasonably be expected to lead to an acquisition proposal and the terms and conditions of such acquisition proposal, request or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the person making any such acquisition proposal, request or inquiry. Commencing upon the provision of any notice referred to in the preceding sentence, Teladoc or Livongo, as applicable, or its outside counsel, must keep the other party (or its outside counsel) reasonably informed on a reasonably current basis regarding the status and terms of discussions and negotiations relating to any such acquisition proposal, request or inquiry, and as promptly as practicable (and in any event within 24 hours), provide the other party (or its outside legal counsel) with unredacted copies of all writings or media (whether or not electronic) containing any terms or conditions of any proposals or proposed transaction agreements (including any drafts thereof and all schedules and exhibits thereto) relating to any acquisition proposal.
Stockholder Meetings
The merger agreement requires each of Teladoc and Livongo to, as promptly as practicable following the effectiveness of Teladoc’s registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, in consultation with each other party and in accordance with applicable law and its organizational documents, (i) duly call and give notice of a meeting of its stockholders (which are referred to as the Teladoc stockholder meeting and the Livongo stockholder meeting, as applicable), at which meeting each of Teladoc and Livongo will seek the requisite Teladoc vote and the requisite Livongo vote, as applicable, (ii) cause this joint proxy statement/prospectus (and all other proxy materials for the Teladoc stockholder meeting and the Livongo stockholder meeting, as applicable) to be mailed to its stockholders and (iii) duly convene and hold the Teladoc stockholder meeting and the Livongo stockholder meeting, as applicable.
Each of Teladoc and Livongo must use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the requisite Teladoc vote to be received at the Teladoc stockholder meeting or any adjournment or postpone thereof and the requisite Livongo vote to be received at the Livongo stockholder meeting or any adjournment or postponement thereof. Neither Teladoc nor Livongo may adjourn, postpone or otherwise delay its stockholder meeting without the prior written consent of the other party, except that each of Teladoc and Livongo may postpone or adjourn its stockholder meeting to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which such party’s board of directors has determined in good faith after consultation with outside counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by such party’s stockholders prior to the stockholder meeting. If Livongo or Teladoc, as applicable, reasonably determines in good faith on the date of the stockholder meeting of the other party that such other party has not received proxies representing a sufficient number of shares of common stock to obtain the requisite stockholder vote, or if there is no quorum at such stockholder meeting, then such stockholder meeting will be adjourned until such date as will be mutually agreed upon by Teladoc and Livongo, which date must be not less than five days nor more than ten days after the date of adjournment, and subject to the terms and conditions of the merger agreement, such party will continue to use its reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from stockholders relating to the requisite stockholder vote.
Teladoc and Livongo must coordinate with the other regarding the record date and the meeting date for the Teladoc stockholder meeting and the Livongo stockholder meeting such that the record date for each such stockholder meeting will be the same.
Each of Teladoc and Livongo agrees that its obligations to hold the Teladoc stockholder meeting and the Livongo stockholder meeting, as applicable, will not be affected by the making of a change of recommendation by the Teladoc board of directors or the Livongo board of directors, as applicable, nor will those obligations be affected by the public proposal or announcement or other submission to Teladoc or Livongo, as applicable, of any acquisition proposal.
Reasonable Best Efforts and Regulatory Approvals
Subject to the terms and conditions set forth in the merger agreement, Teladoc and Livongo are required to use (and will cause their respective subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable law to (i) obtain all necessary actions, waivers, registrations, permits, authorizations, orders, consents and approvals from governmental entities, the expiry or early termination of any applicable waiting periods, and make all necessary registrations and filings and take all steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entities and (ii) deliver required notices or any necessary additional instruments to, and obtain required consents, waivers or any additional instruments necessary from, third parties, in each case, in order to consummate the transactions contemplated by the merger agreement as promptly as practicable (and in any event prior to 11:59 p.m., Eastern Time, on May 5, 2021).
Teladoc and Livongo have agreed that they will (i) cooperate in all respects with each other in connection with any filing or submission with a governmental entity in connection with the transactions contemplated by the merger agreement and in connection with any investigation or other inquiry by or before a governmental entity relating to such transactions, including any proceeding initiated by a private person, (ii) to the extent legally permissible, each have the right to review in advance, and consult with one another on, any material filing made with, or written materials to be submitted to, any governmental entity in connection with the transactions contemplated by the merger agreement and of any material communication received or given in connection with any proceeding by a private person, in each case regarding any such transactions, (iii) promptly inform one another of any material communication (or any other material correspondence or memoranda) received from, or given to, the DOJ or the FTC or any other applicable governmental entity and (iv) where legally permissible, promptly furnish one another with copies of all correspondence, filings and written communications between them or their subsidiaries or affiliates, on the one hand, and any governmental entity or its respective staff, on the other hand, with respect to the transactions contemplated by the merger agreement. Teladoc and Livongo also agree that they will each provide one another and their respective counsel with advance notice of and the opportunity to participate in any material discussion or meeting with any governmental entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by the merger agreement, subject to any applicable laws and the requirements of governmental entities.
On the terms and subject to the conditions set forth in the merger agreement, each of Teladoc and Livongo have agreed, subject to applicable law, to:
•
consult with the other party and consider in good faith the views of the other party with respect to the appropriate strategy relating to any matters relating to the antitrust laws, including with respect to any filings, notifications, submissions and communications with or to any governmental entity and the nature and timing of any divestitures or other remedial undertakings made for purposes of securing any required approvals under the antitrust laws;

•
use their reasonable best efforts to obtain clearance under any applicable antitrust laws in order to consummate the transactions contemplated by the merger agreement as promptly as practicable, and in any event prior to 11:59 p.m., Eastern Time, on May 5, 2021, including using reasonable best efforts to propose, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition, license or other disposition of such of its and its subsidiaries’ assets, properties or businesses or of the assets, properties or businesses to be acquired by Teladoc pursuant to the merger agreement, and enter into such other arrangements, as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any proceeding by a governmental entity or any other person under antitrust laws that would otherwise have the effect of preventing or materially delaying the consummation of such transactions, provided however that Livongo will not, unless requested to do so by Teladoc, commit to or effect any action contemplated in this subsection;

•
not acquire (whether via merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any assets of, or any equity in, any other person or any business or division thereof, or take any other action, if that action, acquisition or agreement would reasonably be expected to (i) materially increase the risk of not obtaining approval under the antitrust laws or the expiration or termination of any waiting period in connection with the antitrust laws; (ii) materially increase the risk of any governmental entity entering an order prohibiting the consummation of the transactions contemplated by the merger agreement, or materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iii) prevent or materially delay (a) receipt of approval under the antitrust laws or (b) Teladoc’s registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, being declared effective; and

•
use their reasonable best efforts necessary, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated by the merger agreement unlawful or that would prevent or delay consummation of such transactions, to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by the merger agreement unless, by mutual agreement, Livongo and Teladoc decide that litigation is not in their respective best interests.

Notwithstanding anything in the merger agreement to the contrary, Teladoc and Livongo have agreed that Teladoc will, on behalf of the parties, control and direct all aspects of the parties’ efforts with respect to the HSR Act and other applicable antitrust laws with respect to the transactions contemplated by the merger agreement, including having principal responsibility for devising, implementing, and making the final determination as to such appropriate strategy, and will have the right, in its sole discretion, to determine the nature and timing of any such divestitures or other remedial undertakings to the extent any such divestitures or other remedial undertakings would be conditioned upon and only be effective after the closing. Livongo has agreed to cooperate in good faith with Teladoc and Merger Sub in the parties’ efforts to obtain any clearance, approval, waiver or expiry or early termination of any applicable waiting periods with respect to any antitrust laws. Notwithstanding any other provision of the merger agreement, Teladoc will not pull and re-file any notice under the HSR Act, without the express prior approval of Livongo.
In no event will Teladoc or any of its subsidiaries be required to take or agree to (nor will Livongo or any of its subsidiaries be permitted to take or agree to unless Teladoc so directs them (and they will, if Teladoc so directs, take or agree to, so long as such agreements are conditioned upon the closing)) any action, concession or undertaking (i) unless such action, concession or undertaking is conditioned on the closing or (ii) to the extent it would constitute or result in, or would reasonably be expected to constitute or result in, individually or in the aggregate, a material adverse effect on Livongo, Teladoc and their respective subsidiaries, taken as a whole.
Treatment of Livongo Indebtedness
Livongo has agreed to use reasonable best efforts to:
•
arrange for customary payoff letters, lien terminations and releases and instruments and acknowledgments of discharge, providing for the payoff, discharge and termination on the closing date of the Loan and Security Agreement, dated as of July 12, 2019 (as amended), by and between Livongo and Silicon Valley Bank (which is referred to as the Livongo credit facility) and all then-outstanding indebtedness thereunder, and the release of any liens or guarantees related thereto (collectively referred to as the Livongo debt payoff letters), to be delivered to Teladoc no later than three business days prior to the closing date;

•
deliver, or cause its applicable subsidiaries to deliver the Livongo debt payoff letters in accordance with the terms of the Livongo credit facility to Silicon Valley Bank (provided that any prepayment and termination notices may be conditional on the occurrence of the closing); and

•	take all other reasonable actions to facilitate the payoff, discharge, release and termination in full on the closing date of all obligations and liens under the Livongo credit facility.
Convertible Notes
Livongo has agreed to give any notices and take all actions required by the terms of the Notes Indenture, the Convertible Notes or any applicable law (with respect to the Notes Indenture or the Convertible Notes) in connection with the merger and the transactions contemplated thereby, provided that Teladoc will use its reasonable efforts to cooperate with Livongo with respect to the foregoing upon reasonable request by Livongo and Teladoc and its counsel will provide legal opinions to the extent required to be delivered at or after the effective time. In addition, prior to the effective time, Livongo has agreed to provide to Teladoc prior written notice of any settlement election under the Notes Indenture. Livongo has also agreed to provide Teladoc and its counsel reasonable opportunity to review and comment on any documents or instruments deliverable pursuant to or in connection with any Convertible Notes or the Notes Indenture and, to the extent practicable, Livongo will use its reasonable efforts to reflect any reasonable comments made by Teladoc or its counsel with respect to such documents or instruments prior to delivering or using them.

Capped Call Options
With respect to the capped call option transactions evidenced by (i) the letter agreement Re: Base Capped Call Transaction, dated June 1, 2020, between Goldman Sachs & Co. LLC and Livongo, (ii) the letter agreement Re: Base Capped Call Transaction, dated June 1, 2020, between Morgan Stanley and Livongo, (iii) the letter agreement Re: Base Capped Call Transaction, dated June 1, 2020, between RBC Capital Markets, LLC and Livongo, (iv) the letter agreement Re: Additional Capped Call Transaction, dated June 2, 2020, between Goldman Sachs & Co. LLC and Livongo, (v) the letter agreement Re: Additional Capped Call Transaction, dated June 2, 2020, between Morgan Stanley and Livongo and (vi) the letter agreement Re: Additional Capped Call Transaction, dated June 2, 2020, between RBC Capital Markets, LLC and Livongo, which are collectively referred to as the capped call options, Livongo has agreed to use reasonable efforts to, among other things:
•
take all actions reasonably requested by Teladoc in connection with making elections under, amending, negotiating adjustments, obtaining waivers, and/or unwinding or otherwise settling the capped call options, which election, amendment, negotiated adjustment, waiver, unwinding and settlement will take effect at or after closing; and

•
cooperate with Teladoc in connection with, and at Teladoc’s request to initiate or continue, any discussions or negotiations with the counterparties to the capped call options with respect to any determination, adjustment or computation in connection with the capped call options.

Prior to closing, Livongo must take all such actions as may be required and may take any actions contemplated by the terms of the applicable capped call options. Livongo may not terminate or otherwise settle the capped call options, enter into any discussions, negotiations or agreements in respect of the capped call options or negotiate any adjustments, make any elections, amendments, modifications or other changes to the terms of the capped call options without Teladoc’s prior written consent, subject to other conditions. Livongo must provide Teladoc reasonable opportunity to review and comment on any written response to any written notice or other document received from any counterparties to the capped call options.
Access to Information
Subject to applicable law and certain exceptions and conditions, Teladoc and Livongo each must, upon reasonable notice by the other, afford the other access during normal business hours throughout the period from the date of the merger agreement to the effective time to its representatives, officers, employees, properties, assets, facilities, books, contracts, permits, records (including tax returns), reports, correspondence and any other documents and information concerning itself and its subsidiaries and furnish all financial, operating and other data and information, as the other party may reasonably request.
Listing of Teladoc Common Stock; Delisting and Deregistration of Livongo Common Stock
Teladoc is required to use its reasonable best efforts to cause the shares of Teladoc common stock to be issued in the merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the closing date. Teladoc will cause (and Livongo will reasonably cooperate with Teladoc to cause) Livongo’s securities to be delisted from Nasdaq and deregistered under the Exchange Act as promptly as practicable following the effective time.
Publicity
Teladoc and Livongo are required to consult with each other before issuing any press release or scheduling a press conference or conference call with investors or analysts, and to use reasonable best efforts to consult with each other before making any other public statement with respect to the merger agreement or the transactions contemplated thereby. Teladoc and Livongo have agreed not to issue any such press release or make any such other public statement relating to the merger agreement or the transactions contemplated thereby without the consent of the other party, which consent will not be unreasonably withheld, conditioned or delayed, except for any such release or announcement that Teladoc or Livongo determines, after consultation with outside legal counsel, is required by applicable law or any listing agreement with or rule of an national or foreign securities exchange or association upon which the securities of Livongo or Teladoc, as applicable, are listed, in which case the party required to make the release or announcement will provide notice to and, to the extent reasonably practicable, consult with the other party about, and will use its reasonable best efforts to allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party will consider any such reasonable comments that are timely provided in good faith. The foregoing will not prohibit or limit either Teladoc or Livongo from (i) making any public statement in response to questions from the press, analysts, investors or those attending industry conferences, making internal announcements to employees and making disclosures in the reports of such party filed with the SEC, so long as such statements, announcements and disclosures substantially reiterate (and are not inconsistent with) previous press releases, public disclosures or public statements approved in advance by the other party, or (ii) making any public statement, internal announcements to employees or disclosures in the reports of such party filed with the SEC in respect of a change of recommendation.
Employee Benefit Plan Matters
From and after the effective time, Teladoc will honor all of Livongo’s employee compensation and benefit plans (which are referred to as the Livongo employee plans) that were in effect immediately before the effective time that, by their terms, provide a contractual entitlement to any Livongo employee or service provider that is a party to, or participates in, such arrangements. Notwithstanding the foregoing, nothing in the merger agreement (other than as described in this “Employee Benefit Plan Matters” section) and the terms of such arrangements, including the contractual rights of such participants, will prevent Teladoc from amending or terminating any of Livongo’s employee plans or providing compensation or benefits in its discretion.
For one year following the effective time, Teladoc will provide to each continuing Livongo employee who remains employed with the surviving corporation or any of its subsidiaries (i) base salary and base wages and short-term cash incentive compensation opportunities that are, in each case, no less favorable than those in effect for such employee immediately prior to the effective time, and (ii) other employee compensation and benefits (excluding long-term incentive, equity and equity-based compensation and deferred compensation) that, in each case, are substantially similar to the employee compensation and benefits provided to such employee by Livongo or any of its subsidiaries immediately prior to the effective time.
From and after the closing date, with respect to continuing Livongo employees, Teladoc will cause the service of each such continuing Livongo employee with Livongo and its subsidiaries prior to the closing date to be recognized for purposes of eligibility to participate, levels of benefits, benefit accruals (but not for benefit accruals or participation eligibility under any defined benefit pension plan or plan providing post-retirement medical benefits, subsidized early retirement benefits or any other similar benefits) and vesting under each Teladoc employee compensation or benefit plan (which is referred to as the Teladoc employee plan) in which any continuing Livongo employee is or becomes eligible to participate, but solely to the extent that service was credited to such continuing Livongo employee for such purposes under a comparable Livongo employee plan immediately prior to the closing date and to the extent that such credit would not result in a duplication of benefits.
From and after the closing date, with respect to each Teladoc employee plan that is an “employee welfare benefit plan” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, in which any continuing Livongo employee is or becomes eligible to participate, Teladoc will use its reasonable best efforts to cause each such Teladoc employee plan to waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Teladoc employee plan for such continuing Livongo employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Livongo employee plan in which such continuing Livongo employee was a participant immediately prior to his or her commencement of participation in such Teladoc employee plan.
Expenses
Except as otherwise provided in the provisions related to termination of the merger agreement, whether or not the merger is completed, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of the merger agreement and the merger and other transactions contemplated by the merger agreement will be paid by the party incurring such expense.

Indemnification; Directors’ and Officers’ Insurance
The merger agreement provides that, from and after the effective time, each of Teladoc and the surviving corporation will, jointly and severally, indemnify and hold harmless each person who is or has been at any time prior to the date of the merger agreement, or who becomes prior to the effective time a director, manager or officer of Livongo or any of its subsidiaries (who are collectively referred to as the indemnified parties) against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the indemnified party is or was an officer, director or manager of Livongo or any of its subsidiaries or, while a director, manager or officer of Livongo or any of its subsidiaries, is or was serving at the request of Livongo or one of its subsidiaries as an officer, director or manager of another person, whether asserted or claimed prior to, at or after the effective time, to the fullest extent that Livongo would have been permitted to do so by law. Each indemnified party will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Teladoc and the surviving corporation, as long as any indemnified party to whom expenses are to be advanced provides prior to any receipt of such advances an undertaking, to the extent required by the DGCL or other applicable law, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such indemnified party is not entitled to indemnification under applicable law. Teladoc has further agreed that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time that are existing as of the date of the merger agreement in favor of the current or former directors or officers of Livongo and its subsidiaries as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of Livongo as in effect on the date of the merger agreement and set forth in Livongo’s disclosure letter will be assumed by Teladoc and the surviving corporation, jointly and severally, without further action, at the effective time, and will survive the merger and will continue in full force and effect in accordance with their terms.
The merger agreement further provides that, from the effective time through the six-year anniversary of the date on which the effective time occurs, the certificate of incorporation and bylaws of the surviving corporation will contain, and Teladoc will cause the certificate of incorporation and bylaws of the surviving corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Livongo and its subsidiaries than are set forth in the certificate of incorporation and bylaws of Livongo as in effect on the date of the merger agreement.
Teladoc has agreed to obtain, or cause to be obtained, as of the effective time, a “tail” insurance policy reasonably acceptable to Livongo, with a claims period of six years from the effective time with respect to directors’ and officers’ liability insurance covering each person currently covered by Livongo’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the effective time on terms that are no less favorable than those of such policy of Livongo in effect on the date of the merger agreement, which insurance will, prior to the closing, be in effect and prepaid for such six-year period; provided that in no event will Teladoc or the surviving corporation be required to pay, with respect to the entire six-year period following the effective time, premiums for insurance described in this section which in the aggregate exceed 300% of the aggregate premiums paid by Livongo for the period in its most recent fiscal year for such purpose (which is referred to as the maximum premium); provided further that Teladoc will nevertheless be obligated to provide such coverage, with respect to the entire six-year period following the effective time, as may be obtained for the maximum premium (including in the event any existing insurance expires, is terminated or canceled during such six-year period).
In the event that the surviving corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, then, and in each such case, Teladoc will cause proper provision to be made so that the successors and assigns of the surviving corporation assume the obligations described in this section.

The indemnification, exculpation and insurance provisions described in this section are intended to be for the benefit of, and from and after the effective time will be enforceable by, each of the persons eligible for indemnification, exculpation or insurance as described in the merger agreement, who will be third-party beneficiaries of such provisions.
Litigation
Each of Teladoc and Livongo has agreed to promptly notify the other party in writing of any claim or proceeding against such party or any of its directors or officers (including any class action or derivative litigation) relating, directly or indirectly, to the merger agreement, the voting agreement, the merger or other transactions contemplated by the merger agreement, including disclosures made under securities laws and regulations related thereto. Each of Teladoc and Livongo has agreed (i) to give the other party the right to review and comment on all material filings or responses to be made by such party and to discuss in advance any material discussions or communications proposed to be held by such party with any third party in connection with any such stockholder litigation, and give the other party the opportunity to participate in the defense and settlement of, any such stockholder litigation and (ii) if the other party does not exercise such right to participate, keep such other party reasonably and promptly informed with respect to the status of such stockholder litigation. Each of Teladoc and Livongo has agreed that no compromise or full or partial settlement of any such stockholder litigation will be agreed to by either party without the other party’s prior written consent (which consent must not be unreasonably withheld, conditioned or delayed).
Conditions to the Completion of the Merger
Each party’s obligation to effect the merger is subject to the satisfaction at closing or waiver at or prior to closing of each of the following conditions:
•	receipt of the required Livongo vote and the required Teladoc vote;
•
absence of any order, injunction, judgment or other action issued by a governmental entity in the U.S. having competent jurisdiction over Teladoc, Livongo or Merger Sub, or any applicable law enacted in the U.S. that is in effect, in either case that makes consummation of the merger illegal or otherwise prohibited;

•
the expiration or termination of the waiting period (and any extension thereof, including any agreement with any governmental entity by a party not to effect the merger prior to a certain date) applicable to the merger under the HSR Act;

•
the shares of Teladoc common stock to be issued to Livongo stockholders in accordance with the merger agreement having been approved for listing on the NYSE, subject only to official notice of issuance;

•	the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of a stop order or proceedings seeking a stop order;
•	the accuracy of the representations and warranties of the other party as follows:
•
each of the representations and warranties of such party regarding organization, good standing and qualification and corporate authority and approval must be true and correct in all material respects as of the closing date, as if made at such time, except to the extent that such representation or warranty expressly relates to a specific date, in which case such representation or warranty must be so true and correct in all material respects on and as of such particular date;

•	the representation and warranty of such party regarding the absence of a material adverse effect must have been true and correct as of the date of the merger agreement;
•
the representation and warranty of such party relating to such party’s capital structure must have been true and correct in all respects (except for any inaccuracies that individually or in the aggregate are de minimis) as of the date of the merger agreement and must be true as of the closing date; and

•	each other representation and warranty of such party set forth in the merger agreement must be true and correct in all respects (without giving effect to any qualification by materiality or material adverse effect contained therein) as of the closing date, as if made at such time, except to the extent that such representation or warranty expressly relates to a specific date, in which case such representation or warranty must be so true and correct on and as of such particular date, other than for such failures to be true and correct that have not had and would not reasonably be expected to have a material adverse effect with respect to such party;
•
in the case of Teladoc, Livongo’s and in the case of Livongo, Teladoc’s and Merger Sub’s compliance with, in all material respects, each of the covenants, obligations and agreements it is required to comply with or perform at or prior to the effective time;

•
since the date of the merger agreement there must not have occurred and be continuing any (i) state of facts, circumstance, condition, event, change, development, occurrence, result, effect, action or omission that has had or would reasonably be expected to have, individually in the aggregate, a material adverse effect with respect to the other party or (ii) material adverse effect with respect to the other party; and

•	the receipt by such party of a certificate of an officer of the other party certifying that the conditions in the three immediately preceding bullets (and any subbullets thereof) have been satisfied.
In addition, the obligations of Livongo to effect the merger are subject to the receipt of an opinion of Skadden (or if Skadden is unable to or prior to the closing does not deliver such opinion, an opinion of Paul Weiss), in form and substance reasonably satisfactory to Livongo, dated as of the closing date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
Termination of the Merger Agreement
Termination by Mutual Consent
The merger agreement may be terminated and the merger and the other transactions contemplated by the merger agreement may be abandoned at any time prior to the effective time by mutual written consent of Teladoc and Livongo.
Termination by Either Teladoc or Livongo
Either Teladoc or Livongo may terminate the merger agreement at any time prior to the effective time if:
•
the merger has not been completed by 11:59 p.m., Eastern Time, on May 5, 2021 (which date is referred to as the outside date), although such right to terminate will not be available to any party whose material breach of any provision in the merger agreement has been a principal cause of, or resulted in, the failure of the merger agreement to be consummated by such time, which termination is referred to as outside date termination;

•
any final, non-appealable order has been issued by any governmental entity in the U.S. having competent jurisdiction over Teladoc, Livongo or Merger Sub, or any applicable law enacted in the U.S. is in effect, in each case that makes the consummation of the merger illegal or otherwise prohibited;

•
the required Livongo vote has not been obtained at the Livongo stockholder meeting (or at any adjournment or postponement thereof), which termination is referred to as the Livongo no vote termination; or

•	the required Teladoc vote has not been obtained at the Teladoc stockholder meeting (or at any adjournment or postponement thereof), which termination is referred to as Teladoc no vote termination.
Termination by Teladoc
In addition, Teladoc may terminate the merger agreement and the merger may be abandoned at any time prior to the effective time, if:
•	prior to the time the required Livongo vote is obtained (with termination under any of the following four bullets being referred to as the Livongo non-solicitation breach termination):
•	Livongo has delivered an intervening event notice (which has not been withdrawn) or a superior proposal notice (which has not been withdrawn) or a change of recommendation has occurred;

•
following the public disclosure or announcement of an acquisition proposal with respect to Livongo, the Livongo board of directors fail to reaffirm publicly the Livongo recommendation within three business days after receipt of a written request from Teladoc to do so;

•
a tender or exchange offer relating to securities of Livongo has been commenced by a third party and Livongo has not announced, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Livongo board of directors recommends rejection of such tender or exchange offer; or

•
there has been a willful and material breach of Livongo’s non-solicitation covenant described in the section entitled “—No Solicitation of Acquisition Proposals; No Change of Recommendation” beginning on page 140 or the covenant to convene a stockholder meeting for purposes of obtaining the required Livongo vote described in the section entitled “—Stockholder Meetings” beginning on page 145;

•
Livongo has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement such that a condition to Teladoc’s obligation to consummate the merger would fail to be satisfied, and such breach or failure is incapable of being cured by May 5, 2021 or, if capable of being cured by such date, has not been cured within 30 days after written notice is given by Teladoc to Livongo of such breach or failure to perform, which termination is referred to as the Livongo material breach termination; provided, however, that Teladoc may not terminate the merger agreement as described in this bullet if, at the time such termination would otherwise take effect in accordance with the foregoing, Teladoc or Merger Sub is in material breach of any provision of the merger agreement (it being understood and agreed that if Teladoc remedies any such breach, then it may terminate the merger agreement as described in this bullet when such breach has been so remedied); or

•	prior to the time the required Teladoc vote is obtained (with termination under this bullet being referred to as the Teladoc change of recommendation termination):
•
the Teladoc board of directors determines that an acquisition proposal with respect to Teladoc that did not result from a breach of Teladoc’s non-solicitation covenant described in the section entitled “—No Solicitation of Acquisition Proposals; No Change of Recommendation” beginning on page 140 constitutes a superior proposal;

•	Teladoc has complied with non-solicitation obligations described in the section entitled “—No Solicitation of Acquisition Proposals; No Change of Recommendation” beginning on page 140;
•	substantially concurrently with such Teladoc change of recommendation termination, Teladoc enters into a definitive agreement to consummate such superior proposal;
•	prior to or concurrently with (and as a condition to) any such Teladoc change of recommendation termination, Teladoc pays to Livongo a termination fee of $712,330,000; and
•
Teladoc has complied with the procedural requirements described in the section entitled “ —No Solicitation of Acquisition Proposals; No Change of Recommendation—Change of Recommendation for a Superior Proposal” beginning on page 144 with respect to such superior proposal.

Termination by Livongo
In addition, Livongo may terminate the merger agreement and the merger may be abandoned at any time prior to the effective time, if:
•	prior to the time the required Teladoc vote is obtained (with termination under any of the following four bullets being referred to as the Teladoc non-solicitation breach termination):
•	Teladoc has delivered an intervening event notice (which has not been withdrawn) or a superior proposal notice (which has not been withdrawn) or a change of recommendation has occurred;
•
following the public disclosure or announcement of an acquisition proposal with respect to Teladoc, the Teladoc board of directors fail to reaffirm publicly the Teladoc recommendation within three business days after receipt of a written request from Livongo to do so;

•
a tender or exchange offer relating to securities of Teladoc has been commenced by a third party and Teladoc has not announced, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Teladoc board of directors recommends rejection of such tender or exchange offer; or

•
there has been a willful and material breach of Teladoc’s non-solicitation covenant described in the section entitled “—No Solicitation of Acquisition Proposals; No Change of Recommendation” beginning on page 140 or the covenant to convene a stockholder meeting for purposes of obtaining the required Teladoc vote described in the section entitled “—Stockholder Meetings” beginning on page 145;

•
Teladoc has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement such that a condition to Livongo’s obligation to consummate the merger would fail to be satisfied, and such breach or failure is incapable of being cured by May 5, 2021 or, if capable of being cured by such date, has not been cured within 30 days after written notice is given by Livongo to Teladoc of such breach or failure to perform, which termination is referred to as the Teladoc material breach termination; provided, however, that Livongo may not terminate the merger agreement as described in this bullet if, at the time such termination would otherwise take effect in accordance with the foregoing, Livongo is in material breach of any provision of the merger agreement (it being understood and agreed that if Livongo remedies any such breach, then it may terminate the merger agreement as described in this bullet when such breach has been so remedied); or

•	prior to the time the required Livongo vote is obtained (with termination under this bullet being referred to as the Livongo change of recommendation termination):
•
the Livongo board of directors determines that an acquisition proposal with respect to Livongo that did not result from a breach of Livongo’s non-solicitation covenant described in the section entitled “—No Solicitation of Acquisition Proposals; No Change of Recommendation” beginning on page 140 constitutes a superior proposal;

•	Livongo has complied with non-solicitation obligations described in the section entitled “—No Solicitation of Acquisition Proposals; No Change of Recommendation” beginning on page 140;
•	substantially concurrently with such Livongo change of recommendation termination, Livongo enters into a definitive agreement to consummate such superior proposal;
•	prior to or concurrently with (and as a condition to) any such Livongo change of recommendation termination, Livongo pays to Teladoc a termination fee of $562,810,000; and
•
Livongo has complied with the procedural requirements described in the section entitled “—No Solicitation of Acquisition Proposals; No Change of Recommendation—Change of Recommendation for a Superior Proposal” beginning on page 144 with respect to such superior proposal.

Termination Fees
Livongo will be required to pay to Teladoc a termination fee of $562,810,000 if the merger agreement is terminated:
•	by Teladoc as a Livongo non-solicitation breach termination;
•	by either Teladoc or Livongo as a Livongo no vote termination if, at the time of such termination, Teladoc had the right to terminate as a Livongo non-solicitation breach termination;
•
by either Teladoc or Livongo as a Livongo no vote termination, and (i) at or prior to the Livongo stockholder meeting an acquisition proposal with respect to Livongo has been made (whether or not conditional and whether or not withdrawn) to the Livongo board of directors or has become publicly known, and (ii) within 12 months after the date of such termination, (a) Livongo enters into an alternative acquisition agreement providing for an alternative transaction (defined for purposes of this bullet with all references to “15%” in the definition of alternative transaction being replaced with “50%”) with respect to Livongo or (b) an alternative transaction with respect to Livongo is consummated;
•
by either Teladoc or Livongo as an outside date termination or by Teladoc as a Livongo material breach termination, and (i) at any time on or after the date of the merger agreement and prior to such termination an acquisition proposal with respect to Livongo has been made (whether or not conditional and whether or not withdrawn) and (ii) within 12 months after the date of such termination, (a) Livongo enters into an alternative acquisition agreement providing for an alternative transaction (defined for purposes of this bullet with all references to “15%” in the definition of alternative transaction being replaced with “50%”) with respect to Livongo or (b) an alternative transaction with respect to Livongo is consummated; or

•	by Livongo as a Livongo change of recommendation termination.
Teladoc will be required to pay to Livongo a termination fee of $712,330,000 if the merger agreement is terminated:
•	by Livongo as a Teladoc non-solicitation breach termination;
•	by either Teladoc or Livongo as a Teladoc no vote termination if, at the time of such termination, Livongo had the right to terminate as a Teladoc non-solicitation breach termination;
•
by either Teladoc or Livongo as a Teladoc no vote termination, and (i) at or prior to the Teladoc stockholder meeting an acquisition proposal with respect to Teladoc has been made (whether or not conditional and whether or not withdrawn) to the Teladoc board of directors or has become publicly known, and (ii) within 12 months after the date of such termination, (a) Teladoc enters into an alternative acquisition agreement providing for an alternative transaction (defined for purposes of this bullet with all references to “15%” in the definition of alternative transaction being replaced with “50%”) with respect to Teladoc or (b) an alternative transaction with respect to Teladoc is consummated;

•
by either Teladoc or Livongo as an outside date termination or by Livongo as a Teladoc material breach termination, and (i) at any time on or after the date of the merger agreement and prior to such termination an acquisition proposal with respect to Teladoc has been made (whether or not conditional and whether or not withdrawn) and (ii) within 12 months after the date of such termination, (a) Teladoc enters into an alternative acquisition agreement providing for an alternative transaction (defined for purposes of this bullet with all references to “15%” in the definition of alternative transaction being replaced with “50%”) with respect to Teladoc or (b) an alternative transaction with respect to Teladoc is consummated; or

•	by Teladoc as a Teladoc change of recommendation termination.
Amendment and Waiver
Any provision of the merger agreement may be amended or waived prior to the effective time of the merger if the amendment or waiver is in writing and signed, in the case of an amendment, by Teladoc, Livongo or Merger Sub or, in the case of a waiver, by the party against whom the waiver is to be effective. After the adoption of the merger agreement by the Livongo stockholders, without the further approval of the Livongo stockholders, no such amendment or waiver will be made or given that requires the approval of the Livongo stockholders under the DGCL unless the required further approval is obtained.
Governing Law
The merger agreement and any proceedings arising out of or related thereto or the transactions contemplated by the merger agreement will be governed by Delaware law, without regard to the conflicts of law rules of such state.
Specific Performance
Each of the parties to the merger agreement agrees that irreparable damage would be caused for which money damages would not be an adequate remedy in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party agrees that, in addition to any other available remedies a party may have in equity or at law, each party will be entitled to an injunction, specific performance or other equitable relief to prevent breaches or threatened or anticipated breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in the Court of Chancery in the State of Delaware without necessity of posting a bond or other form of security. In the event that any action or proceeding should be brought in equity to enforce the provisions of the merger agreement, no party thereto will allege, and each party thereby waives the defense, that there is an adequate remedy at law.
Third-Party Beneficiaries
The merger agreement is not intended to confer on any person other than Teladoc, Livongo and Merger Sub any rights, remedies, obligations or liabilities, except for:
•
from and after the effective time, the right of the holders of Livongo common stock to receive the merger consideration and cash in lieu of fractional shares of Teladoc common stock, if any, and the special dividend per share amount;

•	the provisions of the merger agreement relating to indemnification and exculpation from liability for the directors and officers of Livongo; and
•	the provisions of the merger agreement relating to the termination fees.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On August 5, 2020, Teladoc, Livongo and Merger Sub entered into the merger agreement. Pursuant to the merger agreement, at the effective time, Merger Sub will merge with and into Livongo, with Livongo surviving as a wholly owned subsidiary of Teladoc.
The following unaudited pro forma condensed combined financial information of Teladoc and Livongo is presented to illustrate the estimated effects of the merger, which estimated effects are collectively referred to as adjustments or transaction accounting adjustments.
The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 and the six months ended June 30, 2020 combine the historical consolidated statements of operations of Teladoc and Livongo after giving effect to the merger as if it had occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet as of June 30, 2020 combines the historical consolidated balance sheets of Teladoc and Livongo as of June 30, 2020, after giving effect to the merger as if it had occurred on June 30, 2020. These unaudited pro forma condensed combined statements of operations and unaudited pro forma condensed combined balance sheet are collectively referred to as the pro forma financial information.
The pro forma financial information should be read in conjunction with the accompanying notes. In addition, the pro forma financial information is derived from and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of Teladoc and Livongo:
•
Audited consolidated financial statements of Teladoc as of and for the fiscal year ended December 31, 2019 and the related notes included in Teladoc’s Annual Report on Form 10-K for the year ended December 31, 2019;

•
Unaudited condensed consolidated financial statements of Teladoc as of and for the six months ended June 30, 2020, and the related notes included in Teladoc’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020;

•
Audited consolidated financial statements of Livongo as of and for the fiscal year ended December 31, 2019 and the related notes included in Livongo’s Annual Report on Form 10-K for the year ended December 31, 2019; and

•
Unaudited condensed consolidated financial statements of Livongo as of and for the six months ended June 30, 2020, and the related notes included in Livongo’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020.

The pro forma financial information does not reflect adjustments for any other consummated or probable acquisitions by either Teladoc or Livongo since such transactions were not significant in accordance with Regulation S-X Rule 3-05, as amended by Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 20, 2020.
The pro forma financial information has been prepared by Teladoc in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Release No. 33-10786, which is referred to herein as Article 11. Teladoc has voluntarily complied with Release No. 33-10786 in advance of its mandatory compliance date. The pro forma financial information is based on various adjustments and assumptions and is not necessarily indicative of what Teladoc’s consolidated statements of operations or consolidated balance sheet actually would have been had the merger been completed as of the dates indicated or will be for any future periods.
Teladoc and Livongo prepare their respective financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting, and Teladoc will be treated as the accounting acquirer. In identifying Teladoc as the acquiring entity for accounting purposes, Teladoc and Livongo took into account a number of factors as of the date of this joint proxy statement/prospectus, including the relative voting rights of all equity instruments in the combined company, the composition of senior management of the combined company and corporate governance structure of the combined company. No single factor was the sole determinant in the overall conclusion that Teladoc is the acquirer for accounting purposes; rather all factors were considered in arriving at such conclusion.
The pro forma adjustments are preliminary, based upon available information as of the date of this joint proxy statement/prospectus, and prepared solely for the purpose of this pro forma financial information. These adjustments are based on preliminary estimates and will be different from the adjustments that may be determined based on final acquisition accounting when the merger is completed, and these differences could be material. The pro forma adjustments are based on preliminary estimates of the consideration to be paid in the merger, including the fair value of employee equity awards to be exchanged, and the fair values of assets acquired and liabilities assumed. Certain valuations and assessments, including valuations of inventory, fixed assets, deferred costs, deferred revenues, advance payments from customers, other intangible assets, employee equity awards to be issued, convertible debt and capped call arrangements as well as the assessment of the tax positions and rates of the combined business, are in process and will not be completed until subsequent to the closing of the merger. The estimated fair values assigned in this unaudited pro forma financial information are preliminary and represent Teladoc’s current best estimate of fair value and are subject to revision.
Pursuant to the merger agreement, each share of Livongo common stock (other than excluded shares and dissenting shares) will be converted automatically into the right to receive (i) 0.5920 of a share of Teladoc common stock and (ii) $4.24 per share in cash, without any interest thereon. In addition, prior to the effective time, Livongo will declare a special cash dividend equal to $7.09 per share of Livongo common stock to stockholders of Livongo as of a record date immediately prior to the effective time.
Further, each outstanding option to purchase shares of Livongo common stock whether vested or unvested, will be converted into an option to purchase a number of shares of Teladoc common stock equal to the number of shares of Livongo common stock subject to the award multiplied by the ratio, which is referred to as the equity award adjustment ratio, determined by dividing (i) the volume weighted average closing price of Livongo common stock on the four trading days ending on the trading day immediately prior to the trading day on which the Livongo common stock trades ex-dividend with respect to the special dividend, or if the Livongo common stock never trades ex-dividend, on the last complete trading day prior to the effective time of the merger by (ii) the volume weighted average closing price of Teladoc common stock on the four trading days beginning on the trading day prior to the effective time (rounded down to the nearest whole share of Teladoc common stock), with an exercise price equal to the quotient of (x) the exercise price of such Livongo stock option and (y) the equity award adjustment ratio (rounded up to the nearest whole cent). The other terms and conditions of the stock options so converted will remain the same (including applicable vesting conditions).
Other Livongo equity awards, including Livongo’s restricted stock and restricted stock units, including those subject to performance conditions, will convert into similar Teladoc awards with respect to the number of shares of Teladoc common stock equal to the number of shares of Livongo common stock subject to the awards multiplied by the equity award adjustment ratio (rounded down to the nearest whole share of Teladoc common stock). The other terms and conditions of the equity awards so converted will remain the same (including applicable vesting conditions), with exception to those restricted stock units subject to performance conditions, which will be converted assuming the full achievement of all performance goals and will not be subject to any performance goals or metrics following the effective time.
The pro forma financial information is based on various adjustments and assumptions and is not necessarily indicative of what Teladoc’s consolidated statements of operations or consolidated balance sheet would have been had the merger been completed as of the dates indicated or will be for any future periods. The pro forma financial information does not purport to project the future financial position or operating results of Teladoc following the completion of the merger. The pro forma financial information does not include adjustments to reflect any potential revenue, synergies or dis-synergies, or cost savings that may be achievable in connection with the merger, or the associated costs that may be necessary to achieve such revenues, synergies or cost savings.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2020
(in thousands)
	Historical Teladoc	Adjusted Historical Livongo Note 6	Transaction Accounting Adjustments	Notes	Combined
Assets
Current assets
Cash and cash equivalents	$1,308,843	$—	$(421,505)	[7A]	$887,338
Short-term investments	2,932	5,812	—		8,744
Accounts receivable, net	76,902	59,237	—		136,139
Inventories	—	17,616	—		17,616
Deferred costs, current	—	25,560	—		25,560
Prepaid expenses and other current assets	14,433	12,895	—		27,328
Total current assets	1,403,110	121,120	(421,505)		1,102,725

Property and equipment, net	9,606	7,822	—		17,428
Goodwill	742,314	35,801	13,332,739	[7B]	14,075,053
			(35,801)	[7C]
Intangible assets, net	213,474	23,468	1,176,532	[7B]	1,413,474
Operating lease — right-of-use assets	30,440	16,253	—		46,693
Other assets	19,884	14,682	—		34,566
Total assets	$2,418,828	$219,146	$14,051,965		$16,689,939

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$10,816	$6,401	$—		$17,217
Accrued expenses and other current liabilities	75,153	27,419	40,246	[7E]	142,818
Accrued compensation	37,579	14,039	—		51,618
	123,548	47,859	40,246		211,653

Other liabilities	5,257	11,100	—		16,357
Operating lease liabilities, net of current portion	27,940	15,758	—		43,698
Deferred taxes	18,976	—	134,471	[7G]	60,361
			(93,086)	[7D]
Convertible senior notes, net	948,178	396,446	153,554	[7B]	1,498,178
Total Liabilities	1,123,899	471,163	235,185		1,830,247

Stockholders' equity
Common stock	79	100	(41)	[7F]	138
Additional paid-in capital	1,879,573	749,349	13,511,864	[7A]	15,391,437
			(749,349)	[7F]
			—
Accumulated deficit	(562,810)	(1,001,466)	(40,246)	[7E]	(509,970)
			1,001,466	[7F]
			93,086	[7D]
Accumulated other comprehensive loss	(21,913)	—	—		(21,913)
Total stockholders' equity	1,294,929	(252,017)	13,816,780		14,859,692
Total liabilities and stockholders' equity	$2,418,828	$219,146	$14,051,965		$16,689,939
See accompanying “Notes to Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 162.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2020
(in thousands, except per share data)
	Historical Teladoc	Adjusted Historical Livongo Note 6	Transaction Accounting Adjustments	Notes	Combined
Revenue	$421,829	$160,745	$—		$582,574
Expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below)	163,162	38,733	2,213	[8E]	204,108
Operating Expenses
Advertising and marketing	80,093	18,474	11,112	[8E]	109,679
Sales	36,627	41,512	24,968	[8E]	103,107
Technology and development	42,286	27,674	37,223	[8E]	107,183
Legal and regulatory	3,454	2,253	—		5,707
Acquisition and integration related costs	5,291	92	(74)	[8C]	5,309
General and administrative	99,503	35,129	17,274	[8E]	151,906
Depreciation and amortization	19,603	4,006	89,445	[8A]	113,054
Total Expenses	450,019	167,873	182,161		800,053
Loss from operations	(28,190)	(7,128)	(182,161)		(217,479)
Loss on extinguishment of debt	7,751	—	—		7,751
Interest expense, net	22,454	(94)	86	[8B]	24,826
			2,380	[8G]
Net loss before taxes	(58,395)	(7,034)	(184,627)		(250,056)
Income tax expense (benefit)	(3,110)	93	(49,775)	[8D]	(52,792)
Net loss	$(55,285)	$(7,127)	$(134,852)		$(197,264)
Net loss per share, basic and diluted	$(0.74)				$(1.47)
Weighted-average shares used to compare basic and diluted net loss per share	74,919,194		58,851,727	[8F]	133,770,921
See accompanying “Notes to Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 162.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2019
(in thousands, except per share data)
	Historical Teladoc	Adjusted Historical Livongo Note 6	Transaction Accounting Adjustments	Notes	Combined Pro Forma
Revenue	$553,307	$170,198	$—		$723,505
Expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below)	184,465	44,639	4,625	[9F]	233,729
Operating Expenses
Advertising and marketing	109,697	25,419	39,932	[9F]	175,048
Sales	64,915	51,619	81,091	[9F]	197,625
Technology and development	64,644	46,960	122,883	[9F]	234,487
Legal and regulatory	6,762	3,629	—		10,391
Acquisition and integration related costs	6,620	1,078	165,632	[9C]	173,330
General and administrative	157,694	51,323	316,390	[9F]	525,407
Depreciation and amortization	38,952	5,912	179,082	[9A]	223,946
Total Expenses	633,749	230,579	909,635		1,773,963
Loss from operations	(80,442)	(60,381)	(909,635)		(1,050,458)
Interest expense, net	29,013	(3,742)	4,813	[9B]	33,800
			3,716	[9H]
Net loss before taxes	(109,455)	(56,639)	(918,164)		(1,084,258)
Income tax (benefit)	(10,591)	(1,369)	(159,923)	[9E]	(264,969)
			(93,086)	[9D]
Net loss	$(98,864)	$(55,270)	$(665,155)		$(819,289)
Net loss per share, basic and diluted	$(1.38)				$(6.27)
Weighted-average shares used to compare basic and diluted net loss per share	71,844,535		58,851,727	[9G]	130,696,262
See accompanying “Notes to Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 162.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
Note 1 – Description of the Transaction
On August 5, 2020, Teladoc, Livongo and Merger Sub entered into the merger agreement. Pursuant to the merger agreement, at the closing, Merger Sub will merge with and into Livongo, with Livongo surviving as a wholly owned subsidiary of Teladoc.
Pursuant to the merger agreement, each share of Livongo common stock (other than excluded shares and dissenting shares) will be converted automatically into the right to receive (i) 0.5920 of a share of Teladoc common stock and (ii) $4.24 per share in cash, without any interest thereon. In addition, prior to the effective time, Livongo will declare a special cash dividend equal to $7.09 per share of Livongo common stock to stockholders of Livongo as of a record date immediately prior to the effective time.
Further, all of Livongo’s outstanding share-based compensation will be replaced with similar Teladoc awards as described in the introductory note to this section beginning on page 157 and the section entitled “The Merger Agreement—Treatment of Livongo Equity Awards” beginning on page 131.
Note 2 – Basis of Presentation
The pro forma financial information was prepared accounting for the merger using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations,” which is referred to as ASC 805, and is derived from the audited and unaudited historical financial statements of Teladoc and Livongo.
The pro forma financial information has been prepared by Teladoc in accordance with Article 11. The pro forma financial information is not necessarily indicative of what Teladoc’s consolidated statements of operations or consolidated balance sheet would have been had the merger been completed as of the dates indicated or will be for any future periods. The pro forma financial statements do not purport to project the future financial position or results of operations of Teladoc following the completion of the merger. The pro forma financial information reflects pro forma adjustments management believes are necessary to present fairly Teladoc’s pro forma results of operations and financial position following the closing of the merger as of and for the periods indicated. The pro forma adjustments are based on currently available information and assumptions management believes are, under the circumstances and given the information available at this time, reasonable, and reflective of adjustments necessary to report Teladoc’s financial condition and results of operations as if the merger was completed.
The acquisition method of accounting uses the fair value concepts defined in ASC 820, “Fair Value Measurements and Disclosures,” which is referred to as ASC 820. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective and can involve a high degree of estimation.
The determination of the fair value of the identifiable assets of Livongo and the allocation of the estimated consideration to these identifiable assets and liabilities is preliminary and is pending finalization of various estimates, inputs and analyses. Certain valuations and assessments, including valuations of inventory, fixed assets, deferred costs, deferred revenues, advance payments from customer, other intangible assets, employee equity awards to be issued, convertible debt and capped call arrangements as well as the assessment of the tax positions and rates of the combined business, are in process and will not be completed until subsequent to the closing of the merger. Since this pro forma financial information has been prepared based on preliminary estimates of consideration and fair values attributable to the merger, the actual amounts eventually recorded for the purchase accounting, including the identifiable intangibles and goodwill, may differ materially from the information presented.
The initial allocation of the preliminary estimated consideration in this pro forma financial information is based upon the estimated value of the consideration as of August 28, 2020.
At this preliminary stage, the estimated identifiable finite lived intangible assets include customer relationships, trademarks and tradenames, and developed technologies. Goodwill represents the excess of the estimated purchase price over the estimated fair value of Livongo’s identifiable assets and liabilities, including the fair value of the estimated identifiable finite assets and liabilities described above. Goodwill will not be amortized, but will be subject to periodic impairment testing. The goodwill balance shown in the pro forma financial information is preliminary and subject to change as a result of the same factors affecting both the estimated consideration and the estimated fair value of identifiable assets and liabilities acquired. The goodwill balance represents the combined company’s expectations of the strategic opportunities available to it as a result of the merger, as well as other synergies that will be derived from the merger.
Upon consummation of the merger and the completion of a formal valuation study, the estimated fair value of the employee equity awards replaced, and fair value of the acquired assets and liabilities will be updated, including the estimated fair value and useful lives of the identifiable intangible assets and allocation of the excess purchase price, if any, to goodwill. The calculation of goodwill and other identifiable intangible assets could be materially impacted by changing fair value measurements caused by the volatility in the current market environment. Under ASC 805, transaction costs related to the merger are expensed in the period they are incurred. Total transaction related costs incurred by Teladoc and Livongo in connection with the merger are estimated to be approximately $165.6 million. The transaction costs incurred by Livongo are reflected as a reduction of Livongo’s assets acquired by Teladoc. The remaining amounts are reflected as a liability in the unaudited pro forma condensed combined balance sheet. The total amount is reflected as an expense in the unaudited condensed combined statement of operations for the year ended December 31, 2019. These costs are non-recurring.
The pro forma financial information does not reflect the following items:
•	the impact of any potential revenues, benefits or synergies that may be achievable in connection with the merger or related costs that may be required to achieve such revenues, benefits or synergies;
•	changes in cost structure or any restructuring activities as such changes, if any, have yet to be determined; and
•
any expenses related to employees and executives who may not be retained in the same roles after the merger, where such agreements with these employees or executives have not been reached at the date of this joint proxy statement/prospectus. These expenses may include both cash and equity payments, and which amounts could be substantial. These amounts will be reflected once agreements are reached with those employees or executives; and

•
any expenses related to equity awards with triggers that accelerate vesting upon termination of the relevant employee where contractual arrangements for termination with said employees have not been reached at the date of this joint proxy statement/prospectus. Such expenses may be incurred in future periods and could be material.

Note 3 – Reclassifications and Conforming Accounting Policies
At the current time, Teladoc is not aware of any material differences in accounting policies and financial statement classifications that would have a material impact on the pro forma financial information, except as noted below in Note 6.
Accounting policies that were assessed but deemed to have an immaterial impact to the pro forma financial information include:
•
ASU No. 2016-02, Leases (Topic 842), which is referred to as ASC 842 – As an emerging growth company, Livongo adopted this standard with an effective date of January 1, 2020, and Teladoc adopted it with an effective date of January 1, 2019. For purposes of the pro forma balance sheet as of June 30, 2020, this financial statement reflects the post-adoption, right-of-use assets and lease liabilities of both companies, and as such no adjustments were made. For purposes of the unaudited condensed combined pro forma statements of operations for the year ended December 31, 2019, and six months ended June 30, 2020, Livongo only had operating leases as classified under ASC 842 which would result in no change in the historical expense recognition upon adoption of this standard. Thus, for the purposes of the pro forma financial information, Teladoc has not adjusted Livongo’s adoption of ASC 842 to January 1, 2019.

•
ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which is referred to as ASC 326. As Livongo is an emerging growth company, the historical Livongo financial statements used to derive the pro forma financial information do not reflect the adoption of ASC 326. For the purposes of the pro forma financial information, Teladoc has not adjusted Livongo’s adoption of ASC 326 to January 1, 2020 as the estimated impact on the pro forma financial information would be immaterial.
The pro forma financial information reflects the estimated impact of conforming Livongo’s date of adoption for ASU No. 2018-07, Improvements to Nonemployee Share-Based Payment Accounting (which Livongo adopted on January 1, 2020) to conform to Teladoc’s adoption date of January 1, 2019.
Following the merger, Teladoc will conduct a review of Livongo’s accounting policies during its integration in an effort to determine if there are any additional material differences that require reclassification of Livongo’s revenues, expenses, assets or liabilities to conform to Teladoc’s accounting policies and classifications. As a result of that review, Teladoc may identify further differences between the accounting policies of the two companies that, when conformed, could have a material impact on the pro forma financial information.
Note 4 – Calculation of Preliminary Estimated Purchase Price
The estimated preliminary purchase price is calculated as follows:
Estimated Purchase Price Consideration (in thousands)	Estimated Fair Value
Estimated fair value of Teladoc stock to be exchanged (including par value)	$12,274,705	(i)
Estimated cash payment to Livongo stockholders	421,505	(ii)
Estimated value of Livongo awards assumed related to pre-combination service	1,127,218	(iii)
Estimated value of conversion option assumed	110,000	(iv)
	$13,933,428
(i)
Represents the estimated fair value of Teladoc common stock to be issued to Livongo stockholders pursuant to the merger agreement. This estimate is based on 99,411,701 shares of Livongo common stock issued and outstanding as of June 30, 2020, an exchange ratio of 0.5920 of a share of Teladoc common stock per share of Livongo common stock, and the closing price of Teladoc common stock of $208.57 as of August 28, 2020.

(ii)
The estimated value of the cash payment to Livongo stockholders was determined by multiplying the per share merger consideration of $4.24 by the number of shares of Livongo common stock outstanding as of June 30, 2020.

(iii)	Represents the portion of the fair value of Livongo’s equity awards attributable to pre-combination service that will be assumed by Teladoc upon completion of the merger.
(iv)
Represents the estimated fair value of the conversion option on the convertible notes acquired by Teladoc which will be converted into an equivalent option to purchase shares of Teladoc common stock at the completion of the merger. Refer to Note 5(v) for information on the fair value of the convertible notes. These values are based on the most recent estimate of the fair value available and will be updated as Teladoc obtains more information.

An increase of 10% in the price of Teladoc common stock would cause a $1.23 billion increase in the estimated value of the consideration, and correspondingly, in the estimated value of goodwill. A decrease of 10% in the price of Teladoc common stock would cause a $1.23 billion decrease in the estimated value of the consideration, and correspondingly, in the estimated value of goodwill. These changes would have corresponding impacts to deferred taxes as well as the release of Teladoc's valuation allowance.
Note 5 – Preliminary Fair Value Estimate of Purchase Price Allocation to Assets Acquired and Liabilities
The table below outlines the initial allocation of the preliminary estimated consideration to the identifiable assets and liabilities acquired by Teladoc as of June 30, 2020.
Estimated purchase price consideration (in thousands)	$13,933,428
Fair value of assets and liabilities acquired	Historical Value As Adjusted (i)	Fair Value Adjustments (iii)	Estimated Fair Value
	(in thousands)
Cash and cash equivalents	$—	$—	$—	(ii)
Short-term investments	5,812	—	5,812	(ii)
Accounts receivable, net	59,237	—	59,237
Inventories	17,616	—	17,616
Deferred costs, current	25,560	—	25,560
Prepaid expenses and other current assets	12,895	—	12,895
Total current assets	121,120	—	121,120

Property and equipment, net	7,822	—	7,822

Fair value of assets and liabilities acquired	Historical Value As Adjusted (i)	Fair Value Adjustments (iii)	Estimated Fair Value
Operating lease right-of-use assets	16,253	—	16,253
Goodwill	35,801	(35,801)	—
Intangible assets, net	23,468	1,176,532	1,200,000	(iv)
Other assets	14,682	—	14,682
Total assets	$219,146	$1,140,731	$1,359,877
Accounts payable	$6,401	$—	$6,401
Accrued expenses and other current liabilities	27,419	—	27,419
Accrued compensation	14,039	—	14,039
Total current liabilities	47,859	—	47,859

Operating lease liabilities, noncurrent	15,758	—	15,758
Convertible senior notes, net	396,446	153,554	550,000	(v)
Other liabilities	11,100	134,471	145,571	(vi)
Total liabilities	$471,163	$288,025	$759,188

Estimated fair value of net identifiable assets and liabilities acquired			$600,689
Estimated goodwill			$13,332,739
(i)
These values represent the historical Livongo balance sheet at June 30, 2020, adjusted to conform to Teladoc's presentation, and further adjusted to reflect the special dividend paid by Livongo and the estimated transaction costs payable by Livongo prior to closing. Refer to Note 6 below for these adjustments.

(ii)	These values assume the payment of the special dividend to Livongo stockholders and transaction costs from cash and the liquidation of a portion of Livongo's short term investments.
(iii)
At the current time, the fair value of assets and liabilities identified is preliminary and is subject to change as Teladoc receives more information regarding the acquired assets and liabilities and the overall valuation is finalized. As at the date of this joint proxy statement/prospectus the values of assets and liabilities not adjusted in the above table are assumed to have a fair value that approximates their carrying value.

When the merger is completed, the purchase price allocation will be performed based on the assets and liabilities acquired and Teladoc will perform a formal valuation study to update the estimates of fair value in the table above. The calculation of the fair value of the acquired assets and liabilities, as well as the calculation of the fair value of the consideration transferred could materially change at the time the merger is completed, due to volatility in the current market environment.
(iv)	The estimated fair value and useful lives of the intangible assets acquired is as follows:
	Estimated fair value (in thousands)	Estimated useful lives in years
Customer relationships	$550,000	7.5
Trademarks / tradenames	100,000	6
Developed technologies	550,000	6
	$1,200,000
(v)	Reflects the preliminary estimated fair value of Livongo’s acquired debt based on the most recent valuations available at the date of this joint proxy statement/prospectus.
(vi)	Reflects the incremental deferred tax impacts related to the fair value of the assets and liabilities acquired and related purchase consideration.

Note 6 – Adjustments to Reclassify Financial Statement Line Items to Teladoc's Presentation and Reflect the Special Dividend and Transaction Costs Payable by Livongo Prior to Closing
This column reflects the presentation of Livongo’s consolidated balance sheet and statement of operations as conformed to Teladoc’s presentation of its consolidated balance sheet and statement of operations. The adjustments to Livongo’s financial statements consist of the following.
Balance Sheet as of June 30, 2020
(footnotes in thousands, except for share and per share data)
	Historical Livongo as at June 30, 2020	Reclassification Adjustments	Special Dividend	Transaction Costs Payable By Livongo	Historical Value As Adjusted
	(in thousands)
Cash and cash equivalents	$685,953	$—	$(685,953)	$	$—	(vi)

Short-term investments	150,000	—	(18,876)	(125,312)	5,812	(vi)
Accounts receivable, net	59,237	—			59,237
Inventories	17,616	—			17,616
Deferred costs, current	27,137	(1,577)			25,560	(i)
Prepaid expenses and other current assets	11,318	1,577			12,895	(i)
Total current assets	951,261	—	(704,829)	(125,312)	121,120

Property and equipment, net	16,209	(8,387)			7,822	(ii)
Goodwill	35,801	—			35,801

Intangible assets, net	15,081	8,387			23,468	(ii)
Operating lease - right-of-use assets	16,253	—			16,253
Restricted cash, non-current	1,270	(1,270)			—	(iii)
Deferred costs, non-current	12,843	(12,843)			—	(iii)
Other noncurrent assets	569	(569)			—	(iii)
Other assets	—	14,682			14,682	(iii)
Total assets	$1,049,287	$—	$(704,829)	$(125,312)	$219,146

Accounts payable	$6,401	$—	$		$$6,401
Accrued expenses and other current liabilities	35,684	(8,265)			27,419	(iv)
Deferred revenue	5,420	(5,420)			—	(iv)
Advance payments from partner, current	354	(354)			—	(iv)
Accrued compensation	—	14,039			14,039	(iv)
Current liabilities	47,859	—	—	—	47,859

Operating lease liabilities, net of current portion	15,758	—			15,758
Deferred revenue, noncurrent	1,561	(1,561)			—	(v)
Advance payments from partner, noncurrent	9,142	(9,142)			—	(v)
Convertible senior notes, net	396,446	—			396,446
Other noncurrent liabilities	397	(397)			—	(v)
Other liabilities	—	11,100			11,100	(v)
Total liabilities	471,163	—	—	—	471,163

Stockholders’ equity (deficit)
Common stock	100	—			100
Additional paid-in capital	749,349	—			749,349
Accumulated deficit	(171,325)	—	(704,829)	(125,312)	(1,001,466)	(vi)
Total stockholders’ equity (deficit)	578,124	—	(704,829)	(125,312)	(252,017)
Total liabilities and stockholders’ equity	$1,049,287	$—	$(704,829)	$(125,312)	$219,146
(i)	To reclassify deferred contract costs ($1,176) and deferred execution costs ($401) out of deferred costs, current, into prepaid expenses and other current assets.
(ii)	To reclassify internal use software from property and equipment, net to intangible assets, net.
(iii)	To reclassify restricted cash, non-current and other noncurrent and deferred costs, non-current into other assets.
(iv)	Consists of two reclassification adjustments as follows:
1.	Reclassification of accrued compensation out of accrued expenses and other current liabilities, and
2.	Reclassification of deferred revenue and advance payments from partner, current into accrued expenses and other current liabilities.
(v)	To reclassify other noncurrent liabilities, advance payments from partner, non-current and deferred revenue, non-current, into other liabilities.
(vi)
To reflect the payment of the special dividend to Livongo stockholders from cash and the payment of certain transaction costs prior to closing. The estimated value of the special dividend ($704,829) was calculated based on the special dividend per share amount of $7.09 and 99,411,701 shares of Livongo common stock issued and outstanding as of June 30, 2020. The estimated value of transaction costs payable by Livongo prior to closing ($125,312) is based on cost estimates as of the date of this joint proxy statement/prospectus.

Statement of Operations For the Six Months Ended June 30, 2020
(footnotes in thousands)
	Historical Livongo	Total Reclassification Adjustments	Adjusted Historical Livongo
	(in thousands)
Revenue	$160,745	$—	$160,745
Expenses:
Cost of revenue	39,572	(839)	38,733	(i)
Operating Expenses:
Advertising and marketing	—	18,474	18,474	(ii)
Sales	—	41,512	41,512	(iii)
Technology and development	—	27,674	27,674	(v)
Legal and regulatory	—	2,253	2,253	(iv)
Acquisition and integration related costs	—	92	92	(vi)
General and administrative	37,874	(2,745)	35,129	(i) (iv) (vi)
Depreciation and amortization	—	4,006	4,006	(i)
Research and Development	29,806	(29,806)	—	(i) (ii) (iv) (v)
Sales and marketing	60,535	(60,535)	—	(i) (ii) (iii) (iv)
Change in fair value of contingent consideration	86	(86)	—	(vi)
Total expenses	167,873	—	167,873
Loss from operations	(7,128)	—	(7,128)
Interest expense, net	—	(94)	(94)
Interest income	2,476	(2,476)	—
Interest expense	(2,320)	2,320	—
Other (expense) income, net	(62)	62	—
Net loss before taxes	(7,034)	—	(7,034)
Income tax expense (benefit)	93	—	93
Net loss	$(7,127)	$—	$(7,127)
(i)	Adjustments were made to reclassify depreciation and amortization to a separate financial statement line item.
(ii)	Adjustments were made to reclassify portions of Sales and Marketing ($18,464) and Research and Development ($11) to Advertising and Marketing.
(iii)	Adjustments were made to reclassify a portion of Sales and Marketing ($41,511) to Sales.
(iv)	Adjustments were to reclassify portions of General and Administrative expense ($2,111), Research and Development ($130) and Sales and Marketing ($12) to Legal and Regulatory.
(v)	Adjustments were made to reclassify portions of Research and Development ($27,674) to Technology and Development.
(vi)	Adjustments were made to move Change in Fair Value of Contingent Consideration to Acquisition and Integration Related Costs ($92) and General and Administrative ($(6)).

Statement of Operations For the Year Ended December 31, 2019
Summary
(footnotes in thousands)
	Historical Livongo	Total Reclassification Adjustments	Adjusted Historical Livongo
	(in thousands)
Revenue	$170,198	$—	$170,198
Expenses:
Cost of revenue	46,158	(1,519)	44,639	(i)
Operating Expenses:
Advertising and marketing	—	25,419	25,419	(ii)
Sales	—	51,619	51,619	(iii)
Technology and development	—	46,960	46,960	(v)
Legal and regulatory	—	3,629	3,629	(iv)
Acquisition and integration related costs	—	1,078	1,078	(vi)
General and administrative	55,676	(4,353)	51,323	(i) (iv) (vi)
Depreciation and amortization	—	5,912	5,912	(i)
Research and Development	49,842	(49,842)	—	(i) (ii) (iv) (v)
Sales and marketing	78,060	(78,060)	—	(i) (ii) (iii) (iv)
Change in fair value of contingent consideration	843	(843)	—	(vi)
Total expenses	230,579	—	230,579
Loss from operations	(60,381)	—	(60,381)
Interest expense, net	—	(3,742)	(3,742)
Other income, net	3,742	3,742	—
Net loss before taxes	(56,639)	—	(56,639)
Income tax (benefit)	(1,369)	—	(1,369)
Net loss	$(55,270)	$—	$(55,270)
(i)	Adjustments were made to reclassify depreciation and amortization to a separate financial statement line item.
(ii)	Adjustments were made to reclassify portions of Sales and Marketing ($25,298) and Research and Development ($121) to Advertising and Marketing.
(iii)	Adjustments were made to reclassify a portion of Sales and Marketing ($51,619) to Sales.
(iv)	Adjustments were to reclassify portions of General and Administrative expense ($3,404), Research and Development ($148) and Sales and Marketing ($77) to Legal and Regulatory.
(v)	Adjustments were made to reclassify portions of Research and Development ($46,960) to Technology and Development.
(vi)	Adjustments were made to move Change in Fair Value of Contingent Consideration to Acquisition and Integration Related Costs ($1,078) and General and Administrative ($(235)).
Note 7 – Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet
[7A]	To reflect the purchase price consideration issued, namely the payment of cash to Livongo’s stockholders, additional shares of Teladoc issued, and stock-based compensation awards assumed.
[7B]	To reflect the recognition of goodwill and other purchase price adjustments as part of the purchase price allocation as described in Note 5 above.
Assuming no changes in the consideration paid, a 10% increase or decrease in the fair value of identified intangible assets would affect goodwill identified as follows (in thousands):
Assumed change in fair value	Incremental fair value in excess of amounts historically recorded	Incremental Deferred Tax Impacts	Resulting Impact on Goodwill
0%	$1,176,532	$317,193	$859,339
10% increase	1,296,532	349,545	946,987
10% decrease	1,056,532	284,841	771,691
[7C]	To reflect the de-recognition of Livongo’s historical goodwill.
[7D]
To reflect an increase in deferred tax assets as a result of the preliminary release of a portion of Teladoc’s valuation allowance based on assumed future sources of taxable income of the combined company.

[7E]	To reflect the transaction costs estimated to be incurred to complete the acquisition of Livongo, incremental to those amounts reflected in the historical balance sheets of Teladoc.
[7F]	To reflect the par value of Teladoc shares issued as consideration (approximately $0.1 million) and to eliminate Livongo’s historical stockholders’ equity.
[7G]
To reflect the net deferred tax liabilities associated with the estimated fair value step-up of intangible assets acquired and estimated fair value of deductible equity replacement awards included in consideration.

These amounts are preliminary and are subject to change upon the completion of the merger. Further, the combined company’s ability to use net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes may be subject to limitations, which are in the process of being assessed.
Note 8 – Adjustments to the Unaudited Pro Forma Condensed Combined Income Statement for the Six Months Ended June 30, 2020
[8A]
To reflect the incremental amortization related to the additional intangible assets recognized in the purchase price allocation as well as the increase in fair value of certain intangible assets as outlined in Note 5 above.

A 10% increase or decrease in the fair value of identified intangible assets would affect amortization expense as follows (in thousands):
Assumed change in fair value	Incremental fair value in excess of amounts historically recorded	Historical Amortization Recorded	Amortization Expense Based on Incremental Fair Value	Incremental Amortization Expense Recognized
0%	$1,176,532	$1,388	$90,833	$89,445
10% increase	1,296,532	1,388	99,917	98,529
10% decrease	1,056,532	1,388	81,750	80,362
[8B]
To reflect the incremental interest expense resulting from the assumption by Teladoc as part of the acquisition of the Convertible Notes issued by Livongo on June 4, 2020, which are assumed to be outstanding from January 1, 2019 for the purposes of the pro forma financial information.

[8C]	To reflect the removal of the transaction costs recorded in the historical three month period ended June 30, 2020 and into the year ended December 31, 2019.
[8D]
To reflect the tax impact of the pro forma adjustments outlined above, less nondeductible stock-based compensation expense, calculated at a preliminary blended federal and state statutory tax rate of 26.96%, as calculated below:

June 30, 2020
(in thousands, except percentages)
Transaction adjustments before taxes	$(184,627)
Non-deductible stock-based compensation expense	—
Taxable pro forma adjustments	(184,627)
Tax rate	26.96%
Income tax expense (benefit)	$(49,775)
Because the tax rates used for these pro forma financial statements are an estimate, they will likely vary from the actual effective tax rate in periods subsequent to the completion of the merger.
[8E]
To reflect the incremental stock-based compensation expense resulting from the step up to fair value of Livongo's share-based compensation instruments which will be replaced with Teladoc instruments upon consummation of the merger.

[8F]	To reflect the additional shares issued as part of the consideration for the merger in weighted average shares outstanding.
[8G]
To reflect the lower interest income generated as a result of the fact that a portion of Livongo’s short term investment is presumed to be liquidated to pay the special dividend and the transaction costs incurred.

Note 9 – Adjustments to the Unaudited Pro Forma Condensed Combined Income Statement for the Year Ended December 31, 2019
[9A]
To reflect the incremental amortization related to the additional intangible assets recognized in the purchase price allocation as well as the increase in fair value of certain intangible assets as outlined in Note 5 above.

A 10% increase or decrease in the fair value of identified intangible assets would affect amortization expense as follows (in thousands):
Assumed change in fair value	Incremental fair value in excess of amounts historically recorded	Historical Amortization Recorded	Amortization Expense Based on Incremental Fair Value	Incremental Amortization Expense Recognized
0%	$1,176,532	$2,585	$181,667	$179,082
10% increase	1,296,532	2,585	199,833	197,248
10% decrease	1,056,532	2,585	163,500	160,915
[9B]
To reflect the incremental interest expense resulting from the assumption by Teladoc as part of the acquisition of the Convertible Notes issued by Livongo on June 4, 2020, which are assumed to be outstanding from January 1, 2019 for the purposes of the pro forma financial information.

[9C]
To move the expenses related to the transaction into the year ended December 31, 2019 and reflect the additional transaction expenses expected to be incurred to complete the transaction incremental to those amounts recognized in the historical financial statements of Teladoc and Livongo.

[9D]
To reflect the preliminary income tax benefit of releasing a portion of Teladoc’s historical valuation allowance at December 31, 2019 based on the assumed future sources of taxable income of the combined company. This is a non-recurring item.

[9E]
To reflect the tax impact of the pro forma adjustments outlined above, less nondeductible stock-based compensation expense, calculated at a preliminary blended federal and state statutory tax rate of 26.96%, as calculated below:

December 31, 2019
(in thousands, except percentages)
Transaction adjustments before taxes	$(918,164)
Non-deductible stock-based compensation expense	324,976
Taxable pro forma adjustments	(593,188)
Tax rate	26.96%
Income tax expense (benefit)	$(159,923)
Because the tax rates used for these pro forma financial statements are an estimate, they will likely vary from the actual effective tax rate in periods subsequent to the completion of the merger.
[9F]
To reflect the incremental stock-based compensation expense resulting from the step up to fair value of Livongo's share-based compensation instruments which will be replaced with Teladoc instruments upon consummation of the merger. The amounts also reflect the acceleration of certain awards held by Livongo employees and executives as a result of agreements entered into in connection with the merger. The expense related to the acceleration (approximately $325 million) is non-recurring in nature.

[9G]	To reflect the additional shares issued as part of the consideration for the merger in weighted average shares outstanding.
[9H]
To reflect the lower interest income generated as a result of the fact that a portion of Livongo's short term investment is presumed to be liquidated to pay the special dividend and the transaction costs incurred.

INTERESTS OF TELADOC’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER
In considering the recommendation of the Teladoc board of directors to vote for the Teladoc share issuance proposal and the Teladoc charter amendment proposal, Teladoc stockholders should be aware that Teladoc’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Teladoc stockholders generally and that may create potential conflicts of interest. The Teladoc board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and approving the merger agreement, and in recommending to Teladoc stockholders that they vote for the Teladoc share issuance proposal and the Teladoc charter amendment proposal. For more information, see the sections entitled “The Merger—Background of the Merger” beginning on page 79 and “The Merger—Recommendation of the Teladoc Board of Directors; Teladoc’s Reasons for the Merger” beginning on page 89. Any such interests are described in more detail below.
Membership on the Board of Directors of the Combined Company
The board of directors of the combined company as of the effective time will be comprised of 13 directors, including eight continuing Teladoc directors as follows: Jason Gorevic, David B. Snow, William H. Frist, M.D., Catherine Jacobson, Thomas G. McKinley, Kenneth H. Paulus, David L. Shedlarz and Mark D. Smith, M.D. Members of the board of directors of the combined company will be compensated for their service and Teladoc directors who are not continuing with the combined company will receive accelerated vesting or settlement of a portion of their equity awards.
Management of the Combined Company
Following the completion of the merger, Mr. Gorevic, the current chief executive officer of Teladoc, will continue to serve as the chief executive officer of the combined company. In addition, it is expected that certain other executive officers of Teladoc will continue employment with the combined company following completion of the merger. Mr. Gorevic and the other continuing executive officers will be compensated for their service with the combined company. The compensation and benefits programs applicable to the executive officers of the combined company may differ from those currently applicable to Teladoc’s executive officers; however, no merger-related adjustments to such compensation and benefits programs have been determined as of the date of this joint proxy statement/prospectus.

INTERESTS OF LIVONGO’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER
In considering the recommendation of the Livongo board of directors that the Livongo stockholders vote for the Livongo merger agreement proposal, Livongo stockholders should be aware that certain executive officers and directors of Livongo have interests in the merger that may be different from, or in addition to, the interests of Livongo stockholders generally and that may create potential conflicts of interest. The Livongo board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and approving the merger agreement, and in recommending to Livongo stockholders that they vote for the Livongo merger agreement proposal. The closing of the merger is expected to constitute a “change in control” and “sale of the company” for purposes of each of the compensation plans and agreements, if applicable. For more information, see the sections entitled “The Merger—Background of the Merger” beginning on page 79 and “The Merger—Recommendation of the Livongo Board of Directors; Livongo’s Reasons for the Merger” beginning on page 94. Any such interests are described in more detail below.
Share Ownership
Livongo’s directors and executive officers will receive the same merger consideration as other Livongo stockholders for each share of Livongo common stock that they own at the effective time. For information regarding beneficial ownership of Livongo common stock by each of Livongo’s current directors, named executive officers and all directors and executive officers as a group, see the section entitled “Certain Beneficial Owners of Livongo Common Stock” beginning on page 213.
Treatment of Livongo Equity Awards
Livongo stock options will generally be treated as follows:
At the effective time, as set forth in the merger agreement, each Livongo stock option, whether vested or unvested, that is outstanding as of immediately prior to the effective time, will be converted into an option to purchase a number of shares of Teladoc common stock equal to the product of (i) the number of shares of Livongo common stock subject to such Livongo stock option immediately prior to the effective time and (ii) the equity award adjustment ratio (rounded down to the nearest whole share of Teladoc common stock on an award-by-award basis), with an exercise price equal to the quotient of (x) the exercise price of such Livongo stock option and (y) the equity award adjustment ratio (rounded up to the nearest whole cent), in each case, subject to the same terms and conditions as were applicable to such Livongo stock option immediately prior to the effective time (including applicable vesting conditions). Such converted Livongo stock options are referred to herein as “assumed Livongo stock options.”
The parties agreed pursuant to the supplemental agreement that, at the effective time, all unvested assumed Livongo stock options that are held by Glen Tullman, Zane Burke, Jennifer Schneider, and Lee Shapiro (who are considered to be the only Livongo “named executive officers” except as noted below in the section entitled “Quantification of Payments and Benefits to Livongo’s Named Executive Officers—Golden Parachute Compensation” beginning on page 177) will become fully vested and exercisable immediately following the effective time, solely as a result of the closing of the merger and regardless of whether such individuals’ employment with Livongo terminates, subject, in each case, to their execution of a release of claims. Moreover, in connection with the merger agreement, the parties agreed that Livongo will be permitted to adopt an executive severance plan, pursuant to which the assumed Livongo stock options held by the named executive officers would vest in full and become exercisable if the named executive officer’s employment was terminated by Livongo without cause or by the named executive officer for good reason (in each case, as defined in the executive severance plan), in either case, within one year following the closing of the merger, subject to the named executive officer’s execution of a release of claims. This aspect of the executive severance plan would have applied to Mr. Tullman, Mr. Burke, Dr. Schneider, and Mr. Shapiro, absent the supplemental agreement. If the executive severance plan is not adopted by Livongo and in the absence of the supplemental agreement, the time vesting of any unvested assumed Livongo stock options that are then held by the named executive officers would instead accelerate by one year, if the named executive officer was terminated by Livongo without cause (as defined in the Livongo Health, Inc. Amended and Restated 2014 Stock Incentive Plan, effective April 22, 2014, as amended and restated July 11, 2019, which is referred to herein as the 2014 Plan) within the one-year period following the merger.
Under the executive severance plan, unvested assumed Livongo stock options held by executive officers other than the named executive officers will vest in full if the executive officer’s employment is terminated by

Livongo without cause and will vest as to 50% of the unvested assumed Livongo stock options held by the executive officer as of the applicable termination date if the executive officer terminates his or her employment for good reason, in either case within one year following the closing of the merger, and subject to the executive officer’s execution of a release of claims.
However, if the executive severance plan is not adopted by Livongo, the time vesting of any unvested assumed Livongo stock options that are then held by the executive officers other than the named executive officers will instead accelerate by one year, if the executive officer is terminated by Livongo without cause (as defined in the 2014 Plan) within the one-year period following the merger.
Pursuant to the supplemental agreement, all unvested assumed Livongo stock options held by Livongo non-employee directors who will not serve on the combined company’s board of directors following the effective time will become fully vested and exercisable immediately following the effective time. In the absence of the supplemental agreement, the time vesting of any unvested assumed Livongo stock options held by Livongo non-employee directors would accelerate by one year and be exercisable if the director’s status as a director or a director of the combined company was terminated by Livongo without cause (as defined in the 2014 Plan) within the one-year period following the merger.
The table below summarizes the number of Livongo stock options held by Livongo executive officers and directors as of August 26, 2020, and the estimated aggregate value of such Livongo stock options, calculated based on the average closing market price of Livongo common stock over the five-day period commencing on August 5, 2020 (and subtracting the applicable exercise price for the Livongo stock option).
Name	Number of Vested Livongo Stock Options (#)	Estimated Value of Vested Livongo Stock Options ($)	Number of Unvested Livongo Stock Options (#)	Estimated Value of Unvested Livongo Stock Options ($)	Estimated Total Value of Livongo Stock Options ($)
Named Executive Officers
Glen E. Tullman	3,529,878	$431,751,778	660,327	$79,892,048	$511,643,826
Zane Burke	—	—	—	—	—
Jennifer Schneider	741,118	91,062,757	73,750	8,892,175	99,954,932
Lee Shapiro	—	—	—	—	—
Other Executive Officers
James Pursley	431,782	52,908,086	93,647	11,364,073	64,272,159
Non-Employee Directors
Christopher Bischoff	—	—	—	—	—
Karen L. Daniel	—	—	—	—	—
Sandra Fenwick	—	—	—	—	—
Philip D. Green(1)	82,288	10,076,780	17,712	2,164,220	12,241,000
Hemant Taneja	—	—	—	—	—
(1)	Mr. Green’s options are held in trusts for the benefit of Mr. Green’s children.
Livongo restricted stock awards will generally be treated as follows:
At the effective time, as set forth in the merger agreement, each outstanding award of restricted Livongo common stock will be converted into an award of a number of shares of restricted Teladoc common stock equal to the product of (i) the number of shares of Livongo common stock subject to such award of Livongo restricted stock immediately prior to the effective time and (ii) the equity award adjustment ratio (rounded down to the nearest whole share of Teladoc common stock on an award-by-award basis), subject to the same terms and conditions as were applicable to such award of Livongo restricted stock immediately prior to the effective time (including applicable vesting conditions). Such converted Livongo restricted stock awards are referred to herein as “assumed Livongo restricted stock awards.”

Mr. Burke is the only executive officer or director who holds an outstanding Livongo restricted stock award. The parties agreed pursuant to the supplemental agreement that, immediately following the effective time, Mr. Burke’s assumed Livongo restricted stock award will vest in full solely as a result of the closing of the merger and regardless of whether his employment with Livongo terminates, subject to his execution of a release of claims.
Under the executive severance plan, Mr. Burke’s assumed Livongo restricted stock award would vest in full if his employment is terminated by Livongo without cause or by Mr. Burke for good reason (in each case, as defined in the executive severance plan), in either case, within one year following the closing of the merger, subject to Mr. Burke’s execution of a release of claims. This aspect of the executive severance plan would have applied to Mr. Burke, absent the supplemental agreement.
If the executive severance plan is not adopted by Livongo and in the absence of the supplemental agreement, Mr. Burke’s Livongo restricted stock award would accelerate by two years if his employment is terminated by Livongo without cause (as defined in his employment agreement), subject to his timely execution of a release of claims in favor of Livongo and compliance with certain restrictive covenants.
As of August 26, 2020, Mr. Burke has 613,937 shares of restricted stock outstanding pursuant to his Livongo restricted stock award, and the estimated aggregate value of such outstanding Livongo restricted stock is $76,152,745, calculated based on the average closing market price of Livongo common stock over the five-day period commencing on August 5, 2020.
Livongo restricted stock units will generally be treated as follows:
At the effective time, as set forth in the merger agreement, each outstanding restricted stock unit award in respect of Livongo common stock will be converted into a number of restricted stock units with respect to a number of shares of Teladoc common stock equal to the product of (i) the number of shares of Livongo common stock subject to such Livongo restricted stock unit award immediately prior to the effective time and (ii) the equity award adjustment ratio (rounded down to the nearest whole share of Teladoc common stock on an award-by-award basis), subject to the same terms and conditions as were applicable to such Livongo restricted stock unit award immediately prior to the effective time (including applicable vesting conditions). Such converted Livongo restricted stock units are referred to herein as “assumed Livongo restricted stock units.”
The parties agreed pursuant to the supplemental agreement that all assumed Livongo restricted stock units that are held by Glen Tullman, Zane Burke, Jennifer Schneider, and Lee Shapiro will become fully vested immediately following the effective time solely as a result of the closing of the merger and regardless of whether such individuals’ employment with Livongo terminates, subject, in each case, to their execution of a release of claims. Under the executive severance plan, any assumed Livongo restricted stock units that are held by the named executive officers would vest in full if the named executive officer’s employment was terminated by Livongo without cause or by the named executive officer for good reason (in each case, as defined in the executive severance plan), in either case, within one year following the closing of the merger, subject to the named executive officer’s execution of a release of claims. This aspect of the executive severance plan would have applied to Mr. Tullman, Mr. Burke, Dr. Schneider, and Mr. Shapiro, absent the supplemental agreement. However, if the executive severance plan is not adopted by Livongo, and in the absence of the supplemental agreement, Mr. Shapiro’s assumed Livongo restricted stock units dated January 18, 2019 would have accelerated in full if his employment was terminated by Livongo without cause or if he terminated his employment for good reason (in each case as defined in his employment agreement), subject to his timely execution of a release of claims in favor of Livongo and compliance with certain restrictive covenants. As of August 26, 2020, Mr. Shapiro had 701,285 Livongo restricted stock units outstanding pursuant to his January 18, 2019 awards, and the estimated value of such outstanding Livongo restricted stock units is $86,987,391, calculated based on the average closing market price of Livongo common stock over the five-day period commencing on August 5, 2020.
Additionally, the parties agreed that under the terms of the executive severance plan, the assumed Livongo restricted stock units held by executive officers other than the named executive officers will vest in full if the executive officer’s employment is terminated by Livongo without cause and will vest as to 50% of the assumed Livongo restricted stock units held by the executive officer as of the applicable termination date if the executive officer terminates his or her employment for good reason, in either case within one year following the closing of the merger, and subject to the executive officer’s execution of a release of claims.

Pursuant to the supplemental agreement, all assumed Livongo restricted stock units held by Livongo non-employee directors who will not serve on the combined company’s board of directors following the effective time will become fully vested at the effective time. Moreover, pursuant to the supplemental agreement, if the service of any Livongo non-employee directors who serve on the combined company’s board of directors is terminated, such directors will receive full vesting of their assumed Livongo restricted stock units held by the applicable non-employee director as of the date of their termination of service from the combined company’s board of directors. In the absence of the supplemental agreement, any assumed Livongo restricted stock units held by non-employee directors that were granted under Livongo’s 2019 Equity Incentive Plan would vest in full if the director’s status as a director or a director of the successor corporation was terminated other than by voluntary resignation (unless such resignation is at the request of Teladoc).
The table below summarizes the number of Livongo restricted stock units held by Livongo executive officers and directors as of August 26, 2020 and the estimated aggregate value of such Livongo restricted stock units, calculated based on the average closing market price of Livongo common stock over the five-day period commencing on August 5, 2020. None of the Livongo executive officers or directors hold Livongo PSUs; provided that Mr. Pursley has one outstanding award with performance conditions that were satisfied prior to August 5, 2020, which is now considered a Livongo restricted stock unit award.
Name	Number of Livongo Restricted Stock Units (#)	Estimated Value of Livongo Restricted Stock Units ($)
Named Executive Officers
Glen E. Tullman	77,652	$9,631,954
Zane Burke	77,652	9,631,954
Jennifer Schneider	197,304	24,473,588
Lee Shapiro	765,995	95,014,020
Other Executive Officers
James Pursley	21,537	2,671,449
Non-Employee Directors
Christopher Bischoff	3,107	385,392
Karen L. Daniel	40,607	5,036,892
Sandra Fenwick	31,232	3,874,017
Philip D. Green	31,232	3,874,017
Hemant Taneja	—	—
(1)	Mr. Green’s RSUs are held in trusts for the benefit of Mr. Green’s children.
Executive Severance Plan
As indicated above, in connection with the merger, the parties agreed that Livongo will be permitted to adopt an executive severance plan, which will provide for accelerated vesting of all or a portion of the outstanding equity awards of the named executive officers and other executive officers (each of whom will be a participant in the plan) if their employment is terminated for certain reasons within one year following the closing of the merger or other change in control of Livongo. Specifically, the executive severance plan will provide for the following:
•
if a participant’s employment with Livongo is terminated without cause (as defined in the executive severance plan) within one year following the closing of the merger, the participant will be eligible to receive, subject to the participant’s execution of a release of claims, full vesting and exercisability of the equity awards that were assumed and converted into Teladoc awards at the closing of the merger and held by the participant as of the participant’s employment termination date; and

•
if a participant’s employment with Livongo is terminated by the participant for good reason (as defined in the executive severance plan), the participant will be eligible to receive, subject to the participant’s execution of a release of claims, (i) in the case of Glen Tullman, Zane Burke, Jennifer Schneider and Lee Shapiro, full vesting and exercisability of all equity awards that were assumed and converted into Teladoc awards at the closing of the merger and held by the participant as of the employment termination date, provided that this has been modified by the supplemental agreement as described under the heading “Supplemental Agreement between Livongo and Teladoc” below, and (ii) in the case of any other participant, full vesting and exercisability of 50% of the equity awards that were assumed and converted into Teladoc awards at the closing of the merger and were unvested and held by the participant as of the participant’s employment termination date; provided that the Chief Executive Officers of Teladoc and Livongo, may, by mutual agreement, increase the amount of the equity awards that vest under such circumstances.
Supplemental Agreement Between Livongo and Teladoc
Following the date of the merger agreement, the parties reached a supplemental agreement (referred to herein as the supplemental agreement) that the following will occur:
•
Immediately following the effective time, all equity awards that are assumed and converted into Teladoc awards at the closing of the merger and held by Glen Tullman, Zane Burke, Jennifer Schneider, and Lee Shapiro will become fully vested and exercisable, subject, in each case, to their execution of a release of claims; and

•
Immediately following the effective time, all equity awards that are assumed and converted into Teladoc awards at the closing of the merger and held by Livongo non-employee directors who will not serve on the combined company’s board of directors immediately following the effective time, will become fully vested and exercisable. Moreover, pursuant to the supplemental agreement, if the service of any Livongo non-employee directors who serve on the combined company’s board of directors is terminated, such directors will receive full vesting of their assumed Livongo restricted stock units held by the applicable non-employee director as of the date of their termination of service from the combined company’s board of directors.

Potential Severance Payments and Benefits to Executive Officers
Each of Livongo’s current executive officers, including each of Livongo’s named executive officers, has entered into an employment agreement with Livongo, which, among other things, specifies the severance payments and/or benefits to be provided upon termination of employment in certain circumstances.
Under Glen Tullman’s employment agreement, if Mr. Tullman’s employment is terminated by Livongo without cause or by him for good reason (each as defined in his employment agreement) during (x) the period beginning on the date of a sale of the company (as defined in his employment agreement) through the one-year anniversary of the sale of the company or (y) in connection with a “non-sale termination” (as defined below), then, subject to his execution of a release of claims and Mr. Tullman’s continued compliance with his restrictive covenants, in addition to his accrued amounts (as defined below), Mr. Tullman will receive 1.5 times (i) his base salary and (ii) his target performance bonus, which amount generally will be paid as a lump sum on the 60th day following the date of his termination of employment. He will also be entitled to receive up to six months of continued health and/or dental insurance benefits at a cost to Mr. Tullman equal to the amount he would contribute if he remained employed by Livongo, or, if such arrangement is not permitted by the applicable benefit plans or would cause certain adverse tax consequences to Livongo, reimbursement for comparable coverage.
The term “non-sale termination” generally means a termination of Mr. Tullman’s employment if (i) a sale of the company occurs, (ii) Mr. Tullman’s employment is terminated by Livongo without cause or by him for good reason, in either case, (x) on or after commencement of a transaction that, if consummated, would constitute a sale of the company and (y) prior to the date on which the sale of the company occurs, and (iii) it is reasonably demonstrated by Mr. Tullman that such termination of employment or events constituting good reason was (x) at the request of a third party who had taken steps reasonably calculated to effect the sale of the company or (y) otherwise arose in connection with or in anticipation of the sale of the company.
Under Mr. Tullman’s employment agreement, as amended, if Mr. Tullman’s employment is terminated by Livongo without cause or by him for good reason under circumstances that are not in connection with a sale of the company, he is entitled to receive the same severance and benefits as described above, subject to his execution of a release of claims and continued compliance with his restrictive covenants, provided that he will receive an amount equal to 75% of his annual base salary, payable in nine equal monthly installments, instead of 1.5 times his base salary plus his target bonus.
The employment agreements for the other executive officers provide for certain payments and benefits upon a qualifying termination of employment, regardless of whether such termination is in connection with a change of control. Pursuant to their respective employment agreements, each of Zane Burke, Jennifer Schneider, Lee Shapiro and

James Pursley is eligible to receive the following base salary continuation severance in addition to their accrued amounts if their service is terminated by Livongo without cause or they terminate for good reason (in each case, as defined in the applicable employment agreement), subject to their execution of a release of claims and continued compliance with their restrictive covenants: (1) Mr. Pursley is eligible to receive an amount equal to 50% of his annual base salary, payable in six equal monthly installments commencing on his termination date (provided that no installment will be paid until his release of claims is effective and irrevocable); and (2) Mr. Burke, Dr. Schneider, and Mr. Shapiro are each eligible to receive an amount equal to 75% of their annual base salary, payable in nine equal monthly installments, commencing on the date their release of claims becomes irrevocable. Moreover, in the absence of the supplemental agreement or the executive severance plan, (1) if Mr. Burke’s employment is terminated by Livongo without cause at any time (i.e., regardless of whether such termination is in connection with the merger), his Livongo restricted stock award will accelerate by two years, subject to his timely execution of a release of claims in favor of Livongo and compliance with certain restrictive covenants and (2) if Mr. Shapiro is terminated by Livongo without cause at any time or terminates his employment for good reason (i.e., regardless of whether such termination is in connection with the merger), his unvested restricted stock unit awards dated January 18, 2019 will accelerate in full, subject to a timely execution of a release of claims in favor of Livongo and compliance with certain restrictive covenants. Additionally, Mr. Burke’s employment agreement provides that if Mr. Burke is required to pay excise taxes triggered by “excess parachute payments” under Section 280G of the Code, Livongo will be required to indemnify and reimburse him for any such excise tax.
In connection with the terminations described above, each executive officer is also entitled to their accrued amounts, which are generally payable in a lump sum within ten days of the executive officer’s termination date and includes any earned but unpaid performance bonus with respect to the fiscal year preceding the fiscal year in which the applicable executive officer’s termination date occurs, calculated at a comparable percentage as other similarly-situated executives if an unpaid performance bonus has not yet been declared when the executive officer’s termination date occurs, along with accrued and unpaid base salary, accrued and unused vacation time, expense reimbursement, and any vested benefits accrued through the executive officer’s termination date.
Quantification of Payments and Benefits to Livongo’s Named Executive Officers—Golden Parachute Compensation
The following table sets forth the information required by Item 402(t) of Regulation S-K regarding certain compensation that may be paid or may become payable to each of Livongo’s named executive officers (as identified in accordance with SEC regulations) and that is based on or otherwise relates to the merger. For additional details regarding the terms of the payments described below, see the section entitled “Interests of Livongo’s Directors and Executive Officers in the Merger” beginning on page 172.
The amounts listed below are estimates based on multiple assumptions that may or may not actually occur, including that the closing date occurred on August 26, 2020 and that each named executive officer experienced a qualifying termination of employment on such closing date. The actual amounts, if any, to be received by a named executive officer may differ from the amounts set forth below.
Name	Cash ($)(2)	Equity ($)(3)	Perquisites/ Benefits(4) ($)	Tax Reimbursement(5) ($)	Total ($)
Glen E. Tullman	$1,115,625	$89,524,002	$6,321	$—	$90,645,948
Zane Burke	292,500	85,784,699	—	9,570,729	95,647,928
Jennifer Schneider	281,250	33,365,763	—	—	33,647,013
Lee Shapiro	270,000	95,014,020	—	—	95,284,020
James Pursley(1)	150,000	14,035,522	—	—	14,185,522
(1)
As identified in accordance with the SEC regulations, Mr. Pursley was not included as a named executive officer in Livongo’s definitive proxy statement filed on April, 6, 2020. However, pursuant to such regulations, he should be included as a named executive officer for purposes of this table. For the purposes of this joint proxy statement/prospectus, Mr. Pursley is considered a named executive officer only for purposes of the table above and the associated Livongo compensation proposal.

(2)
Cash. Represents the cash severance payment (generally based on the executive’s base salary) the named executive officer is eligible to receive pursuant to the terms of the executive’s applicable employment agreement, payable in connection with a qualifying termination of employment, regardless of whether a change of control (including the merger) has occurred and thus is neither a “double-trigger” payment (which would be the case if the payments were triggered by the occurrence of a change of control and further conditioned upon the named executive officer’s termination of employment for a qualifying reason) nor “single-trigger” payments (which would be the case if the payments were triggered solely by a change of control). Notwithstanding the foregoing, Mr. Tullman’s amount includes

1.5 times (i) his base salary and (ii) his target performance bonus and Mr. Tullman’s severance payment is a double-trigger payment because it is conditioned upon the occurrence of a sale of the company (including the closing of the merger) and further conditioned upon his termination of employment for a qualifying reason. In exchange for their cash severance amount, the named executive officers are required to comply with certain post-termination restrictive covenants, including those set forth in their respective restrictive covenant agreements, including their Employee Proprietary Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement or their Employee Proprietary Information, Inventions Assignment and Non-Solicitation Agreement, as applicable.
(3)
Equity. Represents the value of accelerated vesting of outstanding unvested Livongo stock options, restricted stock units and restricted stock (based on the assumptions described above and below and less exercise prices, as applicable). As described under “Interests of Livongo’s Directors and Executive Officers in the Merger,” these equity awards will be assumed by Teladoc and converted into Teladoc awards. The values in the table below and in the equity column of the table above reflect the accelerated vesting terms of the supplemental agreement, the executive severance plan (with respect to Mr. Pursley) and the following assumptions:

•
Solely as a result of the consummation of the merger, each named executive officer’s assumed awards (except for Mr. Pursley’s) will vest in full and be exercisable in full (if applicable) pursuant to the supplemental agreement, which is a single-trigger benefit. Additionally, each named executive officer’s employment is assumed to have been terminated by Livongo without cause or by the officer for good reason (except for Mr. Pursley), such that, in the absence of the supplemental agreement, such named executive officer’s outstanding and unvested assumed Livongo equity awards would have vested in full and become exercisable in full (if applicable) pursuant to the executive severance plan, which is a double-trigger benefit;

•
Mr. Pursley is assumed to have been terminated by Livongo without cause, such that his outstanding and unvested assumed Livongo equity awards will vest in full and be exercisable in full (if applicable) pursuant to the executive severance plan, which is a double-trigger benefit; and

•
The values for the equity awards are calculated based on a price per share value of $124.04, which was the average closing market price of Livongo common stock over the five-day period commencing on August 5, 2020, reduced by the exercise price, as applicable.

Name	Value of Options ($)	Value of Restricted Stock ($)	Value of RSUs ($)	Total ($)
Glen Tullman	$79,892,048	$—	$9,631,954	$89,524,002
Zane Burke	—	76,152,745	9,631,954	85,784,699
Jennifer Schneider	8,892,175	—	24,473,588	33,365,763
Lee Shapiro	—	—	95,014,020	95,014,020
James Pursley	11,364,073	—	2,671,449	14,035,522
(4)
Perquisites/Benefits. Represents the approximate value of six months of continued health and/or dental insurance benefits for Mr. Tullman, which becomes payable upon a qualifying termination of Mr. Tullman’s employment, regardless of whether a change of control has occurred and accordingly, is neither a double-trigger nor a single-trigger benefit.

(5)
Tax Reimbursement. If Mr. Burke is required to pay excise taxes triggered by “excess parachute payments” under Section 280G of the Code, Livongo will be required to indemnify and reimburse Mr. Burke for any such excise tax. The component that corresponds to Mr. Burke’s equity acceleration is a single-trigger benefit of $9,429,779, and the component that corresponds to Mr. Burke’s cash severance and perquisites is a double-trigger benefit of $140,950.

VOTING AGREEMENT
The following section sets forth the principal terms of the voting agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex B and is incorporated by reference in this joint proxy statement/prospectus. The rights and obligations of the parties to the voting agreement are governed by its express terms and conditions and not by this section, which is summary in nature. This section is not complete and is qualified in its entirety by reference to the complete text of the voting agreement. Capitalized terms used in this section and not defined have the meaning ascribed to such terms in the voting agreement. You are encouraged to read the voting agreement carefully in its entirety, as well as this joint proxy statement/prospectus, before making any decisions regarding your vote.
Parties to the Voting Agreement
Concurrently with the execution of the merger agreement, General Catalyst Group VI, L.P., General Catalyst Group VIII, L.P., General Catalyst Group VIII Supplemental, L.P., GC Venture LH Manager, LLC, Kinnevik Internet Lux S.a.r.l., 7Wire Ventures Fund, L.P., 7Wire Ventures LLC – Series EosHealth, 7Wire Ventures LLC – Series Livongo C, 7Wire Ventures LLC – Series Livongo D, 7Wire Ventures LLC – Series Livongo E, Glen Tullman, Lee Shapiro, which are referred to as the as the specified Livongo stockholders, Teladoc and Merger Sub entered into the voting agreement with respect to all shares of Livongo common stock owned of record or beneficially by that specified Livongo stockholder as of August 5, 2020, which is referred to, together with any additional shares or other voting securities of Livongo of which that specified Livongo stockholder acquires beneficial ownership after August 5, 2020, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, consolidation, reclassification, exchange or change of such shares, or other similar transaction, or upon exercise or conversion of any securities, as that specified Livongo stockholder’s covered shares.
As of September 8, 2020, the record date for the Livongo stockholder meeting, the specified Livongo stockholders, in aggregate, were the beneficial owners of 36,519,004 shares of Livongo common stock, or approximately 35.95% of the voting power of Livongo common stock.
Agreement to Vote
Subject to the terms and conditions set forth in the voting agreement, from August 5, 2020 until the termination of the voting agreement, each of the specified Livongo stockholders agreed to vote its respective covered shares:
•
in favor of (i) the adoption of the merger agreement and (ii) the approval of any proposal to adjourn the Livongo stockholder meeting to a later date, if there are not sufficient affirmative votes (in person or by proxy) to obtain the required Livongo vote on the date on which such meeting is held; and

•	against any acquisition proposal with respect to Livongo.
Subject to the terms and conditions set forth in the voting agreement, from August 5, 2020 until the termination of the voting agreement, each of the specified Livongo stockholders agreed to appear at each meeting of the stockholders of Livongo, or adjournment or postponement thereof, to vote on any matter contemplated by the voting agreement and to cause their respective covered shares to be counted as present thereat for purposes of calculating a quorum.
Transfer Restrictions
Subject to the following paragraph and subject to the terms and conditions set forth in the voting agreement, from August 5, 2020 until the termination of the voting agreement, each of the specified Livongo stockholders agreed to (i) not do, (ii) not cause or permit and (iii) not to enter into any agreement relating to, in each case, any of the following, except with Teladoc’s prior written consent:
•
voluntarily or involuntarily, directly or indirectly, sell, pledge, encumber, hypothecate, lease, assign, gift, grant an option with respect to, transfer, exchange, tender or dispose (by merger, by testamentary disposition, by operation of law or otherwise, including, without limitation, by way of Constructive Disposition (as defined in the voting agreement)), any of that specified Livongo stockholder’s covered shares or any interest in those shares;

•
voluntarily or involuntarily, directly or indirectly, create or permit to exist any liens (other than Permitted Liens (as defined in the voting agreement) and restrictions on transfer imposed under applicable securities laws) on any of that specified Livongo stockholder’s covered shares;

•
voluntarily or involuntarily, directly or indirectly, deposit any of that specified Livongo stockholder’s covered shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy, power of attorney or other authorization with respect to any of that specified Livongo stockholder’s covered shares that is inconsistent with the voting agreement; and

•	voluntarily or involuntarily, directly or indirectly, agree to take any of the foregoing actions.
Notwithstanding the foregoing, the foregoing restrictions will not prohibit:
•
a transfer of covered shares by a specified Livongo stockholder to any of its affiliates or, if that specified Livongo stockholder is a natural person, to any member of that stockholder’s immediate family or to a trust for the benefit of the stockholder or any member of the stockholder’s immediate family, so long as, as a precondition to that transfer, the transferee agrees in writing to be bound by all of the obligations of the stockholder under the voting agreement with respect to those shares;

•
transfers by each specified Livongo stockholder of up to 25% of its covered shares without further restriction (those transfers may include distributions in kind and General Catalyst Group VI, L.P., General Catalyst Group VIII, L.P., General Catalyst Group VIII Supplemental, L.P. and GC Venture LH Manager, LLC may allocate the source of the covered shares that are so transferred among their affiliates in their sole discretion); and

•
transfers of covered shares by each of Glen Tullman and Lee Shapiro and any member of their respective immediate families, a trust for the benefit of those stockholders or any member of their respective immediate families equivalent to that number of covered shares that would have been sold if that stockholder’s existing plan established pursuant to Rule 10b-5 of the Exchange Act had remained in effect following August 5, 2020.

Subject to the terms and conditions set forth in the voting agreement, from August 5, 2020 until the termination of the voting agreement, each of the specified Livongo stockholders agreed to not make any demands to register any of its covered shares pursuant to the terms of the Fourth Amended and Restated Investors’ Rights Agreement, dated as of April 10, 2018, by and among, inter alios, Livongo and certain of the specified Livongo stockholders.
For the purposes of the restriction and exceptions summarized above, General Catalyst Group VI, L.P., General Catalyst Group VIII, L.P., General Catalyst Group VIII Supplemental, L.P. and GC Venture LH Manager, LLC are deemed to be a single specified Livongo stockholder.
Other Restrictions
Subject to the terms and conditions set forth in the voting agreement, from August 5, 2020 until the termination of the voting agreement, each specified Livongo stockholder agreed that
•	they will not, directly or indirectly,
•
they will cause each of their employees and will use their reasonable best efforts to cause each of their financial advisors, attorneys, accountants, consultants, agents, or other advisors or representatives (in its capacity as such) not to, and

•
if they are not a natural person, they will (i) cause their its directors and officers not to, (ii) not authorize or permit any of its subsidiaries (which, for purposes of this provision will not include portfolio companies of a specified Livongo stockholder that is a venture capital or other investment firm unless that portfolio company is directed or encouraged by that stockholder with respect to the actions contemplated by this provision) to, or any of its or its subsidiaries’ directors, officers or employees to, and (iii) use its reasonable best efforts to cause each financial advisor, attorney, accountant, consultant, agent, or other advisor or representative of any of its subsidiaries (in its capacity as such) not to, in each case, do any of the following:
•
initiate, solicit, propose, induce or knowingly encourage or facilitate the making of any acquisition proposal with respect to Livongo or any inquiries or the making of any proposal that would reasonably be expected to lead to an acquisition proposal with respect to Livongo;

•
other than informing third parties of the existence of the provisions described in this section, enter into, engage in, continue or otherwise participate in negotiations or discussions with, or furnish any non-public information (or access thereto) concerning Livongo or any of its subsidiaries to, any third party in connection with, or for the purpose of knowingly encouraging or facilitating, or otherwise cooperate in any way with any third party (or any representative thereof) with respect to, an acquisition proposal with respect to Livongo;

•
recommend or enter into any contract, letter of intent, acquisition agreement, agreement in principle, memorandum of understanding, option agreement, joint venture agreement, partnership agreement or other agreement with respect to any acquisition proposal with respect to Livongo;

•	approve or recommend, or publicly propose to approve or recommend, any acquisition proposal with respect to Livongo; or
•	approve, authorize, agree or publicly announce an intention to do any of the foregoing.
The foregoing provision will not restrict a specified Livongo stockholder from taking any action or doing anything that Livongo is permitted to do in accordance with the terms of Section 6.02 of the merger agreement, which is described in the section entitled “Merger Agreement—No Solicitation of Acquisition Proposals; No Change of Recommendation” beginning on page 140).
Subject to the terms and conditions set forth in the voting agreement, each specified Livongo stockholder agreed that, prior to the termination of the voting agreement, in the event that any specified Livongo stockholder:
•
acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional shares or other voting interests with respect to Livongo, those shares or voting interests will, without further action of the parties, be deemed to be covered shares and be subject to the provisions of the voting agreement, the number of shares held by that specified Livongo stockholder will be deemed amended accordingly, and those shares or voting interests will automatically become subject to the terms of the voting agreement; or

•
transfers any covered shares in accordance with the second and third exceptions to transfer restrictions described above under “The Voting Agreement—Transfer Restrictions”, those covered shares will, upon transfer and without further action of the parties, be deemed to no longer constitute covered shares.

Termination
The voting agreement will terminate upon the earlier to occur of the following:
•	the effective time;
•	the termination of the merger agreement in accordance with its terms;
•
the date on which any amendment to the merger agreement is effected, or any waiver of Livongo’s rights under the merger agreement is granted, in each case, without the specified Livongo stockholders’ prior written consent, that (i) diminishes the merger consideration to be received by the stockholders of Livongo, (ii) changes the forms of merger consideration payable to the stockholders of Livongo, (iii) extends the outside date beyond May 5, 2021 or imposes any additional conditions or obligations that would reasonably be expected to prevent or impede the consummation of the merger, or (iv) affects any of the other material terms of Article 2 (The Merger), Section 6.02 (Lafite Takeover Proposals; Lafite Adverse Recommendation Change), Section 7.05 (Director and Officer Liability), Section 8.07 (Tax Treatment), Article 9 (Conditions to the Merger) or Article 10 (Termination) of the merger agreement in a manner that is materially adverse to any of the specified Livongo stockholders;

•	the date upon which the Teladoc board of directors or any committee of that board makes a change of recommendation; and
•	the date upon which the Livongo board of directors or any committee of that board makes a change of recommendation.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of U.S. federal income tax considerations related to the merger and special dividend to holders of Livongo common stock that exchange their shares of Livongo common stock pursuant to the merger and receive the special dividend. The following summary is based upon the Code, the Treasury regulations promulgated thereunder and judicial and administrative rulings, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. Any such changes could affect the accuracy of the statements and conclusions set forth in this discussion.
This discussion addresses only holders of Livongo common stock that hold such stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Moreover, it does not address any U.S. federal tax considerations other than income tax considerations (such as estate, gift, Medicare, alternative minimum tax or other non-income tax considerations) or any state, local or non-U.S. income or non-income tax considerations. In addition, this discussion does not purport to be a complete analysis of all of the U.S. federal income tax considerations that may be relevant to holders of Livongo common stock in light of their particular circumstances and does not address all of the U.S. federal income tax considerations that may be relevant to particular holders of Livongo common stock that are subject to special rules, including, but not limited to: financial institutions; insurance companies; tax-exempt organizations or governmental organizations; dealers or brokers in securities or currencies; traders in securities that elect to use a mark-to-market method of accounting; accrual-method taxpayers subject to special tax accounting rules under Section 451(b) of the Code; persons that own at least 5% of Livongo common stock (by vote or value); regulated investment companies; real estate investment trusts; controlled foreign corporations; passive foreign investment companies; S-corporations; persons that hold Livongo common stock as part of a straddle, hedge, constructive sale or conversion transaction; individuals who are U.S. expatriates and former citizens or long-term residents of the United States; holders who acquired their shares of Livongo common stock through the exercise of an employee stock option or otherwise as compensation; and persons that have a “functional currency” other than the U.S. dollar.
If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds Livongo common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax considerations related to the merger and special dividend to them.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Livongo common stock who or that is, for U.S. federal income tax purposes:
•	an individual citizen or resident of the United States;
•	a corporation created or organized in or under the laws of the United States or any of its political subdivisions;
•
a trust that (i) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons (as defined in Section 7701(a)(30) of the Code) or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.
A “non-U.S. holder” is a beneficial owner (other than a partnership) of Livongo common stock that is not a U.S. holder.
No rulings have been, or will be, sought by Teladoc or Livongo from the IRS with respect to the merger or the special dividend, and there can be no assurance that the IRS or a court will not take a contrary position regarding the tax consequences described in this joint proxy statement/prospectus. The actual tax consequences of the merger and the special dividend to you may be complex and will depend on your specific situation and on factors that are not within Teladoc’s or Livongo’s control.
You should consult with your own tax advisor as to the tax consequences of the merger and the special dividend in your particular circumstances, including the applicability and effect any state, local or non-U.S. and other tax laws and of changes in those laws.

U.S. Holders
Tax Consequences of the Merger
For U.S. federal income tax purposes, the merger is intended to be treated as a “reorganization” within the meaning of Section 368(a) of the Code. As described further in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 151, it is a condition to Livongo’s obligation to complete the merger that Livongo receive an opinion from Skadden (or if Skadden is unable to, or prior to the closing of the merger does not, deliver such an opinion, Paul Weiss), dated as of the closing date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion and in representation letters provided by Livongo and Teladoc, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Whether such an opinion can be given will depend on, among other factors, the fair market value of Teladoc common stock as of the closing date. Moreover, if such opinion is delivered, there can be no assurance that the IRS will agree with the conclusions expressed therein. In the event that neither Skadden nor Paul Weiss can deliver an opinion that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, Livongo and Teladoc will each cooperate and use good faith efforts to consider and negotiate such amendments to the merger agreement as may be reasonably required in order for Skadden or Paul Weiss, as applicable, to deliver such an opinion (though neither party will be required to agree to any such amendment which, in the good faith judgment of such party, would subject it to any material economic, legal, regulatory, reputational or other cost or detriment).
As discussed above, neither Teladoc nor Livongo intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger or the special dividend, and there is no guarantee that the IRS or a court will treat the merger as a “reorganization” within the meaning of Section 368(a) of the Code.
Assuming the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to U.S. holders of the merger are (subject to the discussions below regarding the special dividend) as follows:
•
a U.S. holder of Livongo common stock will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the Teladoc common stock and cash consideration received by a holder of Livongo common stock exceeds such holder’s tax basis in the holder’s Livongo common stock, and (ii) the amount of cash consideration received by such holder of Livongo common stock (in each case excluding any cash received instead of fractional share interests in Teladoc common stock, which will be treated as discussed below);

•
the aggregate tax basis of the Teladoc common stock received in the merger (including any fractional interests in Teladoc common stock deemed received and exchanged for cash, as described below) will be the same as the aggregate tax basis of the Livongo common stock exchanged for Teladoc common stock, decreased by the amount of cash consideration received in the merger (excluding any cash received instead of fractional share interests in Teladoc common stock), and increased by the amount of gain recognized on the exchange, excluding any gain recognized with respect to fractional share interests in Teladoc common stock for which cash is received, as discussed below; and

•
the holding period of Teladoc common stock received in exchange for shares of Livongo common stock (including any fractional share interests in Teladoc common stock deemed received and exchanged for cash, as discussed below) will include the holding period of the Livongo common stock exchanged for the Teladoc common stock.

If a U.S. holder of Livongo common stock acquired different blocks of Livongo common stock at different times or at different prices, such U.S. holder’s holding period and basis will be determined separately with respect to each block of Livongo common stock. Any gain recognized generally will be long-term capital gain if the U.S. holder’s holding period in a particular block of Livongo common stock exceeds one year at the effective time. Long-term capital gain of individuals and other non-corporate U.S. holders currently is eligible for preferential U.S. federal income tax rates.

A U.S. holder who receives cash in lieu of a fractional share of Teladoc common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged that fractional share with Teladoc for cash. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and such U.S. holder’s adjusted tax basis allocated to such fractional share.
Tax Consequences of the Special Dividend
Under the terms of the merger agreement, holders of record of Livongo common stock as of a record date immediately prior to the effective time will be paid the special dividend, a one-time special cash dividend of $7.09 per share.
Although the matter is not entirely clear, the special dividend is intended to be treated, and will be reported by Livongo, as a distribution by Livongo within the meaning of Section 301 of the Code and not as consideration paid for Livongo common stock in the merger. It is possible that the IRS would disagree with the characterization of the special dividend as a distribution by Livongo within the meaning of Section 301 of the Code and instead seek to characterize the special dividend as merger consideration paid by Teladoc in exchange for a portion of a holder’s Livongo common stock. If this characterization were to be sustained, the special dividend would be treated as though it were cash consideration received in the merger, subject to the treatment described above in the discussion under “—U.S. Holders—Tax Consequences of the Merger” beginning on page 183.
Assuming the special dividend is characterized as a distribution by Livongo under Section 301 of the Code, the special dividend will be treated as a dividend for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits of Livongo. Generally, individual U.S. holders who meet applicable holding period requirements under the Code for “qualified dividends” (generally more than 60 days during the 121-day period surrounding the ex-dividend date) will be taxed on the special dividend at preferential long-term capital gain rates. To the extent that the amount of any dividend exceeds Livongo’s current and accumulated earnings and profits, the excess will first be treated as a tax-free return of capital, causing a reduction in the U.S. holder’s adjusted basis in the Livongo common stock. If such basis is reduced to zero, any remaining portion of the special dividend will be taxed as capital gain, which would be long-term capital gain if the U.S. holder has held the Livongo common stock for more than one year at the time the special dividend is received.
To the extent an individual U.S. holder of Livongo common stock includes in income the special dividend as a qualified dividend and such dividend constitutes an “extraordinary dividend” (generally, where the amount of the dividend exceeds 10% of the holder’s tax basis in its stock), any loss on the sale or exchange of such stock, to the extent of such dividend, will be treated as long-term capital loss. U.S. holders of Livongo common stock should consult their tax advisors regarding the possible applicability of the extraordinary dividend provisions of the Code with respect to the special dividend and the potential effect of such provisions on any losses realized with respect to consideration received in the merger.
In addition, U.S. holders that are corporations should consult their tax advisors regarding the possible availability of a dividends received deduction and the potential applicability of the extraordinary dividend provisions of the Code with respect to the special dividend.
U.S. holders should consult their tax advisors regarding any alternative characterization of the special dividend, including as consideration received in exchange for their shares of Livongo common stock.
Non-U.S. Holders
Tax Consequences of the Merger
The U.S. federal income tax consequences of the merger to non-U.S. holders of Livongo common stock will be the same as those described above for U.S. holders of Livongo common stock, except that a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized in connection with the merger unless:
•
such gain is “effectively connected” with the conduct of a trade or business by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met.
Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at applicable U.S. federal income tax rates. Any gain described in the first bullet above of a non-U.S. holder that is a corporation may also be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by U.S.-source capital losses recognized in the same taxable year. Gain described in the second bullet point above will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by U.S.-source capital losses, if any, of the non-U.S. holder.
Tax Consequences of the Special Dividend
As discussed above under “—U.S. Holders—Tax Consequences of the Special Dividend,” beginning on page 184, although the matter is not entirely clear, the special dividend is intended to be treated, and will be reported by Livongo, as a distribution by Livongo within the meaning of Section 301 of the Code and not as consideration paid for Livongo common stock in the merger. Assuming the special dividend is characterized as a distribution by Livongo under Section 301 of the Code, the special dividend will be treated as a dividend for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits of Livongo. To the extent that the amount of the special dividend exceeds Livongo’s current and accumulated earnings and profits, the excess will first be treated as a tax-free return of capital, causing a reduction in the non-U.S. holder’s adjusted basis in the Livongo common stock. If such basis is reduced to zero, any remaining portion of the special dividend will be taxed as gain on a sale, exchange or other disposition of shares of Livongo common stock. A non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on any such gain except as described in the first paragraph under “—Non-U.S. Holders—Tax Consequences of the Merger” beginning on page 184.
Any amount of the special dividend treated as a dividend for U.S. federal income tax purposes paid to a non-U.S. holder will generally be subject to withholding tax at a 30% rate (or such lower rate specified by an applicable income tax treaty). To obtain the benefit of a reduced rate under an applicable income tax treaty, a non-U.S. holder must certify as to its non-U.S. status, that no withholding is required pursuant to FATCA (defined below), and to such right under the applicable income tax treaty on a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E. If, however, a non-U.S. holder provides an IRS Form W-8ECI, certifying that the any amount treated as a dividend is effectively connected with the non-U.S. holder’s conduct of a trade or business within the U.S. (and, in the case of certain income tax treaties, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the U.S.), any amount treated as a dividend will not be subject to withholding. Instead, such amount would be subject to U.S. federal income tax at regular rates applicable to U.S. persons generally and, for corporate holders, may also be subject to a 30% “branch profits tax” unless the non-U.S. holder qualifies for a lower rate under an applicable U.S. income tax treaty.
It is possible that the IRS would disagree with the characterization of the special dividend as a distribution by Livongo within the meaning of Section 301 of the Code and instead seek to characterize the special dividend as merger consideration paid by Teladoc in exchange for a portion of a holder’s Livongo common stock. If this characterization were to be sustained, the special dividend would be treated as though it were cash consideration received in the merger, subject to the treatment discussed above under “—Non-U.S. Holders—Tax Consequences of the Merger” beginning on page 184.
Foreign Account Tax Compliance Act
Under the Foreign Account Tax Compliance Act, which is referred to as FATCA, withholding at a rate of 30% will generally be required on any amount of the special dividend treated as a dividend for U.S. federal income tax purposes paid on a share of Livongo common stock held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into an agreement with the U.S. Department of the Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) complies with the terms of an intergovernmental agreement between the U.S. and an applicable foreign country. An intergovernmental agreement between the U.S. and an applicable foreign country, or future

Treasury regulations or other guidance, may modify these requirements. Accordingly, the entity through which shares of Livongo common stock is held will affect the determination of whether such withholding is required. Similarly, any amount of the special dividend treated as a dividend for U.S. federal income tax purposes paid on a share of Livongo common stock held by a holder that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners.” No additional amounts will be paid to holders in respect of any amounts withheld. Holders are encouraged to consult their tax advisors regarding the possible implications of this withholding tax on the payment of the special dividend.

COMPARISON OF STOCKHOLDERS’ RIGHTS
If the merger is completed, Livongo stockholders will receive Teladoc common stock. Subject to the approval by Teladoc stockholders of the Teladoc charter amendment proposal, the certificate of incorporation of Teladoc will be amended as of the effective time as provided in the merger agreement and the charter amendment, which is attached to this joint proxy statement/prospectus as Annex E, and as amended, is referred to as the Teladoc charter.
Teladoc and Livongo are both Delaware corporations subject to the DGCL. Upon completion of the merger, the Livongo stockholders immediately prior to the effective time of the merger will become Teladoc stockholders. The rights of the former Livongo stockholders and the Teladoc stockholders will thereafter be governed by the DGCL and by the Teladoc charter and the Teladoc bylaws.
The following description summarizes certain of the material terms and differences between the rights of Livongo stockholders and the rights of Teladoc stockholders. This does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. Stockholders should read carefully the relevant provisions of the DGCL, the Teladoc certificate of incorporation, the proposed Teladoc charter, the Teladoc bylaws, the Livongo certificate of incorporation, which is referred to as the Livongo charter, and the Livongo bylaws. Copies of the documents referred to in this summary may be obtained as described under the section entitled “Where You Can Find More Information” beginning on page 218.
Livongo	Teladoc

Authorized Capital Stock

The aggregate number of shares that Livongo has the authority to issue is 1,000,000,000 shares, consisting of (i) 900,000,000 shares of Livongo common stock, par value $0.001 per share and (ii) 100,000,000 shares of preferred stock, par value $0.001 per share.

As of the close of business on the Livongo record date, Livongo had 101,585,377 shares of Livongo common stock and no shares of preferred stock issued and outstanding.

Teladoc’s authorized capital stock consists of (i) 150,000,000 shares of common stock, par value $0.001, and (ii) 1,000,000 shares of preferred stock, par value $0.001. If the Teladoc charter amendment proposal is approved by Teladoc stockholders at the Teladoc stockholder meeting, effective upon the completion of the merger, Teladoc’s authorized capital stock will consist of (i) 300,000,000 shares of common stock, par value $0.001, and (ii) 1,000,000 shares of preferred stock, par value $0.001.

As of the close of business on the Teladoc record date, Teladoc had 82,957,800 shares of Teladoc common stock and no shares of preferred stock issued and outstanding.

Teladoc currently expects to issue up to 60,138,544 shares of common stock to Livongo stockholders in connection with the closing of the merger pursuant to the merger agreement, assuming a maximum of 101,585,377 shares of Livongo common stock that will be exchanged pursuant to the exchange ratio provided for in the merger agreement.

Rights of Preferred Stock

The Livongo charter adopts the provisions under the DGCL which provide that the Livongo board of directors may determine for each series of preferred stock the powers, designations, preferences and relative, participating, optional or other rights, if any,

The Teladoc charter adopts the provisions under the DGCL which provide that the Teladoc board of directors may issue the preferred stock in series to be designated later and, in connection with the designation of any such series, determine the

Livongo	Teladoc

and the qualifications, limitations or restrictions thereof, if any, of any series of preferred stock. Additionally, the Livongo board of directors is authorized to increase or decrease the number of shares of any series (within the upper and lower limits of the total number of authorized shares and shares then outstanding, respectively) and subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Livongo charter or the original board resolution fixing the number of shares in the series.

No shares of Livongo preferred stock were outstanding as of the date of this joint proxy statement/prospectus.

preferences, relative voting, redemption rights, dividend rights, rights upon dissolution, conversion rights and other rights, qualifications, limitations or restrictions of such series of the preferred stock.

No shares of Teladoc preferred stock were outstanding as of the date of this joint proxy statement/prospectus.

Voting Rights

Each holder of shares of Livongo common stock is entitled to one vote for each share of Livongo common stock held on all matters properly submitted on which the holders of shares of Livongo common stock are entitled to vote.

The Livongo bylaws provide that in all matters other than the election of directors, matters presented to Livongo stockholders at a meeting at which a quorum is present will be decided by an affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on such matter (unless a different minimum vote is required by law, the Livongo charter, the Livongo bylaws or the rules of any stock exchange applicable to Livongo). Directors are elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors (unless a different minimum vote is required by law, the Livongo charter or the Livongo bylaws). Where a separate vote by a class or series is required, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of the shares of such class or series present in person or represented by proxy at the meeting and entitled to vote on such matter shall be the act of the such class or series (unless a different minimum vote is required by law, the Livongo charter, the Livongo bylaws or the rules of any stock exchange applicable to Livongo).

Each holder of shares of Teladoc common stock is entitled to one vote for each share of common stock held by the stockholder on the record date for any action, on all matters on which the stockholders are entitled to vote. Such right is subject to the voting rights of the holders of preferred stock, if any.

The Teladoc bylaws provide that, at all duly called or convened meetings of stockholders of which a quorum is present, (i) a plurality of the votes cast shall be sufficient to elect a director, and (ii) except as otherwise provided by the Teladoc charter, the Teladoc bylaws, the rules or regulations of any stock exchange applicable to Teladoc, or applicable law or pursuant to any regulation applicable to Teladoc or its securities, all other questions presented to the stockholders shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at the meeting by the holders entitled to vote thereon.

Quorum

The Livongo bylaws provide that, at any meeting of the stockholders, the presence in person or by proxy of a majority of the shares entitled to vote at the stockholders meeting constitutes a quorum.
The Teladoc bylaws provide that, at any meeting of the stockholders, the presence in person or by remote communication, if applicable, or represented by proxy, of holders of a majority in voting power of the capital

Livongo	Teladoc

If a quorum is not present or represented at any meeting of stockholders, the Livongo bylaws provide that either the chairperson of the meeting or a majority of the holders of Livongo common stock entitled to vote at the meeting, present in person or represented by proxy, may adjourn the meeting without notice other than at the meeting until a quorum is present or represented.
stock issued and outstanding and entitled to vote at constitutes a quorum for the transaction of business of all meeting of stockholders.

Stockholder Rights Plans

Livongo currently has no stockholder rights plan. If the merger is not completed, the Livongo board of directors retains the right to adopt a stockholder rights plan at a future date.
Teladoc currently has no stockholder rights plan. While Teladoc has no present intention to adopt a stockholder rights plan, the Teladoc board of directors retains the right to adopt a new plan at a future date.

Stockholder Inspection Rights; Stockholder Lists

Under Section 220 of the DGCL, a stockholder or its agent has a right to inspect the corporation’s stock ledger, a list of all of its stockholders and its other books and records during the usual hours of business upon written demand stating the purpose for such inspection (which must be reasonably related to such person’s interest as a stockholder). If the corporation refuses to permit such inspection or refuses to reply to such a request within five business days after the demand, the stockholder may apply to the Court of Chancery of the State of Delaware for an order to compel such inspection.

The Livongo bylaws provide that a complete list of the stockholders entitled to vote at each meeting of stockholders, arranged in alphabetical order and showing the address and the number of shares of Livongo common stock registered in the name of each stockholder, must be prepared by Livongo at least 10 days before every meeting of stockholders, provided that if the record date is less than 10 days before the meeting date, the list will reflect the stockholders entitled to vote as of the tenth day before the meeting date. The stockholder list is to be provided either: (i) on a reasonably accessible electronic network, provided that the information required to gain access to the list is provided with the notice of the meeting; or (ii) during ordinary business hours at Livongo’s principal place of business. If the meeting is held at a place, the stockholder list is to be kept at the place of the stockholder meeting during the meeting, and if the meeting is to be held solely by remote communication, then the list will be open to the examination of any stockholder during the meeting on a reasonably accessible electronic network, and the information required to access the list will be provided with notice of the meeting.

The Teladoc bylaws provide that, as required by Section 219 of the DGCL, a complete list of the stockholders entitled to vote at each meeting of stockholders, arranged in alphabetical order, with the address of each and the number of shares registered in the name of each stockholder, must be prepared by and made available (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at Teladoc’s principal executive office, in either case, at least 10 days before every meeting of the stockholders and during the pendency thereof.

Number of Directors

The Livongo charter and bylaws provide that, subject to any rights of holders of preferred stock, and unless	The Teladoc charter and bylaws provide that the number of directors shall be established from time to

Livongo	Teladoc

the Livongo charter fixes the number of directors, the number of directors shall be determined by resolution approved by a majority of the Livongo board of directors. There are currently seven Livongo directors.
time by the board of directors, subject to the rights of holders of any series of preferred stock to elect directors. There are currently 10 Teladoc directors.

Term of Office of Directors

The Livongo charter provides that, subject to any rights of holders of preferred stock, the directors are divided into three classes of nearly equal size with duly elected directors of each class holding office for three years until such director’s successor is duly elected and qualified at the appropriate stockholder meeting, subject to prior resignation, death or removal. Subject to the rights of holders of preferred stock, if the number of directors is changed, any newly created directorships or decrease in directorships will be apportioned among the classes to make all classes as nearly equal in number as is practicable.

The Teladoc charter and bylaws provide that all directors shall hold office until the next annual meeting of stockholders and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

Filling Vacancies on the Board of Directors

The Livongo charter and bylaws provide that, subject to any rights of holders of preferred stock and except as otherwise provided in the DGCL or as permitted in the specific case by a board resolution, any vacancy on the Livongo board of directors resulting from any reason, or any newly created directorship resulting from an increase in the authorized number of directors, will be filled only by a vote of the majority of the directors then in office, although less than a quorum, or by a sole remaining director (if applicable), and not by Livongo stockholders. No decrease in the number of authorized directors constituting the Livongo board of directors will shorten the term of any incumbent director. A person chosen to fill a vacancy or newly created directorship will hold office until the next election of the class containing the chosen director and until his or her successor is duly elected and qualified.

The Teladoc charter and bylaws provide that, subject to the rights of holders of any series of preferred stock, any vacancy or newly created directorship in the Teladoc board of directors, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders, unless the board of directors determines by resolution that any such vacancy or newly created directorship shall be filled by the stockholders.

Cumulative Voting

The Livongo charter and bylaws do not provide for cumulative voting.	The Teladoc charter and bylaws do not provide for cumulative voting in director elections.

Removal of Directors

The Livongo charter and bylaws provide that, subject to the rights of holders of preferred stock with respect to the election of directors, for so long as directors of Livongo are divided into classes, a director may be removed from office by the stockholders only for cause.

The Teladoc charter and bylaws provide that, subject to the rights of holders of any series of preferred stock, directors may be removed only by the affirmative vote of the holders of at least a majority in voting power of the outstanding shares of capital stock entitled to vote thereon.

Livongo	Teladoc

Director Nominations by Stockholders

The Livongo bylaws provide that a stockholder must give advance written notice to Livongo of a director nomination. The notice must be in writing and delivered to the secretary by the date not later than 45 days, nor earlier than 75 days, prior to the anniversary date of the date on which Livongo first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting; except that in the event that no annual meeting was held in the previous year or if the date of the current year’s annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days, after the one-year anniversary date of the previous year’s annual meeting, then, to be timely, the notice must be received by the secretary not earlier than the close of business on the 120th day prior to the current year’s annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The Livongo bylaws also provide that if the number of directors is increased and there is no public announcement naming all of the nominees or specifying the size at least 10 days before the last day a stockholder may deliver a notice of nomination, a stockholder’s notice with respect to director nominations at annual meetings, will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the secretary not later than the close of business on the 10th day following the day on which such public announcement is first made. The voting requirements for election of directors are discussed above (see the section entitled “Comparison of Stockholders’ Rights—Term of Office of Directors” beginning on page 190).

For special meetings, the written notice of director nominations must be received by the secretary at the principal executive offices of Livongo not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which a public announcement of the special meeting date and of the nominees proposed by the board to be elected at such meeting is first made.

Additionally, if any directors are nominated by a stockholder at an annual or special meeting, such nominating stockholder must have (a) been a stockholder of record (i) at the time of giving notice of

The Teladoc charter provides that advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders must be given in the manner provided by the Teladoc bylaws. The Teladoc bylaws provide that a stockholder must give advance written notice to Teladoc of a director nomination. The notice must be in writing and in proper form delivered to the corporate secretary by the date not later than 90 days, nor earlier than 120 days, prior to the anniversary date of the annual meeting for the preceding year, except, however, that if the annual meeting is not scheduled to be held within a period that commences 30 days before and ends 60 days after such anniversary date, notice by the stockholder must be given by no later than 90 days, nor earlier than 120 days, prior to such annual meeting or, if later, the 10th day following the day of public disclosure of the date of such annual meeting was first made. The voting requirements for election of directors are discussed above (see the section entitled “Comparison of Stockholders’ Rights—Term of Office of Directors” beginning on page 190).

Any stockholder notice relating to the nomination of directors must contain:

• as to each nominating person:

• the name and address of such person and the class or series and number of shares of Teladoc that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such person, which information is referred to as the stockholder information;

• any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of shares of any class or series of Teladoc or which derivative, swap or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of Teladoc (which transaction or series of transactions is referred to as “synthetic equity interests”);

Livongo	Teladoc

the nomination; (ii) on the record date for determining stockholders entitled to notice of the annual or special meeting and (iii) on the record date for determining stockholders entitled to vote at the annual or special meeting (as applicable) and (b) complied with the notice procedures for annual or special meetings (as applicable).

Any stockholder notice relating to the nomination of directors must contain:

• as to each nominating person:

• the name and address of such person;

• the class and number of shares which are held of record or are beneficially owned by such person or an affiliate of such person and any derivative positions;

• whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such person or an affiliate of such person with respect to any securities of Livongo, and a description of any other agreement, arrangement or understanding, the effect or intent of which is to mitigate loss or manage risk, or to increase or decrease the voting power of such person;

• any material interest of such person or an affiliate of such person in the nomination of the director;

• a supplement no later than 10 days following the record date to disclose information related to stock ownership and hedging transactions as of the record date; and

• a statement whether either such person will deliver a proxy statement and form of proxy to a number of stockholders reasonably believed to be necessary to elect each nominee;

• as to each person whom a nominating person proposes to nominate for election as a director:

• the name, age, business address and residence address of such nominee;

• the principal occupation or employment of such
nominee;

• any proxy, agreement, arrangement, understanding or relationship pursuant to which such person has or shares a right to vote any shares of any class or series of Teladoc;

• any agreement, arrangement, understanding or relationship, including, without limitation, any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of Teladoc by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of Teladoc, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of Teladoc (which agreement, arrangement, understanding or relationship is referred to as “short interests”);

• any rights to dividends on the shares of any class or series of Teladoc owned beneficially by such person that are separated or separable from the underlying shares of Teladoc;

• any performance related fees (other than an asset based fee) that such person is entitled to based on any increase or decrease in the price or value of shares of any class or series of Teladoc, or any synthetic equity interests or short interests, if any;

• if such nominating person is not a natural person, the identity of any natural person associated with such nominating person responsible for the formulation of and decision to propose the business to be brought before the meeting (which person is referred to as the “responsible person”), the manner in which such responsible person was selected, any fiduciary duties owed by such responsible person to the equity holders or other beneficiaries of such nominating person, the qualifications and background of such responsible person and any material interests or relationships of such responsible person that are not shared generally by any other record or beneficial holder of the shares of any class or series of Teladoc and that reasonably could

Livongo	Teladoc

• the class and number of shares which are owned of record or beneficially owned by such nominee and any derivative positions held or beneficially held by such nominee;

• whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such nominee with respect to any securities of Livongo, and a description of any other agreement, arrangement or understanding, the effect or intent of which is to mitigate loss or manage risk, or to increase or decrease the voting power of such nominee;

• a description of all arrangements or understandings with respect to the nomination between or among the stockholder, any nominee or any other person concerning such nominee’s potential service as a director, including a description of any compensatory, payment or other financial agreement involving such nominee and of any compensation or other payment received by or on behalf of such nominee, in each case in connection with candidacy or service as a director;

• a written statement by such nominee acknowledging and representing that such nominee intends to serve a full term if elected; and

• any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to and in accordance with Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

If requested by the Livongo board, any proposed nominee must update information required in the notice of nomination as of a date subsequent to the date on which the notice of the nomination was given and must provide other information that may be reasonably required to determine the eligibility to serve as an independent director, or could be material to a reasonable stockholder’s understanding of independence.

Additionally, a proposed nominee will not be eligible for election or re-election if a stockholder or an affiliate of the stockholder takes action contrary to the have influenced the decision of such nominating person to propose such business to be brought before the meeting;

• if such nominating person is a natural person, the qualifications and background of such natural person and any material interests or relationships of such natural person that are not shared generally by any other record or beneficial holder of the shares of any class or series of Teladoc and that reasonably could have influenced the decision of such nominating person to propose such business to be brought before the meeting;

• any significant equity interests or any synthetic equity interests or short interests in any principal competitor of Teladoc held by such person;

• any direct or indirect interest of such person in any contract with Teladoc, any affiliate of Teladoc or any principal competitor of Teladoc;

• any pending or threatened litigation in which such person is a party or material participant involving Teladoc or any of its officers or directors, or any affiliate of the Teladoc;

• any material transaction occurring during the prior twelve months between such person, on the one hand, and the Teladoc, any affiliate of Teladoc or any principal competitor of Teladoc, on the other hand;

• a summary of any material discussions regarding the business proposed to be brought before the meeting (i) between or among any of the nominating persons or (ii) between or among any nominating person and any other record or beneficial holder of the shares of any class or series of Teladoc; and

• any other information relating to such person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such nominating person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to this bullet and the preceding 12 bullets being referred to as “disposable interests”);

Livongo	Teladoc

prior representations, or the prior representations contain an untrue statement of a material fact or omission of a material fact.
• as to each person whom a nominating person proposes to nominate for election as a director:

• all information with respect to such proposed nominee that would be required to be set forth in a stockholder’s notice if such proposed nominee were a nominating person;

• all information relating to such person that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act;

• a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among any nominating person, on the one hand, and each proposed nominee, his or her respective affiliates and associates and any other persons with whom such proposed nominee (or any of his or her respective affiliates and associates) is acting in concert, on the other hand;

• a representation that the nominating person is a holder of record of stock of Teladoc entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination;

• a representation whether the nominating person intends or is part of a group which intends (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Teladoc’s outstanding capital stock required to elect the nominee and/or (ii) otherwise to solicit proxies or votes from stockholders in support of such nomination; and

• a completed and signed questionnaire with respect to the background and qualification of such proposed nominee (which questionnaire will be provided by the secretary upon written request) and a written representation and agreement (in form provided by the secretary upon written request) that such proposed nominee (i) is not and will not become a party to (a) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such proposed

Livongo	Teladoc

nominee, if elected as a director of Teladoc, will act or vote on any issue or question that has not been disclosed to Teladoc or (b) any voting commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of Teladoc, with such proposed nominee’s fiduciary duties under applicable law, (ii) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than Teladoc with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to Teladoc and (iii) in such proposed nominee’s individual capacity and on behalf of the stockholder (or the beneficial owner, if different) on whose behalf the nomination is made, would be in compliance, if elected as a director of Teladoc, and will comply with applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of Teladoc.

Teladoc may also require any proposed nominee to furnish such other information, as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of Teladoc in accordance with Teladoc’s Corporate Governance Guidelines or that could be material to a reasonable stockholder’s understanding of the independence or lack of independence of such proposed nominee.

Stockholder Proposals

The Livongo bylaws provide that a stockholder must give proper advance written notice to Livongo of any business to be brought before an annual stockholder meeting. The notice must be in writing and received by the secretary at the principal executive offices of Livongo by the date not later than 45 days, nor earlier than 75 days, prior to the anniversary date of the date on which Livongo first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting; except that in the event that the date of the current year’s annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days, after the one-year anniversary of the date of the previous year’s annual meeting, then, to be timely, the notice must be delivered not earlier than the close of business on the 120th day prior to the current year’s

The Teladoc bylaws provide that a stockholder must give advance written notice to Teladoc of any proposal for business to be transacted at an annual meeting of stockholders. The notice must be in writing and in proper form delivered to the corporate secretary by the date not later than 90 days, nor earlier than 120 days, prior to the anniversary date of the annual meeting for the preceding year, except, however, that if the annual meeting is not scheduled to be held within a period that commences 30 days before and ends 60 days after such anniversary date, notice by the stockholder must be given by no later than 90 days, nor earlier than 120 days, prior to such annual meeting or, if later, the 10th day following the day of public disclosure of the date of such annual meeting was first made.

Livongo	Teladoc

annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Any stockholder notice with respect to a matter other than the nomination of directors must contain:

• a brief description of the business to be brought before the annual meeting, the text of the proposed business (including any resolutions proposed for consideration), and the reasons for conducting such business at the annual meeting;

• as to each proposing stockholder:

• the name and address, as they appear in Livongo’s books, of the proposing stockholder and any affiliates of the stockholder;

• the class and number of shares of Livongo common stock which are held of record or beneficially owned by the stockholder or any affiliates of the stockholder and, in each case, any derivative positions held or beneficially held;

• whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the stockholder or any stockholder affiliates with respect to any securities of Livongo, and a description of any other agreement, arrangement or understanding, the effect or intent of which is to mitigate loss or manage risk, or to increase or decrease the voting power of the stockholder and any affiliates of the stockholder;

• any material interest of the stockholder or an affiliate of the stockholder in the proposed business; and

• a statement whether the stockholder or any affiliates of the stockholder will deliver a proxy statement and form of proxy to at least the percentage of Livongo’s voting shares required to carry the proposal.

Additionally, (i) the stockholder must provide a supplement no later than 10 days following the record date to disclose information related to stock ownership and hedging transactions as of the record date and (ii) business proposed by a stockholder may not be brought before the annual meeting if the stockholder or

Any stockholder notice with respect to a matter other than the nomination of directors must contain:

• as to each proposing person:

• all information with respect to such proposing person that would be required to be set forth in a stockholder’s notice if such person were a nominating person;

• a reasonably brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each proposing person;

• the text of the proposal or business (including, without limitation, the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Teladoc bylaws, the language of the proposed amendment);

• a reasonably detailed description of all agreements, arrangements and understandings between or among any of the proposing persons or between or among any proposing person and any other person or entity (including, without limitation, their names) in connection with the proposal of such business by such stockholder;

• a representation that the stockholder is a holder of record of stock of Teladoc entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business;

• a representation whether the proposing person intends or is part of a group which intends (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Teladoc’s outstanding capital stock required to approve or adopt the proposal and/or (ii) otherwise to solicit proxies or votes from stockholders in support of such proposal; and

• any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act.

Livongo	Teladoc

an affiliate of the stockholder takes action contrary to the prior representations, or the prior representations contain an untrue statement of a material fact or omission of a material fact.

The Livongo bylaws provide that in all matters other than elections of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders (see the sections entitled “Comparison of Stockholders’ Rights—Voting Rights” beginning on page 188).

• The Teladoc charter and bylaws do not provide for the voting requirement for approval of stockholder proposals. Therefore, the default majority voting requirement under Section 216 of the DGCL applies for stockholder proposals (see the section entitled “Comparison of Stockholders’ Rights—Voting Rights” beginning on page 188).

Stockholder Action by Written Consent

The Livongo charter provides that, except as expressly provided by the terms of any preferred stock, the Livongo stockholders are prohibited from taking any action by written consent.	The Teladoc charter and bylaws provide that no action may be taken by stockholders except at an annual or special meeting of stockholders.

Certificate of Incorporation Amendments

Except as described below, under Section 242 of the DGCL, the certificate of incorporation may be amended upon a resolution of the board of directors and approved by:

• the holders of a majority of the outstanding shares entitled to vote; and

• a majority of the outstanding shares of each class entitled to a class vote, if any.

Whenever the certificate of incorporation requires a vote of a greater number or proportion than is required by this section, then the provision of the certificate of incorporation requiring such greater vote shall not be altered, amended or repealed except by such greater vote.

The Livongo charter provides that Livongo reserves the right to repeal, alter, amend or rescind any provision contained in the Livongo charter as prescribed by the DGCL, and all rights conferred on the stockholders are granted subject to this reservation.

The Livongo charter provides that, in addition to any other vote that may be required by law or the terms of any series of preferred stock, the affirmative vote of at least 66% of the voting power of all then outstanding shares of capital stock, voting together as a single class, is required to amend or repeal, or adopt any provisions inconsistent with the purpose and intent of:

• Article V of the Livongo charter (describing the
The Teladoc charter may be amended by the affirmative vote of the holders of at least a majority in voting power of the outstanding shares of capital stock of Teladoc entitled to vote thereon.

Livongo	Teladoc

Livongo board of directors and the election, term, and removal of directors);

• Article VI of the Livongo charter (providing the Livongo board of directors the power to adopt, amend or repeal the bylaws);

• Article VII of the Livongo charter (prohibiting stockholder written consent and cumulative voting and the calling of special meetings); or

• Article IX of the Livongo charter (amending the charter).

Bylaw Amendments

The Livongo charter and bylaws provide that the Livongo board of directors may alter, amend, rescind or repeal in whole or in part, the Livongo bylaws or may adopt new bylaws by the affirmative vote of a majority of the Livongo board of directors.

In addition, the Livongo charter provides that, in addition to any requirement by law, the certificate of incorporation, the bylaws or any preferred stock, the bylaws may be adopted, amended or repealed by an affirmative vote of the holders of at least 66% of the voting power of all of the then outstanding shares of Livongo common stock, voting together as a single class.

The Teladoc charter and bylaw provide that the affirmative vote of the holders of at least a majority in voting power of the outstanding shares of capital stock entitled to vote thereon is necessary for stockholders to the adopt, amend, alter or repeal the Teladoc bylaws.

In addition, the Teladoc charter provides that the board of directors is expressly empowered to adopt, amend, alter or repeal the Teladoc bylaws.

Special Meetings of Stockholders

The Livongo charter provides that, except as otherwise provided by the terms of any preferred stock, a special meeting of the stockholders will be held at the request of:

• a majority of the members of the Livongo board of directors;

• the chairperson of the Livongo board of directors; or

• the chief executive officer of Livongo (or the president in the absence of a chief executive officer).

No other person may call a special meeting and the ability of stockholders to call a special meeting is specifically denied.

The Livongo board of directors, acting pursuant to a resolution adopted by a majority of the board, or the chairperson of a meeting of stockholders may cancel, postpone or reschedule any previously scheduled meeting of stockholders at any time, before or after the notice for such meeting has been sent to the stockholders.

The Teladoc charter and bylaws provide that a special meeting of the stockholders may be called only by:

• the Teladoc board of directors;

• the chairperson of the Teladoc board of directors; or

• chief executive officer or president (in the absence of a chief executive officer) of Teladoc.

Livongo	Teladoc

Notice of Meetings of Stockholders

The Livongo bylaws provide that notice of each meeting of stockholders, stating the place (if any), date and hour of the meeting, means of remote communications (if any), record date for determining stockholders entitled to vote (if different from the date for determining entitlement to notice of such meeting) and for special meetings, the purpose of such special meeting, must be given to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting no less than 10 but not more than 60 days prior to the date of the meeting (unless otherwise provided in the DGCL, the Livongo charter or the bylaws).

At special meetings, only such business shall be conducted as shall have been brought before the meeting by or at the direction of the Livongo board of directors, chairperson of the Livongo board of directors, or chief executive officer (or president in the absence of a chief executive officer).

Under the Teladoc bylaws, written notice of each meeting of stockholders, stating the place, if any, date and hour of the meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting), the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, must be given to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting not less than 10 nor more than 60 days before the date of the meeting.

Limitation of Personal Liability of Directors

Under Section 102(b)(7) of the DGCL, the certificate of incorporation may eliminate or limit the liability of a director for monetary damages for breach of fiduciary duty as a director, except that such a provision may, not eliminate or limit the liability of a director:

• for any breach of the director’s duty of loyalty to the corporation or its stockholders;

• for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

• under Section 174 of the DGCL (regarding unlawful payment of dividends or unlawful purchase or redemption of stock); or

• for any transaction from which the director derived an improper personal benefit.

The Livongo charter adopts the DGCL provisions (as described above) governing the limitation of personal liability of directors. In addition, the Livongo charter provides that if the DGCL is amended further to authorize the further elimination or limitation of liability of directors, then the liability of a Livongo director will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Teladoc charter includes the DGCL provision (as summarized above) allowing exculpation of directors from monetary damages for certain breaches of fiduciary duty as a director. In addition, the Teladoc charter provides that if the DGCL is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a Teladoc director will be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Livongo	Teladoc

Indemnification of Directors and Officers

The Livongo charter provides that to the fullest extent permitted by law, Livongo will indemnify any director or officer who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of Livongo or is or was serving at the request of Livongo as a director, officer, employee or agent of another corporation against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such proceeding. Livongo is required to indemnify a person in connection with a proceeding initiated by the person only if the proceeding was authorized by the Livongo board of directors.

Additionally, Livongo’s charter provides that Livongo shall have the power to indemnify, to the extent permitted by the DGCL, an employee or agent of Livongo who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of Livongo or is or was serving at the request of Livongo as a director, officer, employee or agent of another corporation against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such proceeding.

In addition to the director indemnification provisions of Livongo’s charter, Livongo’s bylaws provide that Livongo:

• will indemnify expenses to an officer or director that has been successful on the merits or otherwise in defense of any proceeding relating to indemnification in third-party proceedings or by right of Livongo;

• may indemnify its employees and agents to the extent not prohibited by the DGCL or other applicable law and the Livongo board of directors may delegate to any person identified in subsections (1) through (4) of Section 145(d) of the

The Teladoc bylaws provide that Teladoc has the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Teladoc) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of Teladoc, or, while a director or officer of Teladoc, is or was serving, or has agreed to serve, at the request of Teladoc, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) (all such persons being referred to in this section as an “indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including, without limitation, attorneys’ fees), liabilities, losses, judgments, fines (including, without limitation, excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred by or on behalf of indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if indemnitee acted in good faith and in a manner which indemnitee reasonably believed to be in, or not opposed to, the best interests of Teladoc, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that indemnitee did not act in good faith and in a manner which indemnitee reasonably believed to be in, or not opposed to, the best interests of Teladoc, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Teladoc may purchase and maintain officers’ and directors’ insurance covering certain liabilities that may be incurred by officers and directors in the performance of their duties.

Livongo	Teladoc

DGCL the determination of whether employees or agents shall be indemnified;

• will advance expenses to an officer or director (without a determination as to his or her conduct) in advance of the final disposition of a proceeding if such person furnishes a written undertaking to repay any advances if it is ultimately determined that he or she is not entitled to indemnification; and

• may advance expenses to former directors or officers or other current or former employees and agents as Livongo deems appropriate.

Notwithstanding the above, no advance expenses shall be made by Livongo to an officer if a determination is reasonably and promptly made by (i) a majority of the directors not party to the proceeding, (ii) by a committee of such directors designated by a majority of such directors or (iii) if no such directors, by an independent legal counsel, that such person acted in bad faith or in a manner that such person did not believe to be in the best interests of Livongo.

The Livongo bylaws also limit the indemnification provision by not requiring Livongo to indemnify any person:

• who has actually received payment under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

• for any accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act or similar law if such person is held liable therefor;

• for any reimbursement of Livongo by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by the sale of securities as required under the Exchange Act if such person is held liable therefor;

• who initiated any proceeding against Livongo or its directors, officers, employees, agent or other indemnitees, unless (i) the Livongo board of directors authorized the proceeding, (ii) Livongo provides the indemnification in its sole discretion, (iii) the payment is otherwise required by the Livongo bylaws or (iv) the payment is otherwise required by law; or

Any indemnification will be made by Teladoc upon determination that the indemnification is proper because the person has met the applicable standard of conduct. This determination will be made:

• by a majority vote of the directors consisting of person who are not at that time parties to the action, suit or proceeding in question (who are referred to as “disinterested directors”), whether or not a quorum;

• by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum;

• if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel in a written opinion; or

• by the stockholders of Teladoc.

In the event of any threatened or pending action, suit, proceeding or investigation of which Teladoc receives notice, any expenses (including, without limitation, attorneys’ fees) incurred by or on behalf of indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom will be paid by Teladoc in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of indemnitee in advance of the final disposition of such matter will be made only upon receipt of an undertaking by or on behalf of indemnitee to repay all amounts so advanced in the event that it will ultimately be determined by final judicial decision from which there is no further right to appeal that indemnitee is not entitled to be indemnified by Teladoc; and provided further that no such advancement of expenses will be made if it is determined that (i) indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Teladoc, or (ii) with respect to any criminal action or proceeding, indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking will be accepted without reference to the financial ability of Indemnitee to make such repayment.

Any amendment, termination or repeal of the relevant provisions of the Teladoc bylaws or the relevant provisions of the DGCL or any other applicable laws will not adversely affect or diminish in any way the rights of any indemnitee to indemnification or advancement of expenses under the provisions hereof

Livongo	Teladoc

• if prohibited by applicable law.

If a claim for indemnification or an advancement of expenses is not paid within 90 days after receipt, the claimant may bring an action in court with indemnification provided by Livongo to the extent such person is successful in such action. Livongo has the burden of proving the claimant is not entitled to indemnification or advancement of expenses.

The bylaws provide the indemnification provisions are not exclusive of other rights provided by in the certificate of incorporation or any statute, bylaw, agreement, vote of stockholders or directors or otherwise. Livongo may also enter individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses.

Any amendment or modification to Livongo’s bylaws or charter affecting a claimant’s right to indemnification or the advancement of expenses provided under the Livongo bylaws or charter will not alter the claimant’s right to indemnification or advancement of expenses with respect to such claimant’s conduct prior to such amendment or modification, without the express written consent of such claimant.

The rights to indemnification and advancement of expenses will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of the heirs, executors and administrators of such person.

Livongo maintains officers’ and directors’ insurance covering certain liabilities that may be incurred by officers and directors in the performance of their duties.

See also the section entitled “Comparison of Stockholders’ Rights—Limitation of Personal Liability of Directors” beginning on page 199.

with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

Teladoc will not indemnify (or advance expenses to) an indemnitee to the extent such indemnitee is reimbursed (or advanced expenses) from the proceeds of insurance, and in the event Teladoc makes any indemnification (or advancement) payments to an indemnitee and such indemnitee is subsequently reimbursed from the proceeds of insurance, such indemnitee will promptly refund indemnification (or advancement) payments to Teladoc to the extent of such insurance reimbursement.

See also the section entitled “Comparison of Stockholders’ Rights—Limitation of Personal Liability of Directors” beginning on page 199.

Change of Control Laws

Section 203 of the DGCL prohibits a Delaware corporation from engaging in a business combination with an “interested stockholder” (generally defined by the DGCL as a person who owns 15% or more of the corporation’s outstanding voting stock, together with such person’s affiliates and associates) for three years following the time that person became an interested stockholder, unless (i) prior to the time the person became an interested stockholder the board of directors approved either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted

Livongo	Teladoc

in the person becoming an interested stockholder, the person owned at least 85% of the corporation’s outstanding voting stock, (iii) the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder or (iv) certain other exceptions specified in Section 203(b) of the DGCL are met. The DGCL allows a corporation’s certificate of incorporation or stockholder-adopted bylaw to contain a provision expressly electing not to be governed by Section 203 of the DGCL.

The Livongo charter or bylaws do not contain a provision expressly electing not to be governed by Section 203 of the DGCL. Accordingly, such provision applies to Livongo.	The Teladoc charter and bylaws do not contain a provision expressly electing not to be governed by Section 203 of the DGCL. Accordingly, such provision applies to Teladoc.

Forum Selection

The Livongo bylaws provide that, unless Livongo consents in writing to the selection of an alternative forum, a state court located within the State of Delaware (or, if no such state court has jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for (except any claim where a court determines that there is an indispensable party not subject to the jurisdiction of such court): (i) any derivative action or proceeding brought on behalf of Livongo, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Livongo to Livongo or Livongo’s stockholders, (iii) any action arising pursuant to any provision of the DGCL or the certificate of incorporation or the bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine.

The Teladoc charter provides that, unless Teladoc consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Teladoc, (ii) any action asserting a claim of breach of fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of Teladoc to Teladoc or Teladoc’s stockholders, creditors or other constituents, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Teladoc charter or bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Teladoc charter or bylaws or (v) any action asserting a claim governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; provided that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware.

APPRAISAL RIGHTS
General
This section summarizes certain material provisions of Delaware law pertaining to appraisal rights. The following discussion, however, is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, a copy of which is attached as Annex F to this joint proxy statement/prospectus and incorporated by reference herein. All references in Section 262 of the DGCL and this summary to a “stockholder” are to the record holder of the shares of Livongo common stock. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation as to whether or not a Livongo stockholder should exercise its right to seek appraisal under Section 262 of the DGCL.
If you hold one or more shares of Livongo common stock continuously through the effective date of the merger, neither vote in favor of the merger nor consent thereto in writing, and otherwise comply with the procedures set forth in Section 262 of the DGCL, you are entitled to appraisal rights under Delaware law and have the right to demand appraisal of your shares in connection with the merger, have your shares appraised by the Delaware Court of Chancery and receive the “fair value” of such shares (as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the merger) as of the completion of the merger, together with interest, if any, on the amount determined to be the fair value, instead of receiving the merger consideration. Any such Livongo stockholder awarded “fair value” for the holder’s shares of Livongo common stock by the court would receive payment of that fair value in cash, together with interest, if any, on the amount determined to be the fair value, in lieu of the right to receive the merger consideration. It is possible that any such “fair value” as determined by the Delaware Court of Chancery may be more or less than, or the same as, that which Livongo stockholders will receive pursuant to the merger agreement.
Under Section 262 of the DGCL, because Livongo stockholders are being asked to adopt the merger agreement at a meeting of stockholders, not less than 20 days prior to the Livongo stockholder meeting to adopt such agreement, Livongo must notify each stockholder who was a Livongo stockholder on the record date for notice of such meeting and who is entitled to exercise appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This joint proxy statement/prospectus constitutes the required notice, and the copy of Section 262 of the DGCL is attached as Annex F to this joint proxy statement/prospectus.
A HOLDER OF LIVONGO COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO SHOULD REVIEW THE FOLLOWING SUMMARY AND ANNEX F CAREFULLY. FAILURE TO COMPLY WITH THE PROCEDURES OF SECTION 262 OF THE DGCL IN A TIMELY AND PROPER MANNER MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS. BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL, IF A HOLDER OF LIVONGO COMMON STOCK WISHES TO EXERCISE HIS, HER OR ITS APPRAISAL RIGHTS, THE HOLDER IS URGED TO CONSULT WITH ITS OWN LEGAL AND FINANCIAL ADVISORS IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. A LIVONGO STOCKHOLDER WHO LOSES HIS, HER OR ITS APPRAISAL RIGHTS WILL BE ENTITLED TO RECEIVE THE PER SHARE MERGER CONSIDERATION, WITHOUT INTEREST AND LESS ANY WITHHOLDING TAXES.
How to Exercise and Perfect Your Appraisal Rights
If you are a Livongo stockholder and wish to exercise the right to seek an appraisal of your shares of Livongo common stock, you must comply with ALL of the following:
•
you must not vote “FOR”, or otherwise consent in writing to, the adoption of the merger agreement. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, if you vote by proxy and wish to exercise your appraisal rights, you must vote against the adoption of the merger agreement or abstain from voting your shares of Livongo common stock;

•
you must deliver to Livongo a written demand for appraisal before the taking of the vote on the adoption of the merger agreement at the Livongo stockholder meeting, and such demand must reasonably inform Livongo of your identity and your intention to demand appraisal of your shares of Livongo common stock. The written demand for appraisal must be in addition to and separate from any proxy or vote;

•
you must continuously hold your shares of Livongo common stock from the date of making the demand through the effective date of the merger. You will lose your appraisal rights if you transfer the shares before the effective time; and

•
you, another stockholder, an appropriate beneficial owner or the surviving corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of Livongo common stock within 120 days after the effective date of the merger. The surviving corporation is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of Livongo stockholders or a beneficial owner of Livongo common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Livongo common stock within the time prescribed in Section 262 of the DGCL.

In addition, the Delaware Court of Chancery will dismiss appraisal proceedings as to all shares of any class or series of Livongo capital stock if, immediately before the merger, such shares were listed on a national securities exchange unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series of Livongo stock eligible for appraisal, or (ii) the value of the consideration provided in the merger for such total number of shares entitled to appraisal exceeds $1 million. We refer to these conditions as the “ownership thresholds.” Because Livongo common stock is listed on a national securities exchange and is expected to continue to be listed on such exchange immediately before the merger, at least one of the ownership thresholds must be met in order for Livongo stockholders to be entitled to seek appraisal with respect to their shares of Livongo common stock.
Voting, in person or by proxy, against, abstaining from voting on or failing to vote on the adoption of the merger agreement will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal is in addition to and separate from any proxy or vote.
Who May Exercise Appraisal Rights
Only a holder of record of Livongo common stock is entitled to demand an appraisal of the shares registered in that holder’s name. A holder of shares of Livongo common stock exercising appraisal rights must hold of record the shares on the date the written demand is made and must continue to hold the shares of record through the effective time. A demand for appraisal must be executed by or on behalf of the stockholder of record. The demand should set forth, fully and correctly, the stockholder’s name as it appears on the stock certificates (or in the stock ledger). The demand must reasonably inform Livongo of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its Livongo common stock. Beneficial owners who do not also hold their shares of Livongo common stock of record may not directly make appraisal demands to Livongo. The beneficial owner must, in such cases, have the holder of record, such as a bank, broker or other nominee, submit the required demand in respect of those shares of Livongo common stock of record. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. A holder of record, such as a bank, broker or other nominee, who holds shares of Livongo common stock in “street name” as a nominee or intermediary for others may exercise his, her or its right of appraisal with respect to the shares of Livongo common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Livongo common stock as to which appraisal is sought. Where no number of shares of Livongo common stock is expressly mentioned, the demand will be presumed to cover all shares of Livongo common stock held in the name of the holder of record.
IF YOU HOLD YOUR SHARES OF LIVONGO COMMON STOCK IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU ARE URGED TO CONSULT WITH YOUR BANK, BROKER OR OTHER NOMINEE TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES OF LIVONGO COMMON STOCK HELD OF RECORD IN THE

NAME OF ANOTHER PERSON, SUCH AS A NOMINEE OR INTERMEDIARY, YOU MUST ACT PROMPTLY TO CAUSE THE HOLDER OF RECORD TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT YOUR APPRAISAL RIGHTS.
If you own shares of Livongo common stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal must be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the holder or holders of record and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the holder or holders of record. If you hold shares of Livongo common stock through a nominee or intermediary who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.
If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:
Livongo Health, Inc.
444 N. Michigan Ave., Suite 3400
Chicago, Illinois 60611
Attention: General Counsel and Secretary
Surviving Corporation’s Actions After Completion of the Merger
If the merger is consummated, the surviving corporation will give written notice of the effective date of the merger within 10 days after the effective date of the merger to Livongo stockholders who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. At any time within 60 days after the effective date of the merger, any Livongo stockholder that made a demand for appraisal but did not commence an appraisal proceeding or join in such a proceeding as a named party will have the right to withdraw the demand and to accept the merger consideration in accordance with the merger agreement for his, her or its shares of Livongo common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal, but after such 60-day period a demand for appraisal may be withdrawn only with the written approval of the surviving corporation. Within 120 days after the effective date of the merger, either the record holder or a beneficial owner of Livongo common stock, provided such person has complied with the requirements of Section 262 of the DGCL and is otherwise entitled to appraisal rights, or the surviving corporation may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder or beneficial owner, demanding an appraisal of the value of the shares of Livongo common stock held by all stockholders who have properly demanded appraisal. The surviving corporation is under no obligation to file an appraisal petition and has no intention of doing so. If you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.
Within 120 days after the effective date of the merger, any stockholder or beneficial owner who has complied with the provisions of Section 262 of the DGCL will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of Livongo common stock not voted in favor of the adoption of the merger agreement and with respect to which Livongo has received demands for appraisal, and the aggregate number of holders of those shares. The surviving corporation must mail this statement to you within the later of (i) 10 days after receipt by the surviving corporation of the request therefor or (ii) 10 days after expiration of the period for delivery of demands for appraisal. If you are the beneficial owner of shares of Livongo common stock held in a voting trust or by a nominee or intermediary on your behalf you may, in your own name, file an appraisal petition or request from the surviving corporation the statement described in this paragraph.
If a petition for appraisal is duly filed by you or another holder of record or beneficial owner of Livongo common stock who has properly exercised his, her or its appraisal rights in accordance with the provisions of Section 262 of the DGCL, and a copy of the petition is served on the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. The Register in Chancery, if so ordered by the Delaware Court of Chancery, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to the stockholders shown on such verified list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Delaware Court of Chancery deems advisable. The forms of the notices by mail and by publication shall be approved by the Delaware Court of Chancery, and the costs thereof shall be borne by the surviving corporation. At the hearing on the petition, the Delaware Court of Chancery will then determine which Livongo stockholders are entitled to appraisal rights and may require the stockholders of Livongo demanding appraisal who hold certificated shares of Livongo common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court of Chancery may dismiss the proceedings as to any Livongo stockholder who fails to comply with this direction. Assuming the shares of Livongo common stock remain listed on a national securities exchange immediately before the merger, the Delaware Court of Chancery will also dismiss proceedings as to all holders of such shares if neither of the ownership thresholds described above is met. After the Delaware Court of Chancery determines the stockholders entitled to an appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of Livongo common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, on the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. However, the surviving corporation has the right, at any point prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each stockholder entitled to appraisal. If the surviving corporation makes such a voluntary cash payment, interest will accrue thereafter only on the sum of (i) the difference, if any, between the amount paid by the surviving corporation in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery and (ii) interest accrued before such voluntary cash payment, unless paid at that time. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the stockholders of Livongo entitled to receive the same, forthwith in the case of holders of uncertificated stock or upon surrender of their stock certificates in the case of holders of shares represented by certificates.
In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. The fair value of shares of Livongo common stock as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the merger consideration. Teladoc does not anticipate offering more than the per share merger consideration to any Livongo stockholder exercising appraisal rights and reserves the rights to make a voluntary cash payment pursuant to subsection (h) of

Section 262 of the DGCL and to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Livongo common stock is less than the per share merger consideration. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery.
If no party files a petition for appraisal within 120 days after the effective date of the merger (or if the appraisal proceedings are dismissed because none of the applicable ownership thresholds described above have been satisfied), then all Livongo stockholders will lose the right to an appraisal, and will instead receive the per share merger consideration described in the merger agreement, without interest thereon, less any withholding taxes.
The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances.
Each Livongo stockholder party to the appraisal proceeding is responsible for his, her or its own attorneys’ fees and expert witnesses’ fees and expenses, although, upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Livongo common stock entitled to appraisal.
If you have duly demanded an appraisal in compliance with Section 262 of the DGCL you may not, on or after the effective date of the merger, vote the shares of Livongo common stock subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares of Livongo common stock as of a record date prior to the effective date of the merger.
If you have not commenced an appraisal proceeding or joined such a proceeding as a named party you may withdraw a demand for appraisal and accept the merger consideration by delivering a written withdrawal of the demand for appraisal and an acceptance of the merger to the surviving corporation, except that any attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of the surviving corporation, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just; provided, however, that this provision will not affect the right of any Livongo stockholder that has made an appraisal demand but who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the merger within 60 days after the effective date of the merger. If you fail to perfect, successfully withdraw your demand for appraisal, or otherwise lose your appraisal rights, your shares of Livongo common stock will be converted into the right to receive the per share merger consideration, without interest thereon, less any withholding taxes.
Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of your appraisal rights. In that event, you will be entitled to receive the per share merger consideration for your shares of Livongo common stock in accordance with the merger agreement without interest thereon less any withholding taxes. In view of the complexity of the provisions of Section 262 of the DGCL, if you are a Livongo stockholder and are considering exercising your appraisal rights under the DGCL, you are urged to consult your own legal and financial advisor.
THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES COMPLIANCE WITH THE PREREQUISITES OF SECTION 262 OF THE DGCL. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU ARE URGED TO CONSULT WITH YOUR OWN LEGAL AND FINANCIAL ADVISORS IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

LEGAL MATTERS
The validity of the shares of Teladoc common stock offered hereby will be passed upon for Teladoc by Paul, Weiss, Rifkind, Wharton & Garrison LLP. Certain U.S. federal income tax consequences relating to the transactions will be passed upon for Livongo by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS
Teladoc
The consolidated financial statements of Teladoc Health, Inc. appearing in Teladoc Health, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of Teladoc Health Inc.’s internal control over financial reporting as of December 31, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in auditing and accounting.
Livongo
The financial statements of Livongo Health, Inc. incorporated in this joint proxy statement/prospectus by reference to Livongo Health, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

CERTAIN BENEFICIAL OWNERS OF TELADOC COMMON STOCK
To Teladoc’s knowledge, the following tables set forth certain information regarding the beneficial ownership of Teladoc common stock as of September 8, 2020 (except as noted in the footnotes below) with respect to:
•	each person known by Teladoc to beneficially own more than 5% of the outstanding shares of Teladoc common stock;
•	each member of the Teladoc board of directors;
•	each named executive officer of Teladoc; and
•	the members of the Teladoc board of directors and Teladoc’s executive officers as a group.
Teladoc has determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, Teladoc believes, based on the information furnished to Teladoc, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Teladoc common stock that he, she or it beneficially owns.
Applicable percentage ownership and voting power is based on 82,957,800 shares of Teladoc common stock outstanding as of September 8, 2020.
Security Ownership of Teladoc Directors and Executive Officers
The address of each individual named in the table below is c/o Teladoc Health, Inc., 2 Manhattanville Road, Suite 203, Purchase, New York 10577.
Name of Beneficial Owner	Number of Shares	Number of Option and RSU Shares(1)		Percentage of Class
Gabriel Cappucci	988	9,805	(2)	*
Helen Darling	918	4,082	(3)	*
William H. Frist, M.D.	5,418	91,290	(3)	*
Michael Goldstein	—	4,082	(3)	*
Jason Gorevic	667,283	906,294	(4)	1.88%
Catherine A. Jacobson	—	—		*
Peter McClennen	—	—		*
Thomas G. McKinley	4,830	—	(5)	*
Mala Murthy	9,084	12,294	(4)	*
Kenneth H. Paulus	—	14,647	(3)	*
David Shedlarz	3,930	4,082	(6)	*
David Sides	2,788	11,387	(4)	*
Mark Douglas Smith, M.D.	3,012	5,420	(4)	*
David B. Snow, Jr.	99,332	42,212	(4)	*
Adam Vandervoort	200	5,222	(4)	*
Stephanie Verstraete	13,276	89,819	(4)	*
All Directors and Executive Officers as a Group (17 persons)	826,084	1,222,142	(7)	2.43%
(1)
Reflects the number of shares that could be acquired on September 8, 2020 or within 60 days thereafter through the exercise of Teladoc stock options and under Teladoc restricted stock units, which are referred to as the Teladoc RSUs. The shares are excluded from the column headed “Number of Shares,” but included in the ownership percentages reported in the column headed “Percent of Class.”

(2)	Includes 4,950 shares issuable upon the exercise of Teladoc stock options and 4,855 Teladoc RSUs.
(3)
Reflects shares issuable upon the exercise of Teladoc stock options. Excludes 4,977 Teladoc RSUs deferred pursuant to Teladoc’s Deferred Compensation Plan for Non-Employee Directors, which is referred to as the Teladoc Deferred Compensation Plan.

(4)	Reflects shares issuable upon the exercise of Teladoc stock options.
(5)	Excludes 1,965 Teladoc RSUs deferred pursuant to Teladoc’s Deferred Compensation Plan for Non-Employee Directors, which is referred to as the Teladoc Deferred Compensation Plan.
(6)	Reflects shares issuable upon the exercise of Teladoc stock options. Excludes 1,965 Teladoc RSUs deferred pursuant to the Teladoc Deferred Compensation Plan.
(7)	Reflects shares issuable upon the exercise of Teladoc stock options. Excludes 23,838 Teladoc RSUs deferred pursuant to the Teladoc Deferred Compensation Plan.
*	Less than 1%

Security Ownership of Other Beneficial Owners
The following table lists certain persons known by Teladoc to beneficially own more than 5% of the outstanding shares of Teladoc common stock as of September 8, 2020.
Name and Address of Beneficial Owner	Number of Shares	Percent of Class
BlackRock, Inc.(1)	7,594,901	9.22%
The Vanguard Group(2)	6,668,053	8.09%
Baillie Gifford & Co.(3)	5,732,223	6.96%
(1)
BlackRock, Inc. filed an amended Schedule 13G with the SEC on April 9, 2020 to report beneficial ownership of 7,594,901 shares of Teladoc common stock. BlackRock, Inc. reports that it has sole power to dispose of 7,594,901 shares and to vote 7,383,179 shares. BlackRock, Inc.’s address 55 East 52nd Street, New York, NY 10055. Information regarding beneficial ownership of Teladoc common stock by BlackRock, Inc. is included herein in reliance on the aforementioned Schedule 13G.

(2)
The Vanguard Group filed an amended Schedule 13G with the SEC on February 12, 2020 to report beneficial ownership of 6,668,053 shares of Teladoc common stock. The Vanguard Group reports that it has shared power to dispose of 156,041 shares and has shared power to vote with respect to 12,979 shares, and sole power to dispose of 6,512,012 shares and has sole power to vote with respect to 151,555 shares. The Vanguard Group’s address is 100 Vanguard Blvd., Malvern, PA 19355. Information regarding beneficial ownership of Teladoc common stock by the Vanguard Group is included herein in reliance on the aforementioned Schedule 13G.

(3)
Baillie Gifford & Co. filed a Schedule 13G with the SEC on January 22, 2020 to report beneficial ownership of 5,732,223 shares of Teladoc common stock. Baillie Gifford & Co. reports that it has sole power to dispose of 5,732,223 shares and to vote 5,151,172 shares. Baillie Gifford & Co.’s address is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, UK. Information regarding beneficial ownership of Teladoc common stock by Baillie Gifford & Co. is included herein in reliance on the aforementioned Schedule 13G.

CERTAIN BENEFICIAL OWNERS OF LIVONGO COMMON STOCK
To Livongo’s knowledge, the following tables set forth certain information regarding the beneficial ownership of Livongo’s common stock as of the close of business on September, 8 2020 (except as noted in the footnotes below) with respect to:
•	each person known to Livongo to beneficially own more than 5% of the outstanding shares of Livongo common stock;
•	each member of the Livongo board of directors;
•	each named executive officer of Livongo; and
•	the members of the Livongo board of directors and Livongo’s executive officers as a group.
Livongo has determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, Livongo believes, based on the information furnished to Livongo, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Livongo common stock beneficially owned by them.
Applicable percentage ownership and voting power is based on 101,585,377 shares of Livongo common stock outstanding and additional shares of Livongo common stock that would be issued upon exercise of outstanding options held by directors or executive officers within 60 days of September 8, 2020.
Security Ownership of Livongo Directors and Executive Officers
The following table shows the amount of Livongo common stock beneficially owned (unless otherwise indicated) by Livongo’s named executive officers, Livongo directors, and by all of Livongo’s current executive officers and directors as a group. Except as otherwise indicated, all information listed below is as of September 8, 2020. The address of each individual named in the table below is c/o Livongo Health, Inc., 150 West Evelyn Avenue, Suite 150, Mountain View, California 94041.
Name of Beneficial Owner	Common Stock Beneficially Owned Directly or Indirectly	Common Stock Acquirable Within 60 Days(1)	Total Common Stock Beneficially Owned	Percentage of Shares of Common Stock Outstanding
Directors and Named Executive Officers:
Glen E. Tullman
Held by Mr. Tullman as an individual	848,547	3,212,091	4,060,638	3.87%
Held by entities affiliated with 7Wire Ventures(2)	3,511,147	—	3,511,147	3.46%
Total	4,359,694	3,212,091	7,571,785	7.23%
Zane Burke(3)	838,868	—	838,868	*
Jennifer Schneider	10,873	690,435	701,308	*
Lee Shapiro
Held by Mr. Shapiro as an individual	1,044,504	—	1,044,504	1.03%
Held by entities affiliated with 7Wire Ventures(2)	3,511,147	—	3,511,147	3.46%
Total	4,555,651	—	4,555,651	4.48%
Christopher Bischoff(4)	5,035	—	5,035	*
Karen L. Daniel	38,535	—	38,535	*
Sandra Fenwick	47,910	—	47,910	*
Philip D. Green(5)	81,309	85,415	166,724	*
Hemant Taneja	—	—	—	*
Held by Mr. Taneja as an individual	14,048	—	14,048	*
Held by entities affiliated with General Catalyst(6)	18,460,879	—	18,460,879	18.17%
Total	18,474,927	—	18,474,927	18.19%
Current Directors and Executive Officers as a Group (10 persons)	24,953,412	4,411,741	29,365,153	27.70%

(1)	Reflects the number of shares that could be acquired on September 8, 2020 or within 60 days thereafter through the exercise of Livongo stock options and under Livongo restricted stock units.
(2)
Based on Schedule A to the Voting Agreement dated as of August 5, 2020, by and among Teladoc, Merger Sub, and the parties listed on Schedule A thereto, which was as filed as Exhibit 10.1 to the Current Report on Form 8-K filed by Livongo with the SEC on August 6, 2020, consists of (i) 1,580,122 shares held of record by 7Wire Ventures LLC—Series EosHealth; (ii) 146,324 shares held of record by 7Wire Ventures LLC—Series Livongo C; (iii) 235,134 shares held of record by 7Wire Ventures LLC—Series Livongo D; (iv) 260,358 shares held of record by 7Wire Ventures LLC—Series Livongo E (collectively, the “7Wire Series”); and (v) 1,289,209 shares held of record by 7Wire Ventures Fund, L.P. (“7Wire LP”). 7Wire Management, LLC (“7Wire Management”) serves as the Manager of 7Wire LP. As the Managers of 7Wire Series and 7Wire Management, Robert Garber, Lee Shapiro, the chief financial officer of Livongo, and Glen Tullman, the executive chairman of Livongo and a member of the Livongo board of directors, share voting and dispositive power with respect to the shares held of record by 7Wire Series and 7Wire LP. The address for these entities is 444 N. Michigan Avenue, Chicago, Illinois 60611.

(3)	Includes 491,149 shares of Livongo restricted stock.
(4)
Mr. Bischoff, a member of the Livongo board of directors, is a Senior Investment Director at Kinnevik AB. Mr. Bischoff disclaims beneficial ownership of all shares held by Kinnevik Internet Lux S.à.r.l. referred to in the table below.

(5)
Includes (i) 26,655 shares and 28,471 Livongo stock options held by The Philip D. Green 2012 Children’s Trust FOB Joshua D. Green, (ii) 26,655 shares and 28,472 Livongo stock options held by The Philip D. Green 2012 Children’s Trust FOB Justin J. Green, and (iii) 26,655 shares and 28,472 Livongo stock options held by The Philip D. Green 2012 Children’s Trust FOB Alexandra E. Green. 99,000 of such shares have been pledged as security.

(6)
Mr. Taneja, a member of the Livongo board of directors, is a Managing Director at General Catalyst. Includes (i) 13,943,216 shares held of record by General Catalyst Group VI, L.P. (“GC VI”); (ii) 6,837 shares held of record by 7wire Investment Holdings, Ltd. (“7wire”); (iii) 964,227 shares held of record by General Catalyst Group VIII, L.P. (“GC VIII”); (iv) 2,892,681 shares held of record by General Catalyst Group VIII Supplemental, L.P. (“GC VIII Supplemental”); and (v) 653,918 shares held of record by GC Venture LH Manager, LLC, (“SPV Manager”). Mr. Taneja disclaims beneficial ownership of all shares except to the extent of this pecuniary interest therein.

*	Less than 1%
Security Ownership of Other Beneficial Owners
Based on information available to Livongo as of September 8, 2020, Livongo knew of no person who beneficially owned more than 5% of the shares of Livongo common stock, except as set forth below:
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Entities affiliated with General Catalyst 20 University Road, 4th Floor Cambridge, MA 02138 (1)	18,460,879(1)	18.17%(1)
Kinnevik Internet Lux S.à.r.l. Skeppsbron 18 P.O. Box 2094, SE-103 13Stockholm, Sweden(2)	12,653,927(2)	12.46%(2)
(1)
Based on a Schedule 13D/A filed with the SEC on August 13, 2020, consists of (i) 13,943,216 shares held of record by GC VI; (ii) 6,837 shares are held of record by 7wire; (iii) 964,227 shares held of record by GC VIII; (iv) 2,892,681 shares held of record by GC VIII Supplemental; and (v) 653,918 shares held of record by SPV Manager (collectively referred to as the “GC Shares”). As the sole general partner of GC VI, General Catalyst Partners VI, L.P. (“GC VI GPLP”) may be deemed to own beneficially such GC Shares. As the sole general partner of GC VI GPLP, General Catalyst GP VI, LLC (“GC VI GPLLC”) may be deemed to own beneficially such GC Shares. As the sole general partner of GC VIII, General Catalyst Partners VIII, L.P. (“GC VIII GPLP”) may be deemed to own beneficially such GC Shares. As the sole general partner of GC VIII GPLP, General Catalyst GP VIII, LLC (“GC VIII GPLLC”) may be deemed to own beneficially such GC Shares. As the sole general partner of GC VIII Supplemental, GC VIII GPLP may be deemed to own beneficially such GC Shares. As the sole general partner of GC VIII GPLP, GC VIII GPLLC may be deemed to own beneficially such GC Shares. By virtue of their relationship as affiliated entities who have overlapping general partners and managing directors, each of these entities and individuals may be deemed to share the power to direct the disposition and/or vote of the GC Shares. As the manager of each of GC VI GPLLC, GC VIII GPLLC and the SPV Manager, General Catalyst Group Management, LLC (“GCGM LLC”) may be deemed to own beneficially such GC Shares. As the manager of GCGM LLC, General Catalyst Group Management Holdings, L.P. (“GCGM LP”) may be deemed to own beneficially such GC Shares. As the general partner of GCGM LP, General Catalyst Group Management Holdings GP, LLC (“GCGM Holdings”) may be deemed to own beneficially such GC Shares. As Managing Directors of GCGM Holdings, each of Kenneth I. Chenault, Joel E. Cutler, David P. Fialkow and Hemant Taneja (collectively, the “Managing Directors”) may be deemed to own beneficially such GC Shares. Each of these entities and Managing Directors disclaims beneficial ownership of the GC Shares except to the extent of such entity’s or person’s pecuniary interest in such securities.

(2)
Based on a Schedule 13D filed with the SEC on July 31, 2019 and updated from Livongo records, consists of 12,653,927 shares held of record by Kinnevik Internet Lux S.à.r.l. (“Kinnevik Lux”), a wholly-owned subsidiary of Kinnevik AB, a publicly traded company. Kinnevik AB may be deemed to share voting and dispositive power with respect to the shares held of record by Kinnevik Lux.

STOCKHOLDER PROPOSALS
Teladoc
Teladoc will hold a regular annual meeting of stockholders in 2021 regardless of whether the merger is completed.
Stockholder proposals intended for inclusion in the proxy statement for the Teladoc 2021 annual meeting under Rule 14a-8 of the Exchange Act should be sent to Teladoc’s principal executive offices and must be received not less than 120 calendar days prior to April 14, 2021. Accordingly, stockholder proposals must be received no later than December 15, 2020. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included. Additionally, the Teladoc bylaws provide that stockholders desiring to nominate a director, including director nominees pursuant to Teladoc’s proxy access bylaws or special meeting, or bring any other business before the stockholders at an annual meeting must notify Teladoc’s corporate secretary of this proposal in writing not later than 90 days nor earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. Accordingly, for the Teladoc 2021 annual meeting, any notification must be made no earlier than January 29, 2021, and no later than February 28, 2021. The stockholder must be a stockholder of record both at the time of giving notice and at the time of the annual meeting. The fact that Teladoc may not insist upon compliance with these requirements should not be construed as a waiver of our right to do so at any time in the future.
Teladoc refers stockholders intending to submit a nomination or proposal to the Teladoc bylaws. A nomination or proposal submitted by a stockholder that does not supply adequate information about a nominee or proposal and the stockholder submitting the nomination or proposal, or that does not comply with the Teladoc bylaws, will be disregarded. Teladoc stockholders may contact Teladoc’s corporate secretary at 2 Manhattanville Road, Suite 203, Purchase, New York 10577, for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the Teladoc bylaws.
Livongo
Livongo currently does not expect to hold its 2021 annual meeting of stockholders except to the extent required by applicable law and the rules of Nasdaq.
Under the SEC’s rules and regulations, any stockholder desiring to submit a proposal to be included in the proxy statement for Livongo’s 2021 annual meeting of stockholders must be submitted to Livongo at 444 N. Michigan Ave., Suite 3400, Chicago, Illinois 60611, to the attention of Livongo’s secretary, no later than the close of business on December 7, 2020. Under Rule 14a-8 under the Exchange Act, a stockholder submitting a proposal to be included in the proxy statement for Livongo’s 2021 annual meeting is required to be a record or beneficial owner of at least 1% or $2,000 in market value of Livongo common stock and to have held such Livongo common stock continuously for at least one year prior to the date of submission of the proposal, and he or she must continue to own such securities through the date on which the meeting is held.
A stockholder may submit director nominees for inclusion in the proxy statement for Livongo’s 2021 annual meeting if the stockholder(s) and the nominee(s) meet the requirements in Livongo’s bylaws. Notice of director nominations must be received by December 7, 2020.
Livongo’s bylaws also contain advance notice provisions. Livongo’s bylaws require the timely notice of certain information to be provided by any stockholder who proposes director nominations or any other business for consideration at a stockholder meeting outside of the processes described above. Failure to deliver a proposal in accordance with the procedures discussed below and in the Livongo bylaws may result in the proposal not being deemed timely received. To be timely, notice of a director nomination or any other business for consideration at a stockholder meeting must be received by Livongo’s secretary at Livongo’s offices located at 444 N. Michigan Ave., Suite 3400, Chicago, Illinois, 60611, not later than the 45th day nor earlier than the 75th day prior to the first anniversary of the date on which Livongo first mailed its proxy materials or notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting. Therefore, to be presented at Livongo’s 2021 annual meeting, such a proposal must be received by Livongo’s secretary on or after January 21, 2021 but no later than February 20, 2021. In the event that the date of Livongo’s 2021 annual meeting is earlier by more than 30 days, or later by more than 60 days, from the anniversary date of Livongo’s

2020 annual meeting, notice must be received not earlier than 120 days prior to the date of Livongo’s 2021 Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of Livongo’s 2021 annual meeting is first made. All proposals must be sent to Livongo by certified mail, return receipt requested, to the attention of Livongo’s secretary, Livongo Health, Inc., 444 N. Michigan Ave., Suite 3400, Chicago, Illinois, 60611.
Stockholders may, subject to and in accordance with Livongo’s bylaws, recommend director candidates for consideration by Livongo’s nominating and corporate governance committee. The recommendation must be delivered to Livongo’s secretary, who will forward the recommendation to the nominating and corporate governance committee for consideration. Livongo’s bylaws contain certain informational and other requirements that must be followed in connection with submitting director nominations and any other business for consideration at a stockholders’ meeting. Livongo’s bylaws are posted on Livongo’s website at http://www.livongo.com.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to stockholders residing at the same address, unless such stockholders have notified the company whose shares they hold of their desire to receive multiple copies of the joint proxy statement/prospectus. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.
If, at any time, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please contact Teladoc or Livongo, as applicable, at the respective address identified below. Teladoc or Livongo, as applicable, will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to, as applicable: Teladoc Health, Inc., 2 Manhattanville Road, Suite 203, Purchase, New York 10577, Telephone (203) 635-2002, or Livongo Health, Inc., Attention: Investor Relations, 444 N. Michigan Avenue, Suite 3400, Chicago, Illinois 60611, Telephone (312) 588-7048.

WHERE YOU CAN FIND MORE INFORMATION
Teladoc and Livongo file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both Teladoc and Livongo, which you can access at www.sec.gov. In addition, you may obtain free copies of the documents Teladoc files with the SEC, including the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, by going to Teladoc’s Internet website at www.teladochealth.com, and you may obtain free copies of the documents Livongo files with the SEC by going to Livongo’s Internet website at www.livongo.com. The Internet website addresses of Teladoc and Livongo are provided as inactive textual references only. The information provided on the Internet websites of Teladoc and Livongo, other than copies of the documents listed below that have been filed with the SEC, is not part of this joint proxy statement/prospectus and, therefore, is not incorporated herein by reference.
Statements contained in this joint proxy statement/prospectus, or in any document incorporated by reference into this joint proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to the full text of that contract or other document filed as an exhibit with the SEC. The SEC allows Teladoc and Livongo to “incorporate by reference” into this joint proxy statement/prospectus documents Teladoc and Livongo file with the SEC including certain information required to be included in the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. This means that Teladoc and Livongo can disclose important information to you by referring you to those documents. The information incorporated by reference into this joint proxy statement/prospectus is considered to be a part of this joint proxy statement/prospectus, and later information that Teladoc and Livongo file with the SEC will update and supersede that information. Each of Teladoc and Livongo incorporate by reference the documents listed below and any future filings it makes with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) on or after the date of the initial filing and prior to the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and (ii) on or after the date of this joint proxy statement/prospectus and prior to the date of the stockholder meetings (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules).
Teladoc (SEC File No. 001-37477):
•	Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 26, 2020;
•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020 and June 30, 2020 filed with the SEC on April 29, 2020 and July 30, 2020, respectively;
•
Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof) filed with the SEC on February 27, 2020, May 7, 2020, May 15, 2020, May 19, 2020, June 1, 2020, June 12, 2020, July 2, 2020, August 5, 2020, August 6, 2020 and September 3, 2020;

•	Definitive Proxy Statement for Teladoc’s 2020 Annual Meeting filed with the SEC on April 14, 2020; and
•
The description of Teladoc common stock contained in Teladoc’s prospectus included in its Registration Statement on Form S-3 filed with the SEC on July 23, 2018, including any subsequent amendment or report filed for the purpose of updating such description.

These documents contain important information about Teladoc’s business and Teladoc’s financial performance.

You may request a copy of this joint proxy statement/prospectus or any of the documents incorporated by reference into this joint proxy statement/prospectus or other information concerning Teladoc, without charge, by written or telephonic request to:
Teladoc Health, Inc. Attention: Investor Relations 2 Manhattanville Road, Suite 203 Purchase, New York 10577 (203) 635-2002	MacKenzie Partners, Inc. 1407 Broadway, 27th Floor New York, New York 10018 Toll-Free: (800) 322-2885 Call Collect: (212) 929-5500
or from the SEC through the SEC website at the address provided above.
Livongo (SEC File No. 001-38983):
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on March 24, 2020;
•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020 and June 30, 2020 filed with the SEC on May 7, 2020 and August 10, 2020, respectively;
•
Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof) filed with the SEC on March 27, 2020, May 22, 2020, June 4, 2020, August 5, 2020 and August 6, 2020; and

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on April 6, 2020.
These documents contain important information about Livongo’s business and Livongo’s financial performance.
You may request a copy of this joint proxy statement/prospectus or any of the documents incorporated by reference into this joint proxy statement/prospectus or other information concerning Livongo, without charge, by written or telephonic request to:
Livongo Health, Inc. 444 N. Michigan Ave., Suite 3400 Chicago, Illinois 60611 Attention: Investor Relations (312) 588-7048	D.F. King & Co., Inc. 48 Wall Street New York, New York 10005 Toll-Free: (800) 628-8510 Banks and Brokers: (212) 269-5550
or from the SEC through the SEC website at the address provided above.
THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES OF TELADOC COMMON STOCK OR LIVONGO COMMON STOCK, AS APPLICABLE, AT THE RESPECTIVE SPECIAL MEETING. NEITHER TELADOC NOR LIVONGO HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED [•], 2020. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER

by and among

LIVONGO HEALTH, INC.,

TELADOC HEALTH, INC.

and

TEMPRANILLO MERGER SUB, INC.

August 5, 2020

A-i

A-ii

Exhibit A – Certificate of Incorporation of Tempranillo
Exhibit B – Certificate of Incorporation of Surviving Corporation
A-iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 5, 2020, is entered into by and among LIVONGO HEALTH, INC., a Delaware corporation (“Lafite”), TELADOC HEALTH, INC., a Delaware corporation (“Tempranillo”), and TEMPRANILLO MERGER SUB, INC., a Delaware corporation and a direct, wholly owned subsidiary of Tempranillo (“Merger Sub”).
WHEREAS, the board of directors of Lafite (the “Lafite Board”), at a meeting thereof duly called and held, has unanimously (a) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, Lafite and Lafite’s stockholders, (b) approved and declared advisable this Agreement and the Transactions, including the Merger, (c) directed that this Agreement be submitted to the stockholders of Lafite at a duly held meeting of such stockholders for such purposes (the “Lafite Stockholders Meeting”) and (d) resolved to recommend the adoption of this Agreement by the stockholders of Lafite (the “Lafite Board Recommendation”);
WHEREAS, the board of directors of Tempranillo (the “Tempranillo Board”), at a meeting thereof duly called and held, has unanimously (a) determined that this Agreement and the Transactions, including the amendment to the certificate of incorporation of Tempranillo in the form set forth on Exhibit A (the “Tempranillo Charter Amendment”) and the issuance of shares of Tempranillo Common Stock pursuant to this Agreement (the “Share Issuance”), are advisable, fair to, and in the best interests of, Tempranillo and Tempranillo’s stockholders, (b) approved and declared advisable this Agreement and the Transactions, including the Tempranillo Charter Amendment and the Share Issuance, (c) directed that the Tempranillo Charter Amendment and Share Issuance be submitted to the stockholders of Tempranillo at a duly held meeting of such stockholders for such purposes (the “Tempranillo Stockholders Meeting”) and (d) resolved to recommend the approval of the Tempranillo Charter Amendment and the Share Issuance by the stockholders of Tempranillo (the “Tempranillo Board Recommendation”);
WHEREAS, the board of directors of Merger Sub has approved and declared advisable, and the board of directors of Tempranillo has approved, this Agreement and the Transactions, including the Merger, on the terms and conditions set forth in this Agreement, and Tempranillo, in its capacity as the sole stockholder of Merger Sub will, approve and adopt this Agreement by written consent immediately following its execution;
WHEREAS, subject to the terms and conditions of this Agreement, Merger Sub will be merged with and into Lafite (the “Merger” and, together with the Share Issuance and the other transactions contemplated by this Agreement, the “Transactions”), with Lafite surviving the Merger as a direct, wholly owned Subsidiary of Tempranillo in accordance with the DGCL, and each share of Lafite Common Stock (each, a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the effective time of the Merger, other than (a) Dissenting Shares and (b) Shares to be canceled pursuant to Section 2.03(b), Section 2.03(c) and Section 2.03(d), will thereupon be converted into the right to receive fully paid, validly issued and nonassessable shares of Tempranillo Common Stock equal to the Exchange Ratio, on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, concurrently with the execution of this Agreement, Tempranillo, Merger Sub and certain stockholders of Lafite (the “Specified Lafite Stockholders”) are entering into a voting agreement (the “Voting Agreement”) which provides, among other things, that the Specified Lafite Stockholders will vote all of their Lafite Common Stock in favor of the transactions contemplated by this Agreement (including the Merger), on the terms and subject to the conditions set forth in the Voting Agreement; and
WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, (i) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder and (ii) the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:
ARTICLE 1

DEFINITIONS
Section 1.01. Definitions.
(a) As used in this Agreement, the following terms have the following meanings:
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such Person; provided that no portfolio company of any investment fund affiliated with a Person shall be considered an Affiliate of such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“Anticorruption Laws” means, with respect to any Person, the U.S. Foreign Corrupt Practices Act of 1977, or any other anticorruption or anti-bribery Applicable Law applicable to such Person.
“Antitrust Laws” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act, and any applicable foreign antitrust laws and all other Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Applicable Law” means any international, national, federal, state or local law, constitution, treaty, convention, statute, ordinance, decree, order, code, rule, regulation or common law or other similar requirement enacted, adopted, promulgated or applied by any Governmental Authority.
“Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks in the County of New York, New York are authorized or required by Applicable Law to be closed.
“Capped Call Option Documentation” means (i) the letter agreement Re: Base Capped Call Transaction, dated June 1, 2020, between Goldman Sachs & Co. LLC and Lafite; (ii) the letter agreement Re: Base Capped Call Transaction, dated June 1, 2020, between Morgan Stanley & Co. LLC and Lafite; (iii) the letter agreement Re: Base Capped Call Transaction, dated June 1, 2020, between RBC Capital Markets, LLC and Lafite; (iv) the letter agreement Re: Additional Capped Call Transaction, dated June 2, 2020, between Goldman Sachs & Co. LLC and Lafite; (v) the letter agreement Re: Additional Capped Call Transaction, dated June 2, 2020, between Morgan Stanley & Co. LLC and Lafite; and (vi) the letter agreement Re: Additional Capped Call Transaction, dated June 2, 2020, between RBC Capital Markets, LLC and Lafite.
“Capped Call Options” mean the capped call option transactions evidenced by the Capped Call Option Documentation.
“Closing Date” means the date of the Closing.
“CMS” means the Centers for Medicare and Medicaid.
“Confidentiality Agreement” means the confidentiality agreement, dated as of June 24, 2020, between Tempranillo and Lafite.
“Continuing Employees” means the Lafite Employees immediately before the Effective Time who are employed by the Surviving Corporation or any Subsidiary of the Surviving Corporation immediately following the Effective Time.

“Contract” means any legally binding written, oral or other agreement, contract, contractual arrangement, subcontract, lease, understanding, instrument, bond, debenture, note, loan or credit agreement, indenture, option, warrant, warranty, purchase order, license, sublicense, insurance policy, or other legally binding commitment, obligation or undertaking of any nature, other than any Lafite Employee Plan.
“Convertible Notes” means the 0.875% Convertible Senior Notes due 2025 issued pursuant to the Notes Indenture.
“Credit Facility” means the Loan and Security Agreement, dated as of July 12, 2019 (as amended on October 2, 2019, June 1, 2020 and June 1, 2020), by and among Lafite, and Silicon Valley Bank, as lending bank.
“DGCL” means the Delaware General Corporation Law.
“DOJ” means the U.S. Department of Justice.
“Effect” has the meaning set forth in the definition of “Lafite Material Adverse Effect.”
“Environmental Law” means any Applicable Law relating to (i) pollution, (ii) the protection of the environment or natural resources or human health and safety or (iii) Releases, storage, processing, management, management, disposal or presence of, or exposure to, Hazardous Substances.
“Equity Award Adjustment Ratio” means the quotient determined by dividing (i) the volume weighted average closing price of Lafite Common Stock on the four trading days ending on the trading day immediately prior to the trading day on which the Lafite Common Stock trades ex-dividend with respect to the Special Dividend, or if the Lafite Common Stock never trades ex-dividend, on the last complete trading day prior to the Effective Time (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Tempranillo and Lafite) by (ii) the volume weighted average closing price of Tempranillo Common Stock on the NYSE (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Tempranillo and Lafite) on the four trading days beginning on the trading day prior to or following the Effective Time, as mutually agreed by the parties to this Agreement and consistent with the requirements of Section 409A of the Code.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exclusively Licensed IP” means (i) with respect to Lafite, any issued Patents or pending Patent applications or other Intellectual Property that are owned by a Third Party and are exclusively licensed to Lafite or any of its Subsidiaries, including for any field of use (whether or not the exclusivity is subject to limitations or the license is subject to retained rights of the licensor or other Persons) and (ii) with respect to Tempranillo, any issued Patents or pending Patent applications or other Intellectual Property that are owned by a Third Party and are exclusively licensed to Tempranillo or any of its Subsidiaries, including for any field of use (whether or not the exclusivity is subject to limitations or the license is subject to retained rights of the licensor or other Persons).
“FDA” means the U.S. Food and Drug Administration.
“FDCA” means the Federal Food, Drug, and Cosmetic Act of 1938 (21 U.S.C. § 301 et seq.) and the rules and regulations promulgated thereunder.
“FTC” means the U.S. Federal Trade Commission.
“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any U.S. or non-U.S. federal, state, provincial, local or other government department, authority, court, tribunal, commission, instrumentality, regulatory body or self-regulatory body (including any securities exchange), or any political or other subdivision, department, agency or branch of any of the foregoing.
“Hazardous Substance” means any pollutant, contaminant, chemical, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, poly- or perfluoroalkyl substances, or industrial, solid, toxic, radioactive, infectious, disease-causing or hazardous substance, material, waste or agent, including all substances, materials, wastes or agents which are identified or regulated by, the subject of liability or requirements for investigation or remediation under, or otherwise subject to, any Environmental Law.
“Health Care Laws” means, with respect to any Person, all healthcare Applicable Laws applicable to the operation of its business as it was conducted at the time, including (i) any and all federal, state and local fraud and abuse laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a(a)(5)), the exclusion laws (42 U.S.C. § 1320a-7), any other Applicable Law that is cause for exclusion from any federal health care program, and the regulations promulgated pursuant to such statutes; (ii) the Medicare and Medicaid statutes (Title XVIII and Title XIX of the Social Security Act); (iii) the Public Health Service Act (42 U.S.C. § 201 et seq.); (iv) the Physician Payments Sunshine Act or Open Payments program (42 U.S.C. § 1320a-7h) and state Applicable Laws regulating or requiring reporting of interactions between medical device manufacturers and healthcare professionals; (v) Applicable Laws related to interactions with health care professionals, customers and referral sources in a position to prescribe, recommend, purchase or use health care products or services and any law requiring tracking or reporting to any Governmental Authority of any such interactions, including laws requiring certifications of compliance with any compliance program certifications; (vi) Applicable Laws related to false statements to any Governmental Authority or false claims for payment for a health care product or service by a commercial payor, Governmental Authority or any entity accepting, processing or paying claims on behalf of a Governmental Authority; (vii) Applicable Laws related to the coding, coverage, payment, or reimbursement of a health care product or service by a government or private payor, or the purchase of any health care product or service by or on behalf of any Governmental Authority, and the pricing, price reporting, discounting or rebating of such health care product or service, including the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or under any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs; (viii) Applicable Laws related to the provision of free goods or sample products to customers, health care professionals or individuals; (ix) the FDCA and the regulations promulgated thereunder; (x) all Applicable Laws, rules and regulations, standards, principles, ordinances, judgments, decrees, orders, writs and injunctions administered by the FDA and any other analogous Governmental Authority; (xi) all Applicable Laws regarding the corporate practice of medicine; (xii) all Applicable Laws regarding the licensure of healthcare professionals; and (xiv) all Applicable Laws regarding patient access and interoperability rules and regulations, including rules promulgated by CMS and ONC.
“Health Care Submissions” means all required material filings, declarations, listings, registrations, reports, submissions, applications, amendments, modifications, supplements, notices and other documents with respect to Lafite Product and Lafite Regulatory Permits, including adverse event reports, or otherwise required by Health Care Laws with the applicable Governmental Authorities.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any rules and regulations promulgated thereunder.
“Indebtedness” of any Person at any date means, without duplication, all obligations of such Person under the applicable governing documentation to pay principal, interest, penalties, fees, guarantees, reimbursements, damages, “make-whole” amounts, prepayment premiums, termination fees, costs of unwinding and other liabilities with respect to (i) indebtedness for borrowed money, whether current or funded, fixed or contingent, secured or unsecured, (ii) indebtedness evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities, (iii) leases that are required to be capitalized in accordance with GAAP under which such Person is the lessee, (iv) the deferred purchase price of goods or services (other than trade payables or accruals in the ordinary course of business consistent with past practice); (v) obligations under interest rate, currency swap, hedging, cap, collar or futures Contracts or other derivative instruments or agreements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (vi) obligations in respect of letters of credit and bankers’ acceptances (other than letters of credit used as security for leases), (vii) liabilities under sale-and-leaseback transactions, agreements to repurchase securities sold and other similar financing transactions, and (viii) direct or indirect guarantees or other forms of credit support of obligations described in clauses (i) through (vii) above of any Person (other than, in the case of clauses (i), (ii) and (v), accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business consistent with past practice).
“Indemnified Party” means each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time a director, manager or officer of Lafite or any of its Subsidiaries.
“Intellectual Property” means all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including any: (i) patent, pending patent application, patentable invention, design patent, community design and all other equivalent supra-national or national design rights or other patent rights (including all reissues, divisions, continuations, continuations-in-part, renewals and extensions, certificates of reexamination, utility models and supplementary protection certificates thereof) (collectively, “Patents”), (ii) trademark, service mark, trade name, business name, brand name, slogan, logo, trade dress, social media identifier and all other indicia of origin, together with all common law rights and goodwill associated therewith (collectively, “Trademarks”), (iii) copyright or work of authorship (whether or not copyrightable), together with all moral rights and common law rights thereto, (iv) computer software (“Software”), (v) Internet domain names, (vi) trade secrets, proprietary know-how, confidential information, formulae, ideas, inventions (whether patentable or not), processes, schematics, algorithms, business methods, drawings, blueprints, data, databases, data sets, compilations, prototypes, models (including data models), designs and other proprietary rights (collectively, “Trade Secrets”) and (vii) application, registration, issuance, extension or renewal of any of the foregoing with any Governmental Authority, to the extent not already included in the foregoing.
“Intervening Event Notice” means a prior written notice of a Lafite Intervening Event delivered by Lafite to Tempranillo in accordance with Section 6.02(d) or of a Tempranillo Intervening Event delivered by Tempranillo to Lafite in accordance with Section 7.02(d), as the case may be.
“Intervening Event Notice Period” means five (5) Business Days (as modified, extended or continued in accordance with Section 6.02(d) or Section 7.02(d), as the case may be).
“IRS” means the Internal Revenue Service.
“IT Assets” means computers, Software, middleware, servers, workstations, routers, hubs, switches, data communications lines and other information technology assets, and all associated documentation.
“Lafite Audited Financial Statements” means the audited consolidated financial statements consisting of the consolidated balance sheets and the related consolidated statements of operations, consolidated statements of redeemable convertible preferred stock and stockholders’ equity (deficit) and cash flows of Lafite and its Subsidiaries, as of and for the fiscal years ended December 31, 2019 and December 31, 2018 (including, in each case, any related notes thereto and the related reports of the independent public accountants) included in the Lafite SEC Documents prior to the date of this Agreement.
“Lafite Collaboration Partner” means any research, development, collaboration or similar commercialization partner of Lafite or any of its Subsidiaries while acting in such capacity.
“Lafite Common Stock” means the common stock, par value $0.001 per share, of Lafite.

“Lafite Data Room” means the electronic data site established for Project Lafite on behalf of Lafite and to which Tempranillo and its Representatives have been given access in connection with the Transactions.
“Lafite Equity Awards” means the Lafite Stock Options, the Lafite Restricted Stock, Lafite RSUs and Lafite PSUs.
“Lafite Financial Statements” means the Lafite Audited Financial Statements and the Lafite Unaudited Financial Statements.
“Lafite Intellectual Property” means all Intellectual Property owned by Lafite and its Subsidiaries and all Intellectual Property used or licensed for use by Lafite and its Subsidiaries in the conduct of their respective businesses, including Lafite Owned IP and the Exclusively Licensed IP of Lafite.
“Lafite Intervening Event” means an event, occurrence or fact occurring or arising after the date hereof, other than (i) any event, occurrence or fact that relates to a Lafite Takeover Proposal or (ii) changes in the market price of Lafite Common Stock (provided that the underlying cause of such change may constitute or be taken into account in determining whether there has been a Lafite Intervening Event).
“Lafite’s Knowledge” means, as to a particular matter, the actual knowledge of any one or more of the individuals listed on Section 1.01(a) of the Lafite Disclosure Letter.
“Lafite Material Adverse Effect” means any state of facts, circumstance, condition, event, change, development, occurrence, result, effect, action or omission (each, an “Effect”) that, individually or in the aggregate with any one or more other Effects, would reasonably be expected to (i) result in a material adverse effect on the business, financial condition or results of operations of Lafite and its Subsidiaries, taken as a whole or (ii) prevent, materially impair, materially impede or materially delay the consummation of the Transactions on a timely basis and in any event on or before the End Date; provided, however, that with respect to clause (i) only, no Effect to the extent resulting or arising from any of the following, shall be deemed to constitute, or be taken into account in determining the occurrence of, a Lafite Material Adverse Effect: (A) general economic, political, business, financial or market conditions affecting the industry in which Lafite operates; (B) geopolitical conditions, any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism); (C) any pandemic (including the SARS-CoV-2 virus and COVID-19 disease), epidemic, plague, or other outbreak of illness or public health event, hurricane, flood, tornado, earthquake or other natural disaster or act of God or changes resulting from weather conditions; (D) any failure by Lafite or any of its Subsidiaries to meet any internal or external projections or forecasts or any decline in the price of Lafite Common Stock (but excluding, in each case, the underlying causes of such failure or decline, as applicable, which may themselves constitute or be taken into account in determining whether there has been, or would be, a Lafite Material Adverse Effect); (E) the public announcement or pendency of the Transactions, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, Lafite Collaboration Partners, venture partners or employees (other than, in each case, for purposes of any representation or warranty set forth in Section 4.04 or Section 4.05); (F) changes in Applicable Laws or the interpretation thereof; (G) changes in GAAP or any other applicable accounting standards or the interpretation thereof; (H) any action required to be taken by Lafite pursuant to the terms of this Agreement or at the direction of Tempranillo or Merger Sub; or (I) any breach of this Agreement by Tempranillo or Merger Sub; provided, further, that any Effect relating to or arising out of or resulting from any change or event referred to in clause (A), (B), (C), (F) or (G) above may constitute, and be taken into account in determining the occurrence of, a Lafite Material Adverse Effect if and only to the extent that such change or event has a disproportionate impact on Lafite and its Subsidiaries as compared to other participants that operate in the industry in which Lafite and its Subsidiaries operate.
“Lafite Owned IP” means any Intellectual Property owned or purported to be owned by Lafite or any of its Subsidiaries.

“Lafite Product” means all medical devices, products, software, apps and associated professional services that are being researched, tested, developed, labeled, manufactured, stored imported, exported, distributed, sold or otherwise commercialized by, or being licensed, sublicensed or held for license or sublicense by Lafite or any its Subsidiaries.
“Lafite PSU” means a restricted stock unit with respect to Lafite Common Stock granted pursuant to one of the Lafite Stock Plans that is subject to performance vesting conditions.
“Lafite Regulatory Authority” means the FDA and any other applicable Governmental Authority that has regulatory authority over the nonclinical and clinical testing, development, design, quality, identity, safety, efficacy, reliability, classification, manufacturing, storing, packaging, labeling, marketing, promotion, distribution, handling, commercialization, sale, pricing, reimbursement, import or export of a Lafite product or service, including any Lafite Product.
“Lafite Regulatory Permits” means Permits required by the FDA under the FDCA and all Permits of any other applicable Lafite Regulatory Authority, in each case, as necessary for the lawful operation of the businesses of Lafite and its Subsidiaries as currently conducted in each jurisdiction in which such entity operates.
“Lafite Restricted Stock” means a share of restricted Lafite Common Stock granted pursuant to one of the Lafite Stock Plans.
“Lafite RSU” means a restricted stock unit with respect to Lafite Common Stock granted pursuant to one of the Lafite Stock Plans that is subject solely to time vesting.
“Lafite Stock Option” means an option to acquire Shares granted pursuant to one of the Lafite Stock Plans.
“Lafite Stock Plans” means the Lafite Amended and Restated 2008 Stock Incentive Plan, the Lafite Amended and Restated 2014 Stock Incentive Plan and the Lafite 2019 Equity Incentive Plan.
“Lafite Superior Proposal” means a bona fide unsolicited written Lafite Takeover Proposal (provided that for this purpose the references to “fifteen percent (15%)” in the definition of Lafite Takeover Transaction shall be deemed to be references to “fifty percent (50%)”) that did not result from a breach of Section 6.02 and that the Lafite Board determines in its good faith judgment (after consultation with its outside legal counsel and a financial advisor of national reputation) (i) is reasonably likely to be consummated in accordance with its terms, taking into account all financial, legal, regulatory, timing and other aspects of such proposal and (ii) would, if consummated, result in a transaction that is more favorable to Lafite’s stockholders from a financial point of view than the Transactions, taking into account all of the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Tempranillo in response to such Lafite Superior Proposal or otherwise).
“Lafite Takeover Proposal” means any indication of interest, offer or proposal, including any amendment or modification to any existing indication of interest, offer or proposal (other than, in each case, any indication of interest, offer or proposal made or submitted by or on behalf of Tempranillo, Merger Sub or one or more of their Subsidiaries), relating to, or that would reasonably be expected to lead to, in one transaction or a series of related transactions, a Lafite Takeover Transaction.
“Lafite Takeover Transaction” means, other than the Transactions, (i) any merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, acquisition, business combination, license agreement or similar transaction involving any Lafite or any of its Subsidiaries that, if consummated, would result in any Person or “group” (as defined in the Exchange Act), or the securityholders of such Person or group, owning, directly or indirectly, fifteen percent (15%) or more of the total voting power of or any class of equity securities (or options, rights, or warrants to purchase, or securities convertible into or exchangeable for, any such securities) of Lafite or of the surviving entity or the resulting direct or indirect parent of Lafite or such surviving entity; or (ii) any transaction (including any single- or multi-step transaction) or series of related transactions directly or indirectly involving (A) the acquisition or purchase of fifteen percent (15%) or more of the total voting power of or any class of equity securities (or options, rights, or warrants to purchase, or securities convertible into or exchangeable for, any such securities) of Lafite, (B) the acquisition or purchase of tangible or intangible assets of Lafite and its Subsidiaries representing fifteen percent (15%) or more of the total revenue, net income, EBITDA or total assets (it being understood that such determination includes equity securities of Subsidiaries) of Lafite and its Subsidiaries, taken as a whole, or (iii) the sale, lease, license, transfer, lapse or abandonment of fifteen percent (15%) or more of the total tangible or intangible assets of Lafite and its Subsidiaries relating to Lafite Product or any Intellectual Property embodied therein or relating thereto.
“Lafite Unaudited Balance Sheet” means the unaudited condensed consolidated balance sheet of Lafite and its Subsidiaries, as of March 31, 2020 included in the Lafite SEC Documents prior to the date of this Agreement.
“Lafite Unaudited Financial Statements” means the unaudited condensed consolidated financial statements of Lafite and its Subsidiaries consisting of the Lafite Unaudited Balance Sheet and all of the related condensed consolidated statements of income and comprehensive income, cash flows and equity of Lafite and its Subsidiaries as of and for the three (3) months ended March 31, 2020 (including, in each case, any related notes thereto), included in the Lafite SEC Documents prior to the date of this Agreement.
“Liabilities” means any and all Indebtedness, liabilities, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on- or off-balance sheet, and whether arising in the past, present or future, and including those arising under any Contract, Proceeding or Order.
“Lien” means, with respect to any property or asset, any charge, claim, adverse interest, community property interest, pledge, hypothecation, condition, lien (statutory or other), option, security interest, mortgage, deed of trust, encumbrance, easement, encroachment, lease, sublease, license, sublicense, right of way, right of first offer or refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership or any interest or restriction similar in substance to any of the foregoing.
“Made Available” means that, prior to the execution of this Agreement, such information, document or material was (i) with respect to Lafite, (A) made publicly available by Lafite in unredacted form on the SEC’s EDGAR database with respect to Lafite and its Subsidiaries or (B) made available in unredacted form for review by Tempranillo or Tempranillo’s Representatives in the Lafite Data Room or otherwise provided in writing to Tempranillo or Tempranillo’s Representatives by or on behalf of Lafite (including in any “clean room” or on an “outside counsel only” basis) and (ii) with respect to Tempranillo, (A) made publicly available by Tempranillo in unredacted form on the SEC’s EDGAR database with respect to Tempranillo and its Subsidiaries or (B) made available in unredacted form for review by Lafite or Lafite’s Representatives in the Tempranillo Data Room or otherwise provided in writing to Lafite or Lafite’s Representatives by or on behalf of Tempranillo (including in any “clean room” or on an “outside counsel only” basis).
“Nasdaq” means the NASDAQ Global Select Market.
“Non-Recourse Party”, with respect to any party, means (i) any former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners of any of such Person, or (ii) any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing Persons specified in clause (i), as applicable; provided that a Non-Recourse Party of any party shall not include such party itself.
“NYSE” means the New York Stock Exchange.
“ONC” means the Department of Health and Human Services Office of the National Coordinator for Health Information Technology.

“Order” means, with respect to any Person, any order, injunction, judgment, decision, determination, award, writ, ruling, stipulation, assessment or decree or other similar requirement of, or entered, enacted, adopted, promulgated or applied by, with or under the supervision of, a Governmental Authority or arbitrator.
“Organizational Documents” means, with respect to any Person that is not a natural person, the articles of incorporation, certificate of incorporation, charter, certificates of designations, bylaws, stockholders’ agreement, articles of formation, certificate of formation, operating agreement, partnership agreement, certificate of limited partnership and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.
“Permits” means all permits, licenses, consents, concessions, franchises, approvals, privileges, immunities, authorizations, qualifications, exemptions, registrations, certificates, variances and similar rights obtained from a Governmental Authority.
“Permitted Lafite Liens” means (i) Liens for Taxes that (A) are not yet due and payable or (B) are being contested in good faith by appropriate proceedings, in each case only if adequate reserves with respect thereto have specifically been established in the Lafite Financial Statements, to the extent required by GAAP, (ii) Liens for assessments and other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, repairmen’s, workers’ and other similar common law or statutory Liens arising or incurred in the ordinary course of business consistent with past practice, in each case that (A) relate to obligations that are not delinquent or (B) Lafite or any of its Subsidiaries is contesting in good faith by appropriate proceedings and, in each case, for which adequate reserves have specifically been established in accordance with GAAP in the audited consolidated balance sheet of Lafite, as of December 31, 2019, included in the Lafite SEC Documents, (iii) zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Authority that are not materially violated by or do not place any material restrictions or limitations on any current use, occupancy or activity conducted by Lafite or any of its Subsidiaries, (iv) in the case of Lafite Leased Property, any Lien to which the fee simple interest (or any superior leasehold interest) is subject, (v) Liens in favor of the lessors on any personal property located at the demised premises under the Lafite Lease Agreements, (vi) real property easements, rights-of-way, encroachments, restrictions, conditions or imperfections of title or other similar Liens that have arisen in the ordinary course of business which, individually and in the aggregate, do not and would not materially impair the use (or contemplated use) of the Lafite Leased Property or otherwise materially impair the present or contemplated business operations at the Lafite Leased Property, (vii) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice, (viii) any Liens which are disclosed on the Lafite Financial Statements, (ix) Liens discharged prior to the Effective Time and (x) Liens incurred in the ordinary course of business consistent with past practice that would not reasonably be expected to interfere adversely in a material way with the use of the properties or assets encumbered thereby.
“Permitted Tempranillo Liens” means (i) Liens for Taxes that (A) are not yet due and payable or (B) are being contested in good faith by appropriate proceedings, in each case only if adequate reserves with respect thereto have specifically been established in the Tempranillo Financial Statements, to the extent required by GAAP, (ii) Liens for assessments and other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, repairmen’s, workers’ and other similar common law or statutory Liens arising or incurred in the ordinary course of business consistent with past practice, in each case that (A) relate to obligations that are not delinquent or (B) Tempranillo or any of its Subsidiaries is contesting in good faith by appropriate proceedings and, in each case, for which adequate reserves have specifically been established in accordance with GAAP in the audited consolidated balance sheet of Tempranillo, as of December 31, 2019, included in the Tempranillo SEC Documents, (iii) zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Authority that are not materially violated by or do not place any material restrictions or limitations on any current use, occupancy or activity conducted by Tempranillo or any of its Subsidiaries, (iv) in the case of the Tempranillo Leased Property, any Lien to which the fee simple interest (or any superior leasehold interest) is subject, (v) Liens in favor of the lessors on any personal property located at the demised premises under the Tempranillo Lease Agreements, (vi) real property easements, rights-of-way, encroachments, restrictions, conditions or imperfections of title or other similar Liens that have arisen in the ordinary course of business which, individually and in the aggregate, do not and would not materially impair the use (or contemplated use) of the Tempranillo Leased Property or otherwise materially impair the present or contemplated business operations at the Tempranillo Leased Property, (vii) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice, (viii) any Liens which are disclosed on the Tempranillo Financial Statements, (ix) Liens discharged prior to the Effective Time and (x) Liens incurred in the ordinary course of business consistent with past practice that would not reasonably be expected to interfere adversely in a material way with the use of the properties or assets encumbered thereby.
“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Authority (or any department, agency or political subdivision thereof) and any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.
“Proceeding” means, with respect to any Person, any suit (whether civil, criminal, administrative or judicial), action, litigation, arbitration, proceeding (including any civil, criminal, administrative or appellate proceeding), hearing, criminal prosecution, investigation (but only to the extent that such Person has been notified in writing by the investigating Governmental Authority of such investigation) or SEC “Wells” process, in each case, whether at law or in equity, commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel (and, in each case, including if resulting from a claim, charge, complaint, citation or demand).
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).
“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants (other than independent public accountants), consultants, agents and other authorized representatives and advisors of such Person.
“Requisite Lafite Vote” means the adoption of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding Shares.
“Requisite Tempranillo Vote” means (i) the approval of the Tempranillo Charter Amendment by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Tempranillo Common Stock and (ii) the approval of the Share Issuance by the affirmative vote (in person or by proxy) of a majority of all votes cast by holders of outstanding shares of Tempranillo Common Stock at the Tempranillo Stockholders Meeting.
“Sanctioned Country” means any country or region that is the target of country-wide or territory-wide economic sanctions or trade restrictions of the United States, Japan, the United Kingdom, the European Union or the United Nations (currently Cuba, Iran, North Korea, Crimea, Syria, and Venezuela).
“Sanctioned Person” means any Person that is the target of economic sanctions, trade restrictions, or similar restrictions under any Sanctions Laws, including: (i) any Person identified in any sanctions list maintained by (A) the U.S. government, including without limitation the U.S. Department of Treasury, Office of Foreign Assets Control, the U.S. Department of Commerce, Bureau of Industry and Security, and the U.S. Department of State; (B) the government of Japan; (C) the government of the United Kingdom, including Her Majesty’s Treasury; (D) the European Union; or (E) the United Nations Security Council; (ii) any Person located, organized, or resident in, or a government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by a Person described in clause (i) or (ii).

“Sanctions Laws” means all Applicable Laws concerning embargoes, economic sanctions, export or import controls or restrictions, the ability to make or receive international payments, the ability to engage in international transactions, anti-terrorism, or the ability to take an ownership interest in assets located in a foreign country, including those administered by the U.S. Department of Treasury, Office of Foreign Assets Control, the U.S. Department of Commerce, Bureau of Industry and Security, the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.
“Software” has the meaning set forth in the definition of “Intellectual Property.”
“Subsidiary” means, with respect to any Person, any other Person (i) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other Person are, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other Person is, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists.
“Substantial Detriment” means any sale, divestiture, license or disposition of any assets, properties or businesses, or any other action, concession or undertaking, or any commitment to do any of the foregoing, that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Lafite, Tempranillo and their respective Subsidiaries, taken as a whole.
“Superior Proposal Notice” means a prior written notice of a Lafite Superior Proposal delivered by Lafite to Tempranillo in accordance with Section 6.02(e) or of a Tempranillo Superior Proposal delivered by Tempranillo to Lafite in accordance with Section 7.02(e), as the case may be.
“Superior Proposal Notice Period” means five (5) Business Days (as modified, extended or continued in accordance with Section 6.02(e) or Section 7.02(e), as the case may be).
“Tax” means any U.S. federal, state, provincial, territorial, local, non-U.S. or other tax or other similar governmental assessment or charge of any kind whatsoever including income, franchise, profits, corporations, gross receipts, capital stock, capital gains, license, branch, transfer, excise, premium, personal property, real property, production, sales, use, goods and services, value-added, ad valorem, license, capital, wage, employment, unemployment, compensation, utility, payroll, withholding, social security, disability, severance, occupation, import, custom, duties, escheat, stamp, registration, alternative, add-on minimum, environmental or other governmental taxes, charges, fees or assessments of any kind whatsoever, together with any interest, penalty, or addition to tax with respect thereto, whether disputed or not.
“Tax Opinion” means an opinion of Tax Opinion Counsel, in form and substance reasonably satisfactory to Lafite, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
“Tax Opinion Counsel” means Skadden, Arps, Slate, Meagher & Flom LLP (or if Skadden, Arps, Slate, Meagher & Flom LLP is unable to or prior to the Closing does not deliver the Tax Opinion, Paul, Weiss, Rifkind, Wharton & Garrison LLP).

“Tax Return” means any report, return, refund, claim, election, statement, estimate, disclosure, document, declaration or information report or return filed or required to be filed with or supplied or required to be supplied to a Taxing Authority (including any amendments thereto and including any attachment, schedule or statement thereto).
“Taxing Authority” means any Governmental Authority exercising any authority to determine, impose, regulate, collect, levy, assess, enforce or administer any Tax.
“Tempranillo Audited Financial Statements” means the audited consolidated financial statements consisting of the consolidated balance sheets and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows of Tempranillo and its Subsidiaries, as of and for the fiscal years ended December 31, 2019 and December 31, 2018 (including, in each case, any related notes thereto and the related reports of the independent public accountants) included in the Tempranillo SEC Documents prior to the date of this Agreement.
“Tempranillo Common Stock” means the common stock, par value $0.001 per share, of Tempranillo.
“Tempranillo Data Room” means the electronic data site established for Project Lafite on behalf of Tempranillo and to which Lafite and its Representatives have been given access in connection with the Transactions.
“Tempranillo DSU” means a deferred stock unit with respect to Tempranillo Common Stock granted pursuant to the Tempranillo Deferred Compensation Plan for Non-Employee Directors.
“Tempranillo Equity Awards” means the Tempranillo Stock Options, Tempranillo RSUs, Tempranillo PSUs and Tempranillo DSUs.
“Tempranillo Financial Statements” means the Tempranillo Audited Financial Statements and the Tempranillo Unaudited Financial Statements.
“Tempranillo Intellectual Property” means all Intellectual Property owned by Tempranillo and its Subsidiaries and all Intellectual Property used or licensed for use by Tempranillo and its Subsidiaries in the conduct of their respective businesses, including the Tempranillo Owned IP and the Exclusively Licensed IP of Tempranillo.
“Tempranillo Intervening Event” means an event, occurrence or fact occurring or arising after the date hereof, other than (i) any event, occurrence or fact that relates to a Tempranillo Takeover Proposal or (ii) changes in the market price of Tempranillo Common Stock (provided that the underlying cause of such change may constitute or be taken into account in determining whether there has been a Tempranillo Intervening Event).
“Tempranillo’s Knowledge” means, as to a particular matter, the actual knowledge of any one or more of the individuals listed on Section 1.01(a) of the Tempranillo Disclosure Letter.
“Tempranillo Material Adverse Effect” means any Effect that, individually or in the aggregate with any one or more other Effects, would reasonably be expected to (i) result in a material adverse effect on the business, financial condition or results of operations of Tempranillo and its Subsidiaries, taken as a whole or (ii) prevent, materially impair, materially impede or materially delay the consummation of the Transactions on a timely basis and in any event on or before the End Date; provided, however, that with respect to clause (i) only, no Effect to the extent resulting or arising from any of the following, shall be deemed to constitute, or be taken into account in determining the occurrence of, a Tempranillo Material Adverse Effect: (A) general economic, political, business, financial or market conditions affecting the industry in which Tempranillo operates; (B) geopolitical conditions, any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism); (C) any pandemic (including the SARS-CoV-2 virus and COVID-19 disease), epidemic, plague, or other outbreak of illness or public health event, hurricane, flood, tornado, earthquake or other natural disaster or act of God or changes resulting from weather conditions; (D) any failure by Tempranillo or any of its Subsidiaries to meet any internal or external projections or forecasts or any decline in the price of Tempranillo Common Stock (but excluding, in each case, the underlying causes of such failure or decline, as applicable, which may themselves constitute or be taken into account in determining whether there has been, or would be, a Tempranillo Material Adverse Effect); (E) the public announcement or pendency of the Transactions, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, venture partners or employees (other than, in each case, for purposes of any representation or warranty set forth in Section 5.04 or Section 5.05); (F) changes in Applicable Laws or the interpretation thereof; (G) changes in GAAP or any other applicable accounting standards or the interpretation thereof; (H) any action required to be taken by Tempranillo or Merger Sub pursuant to the terms of this Agreement or at the direction of Lafite; or (I) any breach of this Agreement by Lafite; provided, further, that any Effect relating to or arising out of or resulting from any change or event referred to in clause (A), (B), (C), (F) or (G) above may constitute, and be taken into account in determining the occurrence of, a Tempranillo Material Adverse Effect if and only to the extent that such change or event has a disproportionate impact on Tempranillo and its Subsidiaries as compared to other participants that operate in the industry in which Tempranillo and its Subsidiaries operate.
“Tempranillo Owned IP” means any Intellectual Property owned or purported to be owned by Tempranillo or any of its Subsidiaries.
“Tempranillo PSU” means a restricted stock unit with respect to Tempranillo Common Stock granted pursuant to one of the Tempranillo Stock Plans that is subject to performance vesting conditions.
“Tempranillo Regulatory Authority” means any Governmental Authority that has regulatory authority over the development, classification, manufacturing, marketing, distribution, or reimbursement of a Tempranillo product or service.
“Tempranillo RSU” means a restricted stock unit with respect to Tempranillo Common Stock granted pursuant to one of the Tempranillo Stock Plans that is subject solely to time vesting.
“Tempranillo Stock Option” means an option to acquire Shares granted pursuant to one of the Tempranillo Stock Plans.
“Tempranillo Stock Plans” means the Tempranillo Second Amended and Restated Stock Incentive Plan, the Tempranillo 2015 Incentive Award Plan and the Tempranillo 2017 Employment Inducement Incentive Award Plan.
“Tempranillo Superior Proposal” means a bona fide unsolicited written Tempranillo Takeover Proposal (provided that for this purpose the references to “fifteen percent (15%)” in the definition of Tempranillo Takeover Transaction shall be deemed to be references to “fifty percent (50%)”) that did not result from a breach of Section 7.02 and that the Tempranillo Board determines in its good faith judgment (after consultation with its outside legal counsel and a financial advisor of national reputation) (i) is reasonably likely to be consummated in accordance with its terms, taking into account all financial, legal, regulatory, timing and other aspects of such proposal and (ii) would, if consummated, result in a transaction that is more favorable to Tempranillo’s stockholders from a financial point of view than the Transactions, taking into account all of the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Lafite in response to such Tempranillo Superior Proposal or otherwise).
“Tempranillo Takeover Proposal” means any indication of interest, offer or proposal, including any amendment or modification to any existing indication of interest, offer or proposal (other than, in each case, any indication of interest, offer or proposal made or submitted by or on behalf of Tempranillo or one or more of its Subsidiaries), relating to, or that would reasonably be expected to lead to, in one transaction or a series of related transactions, a Tempranillo Takeover Transaction.
“Tempranillo Takeover Transaction” means, other than the Transactions, (i) any merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, acquisition, business combination, license agreement or similar transaction involving Tempranillo or any of its Subsidiaries that, if consummated, would result in any Person or “group” (as defined in the Exchange Act), or the securityholders of such Person or group, owning, directly or indirectly, fifteen percent (15%) or more of the total voting power of or any class of equity securities (or options, rights, or warrants to purchase, or securities convertible into or exchangeable for, any such securities) of Tempranillo or of the surviving entity or the resulting direct or indirect parent of Tempranillo or such surviving entity; (ii) any transaction (including any single- or multi-step transaction) or series of related transactions directly or indirectly involving (A) the acquisition or purchase of fifteen percent (15%) or more of the total voting power of or any class of equity securities (or options, rights, or warrants to purchase, or securities convertible into or exchangeable for, any such securities) of Tempranillo, or (B) the acquisition or purchase of tangible or intangible assets of Tempranillo and its Subsidiaries representing fifteen percent (15%) or more of the total revenue, net income, EBITDA or total assets (it being understood that such determination includes equity securities of Subsidiaries) of Tempranillo and its Subsidiaries, taken as a whole; or (iii) the sale, lease, license, transfer, lapse or abandonment of fifteen percent (15%) or more of the total tangible or intangible assets of Tempranillo and its Subsidiaries relating to the Tempranillo products and services or any Intellectual Property embodied therein or relating thereto.
“Tempranillo Unaudited Balance Sheet” means the unaudited condensed consolidated balance sheet of Tempranillo and its Subsidiaries, as of March 31, 2020 included in the Tempranillo SEC Documents prior to the date of this Agreement.
“Tempranillo Unaudited Financial Statements” means the unaudited consolidated financial statements of Tempranillo and its Subsidiaries consisting of the Tempranillo Unaudited Balance Sheet and all of the related consolidated statements of operations, comprehensive loss, stockholders' equity and cash flows as of and for the three (3) months ended March 31, 2020 (including, in each case, any related notes thereto), included in the Tempranillo SEC Documents prior to the date of this Agreement.
“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Tempranillo, Merger Sub, Lafite or any of their respective Affiliates or Representatives (solely in their capacity as such).
“Transaction Litigation” means any claim or Proceeding against either Lafite or Tempranillo or any of their respective directors or officers (including any class action or derivative litigation) relating, directly or indirectly, to this Agreement, the Voting Agreement, the Merger or the other Transactions, including disclosures made under securities laws and regulations related thereto.
“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury.
“Willful Breach” means, with respect to any representation, warranty, agreement or covenant in this Agreement, an intentional act or intentional omission (including a failure to cure circumstances) where the breaching party knows (or reasonably should have known) such action or omission is, would or would reasonably be expected to result in a material breach of this Agreement.
(b) Each of the following terms is defined in the Section set forth opposite such term:
Term	Section
Agreement	Preamble
Alternative Arrangements	6.04(c)
Alternative Lafite Acquisition Agreement	6.02(c)
Alternative Tempranillo Acquisition Agreement	7.02(c)
Bankruptcy and Equity Exceptions	4.03(a)
Business Associate Agreements	4.23(d)
Capitalization Date	4.06(a)
Certificate of Merger	2.01(a)
Certificates	2.04(a)
Closing	2.02
Code	Recitals
Debt Payoff Letters	6.03
Delaware Secretary	2.01(a)
Dissenting Shares	2.05

Term	Section
Effective Time	2.01(b)
End Date	10.01(b)(i)
Environmental Permits	4.21(a)
ESPP Exercise Date	2.06(e)
Exchange Agent	2.04(a)
Exchange Fund	2.04(a)
Exchange Ratio	2.03(a)
Exclusive Rights	4.16(b)(iii)
Filed Lafite Contracts	4.16(a)
Filed Tempranillo Contracts	5.16(a)
GDPR	4.23(a)
Hedge Counterparty	6.04(c)
Joint Proxy Statement/Prospectus	8.03(a)
Lafite	Preamble
Lafite Adverse Recommendation Change	6.02(c)
Lafite Board	Recitals
Lafite Board Recommendation	Recitals
Lafite Designee	3.03(a)
Lafite Disclosure Letter	4
Lafite Employee Plan	4.18(a)
Lafite Employees	4.18(a)
Lafite ESPP	2.06(e)
Lafite Lease Agreement	4.24(b)
Lafite Leased Property	4.24(b)
Lafite Preferred Stock	4.06(a)
Lafite Related Parties	5.29
Lafite SEC Documents	4.08(a)
Lafite Securities	4.06(c)
Lafite Stockholders Meeting	Recitals
Lafite Termination Fee	11.04(b)
Maximum Premium	7.05(c)
Merger	Recitals
Merger Consideration	2.03(a)
Merger Sub	Preamble
Notes Indenture	6.04(a)
Open Source Materials	4.22(f)
Personal Data	4.23(a)
Pre-Closing Period	6.01(a)
Privacy Requirements	4.23(a)
Registration Statement	8.03(a)
Share	Recitals
Share Issuance	Recitals
Special Dividend	6.06
Special Dividend Per Share Amount	6.06
Specified Lafite Contracts	4.16(a)
Specified Lafite Stockholders	Recitals
Specified Tempranillo Contracts	5.16(a)
Surviving Corporation	2.01(c)
Tail Policy	7.05(c)
Tempranillo	Preamble

Term	Section
Tempranillo Adverse Recommendation Change	7.02(c)
Tempranillo Board	Recitals
Tempranillo Board Recommendation	Recitals
Tempranillo Charter Amendment	Recitals
Tempranillo Designee	3.03(a)
Tempranillo Disclosure Letter	5
Tempranillo Employee Plans	5.18(a)
Tempranillo Employees	5.18(a)
Tempranillo ESPP	5.06(a)
Tempranillo Lease Agreement	5.24(b)
Tempranillo Leased Property	5.24(b)
Tempranillo Preferred Stock	5.06(a)
Tempranillo SEC Documents	5.08(a)
Tempranillo Securities	5.06(c)
Tempranillo Stockholders Meeting	Recitals
Tempranillo Termination Fee	11.04(c)
Transactions	Recitals
Trustee	6.04(a)
Voting Agreement	Recitals
Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein,” “hereto” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings and captions contained herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified and references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or subsection. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. Unless the context otherwise requires, the terms “neither,” “nor,” “any,” “either” and “or” are not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References (i) to “$” and “dollars” are to the currency of the United States and (ii) to “days” shall be to calendar days unless otherwise indicated. References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively. No summary of this Agreement or any Exhibit, Annex, Schedule or other document delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or such Exhibit, Annex or Schedule. Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified. Any Contract, instrument or law defined or referred to herein means such Contract, instrument or law as from time to time amended, modified or supplemented (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to (x) any Contract, instrument or statute shall be deemed to refer to such Contract, instrument or statute, as amended, as of such date, and (y) any rules or regulations promulgated under any such statute, in each case, as of such date). Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms. It is the intention of the parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect, and nothing set forth in any provision herein will (except to the extent expressly stated) in any way be deemed to limit the scope, applicability or effect of any other provision hereof.
ARTICLE 2

THE MERGER
Section 2.01. The Merger.
(a) Effecting the Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Closing, Tempranillo, Merger Sub and Lafite shall cause a certificate of merger in such form as required by and in accordance with the applicable provisions of the DGCL (the “Certificate of Merger”), to be executed and filed with the Office of the Secretary of State of the State of Delaware (the “Delaware Secretary”).
(b) Effective Time. The Merger shall become effective on such date and at such time as the Certificate of Merger has been duly filed with the Delaware Secretary or at such later time and date as may be agreed upon by the parties in writing and specified in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).
(c) Surviving Corporation. At the Effective Time, Merger Sub shall be merged with and into Lafite in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease, and Lafite shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall become a wholly owned Subsidiary of Tempranillo, and the separate corporate existence of Lafite, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, immunities, powers and franchises of Lafite and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Lafite and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
(d) Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger.
Section 2.02. The Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) will take place as soon as practicable (but in any event no later than the second (2nd) Business Day) after the satisfaction or, to the extent permitted hereunder and by Applicable Law, waiver of all conditions set forth in Article 9 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder and by Applicable Law) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019, or remotely by exchange of documents and signatures (or their electronic counterparts), unless another place is agreed upon in writing by the parties hereto.
Section 2.03. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Tempranillo, Merger Sub, Lafite or any stockholder thereof or any other Person:
(a) except as otherwise provided in Section 2.03(b), Section 2.03(c) or Section 2.03(d), and subject to Section 2.04(f), each Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted automatically into the right to receive (i) 0.5920 (the “Exchange Ratio”) of a fully paid, validly issued and nonassessable share of Tempranillo Common Stock (the “Stock Consideration”), and (ii) $4.24 in cash, without interest (the “Cash Consideration” and together with the Stock Consideration, the “Merger Consideration”). Upon conversion thereof in accordance with this Section 2.03(a), each such Share shall cease to be outstanding and shall automatically be canceled and cease to exist and each holder of a Certificate representing any such Shares shall have only the right to receive the Merger Consideration with respect thereto in accordance with Section 2.04. For the avoidance of doubt, in addition to the Merger Consideration, immediately prior to and in connection with the Closing, holders of Shares will receive the Special Dividend as contemplated by Section 6.06;

(b) each Share owned by Tempranillo, Merger Sub or any other direct or indirect wholly owned subsidiary of Tempranillo or Merger Sub immediately prior to the Effective Time shall be canceled and cease to exist, and no consideration shall be paid or delivered in exchange therefor and each holder of a Certificate representing any such Shares shall cease to have any rights with respect thereto;
(c) each Share held in Lafite’s treasury immediately prior to the Effective Time shall be canceled and cease to exist, and no consideration shall be paid or delivered in exchange therefor and each holder of a Certificate representing any such Shares shall cease to have any rights with respect thereto;
(d) each Share owned by any direct or indirect wholly owned Subsidiary of Lafite immediately prior to the Effective Time shall be canceled and cease to exist, and no consideration shall be paid or delivered in exchange therefor and each holder of a Certificate representing any such Shares shall cease to have any rights with respect thereto; and
(e) each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid, nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately following the Effective Time.
Section 2.04. Surrender and Exchange.
(a) Exchange Agent and Exchange Fund. Prior to the Effective Time, Tempranillo shall appoint a bank or a trust company reasonably acceptable to Lafite to act as exchange agent (the “Exchange Agent”) for the holders of Shares to receive the aggregate Merger Consideration to which holders of such Shares shall become entitled pursuant to Section 2.03(a). On or prior to the Closing Date, Tempranillo shall deposit, or shall cause to be deposited, with the Exchange Agent, (i) certificates representing the shares of Tempranillo Common Stock to be issued as Stock Consideration and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate amount of cash included in the Cash Consideration and to make payments in lieu of fractional shares pursuant to Section 2.04(f) (such certificates and cash amounts, the “Exchange Fund”). To the extent such fund diminishes for any reason below the level required to make prompt payment of any outstanding Merger Consideration to be paid in exchange for Shares converted in the Merger pursuant to Section 2.03(a), Tempranillo and the Surviving Corporation shall promptly replace or restore the lost portion of such fund so as to ensure that it is, at all times, maintained at a level sufficient to make such payments. The Exchange Fund shall not be used for any purpose other than to pay the Merger Consideration. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by the Surviving Corporation; provided that such investments shall be in obligations of or guaranteed by the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months. To the extent such fund increases for any reason above the level required to make prompt payment of any outstanding Merger Consideration to be paid in exchange for Shares converted in the Merger pursuant to Section 2.03(a), Tempranillo and the Surviving Corporation shall, following such prompt payment, be the sole owners of any amounts left over in such Exchange Fund. Tempranillo shall be treated for Tax purposes as the owner of any cash held in the Exchange Fund prior to its disbursement, and shall be subject to Tax on all interest and other income resulting from investments of such cash. Promptly after the Effective Time and in any event no later than five (5) Business Days after the Effective Time, Tempranillo shall send, or shall cause the Exchange Agent to send, to each record holder of Shares at the Effective Time, in each case whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.03(a), a letter of transmittal and instructions (which shall specify that delivery of the Shares shall be effected, and risk of loss and title shall pass, only upon proper delivery or transfer of the certificate representing the Shares (the “Certificates”; provided, however, that any references herein to “Certificates” are deemed to include references to effective affidavits of loss in accordance with Section 2.10 or to book-entry account statements relating to the ownership of Shares, as applicable) to the Exchange Agent and shall be in such form and have such other provisions as Tempranillo may reasonably specify (after due consultation with Lafite) prior to the Effective Time) for use in effecting the surrender of Certificates in exchange for payment of the Merger Consideration for each Share and any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.04(f).
(b) Surrender of Shares. Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Shares represented by a Certificate promptly upon (i) surrender to the Exchange Agent of the Certificate (provided, however, that delivery of a book-entry statement shall not be required in respect of any uncertificated Shares held of record in book-entry), together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of the exchange of book-entry Shares. Until so surrendered or transferred, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration and any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.04(f). No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate.
(c) Unregistered Transferees. If any portion of the aggregate Merger Consideration to be paid in respect of any Certificate or cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.04(f) is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall either pay to the Exchange Agent any transfer or other Tax required as a result of such payment being made to a Person other than the registered holder of such Certificate or otherwise establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d) No Other Rights. The Merger Consideration and any cash in lieu of fractional shares paid upon the surrender of Certificates or book-entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate or book-entry Share, and, from and after the Effective Time, the Surviving Corporation shall not permit any further registration of transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Tempranillo or the Exchange Agent for transfer, the holder of such Certificates shall be given a copy of a letter of transmittal and instructed to comply with the instructions therein in order to receive the Merger Consideration and any cash in lieu of fractional shares to which such holder is entitled pursuant to the Merger. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except to receive, upon surrender of a Certificate or book-entry Share pursuant to and in accordance with this Section 2.04, the Merger Consideration in respect of each Share represented thereby and any cash in lieu of fractional shares, except as otherwise provided herein or by Applicable Law.
(e) Termination of the Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Shares at any time following the date that is twelve (12) months after the Effective Time shall be delivered to Tempranillo, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration and any cash in lieu of fractional shares in accordance with this Section 2.04 prior to that time shall, subject to abandoned property, escheat or other Applicable Laws, thereafter look only to the Surviving Corporation (subject to Section 2.09) as general creditors thereof for payment of the Merger Consideration and any cash in lieu of fractional shares, in each case without any interest thereon.
(f) No Fractional Shares. No fractional shares of Tempranillo Common Stock shall be issued upon the conversion of Lafite Common Stock pursuant to Section 2.03. Notwithstanding any other provision of this Agreement, each holder of Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Tempranillo Common Stock (after taking into account all Shares exchanged by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the last reported sale price of Tempranillo Common Stock on the NYSE (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Tempranillo and Lafite) on the last complete trading day prior to the date of the Effective Time.

Section 2.05. Dissenting Shares. Notwithstanding Section 2.04 or any other provision of this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled pursuant to Section 2.03(b), Section 2.03(c) and Section 2.03(d)) and held by a holder who is entitled to demand appraisal and who has properly demanded appraisal of such Shares in accordance with Section 262 of the DGCL and, as of the Effective Time, has neither effectively withdrawn nor lost such holder’s right to appraisal pursuant to the DGCL with respect to such Shares (any such Shares, “Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled only to such rights as are granted by Section 262 of the DGCL; provided, however, that, if, after the Effective Time, such holder fails to perfect, withdraws, waives or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such holder’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.03(a), without interest thereon, upon surrender of such Certificate formerly representing such Shares. Lafite shall provide Tempranillo with prompt written notice of any demands received by Lafite for appraisal of any Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to Lafite prior to the Effective Time pursuant to Section 262 of the DGCL that relates to such demand, and Tempranillo shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Tempranillo, or if required by Applicable Law, Lafite shall not make any payment with respect to, or offer to settle or settle, any such demands.
Section 2.06. Lafite Stock Options; Lafite Restricted Shares; Lafite RSUs; Lafite PSUs; Lafite ESPP.
(a) Lafite Stock Options. Each Lafite Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into an option to purchase a number of shares of Tempranillo Common Stock equal to the product of (i) the number of Shares subject to such Lafite Stock Option immediately prior to the Effective Time and (ii) the Equity Award Adjustment Ratio per Share (rounded down to the nearest whole share of Tempranillo Common Stock on an award-by-award basis), with an exercise price equal to the quotient of (x) the exercise price of such Lafite Stock Option and (y) the Equity Award Adjustment Ratio (rounded up to the nearest whole cent), in each case, subject to the same terms and conditions as were applicable to such Lafite Stock Option immediately prior to the Effective Time (including applicable vesting conditions).
(b) Lafite Restricted Stock. Each award of Lafite Restricted Stock that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into an award of a number of shares of restricted Tempranillo Common Stock equal to the product of (i) the number of Shares subject to such award of Lafite Restricted Stock immediately prior to the Effective Time and (ii) the Equity Award Adjustment Ratio per Share (rounded down to the nearest whole share of Tempranillo Common Stock on an award-by-award basis), subject to the same terms and conditions as were applicable to such award of Lafite Restricted Stock immediately prior to the Effective Time (including applicable vesting conditions).
(c) Lafite RSUs. Each Lafite RSU award that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into a number of restricted stock units with respect to a number of shares of Tempranillo Common Stock equal to the product of (i) the number of Shares subject to such Lafite RSU award immediately prior to the Effective Time and (ii) the Equity Award Adjustment Ratio per Share (rounded down to the nearest whole share of Tempranillo Common Stock on an award-by-award basis), subject to the same terms and conditions as were applicable to such Lafite RSU immediately prior to the Effective Time (including applicable vesting conditions).
(d) Lafite PSUs. Each Lafite PSU award that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted, on the basis of assuming full achievement of all applicable performance goals, into a number of restricted stock units with respect to a number of shares of Tempranillo Common Stock equal to the product of (i) the number of Shares subject to such Lafite PSU award immediately prior to the Effective Time and (ii) the Equity Adjustment Award Ratio per Share (rounded down to the nearest whole share of Tempranillo

Common Stock on an award-by-award basis), subject to the same terms and conditions as were applicable to such Lafite PSU immediately prior to the Effective Time; provided that any such converted Lafite PSU shall continue to be subject to any time-based vesting terms applicable to the Lafite PSU prior to such conversion, but subject only to the continued service of the holder through each applicable vesting date and shall not be subject to any performance goals or metrics following the Effective Time.
(e) Lafite ESPP. Prior to the Closing Date, Lafite shall take all reasonable actions, including adopting any necessary resolution, to (i) terminate Lafite’s 2019 Employee Stock Purchase Plan (the “Lafite ESPP”) as of immediately prior to the Closing Date, (ii) for any offering period in effect prior to the Closing, cause a new exercise date for any such offering period to be set under the Lafite ESPP, which date shall be no later than five (5) Business Days prior to the Effective Time (the “ESPP Exercise Date”), with the automatic purchase of Shares with respect to accumulated employee contributions of each participant under the Lafite ESPP in respect of such offering period to occur on such date, (iii) prohibit participants in the Lafite ESPP from altering their payroll deductions from those in effect on the date of this Agreement (other than to discontinue their participation in the Lafite ESPP in accordance with the terms and conditions of the Lafite ESPP) and (iv) provide that the amount of the accumulated contributions of each participant under the Lafite ESPP as of immediately prior to the ESPP Exercise Date shall, to the extent not used to purchase Shares in accordance with the terms and conditions of the Lafite ESPP (as amended pursuant to this Section 2.06(e)), be refunded to such participant as promptly as practicable following the Effective Time (without interest).
(f) At or prior to the Effective Time, Lafite, the Lafite Board and the Compensation Committee of the Lafite Board, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.06. Lafite shall take all actions necessary to ensure that from and after the Effective Time, neither Tempranillo nor the Surviving Corporation will be required to deliver Shares or other capital stock of Lafite to any Person pursuant to or in settlement of Lafite Equity Awards.
(g) Notwithstanding the foregoing, the conversions described in this Section 2.06 will be subject to such modifications, if any, as are required to cause the conversion to be made in a manner consistent with the requirements of Section 409A of the Code and, in the case of any Lafite Stock Option to which Sections 422 or 423 of the Code applies, the exercise price and the number of shares of Tempranillo Common Stock purchasable pursuant to such option shall be determined subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.
Section 2.07. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Lafite or Tempranillo shall occur by reason of any reclassification, recapitalization, consolidation, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or similar transaction, all references herein to a specified number of shares affected thereby, and any calculations that are based upon such numbers of shares affected thereby, including the Exchange Ratio, the Merger Consideration, the Special Dividend Per Share Amount and any other amounts payable pursuant to this Agreement, shall be appropriately adjusted.
Section 2.08. Withholding Rights. Notwithstanding any other provision of this Agreement, each of Tempranillo, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled (i) to deduct and withhold (or cause to be deducted or withheld) from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted or withheld from such payment under any provision of any applicable Tax law and (ii) to request any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any similar information, from any Person to whom a payment is required to be made pursuant to this Agreement. To the extent that amounts are so deducted and withheld by Tempranillo, Merger Sub, the Surviving Corporation or the Exchange Agent, as the case may be, such amounts shall (i) be paid to the appropriate Taxing Authorities and (ii) to the extent paid to the appropriate Taxing Authorities, be treated for all purposes of this Agreement as having been paid to the Person in respect of which Tempranillo, Merger Sub, the Surviving Corporation or the Exchange Agent, as the case may be, made such deduction and withholding.
Section 2.09. No Liability. None of Tempranillo, Merger Sub, Lafite, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar

Applicable Law. If any Certificate shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
Section 2.10. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Tempranillo or the Exchange Agent, the posting by such Person of a bond, in such customary amount as Tempranillo or the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, any cash in lieu of fractional shares and any cash in respect of the Special Dividend, in each case, as contemplated under this Article 2.
Section 2.11. Closing of Transfer Books. At the Effective Time, the stock transfer books of Lafite shall be closed and no transfer of Shares shall thereafter be made.
Section 2.12. Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Article 2, the officers and directors of the Surviving Corporation and Tempranillo shall be fully authorized (in the name of Merger Sub, in the name of Lafite or otherwise) to take, and shall take, all such action.
ARTICLE 3

THE SURVIVING CORPORATION
Section 3.01. Certificate of Incorporation. At the Effective Time and without any further action on the part of Lafite and Merger Sub, the certificate of incorporation of Lafite as in effect immediately prior to the Effective Time shall be amended and restated in its entirety as set forth on Exhibit B and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance its terms and the DGCL (but subject to Section 7.05).
Section 3.02. Bylaws. The parties hereto shall take all necessary actions such that the bylaws of Lafite, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except (i) that all references therein to Merger Sub shall be amended to become references to the Surviving Corporation and (ii) for any changes as shall be necessary to comply with Section 7.05) and, as so amended and restated, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with its terms, the certificate of incorporation of the Surviving Corporation and the DGCL (but subject to Section 7.05).
Section 3.03. Directors and Officers.
(a) The parties hereto shall take all necessary actions such that, for the two-year period commencing at the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, or until their earlier death, resignation or removal in accordance with the Organizational Documents of Tempranillo the Tempranillo Board shall be comprised of thirteen (13) directors, consisting of (i) eight (8) current directors of Tempranillo selected by the Tempranillo Board prior to the Effective Time (“Tempranillo Designees”) and (ii) five (5) current directors of Lafite selected by the Lafite Board prior to the Effective Time (“Lafite Designees”).
(b) In the event that prior to the Effective Time: (i) any Tempranillo Designee is unwilling or unable to serve on the Tempranillo Board, the Tempranillo Board shall select a replacement for such individual to serve in such person’s place and (ii) any Lafite Designee is unwilling or unable to serve on the Tempranillo Board, the Lafite Board shall select a replacement for such individual to serve in such person’s place. Any such replacement designee shall be deemed to be a Tempranillo Designee or a Lafite Designee, as applicable.
(c) The parties hereto shall take all necessary actions such that, from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, or until their earlier death, resignation or removal in accordance with the Organizational Documents of the Surviving

Corporation, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Lafite immediately prior to the Effective Time shall be the officers of the Surviving Corporation.
ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF LAFITE
Except (a) as disclosed in the Lafite SEC Documents filed with the SEC prior to the date of this Agreement (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks, in each case, that are predictive, cautionary or forward-looking in nature) (it being understood that this clause (a) will not apply to any of Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 4.05 and Section 4.06) or (b) as set forth in the Lafite Disclosure Letter (each section or subsection of which qualifies the correspondingly numbered and lettered representation and warranty in this Article 4 to the extent specified therein and the representations and warranties in such other applicable sections or subsections of this Agreement to the extent that the disclosure on its face is reasonably apparent upon reading the disclosure contained in such section or subsection of the Lafite Disclosure Letter that such disclosure is responsive to such other numbered and lettered Section or subsection of this Article 4) delivered by Lafite to Tempranillo and Merger Sub prior to the execution of this Agreement (the “Lafite Disclosure Letter”), Lafite hereby represents and warrants to Tempranillo and Merger Sub as follows:
Section 4.01. Corporate Existence and Power. Lafite is a corporation duly incorporated, validly existing and in good standing under the Applicable Law of the State of Delaware. Lafite is duly licensed and qualified to do business as a foreign corporation and is in good standing (to the extent a concept of “good standing” is applicable) in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so licensed, qualified or in good standing have not had, and would not reasonably be expected to have, individually or in the aggregate, a Lafite Material Adverse Effect. Lafite has full power and authority required carry on its business as currently conducted and to own, lease and operate the assets and properties that it purports to own, lease and operate, except where any failure thereof has not had, and would not reasonably be expected to have, individually or in the aggregate, a Lafite Material Adverse Effect.
Section 4.02. Organizational Documents. The Organizational Documents that are incorporated by reference as exhibits to Lafite’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 are true, correct and complete copies of the Organizational Documents of Lafite as of the date of this Agreement, and (i) the Organizational Documents of Lafite are in full force and effect and (ii) Lafite is not in violation of any provision of such Organizational Documents.
Section 4.03. Corporate Authorization.
(a) Authority; Enforceability. Subject to the receipt of the Requisite Lafite Vote, (i) Lafite has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth herein and (ii) the execution, delivery and performance by Lafite of this Agreement and the consummation by Lafite of the Transactions have been duly authorized by all necessary corporate action on the part of Lafite subject, in the case of the Merger, to the filing with the Delaware Secretary of the Certificate of Merger as required by the DGCL. Lafite has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Tempranillo and Merger Sub, this Agreement constitutes a valid and binding agreement of Lafite enforceable against Lafite in accordance with its terms without requiring any further corporate proceedings on the part of Lafite, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general principles of equity (the “Bankruptcy and Equity Exceptions”).
(b) Lafite Board Approval and Lafite Board Recommendation. The Lafite Board, at a meeting thereof duly called and held, has duly and unanimously adopted resolutions (which, as of the execution and delivery of this Agreement by the parties hereto, have not been rescinded, modified or withdrawn in any way) (i) determining that this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, Lafite and Lafite’s stockholders, (ii) approving and declaring advisable this Agreement and the Transactions, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of Lafite for adoption at the Lafite Stockholders Meeting, and (iv) resolving to recommend the adoption of this Agreement by the stockholders of Lafite. The Requisite Lafite Vote is the only vote of the holders of any class or series of capital stock of Lafite necessary to adopt this Agreement and consummate the Merger and the other Transactions.
Section 4.04. Governmental Authorization. The execution, delivery and performance by Lafite of this Agreement and the consummation by Lafite of the Transactions require no action by or in respect of, consent, waiver, approval, authorization or Permit from, or filing with or notification to, any Governmental Authority, other than (i) the filing of the Certificate of Merger and Tempranillo Charter Amendment with the Delaware Secretary and compliance with the other applicable requirements of the DGCL in connection therewith and the filing of appropriate corresponding documents with the appropriate authorities of any other states in which Lafite is qualified as a foreign corporation to transact business, (ii) compliance with and filings pursuant to any applicable requirements of the HSR Act, (iii) the filing with the SEC of (A) the Joint Proxy Statement/Prospectus, (B) the Registration Statement and (C) any other filings and reports that may be required in connection with this Agreement, the Voting Agreement and the Transactions under the Exchange Act, (iv) compliance with any rule or regulation of Nasdaq and (v) any other actions by or in respect of, consent, approval, authorization, or Permit from or filing with or notification to, any Governmental Authority, the absence of which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Lafite Material Adverse Effect.
Section 4.05. Non-contravention. The execution, delivery and performance by Lafite of this Agreement and the consummation by Lafite of the Transactions do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the Organizational Documents of Lafite, (ii) assuming compliance with the matters referred to in Section 4.04, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default under, or result in the termination or cancellation of, or give to others any right to receive any payment, right to purchase (including any right of first refusal or right of first offer or the like) or any right of termination, vesting, amendment, modification, acceleration or guaranteeing of rights or entitlements (including any acceleration payments or rights of a holder of a security of Lafite or any of its Subsidiaries to require Lafite or any of its Subsidiaries to acquire such security) or cancellation (in each case, with or without notice or lapse of time or both) under any Specified Lafite Contract or Lafite Lease Agreement to which Lafite or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or any Permits affecting, or relating in any way to, the property, assets or business of Lafite or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien (other than Permitted Lafite Liens) on any rights, property or asset of Lafite or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii), (iii) and (iv), as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Lafite Material Adverse Effect.
Section 4.06. Capitalization.
(a) The authorized capital stock of Lafite consists of 900,000,000 shares of Lafite Common Stock and 100,000,000 shares of preferred stock, par value $0.001 per share, of Lafite (the “Lafite Preferred Stock”). The rights and privileges of Lafite Common Stock and Lafite Preferred Stock are as set forth in Lafite’s Sixth Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary on July 29, 2019. At the close of business on August 3, 2020 (the “Capitalization Date”), (i) 99,040,277 Shares were issued, (ii) 99,040,277 Shares were outstanding, and 0 Shares were held by Lafite in its treasury, (iii) 10,889,221 Lafite Stock Options, with a weighted average exercise price of $1.98, representing the right to purchase (subject to the terms thereof) an aggregate of 10,889,221 Shares, were issued and outstanding, of which 8,302,592 are vested, with a weighted average exercise price of $1.67, (iv) 613,937 shares of Lafite Restricted Stock were issued and outstanding, (v) 5,044,518 Lafite RSUs were issued and outstanding, (vi) 21,048 Lafite PSUs were issued and outstanding based on target level achievement, (vii) as of the date of this Agreement, the aggregate outstanding principal amount of the Convertible Notes is $550,000,000, (viii) the Conversion Rate (as defined in the Notes Indenture) equals 13.2329 shares of Lafite Common Stock per $1,000 principal amount of the Convertible Notes and (ix) no shares of Lafite Preferred Stock were issued and outstanding or held by Lafite in treasury. All outstanding shares of capital stock of Lafite have been, and all Shares that may be issued pursuant to any Lafite Stock Plan or in connection with the Convertible Notes will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive or similar rights. No Subsidiary of Lafite owns any shares of capital stock of Lafite. As of the Capitalization Date, (x) 27,038,404 Shares were reserved for issuance pursuant to the Lafite Stock Plans and (y) 1,752,394 Shares were reserved for issuance under the Lafite ESPP.
(b) Lafite has Made Available to Tempranillo, as of the Capitalization Date, a complete and correct list of (i) all outstanding Lafite Stock Options, including the number of Shares subject to such award, the name or employee identification number of the holder thereof, the grant date, vesting schedule and the exercise or purchase price per share, (ii) all outstanding Lafite Restricted Stock, including the number of Shares subject to each award of Lafite Restricted Stock, the name or employee identification number of the holder, the grant date and vesting schedule, (iii) all outstanding Lafite RSUs, including the number of shares subject to each award of Lafite RSUs, the name or employee identification number of the holder, the grant date and vesting schedule and (iv) all outstanding Lafite PSUs, including the number of shares subject to each award of Lafite PSUs based on target level achievement, the name or the employee identification number of the holder, the grant date and vesting schedule. The Lafite Stock Plans and Lafite ESPP are the only plans or programs Lafite or any of its Subsidiaries maintains under which stock options, restricted stock, restricted stock units, stock appreciation rights or other compensatory equity and equity-based awards are outstanding and no awards other than the Lafite Stock Options, Lafite Restricted Stock, Lafite RSUs and Lafite PSUs have been granted under the Lafite Stock Plans or otherwise, other than options granted under the Lafite ESPP. With respect to each grant of a Lafite Equity Award, (x) each such grant was made in accordance with the terms of the applicable Lafite Stock Plan and Applicable Law (including the rules of Nasdaq or any other applicable stock exchange and the terms of any applicable securities listing agreement), (y) each such grant was properly accounted for in accordance with GAAP in the Lafite SEC Documents (including financial statements) and all other Applicable Laws and (z) each Lafite Stock Option has an exercise price per Share equal to or greater than the fair market value of a Share on the date of such grant and a grant date identical to the date the Lafite Board or the Compensation Committee of the Lafite Board approved as the grant date for such Lafite Stock Option, which approval was in no case after such grant date.
(c) Except as set forth in this Section 4.06 (including, for the avoidance of doubt, the Convertible Notes) and for changes since the Capitalization Date resulting from the exercise or settlement of Lafite Equity Awards outstanding on such date or granted after such date in compliance with the terms of this Agreement, there are, as of the date of this Agreement, no outstanding (i) shares of capital stock or other voting securities of or ownership interests in Lafite, (ii) securities of Lafite or its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests of Lafite or any of its Subsidiaries, (iii) options, warrants, calls or other rights or arrangements to acquire from Lafite or any of its Subsidiaries or other obligations or commitments of Lafite or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, Lafite or any of its Subsidiaries, (iv) restricted shares, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, Lafite or any of its Subsidiaries (the items in clauses (i)-(iv) being referred to collectively as the “Lafite Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which Lafite or any of its Subsidiaries is a party or by which Lafite or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of Lafite or any of its Subsidiaries (other than the Voting Agreement) or (vi) contractual obligations or commitments of any character (whether contingent or otherwise) restricting the transfer of, or requiring the registration for sale of, granting any preemptive or anti-dilution rights with respect to or requiring the repurchase, redemption, disposition or acquisition, or containing any right of first refusal with respect to any shares of capital stock or Indebtedness of Lafite or any of its Subsidiaries. There are no outstanding obligations or commitments of any character of Lafite or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Lafite Securities or any of the capital stock of the Subsidiaries of Lafite. All Lafite Stock Options, Lafite Restricted Stock, Lafite RSUs, Lafite PSUs and options to purchase Shares under the Lafite ESPP may, by their terms, be treated in accordance with Section 2.06. No Subsidiary of Lafite owns any Lafite Securities.

(d) Other than the Lafite Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of Lafite having the right to vote (or, other than the outstanding Lafite Stock Options, Lafite Restricted Stock, Lafite RSUs, Lafite PSUs, the Convertible Notes and options to purchase Shares under the Lafite ESPP, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Lafite may vote.
(e) At the Closing Lafite, together with its Subsidiaries, will have all funds necessary for the payment of the Special Dividend as provided in Section 6.06.
Section 4.07. Subsidiaries.
(a) Subsidiary Capital Stock. Neither Lafite nor any of its Subsidiaries (i) owns, directly or indirectly, or has the right to acquire pursuant to any Contract or upon the conversion or exchange of any security, any share capital of, or any partnership interests, joint venture or other equity ownership interest of any nature in, any other Person, other than Lafite or its Subsidiaries or (ii) has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution or loan to any other Person. All outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Subsidiaries of Lafite have been duly authorized and validly issued and are fully paid, nonassessable and are not subject to and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or similar right, and all such shares, securities or interests are owned by Lafite or by its Subsidiary free and clear of any Liens or limitations or restrictions on transfer (other than pursuant to Applicable Law) or voting rights. Any dissolution by Lafite of any Person which was formerly a Subsidiary of Lafite and which Lafite dissolved prior to the date of this Agreement was performed in compliance in all material respects with all Applicable Law, and there is no continuing liability or obligation of Lafite in respect of any such Person or dissolution, whether contingent or otherwise.
(b) Organization; Qualification. Section 4.07(b) of the Lafite Disclosure Letter identifies each Subsidiary of Lafite and indicates its jurisdiction of organization. Each such Subsidiary is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing (to the extent a concept of “good standing” is applicable) under the laws of its jurisdiction of incorporation or organization and has full corporate or other organizational power and authority required to carry on its business as currently conducted and to own, lease and operate the assets and properties that it purports to own, lease and operate and to carry on its business as now conducted, except where any failure thereof has not had, and would not reasonably be expected to have, individually or in the aggregate, a Lafite Material Adverse Effect. Each such Subsidiary is duly qualified to do business and is in good standing (to the extent a concept of “good standing” is applicable) in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Lafite Material Adverse Effect. Lafite has Made Available to Tempranillo complete and correct copies of the certificate of incorporation and bylaws (or similar organizational documents) of each of its Subsidiaries. No Subsidiary of Lafite is in violation of its charter, bylaws or other similar organizational documents, except for such violations that would not reasonably be expected to have, individually or in the aggregate, a Lafite Material Adverse Effect.
Section 4.08. SEC Filings and the Sarbanes-Oxley Act.
(a) Since December 31, 2019, Lafite has timely filed with or furnished to the SEC (subject to extensions pursuant to Exchange Act Rule 12b-25) each report, statement, schedule, form, certification or other document (including exhibits and all other information incorporated therein) or filing required by Applicable Law to be filed with or furnished by Lafite to the SEC (the documents referred to in this Section 4.08(a), as they may have been supplemented, modified or amended since the initial filing date and together with all exhibits thereto and information incorporated by reference therein, the “Lafite SEC Documents”). Lafite has Made Available to Tempranillo true, correct and complete unredacted copies of all documents filed as exhibits to the Lafite SEC Documents. No Subsidiary of Lafite is required to file or furnish any report, statement, schedule, form, registration statement, proxy statement, certification or other document with, or make any other filing with, or furnish any other material to, the SEC.

(b) As of its filing date (or, if amended, supplemented, modified or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Lafite SEC Document complied, and each such Lafite SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder applicable to those Lafite SEC Documents.
(c) As of its filing date (or, if amended, supplemented, modified or superseded by another filing prior to the date of this Agreement, on the date of such filing), each Lafite SEC Document filed on or prior to the date hereof did not, and each such Lafite SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time (assuming, in the case of each of the Registration Statement and the Joint Proxy Statement/Prospectus, that the representations and warranties set forth in Section 5.10 are true and correct) will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each Lafite SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement, amendment or supplement became effective, did not, and each such Lafite SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time, as of the date such registration statement, amendment or supplement becomes effective, will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
(d) As of the date of this Agreement, (i) there are no outstanding or unresolved comments in comment letters received by Lafite from the SEC with respect to the Lafite SEC Documents and (ii) to Lafite’s Knowledge, none of the Lafite SEC Documents is the subject of any ongoing review by the SEC.
(e) Neither Lafite nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Lafite and its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)).
(f) With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q (and any amendments to such Form 10-K or 10-Q) included in the Lafite SEC Documents, the chief executive officer and chief financial officer of Lafite have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC (including certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act), and (i) the statements contained in any such certifications were complete and correct and (ii) such certifications complied with the applicable provisions of the Sarbanes-Oxley Act, in each case, in all material respects as of their respective dates. As of the date of this Agreement, Lafite has not received written notice from the SEC challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Lafite SEC Documents filed prior to the date of this Agreement. Lafite is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq and is in compliance in all material respects with all applicable provisions, rules, regulations and requirements of the Sarbanes-Oxley Act.
Section 4.09. Financial Statements; Internal Controls.
(a) The Lafite Audited Financial Statements and the Lafite Unaudited Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis during the periods involved and (ii) fairly present in all material respects the consolidated financial position of Lafite and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows of Lafite and its Subsidiaries as of the dates or for the periods presented therein (subject, in the case of the Lafite Unaudited Financial Statements, to normal year-end adjustments and the absence of notes).
(b) Lafite maintains, and since July 24, 2019 has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of Lafite’s financial reporting and the preparation of the Lafite Financial Statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Lafite; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Lafite Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Lafite that could have a material effect on the financial statements. Lafite’s management has completed an assessment of the effectiveness of Lafite’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2019, and, except as set forth in the Lafite SEC Documents filed prior to the date of this Agreement, that assessment concluded that those controls were effective and disclosed to Lafite’s independent public accounting firm and audit committee of the Lafite Board (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Lafite’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Lafite’s internal control over financial reporting. Since December 31, 2019, neither Lafite nor, to Lafite’s Knowledge, Lafite’s independent registered public accounting firm, has identified or been made aware of any “significant deficiencies” or “material weaknesses” (as such terms are defined by the Public Company Accounting Oversight Board) in the design or operation of such internal control over financial reporting utilized by Lafite that would reasonably be expected to be adverse to Lafite’s ability to record, process, summarize and report financial information and any fraud, whether or not material, that involves management or other employees of Lafite and its Subsidiaries who have a significant role in Lafite’s internal control over financial reporting.
(c) Lafite’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are designed to provide reasonable assurance that (i) all information (both financial and non-financial) required to be disclosed by Lafite in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to Lafite’s management or to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of Lafite required under the Exchange Act with respect to such reports.
(d) Since January 1, 2018, Lafite has not received or otherwise had or obtained Lafite’s Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Lafite or its internal accounting controls, including any material complaint, allegation, assertion or claim that Lafite has engaged in questionable accounting or auditing practices.
Section 4.10. Disclosure Documents. None of the information to be supplied by or on behalf of Lafite for inclusion in the Joint Proxy Statement/Prospectus or the Registration Statement will (i) in the case of the Registration Statement (or any amendment thereof or supplement thereto), at the time such document is filed with the SEC and as of the date of the Lafite Stockholders Meeting and the Tempranillo Stockholders Meeting, and (ii) in the case of the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto), as of the time it is first mailed to the stockholders of Lafite and Tempranillo and as of the date of the Lafite Stockholders Meeting and the Tempranillo Stockholders Meeting, in the case of each of the foregoing clauses (i) and (ii), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are being made, not misleading. The Registration Statement and the Joint Proxy Statement/Prospectus, and each document required to be filed by Lafite with the SEC in connection with the Merger, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Lafite with respect to statements made or incorporated by reference therein based on information supplied by Tempranillo or Merger Sub in writing specifically for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.

Section 4.11. Absence of Certain Changes. Since December 31, 2019 and through the date of this Agreement, (a) Lafite and its Subsidiaries have conducted their business in all material respects in the ordinary course of business consistent with past practice (except with respect to this Agreement and discussions, negotiations and transactions related thereto), (b) there has not been any action taken by Lafite or any of its Subsidiaries that, if taken during the Pre-Closing Period without Tempranillo’s consent, would constitute a breach of Section 6.01 and (c) there has not been a Lafite Material Adverse Effect.
Section 4.12. No Undisclosed Liabilities. Lafite and its Subsidiaries do not have any Liabilities, except for: (a) Liabilities disclosed, reflected or reserved against in the Lafite Financial Statements or the notes thereto included in the Lafite SEC Documents filed prior to the date of this Agreement; (b) Liabilities incurred in connection with the Transactions; (c) Liabilities for performance of obligations of Lafite and its Subsidiaries under Contracts set forth on the Lafite Disclosure Letter (other than resulting from any breach or acceleration thereof); and (d) Liabilities that would not reasonably be expected to have a Lafite Material Adverse Effect.
Section 4.13. Litigation. As of the date of this Agreement, (a) there is no Proceeding pending against or, to Lafite’s Knowledge, threatened against, Lafite or any of its Subsidiaries or any of their respective properties or assets and (b) neither Lafite nor any of its Subsidiaries is subject to any Order, and to Lafite’s Knowledge, no such Order is threatened to be imposed, except which, in the case of either of clauses (a) or (b), as has not had, and would not reasonably be expected to have, a Lafite Material Adverse Effect.
Section 4.14. Compliance with Applicable Law; Permits.
(a) Since January 1, 2018, Lafite and each of its Subsidiaries are and have been in compliance with all Applicable Law and Orders, except where any instances of non-compliance has not had, and would not reasonably be expected to have, a Lafite Material Adverse Effect. Since January 1, 2018, neither Lafite nor any of its Subsidiaries has received any written notice (i) of, or to Lafite’s Knowledge, any other communication regarding, any Proceeding by any Governmental Authority relating to Lafite or any of its Subsidiaries or (ii) to Lafite’s Knowledge, any other communication from any Governmental Authority alleging that Lafite or any of its Subsidiaries are not in compliance with any Applicable Law or Order, in either case, except as has not had, and would not reasonably be expected to have, a Lafite Material Adverse Effect.
(b) Except as has not had, and would not reasonably be expected to have, a Lafite Material Adverse Effect, (i) each of Lafite and its Subsidiaries has in effect all Permits necessary for it to lawfully own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted and (ii) to Lafite’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in any right of termination, amendment, cancellation, revocation, suspension or limitation of any Permit and there have occurred no defaults (with or without notice or lapse of time or both) under or, violations of, Permits.
Section 4.15. Anticorruption Matters; Sanctions.
(a) Neither Lafite nor any of its Subsidiaries nor, to Lafite’s Knowledge, any of their respective directors, officers, employees, Representatives or agents (in each case, acting in the capacity of an employee or Representative of Lafite or any of its Subsidiaries) has directly or indirectly (i) used or knowingly offered any funds (whether of Lafite or any of its Subsidiaries or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made or knowingly offered to make any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or accepted such payment, (iii) made or knowingly offered to make any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, or (iv) violated any provision of any Anticorruption Laws, Sanctions Laws or any rules or regulations promulgated thereunder or any anti-money laundering laws or any rules or regulations promulgated thereunder or any Applicable Law of similar effect, except, in each case, as has not had, and would not reasonably be expected to have, a Lafite Material Adverse Effect. Since January 1, 2016, neither Lafite nor any of its Subsidiaries have received any written communication that alleges any of the foregoing, except as has not had, and would not reasonably be expected to have, a Lafite Material Adverse Effect. Lafite and its Subsidiaries have instituted and maintain and operate an effective compliance program as well as internal controls, policies and procedures reasonably designed to prevent and detect violations of Anticorruption Laws and Sanctions Laws, including through a system of internal financial and business controls, in each case in conformance with applicable standards to ensure compliance with Anticorruption Laws and Sanctions Laws.
(b) Neither Lafite nor any of its Subsidiaries nor, to Lafite’s Knowledge, any of their respective directors, officers, employees, Representatives or agents (in each case, acting in the capacity of an employee or Representative of Lafite or any of its Subsidiaries): (i) is currently nor has been since January 1, 2016 the subject of (A) any action, investigation or inquiry alleging a violation, or possible violation, of any Anticorruption Law or Sanctions Law, or (B) the recipient of a subpoena, letter of investigation or other document alleging a violation, or possible violation, of any Anticorruption Law or Sanctions Law; or (ii) has, since January 1, 2016, improperly or inaccurately recorded in any books and records (A) any payments, cash, contributions, gifts, hospitalities or entertainment to any foreign or domestic government official or employee or any political party or party official or candidate for political office or (B) other expenses related to political activity or lobbying, except, in each case, as has not had, and would not reasonably be expected to have, a Lafite Material Adverse Effect.
(c) Neither Lafite nor any of its Subsidiaries, nor any director or officer of Lafite or any of its Subsidiaries, is a Sanctioned Person. To Lafite’s Knowledge, no Sanctioned Person or group of Sanctioned Persons beneficially owns more than five percent (5%) of Lafite. Lafite and its Subsidiaries do not have, and have not since January 1, 2016 had, directly or indirectly, any transactions with or investments in any Sanctioned Person or Sanctioned Country, except as has not had, and would not reasonably be expected to have, a Lafite Material Adverse Effect.
Section 4.16. Specified Lafite Contracts.
(a) As of the date of this Agreement, neither Lafite nor any of its Subsidiaries is a party to any Contract required to be filed by Lafite as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (the “Filed Lafite Contracts” and together with the Contracts of the type described in Section 4.16(b), the “Specified Lafite Contracts”) that has not been so filed.
(b) Prior to the date of this Agreement, Lafite has Made Available to Tempranillo true and complete copies of each Specified Lafite Contract, together with all modifications and amendments thereto:
(i) each loan and credit agreement, note, debenture, bond, indenture and other similar Contract pursuant to which any Indebtedness of Lafite or any of its Subsidiaries, in each case, in excess of $2,000,000, is outstanding or may be incurred, other than any such Contract between or among any of Lafite and any of its Subsidiaries;
(ii) each material Contract with respect to which Lafite or any of its Subsidiaries has any continuing material obligations relating to the acquisition or disposition by Lafite or any of its Subsidiaries of properties or assets, except for acquisitions and dispositions of properties and assets in the ordinary course of business consistent with past practice;
(iii) each Contract of Lafite or any of its Subsidiaries that (A) grants a right of exclusivity, right of first offer, right of first refusal or similar right in any business or geographic region (“Exclusive Rights”) with respect to a Lafite Product or any other product or service provided by Lafite, (B) restricts in any way the ability of Lafite or any of its Affiliates (including post-Closing) to compete with any business or in any geographical area or to solicit customers or (C) grants “most favored nation” status with respect to any material obligations that, after the Effective Time, would run to the favor of any person (other than Lafite, a wholly-owned Subsidiary of Lafite or a wholly-owned Subsidiary of Tempranillo), in each case under clauses (A), (B) or (C) (and the defined terms therein) that would limit in any material respect the operation of Lafite and its Subsidiaries, taken as a whole (or that after the Effective Time, would purport to limit Tempranillo or any of its Affiliates);
(iv) each material Contract to which Lafite or any of its Subsidiaries is a party pursuant to which Lafite or any of its Subsidiaries grants or receives a material license, covenant not to sue, or other material right to any Intellectual Property (except for (A) non-exclusive licenses to off-the-shelf commercially available Software or Contracts for commercially available information technology services, including software-as-a-service, infrastructure-as-a-service or platform-as-a-service, in each case, that are not material to the business of Lafite and its Subsidiaries, taken as a whole, or (B) non-exclusive licenses granted by Lafite or any of its Subsidiaries pursuant to non-disclosure, customer, channel partner or reseller agreements entered in the ordinary course of business);
(v) each Contract that grants to any Person any option, right of first offer or right of first refusal or similar right to purchase, lease, sublease, license, use, possess or occupy any securities, assets or other interest of Lafite or any of its Subsidiaries, in each case, that would limit in any material respect the operation of Lafite and its Subsidiaries, taken as a whole (or that after the Effective Time, would purport to limit Tempranillo or any of its Affiliates) (in each case, for the avoidance of doubt, other than any non-exclusive licenses under Intellectual Property);
(vi) each material Contract of Lafite or any of its Subsidiaries that relates to a partnership, joint venture, strategic alliance, or similar arrangement;
(vii) each material Contract with any Governmental Authority;
(viii) each Contract with the top twenty (20) largest channel partners, clients and resellers of Lafite and its Subsidiaries in terms of dollar volume of sales made through such channel partners and resellers during the fiscal year ended December 31, 2019; and
(ix) any other Contract that is reasonably expected to result in the payment or receipt of more than $2,000,000 by Lafite or any of its Subsidiaries during Lafite’s current fiscal year.
(c) Each Specified Lafite Contract is in full force and effect and is a valid and binding agreement enforceable against Lafite or any of its Subsidiaries party thereto and, to Lafite’s Knowledge, any other party thereto in accordance with its terms and is not subject to any claims, charges, set-offs or defenses, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions, except where the failure of such Contract to be valid, binding, enforceable or in full force and effect, has not had, and would not reasonably be expected to have, a Lafite Material Adverse Effect. Neither Lafite nor any of its Subsidiaries party to any Specified Lafite Contract is in breach of or default under, or as of the date of this Agreement has provided or received any written notice of any intention to terminate or seek renegotiation of, any Specified Lafite Contract, and as of the date hereof and to Lafite’s Knowledge, no other party to any Specified Lafite Contract is in breach of or default under, or has provided or received any written notice of any intention to terminate or seek renegotiation of, any Specified Lafite Contract, except in each case as has not had, and would not reasonably be expected to have, a Lafite Material Adverse Effect. To Lafite’s Knowledge, except with respect to the Capped Call Options, no event or circumstance has occurred that, with or without notice or lapse of time or both, would (i) constitute a breach of or event of default by Lafite, (ii) result in a right of termination, modification or renegotiation for the counterparty or (iii) cause or permit the acceleration of or other changes to any right of the counterparty or obligation of Lafite under any Specified Lafite Contract, except, in the case of clauses (i), (ii) and (iii), as has not had, and would not reasonably be expected to have, a Lafite Material Adverse Effect. To Lafite’s Knowledge, there are no oral Specified Lafite Contracts.
Section 4.17. Taxes. Except as has not had, and would not reasonably be expected to have, a Lafite Material Adverse Effect:
(a) (i) Lafite and each of its Subsidiaries have filed all Tax Returns required by Applicable Law to be filed by Lafite or any of its Subsidiaries with any Taxing Authority when due (taking into account any available extensions) and in accordance with all Applicable Law; (ii) all such Tax Returns are true, correct and complete in all respects; and (iii) Lafite and each of its Subsidiaries have collected, paid or withheld (or have had collected, paid or withheld on their behalf) all Taxes required to be collected, paid or withheld (whether or not shown on any Tax Return);
(b) the most recent Lafite Financial Statements reflect an adequate reserve in accordance with GAAP for potential amounts of all Taxes payable by Lafite and its Subsidiaries for taxable periods and portions thereof accrued through the date of such Financial Statements and since the date of such Financial Statements, neither Lafite nor any of its Subsidiaries has incurred any Tax liabilities other than Taxes relating to ordinary course operations conducted by Lafite and its Subsidiaries;

(c) neither Lafite nor any of its Subsidiaries has requested, granted or agreed to any extension or waiver of the statute of limitations period applicable to any Tax Return of Lafite or any of its Subsidiaries (whether or not filed), which period (after giving effect to such extension or waiver) has not yet expired;
(d) (i) no deficiencies for Taxes with respect to Lafite or any of its Subsidiaries have been claimed, proposed or assessed in writing or, to Lafite’s Knowledge, otherwise, by any Taxing Authority; (ii) there is no Proceeding in progress, pending or threatened in writing against or with respect to Lafite or any of its Subsidiaries in respect of any Tax; and (iii) no claim has been made in writing or, to Lafite’s Knowledge, otherwise, by a Taxing Authority in a jurisdiction where Lafite or any of its Subsidiaries does not file Tax Returns of a certain type that Lafite or any of its Subsidiaries is or may be subject to taxation of such type or required to file Tax Returns of such type in that jurisdiction;
(e) there are no Liens for Taxes on any assets of Lafite or any of its Subsidiaries, other than Permitted Lafite Liens;
(f) neither Lafite nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign law);
(g) (i) neither Lafite nor any of its Subsidiaries is or has ever been a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) or any group that has filed a combined, consolidated or unitary Tax Return (other than a group of which Lafite or any of its Subsidiaries is or was the common parent) and (ii) neither Lafite nor any of its Subsidiaries has any liability for the Taxes of any Person (other than Lafite or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax law), as a transferee or successor, or by Contract (other than commercial agreements or arrangements not primarily related to Taxes and entered into in the ordinary course of business);
(h) there are no Tax sharing agreements or similar arrangements, including Tax indemnity arrangements (other than commercial agreements or arrangements not primarily related to Taxes and entered into in the ordinary course of business) with respect to or involving Lafite or any of its Subsidiaries, other than, in each case, any agreement or arrangement exclusively between or among Lafite and its Subsidiaries;
(i) neither Lafite nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. law) that occurred during the two (2)-year period ending on the date hereof or which otherwise constitutes part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Merger;
(j) neither Lafite nor any of its Subsidiaries is bound with respect to any current or any future taxable period by any closing agreement (within the meaning of Section 7121 of the Code), private letter ruling, technical advice or other ruling or written agreement with a Governmental Authority, in each case, that could affect the liability for Taxes of Lafite or any of its Subsidiaries following the Closing; and
(k) neither Lafite nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
Except insofar as Section 4.18 relates to Taxes, the representations and warranties made by Lafite in this Section 4.17 are the sole and exclusive representations and warranties made by Lafite regarding Taxes or other Tax matters.
Section 4.18. Employee Benefit Plans.
(a) Prior to the date hereof, Lafite has Made Available to Tempranillo a correct and complete list identifying each material Lafite Employee Plan; provided that forms of offer letters, employment agreements or service agreements (rather than each individual offer letter, employment agreement and service agreement) shall be included in such list. “Lafite Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each employment, individual consulting, change of control, retention, severance or similar contract, plan, program, agreement, arrangement or policy and each other plan, program, agreement, arrangement or policy (written or oral)

providing for compensation, bonuses, profit-sharing, savings, stock option, stock purchase or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, welfare benefits including in the form of insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, post-employment or retirement benefits (including early retirement or compensation, pension, health, medical or life insurance benefits), supplemental retirement benefits (including termination indemnities and seniority payments), or any other similar fringe, welfare or other employee benefit contract, plan, agreement, arrangement or policy that is maintained, administered or contributed to by Lafite or any of its Subsidiaries for the benefit of or relating to any current or former employee, individual consultant, individual independent contractor, officer or director of Lafite or any of its Subsidiaries (collectively, “Lafite Employees”), or with respect to which Lafite or any of its Subsidiaries has any Liability, other than any plan, policy, program or arrangement mandated by Applicable Law.
(b) Prior to the date hereof, with respect to each material Lafite Employee Plan, Lafite has Made Available to Tempranillo complete and accurate copies, to the extent applicable to such Lafite Employee Plan, of: (i) the most recent annual report on Form 5500 required to have been filed with the IRS, including all schedules thereto; (ii) the most recent determination letter (or, if applicable, advisory or opinion letter), if any, from the IRS; (iii) all material correspondence to or from any Governmental Authority received in the last year with respect to any such Lafite Employee Plan and (iv) the plan documents and summary plan descriptions and any material modifications thereto, and all related trust documents, insurance contracts or other funding vehicles, or a written description of the material terms (if not in writing); provided that, forms of offer letters, employment agreements or service agreements (rather than each individual offer letter, employment agreement and service agreement) shall be required to be provided to the extent such forms do not materially deviate from any such offer letters, employment agreements or service agreements that are outstanding.
(c) Neither Lafite nor any ERISA Affiliate of Lafite sponsors, maintains or contributes to (or is obligated to contribute to) or in the last six (6) years has sponsored, maintained or contributed to (or has been obligated to contribute to) any (i) plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA, (ii) defined benefit plan (as defined in Section 414 of the Code), whether or not subject to ERISA, (iii) multiemployer plan within the meaning of Section 4001(a)(3) or 3(37) of ERISA or (iv) multiple employer plan (as defined in Section 4063 or 4064 of ERISA).
(d) Each Lafite Employee Plan that is intended to be qualified under Section 401(a) of the Code has received or is permitted to rely upon a favorable determination or opinion letter to the effect that such Lafite Employee Plan is qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or has pending or has time remaining in which to file an application for such determination from the IRS, no such determination letter has been revoked and revocation has not been threatened, and to Lafite’s Knowledge there exists no reason why any such determination or opinion letter would reasonably be expected to be revoked or not be issued or that would otherwise materially adversely affect the qualified status of any such Lafite Employee Plan. Each Lafite Employee Plan has been maintained, operated and administered in compliance with its terms and with the requirements prescribed by Applicable Law, except where such noncompliance has not had, and would not reasonably be expected to have, a Lafite Material Adverse Effect.
(e) Neither the execution or delivery of this Agreement nor the consummation of the Transactions will (either alone or together with any other event) (i) cause any payment, severance or benefit to become due or payable, or required to be provided, to any Lafite Employee, (ii) increase the amount or value of any benefit, compensation, severance or other material obligation otherwise payable or required to be provided to any such Lafite Employee, (iii) accelerate the time of payment or vesting of any such benefit or compensation, (iv) accelerate the time of or otherwise trigger any funding (through a grantor trust or otherwise) of any such compensation or benefits or (v) cause any amount to fail to be deductible by reason of Section 280G of the Code or be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(f) Neither Lafite nor any of its Subsidiaries has any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of Lafite or its Subsidiaries except as required to comply with Section 4980B of the Code or any similar state law provision and at the sole expense of such individual.
(g) Each Lafite Employee Plan is in compliance in all material respects with Section 409A of the Code. No person is entitled to any gross-up, make-whole or other additional payment from Lafite or any of its Subsidiaries in respect of any tax (including Federal, state, local and foreign income, excise and other taxes (including taxes imposed under Section 4999 or 409A of the Code)) or interest or penalty related thereto.
(h) There is no action, suit, investigation, audit or proceeding pending against or involving or, to Lafite’s Knowledge, threatened against or involving, any Lafite Employee Plan, the assets of any trust under any Lafite Employee Plan, or the plan sponsor, plan administrator or any fiduciary of any Lafite Employee Plan with respect to the administration or operation of such plans, before any arbitrator or any Governmental Authority, except as has not had, and would not reasonably be expected to have, a Lafite Material Adverse Effect.
(i) To the extent applicable, all Lafite Employee Plans maintained primarily for the benefit of Lafite Employees outside of the United States comply with Applicable Law, and all such plans that are intended to be funded or book-reserved are funded or book-reserved, as appropriate, based on reasonable actuarial assumptions.
Section 4.19. Labor and Employment Matters.
(a) Except as has not had, and would not reasonably be expected to have, a Lafite Material Adverse Effect, Lafite and each of its Subsidiaries is in compliance with all Applicable Law respecting hiring, employment and employment practices, terms and conditions of employment, harassment, retaliation, reasonable accommodations, leaves of absence, occupational safety and health, workers’ compensation, employee classification, wages and hours, engagement of independent contractors (including the appropriate classification of the same), payroll taxes, redundancy, “mass layoffs,” “plant closings” and immigration with respect to Lafite Employees. Lafite and each of its Subsidiaries maintains, and has maintained, a valid Form I-9 for each of its U.S. employees.
(b) As of the date of this Agreement, except as has not had, and would not reasonably be expected to have, a Lafite Material Adverse Effect, (i) there are no charges, complaints, audits or investigations pending or scheduled by any Governmental Authority pertaining to the employment practices or actions of Lafite or any of its Subsidiaries or, to Lafite’s Knowledge, threatened against Lafite or any of its Subsidiaries and (ii) to Lafite’s Knowledge, no complaints or charges relating to employment practices or actions of Lafite or any of its Subsidiaries have been made to any Governmental Authority or submitted to Lafite or any of its Subsidiaries. Since January 1, 2018, neither Lafite nor any of its Subsidiaries has had, and as of the date of this Agreement does not have, any material direct or indirect liability with respect to any misclassification of any person as an independent contractor or contingent worker rather than as an “employee,” or with respect to any Lafite Employee leased from another employer.
(c) Since January 1, 2018, Lafite has not engaged in any “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act or any similar foreign, state, provincial or local Applicable Laws).
(d) Since January 1, 2018, (i) no allegations of sexual harassment or other sexual misconduct have been made against any Lafite Employee with the title of director, vice president or above through Lafite’s anonymous employee hotline or any formal human resources communication channels at Lafite, and (ii) there are no actions, suits, investigations or other Proceedings pending or, to Lafite’s Knowledge, threatened related to any allegations of sexual harassment or other sexual misconduct by any Lafite Employee with the title of director, vice president or above. Since January 1, 2018, neither Lafite nor any of its Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment or other sexual misconduct by any Lafite Employee with the title of director, vice president or above.
(e) Neither Lafite nor any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union, organization, group or association, works council or other employee representative body. Neither the execution nor delivery of this Agreement nor the consummation of the Transactions entitle any union, works council or like organization to any information, consent, consultation, renegotiation or other similar rights or entitle any such Person to any payments under an applicable labor agreement or Applicable Law. Lafite and its Subsidiaries have complied in all material respects with all information, consent, consultation, renegotiation and other similar requirements in respect of any applicable labor agreement or Applicable Law with which Lafite or any of its Subsidiaries are required to comply in connection with execution or delivery of this Agreement or the consummation of the Transactions. To Lafite’s Knowledge, since January 1, 2018, no Lafite Employee has claimed or asserted that Lafite or any of its Subsidiaries has failed to comply in all material respects with any information, consent, consultation, renegotiation or other requirement or obligation in respect of any applicable labor agreement or Applicable Law.
(f) As of the date hereof, (i) to Lafite’s Knowledge, there is no organizing activity, Proceeding, election petition, union card signing or other union activity, or union corporate campaigns of or by any labor organization, trade union, or work council directed at Lafite or any of its Subsidiaries and (ii) neither Lafite nor any of its Subsidiaries is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union, organization, group or association, works council or other employee representative body. As of the date hereof, there is no pending or, to Lafite’s Knowledge, threatened, labor strike, lockout, slowdown or work stoppage involving Lafite or any of its Subsidiaries or their employees, nor have there been any such labor strikes, lockouts, slowdowns or work stoppages since January 1, 2018.
Section 4.20. Insurance Policies. Except as has not had, and would not reasonably be expected to have, a Lafite Material Adverse Effect, all insurance policies of Lafite and its Subsidiaries relating to the business, assets and operations of Lafite and its Subsidiaries are in full force and effect, are sufficient to comply with Applicable Law and provide insurance in such amounts and against such risks as Lafite reasonably has determined to be prudent, taking into account the industries in which Lafite and its Subsidiaries operate, no notice of cancellation or modification has been received by Lafite or any of its Subsidiaries, and there is no existing default or event which, and Lafite and its Subsidiaries have not taken or failed to take any action that, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder.
Section 4.21. Environmental Matters. Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Lafite Material Adverse Effect:
(a) the operations, business, assets, the Lafite Leased Property and any other real property of Lafite and its Subsidiaries have at all times been in compliance with all Environmental Law, which compliance has included obtaining, maintaining and complying with any Permits required under all Environmental Laws necessary to operate its business and own or operate Lafite Leased Property and any other real property or assets owned, operated or used in their respective businesses (“Environmental Permits”), and neither Lafite nor any of its Subsidiaries has received any notice of nonrenewal, suspension or termination of any Environmental Permits;
(b) neither Lafite nor any of its Subsidiaries is or has since January 1, 2018, been subject to any pending or, to Lafite’s Knowledge, threatened claim, Proceeding or Order, in each case relating to or arising under Environmental Law or Environmental Permits or relating to Hazardous Substances; and
(c) there has been no Release or presence of or exposure to any Hazardous Substance that would reasonably be expected to result in liability or a requirement for investigation, notification or remediation by Lafite or any of its Subsidiaries under any Environmental Law.
Section 4.22. Intellectual Property.
(a) Except as would not reasonably be expected to have a Lafite Material Adverse Effect, (i) Lafite or a Subsidiary of Lafite is the sole and exclusive owner of all right, title and interest in and to (free and clear of any Liens, other than Permitted Lafite Liens) all Lafite Owned IP, and is licensed or otherwise has the right to use all other Intellectual Property used in the conduct of the respective businesses of Lafite and its Subsidiaries as currently conducted; and (ii) the execution, delivery and performance of this Agreement or the consummation of the Transactions will not result in a loss of rights by Lafite and its Subsidiaries in, to or under the Lafite Intellectual Property. Except as would not reasonably be expected to have a Lafite

Material Adverse Effect, as of the date of this Agreement, all of the registrations and issuances of Intellectual Property included in the Lafite Owned IP are subsisting and, to Lafite’s Knowledge, in full force and effect and, with respect to Patents and Trademarks, valid and enforceable.
(b) Except as would not reasonably be expected to have a Lafite Material Adverse Effect, as of the date of this Agreement, no claims or other suits, actions or other Proceedings are pending or, to Lafite’s Knowledge, threatened in writing against Lafite or any of its Subsidiaries alleging that Lafite or any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any other Person, or that contest the validity, scope, use, ownership or enforceability of any of the Lafite Owned IP or Exclusively Licensed IP of Lafite.
(c) Except as would not reasonably be expected to have a Lafite Material Adverse Effect, since January 1, 2018, Lafite’s and its Subsidiaries’ use of any Lafite Intellectual Property, the operation of Lafite’s and its Subsidiaries’ respective businesses and their respective products and services, have not infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any other Person.
(d) Except as would not reasonably be expected to have a Lafite Material Adverse Effect, to Lafite’s Knowledge, since January 1, 2018, no Person has infringed, misappropriated, diluted or otherwise violated any Lafite Owned IP or any Exclusively Licensed IP of Lafite. Except as would not reasonably be expected to have a Lafite Material Adverse Effect, the Lafite Owned IP and, to Lafite’s Knowledge, Exclusively Licensed IP of Lafite, are not subject to any outstanding consent, settlement, lien, decree, order, injunction, judgment or ruling restricting the use thereof in a manner that would reasonably be expected to impair the continued operation of the businesses of Lafite and its Subsidiaries as currently conducted.
(e) Except as would not reasonably be expected to have a Lafite Material Adverse Effect, Lafite and its Subsidiaries have taken commercially reasonable steps to maintain and protect the secrecy and confidentiality of their Trade Secrets. Except as would not reasonably be expected to have a Lafite Material Adverse Effect, to Lafite’s Knowledge, such Trade Secrets have not been disclosed to any Person except pursuant to written Contracts containing an obligation to maintain the confidentiality of such Trade Secrets.
(f) Except as would not reasonably be expected to have a Lafite Material Adverse Effect, Lafite and its Subsidiaries are in compliance with the terms and conditions of all licenses for “free software,” “open source software,” shareware or other Software that is made available under a similar licensing or distribution term (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License, Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) used by Lafite and its Subsidiaries in any way. Except as would not reasonably be expected to have a Lafite Material Adverse Effect, no proprietary Software source code included in the Lafite Owned IP is obligated to be disclosed or made available free of charge to any Person as a result of Lafite’s or any of its Subsidiaries’ use of Open Source Materials.
(g) Except as would not reasonably be expected to have a Lafite Material Adverse Effect, neither Lafite nor any of its Subsidiaries is a member or promoter of, or a contributor to, or made any commitments or agreements regarding, any patent pool, industry standards body, standard-setting organization or other similar organization, in each case that requires or obligates Lafite or any of its Subsidiaries to grant or offer to any other Person any license or other right to any Lafite Owned IP or Exclusively Licensed IP of Lafite.
Section 4.23. Data Privacy and Security.
(a) Since January 1, 2018, the collection, acquisition, use, storage, transfer (including any cross-border transfers), distribution or dissemination by Lafite and its Subsidiaries of any personally identifiable information of individual natural persons (including any information that, alone or in combination with any other information held by Lafite and its Subsidiaries, can be used to specifically identify an individual person and any “individually identifiable health information,” “personal data” or “personal information” or similar terms defined under Applicable Law) (collectively, “Personal Data”) are and have been in compliance in all material respects with (i) all Applicable Law governing the privacy, data protection, processing, transfer or security of Personal Data, including the following and their implementing regulations: (A) the U.S. Health Insurance Portability and Accountability Act of 1996, as amended by the

U.S. Health Information Technology for Economic and Clinical Health Act of 2009, including the regulations promulgated thereunder; (B) the EU Data Protection Directive 95/46/EC of 24 October 1995, the EU General Data Protection Regulation 2016/679/EU of April 27, 2016 (“GDPR”), the EU ePrivacy Directive 2002/58/EC of 12 July 2002 and the related implementing legislation of the EU Member States; (C) Section 5 of the Federal Trade Commission Act as it applies to the receipt, access, use, disclosure, and security of consumer Personal Data; (D) the California Consumer Privacy Act of 2018; (E) the Illinois Biometric Information Privacy Act; (F) the Swiss Federal Act on Data Protection of June 19, 1992 (DPA) and its ordinances, and (G) the Children’s Online Privacy Protection Act of 1998; and (ii) Lafite’s and its Subsidiaries’ contractual obligations and publicly posted privacy policies regarding the privacy, data protection, processing, transfer or security of Personal Data (collectively, such Applicable Law, obligations and privacy policies, the “Privacy Requirements”), except where any instances of non-compliance have not had, and would not reasonably be expected to have, a Lafite Material Adverse Effect.
(b) Lafite and its Subsidiaries maintain commercially reasonable policies, procedures, trainings, and security measures with respect to the physical and electronic security and privacy of Personal Data that are designed to achieve compliance with the Privacy Requirements, and Lafite and its Subsidiaries are in compliance with such policies and procedures, except as have not had, and would not reasonably be expected to have, a Lafite Material Adverse Effect. Since January 1, 2018, there have been no material breaches or material violations of any such security measures, or any unauthorized access of any Personal Data or Lafite’s or its Subsidiaries’ business data by any Third Party. As of the date of this Agreement, no audit, written claim or other Proceeding is pending against Lafite or any of its Subsidiaries, nor to Lafite’s Knowledge, threatened, relating to any such obligation, policy, Applicable Law in relation to Personal Data or any breach or alleged breach thereof, except as has not had, and would not reasonably be expected to have, a Lafite Material Adverse Effect.
(c) Except as would not reasonably be expected to have a Lafite Material Adverse Effect, to Lafite’s Knowledge, as of the date of this Agreement, the IT Assets owned by, or used and controlled by, Lafite and its Subsidiaries (i) operate and perform as required by Lafite and its Subsidiaries in connection with the conduct of their respective businesses, (ii) since January 1, 2018, have not malfunctioned or failed (except for malfunctions or failures that have been fully remedied) and (iii) are free from bugs and other defects and do not contain any “virus”, “worm”, “spyware” or other malicious Software. Except as would not reasonably be expected to have a Lafite Material Adverse Effect, to Lafite’s Knowledge, since January 1, 2018, no Person has gained unauthorized access to the IT Assets owned by, or used and controlled by, Lafite and its Subsidiaries.
(d) To the Knowledge of Lafite, Lafite and its Subsidiaries have executed current and valid “Business Associate Agreements” (as described by HIPAA and the corresponding regulations) (“Business Associate Agreements”) with each (i) customer that, to the Knowledge of Lafite, is a “covered entity” (as defined by HIPAA and the corresponding regulations) and (ii) “subcontractor” (as defined by HIPAA and the corresponding regulations). Lafite and its Subsidiaries are in material compliance with such Business Associate Agreements and, to the Knowledge of Lafite, no covered entity or subcontractor has materially breached any such Business Associate Agreement with Lafite or any of its Subsidiaries.
(e) To the extent Lafite or any of its Subsidiaries has de-identified user data, Lafite and its Subsidiaries have obtained all rights necessary to undertake de-identification of such user data and has de-identified such user data in accordance with the requirements of HIPAA and other Privacy Requirements. To the extent Lafite and its Subsidiaries have used de-identified data, Lafite and its Subsidiaries have obtained all rights necessary for the use of such de-identified data.
Section 4.24. Property.
(a) Neither Lafite nor any of its Subsidiaries owns any real property.
(b) Except as has not had, or would reasonably be expected to have, a Lafite Material Adverse Effect, (i) Lafite and its Subsidiaries have good and marketable title to, or in the case of each parcel of real property and tangible assets leased or otherwise used by Lafite or any of its Subsidiaries have valid leasehold interests in, all of their properties and tangible assets, free and clear of all Liens, except for Permitted Lafite Liens, (ii) each lease, sublease or license (each, a “Lafite Lease Agreement”) under which Lafite or any of its Subsidiaries leases, subleases or licenses any real property (such real property, a “Lafite

Leased Property”) is, subject to the Bankruptcy and Equity Exceptions, a valid and binding obligation of Lafite or its Subsidiary (as the case may be) and, to Lafite’s Knowledge, each of the other parties thereto, and in full force and effect and enforceable in accordance with its terms against Lafite or its Subsidiaries (as the case may be) and, to Lafite’s Knowledge, each of the other parties thereto (except for such Lafite Lease Agreements that are terminated after the date of this Agreement in accordance with their respective terms; provided that if such termination is at the option of Lafite or any of its Subsidiaries, such termination must be in the ordinary course of business), (iii) neither Lafite nor any of its Subsidiaries, nor, to Lafite’s Knowledge, any of the other parties thereto has violated or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of any Lafite Lease Agreement, (iv) neither Lafite nor any of the its Subsidiaries has received written notice that it has violated or defaulted under any Lafite Lease Agreement, and (v) with respect to each Lafite Leased Property, neither Lafite nor any of its Subsidiaries has subleased, licensed, sublicensed or otherwise granted anyone a right to use or occupy such Lafite Leased Property or any portion thereof, or otherwise assigned, pledged, hypothecated, mortgaged or otherwise transferred any lease, sublease, license, sublicense or other interest therein.
Section 4.25. Health Regulatory Matters. Except as has not had, or would reasonably be expected to have, a Lafite Material Adverse Effect:
(a) Each of Lafite and its Subsidiaries is, and in each case since January 1, 2018 has been, in compliance with all Health Care Laws.
(b) Since January 1, 2018, (i) Lafite and its Subsidiaries have timely filed with the applicable Lafite Regulatory Authority for all Lafite Regulatory Permits, (ii) Lafite and its Subsidiaries have timely made all required Health Care Submissions, and (iii) no deficiencies or violations have been asserted by any Governmental Authority in writing (or to Lafite’s Knowledge, orally) with respect to any Lafite Regulatory Permits or Health Care Submissions.
(c) Since January 1, 2018 through the date hereof, neither Lafite nor any of its Subsidiaries nor, to Lafite’s Knowledge, any Lafite Collaboration Partner has received any written notices or other correspondence from a Lafite Regulatory Authority or institutional review board or ethics committee with respect to any ongoing clinical or pre-clinical studies or tests (i) threatening the initiation of any action to place a clinical hold order on any such studies or tests or (ii) otherwise requiring the termination, suspension or material modification of any such studies or tests, and no such clinical or pre-clinical studies or tests have been terminated or suspended prior to completion for safety or other non-business reasons.
(d) All Lafite Products that are subject to the jurisdiction of a Lafite Regulatory Authority are being manufactured, imported, exported, processed, developed, labeled, stored, studied, tested, marketed, detailed, distributed, advertised and promoted, by or on behalf of Lafite and its Subsidiaries in compliance with all applicable requirements under any Lafite Regulatory Permit. Since January 1, 2018, (i) there have been no recalls, field notifications, field corrections, market withdrawals or replacements, “dear doctor” letters, or safety alerts relating to an alleged lack of safety, efficacy, or regulatory compliance with respect to any Lafite Product and (ii) neither Lafite nor any of its Subsidiaries nor, to Lafite’s Knowledge, any contract manufacturer for any Lafite Product, has been subject to a Lafite Regulatory Authority shutdown or import or export prohibition, nor received any FDA Form 483 or other Lafite Regulatory Authority written notice of material inspectional observations, “warning letters,” “untitled letters” or written requests to make material changes, in each case as it applies to any Lafite Product or Lafite’s or any of its Subsidiaries’ manufacturing or distribution processes or procedures. To Lafite’s Knowledge, there are no facts that would be reasonably likely to result in a material change in labeling or a termination or suspension of marketing or testing of any Lafite Products.
(e) Neither Lafite nor any of its Subsidiaries has (i) made any untrue or fraudulent statement to a Lafite Regulatory Authority, or (ii) failed to disclose a material fact required to be disclosed to said Lafite Regulatory Authority, or committed any act, made a statement, or failed to make a statement that, at the time such disclosure was made, would provide a basis for Lafite Regulatory Authority to invoke its policy regarding “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

(f) Neither Lafite nor any of its Subsidiaries nor, to Lafite’s Knowledge, any of their respective officers or employees (in each case, acting in his or her capacity as an officer or employee of Lafite or any of its Subsidiaries) has: (i) been suspended, debarred or convicted of any crime or offense, or engaged in any conduct that would reasonably be expected to result in any such suspension, disbarment or conviction under or related to any federal or state healthcare program, U.S.C. Section 1320a-7 or any similar Applicable Law; (ii) been excluded, suspended or otherwise declared ineligible for, federal or state healthcare program participation, including without limitation Persons identified on the General Services Administration’s List of Parties Excluded from federal programs or the HHS/OIG List of Excluded Individuals/Entities; (iii) been entered on, or engaged in any conduct that would reasonably be expected to result in entry on, any of the FDA Clinical Investigator enforcement lists, including without limitation, (A) the Disqualified/Totally Restricted List, (B) the Restricted List or (C) the Adequate Assurances List; or (iv) engaged in any activity that is a violation of, or is cause for civil penalties, suspension, disbarment, or mandatory or permissive exclusion under Health Care Laws. Lafite regularly screens officers, employees, Representatives and agents consistent with industry practices for such convictions, exclusions, suspensions, debarments or restrictions.
(g) Each of Lafite and its Subsidiaries has, and operates in strict compliance with, an operational healthcare compliance program that: (i) governs all employees and contractors, including sales representatives; (ii) is consistent with the current U.S. Federal Sentencing Guidelines standards for effective compliance programs; and (iii) addresses compliance with all Health Care Laws. Lafite regularly seeks advice of outside legal counsel knowledgeable of Health Care Laws on activities within the scope of such compliance program and undertakes such activities consistent with that advice.
(h) Neither Lafite nor any of its Subsidiaries currently undertakes, or has ever undertaken, patient assistance or support programs or activities (provided directly by Lafite or any of its Subsidiaries to patients), access and insurance reimbursement support offered to patients, nurse hotline or care coordination services, and physician specialist locator services. Neither Lafite nor any of its Subsidiaries has made any donations nor provided any other financial support to any charitable organization or other third party that provides financial assistance to patients in meeting the costs of clinical care.
(i) To the extent Lafite or any of its Subsidiaries provides to customers or others reimbursement coding or billing advice regarding any Lafite Product, such advice: (i) conforms to the applicable American Medical Association’s Current Procedural Terminology (CPT), the International Classification of Disease, Tenth Revision, Clinical Modification (ICD 10 CM) and all other applicable coding systems, (ii) includes a disclaimer advising recipients to contact individual payers to confirm coding and billing guidelines and (iii) is provided only with respect to approved indications of Lafite Products.
Section 4.26. Interested Party Transactions. Except as disclosed in the Lafite SEC Documents, since December 31, 2019 through the date hereof, no event has occurred that would be required to be reported by Lafite pursuant to Item 404 of Regulation S-K.
Section 4.27. Brokers’ Fees. Except for Morgan Stanley & Co. LLC, there is no investment banker, broker, finder or other agent or intermediary that has been retained by or is authorized to act on behalf of Lafite or any of its Subsidiaries, their respective Affiliates, or any of their respective executive officers or directors in their capacities as executive officers or directors, or who is entitled to any financial advisory, banking, broker’s, finder’s or similar fee or commission in connection with the Transactions, including the Merger.
Section 4.28. Opinion of Financial Advisor. The Lafite Board has received the opinion of Morgan Stanley & Co. LLC to the effect that, as of the date of such opinion and based upon and subject to the various limitations, qualifications, assumptions, conditions and other matters set forth therein, the Merger Consideration and the Special Dividend Per Share Amount provided for in this Agreement, taken together (and not separately), is fair, from a financial point of view, to the holders of shares of Lafite Common Stock (other than (a) Dissenting Shares and (b) Shares to be canceled pursuant to Section 2.03(b), Section 2.03(c) and Section 2.03(d)). Lafite shall, as soon as practicable following the execution and delivery of this Agreement by all parties, furnish a copy of such written opinion to Tempranillo solely for informational purposes (it being agreed that none of Tempranillo or Merger Sub, nor any of their respective affiliates or Representatives, shall have the right to rely on such opinion).

Section 4.29. No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 4, neither Lafite nor any of its Affiliates nor any other Person on behalf of any of them is making or has made any express or implied representation or warranties of any kind or nature whatsoever, including with respect to Lafite or its Subsidiaries or their respective businesses or with respect to any other information provided, or Made Available, to Tempranillo or its Subsidiaries (including Merger Sub) or any of their respective Representatives or Affiliates in connection with the Transactions, including the accuracy or completeness thereof, and Lafite hereby expressly disclaims any such other representations and warranties. Lafite acknowledges and agrees that, except for the representations and warranties made by Tempranillo and Merger Sub in this Agreement (as qualified by the applicable items disclosed in the Tempranillo Disclosure Letter), none of Tempranillo, Merger Sub or any of its Representatives, Affiliates and equityholders is making or has made any representations or warranties, expressed or implied, at law or in equity, with respect to or on behalf of Tempranillo or any of its Subsidiaries (including Merger Sub), their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Tempranillo or any of its Subsidiaries (including Merger Sub) or any other matter furnished or provided to Lafite or Made Available to Lafite or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. Lafite is not relying upon and specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Tempranillo, Merger Sub and their Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties. Lafite has conducted its own independent investigation of Tempranillo and its Subsidiaries and the Transactions and have had an opportunity to discuss and ask questions regarding Tempranillo’s and its Subsidiaries’ businesses with the management of Tempranillo.
ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF TEMPRANILLO AND MERGER SUB
Except (a) as disclosed in the Tempranillo SEC Documents filed with the SEC on or after January 1, 2019 and prior to the date of this Agreement (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks, in each case, that are predictive, cautionary or forward-looking in nature) (it being understood that this clause (a) will not apply to any of Section 5.01, Section 5.02, Section 5.03, Section 5.04, Section 5.05 and Section 5.06 or (b) as set forth in the Tempranillo Disclosure Letter (each section or subsection of which qualifies the correspondingly numbered and lettered representation and warranty in this Article 5 to the extent specified therein and the representations and warranties in such other applicable sections or subsections of this Agreement to the extent that the disclosure on its face is reasonably apparent upon reading the disclosure contained in such section or subsection of the Tempranillo Disclosure Letter that such disclosure is responsive to such other numbered and lettered Section or subsection of this Article 5) delivered by Tempranillo and Merger Sub to Lafite prior to the execution of this Agreement (the “Tempranillo Disclosure Letter”), each of Tempranillo and Merger Sub hereby represents and warrants to Lafite as follows:
Section 5.01. Corporate Existence and Power. Tempranillo is a corporation duly incorporated, validly existing and in good standing under the Applicable Law of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Applicable Law of the State of Delaware. Each of Tempranillo and Merger Sub is duly licensed and qualified to do business as a foreign corporation and is in good standing (to the extent a concept of “good standing” is applicable) in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so licensed, qualified or in good standing have not had, and would not reasonably be expected to have, individually or in the aggregate, a Tempranillo Material Adverse Effect. Tempranillo has full power and authority required carry on its business as currently conducted and to own, lease and operate the assets and properties that it purports to own, lease and operate, except where any failure thereof has not had, and would not reasonably be expected to have, individually or in the aggregate, a Tempranillo Material Adverse Effect.
Section 5.02. Organizational Documents. The Organizational Documents that are incorporated by reference as exhibits to Tempranillo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 are true, correct and complete copies of the Organizational Documents of Tempranillo as of the date of this Agreement, and (i) the Organizational Documents of Tempranillo are in full force and effect and (ii) Tempranillo is not in violation of any provision of such Organizational Documents.
Section 5.03. Corporate Authorization.
(a) Authority; Enforceability. Subject to the receipt of the Requisite Tempranillo Vote, (i) each of Tempranillo and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth herein and (ii) the execution, delivery and performance by Tempranillo and Merger Sub of this Agreement and the consummation by Tempranillo and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Tempranillo and Merger Sub subject, in the case of the Merger and the Tempranillo Charter Amendment, to the filing with the Delaware Secretary of the Certificate of Merger and the Tempranillo Charter Amendment as required by the DGCL. Each of Tempranillo and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Lafite, this Agreement constitutes a valid and binding agreement of each of Tempranillo and Merger Sub, enforceable against each such Person in accordance with its terms without requiring any further corporate proceedings on the part of either Tempranillo or Merger Sub, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions.
(b) Tempranillo Board Approval and Tempranillo Board Recommendation. The Tempranillo Board, at a meeting thereof duly called and held, has duly and unanimously adopted resolutions (which, as of the execution and delivery of this Agreement by the parties hereto, have not been rescinded, modified or withdrawn in any way) (i) determining that this Agreement and the Transactions, including the Tempranillo Charter Amendment and the Share Issuance, are advisable, fair to, and in the best interests of, Tempranillo and Tempranillo’s stockholders, (ii) approving and declaring advisable this Agreement and the Transactions, including the Tempranillo Charter Amendment and the Share Issuance, (iii) directing that the Tempranillo Charter Amendment and the Share Issuance be submitted to the stockholders of Tempranillo for adoption at the Tempranillo Stockholders Meeting, and (iv) resolving to recommend the approval of the Tempranillo Charter Amendment and the Share Issuance by the stockholders of Tempranillo. The Requisite Tempranillo Vote is the only vote of the holders of any class or series of capital stock of Tempranillo necessary to adopt this Agreement and consummate the Merger and the other Transactions.
(c) Merger Sub Approval. The vote or consent of Tempranillo as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Merger and adopt this Agreement, which vote shall be taken or consent shall be given immediately following the execution and delivery of this Agreement.
Section 5.04. Governmental Authorization. The execution, delivery and performance by Tempranillo and Merger Sub of this Agreement and the consummation by Tempranillo and Merger Sub of the Transactions require no action by or in respect of, consent, waiver, approval, authorization or Permit from, or filing with or notification to, any Governmental Authority, other than (i) the filing of the Certificate of Merger and Tempranillo Charter Amendment with the Delaware Secretary and compliance with the other applicable requirements of the DGCL in connection therewith and the filing of appropriate corresponding documents with the appropriate authorities of any other states in which Tempranillo and Merger Sub are qualified as foreign corporations to transact business, (ii) compliance with and filings pursuant to any applicable requirements of the HSR Act, (iii) the filing with the SEC of (A) the Joint Proxy Statement/Prospectus, (B) the Registration Statement and (C) any other filings and reports that may be required in connection with this Agreement, the Voting Agreement and the Transactions under the Exchange Act, (iv) compliance with any rule or regulation of the NYSE and (v) any other actions by or in respect of, consent, approval, authorization, or Permit from or filing with or notification to, any Governmental Authority, the absence of which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Tempranillo Material Adverse Effect.
Section 5.05. Non-contravention. The execution, delivery and performance by Tempranillo and Merger Sub of this Agreement and the consummation by Tempranillo and Merger Sub of the Transactions do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the Organizational Documents of Tempranillo or Merger Sub, (ii) assuming compliance with the matters referred to in Section 5.04, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order,

(iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default under, or result in the termination or cancellation of, or give to others any right to receive any payment, right to purchase (including any right of first refusal or right of first offer or the like) or any right of termination, vesting, amendment, modification, acceleration or guaranteeing of rights or entitlements (including any acceleration payments or rights of a holder of a security of Tempranillo or any of its Subsidiaries to require Tempranillo or any of its Subsidiaries to acquire such security) or cancellation (in each case, with or without notice or lapse of time or both) under any Specified Tempranillo Contract or Tempranillo Lease Agreement to which Tempranillo, Merger Sub or any other Subsidiary of Tempranillo is a party, or by which they or any of their respective properties or assets may be bound or affected or any Permits affecting, or relating in any way to, the property, assets or business of Tempranillo or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien (other than Permitted Tempranillo Liens) on any rights, property or asset of Tempranillo or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii), (iii) and (iv), as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Tempranillo Material Adverse Effect.
Section 5.06. Capitalization.
(a) The authorized capital stock of Tempranillo consists of 150,000,000 shares of Tempranillo Common Stock and 1,000,000 shares of preferred stock, par value $0.001 per share, of Tempranillo (“Tempranillo Preferred Stock”). The rights and privileges of Tempranillo Common Stock and Tempranillo Preferred Stock are as set forth in Tempranillo’s Sixth Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary on May 25, 2017. As of the Closing Date, following the Tempranillo Charter Amendment, the authorized capital stock of Tempranillo shall consist of 300,000,000 shares of Tempranillo Common Stock and 1,000,000 shares of Tempranillo Preferred Stock. At the close of business on the Capitalization Date, (i) 81,648,132 shares of Tempranillo Common Stock were issued, (ii) 81,648,132 shares of Tempranillo Common Stock were outstanding, and 0 shares of Tempranillo Common Stock were held by Tempranillo in its treasury, (iii) 4,645,278 Tempranillo Stock Options, with a weighted average exercise price of $14.81, representing the right to purchase (subject to the terms thereof) an aggregate of 4,645,278 shares of Tempranillo Common Stock, were issued and outstanding, of which 2,471,503 are vested, with a weighted average exercise price of $21.47, (iv) 1,791,782 Tempranillo RSUs were issued and outstanding, (v) 111,199 Tempranillo PSUs were issued and outstanding based on target level achievement, (vi) 30,132 Tempranillo DSUs were issued and outstanding and (vii) no shares of Tempranillo Preferred Stock were issued and outstanding or held by Tempranillo in treasury. All outstanding shares of capital stock of Tempranillo have been, and all shares of Tempranillo Common Stock that may be issued pursuant to any Tempranillo Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be fully paid, nonassessable and free of preemptive or similar rights. No Subsidiary of Tempranillo owns any shares of capital stock of Tempranillo. As of the Capitalization Date, (x) 9,899,222 shares of Tempranillo Common Stock were reserved for issuance pursuant to the Tempranillo Stock Plans and (y) 562,716 shares of Tempranillo Common Stock were reserved for issuance under the Tempranillo 2015 Employee Stock Purchase Plan (the “Tempranillo ESPP”).
(b) Tempranillo has Made Available to Lafite, as of the Capitalization Date, a complete and correct list of (i) all outstanding Tempranillo Stock Options, including the number of shares of capital stock subject to such award, the name or employee identification number of the holder thereof, the grant date, vesting schedule and the exercise or purchase price per share, (ii) all outstanding Tempranillo RSUs, including the number of shares subject to each award of Tempranillo RSUs, the name or employee identification number of the holder, the grant date and vesting schedule, (iii) all outstanding Tempranillo PSUs, including the number of shares subject to each award of Tempranillo PSUs based on target level achievement, the name or employee identification number of the holder, the grant date and vesting schedule and (iv) all outstanding Tempranillo DSUs, including the number of shares of Tempranillo Common Stock subject to each award of Tempranillo DSUs, the name or the employee identification number of the holder, the grant date and vesting schedule. The Tempranillo Stock Plans and the Tempranillo ESPP are the only plans or programs Tempranillo or any of its Subsidiaries maintains under which stock options, restricted stock, restricted stock units, stock appreciation rights or other compensatory equity and equity-based awards are outstanding and no awards other than Tempranillo Stock Options, Tempranillo RSUs, Tempranillo PSUs and Tempranillo DSUs have been granted under the Tempranillo Stock Plans or otherwise, other than options granted under the Tempranillo ESPP. With respect to each grant of a Tempranillo Equity Award, (x) each such grant was made in accordance with the terms of the applicable Tempranillo Stock Plan and Applicable Law (including the rules of the NYSE or any other applicable stock exchange and the terms of any applicable securities listing agreement), (y) each such grant was properly accounted for in accordance with GAAP in the Tempranillo SEC Documents (including financial statements) and all other Applicable Laws and (z) each Tempranillo Stock Option has an exercise price per Share equal to or greater than the fair market value of a share of Tempranillo Common Stock on the date of such grant and a grant date identical to the date the Tempranillo Board or the Compensation Committee of the Tempranillo Board approved as the grant date for such Tempranillo Stock Option, which approval was in no case after such grant date.
(c) Except as set forth in this Section 5.06 and for changes since the Capitalization Date resulting from the exercise or settlement of Tempranillo Equity Awards outstanding on such date or granted after such date in compliance with the terms of this Agreement, there are, as of the date of this Agreement, no outstanding (i) shares of capital stock or other voting securities of or ownership interests in Tempranillo, (ii) securities of Tempranillo or its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests of Tempranillo or any of its Subsidiaries, (iii) options, warrants, calls or other rights or arrangements to acquire from Tempranillo or any of its Subsidiaries or other obligations or commitments of Tempranillo or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, Tempranillo or any of its Subsidiaries, (iv) restricted shares, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, Tempranillo or any of its Subsidiaries (the items in clauses (i)-(iv) being referred to collectively as the “Tempranillo Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which Tempranillo or any of its Subsidiaries is a party or by which Tempranillo or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of Tempranillo or any of its Subsidiaries or (vi) contractual obligations or commitments of any character (whether contingent or otherwise) restricting the transfer of, or requiring the registration for sale of, granting any preemptive or anti-dilution rights with respect to or requiring the repurchase, redemption, disposition or acquisition, or containing any right of first refusal with respect to any shares of capital stock or Indebtedness of Tempranillo or any of its Subsidiaries. There are no outstanding obligations or commitments of any character of Tempranillo or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Tempranillo Securities or any of the capital stock of the Subsidiaries of Tempranillo. No Subsidiary of Tempranillo owns any Tempranillo Securities.
(d) Other than the Tempranillo Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of Tempranillo having the right to vote (or, other than the outstanding Tempranillo Stock Options, Tempranillo RSUs, Tempranillo PSUs, Tempranillo DSUs and options to purchase shares of Tempranillo Common Stock under the Tempranillo ESPP, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Tempranillo may vote.
(e) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned beneficially and of record by Tempranillo, free and clear of all Liens and transfer restrictions except for Liens or transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities laws. Merger Sub has been formed solely for the purpose of engaging in the Transactions and prior to the Effective Time will have engaged in no other business activities and will have incurred no Liabilities or obligations other than as contemplated hereby or otherwise incidental or ancillary to the Transactions.
(f) At the Closing Tempranillo, together with its Subsidiaries, will have all funds necessary for the payment of the aggregate Cash Consideration in respect of the Merger as provided in Article 2.

Section 5.07. Subsidiaries.
(a) Subsidiary Capital Stock. Neither Tempranillo nor any of its Subsidiaries (i) owns, directly or indirectly, or has the right to acquire pursuant to any Contract or upon the conversion or exchange of any security, any share capital of, or any partnership interests, joint venture or other equity ownership interest of any nature in, any other Person, other than Tempranillo or its Subsidiaries or (ii) has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution or loan to any other Person. All outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Subsidiaries of Tempranillo have been duly authorized and validly issued and are fully paid, nonassessable and are not subject to and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or similar right, and all such shares, securities or interests are owned by Tempranillo or by its Subsidiary free and clear of any Liens or limitations or restrictions on transfer (other than pursuant to Applicable Law) or voting rights. Any dissolution by Tempranillo of any Person which was formerly a Subsidiary of Tempranillo and which Tempranillo dissolved prior to the date of this Agreement was performed in compliance in all material respects with all Applicable Law, and there is no continuing liability or obligation of Tempranillo in respect of any such Person or dissolution, whether contingent or otherwise.
(b) Organization; Qualification. Section 5.07(b) of the Tempranillo Disclosure Letter identifies each Subsidiary of Tempranillo and indicates its jurisdiction of organization. Each such Subsidiary is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing (to the extent a concept of “good standing” is applicable) under the laws of its jurisdiction of incorporation or organization and has full corporate or other organizational power and authority required to carry on its business as currently conducted and to own, lease and operate the assets and properties that it purports to own, lease and operate and to carry on its business as now conducted, except where any failure thereof has not had, and would not reasonably be expected to have, individually or in the aggregate, a Tempranillo Material Adverse Effect. Each such Subsidiary is duly qualified to do business and is in good standing (to the extent a concept of “good standing” is applicable) in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Tempranillo Material Adverse Effect. Tempranillo has Made Available to Lafite complete and correct copies of the certificate of incorporation and bylaws (or similar organizational documents) of each of its Subsidiaries. No Subsidiary of Tempranillo is in violation of its charter, bylaws or other similar organizational documents, except for such violations that would not reasonably be expected to have, individually or in the aggregate, a Tempranillo Material Adverse Effect.
Section 5.08. SEC Filings and the Sarbanes-Oxley Act.
(a) Since December 31, 2019, Tempranillo has timely filed with or furnished to the SEC (subject to extensions pursuant to Exchange Act Rule 12b-25) each report, statement, schedule, form, certification or other document (including exhibits and all other information incorporated therein) or filing required by Applicable Law to be filed with or furnished by Tempranillo to the SEC (the documents referred to in this Section 5.08(a), as they may have been supplemented, modified or amended since the initial filing date and together with all exhibits thereto and information incorporated by reference therein, the “Tempranillo SEC Documents”). Tempranillo has Made Available to Lafite true, correct and complete unredacted copies of all documents filed as exhibits to the Tempranillo SEC Documents. No Subsidiary of Tempranillo is required to file or furnish any report, statement, schedule, form, registration statement, proxy statement, certification or other document with, or make any other filing with, or furnish any other material to, the SEC.
(b) As of its filing date (or, if amended, supplemented, modified or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Tempranillo SEC Document complied, and each such Tempranillo SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder applicable to those Tempranillo SEC Documents.
(c) As of its filing date (or, if amended, supplemented, modified or superseded by another filing prior to the date of this Agreement, on the date of such filing), each Tempranillo SEC Document filed on or prior to the date hereof did not, and each such Tempranillo SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time (assuming, in the case of each of the Registration Statement and the Joint Proxy Statement/Prospectus, that the representations and warranties set forth in Section 4.10 are true and correct) will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each Tempranillo SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement, amendment or supplement became effective, did not, and each such Tempranillo SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time, as of the date such registration statement, amendment or supplement becomes effective, will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
(d) As of the date of this Agreement, (i) there are no outstanding or unresolved comments in comment letters received by Tempranillo from the SEC with respect to the Tempranillo SEC Documents and (ii) to Tempranillo’s Knowledge, none of the Tempranillo SEC Documents is the subject of any ongoing review by the SEC.
(e) Neither Tempranillo nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Tempranillo and its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)).
(f) With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q (and any amendments to such Form 10-K or 10-Q) included in the Tempranillo SEC Documents, the chief executive officer and chief financial officer of Tempranillo have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC (including certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act), and (i) the statements contained in any such certifications were complete and correct and (ii) such certifications complied with the applicable provisions of the Sarbanes-Oxley Act, in each case, in all material respects as of their respective dates. As of the date of this Agreement, Tempranillo has not received written notice from the SEC challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Tempranillo SEC Documents filed prior to the date of this Agreement. Tempranillo is in compliance in all material respects with all current listing and corporate governance requirements of the NYSE and is in compliance in all material respects with all applicable provisions, rules, regulations and requirements of the Sarbanes-Oxley Act.
Section 5.09. Financial Statements; Internal Controls.
(a) The Tempranillo Audited Financial Statements and the Tempranillo Unaudited Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis during the periods involved and (ii) fairly present in all material respects the consolidated financial position of Tempranillo and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows of Tempranillo and its Subsidiaries as of the dates or for the periods presented therein (subject, in the case of the Tempranillo Unaudited Financial Statements, to normal year-end adjustments and the absence of notes).
(b) Tempranillo maintains, and since January 1, 2018 has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of Tempranillo’s financial reporting and the preparation of the Tempranillo Financial Statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Tempranillo; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Tempranillo Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Tempranillo that could have a material effect on the financial statements. Tempranillo’s management has completed an assessment of the effectiveness of Tempranillo’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2019, and, except as set forth in the Tempranillo SEC Documents filed prior to the date of this Agreement, that assessment concluded that those controls were effective and disclosed to Tempranillo’s independent public accounting firm and audit committee of the Tempranillo Board (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Tempranillo’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Tempranillo’s internal control over financial reporting. Since December 31, 2019, neither Tempranillo nor, to Tempranillo’s Knowledge, Tempranillo’s independent registered public accounting firm, has identified or been made aware of any “significant deficiencies” or “material weaknesses” (as such terms are defined by the Public Company Accounting Oversight Board) in the design or operation of such internal control over financial reporting utilized by Tempranillo that would reasonably be expected to be adverse to Tempranillo’s ability to record, process, summarize and report financial information and any fraud, whether or not material, that involves management or other employees of Tempranillo and its Subsidiaries who have a significant role in Tempranillo’s internal control over financial reporting.
(c) Tempranillo’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are designed to provide reasonable assurance that (i) all information (both financial and non-financial) required to be disclosed by Tempranillo in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to Tempranillo’s management or to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of Tempranillo required under the Exchange Act with respect to such reports.
(d) Since January 1, 2018, Tempranillo has not received or otherwise had or obtained Tempranillo’s Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Tempranillo or its internal accounting controls, including any material complaint, allegation, assertion or claim that Tempranillo has engaged in questionable accounting or auditing practices.
Section 5.10. Disclosure Documents. None of the information to be supplied by or on behalf of Tempranillo or Merger Sub for inclusion in the Joint Proxy Statement/Prospectus or the Registration Statement will (i) in the case of the Registration Statement (or any amendment thereof or supplement thereto), at the time such document is filed with the SEC and as of the date of the Lafite Stockholders Meeting and the Tempranillo Stockholders Meeting, and (ii) in the case of the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto), as of the time it is first mailed to the stockholders of Lafite and Tempranillo and as of the date of the Lafite Stockholders Meeting and the Tempranillo Stockholders Meeting, in the case of each of the foregoing clauses (i) and (ii), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are being made, not misleading. The Registration Statement and the Joint Proxy Statement/Prospectus, and each document required to be filed by Tempranillo with the SEC in connection with the Merger, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Tempranillo or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by Lafite in writing specifically for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.
Section 5.11. Absence of Certain Changes. Since December 31, 2019 and through the date of this Agreement, (a) Tempranillo and its Subsidiaries have conducted their business in all material respects in the ordinary course of business consistent with past practice (except with respect to this Agreement and discussions, negotiations and transactions related thereto), (b) there has not been any action taken by Tempranillo or any of its Subsidiaries that, if taken during the Pre-Closing Period without Tempranillo’s consent, would constitute a breach of Section 7.01 and (c) there has not been a Tempranillo Material Adverse Effect.

Section 5.12. No Undisclosed Liabilities. Tempranillo and its Subsidiaries do not have any Liabilities, except for: (a) Liabilities disclosed, reflected or reserved against in the Tempranillo Financial Statements or the notes thereto included in the Tempranillo SEC Documents filed prior to the date of this Agreement; (b) Liabilities incurred in connection with the Transactions; (c) Liabilities for performance of obligations of Tempranillo and its Subsidiaries under Contracts set forth on the Tempranillo Disclosure Letter (other than resulting from any breach or acceleration thereof); and (d) Liabilities that would not reasonably be expected to have a Tempranillo Material Adverse Effect.
Section 5.13. Litigation. As of the date of this Agreement, (a) there is no Proceeding pending against or, to Tempranillo’s Knowledge, threatened against, Tempranillo or any of its Subsidiaries or any of their respective properties or assets and (b) neither Tempranillo nor any of its Subsidiaries is subject to any Order, and to Tempranillo’s Knowledge, no such Order is threatened to be imposed, except which, in the case of either of clauses (a) or (b), as has not had, and would not reasonably be expected to have, a Tempranillo Material Adverse Effect.
Section 5.14. Compliance with Applicable Law; Permits.
(a) Since January 1, 2018, Tempranillo and each of its Subsidiaries are and have been in compliance with all Applicable Law and Orders, except where any instances of non-compliance has not had, and would not reasonably be expected to have, a Tempranillo Material Adverse Effect. Since January 1, 2018, neither Tempranillo nor any of its Subsidiaries has received any written notice (i) of, or to Tempranillo’s Knowledge, any other communication regarding, any Proceeding by any Governmental Authority relating to Tempranillo or any of its Subsidiaries or (ii) to Tempranillo’s Knowledge, any other communication from any Governmental Authority alleging that Tempranillo or any of its Subsidiaries are not in compliance with any Applicable Law or Order, in either case, except as has not had, and would not reasonably be expected to have, a Tempranillo Material Adverse Effect.
(b) Except as has not had, and would not reasonably be expected to have, a Tempranillo Material Adverse Effect, (i) each of Tempranillo and its Subsidiaries has in effect all Permits necessary for it to lawfully own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted and (ii) to Tempranillo’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in any right of termination, amendment, cancellation, revocation, suspension or limitation of any Permit and there have occurred no defaults (with or without notice or lapse of time or both) under or, violations of, Permits.
Section 5.15. Anticorruption Matters; Sanctions.
(a) Neither Tempranillo nor any of its Subsidiaries nor, to Tempranillo’s Knowledge, any of their respective directors, officers, employees, Representatives or agents (in each case, acting in the capacity of an employee or Representative of Tempranillo or any of its Subsidiaries) has directly or indirectly (i) used or knowingly offered any funds (whether of Tempranillo or any of its Subsidiaries or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made or knowingly offered to make any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or accepted such payment, (iii) made or knowingly offered to make any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, or (iv) violated any provision of any Anticorruption Laws, Sanctions Laws or any rules or regulations promulgated thereunder or any anti-money laundering laws or any rules or regulations promulgated thereunder or any Applicable Law of similar effect, except, in each case, as has not had, and would not reasonably be expected to have, a Tempranillo Material Adverse Effect. Since January 1, 2016, neither Tempranillo nor any of its Subsidiaries have received any written communication that alleges any of the foregoing, except as has not had, and would not reasonably be expected to have, a Tempranillo Material Adverse Effect. Tempranillo and its Subsidiaries have instituted and maintain and operate an effective compliance program as well as internal controls, policies and procedures reasonably designed to prevent and detect violations of Anticorruption Laws and Sanctions Laws, including through a system of internal financial and business controls, in each case in conformance with applicable standards to ensure compliance with Anticorruption Laws and Sanctions Laws.
(b) Neither Tempranillo nor any of its Subsidiaries nor, to Tempranillo’s Knowledge, any of their respective directors, officers, employees, Representatives or agents (in each case, acting in the capacity of an employee or Representative of Tempranillo or any of its Subsidiaries): (i) is currently nor has been since January 1, 2016 the subject of (A) any action, investigation or inquiry alleging a violation, or possible violation, of any Anticorruption Law or Sanctions Law, or (B) the recipient of a subpoena, letter of investigation or other document alleging a violation, or possible violation, of any Anticorruption Law or Sanctions Law; or (ii) has, since January 1, 2016, improperly or inaccurately recorded in any books and records (A) any payments, cash, contributions, gifts, hospitalities or entertainment to any foreign or domestic government official or employee or any political party or party official or candidate for political office or (B) other expenses related to political activity or lobbying, except, in each case, as has not had, and would not reasonably be expected to have, a Tempranillo Material Adverse Effect.
(c) Neither Tempranillo nor any of its Subsidiaries, nor any director or officer of Tempranillo or any of its Subsidiaries, is a Sanctioned Person. To Tempranillo’s Knowledge, no Sanctioned Person or group of Sanctioned Persons beneficially owns more than five percent (5%) of Tempranillo. Tempranillo and its Subsidiaries do not have, and have not since January 1, 2016 had, directly or indirectly, any transactions with or investments in any Sanctioned Person or Sanctioned Country, except as has not had, and would not reasonably be expected to have, a Tempranillo Material Adverse Effect.
Section 5.16. Specified Tempranillo Contracts.
(a) As of the date of this Agreement, neither Tempranillo nor any of its Subsidiaries is a party to any Contract required to be filed by Tempranillo as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (the “Filed Tempranillo Contracts” and together with the Contracts of the type described in Section 5.16(b), the “Specified Tempranillo Contracts”) that has not been so filed.
(b) Prior to the date of this Agreement, Tempranillo has Made Available to Lafite true and complete copies of each Specified Tempranillo Contract, together with all modifications and amendments thereto:
(i) each loan and credit agreement, note, debenture, bond, indenture and other similar Contract pursuant to which any Indebtedness of Tempranillo or any of its Subsidiaries, in each case, in excess of $2,000,000, is outstanding or may be incurred, other than any such Contract between or among any of Tempranillo and any of its Subsidiaries;
(ii) each material Contract with respect to which Tempranillo or any of its Subsidiaries has any continuing material obligations relating to the acquisition or disposition by Tempranillo or any of its Subsidiaries of properties or assets, except for acquisitions and dispositions of properties and assets in the ordinary course of business consistent with past practice;
(iii) each Contract of Tempranillo or any of its Subsidiaries that (A) grants an Exclusive Right with respect to any product or service provided by Tempranillo, (B) restricts in any way the ability of Tempranillo or any of its Affiliates (including post-Closing) to compete with any business or in any geographical area or to solicit customers or (C) grants “most favored nation” status with respect to any material obligations that, after the Effective Time, would run to the favor of any person (other than Tempranillo, a wholly-owned Subsidiary of Tempranillo or a wholly-owned Subsidiary of Lafite), in each case under clauses (A), (B) or (C) (and the defined terms therein) that would limit in any material respect the operation of Tempranillo and its Subsidiaries, taken as a whole (or that after the Effective Time, would purport to limit any of Tempranillo’s Affiliates);
(iv) each material Contract to which Tempranillo or any of its Subsidiaries is a party pursuant to which Tempranillo or any of its Subsidiaries grants or receives a material license, covenant not to sue, or other material right to any Intellectual Property (except for (A) non-exclusive licenses to off-the-shelf commercially available Software or Contracts for information technology services, including software-as-a-service, infrastructure-as-a-service or platform-as-a-service, in each case, that are not material to the business of Tempranillo and its Subsidiaries, taken as a whole, or (B) non-exclusive licenses granted by Tempranillo or any of its Subsidiaries pursuant to non-disclosure, customer, channel partner or reseller agreements entered in the ordinary course of business);
(v) each Contract that grants to any Person any option, right of first offer or right of first refusal or similar right to purchase, lease, sublease, license, use, possess or occupy any securities, assets or other interest of Tempranillo or any of its Subsidiaries, in each case, that would limit in any material respect the operation of Tempranillo and its Subsidiaries, taken as a whole (or that after the Effective Time, would purport to limit any of Tempranillo’s Affiliates) (in each case, for the avoidance of doubt, other than any non-exclusive licenses under Intellectual Property);
(vi) each material Contract of Tempranillo or any of its Subsidiaries that relates to a partnership, joint venture, strategic alliance, or similar arrangement;
(vii) each material Contract with any Governmental Authority; and
(viii) any other Contract that is reasonably expected to result in the payment or receipt of more than $2,000,000 by Tempranillo or any of its Subsidiaries during Tempranillo’s current fiscal year.
(c) Each Specified Tempranillo Contract is in full force and effect and is a valid and binding agreement enforceable against Tempranillo or any of its Subsidiaries party thereto and, to Tempranillo’s Knowledge, any other party thereto in accordance with its terms and is not subject to any claims, charges, set-offs or defenses, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions, except where the failure of such Contract to be valid, binding, enforceable or in full force and effect, has not had, and would not reasonably be expected to have, a Tempranillo Material Adverse Effect. Neither Tempranillo nor any of its Subsidiaries party to any Specified Tempranillo Contract is in breach of or default under, or as of the date of this Agreement has provided or received any written notice of any intention to terminate or seek renegotiation of, any Specified Tempranillo Contract, and as of the date hereof and to Tempranillo’s Knowledge, no other party to any Specified Tempranillo Contract is in breach of or default under, or has provided or received any written notice of any intention to terminate or seek renegotiation of, any Specified Tempranillo Contract, except in each case as has not had, and would not reasonably be expected to have, a Tempranillo Material Adverse Effect. To Tempranillo’s Knowledge, no event or circumstance has occurred that, with or without notice or lapse of time or both, would (i) constitute a breach of or event of default by Tempranillo, (ii) result in a right of termination, modification or renegotiation for the counterparty or (iii) cause or permit the acceleration of or other changes to any right of the counterparty or obligation of Tempranillo under any Specified Tempranillo Contract, except, in the case of clauses (i), (ii) and (iii), as has not had, and would not reasonably be expected to have, a Tempranillo Material Adverse Effect. To Tempranillo’s Knowledge, there are no oral Specified Tempranillo Contracts.
Section 5.17. Taxes. Except as has not had, and would not reasonably be expected to have, a Tempranillo Material Adverse Effect:
(a) (i) Tempranillo and each of its Subsidiaries have filed all Tax Returns required by Applicable Law to be filed by Tempranillo or any of its Subsidiaries with any Taxing Authority when due (taking into account any available extensions) and in accordance with all Applicable Law; (ii) all such Tax Returns are true, correct and complete in all respects; and (iii) Tempranillo and each of its Subsidiaries have collected, paid or withheld (or have had collected, paid or withheld on their behalf) all Taxes required to be collected, paid or withheld (whether or not shown on any Tax Return);
(b) the most recent Tempranillo Financial Statements reflect an adequate reserve in accordance with GAAP for potential amounts of all Taxes payable by Tempranillo and its Subsidiaries for taxable periods and portions thereof accrued through the date of such Financial Statements and since the date of such Financial Statements, neither Tempranillo nor any of its Subsidiaries has incurred any Tax liabilities other than Taxes relating to ordinary course operations conducted by Tempranillo and its Subsidiaries;
(c) neither Tempranillo nor any of its Subsidiaries has requested, granted or agreed to any extension or waiver of the statute of limitations period applicable to any Tax Return of Tempranillo or any of its Subsidiaries (whether or not filed), which period (after giving effect to such extension or waiver) has not yet expired;
(d) (i) no deficiencies for Taxes with respect to Tempranillo or any of its Subsidiaries have been claimed, proposed or assessed in writing or, to Tempranillo’s Knowledge, otherwise, by any Taxing Authority; (ii) there is no Proceeding in progress, pending or threatened in writing against or with respect to Tempranillo or any of its Subsidiaries in respect of any Tax; and (iii) no claim has been made in writing or, to Tempranillo’s Knowledge, otherwise, by a Taxing Authority in a jurisdiction where Tempranillo or any of its Subsidiaries does not file Tax Returns of a certain type that Tempranillo or any of its Subsidiaries is or may be subject to taxation of such type or required to file Tax Returns of such type in that jurisdiction;

(e) there are no Liens for Taxes on any assets of Tempranillo or any of its Subsidiaries, other than Permitted Tempranillo Liens;
(f) neither Tempranillo nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign law);
(g) (i) neither Tempranillo nor any of its Subsidiaries is or has ever been a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) or any group that has filed a combined, consolidated or unitary Tax Return (other than a group of which Tempranillo or any of its Subsidiaries is or was the common parent) and (ii) neither Tempranillo nor any of its Subsidiaries has any liability for the Taxes of any Person (other than Tempranillo or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax law), as a transferee or successor, or by Contract (other than commercial agreements or arrangements not primarily related to Taxes and entered into in the ordinary course of business);
(h) there are no Tax sharing agreements or similar arrangements, including Tax indemnity arrangements (other than commercial agreements or arrangements not primarily related to Taxes and entered into in the ordinary course of business) with respect to or involving Tempranillo or any of its Subsidiaries, other than, in each case, any agreement or arrangement exclusively between or among Tempranillo and its Subsidiaries;
(i) neither Tempranillo nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. law) that occurred during the two (2)-year period ending on the date hereof or which otherwise constitutes part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Merger;
(j) neither Tempranillo nor any of its Subsidiaries is bound with respect to any current or any future taxable period by any closing agreement (within the meaning of Section 7121 of the Code), private letter ruling, technical advice or other ruling or written agreement with a Governmental Authority, in each case, that could affect the liability for Taxes of Tempranillo or any of its Subsidiaries following the Closing; and
(k) neither Tempranillo nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
Except insofar as Section 5.18 relates to Taxes, the representations and warranties made by Tempranillo in this Section 5.17 are the sole and exclusive representations and warranties made by Tempranillo regarding Taxes or other Tax matters.
Section 5.18. Employee Benefit Plans.
(a) Prior to the date hereof, Tempranillo has Made Available to Lafite a correct and complete list identifying each material Tempranillo Employee Plan; provided that forms of offer letters, employment agreements or service agreements (rather than each individual offer letter, employment agreement and service agreement) shall be included in such list. “Tempranillo Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each employment, individual consulting, change of control, retention, severance or similar contract, plan, program, agreement, arrangement or policy and each other plan, program, agreement, arrangement or policy (written or oral) providing for compensation, bonuses, profit-sharing, savings, stock option, stock purchase or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, welfare benefits including in the form of insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, post-employment or retirement benefits (including early retirement or compensation, pension, health, medical or life insurance benefits), supplemental retirement benefits (including termination indemnities and seniority payments), or any other similar fringe, welfare or other employee benefit contract, plan, agreement, arrangement or policy that is maintained, administered or contributed to by Tempranillo or any of its Subsidiaries for the benefit of or relating to any current or former employee, individual consultant, individual independent contractor, officer or director of Tempranillo or any of its Subsidiaries (collectively, “Tempranillo Employees”), or with respect to which Tempranillo or any of its Subsidiaries has any Liability, other than any plan, policy, program or arrangement mandated by Applicable Law.
(b) Prior to the date hereof, with respect to each material Tempranillo Employee Plan, Tempranillo has Made Available to Lafite complete and accurate copies, to the extent applicable to such Tempranillo Employee Plan, of: (i) the most recent annual report on Form 5500 required to have been filed with the IRS, including all schedules thereto; (ii) the most recent determination letter (or, if applicable, advisory or opinion letter), if any, from the IRS; (iii) all material correspondence to or from any Governmental Authority received in the last year with respect to any such Tempranillo Employee Plan and (iv) the plan documents and summary plan descriptions and any material modifications thereto, and all related trust documents, insurance contracts or other funding vehicles, or a written description of the material terms (if not in writing); provided that, forms of offer letters, employment agreements or service agreements (rather than each individual offer letter, employment agreement and service agreement) shall be required to be provided to the extent such forms do not materially deviate from any such offer letters, employment agreements or service agreements that are outstanding.
(c) Neither Tempranillo nor any ERISA Affiliate of Tempranillo sponsors, maintains or contributes to (or is obligated to contribute to) or in the last six (6) years has sponsored, maintained or contributed to (or has been obligated to contribute to) any (i) plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA, (ii) defined benefit plan (as defined in Section 414 of the Code), whether or not subject to ERISA, (iii) multiemployer plan within the meaning of Section 4001(a)(3) or 3(37) of ERISA or (iv) multiple employer plan (as defined in Section 4063 or 4064 of ERISA).
(d) Each Tempranillo Employee Plan that is intended to be qualified under Section 401(a) of the Code has received or is permitted to rely upon a favorable determination or opinion letter to the effect that such Tempranillo Employee Plan is qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or has pending or has time remaining in which to file an application for such determination from the IRS, no such determination letter has been revoked and revocation has not been threatened, and to Tempranillo’s Knowledge there exists no reason why any such determination or opinion letter would reasonably be expected to be revoked or not be issued or that would otherwise materially adversely affect the qualified status of any such Tempranillo Employee Plan. Each Tempranillo Employee Plan has been maintained, operated and administered in compliance with its terms and with the requirements prescribed by Applicable Law, except where such noncompliance has not had, and would not reasonably be expected to have, a Tempranillo Material Adverse Effect.
(e) Neither the execution or delivery of this Agreement nor the consummation of the Transactions will (either alone or together with any other event), (i) cause any payment, severance or benefit to become due or payable, or required to be provided, to any Tempranillo Employee, (ii) increase the amount or value of any benefit, compensation, severance or other material obligation otherwise payable or required to be provided to any such Tempranillo Employee, (iii) accelerate the time of payment or vesting of any such benefit or compensation, (iv) accelerate the time of or otherwise trigger any funding (through a grantor trust or otherwise) of any such compensation or benefits or (v) cause any amount to fail to be deductible by reason of Section 280G of the Code or be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).
(f) Neither Tempranillo nor any of its Subsidiaries has any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of Tempranillo or its Subsidiaries except as required to comply with Section 4980B of the Code or any similar state law provision and at the sole expense of such individual.
(g) Each Tempranillo Employee Plan is in compliance in all material respects with Section 409A of the Code. No person is entitled to any gross-up, make-whole or other additional payment from Tempranillo or any of its Subsidiaries in respect of any tax (including Federal, state, local and foreign income, excise and other taxes (including taxes imposed under Section 4999 or 409A of the Code)) or interest or penalty related thereto.

(h) There is no action, suit, investigation, audit or proceeding pending against or involving or, to Tempranillo’s Knowledge, threatened against or involving, any Tempranillo Employee Plan, the assets of any trust under any Tempranillo Employee Plan, or the plan sponsor, plan administrator or any fiduciary of any Tempranillo Employee Plan with respect to the administration or operation of such plans, before any arbitrator or any Governmental Authority, except as has not had, and would not reasonably be expected to have, a Tempranillo Material Adverse Effect.
(i) To the extent applicable, all Tempranillo Employee Plans maintained primarily for the benefit of Tempranillo Employees outside of the United States comply with Applicable Law, and all such plans that are intended to be funded or book-reserved are funded or book-reserved, as appropriate, based on reasonable actuarial assumptions.
Section 5.19. Labor and Employment Matters.
(a) Except as has not had, and would not reasonably be expected to have, a Tempranillo Material Adverse Effect, Tempranillo and each of its Subsidiaries is in compliance with all Applicable Law respecting hiring, employment and employment practices, terms and conditions of employment, harassment, retaliation, reasonable accommodations, leaves of absence, occupational safety and health, workers’ compensation, employee classification, wages and hours, engagement of independent contractors (including the appropriate classification of the same), payroll taxes, redundancy, “mass layoffs,” “plant closings” and immigration with respect to Tempranillo Employees. Tempranillo and each of its Subsidiaries maintains, and has maintained, a valid Form I-9 for each of its U.S. employees.
(b) As of the date of this Agreement, except as has not had, and would not reasonably be expected to have, a Tempranillo Material Adverse Effect, (i) there are no charges, complaints, audits or investigations pending or scheduled by any Governmental Authority pertaining to the employment practices or actions of Tempranillo or any of its Subsidiaries or, to Tempranillo’s Knowledge, threatened against Tempranillo or any of its Subsidiaries and (ii) to Tempranillo’s Knowledge, no complaints or charges relating to employment practices or actions of Tempranillo or any of its Subsidiaries have been made to any Governmental Authority or submitted to Tempranillo or any of its Subsidiaries. Since January 1, 2018, neither Tempranillo nor any of its Subsidiaries has had, and as of the date of this Agreement does not have, any material direct or indirect liability with respect to any misclassification of any person as an independent contractor or contingent worker rather than as an “employee,” or with respect to any Tempranillo Employee leased from another employer.
(c) Since January 1, 2018, Tempranillo has not engaged in any “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act or any similar foreign, state, provincial or local Applicable Laws).
(d) Since January 1, 2018, (i) no allegations of sexual harassment or other sexual misconduct have been made against any Tempranillo Employee with the title of director, vice president or above through Lafite’s anonymous employee hotline or any formal human resources communication channels at Tempranillo, and (ii) there are no actions, suits, investigations or other Proceedings pending or, to Tempranillo’s Knowledge, threatened related to any allegations of sexual harassment or other sexual misconduct by any Tempranillo Employee with the title of director, vice president or above. Since January 1, 2018, neither Tempranillo nor any of its Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment or other sexual misconduct by any Tempranillo Employee with the title of director, vice president or above.
(e) Neither Tempranillo nor any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union, organization, group or association, works council or other employee representative body. Neither the execution nor delivery of this Agreement nor the consummation of the Transactions entitle any union, works council or like organization to any information, consent, consultation, renegotiation or other similar rights or entitle any such Person to any payments under an applicable labor agreement or Applicable Law. Tempranillo and its Subsidiaries have complied in all material respects with all information, consent, consultation, renegotiation and other similar requirements in respect of any applicable labor agreement or Applicable Law with which Tempranillo or any of its Subsidiaries are required to comply in connection with execution or delivery of this Agreement or the consummation of the Transactions. To Tempranillo’s Knowledge, since January 1,

2018, no Tempranillo Employee has claimed or asserted that Tempranillo or any of its Subsidiaries has failed to comply in all material respects with any information, consent, consultation, renegotiation or other requirement or obligation in respect of any applicable labor agreement or Applicable Law.
(f) As of the date hereof, (i) to Tempranillo’s Knowledge, there is no organizing activity, Proceeding, election petition, union card signing or other union activity, or union corporate campaigns of or by any labor organization, trade union, or work council directed at Tempranillo or any of its Subsidiaries and (ii) neither Tempranillo nor any of its Subsidiaries is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union, organization, group or association, works council or other employee representative body. As of the date hereof, there is no pending or, to Tempranillo’s Knowledge, threatened, labor strike, lockout, slowdown or work stoppage involving Tempranillo or any of its Subsidiaries or their employees, nor have there been any such labor strikes, lockouts, slowdowns or work stoppages since January 1, 2018.
Section 5.20. Insurance Policies. Except as has not had, and would not reasonably be expected to have, a Tempranillo Material Adverse Effect, all insurance policies of Tempranillo and its Subsidiaries relating to the business, assets and operations of Tempranillo and its Subsidiaries are in full force and effect, are sufficient to comply with Applicable Law and provide insurance in such amounts and against such risks as Tempranillo reasonably has determined to be prudent, taking into account the industries in which Tempranillo and its Subsidiaries operate, no notice of cancellation or modification has been received by Tempranillo or any of its Subsidiaries, and there is no existing default or event which, and Tempranillo and its Subsidiaries have not taken or failed to take any action that, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder.
Section 5.21. Environmental Matters. Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Tempranillo Material Adverse Effect:
(a) the operations, business, assets, the Tempranillo Leased Property and any other real property of Tempranillo and its Subsidiaries have at all times been in compliance with all Environmental Law, which compliance has included obtaining, maintaining and complying with any Environmental Permits, and neither Tempranillo nor any of its Subsidiaries has received any notice of nonrenewal, suspension or termination of any Environmental Permits;
(b) neither Tempranillo nor any of its Subsidiaries is or has since January 1, 2018, been subject to any pending or, to Tempranillo’s Knowledge, threatened claim, Proceeding or Order, in each case relating to or arising under Environmental Law or Environmental Permits or relating to Hazardous Substances; and
(c) there has been no Release or presence of or exposure to any Hazardous Substance that would reasonably be expected to result in liability or a requirement for investigation, notification or remediation by Tempranillo or any of its Subsidiaries under any Environmental Law.
Section 5.22. Intellectual Property.
(a) Except as would not reasonably be expected to have a Tempranillo Material Adverse Effect, (i) Tempranillo or a Subsidiary of Tempranillo is the sole and exclusive owner of all right, title and interest in and to (free and clear of any Liens, other than Permitted Tempranillo Liens) all Tempranillo Owned IP, and is licensed or otherwise has the right to use all other Intellectual Property used in the conduct of the respective businesses of Tempranillo and its Subsidiaries as currently conducted; and (ii) the execution, delivery and performance of this Agreement or the consummation of the Transactions will not result in a loss of rights by Tempranillo and its Subsidiaries in, to or under the Tempranillo Intellectual Property. Except as would not reasonably be expected to have a Tempranillo Material Adverse Effect, as of the date of this Agreement, all of the registrations and issuances of Intellectual Property included in the Tempranillo Owned IP are subsisting and, to Tempranillo’s Knowledge, in full force and effect and, with respect to Patents and Trademarks, valid and enforceable.
(b) Except as would not reasonably be expected to have a Tempranillo Material Adverse Effect, as of the date of this Agreement, no claims or other suits, actions or other Proceedings are pending or, to Tempranillo’s Knowledge, threatened in writing against Tempranillo or any of its Subsidiaries alleging that

Tempranillo or any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any other Person, or that contest the validity, scope, use, ownership or enforceability of any of the Tempranillo Owned IP or Exclusively Licensed IP of Tempranillo.
(c) Except as would not reasonably be expected to have a Tempranillo Material Adverse Effect, since January 1, 2018, Tempranillo’s and its Subsidiaries’ use of any Tempranillo Intellectual Property, the operation of Tempranillo’s and its Subsidiaries’ respective businesses and their respective products and services, have not infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any other Person.
(d) Except as would not reasonably be expected to have a Tempranillo Material Adverse Effect, to Tempranillo’s Knowledge, since January 1, 2018, no Person has infringed, misappropriated, diluted or otherwise violated any Tempranillo Owned IP or any Exclusively Licensed IP of Tempranillo. Except as would not reasonably be expected to have a Tempranillo Material Adverse Effect, the Tempranillo Owned IP and, to Tempranillo’s Knowledge, Exclusively Licensed IP of Tempranillo, are not subject to any outstanding consent, settlement, lien, decree, order, injunction, judgment or ruling restricting the use thereof in a manner that would reasonably be expected to impair the continued operation of the businesses of Tempranillo and its Subsidiaries as currently conducted.
(e) Except as would not reasonably be expected to have a Tempranillo Material Adverse Effect, Tempranillo and its Subsidiaries have taken commercially reasonable steps to maintain and protect the secrecy and confidentiality of their Trade Secrets. Except as would not reasonably be expected to have a Tempranillo Material Adverse Effect, to Tempranillo’s Knowledge, such Trade Secrets have not been disclosed to any Person except pursuant to written Contracts containing an obligation to maintain the confidentiality of such Trade Secrets.
(f) Except as would not reasonably be expected to have a Tempranillo Material Adverse Effect, Tempranillo and its Subsidiaries are in compliance with the terms and conditions of all licenses for Open Source Materials used by Tempranillo and its Subsidiaries in any way. Except as would not reasonably be expected to have a Tempranillo Material Adverse Effect, no proprietary Software source code included in the Tempranillo Owned IP is obligated to be disclosed or made available free of charge to any Person as a result of Tempranillo’s or any of its Subsidiaries’ use of Open Source Materials.
(g) Except as would not reasonably be expected to have a Tempranillo Material Adverse Effect, neither Tempranillo nor any of its Subsidiaries is a member or promoter of, or a contributor to, or made any commitments or agreements regarding, any patent pool, industry standards body, standard-setting organization or other similar organization, in each case that requires or obligates Tempranillo or any of its Subsidiaries to grant or offer to any other Person any license or other right to any Tempranillo Owned IP or Exclusively Licensed IP of Tempranillo.
Section 5.23. Data Privacy and Security.
(a) Since January 1, 2018, the collection, acquisition, use, storage, transfer (including any cross-border transfers), distribution or dissemination by Tempranillo and its Subsidiaries of any Personal Data are and have been in compliance in all material respects with the Privacy Requirements, except where any instances of non-compliance have not had, and would not reasonably be expected to have, a Tempranillo Material Adverse Effect.
(b) Tempranillo and its Subsidiaries maintain commercially reasonable policies, procedures, trainings, and security measures with respect to the physical and electronic security and privacy of Personal Data that are designed to achieve compliance with the Privacy Requirements, and Tempranillo and its Subsidiaries are in compliance with such policies and procedures, except as have not had, and would not reasonably be expected to have, a Tempranillo Material Adverse Effect. Since January 1, 2018, there have been no material breaches or material violations of any such security measures, or any unauthorized access of any Personal Data or Tempranillo’s or its Subsidiaries’ business data by any Third Party. As of the date of this Agreement, no written claim or other Proceeding is pending against Tempranillo or any of its Subsidiaries, nor to Tempranillo’s Knowledge, threatened, relating to any such obligation, policy, Applicable Law in relation to Personal Data or any breach or alleged breach thereof, except as has not had, and would not reasonably be expected to have, a Tempranillo Material Adverse Effect.

(c) Except as would not reasonably be expected to have a Tempranillo Material Adverse Effect, to Tempranillo’s Knowledge, as of the date of this Agreement, the IT Assets owned by, or used and controlled by, Tempranillo and its Subsidiaries (i) operate and perform as required by Tempranillo and its Subsidiaries in connection with the conduct of their respective businesses, (ii) since January 1, 2018, have not malfunctioned or failed (except for malfunctions or failures that have been fully remedied) and (iii) are free from bugs and other defects and do not contain any “virus”, “worm”, “spyware” or other malicious Software. Except as would not reasonably be expected to have a Tempranillo Material Adverse Effect, to Tempranillo’s Knowledge, since January 1, 2018, no Person has gained unauthorized access to the IT Assets owned by, or used and controlled by, Tempranillo and its Subsidiaries.
(d) To the Knowledge of Tempranillo, Tempranillo and its Subsidiaries have executed current and valid Business Associate Agreements with each (i) customer that, to the Knowledge of Tempranillo, is a “covered entity” (as defined by HIPAA and the corresponding regulations) and (ii) “subcontractor” (as defined by HIPAA and the corresponding regulations). Tempranillo and its Subsidiaries are in material compliance with such Business Associate Agreements and, to the Knowledge of Tempranillo, no covered entity or subcontractor has materially breached any such Business Associate Agreement with Tempranillo or any of its Subsidiaries.
(e) To the extent Tempranillo or any of its Subsidiaries has de-identified user data, Tempranillo and its Subsidiaries have obtained all rights necessary to undertake de-identification of such user data and has de-identified such user data in accordance with the requirements of HIPAA and other Privacy Requirements. To the extent Tempranillo and its Subsidiaries have used de-identified data, Tempranillo and its Subsidiaries have obtained all rights necessary for the use of such de-identified data.
Section 5.24. Property.
(a) Neither Tempranillo nor any of its Subsidiaries owns any real property.
(b) Except as has not had, or would reasonably be expected to have, a Tempranillo Material Adverse Effect, (i) Tempranillo and its Subsidiaries have good and marketable title to, or in the case of each parcel of real property and tangible assets leased or otherwise used by Tempranillo or any of its Subsidiaries have valid leasehold interests in, all of their properties and tangible assets, free and clear of all Liens, except for Permitted Tempranillo Liens, (ii) each lease, sublease or license (each, a “Tempranillo Lease Agreement”) under which Tempranillo or any of its Subsidiaries leases, subleases or licenses any real property (such real property, a “Tempranillo Leased Property”) is, subject to the Bankruptcy and Equity Exceptions, a valid and binding obligation of Tempranillo or its Subsidiary (as the case may be) and, to Tempranillo’s Knowledge, each of the other parties thereto, and in full force and effect and enforceable in accordance with its terms against Tempranillo or its Subsidiaries (as the case may be) and, to Tempranillo’s Knowledge, each of the other parties thereto (except for such Tempranillo Lease Agreements that are terminated after the date of this Agreement in accordance with their respective terms; provided that if such termination is at the option of Tempranillo or any of its Subsidiaries, such termination must be in the ordinary course of business), (iii) neither Tempranillo nor any of its Subsidiaries, nor, to Tempranillo’s Knowledge, any of the other parties thereto has violated or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of any Tempranillo Lease Agreement, (iv) neither Tempranillo nor any of its Subsidiaries has received written notice that it has violated or defaulted under any Tempranillo Lease Agreement, and (v) with respect to each Tempranillo Leased Property, neither Tempranillo nor any of its Subsidiaries has subleased, licensed, sublicensed or otherwise granted anyone a right to use or occupy such Tempranillo Leased Property or any portion thereof, or otherwise assigned, pledged, hypothecated, mortgaged or otherwise transferred any lease, sublease, license, sublicense or other interest therein.
Section 5.25. Health Regulatory Matters. Except as has not had, or would reasonably be expected to have, a Tempranillo Material Adverse Effect:
(a) Each of Tempranillo and its Subsidiaries is, and in each case since January 1, 2018 has been, in compliance with all Health Care Laws.

(b) As of the date hereof, neither Tempranillo nor any of its Subsidiaries has received any written notice from any Governmental Authority alleging noncompliance with or a violation of any Health Care Law and there are no investigations (except routine audits), suits, claims, actions or proceedings pending, or to the Knowledge of Tempranillo, threatened against Tempranillo alleging a violation of any Health Care Law.
(c) Each of Tempranillo and its Subsidiaries has adopted and implemented policies, procedures, and trainings programs reasonably designed to assure that its respective directors, officers, employees and agents are in compliance with all applicable Health Care Laws, including with respect to state licensure of healthcare professionals, corporate practice of medicine requirements, and FDA limitations regarding the operation and promotion of software as a medical device, and Tempranillo and its Subsidiaries regularly seek advice of outside legal counsel knowledgeable of the same.
(d) Neither Tempranillo nor any of its Subsidiaries nor, to Tempranillo’s Knowledge, any of their respective officers or employees (in each case, acting in his or her capacity as an officer or employee of Tempranillo or any of its Subsidiaries), has:
(i) been suspended, debarred or convicted of any crime or offense, or engaged in any conduct that would reasonably be expected to result in any such suspension, disbarment or conviction under or related to any federal or state healthcare program, U.S.C. Section 1320a-7 or any similar Applicable Law;
(ii) been excluded, suspended or otherwise declared ineligible for, federal or state healthcare program participation, including without limitation Persons identified on the General Services Administration’s List of Parties Excluded from federal programs or the HHS/OIG List of Excluded Individuals/Entities; or
(iii) engaged in any activity that is a violation of, or is cause for civil penalties, suspension, disbarment, or mandatory or permissive exclusion under Health Care Laws. Tempranillo regularly screens officers, employees, Representatives and agents consistent with industry practices for such convictions, exclusions, suspensions, debarments or restrictions.
(e) Each of Tempranillo and its Subsidiaries has, and operates in strict compliance with, an operational healthcare compliance program that: (i) governs all employees and contractors, including sales representatives; (ii) is consistent with the current U.S. Federal Sentencing Guidelines standards for effective compliance programs; and (iii) addresses compliance with all applicable Health Care Laws. Tempranillo regularly seeks advice of outside legal counsel knowledgeable of Health Care Laws on activities within the scope of such compliance program and undertakes such activities consistent with that advice.
(f) Neither Tempranillo nor any of its Subsidiaries currently undertakes, or has ever undertaken, patient assistance or support programs or activities, including the provision of free drug to patients, co-pay assistance (provided directly by Tempranillo or any of its Subsidiaries to patients), access and insurance reimbursement support offered to patients, nurse hotline or care coordination services, and physician specialist locator services. Neither Tempranillo nor any of its Subsidiaries has made any donations nor provided any other financial support to any charitable organization or other third party that provides financial assistance to patients in meeting the costs of clinical care.
(g) To the Knowledge of Tempranillo, there are no facts which would reasonably be expected to cause, and neither Tempranillo nor any of its Subsidiaries has received since January 1, 2018 any written notice from any Tempranillo Regulatory Agency regarding, (i) the recall, market withdrawal or replacement of any Tempranillo product or service, (ii) a change in the marketing classification of any Tempranillo product or service or (iii) a termination, enjoinment or suspension of the marketing, or distribution of any Tempranillo product or service.
(h) Neither Tempranillo nor any of its Subsidiaries nor, to Tempranillo’s Knowledge, any authorized Person acting on their behalf has (i) made any untrue or fraudulent statement to a Tempranillo Regulatory Authority, or (ii) failed to disclose a material fact required to be disclosed to said Tempranillo Regulatory Authority.

(i) All reimbursable Tempranillo products and services meet all applicable requirements of participation. To the extent Tempranillo or any of its Subsidiaries provides to customers or others reimbursement coding or billing advice regarding any Tempranillo product or service, such advice: (i) conforms to all applicable coding systems, (ii) includes a disclaimer advising recipients to contact individual payers to confirm coding and billing guidelines and (iii) is provided only with respect to Tempranillo products and services.
(j) To the Knowledge of Tempranillo, all healthcare providers employed by or under contract with any professional association, professional corporation or other entity with which Tempranillo or any of its Subsidiaries has entered into an agreement have been and are duly licensed or certified to provide their respective health care services in each jurisdiction in which they practice and, where applicable, have and have had all necessary licenses, certifications, permits and/or registrations to order, store, prescribe and dispense prescription products including controlled substances, and are in compliance and at all times have complied in all material respects with the terms of all applicable licenses, certifications, permits and/or registrations. No Governmental Authority or other Person has challenged or, to the Knowledge of Tempranillo, threatened to challenge the legality or enforceability of the agreements between Tempranillo or any Subsidiary, on the one hand, and any professional association, professional corporation or other entity or healthcare provider, on the other hand. No Governmental Authority or Person has requested information, investigated, or otherwise contacted Tempranillo or any of its Subsidiaries or, to the Knowledge of Tempranillo, any professional association, professional corporation or other entity or healthcare provider with regard to the agreements between Tempranillo or any of its Subsidiaries, on the one hand, and any professional association, professional corporation or other entity or healthcare provider, on the other hand, with regard to the services provided by Tempranillo or any of its Subsidiaries to any such professional association, professional corporation or other entity or healthcare provider.
Section 5.26. Interested Party Transactions. Except as disclosed in the Tempranillo SEC Documents, since December 31, 2019 through the date hereof, no event has occurred that would be required to be reported by Tempranillo pursuant to Item 404 of Regulation S-K.
Section 5.27. Brokers’ Fees. Except for Lazard Frères & Co., whose fees and expenses shall be paid by Tempranillo or one of its Affiliates, no broker, finder, investment banker, financial advisor or other Person has been retained by or is authorized to act on behalf of Tempranillo or any of its Subsidiaries, their respective Affiliates, or any of their respective executive officers or directors in their capacities as executive officers or directors, or is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Tempranillo, Merger Sub, or any of their respective Affiliates.
Section 5.28. Opinion of Financial Advisor. The Tempranillo Board has received the opinion of Lazard Frères & Co. to the effect that, as of the date of such opinion and based upon and subject to the limitations, qualifications, assumptions and conditions set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to Tempranillo. A signed copy of such opinion shall be delivered to Lafite as soon as practicable following the execution and delivery of this Agreement for information purposes only.
Section 5.29. No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 5, none of Tempranillo, Merger Sub or any of their Affiliates nor any other Person on behalf of any of them is making or has made any express or implied representation or warranties of any kind or nature whatsoever, including with respect to Tempranillo, its Subsidiaries or their respective businesses or with respect to any other information provided, or Made Available, to Lafite or its Subsidiaries or any of their respective Representatives or Affiliates in connection with the Transactions, including the accuracy or completeness thereof, and Tempranillo and Merger Sub hereby expressly disclaim any such other representations and warranties. Tempranillo and Merger Sub acknowledge and agree that, except for the representations and warranties made by Lafite in this Agreement (as qualified by the applicable items disclosed in the Lafite Disclosure Letter), neither Lafite nor any of its Representatives, Affiliates and equityholders (collectively, “Lafite Related Parties”) is making or has made any representations or warranties, expressed or implied, at law or in equity, with respect to or on behalf of Lafite or any of its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Lafite or any of its Subsidiaries or any other matter furnished or provided to Tempranillo or Merger Sub or Made Available to Tempranillo, Merger Sub or their Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. Tempranillo and Merger Sub are not relying upon and specifically disclaim that they are relying upon or have relied upon any such other representations or warranties that may have been made by any Person, and acknowledge and agree that Lafite and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties. Tempranillo and Merger Sub have conducted their own independent investigation of Lafite and its Subsidiaries and the Transactions and have had an opportunity to discuss and ask questions regarding Lafite’s and its Subsidiaries’ businesses with the management of Lafite.
ARTICLE 6

COVENANTS OF LAFITE
Section 6.01. Conduct of Lafite.
(a) During the period commencing on the date of this Agreement and ending on the earlier of the termination of this Agreement in accordance with Article 10 and the Effective Time (the “Pre-Closing Period”), except for matters (w) set forth in Section 6.01 of the Lafite Disclosure Letter, (x) required by Applicable Law, (y) expressly required or contemplated by this Agreement or (z) undertaken with the prior written consent of Tempranillo (which consent shall not be unreasonably withheld, conditioned or delayed), Lafite shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and use its respective reasonable best efforts to (i) preserve intact its business organizations and relationships with third parties, and (ii) keep available the services of its officers and key employees.
(b) Without limiting the generality of the foregoing in Section 6.01(a) and except for matters (w) set forth in Section 6.01 of the Lafite Disclosure Letter (with specific reference to the subsection of this Section 6.01(b) to which the information stated in such disclosure relates), (x) required by Applicable Law, (y) expressly required or contemplated by this Agreement or (z) undertaken with the prior written consent of Tempranillo (which consent shall not be unreasonably withheld, conditioned or delayed), Lafite shall not, nor shall it permit any of its Subsidiaries to:
(i) amend or adopt any amendment to or otherwise change or propose to amend the Organizational Documents of Lafite or the Organizational Documents of any of its Subsidiaries (whether by merger, consolidation or otherwise);
(ii) issue, sell, grant, pledge, transfer, lease, dispose of, grant any Lien or otherwise encumber or enter into any Contract or other agreement with respect to the Lafite Securities or any other capital stock of Lafite or any capital stock of its Subsidiaries, or grant any options, warrants or other rights to acquire or any such capital stock or other interest in or any instrument convertible into or exchangeable or exercisable for any such capital stock or other interest, other than the issuance of Shares (A) upon the exercise of the Lafite Stock Options outstanding as of the date of this Agreement pursuant to existing Lafite Stock Plans or issued in accordance with Section 6.01(b)(xiv), or pursuant to the terms of the Lafite Restricted Stock, Lafite RSUs or Lafite PSUs that are outstanding on the date of this Agreement or issued in accordance with Section 6.01(b)(xiv), in each case, in accordance with the applicable Lafite Stock Plan’s and Lafite Equity Award’s terms as in effect on the date of this Agreement, (B) pursuant to the Lafite ESPP (subject to Section 2.06(e));
(iii) propose or adopt any plan of merger, consolidation, reorganization, liquidation or dissolution of Lafite or any of its Subsidiaries, file a petition in bankruptcy under any provisions of federal or state bankruptcy Applicable Law on behalf of Lafite or any of its Subsidiaries or consent to the filing of any bankruptcy petition against Lafite or any of its Subsidiaries under any similar Applicable Law;
(iv) (A) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution on or in respect of (whether in cash, stock, property or otherwise), or enter into any agreement with respect to the voting of, Lafite’s or any of its Subsidiaries’ capital stock or other securities (other than dividends to Lafite or from one of its wholly owned Subsidiaries) or (B) redeem, repurchase or otherwise reacquire (or offer to redeem, repurchase or otherwise reacquire), split, combine or reclassify, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, any Lafite Securities or capital stock of Lafite or any of its Subsidiaries, or otherwise change the capital structure of Lafite or any of its Subsidiaries, other than (1) for purposes of effecting a net exercise of any Lafite Stock Option outstanding as of the date of this Agreement in satisfaction of any exercise price or required tax withholdings, or net share withholding, or in connection with the vesting of any Lafite Restricted Stock, Lafite RSUs or Lafite PSUs outstanding as of the date of this Agreement in satisfaction of any required tax withholdings, or in connection with the forfeiture of any Lafite Stock Option, Lafite Restricted Stock, Lafite RSU or Lafite PSU, (2) between Lafite and a wholly owned Subsidiary thereof or between wholly owned Subsidiaries of Lafite or (3) the Special Dividend;
(v) other than in the ordinary course of business consistent with past practice: (A) accelerate, terminate or consent to the termination of, cancel, amend in any material respect, grant a waiver of any material right under, relinquish, release, transfer or assign any material rights or claims under or otherwise modify in any material respect any Specified Lafite Contract or any Contract that would constitute a Specified Lafite Contract if in effect as of the date of this Agreement; or (B) enter into any Contract that would constitute a Specified Lafite Contract if in effect as of the date of this Agreement;
(vi) make any material capital expenditure other than capital expenditures set forth in a budget or a capital expenditure plan Made Available to Tempranillo prior to the date hereof;
(vii) repurchase, prepay, incur, assume or guarantee any Indebtedness to any Person, issue or sell any debt securities of Lafite or any of its Subsidiaries, issue or sell options, warrants, calls or other rights to acquire any debt securities of Lafite or any of its Subsidiaries, guarantee any debt securities of any other Person, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another Person or enter into or amend or otherwise modify any other arrangement having the economic effect of any of the foregoing other than (A) any such transactions between Lafite and one or more of its wholly owned Subsidiaries or (B) borrowings incurred in the ordinary course of business consistent with past practice (including any borrowings in respect of letters of credit in connection with the financing of ordinary course trade payables) that do not, at any time, exceed $25,000,000, in the aggregate;
(viii) grant or suffer to exist any Liens on any properties or assets of Lafite or any of its Subsidiaries that are material to Lafite and its Subsidiaries, taken as a whole, other than Permitted Lafite Liens;
(ix) make any material capital investment in or material loan or advance to, or forgive any material loan to, any other Person except for (A) loans, capital contributions, advances or investments between Lafite and any wholly owned Subsidiary thereof or between wholly owned Subsidiaries of Lafite and (B) advances to employees and consultants for travel and other business-related expenses in the ordinary course of business consistent with past practice and in compliance with Lafite’s policies related thereto;
(x) other than in the ordinary course of business consistent with past practice and other than with respect to the Lafite Intellectual Property (which shall be subject to and governed by Section 6.01(b)(xvi)), sell, lease, sublease, sell and lease back, license, sublicense, abandon, waive, relinquish, transfer, pledge, abandon, assign, swap, mortgage, hypothecate or otherwise dispose of any of the material assets, properties or rights of Lafite or any of its Subsidiaries;
(xi) purchase or acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), (A) any corporation, partnership, other business organization or division thereof or any other business or all or substantially all of the assets of any Person (other than reorganizations solely among wholly owned Subsidiaries of Lafite) or (B) any assets, real property, securities, properties, interests or businesses from any Person (except for a wholly owned Subsidiary of Lafite), in each case, other than acquisitions of (x) assets, securities or property in the ordinary course of business consistent with past practice in an amount not to exceed $50,000,000 in the aggregate for all such acquisitions or (y) raw materials, supplies, equipment, inventory and third-party Software in the ordinary course of business consistent with past practice;

(xii) enter into a new line of business or abandon or discontinue any existing line of business;
(xiii) settle, pay, discharge or satisfy any Proceeding (or agree to do any of the foregoing), other than any settlement, payment, discharge or satisfaction that (A) does not relate to any Transaction Litigation (with respect to which any settlements, releases, waivers or compromises shall be subject to Section 8.08) and (B) (1) either (x) results solely in a monetary obligation involving only the payment of monies by Lafite or its Subsidiaries of not more than $10,000,000, individually or in the aggregate for all such Proceedings (excluding any settlements made under the following clause (y)), or (y) results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, Lafite or any of its Subsidiaries and the payment of monies by Lafite and its Subsidiaries that are not more than $10,000,000, individually or in the aggregate (not funded by an indemnity obligation or through insurance policies) and (2) does not involve any admission of guilt or impose any material restrictions or material limitations upon the operations or business of or other conduct remedy or injunctive relief applicable to Lafite or any of its Subsidiaries, whether before, on or after the Effective Time;
(xiv) except as required by Applicable Law, expressly required or permitted by this Agreement or required by the terms of any Lafite Employee Plan as in effect as of the date of this Agreement, (A) increase the compensation payable by Lafite or any of its Subsidiaries to directors, officers, employees, consultants or independent contractors, other than increases in annual base salaries or base wages with respect to Lafite Employees who are not directors or executive officers in the ordinary course of business consistent with past practice (including with respect to amounts and timing), (B) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under any Lafite Employee Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Lafite Employee Plan if it were in existence as of the date of this Agreement, other than amendments made to the Lafite Employee Plans in the ordinary course of business consistent with past practice that do not materially increase costs, (C) grant or amend any equity or equity-based awards except as required by existing Lafite Stock Plans, (D) hire any officer, employee, independent contractor or consultant, other than in the ordinary course of business consistent with past practice or (E) terminate the employment or services (other than for cause) of any officer, employee, independent contractor or consultant, other than in the ordinary course of business consistent with past practice for Lafite Employees who are not directors or executive officers;
(xv) become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;
(xvi) other than in the ordinary course of business consistent with past practice, sell, license, sublicense, abandon, fail to maintain, allow to lapse, assign, transfer, amend, cancel, create any Lien on (other than Permitted Lafite Liens), waive, grant a covenant not to sue with respect to, or otherwise grant or modify any rights under any material Lafite Owned IP or material Exclusively Licensed IP of Lafite;
(xvii) make, rescind or change any material Tax election, settle or compromise any claim relating to a material amount of Taxes, waive or extend the statute of limitations in respect of a material amount of Taxes, enter into any closing agreement within the meaning of Section 7121 of the Code (or any analogous provision of state, local or non-U.S. law) with respect to a material amount of Taxes, amend any Tax Return relating to a material amount of Taxes or make any material change in any of the methods, principles or practices used by it for Tax accounting except as required by Applicable Law, surrender any right to claim a material Tax refund (including any such refund to the extent it is used to offset or otherwise reduce Tax liability) or enter into any Tax sharing agreements or similar arrangements, including Tax indemnity arrangements (other than commercial agreements or arrangements not primarily related to Taxes and entered into in the ordinary course of business consistent with past practice);

(xviii) enter into any material transaction or Contract with any Affiliate, holder of five percent (5%) or more of the Shares, director or executive officer of Lafite or any of its Subsidiaries or enter into any other material transaction or Contract with any other Person that would be required to be reported by Lafite pursuant to Item 404 of Regulation S-K under the Exchange Act;
(xix) take any action or fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or
(xx) authorize any of, or agree or commit to take, any of the actions described in the foregoing clauses (i) through (xix) of this Section 6.01(b).
Section 6.02. Lafite Takeover Proposals; Lafite Adverse Recommendation Change.
(a) Except as expressly permitted by this Section 6.02, during the Pre-Closing Period, Lafite shall not, and shall cause its Subsidiaries and Lafite’s and each of its Subsidiary’s respective directors, officers and employees not to, and shall not authorize or permit its other Representatives to, and shall direct and use its reasonable best efforts to cause each of its Subsidiaries and Representatives not to, directly or indirectly (i) initiate, solicit, propose, induce or knowingly encourage or facilitate the making of any Lafite Takeover Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to a Lafite Takeover Proposal, (ii) other than informing Third Parties of the existence of the provisions contained in this Section 6.02, enter into, engage in, continue or otherwise participate in negotiations or discussions with, or furnish any non-public information (or access thereto) concerning Lafite or any of its Subsidiaries to, any Third Party in connection with, or for the purpose of knowingly encouraging or facilitating, or otherwise cooperate in any way with any Third Party (or any Representative thereof) with respect to, a Lafite Takeover Proposal, (iii) except as set forth below with respect to a confidentiality agreement in accordance with Section 6.02(b), recommend or enter into any Contract, letter of intent, acquisition agreement, agreement in principle, memorandum of understanding, option agreement, joint venture agreement, partnership agreement or other agreement with respect to any Lafite Takeover Proposal or (iv) approve, authorize, agree or publicly announce an intention to do any of the foregoing. Upon the execution and delivery of this Agreement, Lafite and its Subsidiaries shall, and shall direct their respective Representatives to, (A) immediately cease and cause to be terminated, and shall not authorize or knowingly permit any Representative to continue, any solicitation and any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Lafite Takeover Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, a Lafite Takeover Proposal, (B) promptly, and in any event within one (1) Business Day of the date of this Agreement, request that each Person and its Representatives (other than Tempranillo and its Representatives) that has, prior to the execution and delivery of this Agreement, executed a confidentiality agreement or otherwise received non-public information about Lafite from, or on behalf of, Lafite, in each case, in connection with such Person’s consideration of a Lafite Takeover Transaction, to promptly return or destroy all non-public information furnished to such Person by or on behalf of Lafite or any of its Subsidiaries prior to the date of this Agreement and (C) immediately terminate access by any Third Party to any physical or electronic data room relating to any potential Lafite Takeover Transaction. Lafite shall not modify, amend or terminate, or waive, release or assign, any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which Lafite or any of its Subsidiaries is a party relating to any Lafite Takeover Proposal and shall enforce the provisions of any such agreement; provided that Lafite shall be permitted on a confidential non-public basis to release or waive any explicit or implicit standstill obligations solely to the extent necessary to permit the relevant party thereto to submit a Lafite Takeover Proposal to the Lafite Board on a confidential non-public basis and solely to the extent the Lafite Board determines in good faith that the failure to do so would be inconsistent with the Lafite Board’s fiduciary duties under Applicable Law. Lafite shall provide written notice to Tempranillo of the waiver or release of any standstill by Lafite within twenty-four (24) hours of such waiver or release, including disclosure of the identities of the parties thereto and circumstances relating thereto. Without limiting the generality of the foregoing, it is understood that any breach of the restrictions set forth in this Section 6.02(a) by any Representative of Lafite (solely for this purpose as if the restrictions on Lafite set forth in this Section 6.02(a) applied directly to such Representatives) shall be deemed to constitute a breach of this Section 6.02(a) by Lafite.

(b) Notwithstanding anything to the contrary contained in this Agreement, if prior to the receipt of the Requisite Lafite Vote Lafite receives a bona fide written unsolicited Lafite Takeover Proposal (which Lafite Takeover Proposal was made after the date of this Agreement and did not result from a breach of this Section 6.02), and the Lafite Board determines in good faith, after consultation on a confidential basis with outside legal counsel and a financial advisor of national reputation, that such Lafite Takeover Proposal constitutes, or would reasonably be expected to lead to, a Lafite Superior Proposal, then Lafite and its Representatives may, in each case subject to compliance with Section 6.02(e) and the other provisions of this Agreement: (i) furnish any information with respect to Lafite and its Subsidiaries to the Third Party making such Lafite Takeover Proposal (and its Representatives and financing sources); provided that (A) prior to furnishing any such information, Lafite receives from such Third Party an executed confidentiality agreement (1) containing terms that are, in the aggregate, no less restrictive of the Third Party that is a party to such agreement and its Affiliates and Representatives than the terms set forth in the Confidentiality Agreement are to Tempranillo and its Affiliates and Representatives, provided that such confidentiality agreement need not contain a “standstill” provision or other provisions having a similar effect, and (2) that does not restrict, in any manner, Lafite’s ability to consummate the Transactions or to comply with its disclosure obligations to Tempranillo pursuant to this Agreement, and (B) any such non-public information so furnished has been previously provided or Made Available to Tempranillo or is concurrently provided or Made Available (including through the Lafite Data Room) to Tempranillo or (ii) participate or engage in negotiations or discussions with, and only with, the Third Party making such Lafite Takeover Proposal and its Representatives regarding such Lafite Takeover Proposal. Without limiting the generality of the foregoing, it is understood that any breach of the restrictions set forth in the preceding sentence by any Representative of Lafite (solely for this purpose as if the restrictions on Lafite set forth in this Section 6.02(b) applied directly to such Representatives) shall be deemed to constitute a breach of this Section 6.02(b) by Lafite.
(c) Except as set forth in this Section 6.02 (including Sections 6.02(d), (e) and (g)), neither the Lafite Board nor any committee thereof shall (or resolve or agree to) (i) (A) withhold or withdraw (or modify, amend or qualify in a manner adverse to Tempranillo or Merger Sub), or propose publicly to withhold or withdraw (or modify, amend or qualify in a manner adverse to Tempranillo or Merger Sub), the Lafite Board Recommendation (or the recommendation or declaration of advisability by any such committee of this Agreement or the Merger), (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Lafite Takeover Proposal, (C) fail to include the Lafite Board Recommendation in the Joint Proxy Statement/Prospectus when disseminated to Lafite’s stockholders or (D) resolve or agree to take any of the actions described in clauses (A)–(C) (any action described in this clause (i) being referred to as a “Lafite Adverse Recommendation Change”) or (ii) approve, recommend, declare advisable or cause or permit Lafite to enter into any Contract, letter of intent, acquisition agreement, agreement in principle, memorandum of understanding, option agreement, joint venture agreement, partnership agreement or other agreement constituting or with respect to, or which is intended to or would reasonably be expected to lead to, any Lafite Takeover Proposal, other than a confidentiality agreement in accordance with Section 6.02(b) (an “Alternative Lafite Acquisition Agreement”).
(d) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the receipt of the Requisite Lafite Vote, the Lafite Board may make a Lafite Adverse Recommendation Change in response to a Lafite Intervening Event if the Lafite Board determines in good faith, after consultation with its outside legal counsel and a financial advisor of national reputation, that the failure to do so would be inconsistent with the Lafite Board’s fiduciary duties under Applicable Law, only if all of the following conditions are satisfied:
(i) Lafite shall have first provided Tempranillo an Intervening Event Notice at least five (5) Business Days in advance advising Tempranillo that Lafite intends to make a Lafite Adverse Recommendation Change (it being understood and hereby agreed that the delivery and receipt of any such Intervening Event Notice shall not, in and of itself, be deemed to be a Lafite Adverse Recommendation Change) and specifying, in reasonable detail, the Lafite Intervening Event;
(ii) during the applicable Intervening Event Notice Period (or any mutually agreed extension or continuation thereof), Lafite and its Representatives shall negotiate in good faith with Tempranillo and its officers, directors and Representatives regarding any changes to the terms of this Agreement and any other proposals made by Tempranillo so that a failure to effect a Lafite Adverse Recommendation Change in response to such Lafite Intervening Event would no longer be inconsistent with the Lafite Board’s fiduciary duties under Applicable Law;
(iii) Tempranillo does not make, within the applicable Intervening Event Notice Period (or any extension or continuation thereof) after the receipt of such notice, a proposal that would, in the good faith judgment of the Lafite Board (after consultation with outside legal counsel and a financial advisor of national reputation), cause the failure to effect a Lafite Adverse Recommendation Change in response to such Lafite Intervening Event to no longer be inconsistent with the Lafite Board’s fiduciary duties under Applicable Law (it being understood and agreed that any material change in any event, occurrence or facts relating to such Lafite Intervening Event shall require a new Intervening Event Notice with a new Intervening Event Notice Period ending on the earlier of (x) the day that is three (3) Business Days after such material change and (y) the day that is ten (10) days prior to the Lafite Stockholders Meeting); and
(iv) following the Intervening Event Notice Period, Lafite Board shall have determined in good faith (after consultation with its outside legal counsel and a financial advisor of national reputation) that the failure to effect a Lafite Adverse Recommendation Change in response to such Lafite Intervening Event continues to be inconsistent with the Lafite Board’s fiduciary duties under Applicable Law.
(e) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the receipt of the Requisite Lafite Vote if, in response to a bona fide unsolicited written Lafite Takeover Proposal made by a Third Party after the date of this Agreement which does not arise from a breach of this Section 6.02 and has not been withdrawn, the Lafite Board determines in good faith (after consultation with its outside legal counsel and a financial advisor of national reputation) that (1) such Lafite Takeover Proposal constitutes a Lafite Superior Proposal and (2) the failure to make a Lafite Adverse Recommendation Change would be inconsistent with the Lafite Board’s fiduciary duties under Applicable Law, then the Lafite Board may make a Lafite Adverse Recommendation Change, only if, in either such case, all of the following conditions are satisfied:
(i) Lafite shall have first provided to Tempranillo a Superior Proposal Notice at least five (5) Business Days in advance advising Tempranillo that the Lafite Board is prepared to effect a Lafite Adverse Recommendation Change in response to a Lafite Superior Proposal (and specifying, in reasonable detail, the material terms and conditions of any such Lafite Superior Proposal, including the identity of the Third Party making any such Lafite Superior Proposal) (it being understood and hereby agreed that the delivery and receipt of any such Superior Proposal Notice shall not, in and of itself, be deemed to be a Lafite Adverse Recommendation Change) and providing Tempranillo with a complete copy of any written request, proposal or offer, including any proposed Alternative Lafite Acquisition Agreement (and all schedules, appendices, exhibits and other attachments relating thereto), and any other documents containing the material terms of such Lafite Superior Proposal;
(ii) during the applicable Superior Proposal Notice Period (or any extension or continuation thereof), prior to its effecting a Lafite Adverse Recommendation Change, Lafite and its Representatives shall negotiate in good faith with Tempranillo and its officers, directors and Representatives regarding changes to the terms of this Agreement and any other proposals made by Tempranillo intended by Tempranillo to cause such Lafite Takeover Proposal to no longer constitute a Lafite Superior Proposal;
(iii) Tempranillo does not make, within the applicable Superior Proposal Notice Period (or any mutually agreed extension or continuation thereof) after the receipt of such notice, a proposal that would, in the good faith judgment of the Lafite Board (after consultation with its outside legal counsel and a financial advisor of national reputation), cause the offer previously constituting a Lafite Superior Proposal to no longer constitute a Lafite Superior Proposal (it being understood and agreed that any amendment or modification of such Lafite Superior Proposal shall require a new Superior Proposal Notice with a new Superior Proposal Notice Period of three (3) Business Days);
(iv) following the Superior Proposal Notice Period, Lafite Board shall have determined in good faith (after consultation with its outside legal counsel and a financial advisor of national reputation) that, in light of such Lafite Superior Proposal and taking into account any revised terms proposed by

Tempranillo, (x) such Lafite Takeover Proposal continues to constitute a Lafite Superior Proposal, and (y) the failure to make Lafite Adverse Recommendation Change would continue to be inconsistent with the Lafite Board’s fiduciary duties under Applicable Law.
(f) In addition to the obligations of Lafite set forth in paragraphs (a), (b), (c), (d) and (e) of this Section 6.02, Lafite shall, as promptly as practicable and in any event within twenty-four (24) hours following the receipt or delivery thereof, advise Tempranillo orally and in writing of (i) any Lafite Takeover Proposal or any request for information or inquiry that contemplates or that would reasonably be expected to lead to a Lafite Takeover Proposal and (ii) the terms and conditions of such Lafite Takeover Proposal, request or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the Person making any such Lafite Takeover Proposal, request or inquiry. Commencing upon the provision of any notice referred to above, Lafite (or its outside counsel) shall (A) keep Tempranillo (or its outside counsel) reasonably informed on a reasonably current basis regarding the status and terms of discussions and negotiations relating to any such Lafite Takeover Proposal, request or inquiry and (B) Lafite shall, as promptly as practicable (and in any event within twenty-four (24) hours following the receipt or delivery thereof), provide Tempranillo (or its outside legal counsel) with unredacted copies of all writings or media (whether or not electronic) containing any terms or conditions of any proposals or proposed transaction agreements (including any drafts thereof and all schedules and exhibits thereto) relating to any Lafite Takeover Proposal.
(g) Nothing contained in this Agreement shall prohibit Lafite or the Lafite Board, directly or indirectly, through their respective Representatives, from (i) taking and disclosing to the stockholders of Lafite any position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of Lafite that the Lafite Board has determined in its good faith judgment (after consultation with its outside legal counsel) is required by Applicable Law; provided that this Section 6.02(g) shall not be deemed to permit the Lafite Board to make a Lafite Adverse Recommendation Change except to the extent permitted by Section 6.02(d)-(e).
(h) Notwithstanding (i) any Lafite Adverse Recommendation Change, (ii) the making of any Lafite Takeover Proposal or (iii) anything in this Agreement to the contrary, until the termination of this Agreement, (x) in no event may Lafite or any of its Subsidiaries (A) enter into any Contract, agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to a Lafite Takeover Proposal (other than a confidentiality agreement in accordance with Section 6.02(b)), (B) except as required by Applicable Law, make, facilitate or provide information in connection with any SEC or other filings in connection with the transactions contemplated by any Lafite Takeover Proposal or (C) seek any consents in connection with the transactions contemplated by any Lafite Takeover Proposal and (y) Lafite shall otherwise remain subject to all of its obligations under this Agreement, including, for the avoidance of doubt, the obligation to hold the Lafite Stockholders Meeting.
Section 6.03. Treatment of Lafite Indebtedness. Lafite shall, or shall cause its applicable Subsidiaries to, use reasonable best efforts to (i) arrange for customary payoff letters, lien terminations and releases and instruments and acknowledgments of discharge, providing for the payoff, discharge and termination on the Closing Date of the Credit Facility and all then-outstanding Indebtedness thereunder, and the release of any liens or guarantees related thereto (collectively, the “Debt Payoff Letters”), to be delivered to Tempranillo no later than three (3) Business Days prior to the Closing Date, (ii) deliver, or cause its applicable Subsidiaries to deliver the Debt Payoff Letters in accordance with the terms of the Credit Facility to the lending bank thereunder (provided that any prepayment and termination notices may be conditional on the occurrence of the Closing), and (iii) take all other reasonable actions to facilitate the payoff, discharge, release and termination in full on the Closing Date of all obligations and liens under the Credit Facility.
Section 6.04. Convertible Notes and Capped Call Options.
(a) Notwithstanding anything to the contrary in this Agreement, prior to the Effective Time, Lafite shall give any notices and take all actions required by the terms of the Indenture, dated as of June 4, 2020 (the “Notes Indenture”), between Lafite and U.S. Bank National Association (the “Trustee”), the Convertible Notes or any applicable Law (with respect to the Notes Indenture or the Convertible Notes) in connection with the Merger and the Transactions, which actions shall include, without limitation, Lafite (or its Subsidiaries or other Representatives, as applicable) (i) giving any notices required by the Notes Indenture in connection with the Merger and the Transactions, (ii) preparing any supplemental indentures required by the Notes Indenture in connection with the Merger and the Transactions and the consummation thereof to be executed and delivered to the Trustee at or prior to the Effective Time, in form and substance reasonably satisfactory to the Trustee and Tempranillo and (iii) taking all such further actions, including delivering any opinions of counsel deliverable pursuant to the Notes Indenture prior to the Effective Time and any officer’s certificates necessary to comply with all of the terms and conditions of the Notes Indenture in connection with the Merger and the Transactions; provided that Tempranillo shall use its reasonable efforts to cooperate with Lafite with respect to the foregoing upon reasonable request by Lafite, and provided further that opinions of counsel required by the Notes Indenture, as may be necessary to comply with all of the terms and conditions of the Notes Indenture in connection with the Merger and the Transactions shall be delivered by Tempranillo and its counsel to the extent required to be delivered at or after the Effective Time. Prior to the Effective Time, Lafite shall not make any settlement election (including, for the avoidance of doubt, by not delivering a Settlement Notice (as defined in the Notes Indenture) with respect to any Conversion Date (as defined in the Notes Indenture)) under the Notes Indenture without the prior written notice to Tempranillo.
(b) Lafite shall provide Tempranillo and its counsel reasonable opportunity to review and comment on any notices, certificates, press releases, supplemental indentures, legal opinions, officer’s certificates or other documents or instruments deliverable pursuant to or in connection with any Convertible Notes or the Notes Indenture and, to the extent practicable, Lafite shall use its reasonable efforts to reflect any reasonable comments made by Tempranillo or its counsel with respect thereto prior to the dispatch or making thereof.
(c) Prior to the Effective Time, Lafite shall use its reasonable efforts to, and shall cause its Subsidiaries and their respective directors and officers to, and shall use its reasonable efforts to cause its other Representatives to, take all actions reasonably requested by Tempranillo in connection with making elections under, amending, negotiating adjustments, obtaining waivers, and/or unwinding or otherwise settling the Capped Call Options, provided that, unless otherwise agreed by the parties, each such election, amendment, negotiated adjustment, waiver, unwinding and settlement shall take effect at or after the Effective Time. For the avoidance of doubt, unless otherwise required by the terms of any Capped Call Option, nothing in this Section 6.04(c) shall be interpreted as an independent requirement for Lafite to be required to terminate or amend any Capped Call Option prior to the Effective Time. Without limiting the foregoing, Lafite shall use its reasonable efforts to cooperate with Tempranillo at Tempranillo’s request in connection with, and at Tempranillo’s request shall use its reasonable efforts to initiate or continue, any discussions or negotiations with the counterparties to the Capped Call Options or any of their respective affiliates or any other person, in each case, to the extent such affiliate or other person expressly represents the interests of the counterparties to the Capped Call Options or is empowered to make any determinations, adjustments, cancelations, terminations, exercises, settlements or computations under the Capped Call Options (any such counterparty, affiliate or person, a “Hedge Counterparty”), with respect to any determination, adjustment or computation in connection with the Capped Call Options, including with respect to any cash amounts or Shares that may be receivable by Lafite pursuant to the Capped Call Options. Lafite shall promptly provide Tempranillo with any written notices or other documents received from any Hedge Counterparty with respect to any adjustment, determination, cancelation, termination, exercise, settlement or computation under, or in connection with any discussions or negotiations related to, the Capped Call Options. Lafite shall not, and shall cause its Representatives not to, except as contemplated herein, terminate or otherwise settle the Capped Call Options, enter into any discussions, negotiations or agreements in respect of the Capped Call Options or negotiate any adjustments, make any elections, amendments, modifications or other changes to the terms of the Capped Call Options without Tempranillo’s prior written consent, except as required pursuant to the terms thereof (as in effect on the date of this Agreement, subject to adjustments pursuant to the terms thereof) and except any discussions, negotiations or agreements in respect of the Capped Call Options or any elections, amendments, modifications or other changes to the terms of the Capped Call Options, or any cash payments or share deliveries with respect to the Capped Call Options that are, in each case, contingent on the termination of this Agreement prior to the consummation of the Merger (in each case, “Alternative Arrangements”), which Alternative Arrangements Lafite may enter into or make, as the case may be, in its sole discretion, and shall use its reasonable efforts to keep Tempranillo fully informed on a reasonably current basis of all such discussions and negotiations and shall give Tempranillo the option to participate (or have its counsel participate) in any such discussions and negotiations. Tempranillo shall use its reasonable efforts to cooperate with Lafite with respect to the foregoing upon reasonable request by Lafite. Lafite shall provide Tempranillo and its counsel reasonable opportunity to review and comment on any written response to any written notice or other document received from any Hedge Counterparty with respect to any determination, adjustment or computation under, or in connection with any discussions or negotiations related to, the Capped Call Options, to the extent practicable, prior to making any such response, and Lafite shall use its reasonable efforts to promptly respond to any reasonable questions from, and reflect any reasonable comments made by, Tempranillo or its counsel with respect thereto prior to making any such response.
(d) Prior to the Effective Time and without limitation to the other provisions of this Section 6.04, Lafite shall take all such actions as may be required and may take any actions contemplated by the terms of the applicable Capped Call Options, including the giving of any written notices or communication in connection with the Merger and/or any conversions and/or repurchases of the Convertible Notes or any adjustment to the Conversion Rate (as defined in the Notes Indenture) thereunder or occurring as a result of or in connection with the transactions contemplated by this Agreement. Tempranillo shall use its reasonable efforts to cooperate with Lafite with respect to the foregoing upon reasonable request by Lafite. Lafite shall use its reasonable efforts to provide Tempranillo and its counsel reasonable opportunity to review and comment on any such written notice or communication prior to the dispatch or making thereof, and Lafite shall use its reasonable efforts to promptly respond to any reasonable questions from, and reflect any reasonable comments made by, Tempranillo or its counsel with respect thereto prior to the dispatch or making thereof.
Section 6.05. Access to Information.
(a) Upon reasonable notice to Lafite, Lafite and its Subsidiaries shall, and shall cause their respective officers, directors, employees and other Representatives to, afford Tempranillo’s officers and other authorized Representatives access as requested by Tempranillo, during normal business hours throughout the Pre-Closing Period, to their respective Representatives, officers, employees, properties, assets, facilities, books, Contracts, Permits, records (including Tax Returns), reports, correspondence and any other documents and information of Lafite and its Subsidiaries (whether in physical or electronic form) and shall furnish Tempranillo all financial, operating and other data and information, in each case, as Tempranillo through its officers, employees or other Representatives, may reasonably request; provided however, that notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Lafite and its Subsidiaries shall not be required to create any financial, operating or other data and information, or any business plans, forecasts, projections or other similar analyses, that Lafite does not prepare in the ordinary course of its business outside the context of this Agreement and the Transactions. Notwithstanding the foregoing, neither Lafite nor any of its Subsidiaries shall be required to disclose any information to Tempranillo to the extent Lafite determines, in its good faith judgment, such disclosure (i) would jeopardize the attorney-client privilege or work product protection, (ii) would reasonably be expected to result in a loss of Trade Secret protection, or (iii) would contravene or violate any Applicable Law; provided that Lafite shall use its reasonable best efforts (A) to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege or (B) to develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Tempranillo and Lafite. With respect to all information provided to Tempranillo or any of its Representatives by Lafite or any of its Representatives in connection with this Agreement and the consummation of the Transactions (including any information disclosed pursuant to this Section 6.05) Tempranillo shall comply with and shall instruct its Representatives to comply with, all of its obligations under the Confidentiality Agreement.
(b) No information or knowledge obtained by Tempranillo pursuant to Section 6.02, this Section 6.05 or otherwise shall affect or be deemed to affect or modify any representation, warranty, covenant or agreement contained in this Agreement, the conditions to the obligations of the parties to consummate the Transactions, including the Merger, in accordance with the terms and provisions of this Agreement or otherwise prejudice in any way the rights and remedies of Tempranillo hereunder, nor shall any such information, knowledge or investigation be deemed to affect or modify Tempranillo’s reliance on the representations, warranties, covenants and agreements made by Lafite in this Agreement.

Section 6.06. Special Dividend. Subject to Applicable Law and the satisfaction or waiver of all of the conditions set forth in Article 9 (other than conditions that may only be satisfied on the Closing Date), prior to the Effective Time and in connection with the Closing, Lafite shall (a) declare and, immediately prior to the Effective Time, pay a cash dividend per Share equal to $7.09 (the “Special Dividend Per Share Amount”) to holders of record of the issued and outstanding shares of Lafite Common Stock as of a record date immediately prior to the Effective Time (the “Special Dividend”) and (b) provide to the transfer agent for the Lafite Common Stock all of the cash necessary to pay the Special Dividend to be paid pursuant to this Section 6.06, which cash shall not form part of the Exchange Fund.
ARTICLE 7

COVENANTS OF TEMPRANILLO
Section 7.01. Conduct of Tempranillo.
(a) During the Pre-Closing Period, except for matters (w) set forth in Section 7.01 of the Tempranillo Disclosure Letter, (x) required by Applicable Law, (y) expressly required or contemplated by this Agreement or (z) undertaken with the prior written consent of Lafite (which consent shall not be unreasonably withheld, conditioned or delayed), Tempranillo shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and use its respective reasonable best efforts to (i) preserve intact its business organizations and relationships with third parties, and (ii) keep available the services of its officers and key employees.
(b) Without limiting the generality of the foregoing in Section 7.01(a) and except for matters (w) set forth in Section 7.01 of the Tempranillo Disclosure Letter (with specific reference to the subsection of this Section 7.01(b) to which the information stated in such disclosure relates), (x) required by Applicable Law, (y) expressly required or contemplated by this Agreement or (z) undertaken with the prior written consent of Lafite (which consent shall not be unreasonably withheld, conditioned or delayed), Tempranillo shall not, nor shall it permit any of its Subsidiaries to:
(i) amend or adopt any amendment to or otherwise change or propose to amend the Organizational Documents of Tempranillo or any of its Subsidiaries (including Merger Sub) (whether by merger, consolidation or otherwise);
(ii) issue, sell, grant, pledge, transfer, lease, dispose of, grant any Lien or otherwise encumber or enter into any Contract or other agreement with respect to the Tempranillo Securities or any other capital stock of Tempranillo or any capital stock of its Subsidiaries, or grant any options, warrants or other rights to acquire or any such capital stock or other interest in or any instrument convertible into or exchangeable or exercisable for any such capital stock or other interest, other than the issuance of shares of Tempranillo Common Stock (A) upon the exercise of Tempranillo Stock Options outstanding as of the date of this Agreement pursuant to existing Tempranillo Stock Plans or issued in accordance with Section 7.01(b)(xiv), or pursuant to the terms of the Tempranillo RSUs, Tempranillo PSUs or Tempranillo DSUs that are outstanding on the date of this Agreement or issued in accordance with Section 7.01(b)(xiv), in each case, in accordance with the applicable Tempranillo Stock Plan’s and Tempranillo Equity Award’s terms as in effect on the date of this Agreement, or (B) pursuant to the Tempranillo ESPP;
(iii) propose or adopt any plan of merger, consolidation, reorganization, liquidation or dissolution of Tempranillo or any of its Subsidiaries, file a petition in bankruptcy under any provisions of federal or state bankruptcy Applicable Law on behalf of Tempranillo or any of its Subsidiaries or consent to the filing of any bankruptcy petition against Tempranillo or any of its Subsidiaries under any similar Applicable Law;
(iv) (A) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution on or in respect of (whether in cash, stock, property or otherwise), or enter into any agreement with respect to the voting of, Tempranillo’s or any of its Subsidiaries’ capital stock or other securities (other than dividends to Tempranillo or from one of its wholly owned Subsidiaries) or (B) redeem, repurchase or otherwise reacquire (or offer to redeem, repurchase or otherwise reacquire), split, combine or reclassify, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, any Tempranillo Securities or capital stock of Tempranillo or any of its

Subsidiaries, or otherwise change the capital structure of Tempranillo or any of its Subsidiaries, other than (1) for purposes of effecting a net exercise of any Tempranillo Stock Option outstanding as of the date of this Agreement in satisfaction of any exercise price or required tax withholdings, or net share withholding, or in connection with the vesting of any Tempranillo RSUs, Tempranillo PSUs or Tempranillo DSUs outstanding as of the date of this Agreement in satisfaction of any required tax withholdings, or in connection with the forfeiture of any Tempranillo Stock Option, Tempranillo RSU, Tempranillo PSU or Tempranillo DSU, or (2) between Tempranillo and a wholly owned Subsidiary thereof or between wholly owned Subsidiaries of Tempranillo;
(v) other than in the ordinary course of business consistent with past practice: (A) accelerate, terminate or consent to the termination of, cancel, amend in any material respect, grant a waiver of any material right under, relinquish, release, transfer or assign any material rights or claims under or otherwise modify in any material respect any Specified Tempranillo Contract or any Contract that would constitute a Specified Tempranillo Contract if in effect as of the date of this Agreement; or (B) enter into any Contract that would constitute a Specified Tempranillo Contract if in effect as of the date of this Agreement;
(vi) make any material capital expenditure other than capital expenditures set forth in a budget or a capital expenditure plan Made Available to Lafite prior to the date hereof;
(vii) repurchase, prepay, incur, assume or guarantee any Indebtedness to any Person, issue or sell any debt securities of Tempranillo or any of its Subsidiaries, issue or sell options, warrants, calls or other rights to acquire any debt securities of Tempranillo or any of its Subsidiaries, guarantee any debt securities of any other Person, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another Person or enter into or amend or otherwise modify any other arrangement having the economic effect of any of the foregoing other than (A) any such transactions between Tempranillo and one or more of its wholly owned Subsidiaries or (B) borrowings incurred in the ordinary course of business consistent with past practice (including any borrowings in respect of letters of credit in connection with the financing of ordinary course trade payables) that do not, at any time, exceed $25,000,000, in the aggregate;
(viii) grant or suffer to exist any Liens on any properties or assets of Tempranillo or any of its Subsidiaries that are material to Tempranillo and its Subsidiaries, taken as a whole, other than Permitted Tempranillo Liens;
(ix) make any material capital investment in or material loan or advance to, or forgive any material loan to, any other Person except for (A) loans, capital contributions, advances or investments between Tempranillo and any wholly owned Subsidiary thereof or between wholly owned Subsidiaries of Tempranillo and (B) advances to employees and consultants for travel and other business-related expenses in the ordinary course of business consistent with past practice and in compliance with Tempranillo’s policies related thereto;
(x) other than in the ordinary course of business consistent with past practice and other than with respect to Tempranillo Intellectual Property (which shall be subject to and governed by Section 7.01(b)(xvi)), sell, lease, sublease, sell and lease back, license, sublicense, abandon, waive, relinquish, transfer, pledge, abandon, assign, swap, mortgage, hypothecate or otherwise dispose of any of the material assets, properties or rights of Tempranillo or any of its Subsidiaries;
(xi) purchase or acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), (A) any corporation, partnership, other business organization or division thereof or any other business or all or substantially all of the assets of any Person (other than reorganizations solely among wholly owned Subsidiaries of Tempranillo) or (B) any assets, real property, securities, properties, interests or businesses from any Person (except for a wholly owned Subsidiary of Tempranillo), in each case, other than acquisitions of (x) assets, securities or property in the ordinary course of business consistent with past practice in an amount not to exceed $50,000,000 in the aggregate for all such acquisitions or (y) raw materials, supplies, equipment, inventory and third-party Software in the ordinary course of business consistent with past practice;

(xii) enter into a new line of business or abandon or discontinue any existing line of business;
(xiii) settle, pay, discharge or satisfy any Proceeding (or agree to do any of the foregoing), other than any settlement, payment, discharge or satisfaction that (A) does not relate to any Transaction Litigation (with respect to which any settlements, releases, waivers or compromises shall be subject to Section 8.08) and (B) (1) either (x) results solely in a monetary obligation involving only the payment of monies by Tempranillo or its Subsidiaries of not more than $10,000,000, individually or in the aggregate for all such Proceedings (excluding any settlements made under the following clause (y)), or (y) results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, Tempranillo or any of its Subsidiaries and the payment of monies by Tempranillo and its Subsidiaries that are not more than $10,000,000, individually or in the aggregate (not funded by an indemnity obligation or through insurance policies) and (2) does not involve any admission of guilt or impose any material restrictions or material limitations upon the operations or business of or other conduct remedy or injunctive relief applicable to Tempranillo or any of its Subsidiaries, whether before, on or after the Effective Time;
(xiv) except as required by Applicable Law, expressly required or permitted by this Agreement or required by the terms of any Tempranillo Employee Plan as in effect as of the date of this Agreement, (A) increase the compensation payable by Tempranillo or any of its Subsidiaries to directors, officers, employees, consultants or independent contractors, other than increases in annual base salaries or base wages with respect to Tempranillo Employees who are not directors or executive officers in the ordinary course of business consistent with past practice (including with respect to amounts and timing), (B) establish, adopt, enter into, amend, terminate or take any action to accelerate rights under any Tempranillo Employee Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Tempranillo Employee Plan if it were in existence as of the date of this Agreement, other than amendments made to Tempranillo Employee Plans in the ordinary course of business consistent with past practice that do not materially increase costs, (C) grant or amend any equity or equity-based awards except as required by existing Tempranillo Stock Plans, (D) hire any officer, employee, independent contractor or consultant, other than in the ordinary course of business consistent with past practice or (E) terminate the employment or services (other than for cause) of any officer, employee, independent contractor or consultant, other than in the ordinary course of business consistent with past practice for Tempranillo Employees who are not directors or executive officers;
(xv) become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;
(xvi) other than in the ordinary course of business consistent with past practice, sell, license, sublicense, abandon, fail to maintain, allow to lapse, assign, transfer, amend, cancel, create any Lien on (other than Permitted Tempranillo Liens), waive, grant a covenant not to sue with respect to, or otherwise grant or modify any rights under any material Tempranillo Owned IP or material Exclusively Licensed IP of Tempranillo;
(xvii) make, rescind or change any material Tax election, settle or compromise any claim relating to a material amount of Taxes, waive or extend the statute of limitations in respect of a material amount of Taxes, enter into any closing agreement within the meaning of Section 7121 of the Code (or any analogous provision of state, local or non-U.S. law) with respect to a material amount of Taxes, amend any Tax Return relating to a material amount of Taxes or make any material change in any of the methods, principles or practices used by it for Tax accounting except as required by Applicable Law, surrender any right to claim a material Tax refund (including any such refund to the extent it is used to offset or otherwise reduce Tax liability) or enter into any Tax sharing agreements or similar arrangements, including Tax indemnity arrangements (other than commercial agreements or arrangements not primarily related to Taxes and entered into in the ordinary course of business consistent with past practice);

(xviii) enter into any material transaction or Contract with any Affiliate, holder of five percent (5%) or more of the Shares, director or executive officer of Tempranillo or any of its Subsidiaries or enter into any other material transaction or Contract with any other Person that would be required to be reported by Tempranillo pursuant to Item 404 of Regulation S-K under the Exchange Act;
(xix) take any action or fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or
(xx) authorize any of, or agree or commit to take, any of the actions described in the foregoing clauses (i) through (xix) of this Section 7.01(b).
Section 7.02. Tempranillo Takeover Proposals; Tempranillo Adverse Recommendation Change.
(a) Except as expressly permitted by this Section 7.02, during the Pre-Closing Period, Tempranillo shall not, and shall cause its Subsidiaries and Tempranillo’s and each of its Subsidiary’s respective directors, officers and employees not to, and shall not authorize or permit its other Representatives to, and shall direct and use its reasonable best efforts to cause each of its Subsidiaries and Representatives not to, directly or indirectly (i) initiate, solicit, propose, induce or knowingly encourage or facilitate the making of any Tempranillo Takeover Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to a Tempranillo Takeover Proposal, (ii) other than informing Third Parties of the existence of the provisions contained in this Section 7.02, enter into, engage in, continue or otherwise participate in negotiations or discussions with, or furnish any non-public information (or access thereto) concerning Tempranillo or any of its Subsidiaries to, any Third Party in connection with, or for the purpose of knowingly encouraging or facilitating, or otherwise cooperate in any way with any Third Party (or any Representative thereof) with respect to, a Tempranillo Takeover Proposal, (iii) except as set forth below with respect to a confidentiality agreement in accordance with Section 7.02(b), recommend or enter into any Contract, letter of intent, acquisition agreement, agreement in principle, memorandum of understanding, option agreement, joint venture agreement, partnership agreement or other agreement with respect to any Tempranillo Takeover Proposal or (iv) approve, authorize, agree or publicly announce an intention to do any of the foregoing. Upon the execution and delivery of this Agreement, Tempranillo and its Subsidiaries shall, and shall direct their respective Representatives to, (A) immediately cease and cause to be terminated, and shall not authorize or knowingly permit any Representative to continue, any solicitation and any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Tempranillo Takeover Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, a Tempranillo Takeover Proposal, (B) promptly, and in any event within one (1) Business Day of the date of this Agreement, request that each Person and its Representatives (other than Tempranillo and its Representatives) that has, prior to the execution and delivery of this Agreement, executed a confidentiality agreement or otherwise received non-public information about Tempranillo from, or on behalf of, Tempranillo, in each case, in connection with such Person’s consideration of a Tempranillo Takeover Transaction, to promptly return or destroy all non-public information furnished to such Person by or on behalf of Tempranillo or any of its Subsidiaries prior to the date of this Agreement and (C) immediately terminate access by any Third Party to any physical or electronic data room relating to any potential Tempranillo Takeover Transaction. Tempranillo shall not modify, amend or terminate, or waive, release or assign, any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which Tempranillo or any of its Subsidiaries is a party relating to any Tempranillo Takeover Proposal and shall enforce the provisions of any such agreement; provided that Tempranillo shall be permitted on a confidential non-public basis to release or waive any explicit or implicit standstill obligations solely to the extent necessary to permit the relevant party thereto to submit a Tempranillo Takeover Proposal to the Tempranillo Board on a confidential non-public basis and solely to the extent the Tempranillo Board determines in good faith that the failure to do so would be inconsistent with the Tempranillo Board’s fiduciary duties under Applicable Law. Tempranillo shall provide written notice to Lafite of the waiver or release of any standstill by Tempranillo within twenty-four (24) hours of such waiver or release, including disclosure of the identities of the parties thereto and circumstances relating thereto. Without limiting the generality of the foregoing, it is understood that any breach of the restrictions set forth in this

Section 7.02(a) by any Representative of Tempranillo (solely for this purpose as if the restrictions on Tempranillo set forth in this Section 7.02(a) applied directly to such Representatives) shall be deemed to constitute a breach of this Section 7.02(a) by Tempranillo.
(b) Notwithstanding anything to the contrary contained in this Agreement, if prior to the receipt of the Requisite Tempranillo Vote Tempranillo receives a bona fide written unsolicited Tempranillo Takeover Proposal (which Tempranillo Takeover Proposal was made after the date of this Agreement and did not result from a breach of this Section 7.02), and the Tempranillo Board determines in good faith, after consultation on a confidential basis with outside legal counsel and a financial advisor of national reputation, that such Tempranillo Takeover Proposal constitutes, or would reasonably be expected to lead to, a Tempranillo Superior Proposal, then Tempranillo and its Representatives may, in each case subject to compliance with Section 7.02(e) and the other provisions of this Agreement: (i) furnish any information with respect to Tempranillo and its Subsidiaries to the Third Party making such Tempranillo Takeover Proposal (and its Representatives and financing sources); provided that (A) prior to furnishing any such information, Tempranillo receives from such Third Party an executed confidentiality agreement (1) containing terms that are, in the aggregate, no less restrictive of the Third Party that is party to such agreement and its Affiliates and Representatives than the terms set forth in the Confidentiality Agreement are to Lafite and its Affiliates and Representatives, provided that such confidentiality agreement need not contain a “standstill” provision or other provisions having a similar effect, and (2) that does not restrict, in any manner, Tempranillo’s ability to consummate the Transactions or to comply with its disclosure obligations to Lafite pursuant to this Agreement, and (B) any such non-public information so furnished has been previously provided or Made Available to Lafite or is concurrently provided or Made Available (including through the Tempranillo Data Room) to Lafite or (ii) participate or engage in negotiations or discussions with, and only with, the Third Party making such Tempranillo Takeover Proposal and its Representatives regarding such Tempranillo Takeover Proposal. Without limiting the generality of the foregoing, it is understood that any breach of the restrictions on Tempranillo set forth in the preceding sentence by any Representative of Tempranillo (solely for this purpose as if the restrictions on Tempranillo set forth in this Section 7.02(b) applied directly to such Representatives) shall be deemed to constitute a breach of this Section 7.02(b) by Tempranillo.
(c) Except as set forth in this Section 7.02 (including Section 7.02(d), (e) and (g)), neither the Tempranillo Board nor any committee thereof shall (or resolve or agree to) (i) (A) withhold or withdraw (or modify, amend or qualify in a manner adverse to Lafite), or propose publicly to withhold or withdraw (or modify, amend or qualify in a manner adverse to Lafite), the Tempranillo Board Recommendation (or the recommendation or declaration of advisability by any such committee of this Agreement, the Tempranillo Charter Amendment or the Share Issuance), (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Tempranillo Takeover Proposal, (C) fail to include the Tempranillo Board Recommendation in the Joint Proxy Statement/Prospectus when disseminated to Tempranillo’s stockholders or (D) resolve or agree to take any of the actions described in clauses (A)–(C) (any action described in this clause (i) being referred to as a “Tempranillo Adverse Recommendation Change”) or (ii) approve, recommend, declare advisable or cause or permit Tempranillo to enter into any Contract, letter of intent, acquisition agreement, agreement in principle, memorandum of understanding, option agreement, joint venture agreement, partnership agreement or other agreement constituting or with respect to, or which is intended to or would reasonably be expected to lead to, any Tempranillo Takeover Proposal, other than a confidentiality agreement in accordance with Section 7.02(b) (an “Alternative Tempranillo Acquisition Agreement”).
(d) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the receipt of the Requisite Tempranillo Vote, the Tempranillo Board may make a Tempranillo Adverse Recommendation Change in response to a Tempranillo Intervening Event if the Tempranillo Board determines in good faith, after consultation with its outside legal counsel and a financial advisor of national reputation, that the failure to do so would be inconsistent with the Tempranillo Board’s fiduciary duties under Applicable Law, only if all of the following conditions are satisfied:
(i) Tempranillo shall have first provided Lafite an Intervening Event Notice at least five (5) Business Days in advance advising Lafite that Tempranillo intends to make a Tempranillo Adverse

Recommendation Change (it being understood and hereby agreed that the delivery and receipt of any such Intervening Event Notice shall not, in and of itself, be deemed to be a Tempranillo Adverse Recommendation Change) and specifying, in reasonable detail, the Tempranillo Intervening Event;
(ii) during the applicable Intervening Event Notice Period (or any mutually agreed extension or continuation thereof), Tempranillo and its Representatives shall negotiate in good faith with Lafite and its officers, directors and Representatives regarding any changes to the terms of this Agreement and any other proposals made by Lafite so that a failure to effect a Tempranillo Adverse Recommendation Change in response to such Tempranillo Intervening Event would no longer be inconsistent with the Tempranillo Board’s fiduciary duties under Applicable Law;
(iii) Lafite does not make, within the applicable Intervening Event Notice Period (or any extension or continuation thereof) after the receipt of such notice, a proposal that would, in the good faith judgment of the Tempranillo Board (after consultation with outside legal counsel and a financial advisor of national reputation), cause the failure to effect a Tempranillo Adverse Recommendation Change in response to such Tempranillo Intervening Event to no longer be inconsistent with the Tempranillo Board’s fiduciary duties under Applicable Law (it being understood and agreed that any material change in any event, occurrence or facts relating to such Tempranillo Intervening Event shall require a new Intervening Event Notice with a new Intervening Event Notice Period ending on the earlier of (x) the day that is three (3) Business Days after such material change and (y) the day that is ten (10) days prior to the Tempranillo Stockholders Meeting); and
(iv) following the Intervening Event Notice Period, the Tempranillo Board shall have determined in good faith (after consultation with its outside legal counsel and a financial advisor of national reputation) that the failure to effect a Tempranillo Adverse Recommendation Change in response to such Tempranillo Intervening Event continues to be inconsistent with the Tempranillo Board’s fiduciary duties under Applicable Law.
(e) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the receipt of the Requisite Tempranillo Vote if, in response to a bona fide unsolicited written Tempranillo Takeover Proposal made by a Third Party after the date of this Agreement which does not arise from a breach of this Section 7.02 and has not been withdrawn, the Tempranillo Board determines in good faith (after consultation with its outside legal counsel and a financial advisor of national reputation) that (1) such Tempranillo Takeover Proposal constitutes a Tempranillo Superior Proposal and (2) the failure to make a Tempranillo Adverse Recommendation Change would be inconsistent with the Tempranillo Board’s fiduciary duties under Applicable Law, then the Tempranillo Board may make a Tempranillo Adverse Recommendation Change, only if, in either such case, all of the following conditions are satisfied:
(i) Tempranillo shall have first provided to Lafite a Superior Proposal Notice at least five (5) Business Days in advance advising Lafite that the Tempranillo Board is prepared to effect a Tempranillo Adverse Recommendation Change in response to a Tempranillo Superior Proposal (and specifying, in reasonable detail, the material terms and conditions of any such Tempranillo Superior Proposal, including the identity of the Third Party making any such Tempranillo Superior Proposal) (it being understood and hereby agreed that the delivery and receipt of any such Superior Proposal Notice shall not, in and of itself, be deemed to be a Lafite Adverse Recommendation Change) and providing Lafite with a complete copy of any written request, proposal or offer, including any proposed Alternative Tempranillo Acquisition Agreement (and all schedules, appendices, exhibits and other attachments relating thereto), and any other documents containing the material terms of such Tempranillo Superior Proposal;
(ii) during the applicable Superior Proposal Notice Period (or any extension or continuation thereof), prior to its effecting a Tempranillo Adverse Recommendation Change, Tempranillo and its Representatives shall negotiate in good faith with Lafite and its officers, directors and Representatives regarding changes to the terms of this Agreement and any other proposals made by Lafite intended by Lafite to cause such Tempranillo Takeover Proposal to no longer constitute a Tempranillo Superior Proposal;
(iii) Lafite does not make, within the applicable Superior Proposal Notice Period (or any mutually agreed extension or continuation thereof) after the receipt of such notice, a proposal that would, in the good faith judgment of the Tempranillo Board (after consultation with its outside legal counsel and a financial advisor of national reputation), cause the offer previously constituting a Tempranillo Superior Proposal to no longer constitute a Tempranillo Superior Proposal (it being understood and agreed that any amendment or modification of such Tempranillo Superior Proposal shall require a new Superior Proposal Notice with a new Superior Proposal Notice Period of three (3) Business Days);
(iv) following the Superior Proposal Notice Period, the Tempranillo Board shall have determined in good faith (after consultation with its outside legal counsel and a financial advisor of national reputation) that, in light of such Tempranillo Superior Proposal and taking into account any revised terms proposed by Lafite, (x) such Tempranillo Takeover Proposal continues to constitute a Tempranillo Superior Proposal, and (y) the failure to make the Tempranillo Adverse Recommendation Change would continue to be inconsistent with the Tempranillo Board’s fiduciary duties under Applicable Law.
(f) In addition to the obligations of Tempranillo set forth in paragraphs (a), (b), (c), (d) and (e) of this Section 7.02, Tempranillo shall, as promptly as practicable and in any event within twenty-four (24) hours following the receipt or delivery thereof, advise Lafite orally and in writing of (i) any Tempranillo Takeover Proposal or any request for information or inquiry that contemplates or that would reasonably be expected to lead to a Tempranillo Takeover Proposal and (ii) the terms and conditions of such Tempranillo Takeover Proposal, request or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the Person making any such Tempranillo Takeover Proposal, request or inquiry. Commencing upon the provision of any notice referred to above, Tempranillo (or its outside counsel) shall (A) keep Lafite (or its outside counsel) reasonably informed on a reasonably current basis regarding the status and terms of discussions and negotiations relating to any such Tempranillo Takeover Proposal, request or inquiry and (B) Tempranillo shall, as promptly as practicable (and in any event within twenty-four (24) hours following the receipt or delivery thereof), provide Lafite (or its outside legal counsel) with unredacted copies of all writings or media (whether or not electronic) containing any terms or conditions of any proposals or proposed transaction agreements (including any drafts thereof and all schedules and exhibits thereto) relating to any Tempranillo Takeover Proposal.
(g) Nothing contained in this Agreement shall prohibit Tempranillo or the Tempranillo Board, directly or indirectly, through their respective Representatives, from (i) taking and disclosing to the stockholders of Tempranillo any position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of Tempranillo that the Tempranillo Board has determined in its good faith judgment (after consultation with its outside legal counsel) is required by Applicable Law; provided that this Section 7.02(g) shall not be deemed to permit the Tempranillo Board to make a Tempranillo Adverse Recommendation Change except to the extent permitted by Section 7.02(d)-(e).
(h) Notwithstanding (i) any Tempranillo Adverse Recommendation Change, (ii) the making of any Tempranillo Takeover Proposal or (iii) anything in this Agreement to the contrary, until the termination of this Agreement, (x) in no event may Tempranillo or any of its Subsidiaries (A) enter into any Contract, agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to a Tempranillo Takeover Proposal (other than a confidentiality agreement in accordance with Section 7.02(b)), (B) except as required by Applicable Law, make, facilitate or provide information in connection with any SEC or other filings in connection with the transactions contemplated by any Tempranillo Takeover Proposal or (C) seek any consents in connection with the transactions contemplated by any Tempranillo Takeover Proposal and (y) Tempranillo shall otherwise remain subject to all of its obligations under this Agreement, including, for the avoidance of doubt, the obligation to hold the Tempranillo Stockholders Meeting.
Section 7.03. Employee Benefit Plan Matters.
(a) From and after the Effective Time, Tempranillo shall honor, and shall cause the Surviving Corporation to honor all Lafite Employee Plans in effect immediately before the Effective Time that by their terms provide a contractual entitlement to any employee or service provider party to or participating in such arrangements. Notwithstanding the foregoing, nothing herein, other than Section 7.03(b) and the terms of such arrangements, including the contractual rights of such participants, shall prevent Tempranillo from amending or terminating any Lafite Employee Plan or providing compensation or benefits in its discretion.
(b) For a period of one (1) year following the Effective Time, Tempranillo shall provide, or shall cause to be provided, to each Continuing Employee who remains employed with the Surviving Corporation or any Subsidiary of the Surviving Corporation (i) base salary and base wages and short-term cash incentive compensation opportunities that are, in each case, no less favorable than those in effect for such Continuing Employee as of immediately prior to the Effective Time, and (ii) other employee compensation and benefits(excluding long-term incentive, equity and equity-based compensation and deferred compensation) that, in each case, are substantially similar to the employee compensation and benefits provided to such Continuing Employee by Lafite or any of its Subsidiaries immediately prior to the Effective Time.
(c) From and after the Closing Date, with respect to Continuing Employees, Tempranillo shall cause the service of each such Continuing Employee with Lafite and its Subsidiaries prior to the Closing Date to be recognized for purposes of eligibility to participate, levels of benefits, benefit accruals (but not for benefit accruals or participation eligibility under any defined benefit pension plan or plan providing post-retirement medical benefits, subsidized early retirement benefits, or any other similar benefits) and vesting under each Tempranillo Employee Plan in which any Continuing Employee is or becomes eligible to participate, but solely to the extent that service was credited to such Continuing Employee for such purposes under a comparable Lafite Employee Plan immediately prior to the Closing Date and to the extent that such credit would not result in a duplication of benefits.
(d) From and after the Closing Date, with respect to each Tempranillo Employee Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA in which any Continuing Employee is or becomes eligible to participate, Tempranillo shall use its reasonable best efforts to cause each such Tempranillo Employee Plan to waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Tempranillo Employee Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Lafite Employee Plan in which such Continuing Employee was a participant immediately prior to his or her commencement of participation in such Tempranillo Employee Plan.
(e) Tempranillo, Lafite and the Surviving Corporation acknowledge and agree that all provisions contained in this Section 7.03 are included for the sole benefit of the respective parties to this Agreement and shall not create any right in any other Person, including any Lafite Employee, any participant in any Lafite Employee Plan or Tempranillo Employee Plan or any beneficiary thereof or any right to continued employment with Tempranillo, Lafite, the Surviving Corporation or any of their Affiliates. Nothing in this Section 7.03 shall be deemed to amend any Lafite Employee Plan, any Tempranillo Employee Plan or to require Tempranillo, the Surviving Corporation or any of their Affiliates to permit any Person to participate in any particular benefit plan sponsored or maintained by Tempranillo or any of its Affiliates, or to continue or amend any particular benefit plan, before or after the consummation of the Transactions, and any such plan may be amended or terminated in accordance with its terms and Applicable Law.
Section 7.04. Obligations of Tempranillo. Tempranillo shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions, including the Merger, on the terms and conditions set forth in this Agreement. Tempranillo, in its capacity as the sole stockholder of Merger Sub, shall approve and adopt this Agreement by written consent immediately following its execution.
Section 7.05. Director and Officer Liability.
(a) From and after the Effective Time, each of Tempranillo and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless each Indemnified Party against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director or manager of Lafite or any of its Subsidiaries or, while a director, manager or officer of Lafite or any of its Subsidiaries, is or was serving at the request of Lafite or one of its

Subsidiaries as an officer, director or manager of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Lafite would have been permitted to do so by law. Each Indemnified Party will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Tempranillo and the Surviving Corporation within 90 days of receipt by Tempranillo or the Surviving Corporation from the Indemnified Party of a request therefor; provided that any Indemnified Party to whom expenses are to be advanced provides prior to any receipt of such advances an undertaking, to the extent required by the DGCL or other applicable law, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party is not entitled to indemnification under applicable law. Without limiting the foregoing or any other provision of this Section 7.05, Tempranillo agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of Lafite and its Subsidiaries as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of Lafite as in effect on the date of this Agreement and set forth in Section 7.05 of the Lafite Disclosure Letter shall be assumed by Tempranillo and the Surviving Corporation in the Merger, jointly and severally, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms.
(b) From the Effective Time through the six (6)-year anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation shall contain, and the Tempranillo shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Lafite and its Subsidiaries than are set forth in the certificate of incorporation and bylaws of Lafite as in effect on the date of this Agreement.
(c) Tempranillo shall obtain, or cause to be obtained, as of the Effective Time, a “tail” insurance policy reasonably acceptable to Lafite, with a claims period of six (6) years from the Effective Time with respect to directors’ and officers’ liability insurance covering each person currently covered by Lafite’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms that are no less favorable than those of such policy of Lafite in effect on the date of this Agreement (a “Tail Policy”), which insurance shall, prior to the Closing, be in effect and prepaid for such six (6)-year period; provided that in no event shall Tempranillo or the Surviving Corporation be required to pay, with respect to the entire six (6)-year period following the Effective Time, premiums for insurance under this Section 7.05(c) which in the aggregate exceed 300% of the aggregate premiums paid by Lafite for the period in its most recent fiscal year for such purpose (the “Maximum Premium”); provided further that Tempranillo shall nevertheless be obligated to provide such coverage, with respect to the entire six (6)-year period following the Effective Time, as may be obtained for the Maximum Premium (including in the event any existing insurance expires, is terminated or canceled during such six (6)-year period).
(d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, then, and in each such case, Tempranillo shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.05.
(e) The provisions of this Section 7.05 (i) are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.
Section 7.06. Access to Information.
(a) Upon reasonable notice to Tempranillo, Tempranillo and its Subsidiaries shall, and shall cause their respective officers, directors, employees and other Representatives to, afford Lafite’s officers and other authorized Representatives access as requested by Lafite, during normal business hours throughout the Pre-Closing Period, to their respective Representatives, officers, employees, properties, assets, facilities, books, Contracts, Permits, records (including Tax Returns), reports, correspondence and any other documents and information of Tempranillo and its Subsidiaries (whether in physical or electronic form) and shall furnish Lafite all financial, operating and other data and information, in each case, as Lafite through its officers, employees or other Representatives, may reasonably request; provided however, that notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Tempranillo and its Subsidiaries shall not be required to create any financial, operating or other data and information, or any business plans, forecasts, projections or other similar analyses, that Tempranillo does not prepare in the ordinary course of its business outside the context of this Agreement and the Transactions. Notwithstanding the foregoing, neither Tempranillo nor any of its Subsidiaries shall be required to disclose any information to Lafite to the extent Tempranillo determines, in its good faith judgment, such disclosure (i) would jeopardize the attorney-client privilege or work product protection, (ii) would reasonably be expected to result in a loss of Trade Secret protection, or (iii) would contravene or violate any Applicable Law; provided that Tempranillo shall use its reasonable best efforts (A) to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege or (B) to develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Lafite and Tempranillo. With respect to all information provided to Lafite or any of its Representatives by Tempranillo or any of its Representatives in connection with this Agreement and the consummation of the Transactions (including any information disclosed pursuant to this Section 7.06) Lafite shall comply with and shall instruct its Representatives to comply with, all of its obligations under the Confidentiality Agreement.
(b) No information or knowledge obtained by Lafite pursuant to Section 7.02, this Section 7.06 or otherwise shall affect or be deemed to affect or modify any representation, warranty, covenant or agreement contained in this Agreement, the conditions to the obligations of the parties to consummate the Transactions, including the Merger, in accordance with the terms and provisions of this Agreement or otherwise prejudice in any way the rights and remedies of Lafite hereunder, nor shall any such information, knowledge or investigation be deemed to affect or modify Lafite’s reliance on the representations, warranties, covenants and agreements made by Tempranillo in this Agreement.
Section 7.07. Filing of Form S-8; Listing of Additional Shares. Tempranillo shall file no later than five (5) days after the Closing Date, a registration statement on Form S-8 (or any successor form) with respect to the Tempranillo Common Stock issuable with respect to Lafite Stock Options, Lafite Restricted Stock, Lafite RSUs and Lafite PSUs pursuant to Section 2.06(a), Section 2.06(b), Section 2.06(c) or Section 2.06(d), as applicable, and shall use its commercially best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Lafite Stock Options, Lafite Restricted Stock, Lafite RSUs and Lafite PSUs remain outstanding. Tempranillo shall at times ensure that there will remain a sufficient number of unissued shares of Tempranillo Common Stock to meet its share issuance and settlement obligations in connection with Lafite Stock Options, Lafite Restricted Stock, Lafite RSUs and Lafite PSUs. Tempranillo shall take all action reasonably necessary to cause the shares of Tempranillo Common Stock to be issuable with respect to the Lafite Stock Options, Lafite Restricted Stock, Lafite RSUs and Lafite PSUs, to be approved for listing on the NYSE at or prior to the Effective Time.
ARTICLE 8

COVENANTS OF LAFITE AND TEMPRANILLO
Section 8.01. State Takeover Laws. If any “control share acquisition,” “business combination,” “fair price,” “moratorium” or other anti-takeover Applicable Law may become or is deemed or purports to be applicable to any Transaction, then each of Lafite, Tempranillo, Merger Sub and their respective boards of directors shall take all such actions necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Applicable Law (or, in the case of Section 203 of the DGCL, the restrictions on business combinations provided therein) inapplicable to, or to minimize the effects of the foregoing on, the Transactions.
Section 8.02. Reasonable Best Efforts.
(a) Subject to the terms and conditions of this Agreement, including the last sentence of Section 8.02(d), Lafite and Tempranillo shall (and shall cause their respective Subsidiaries to) each use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under Applicable Law to (i) obtain all necessary actions, waivers, registrations, permits, authorizations, orders, consents and approvals from Governmental Authorities, the expiry or early termination of any applicable waiting periods, and make all necessary registrations and filings (including filings with Governmental Authorities, if any) and take all steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, in order to consummate the Transactions as promptly as practicable and in any event prior to the End Date and (ii) deliver required notices or any necessary additional instruments to, and obtain required consents, waivers or any additional instruments necessary from, Third Parties in order to consummate the Transactions as promptly as practicable and in any event prior to the End Date.
(b) In furtherance and not in limitation of the undertakings pursuant to this Section 8.02, each of Tempranillo and Lafite shall (i) prepare and file any notification and report forms and related material required under the HSR Act and any other applicable Antitrust Laws with respect to the Transactions (if any), and any additional filings or notifications and related material that are necessary, proper or advisable to permit consummation of the Transactions, as promptly as reasonably practicable (but in no event later than ten (10) Business Days from the date of this Agreement for the filing of the notification and report forms and related material required under the HSR Act), (ii) provide or cause to be provided as promptly as reasonably practicable any information and documentary material that may be requested by the DOJ or FTC under the HSR Act or by other Governmental Authorities under applicable Antitrust Laws (if any) and (iii) promptly take such actions as are necessary or advisable to obtain prompt expiration or termination of any applicable waiting period or other approval of consummation of the Transactions by the DOJ or FTC or other applicable Governmental Authorities.
(c) Subject to Applicable Law and the requirements of applicable Governmental Authorities, Lafite and Tempranillo and their respective counsel shall, in connection with efforts referenced in Section 8.02(a) and Section 8.02(b), (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private person, (ii) to the extent legally permissible, have the right to review in advance, and each shall consult the other on, any material filing made with, or written materials to be submitted to, any Governmental Authority in connection with the Transactions and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, (iii) promptly inform each other of any material communication (or any other material correspondence or memoranda) received from, or given to, the DOJ or the FTC or any other applicable Governmental Authority and (iv) where legally permissible, promptly furnish each other with copies of all correspondence, filings and written communications between them or their Subsidiaries or Affiliates, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the Transactions. In furtherance of the foregoing and subject to Applicable Law and the requirements of Governmental Authorities, Lafite and Tempranillo shall (with respect to any in-person discussion or meeting, remote video meeting or substantive telephonic discussion or meeting), and (with respect to any other telephonic discussion or meeting), provide the other party and its counsel with advance notice of and the opportunity to participate in any material discussion or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the Transactions. Lafite and Tempranillo may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 8.02 as “Antitrust Counsel Only Material.” Notwithstanding anything to the contrary in this Section 8.02, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of Lafite and its Subsidiaries and as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.
(d) In furtherance of the undertakings of Tempranillo pursuant to Section 8.02(a) and Section 8.02(b), Tempranillo and Lafite (if requested by Tempranillo), along with their respective Subsidiaries, shall use their reasonable best efforts to obtain clearance under any applicable Antitrust Laws so as to enable the parties hereto to consummate the Transactions as promptly as practicable, and in any event prior to the End Date, which shall include using reasonable best efforts to propose, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition, license or other disposition of such of its and its Subsidiaries’ assets, properties or businesses or of the assets, properties or businesses to be acquired by Tempranillo pursuant hereto, and enter into such other arrangements, as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any Proceeding by a Governmental Authority or any other Person under Antitrust Laws that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions. Lafite shall not, unless requested to do so by Tempranillo, commit to or effect any action contemplated in the immediately preceding sentence. Notwithstanding the foregoing provisions of this Section 8.02(d) or any other provision of this Agreement, in no event shall Tempranillo or any of its Subsidiaries be required to take or agree to (nor shall Lafite or any of its Subsidiaries be permitted to take or agree to unless Tempranillo so directs them (and they shall, if Tempranillo so directs, take or agree to, so long as such agreements are conditioned upon the Closing)) any action, concession or undertaking (i) unless such action, concession or undertaking is conditioned on the Closing or (ii) to the extent it would constitute or result in, or would reasonably be expected to constitute or result in, individually or in the aggregate, a Substantial Detriment.
(e) Notwithstanding the foregoing provision of Section 8.02(d) or any other provision of this Agreement, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the Transactions hereby in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the Transactions, each of Lafite and Tempranillo shall use its reasonable best efforts necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement unless, by mutual agreement, Lafite and Tempranillo decide that litigation is not in their respective best interests. Each of Lafite or any of its Subsidiaries or Tempranillo or any of its Subsidiaries, or their respective Affiliates shall not acquire (whether via merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any assets of or any equity in any other Person or any business or division thereof, or take any other action, if that action, acquisition or agreement would reasonably be expected to (i) materially increase the risk of not obtaining approval under the Antitrust Laws or the expiration or termination of any waiting period in connection with the Antitrust Laws; (ii) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated by this Agreement, or materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iii) prevent or materially delay (A) receipt of approval under the Antitrust Laws or (B) the Registration Statement being declared effective.
(f) Each of Lafite and Tempranillo shall consult with the other party and consider in good faith the views of the other party with respect to the appropriate strategy relating to any matters relating to the Antitrust Laws, including with respect to any filings, notifications, submissions and communications with or to any Governmental Authority and the nature and timing of any divestitures or other remedial undertakings made for purposes of securing any required approvals under the Antitrust Laws; provided that, notwithstanding any other provisions of this Agreement to the contrary, Tempranillo shall, on behalf of the parties, control and direct all aspects of the parties’ efforts with respect to the HSR Act and other applicable Antitrust Laws with respect to the Transactions, including having principal responsibility for devising, implementing, and making the final determination as to such appropriate strategy, and shall have the right, in its sole discretion, to determine the nature and timing of any such divestitures or other remedial undertakings to the extent any such divestitures or other remedial undertakings would be conditioned upon and only be effective after the Closing. Lafite shall cooperate in good faith with Tempranillo and Merger Sub in the parties’ efforts to obtain any clearance, approval, waiver or expiry or early termination of any applicable waiting periods with respect to any Antitrust Laws. Notwithstanding the foregoing provisions this Section 8.02(f) or any other provision of this Agreement, Tempranillo shall not pull and re-file any notice under the HSR Act, without the express prior approval of Lafite.
Section 8.03. Certain Filings; SEC Matters.
(a) As promptly as practicable following the date of this Agreement and in any event prior to August 31, 2020, (i) Lafite and Tempranillo shall jointly prepare and file with the SEC a proxy statement relating to the Lafite Stockholders Meeting and the Tempranillo Stockholders Meeting (together with all amendments and supplements thereto, the “Joint Proxy Statement/Prospectus”) in preliminary form, and (ii) Tempranillo shall prepare and file with the SEC a Registration Statement on Form S-4 which shall include the Joint Proxy Statement/Prospectus (together with all amendments and supplements thereto, the

“Registration Statement”) relating to the registration of the shares of Tempranillo Common Stock to be issued to the stockholders of Lafite pursuant to the Share Issuance. The Joint Proxy Statement/Prospectus and Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Securities Exchange Act and other Applicable Laws.
(b) Each of Lafite and Tempranillo shall use its reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC as promptly as practicable after its filing, and Tempranillo shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after its filing and keep the Registration Statement effective for so long as necessary to consummate the Merger. Each of Lafite and Tempranillo shall, as promptly as practicable after the receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Joint Proxy Statement/Prospectus and the Registration Statement received by such party from the SEC, including any request from the SEC for amendments or supplements to the Joint Proxy Statement/Prospectus and the Registration Statement, and shall provide the other with copies of all material or substantive correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Notwithstanding the foregoing, prior to filing the Registration Statement or mailing the Joint Proxy Statement/Prospectus or responding to any comments of the SEC with respect thereto, each of Lafite and Tempranillo shall provide the other party and its counsel a reasonable opportunity to review such document or response (including the proposed final version of such document or response) and consider in good faith the comments of the other party in connection with any such document or response. None of Lafite, Tempranillo or their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Registration Statement or the Joint Proxy Statement/Prospectus unless it consults with the other party in advance and, to the extent permitted by the SEC, allows the other party to participate. Tempranillo shall advise Lafite, promptly after receipt of notice thereof, of the time of effectiveness of the Registration Statement, and the issuance of any stop order relating thereto or the suspension of the qualification of shares of Tempranillo Common Stock for offering or sale in any jurisdiction, and each of Lafite and Tempranillo shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of Lafite and Tempranillo shall use its reasonable best efforts to take any other action required to be taken by it under the Securities Act, the Securities Exchange Act, Delaware Law and the rules of the NYSE (solely in the case of Tempranillo) and Nasdaq (solely in the case of Lafite) in connection with the filing and distribution of the Joint Proxy Statement/Prospectus and the Registration Statement, and the solicitation of proxies from the stockholders of each of Lafite and Tempranillo thereunder. Subject to Section 6.02, the Joint Proxy Statement/Prospectus shall include the Lafite Board Recommendation, and, subject to Section 7.02, the Joint Proxy Statement/Prospectus shall include the Tempranillo Board Recommendation.
(c) Tempranillo shall use its reasonable best efforts to cause the shares of Tempranillo Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date. Tempranillo shall cause (and Lafite shall reasonably cooperate with Tempranillo to cause) Lafite’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time. Tempranillo shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement (provided that in no event shall Tempranillo be required to qualify to do business in any jurisdiction in which it is not now so qualified or file a general consent to service of process).
(d) Each of Lafite and Tempranillo shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable party) stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Lafite, Tempranillo or any of their respective Subsidiaries, to the SEC, the NYSE or Nasdaq in connection with the Transactions, including the Registration Statement and the Joint Proxy Statement/Prospectus. In addition, each of Lafite and Tempranillo shall use its reasonable best efforts to provide information concerning it necessary to enable Lafite and Tempranillo to prepare required pro forma financial statements and related footnotes in connection with the preparation of the Registration Statement and/or the Joint Proxy Statement/Prospectus.

(e) If at any time prior to the later of the receipt of the Requisite Lafite Vote and the receipt of the Requisite Tempranillo Vote, any information relating to Lafite or Tempranillo, or any of their respective Affiliates, officers or directors, should be discovered by Lafite or Tempranillo that should be set forth in an amendment or supplement to either of the Registration Statement or the Joint Proxy Statement/Prospectus, so that either of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and, to the extent required under Applicable Law, disseminated to the stockholders of each of Lafite and Tempranillo.
Section 8.04. Stockholders Meetings.
(a) Following the execution of this Agreement, Lafite shall, in consultation with Tempranillo, set a record date for the Lafite Stockholders Meeting, which record date shall be prior to the date of effectiveness of the Registration Statement, and commence a broker search pursuant to Section 14a-13 of the Securities Exchange Act in respect thereof at least twenty (20) Business Days prior thereto. As promptly as practicable following the effectiveness of the Registration Statement, Lafite shall, in consultation with Tempranillo, in accordance with Applicable Law and the Organizational Documents of Lafite, (i) duly call and give notice of the Lafite Stockholders Meeting, at which meeting Lafite shall seek the Requisite Lafite Vote, (ii) cause the Joint Proxy Statement/Prospectus (and all other proxy materials for the Lafite Stockholders Meeting) to be mailed to its stockholders and (iii) duly convene and hold the Lafite Stockholders Meeting. Subject to Section 6.02, Lafite shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Requisite Lafite Vote to be received at the Lafite Stockholders Meeting or any adjournment or postponement thereof, and shall comply with all legal requirements applicable to the Lafite Stockholders Meeting. Lafite shall not, without the prior written consent of Tempranillo, adjourn, postpone or otherwise delay the Lafite Stockholders Meeting; provided, however, that Lafite may postpone or adjourn the Lafite Stockholders Meeting to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Lafite Board has determined in good faith after consultation with outside counsel is necessary under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Lafite’s stockholders prior to the Lafite Stockholders Meeting. If, on the date of the Lafite Stockholders Meeting, (i) Tempranillo reasonably determines in good faith that Lafite has not received proxies representing a sufficient number of shares of Lafite Common Stock to obtain the Requisite Lafite Vote or (ii) there is no quorum at the Lafite Stockholders’ Meeting, Lafite shall at its election or upon the written request of Tempranillo adjourn the Lafite Stockholders Meeting until such date as shall be mutually agreed upon by Lafite and Tempranillo, which date shall be not less than five (5) days nor more than ten (10) days after the date of adjournment, and subject to the terms and conditions of this Agreement (including Section 6.02), shall continue to use its reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from stockholders relating to the Requisite Lafite Vote. Lafite shall be required to adjourn the Lafite Stockholders Meeting only one time pursuant to this Section 8.04(a).
(b) Following the execution of this Agreement, Tempranillo shall, in consultation with Lafite, set a record date for the Tempranillo Stockholders Meeting, which record date shall be prior to the date of effectiveness of the Registration Statement, and commence a broker search pursuant to Section 14a-13 of the Securities Exchange Act in respect thereof at least twenty (20) Business Days prior thereto. As promptly as practicable following the effectiveness of the Registration Statement, Tempranillo shall, in consultation with Lafite, in accordance with Applicable Law and the Organizational Documents of Tempranillo, (i) duly call and give notice of the Tempranillo Stockholders Meeting, at which meeting Tempranillo shall seek the Requisite Tempranillo Vote, (ii) cause the Joint Proxy Statement/Prospectus (and all other proxy materials for the Tempranillo Stockholders Meeting) to be mailed to its stockholders and (iii) duly convene and hold the Tempranillo Stockholders Meeting. Subject to Section 7.02, Tempranillo shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Requisite Tempranillo Vote to be received at the Tempranillo Stockholders Meeting or any adjournment or postponement thereof, and shall comply with all legal requirements applicable to the Tempranillo Stockholders Meeting. Tempranillo shall not, without the prior written consent of Lafite, adjourn, postpone or otherwise delay the Tempranillo Stockholders Meeting; provided, however, that Tempranillo may postpone or adjourn the Tempranillo Stockholders Meeting to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Tempranillo Board has determined in good faith after consultation with outside counsel is necessary under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Tempranillo’s stockholders prior to the Tempranillo Stockholders Meeting. If, on the date of the Tempranillo Stockholders Meeting, (i) Lafite reasonably determines in good faith that Tempranillo has not received proxies representing a sufficient number of shares of Tempranillo Common Stock to obtain the Requisite Tempranillo Vote or (ii) there is no quorum at the Tempranillo Stockholders Meeting, Tempranillo shall at its election or upon the written request of Lafite adjourn the Tempranillo Stockholders Meeting until such date as shall be mutually agreed upon by Lafite and Tempranillo, which date shall be not less than five (5) days nor more than ten (10) days after the date of adjournment, and subject to the terms and conditions of this Agreement (including Section 7.02), shall continue to use its reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from stockholders relating to the Requisite Tempranillo Vote. Tempranillo shall be required to adjourn the Tempranillo Stockholders Meeting only one time pursuant to this Section 8.04(b).
(c) Each of Lafite and Tempranillo shall coordinate with the other regarding the record date and the meeting date for the Lafite Stockholders Meeting and the Tempranillo Stockholders Meeting, it being the intention of Lafite and Tempranillo that the record date for each such meeting of stockholders shall be the same.
(d) Notwithstanding (i) any Lafite Adverse Recommendation Change or Tempranillo Adverse Recommendation Change, (ii) the public proposal or announcement or other submission to Lafite or any of its Representatives of a Lafite Takeover Proposal or the public proposal or announcement or other submission to Tempranillo or any of its Representatives of a Tempranillo Takeover Proposal or (iii) anything in this Agreement to the contrary, the obligations of Lafite and Tempranillo under Section 8.03 and this Section 8.04 shall continue in full force and effect.
Section 8.05. Public Announcements. The parties hereto agree that the initial press release to be issued with respect to the Transactions shall be in a form mutually agreed to by the parties hereto, and shall be issued as promptly as practicable following the execution of this Agreement. Tempranillo and Lafite shall consult with each other before issuing any other press release, or scheduling a press conference or conference call with investors or analysts, and shall use reasonable best efforts to consult with each other before making any other public statement, in each case, with respect to this Agreement or the Transactions, and shall not issue any such press release or make any such other public statement relating to this Agreement or the Transactions without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, except for any such release or announcement that Tempranillo or Lafite determines, after consultation with outside legal counsel, is required by Applicable Law or any listing agreement with or rule of any national or foreign securities exchange or association upon which the securities of Lafite or Tempranillo, as applicable, are listed, in which case the party required to make the release or announcement shall provide notice to and, to the extent reasonably practicable, consult with the other party about, and shall use its reasonable best efforts to allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party will consider any such reasonable comments that are timely provided in good faith; provided, however, that nothing in this Section 8.05 shall prohibit or limit either party from (i) making any public statement in response to questions from the press, analysts, investors or those attending industry conferences, making internal announcements to employees and making disclosures in the Lafite SEC Documents and the Tempranillo SEC Documents, as applicable, so long as such statements, announcements and disclosures substantially reiterate (and are not inconsistent with) previous press releases, public disclosures or public statements approved in advance by the other party, or (ii) making any public statement, internal announcements to employees or disclosures in the Lafite SEC Documents and the Tempranillo SEC Documents in respect of a Lafite Adverse Recommendation Change or Tempranillo Adverse Recommendation Change, as applicable; provided, further, that the foregoing proviso shall not in any way effect any other prohibition or limitation contained in this Agreement.
Section 8.06. Notice of Certain Events.
(a) Lafite, upon having Lafite’s Knowledge, shall give prompt notice to Tempranillo upon becoming aware that any representation or warranty made by Lafite in this Agreement has become untrue or inaccurate in any material respect, or of any failure by Lafite to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of Tempranillo and Merger Sub to consummate the Merger set forth in Section 9.02 to fail to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.
(b) Tempranillo, upon having Tempranillo’s Knowledge, shall give prompt notice to Lafite upon becoming aware that any representation or warranty made by Tempranillo or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure by Tempranillo or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by either pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of Lafite to consummate the Merger set forth in Section 9.03 to fail to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.
Section 8.07. Tax Treatment.
(a) For U.S. federal income Tax purposes (and applicable state, local and non-U.S. income Tax purposes), it is intended that (i) the Merger will qualify as a “reorganization” under Section 368(a) of the Code, and (ii) with respect to the Merger, this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. Each of Lafite and Tempranillo shall, and Tempranillo shall cause Merger Sub to, use their respective reasonable best efforts and cooperate with one another and Tax Opinion Counsel in order for (i) Lafite to obtain the Tax Opinion, and (ii) any Tax opinions required to be filed with the SEC in connection with the Registration Statement to be obtained. Each of Lafite and Tempranillo shall use reasonable best efforts to deliver to Tax Opinion Counsel customary representation letters, in form and substance reasonably acceptable to Tax Opinion Counsel, dated as of the Closing Date or such time or times as may be reasonably requested by Tax Opinion Counsel.
(b) Tempranillo shall reasonably promptly notify Lafite, and Lafite shall reasonably promptly notify Tempranillo, in each case if such party becomes aware of any fact or circumstance that would reasonably be likely to prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code. Each of the parties hereto shall, and shall cause each of their respective Subsidiaries to, use reasonable best efforts to cause the Merger to qualify for as a “reorganization” under Section 368(a) of the Code, including considering and negotiating in good faith such amendments to this Agreement as may reasonably be required in order to obtain such qualification (it being understood that no party shall be required to agree to any such amendment which, in the good faith judgment of such party, would subject it to any material economic, legal, regulatory, reputational or other cost or detriment).
(c) Lafite shall reasonably promptly notify Tempranillo if Lafite becomes aware or any fact or circumstance indicating that Skadden, Arps, Slate, Meagher & Flom LLP will not deliver the Tax Opinion. If Tax Opinion Counsel will not deliver the Tax Opinion, Lafite and Tempranillo shall cooperate and use good faith efforts to consider and negotiate such amendments to this Agreement as may be reasonably required in order for Tax Opinion Counsel to deliver the Tax Opinion (it being understood that no party shall be required to agree to any such amendment which, in the good faith judgment of such party, would subject it to any material economic, legal, regulatory, reputational or other cost or detriment).
(d) The parties shall report the Merger and the other transactions contemplated by this Agreement, including for U.S. federal income Tax purposes, in a manner consistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the parties shall file all of its tax returns, including complying with the filing requirements of Treasury Regulations Section 1.368-3, consistent with such treatment.
Section 8.08. Transaction Litigation. Each of Lafite and Tempranillo shall promptly notify the other in writing of any Transaction Litigation and shall (a) give the other party at such participant’s sole cost and expense the right to review and comment on all material filings or responses to be made by such party and shall discuss in advance any material discussions or communications proposed to be held by such party with any third party in connection with any such Transaction Litigation (and such party shall in good faith take any comments or feedback provided by the other party into account), and give the other party the opportunity to participate in the defense and settlement of, any such Transaction Litigation and (b) if the other party does not exercise such right to participate, keep such other party reasonably and promptly informed with respect to the status of such Transaction Litigation. No compromise or full or partial settlement of any Transaction Litigation shall be agreed to by either Lafite or Tempranillo without the other party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
Section 8.09. Section 16 Matters. Prior to the Effective Time, Lafite and Lafite Board (or a committee thereof consisting solely of two or more non-employee directors, as defined in Rule 16b-3 under the Exchange Act), on the one hand, and Tempranillo and its board of directors (or a committee thereof consisting solely of two or more non-employee directors, as defined in Rule 16b-3, on the other hand under the Exchange Act), on the other hand, shall take all actions to the extent necessary or as may be reasonably requested by any party hereto in connection with this Agreement to cause the transactions contemplated by Section 2.06, any and all dispositions or cancellations of equity securities of Lafite (including any deemed dispositions or cancellations and any derivative securities with respect to any equity securities of Lafite) held by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Lafite and any acquisition of Tempranillo Common Stock or Tempranillo Equity Awards by any person who will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Tempranillo as a result of the transactions and other events contemplated hereby, to be exempt under Rule 16b-3 under the Exchange Act to the fullest extent available.
ARTICLE 9

CONDITIONS TO THE MERGER
Section 9.01. Conditions to the Obligations of Each Party. The obligation of each party hereto to consummate the Merger is subject to the satisfaction or, to the extent permitted by Applicable Law, waiver, on or prior to the Closing, of the following conditions:
(a) the Requisite Lafite Vote shall have been obtained;
(b) the Requisite Tempranillo Vote shall have been obtained;
(c) no Order shall have been issued by a Governmental Authority in the United States having competent jurisdiction over any party hereto, nor any Applicable Law enacted in the United States shall be in effect, in either case that makes consummation of the Merger illegal or otherwise prohibited;
(d) (i) the waiting period (and any extension thereof, including any agreement with any Governmental Authority by a party not to effect the Merger prior to a certain date) applicable to the Merger under the HSR Act shall have been terminated or shall have expired;
(e) the shares of Tempranillo Common Stock to be issued to Lafite’s stockholders pursuant to Article 2 shall have been approved for listing on the NYSE, subject only to official notice of issuance; and
(f) the Registration Statement shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.
Section 9.02. Conditions to the Obligations of Tempranillo and Merger Sub. The obligation of each of Tempranillo and Merger Sub to consummate the Merger is subject to the satisfaction or, to the extent permitted by Applicable Law, waiver by Tempranillo, on or prior to the Closing, of the following conditions:
(a) (i) the representation and warranty of Lafite set forth in Section 4.11(c) shall be true and correct as of the date of this Agreement, (ii) each of the representations and warranties of Lafite set forth in Section 4.01 and Section 4.03 of this Agreement shall be true and correct in all material respects as of the Closing Date, as if made at such time, except to the extent such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), (iii) the representation and warranty of Lafite set forth in Section 4.06(a) of this Agreement shall be true and correct in all respects (except for any inaccuracies that individually or in the aggregate are de minimis) as of the date of this Agreement and as of the Closing Date, and (iv) each of the other representations and warranties of Lafite set forth in this

Agreement shall be true and correct as of the Closing Date, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), other than in the case of clause (iv) for such failures to be true and correct that have not had and would not reasonably be expected to have a Lafite Material Adverse Effect (it being understood that for this purpose all references to the term “Lafite Material Adverse Effect” and other qualifications based on the word “material,” set forth in any such representations and warranties shall be disregarded);
(b) Lafite shall have complied in all material respects with each of the covenants, obligations and agreements it is required to comply with or perform at or prior to the Effective Time;
(c) since the date of this Agreement, there shall not have occurred and be continuing any (i) Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Lafite Material Adverse Effect or (ii) Lafite Material Adverse Effect; and
(d) Tempranillo and Merger Sub shall have received a certificate of Lafite, signed by an officer of Lafite, dated as of the Closing Date, certifying that the conditions specified in the foregoing clauses (a), (b) and (c) have been satisfied.
Section 9.03. Conditions to the Obligations of Lafite. The obligation of Lafite to consummate the Merger is subject to the satisfaction or, to the extent permitted by Applicable Law, waiver by Lafite, on or prior to the Closing, of the following conditions:
(a) (i) the representation and warranty of Tempranillo set forth in Section 5.11(c) shall be true and correct as of the date of this Agreement, (ii) each of the representations and warranties of Tempranillo and Merger Sub set forth in Section 5.01 and Section 5.03 of this Agreement shall be true and correct in all material respects as of the Closing Date, as if made at such time, except to the extent such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), (iii) the representation and warranty of Lafite set forth in Section 5.06(a) of this Agreement shall be true and correct in all respects (except for any inaccuracies that individually or in the aggregate are de minimis) as of the date of this Agreement and as of the Closing Date and (iv) each of the other representations and warranties of Tempranillo and Merger Sub set forth in this Agreement shall be true and correct as of the Closing Date, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), other than in the case of clause (iv) for such failures to be true and correct that have not had and would not reasonably be expected to have a Tempranillo Material Adverse Effect (it being understood that for this purpose all references to the term “Tempranillo Material Adverse Effect” and other qualifications based on the word “material,” set forth in any such representations and warranties shall be disregarded);
(b) each of Tempranillo and Merger Sub shall have complied in all material respects with each of the covenants, obligations and agreements it is required to comply with or perform at or prior to the Effective Time;
(c) since the date of this Agreement, there shall not have occurred and be continuing any (i) Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Tempranillo Material Adverse Effect or (ii) Tempranillo Material Adverse Effect;
(d) Lafite shall have received the Tax Opinion; and
(e) Lafite shall have received a certificate of Tempranillo, signed by an officer of Tempranillo, dated as of the Closing Date, certifying that the conditions specified in the foregoing clauses (a), (b) and (c) have been satisfied.
ARTICLE 10

TERMINATION
Section 10.01. Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time (notwithstanding if the Requisite Lafite Vote or Requisite Tempranillo Vote has been obtained):
(a) by mutual written agreement of Lafite and Tempranillo;

(b) by either Lafite or Tempranillo, if:
(i) the Merger shall not have been consummated on or before 11:59 p.m., Eastern Time, on May 5, 2021 (the “End Date”); provided that, notwithstanding the foregoing, the right to terminate this Agreement under this Section 10.01(b)(i) shall not be available to any party whose material breach of any provision of this Agreement has been a principal cause of, or resulted in, the failure of the Merger to be consummated by such time;
(ii) any final, non-appealable Order shall have been issued by any Governmental Authority in the United States having competent jurisdiction over any party hereto, or any Applicable Law enacted in the United States shall be in effect, in each case that makes consummation of the Merger illegal or otherwise prohibited;
(iii) the Requisite Lafite Vote is not obtained at the Lafite Stockholders Meeting duly convened therefor (or at any adjournment or postponement thereof); or
(iv) the Requisite Tempranillo Vote is not obtained at the Tempranillo Stockholders Meeting duly convened therefor (or at any adjournment or postponement thereof); or
(c) by Tempranillo, if:
(i) prior to the receipt of the Requisite Lafite Vote, (A) Lafite has delivered an Intervening Event Notice (which has not been withdrawn) or a Superior Proposal Notice (which has not been withdrawn) or a Lafite Adverse Recommendation Change shall have occurred; (B) following the public disclosure or announcement of a Lafite Takeover Proposal (other than a tender or exchange offer described in clause (C) below), the Lafite Board shall have failed to reaffirm publicly the Lafite Board Recommendation within three (3) Business Days after Tempranillo requests in writing that the Lafite Board Recommendation under such circumstances be reaffirmed publicly; (C) a tender or exchange offer relating to securities of Lafite shall have been commenced (other than by Tempranillo or an Affiliate of Tempranillo) and Lafite shall not have announced, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Lafite Board recommends rejection of such tender or exchange offer or (D) there has been a Willful Breach of Section 6.02 or Section 8.04 by Lafite;
(ii) Lafite shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 9.02(a) or 9.02(b) if the Closing were to occur at the time of such breach or failure to perform and (B) is incapable of being cured by the End Date or, if capable of being cured in such time frame, has not been cured by Lafite within thirty (30) days after written notice has been given by Tempranillo to Lafite of such breach or failure to perform; provided, however, that Tempranillo may not terminate this Agreement pursuant to this Section 10.01(c)(ii) if, at the time such termination would otherwise take effect in accordance with the foregoing, Tempranillo or Merger Sub is in material breach of any provision of this Agreement (it being understood and agreed that if Tempranillo remedies any such breach, then it may terminate this Agreement pursuant to this Section 10.01(c)(ii) when such breach has been so remedied); or
(iii) prior to the receipt of the Requisite Tempranillo Vote, (A) the Tempranillo Board has determined that a Tempranillo Takeover Proposal that did not result from a breach of Section 7.02 constitutes a Tempranillo Superior Proposal, (B) Tempranillo has complied with its obligations under Section 7.02, (C) substantially concurrently with such termination, Tempranillo enters into a definitive agreement to consummate such Tempranillo Superior Proposal, (D) prior to or concurrently with (and as a condition to) any such termination Tempranillo pays to Lafite the Tempranillo Termination Fee and (E) Tempranillo has complied with Section 7.02(e) with respect to such Tempranillo Superior Proposal; or
(d) by Lafite, if:
(i) prior to the receipt of the Requisite Tempranillo Vote, (A) Tempranillo has delivered an Intervening Event Notice (which has not been withdrawn) or a Superior Proposal Notice (which has not been withdrawn) or a Tempranillo Adverse Recommendation Change shall have occurred; (B) following the public disclosure or announcement of a Tempranillo Takeover Proposal (other than a tender or exchange offer described in clause (C) below), the Tempranillo Board shall have failed to reaffirm publicly the Tempranillo Board Recommendation within three (3) Business Days after Lafite requests in writing that the Tempranillo Board Recommendation under such circumstances be reaffirmed publicly; (C) a tender or exchange offer relating to securities of Tempranillo shall have been commenced (other than by Lafite or an Affiliate of Lafite) and Tempranillo shall not have announced, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Tempranillo Board recommends rejection of such tender or exchange offer or (D) there has been a Willful Breach of Section 7.02 or Section 8.04 by Tempranillo;
(ii) Tempranillo shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) if the Closing were to occur at the time of such breach or failure to perform and (B) is incapable of being cured by the End Date or, if capable of being cured in such time frame, has not been cured by Tempranillo within thirty (30) days after written notice has been given by Lafite to Tempranillo of such breach or failure to perform; provided, however, that Lafite may not terminate this Agreement pursuant to this Section 10.01(d)(ii) if, at the time such termination would otherwise take effect in accordance with the foregoing, Lafite is in material breach of any provision of this Agreement (it being understood and agreed that if Lafite remedies any such breach, then it may terminate this Agreement pursuant to this Section 10.01(d)(ii) when such breach has been so remedied); or
(iii) prior to the receipt of the Requisite Lafite Vote, (A) the Lafite Board has determined that a Lafite Takeover Proposal that did not result from a breach of Section 6.02 constitutes a Lafite Superior Proposal, (B) Lafite has complied with its obligations under Section 6.02, (C) substantially concurrently with such termination, Lafite enters into a definitive agreement to consummate such Lafite Superior Proposal, (D) prior to or concurrently with (and as a condition to) any such termination Lafite pays to Tempranillo the Lafite Termination Fee and (E) Lafite has complied with Section 6.02(e) with respect to such Lafite Superior Proposal.
The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to each other party hereto and specify the applicable provision or provisions hereof pursuant to which such termination is being effected.
Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party) to each other party hereto; provided, however, that this Section 10.02 and Article 11 shall survive any termination hereof pursuant to Section 10.01; provided, further, that, no such termination nor payment of the Tempranillo Termination Fee or the Lafite Termination pursuant to Section 11.04 shall relieve any party from liability for any Willful Breach of this Agreement.
ARTICLE 11

MISCELLANEOUS
Section 11.01. Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered, if delivered in person, (b) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery) or (c) on the date transmitted if sent by email (provided that no “bounce back” or similar message of non-delivery is received with respect thereto), in each case, as follows:
if to Lafite:

Livongo Health, Inc.
50 West Evelyn Avenue, Suite 150
Mountain View, California 94041
Attention: Erica Palsis, General Counsel
Email: legal@livongo.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher and Flom LLP
525 University Avenue
Palo Alto, California 94301
Attention: Mike Ringler, Sonia Nijjar
Email: mike.ringler@skadden.com, sonia.nijjar@skadden.com

if to Tempranillo or Merger Sub (or, following the Effective Time, the Surviving Corporation):

Teladoc Health, Inc.
2 Manhattanville Road, Suite 203
Purchase, NY 10577
Attention: Adam C. Vandervoort
Email: avandervoort@teladoc.com

with a copy (which shall not constitute notice) to :

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention: Scott A. Barshay, Laura C. Turano
Email: sbarshay@paulweiss.com, lturano@paulweiss.com
Notwithstanding anything in this Agreement to the contrary, any notice given in accordance with the foregoing clauses (a) or (b) of this Section 11.01 shall only be effective if a duplicate copy of such notice is also given by email in the method described in this Section 11.01.
Section 11.02. Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate or other writing delivered pursuant hereto shall survive the Merger. Any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time, shall survive in accordance with its terms.
Section 11.03. Amendments and Waivers.
(a) Prior to the Effective Time, any provision of this Agreement may be amended or waived by any party hereto only by action taken or authorized by or on behalf of such party’s board of directors (or duly authorized committee thereof), but, in all cases, only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that without the further approval of Lafite’s stockholders, no such amendment or waiver shall be made or given that requires the approval of the stockholders of Lafite under the DGCL unless the required further approval is obtained.
(b) Any failure of any of the parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver; provided, however, that the conditions set forth in Section 9.01(a) and Section 9.01(b) may not be waived by any party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Subject to Section 11.04(g) and Section 11.04(h), the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law or in equity.

Section 11.04. Fees; Expenses.
(a) Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs or expenses.
(b) If this Agreement is terminated:
(i) by Tempranillo pursuant to Section 10.01(c)(i);
(ii) by Tempranillo or Lafite pursuant to Section 10.01(b)(iii) at a time when this Agreement was terminable by Tempranillo pursuant to Section 10.01(c)(i);
(iii) by Tempranillo or Lafite pursuant to Section 10.01(b)(iii) and (A) at or prior to the Lafite Stockholders Meeting a Lafite Takeover Proposal shall have been made (whether or not conditional and whether or not withdrawn) to the Lafite Board or become publicly known, and (B) within twelve (12) months after the date of such termination, (x) Lafite enters into an Alternative Lafite Acquisition Agreement providing for a Lafite Takeover Transaction or (B) a Lafite Takeover Transaction is consummated;
(iv) by (A) Tempranillo or Lafite pursuant to Section 10.01(b)(i) or (B) by Tempranillo pursuant to Section 10.01(c)(ii), and (x) at any time on or after the date of this Agreement and prior to such termination a Lafite Takeover Proposal shall have been made (whether or not conditional and whether or not withdrawn) to the Lafite Board or become publicly known, and (y) within twelve (12) months after the date of such termination, (1) Lafite enters into an Alternative Lafite Acquisition Agreement providing for a Lafite Takeover Transaction or (2) a Lafite Takeover Transaction is consummated; or
(v) by Lafite pursuant to Section 10.01(d)(iii);
then, in any such case, Lafite shall pay (or cause to be paid to) Tempranillo, at the time specified in the following sentence, a fee in the amount of $562,810,000 (the “Lafite Termination Fee”). The Lafite Termination Fee shall be paid as follows: (x) in the case of clause (ii) of this Section 11.04(b) (if such termination is by Lafite) and clause (v) of this Section 11.04(b), prior to or concurrently with, and as a condition to, the effectiveness of any such termination; (y) in the case of clause (i) of this Section 11.04(b) or clause (ii) of this Section 11.04(b) (if such termination is by Tempranillo), promptly, but in no event later than two (2) Business Days after termination of this Agreement; and (z) in the case of clauses (iii) and (iv) of this Section 11.04(b), concurrently with the earlier of (1) the entry into such Alternative Lafite Acquisition Agreement and (2) the consummation of any such Lafite Takeover Transaction. For purposes of clauses (iii) and (iv) of this Section 11.04(b), all references to “fifteen percent (15%)” in the definition of Lafite Takeover Transaction shall be deemed to be references to “fifty percent (50%)”.
(c) If this Agreement is terminated:
(i) by Lafite pursuant to Section 10.01(d)(i);
(ii) by Tempranillo or Lafite pursuant to Section 10.01(b)(iv) at a time when this Agreement was terminable by Lafite pursuant to Section 10.01(d)(i);
(iii) by Tempranillo or Lafite pursuant to Section 10.01(b)(iv) and (A) at or prior to the Tempranillo Stockholders Meeting a Tempranillo Takeover Proposal shall have been made (whether or not conditional and whether or not withdrawn) to the Tempranillo Board or become publicly known, and (B) within twelve (12) months after the date of such termination, (x) Tempranillo enters into an Alternative Tempranillo Acquisition Agreement providing for a Tempranillo Takeover Transaction or (B) a Tempranillo Takeover Transaction is consummated;
(iv) by (A) Tempranillo or Lafite pursuant to Section 10.01(b)(i) or (B) by Lafite pursuant to Section 10.01(d)(ii), and (x) at any time on or after the date of this Agreement and prior to such termination a Tempranillo Takeover Proposal shall have been made (whether or not conditional and whether or not withdrawn) to the Tempranillo Board or become publicly known, and (y) within twelve (12) months after the date of such termination, (1) Tempranillo enters into an Alternative Tempranillo Acquisition Agreement providing for a Tempranillo Takeover Transaction or (2) a Tempranillo Takeover Transaction is consummated; or

(v) by Tempranillo pursuant to Section 10.01(c)(iii);
then, in any such case, Tempranillo shall pay (or cause to be paid to) Lafite, at the time specified in the following sentence, a fee in the amount of $712,330,000 (the “Tempranillo Termination Fee”). The Tempranillo Termination Fee shall be paid as follows: (x) in the case of clause (ii) of this Section 11.04(c) (if such termination is by Tempranillo) and clause (v) of this Section 11.04(c), prior to or concurrently with, and as a condition to, the effectiveness of any such termination; (y) in the case of clause (i) of this Section 11.04(c) or clause (ii) of this Section 11.04(c) (if such termination is by Lafite), promptly, but in no event later than two (2) Business Days after termination of this Agreement; and (z) in the case of clauses (iii) and (iv) of this Section 11.04(c), concurrently with the earlier of (1) the entry into such Alternative Tempranillo Acquisition Agreement and (2) the consummation of any such Tempranillo Takeover Transaction. For purposes of clauses (iii) and (iv) of this Section 11.04(c), all references to “fifteen percent (15%)” in the definition of Tempranillo Takeover Transaction shall be deemed to be references to “fifty percent (50%)”.
(d) For the avoidance of doubt, any payment made by Lafite or Tempranillo under this Section 11.04 shall be payable only once with respect to this Section 11.04 and not in duplication even though such payment may be payable under one or more provisions hereof.
(e) Each of Lafite and Tempranillo acknowledges that the agreements contained in this Section 11.04 are an integral part of the Transactions and that without such provisions Tempranillo and Merger Sub or Lafite, as the case may be, would not have entered into this Agreement.
(f) Notwithstanding anything to the contrary contained in this Section 11.04 or elsewhere in this Agreement, in the event this Agreement is terminated by (i) Lafite for any reason at a time when Tempranillo would have had the right to terminate this Agreement, Tempranillo shall be entitled to receipt of any Lafite Termination Fee that would have been (or would have subsequently become) payable had Tempranillo terminated this Agreement at such time, and (ii) Tempranillo for any reason at a time when Lafite would have had the right to terminate this Agreement, Lafite shall be entitled to receipt of any Tempranillo Termination Fee that would have been (or would have subsequently become) payable had Lafite terminated this Agreement at such time.
(g) If Lafite fails to pay the Lafite Termination Fee or any portion thereof and Tempranillo or Merger Sub commences a suit which results in an Order against Lafite for the Lafite Termination Fee or any portion thereof, Lafite shall pay Tempranillo and Merger Sub their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Lafite Termination Fee (or any portion thereof that has not been paid timely in accordance with this Agreement) and on the amount of such costs and expenses, in each case, from and including the date payment of such amount was due to through the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. Any amounts payable to Tempranillo pursuant to this Section 11.04 shall be paid to Tempranillo by wire transfer of immediately available funds. Tempranillo shall promptly provide Lafite upon request therefor the wire transfer information required to make any payments pursuant to this Section 11.04.
(h) If Tempranillo fails to pay the Tempranillo Termination Fee or any portion thereof and Lafite commences a suit which results in an Order against Tempranillo for the Tempranillo Termination Fee or any portion thereof, Tempranillo shall pay Lafite its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Tempranillo Termination Fee (or any portion thereof that has not been paid timely in accordance with this Agreement) and on the amount of such costs and expenses, in each case, from and including the date payment of such amount was due to through the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. Any amounts payable to Lafite pursuant to this Section 11.04 shall be paid to Lafite by wire transfer of immediately available funds. Lafite shall promptly provide Tempranillo upon request therefor the wire transfer information required to make any payments pursuant to this Section 11.04.
Section 11.05. Assignment; Benefit. Neither this Agreement nor any of the rights, interests or obligations herein may be assigned by any party hereto without the prior written consent of the other parties and any purported assignment in violation hereof shall be null and void ab initio. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any

Person other than the parties hereto and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except (i) from and after the Effective Time, (A) the provisions of Article 2 relating to the payment of the Merger Consideration and the provisions of Section 6.06 relating to the payment of the Special Dividend, in each case, which shall be enforceable by the holders of Lafite Common Stock as of immediately prior to the Effective Time and (B) the provisions of Section 7.05, which shall be enforceable by the Persons or entities benefiting therefrom, (iii) the provisions of Section 11.04(h), which shall be enforceable by the Lafite Related Parties and (iv) the provisions of Section 11.04(g), which shall be enforceable by any of Tempranillo’s Representatives, Affiliates and equityholders.
Section 11.06. Governing Law. This Agreement and any Proceedings arising out of or related hereto or the Transactions or to the inducement of any party hereto to enter into this Agreement (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law statute or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.
Section 11.07. Jurisdiction. The parties hereto hereby irrevocably agree (i) that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the Chancery Court of the State of Delaware and any state appellate court therefrom, or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction over the matter, the Superior Court of the State of Delaware or the Federal District Court for the District of Delaware located in Wilmington, Delaware, and any appellate courts therefrom and (ii) not to commence any such Proceeding in any court except such courts. Each party hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Proceeding arising out of or relating to this Agreement or the Transactions, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the Transactions may not be enforced in or by such courts. Each party agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the Transactions shall be properly served or delivered if delivered in the manner contemplated by Section 11.01 or in any other manner permitted by Applicable Law.
Section 11.08. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING DIRECTLY OR INDIRECTLY OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.08.
Section 11.09. Specific Performance; Remedies. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which the parties are entitled at law or in equity, (a) the parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches or threatened or anticipated breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts described in Section 11.07, without proof of damages or otherwise, and (b) the right of specific performance is an integral part of the Transactions and without that right, neither Lafite nor Tempranillo would have entered into this Agreement. Each of the parties agrees that it waives the defense of adequacy of a remedy at law and will not oppose the granting of an injunction or injunctions, specific performance or other equitable relief on the basis that (x) the other parties have an adequate remedy at law or (y) an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or equity.

The parties acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.09 shall not be required to provide any bond or other security in connection with any such order or injunction.
Section 11.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Merger and the other Transactions is not affected in any manner materially adverse to any party. Upon such a holding, the parties agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the Merger and the other Transactions be consummated as originally contemplated to the fullest extent possible.
Section 11.11. Entire Agreement. This Agreement, including the exhibits and annexes to this Agreement, the Voting Agreement, the Lafite Disclosure Letter and the Tempranillo Disclosure Letter and any documents delivered by the parties in connection herewith and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto; provided, however, that, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.
Section 11.12. Rules of Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to in this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto. Any matter set forth on the Lafite Disclosure Letter or Tempranillo Disclosure Letter shall not be deemed to constitute an admission by Lafite or any of its Subsidiaries or Tempranillo or any of its Subsidiaries, as the case may be, or to otherwise imply, that any such matter is material, is required to be disclosed by Lafite or Tempranillo, as the case may be, under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement, nor shall be construed as an admission or indication to any Third Party that any breach or violation exists or has actually occurred.
Section 11.13. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto, it being understood and agreed that all parties hereto need not sign the same counterpart. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.
Section 11.14. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith (other than any letter of transmittal and the Voting Agreement), by its acceptance of the benefits of this Agreement:
(a) Tempranillo and Merger Sub each covenants, agrees and acknowledges that no persons other than Lafite have any liabilities, obligations, commitments (whether known or unknown or whether contingent or otherwise) hereunder, and that, notwithstanding that a stockholder or and its affiliates or its respective managing members or general partners may be partnerships or limited liability companies, neither Tempranillo nor Merger Sub has any right of recovery under this Agreement, or any claim based on such liabilities, obligations, commitments against, and no personal liability shall attach to, any Non-Recourse Party of Lafite, through Lafite or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Lafite against any Non-Recourse Party of Lafite, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or law, or otherwise; and
(b) Lafite covenants, agrees and acknowledges that no persons other than Tempranillo and Merger Sub have any liabilities, obligations, commitments (whether known or unknown or whether contingent or otherwise) hereunder, and that, Lafite does not have any right of recovery under this Agreement, or any claim based on such liabilities, obligations, commitments against, and no personal liability shall attach to, any Non-Recourse Party of Tempranillo or Merger Sub, through Tempranillo or Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Tempranillo or Merger Sub against any Non-Recourse Party of Tempranillo or Merger Sub, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or law, or otherwise.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
TELADOC HEALTH, INC.

By:	/s/ Jason Gorevic
	Name:	Jason Gorevic
	Title:	Chief Executive Officer

TEMPRANILLO MERGER SUB, INC.

By:	/s/ Adam C. Vandervoort
	Name:	Adam C. Vandervoort
	Title:	President
[Signature Page to Agreement and Plan of Merger]

LIVONGO HEALTH, INC.

By:	/s/ Zane Burke
	Name:	Zane Burke
	Title:	Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
FORM OF
CERTIFICATE OF AMENDMENT
OF THE
SIXTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
TELADOC HEALTH, INC.
It is hereby certified that:
FIRST. The name of this corporation (hereinafter called the “Corporation”) is TELADOC HEALTH, INC.
SECOND. The Sixth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by striking out the first sentence of Article FOURTH thereof and restating it in its entirety as follows:
“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 301,000,000 shares, consisting of (a) 300,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and (b) 1,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).”
THIRD. This amendment to the Sixth Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
A-A-1

EXHIBIT B
FORM OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
LIVONGO HEALTH, INC.
Livongo Health, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
The undersigned, [•], hereby certifies that:
A.	[•] is the duly elected and acting [•] of Livongo Health, Inc., a Delaware corporation.
B.	The text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:
1. Name. The name of the corporation is Livongo Health, Inc. (the “Corporation”).
2. Address; Registered Office and Agent. The name and address of the Corporation’s registered agent is Corporation Service Company, 2711 Centreville Road, Suite 400 in the City of Wilmington, County of New Castle, Delaware, 19808.
3. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
4. Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is 1,000, all of which shall be shares of Common Stock with the par value of $0.01 per share.
5. Election of Directors. Unless and except to the extent that the Bylaws of the Corporation (the “Bylaws”) shall so require, the election of directors of the Corporation need not be by written ballot.
6. Limitation of Liability. To the fullest extent permitted under the DGCL, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. Any amendment or repeal of this Section 6 shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.
7. Indemnification.
7.1 Limitation of Personal Liability. To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
7.2 Indemnification. The Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors of the Corporation (the “Board”).
The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of
A-B-1

the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.
Any repeal or amendment of this Section 7 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 7 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of any current or former director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.
8. Adoption, Amendment or Repeal of Bylaws. In furtherance of and in limitation to the powers conferred by statute, the Board is expressly authorized to adopt, amend or repeal the Bylaws.
9. Meetings of Shareholders. Meetings of shareholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.
10. Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Article.
A-B-2

Annex B
VOTING AGREEMENT
This Voting Agreement (“Agreement”), dated as of August 5, 2020, is by and among TELADOC HEALTH, INC., a Delaware corporation (“Tempranillo”), TEMPRANILLO MERGER SUB, INC., a Delaware corporation and a direct, wholly owned Subsidiary of Tempranillo (“Merger Sub”), and the persons listed on the attached Schedule A who are signatories to this Agreement (each, a “Stockholder” and collectively, the “Stockholders”; provided that General Catalyst Group VI, L.P., General Catalyst Group VIII, L.P., General Catalyst Group VIII Supplemental, L.P. and GC Venture LH Manager, LLC (collectively, “General Catalyst”) shall be deemed to be a single Stockholder for purposes of the restrictions and exceptions set forth in Section 2).
RECITALS
WHEREAS, concurrently herewith, Livongo Health, Inc., a Delaware corporation (“Lafite”), Tempranillo and Merger Sub are entering into an Agreement and Plan of Merger (the “Merger Agreement”);
WHEREAS, as of the date of this Agreement, each Stockholder is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of Lafite Common Stock set forth next to such Stockholder’s name on Schedule A hereto, being all of the shares of Lafite Common Stock owned of record or beneficially by such Stockholder as of the date of this Agreement (collectively with respect to each Stockholder, the “Owned Shares” and, together with any additional Shares or other voting securities of Lafite of which such Stockholder acquires beneficial ownership after the date of this Agreement, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, consolidation, reclassification, exchange or change of such shares, or other similar transaction, or upon exercise or conversion of any securities (including any Lafite Stock Options, Lafite Restricted Stock, Lafite RSUs, Lafite PSUs or any other equity awards), such Stockholder’s “Covered Shares”);
WHEREAS, as a condition and inducement to the willingness of Tempranillo and Merger Sub to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, Tempranillo, Merger Sub and the Stockholders are entering into this Agreement; and
WHEREAS, the Stockholders acknowledge that each of Tempranillo and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Stockholders set forth in this Agreement and would not enter into the Merger Agreement if the Stockholders did not enter into this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
1. Certain Definitions. All capitalized terms that are used but not defined herein have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms have the following respective meanings:
(a) “Constructive Disposition” means, with respect to a security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative, swap, “put-call,” margin, securities lending or other transaction that has or reasonably would be expected to have the effect of changing, limiting, arbitraging or reallocating the economic benefits and risks of ownership of such security (other than any of the foregoing that would not materially impair the Stockholder’s ability to perform its obligations under this Agreement).
(b) “Permitted Liens” means (i) Liens for Taxes that (A) are not yet due and payable or (B) are being contested in good faith by appropriate proceedings, (ii) Liens for assessments and other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, repairmen’s, workers’ and other similar common law or statutory Liens arising or incurred in the ordinary course of business consistent with past practice, in each case that (A) relate to obligations that are not delinquent or (B) the Stockholder or any of its Affiliates is contesting in good faith by appropriate proceedings and, (iii) Liens discharged prior to the Effective Time and (iv) Liens incurred in the ordinary course of business consistent with past practice that would not reasonably be expected to interfere adversely in a material way with the use of the properties or assets encumbered thereby.
(c) “Termination Date” means the earlier to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the date on which any amendment to the Merger Agreement is effected, or any waiver of Lafite’s rights under the Merger Agreement is granted, in each case, without the Stockholders’ prior written consent, that (A) diminishes the Merger Consideration to be received by the stockholders of Lafite, (B) changes the forms of Merger Consideration payable to the stockholders of Lafite, (C) extends the End Date (as defined in the Merger Agreement) or imposes any additional conditions or obligations that would reasonably be expected to prevent or impede the consummation of the Merger, or (D) affects any of the other material terms of Article 2 (The Merger), Section 6.02 (Lafite Takeover Proposals; Lafite Adverse Recommendation Change), Section 7.05 (Director and Officer Liability), Section 8.07 (Tax Treatment), Article 9 (Conditions to the Merger) or Article 10 (Termination) of the Merger Agreement in a manner that is materially adverse to any of the Stockholders, (iv) the date upon which the Tempranillo Board or any committee thereof makes a Tempranillo Adverse Recommendation Change, and (v) the date upon which the Lafite Board or any committee thereof makes a Lafite Adverse Recommendation Change.
(d) A Person will be deemed to have effected a “Transfer” of a security if such Person, whether voluntarily or involuntarily, directly or indirectly (i) sells, pledges, encumbers, hypothecates, leases, assigns, gifts, grants an option with respect to, transfers, exchanges, tenders or disposes (by merger, by testamentary disposition, by operation of law or otherwise, including, without limitation, by way of Constructive Disposition) of such security or any interest in such security, (ii) creates or permits to exist any Liens (other than Permitted Liens and restrictions on transfer imposed under applicable securities laws), (iii) deposits such security into a voting trust or enters into a voting agreement or arrangement or grants any proxy, power of attorney or other authorization with respect thereto that is inconsistent with this Agreement, or (iv) agrees to take any of the actions referred to in the foregoing clauses (i) through (iii).
2. Transfer Restrictions. From the date of this Agreement until the Termination Date, no Stockholder shall Transfer (or cause or permit the Transfer of) any of its Covered Shares, or enter into any agreement relating thereto, except with Tempranillo’s prior written consent. Notwithstanding anything to the contrary in this Agreement, this Section 2 shall not prohibit (i) a Transfer of Covered Shares by a Stockholder to any of its Affiliates or, if the Stockholder is a natural person, to any member of the Stockholder’s immediate family or to a trust for the benefit of the Stockholder or any member of the Stockholder’s immediate family; provided, that such a Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in writing to be bound by all of the obligations of the Stockholder under this Agreement with respect to such Shares; (ii) Transfers by each Stockholder of up to 25% of its Covered Shares without further restriction (it being understood and agreed that such Transfers may include distributions in kind and that General Catalyst may allocate the source of the Covered Shares that are Transferred pursuant to this Section 2(ii) among its Affiliates in its sole discretion); and (iii) Transfers of Covered Shares by each of Glen Tullman and Lee Shapiro and any member of such Stockholder’s immediate family, a trust for the benefit of such Stockholder or any member of such Stockholder’s immediate family equivalent to such number of Covered Shares that would have been sold if such Stockholder’s existing plan established pursuant to Rule 10b-5 of the Exchange Act had remained in effect following the date hereof. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2 shall be null and void and of no effect whatsoever. In furtherance of the foregoing, from the date of this Agreement until the Termination Date, no Stockholder shall make any demands to register any of its Covered Shares pursuant to the terms of that certain Fourth Amended and Restated Investors’ Rights Agreement, dated as of April 10, 2018, by and among, inter alios, Lafite and certain of the persons listed on Schedule A attached thereto (the “Investors’ Rights Agreement”).

3. Agreement to Vote.
(a) From the date of this Agreement until the Termination Date, at every meeting of the stockholders of Lafite (and at every adjournment or postponement thereof) to vote on any matter contemplated by this Agreement, each Stockholder shall unconditionally and irrevocably vote, and shall cause or direct to be unconditionally and irrevocably voted, all its Covered Shares held at that time:
(i) in favor of the adoption of the Merger Agreement;
(ii) in favor of the approval of any proposal to adjourn the meeting to a later date, if there are not sufficient affirmative votes (in person or by proxy) to obtain the Requisite Lafite Vote on the date on which such meeting is held; and
(iii) against any Lafite Takeover Proposal.
(b) From the date of this Agreement until the Termination Date, each Stockholder shall appear at each meeting of the stockholders of Lafite, or adjournment or postponement thereof, to vote on any matter contemplated by this Agreement and shall cause all Covered Shares to be counted as present thereat for purposes of calculating a quorum and shall vote all Covered Shares in accordance with this Section 3.
(c) Nothing in this Agreement, including this Section 3, limits or restricts any Affiliate or designee of any Stockholder who serves as a member of the Lafite Board in acting or voting in his or her capacity as a director of Lafite and exercising his or her fiduciary duties and responsibilities, it being understood that this Agreement applies to each Stockholder solely in its capacity as a stockholder of Lafite and does not apply to any such Affiliate or designee’s actions, judgments or decisions as a director of Lafite, and such actions (or failures to act) shall not be deemed to constitute a breach of this Agreement.
4. No Inconsistent Agreements. Each Stockholder hereby represents, covenants and agrees that, except as contemplated by this Agreement, such Stockholder (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement or voting trust with respect to any of its Covered Shares and (b) has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect to any of its Covered Shares, in either case, that is inconsistent with such Stockholder’s obligations pursuant to this Agreement; provided, that this Section 4 shall not preclude the Stockholder from transferring Covered Shares pursuant to Section 2(ii) or Section 2(iii).
5. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Tempranillo as follows:
(a) Power; Organization; Binding Agreement. Such Stockholder has the power and authority (in the case of each Stockholder that is not a natural person) or capacity (in the case of each Stockholder that is a natural person) to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. With respect to each Stockholder that is not a natural person, (i) the execution, delivery and performance by such Stockholder of this Agreement, and the consummation by such Stockholder of the transactions contemplated hereby, have been duly authorized by all necessary corporate, limited liability company, limited liability partnership or similar equivalent action on the part of such Stockholder and (ii) such Stockholder is duly organized, validly existing and in good standing under the Applicable Law of its jurisdiction of formation. This Agreement has been duly executed and delivered by such Stockholder, and, assuming due authorization, execution and delivery by Tempranillo and Merger Sub, this Agreement is enforceable against such Stockholder in accordance with its terms, except that such enforceability may be limited by the Bankruptcy and Equity Exceptions.
(b) No Conflicts. None of the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of its obligations hereunder or the consummation by such Stockholder of the transactions contemplated hereby will (i) require any consent or approval under, or result in a violation or breach of, any agreement to which such Stockholder is a party or by which such Stockholder may be bound, including any voting agreement or voting trust, (ii) result in the creation of any Lien on any of the assets or properties of such Stockholder, (iii) violate any Applicable Law or

Order or (iv) with respect to each Stockholder that is not a natural person, violate the organizational documents of such Stockholder, except for such conflicts, consents, breaches, Liens or violations that would not, individually or in the aggregate, prevent or materially delay Stockholder from performing his, her or its obligations under this Agreement.
(c) Ownership of Covered Shares. Such Stockholder is the beneficial owner of such Stockholder’s Covered Shares. All such Stockholder’s Covered Shares are free and clear of any Liens that would materially and adversely affect the ability of Stockholder to perform his, her or its obligations under this Agreement, and no person has a right to acquire any of such securities, in each case other than pursuant to this Agreement, the Merger Agreement or the Investors’ Rights Agreement, under applicable federal or state securities laws or pursuant to any written policies of Lafite only with respect to restrictions upon the trading of securities under applicable securities laws. As of the date of this Agreement, except as set forth on Schedule A, other than the Owned Shares, such Stockholder does not own beneficially or of record any (i) shares of capital stock or voting securities of Lafite, (ii) securities of Lafite convertible into or exchangeable for shares of capital stock or voting securities of Lafite or (iii) options or other rights to acquire from Lafite any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Lafite.
(d) Voting Power. Such Stockholder has the requisite voting power, power of disposition, power to issue instructions with respect to the matters set forth herein, and power to agree to all of the matters set forth in this Agreement necessary to take all actions required under this Agreement, in each case with respect to all of the securities subject to this Agreement owned by such Stockholder, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and those arising under the terms of this Agreement.
(e) Reliance by Tempranillo and Merger Sub. Such Stockholder understands and acknowledges that each of Tempranillo and Merger Sub is entering into the Merger Agreement in reliance upon each of the Stockholder’s execution and delivery of this Agreement.
(f) Consents and Approvals. The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not, require such Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, except in each case for filings with the SEC or where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings and notifications, would not, either individually or in the aggregate, prevent or materially delay the performance by such Stockholder of any of its obligations hereunder.
6. Certain Restrictions.
(a) From the date of this Agreement until the Termination Date, each Stockholder hereby agrees that (i) such Stockholder shall not, directly or indirectly, (ii) such Stockholder shall cause each employee of such Stockholder and shall use its reasonable best efforts to cause each financial advisor, attorney, accountant, consultant, agent, or other advisor or representative of such Stockholder (in its capacity as such) not to, and (iii) with respect to each Stockholder that is not a natural person, such Stockholder shall (A) cause its directors and officers not to, (B) not authorize or permit any of its Subsidiaries (which, for purposes of this Section 6(a) shall not include portfolio companies of a Stockholder that is a venture capital or other investment firm unless such portfolio company is directed or encouraged by the Stockholder with respect to the actions contemplated by this Section 6(a)) to, or any of its or its Subsidiaries’ directors, officers or employees to, and (C) use its reasonable best efforts to cause each financial advisor, attorney, accountant, consultant, agent, or other advisor or representative of any of its Subsidiaries (in its capacity as such) not to, in each case initiate, solicit, propose, induce or knowingly encourage or facilitate the making of any Lafite Takeover Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to a Lafite Takeover Proposal, (w) other than informing Third Parties of the existence of the provisions contained in this Section 6(a), enter into, engage in, continue or otherwise participate in negotiations or discussions with, or furnish any non-public information (or access thereto) concerning Lafite or any of its Subsidiaries to, any Third Party in connection with, or for the purpose of knowingly encouraging or facilitating, or otherwise cooperate in any way with any Third Party (or any Representative thereof) with respect to, a Lafite Takeover Proposal, (x) recommend or enter into any Contract, letter of intent, acquisition agreement, agreement in principle, memorandum of understanding, option agreement, joint venture agreement, partnership agreement or other agreement with respect to any Lafite Takeover Proposal, (y) approve or recommend, or publicly propose to approve or recommend, any Lafite Takeover Proposal or (z) approve, authorize, agree or publicly announce an intention to do any of the foregoing; provided, that this Section 6(a) shall not restrict a Stockholder from taking any action or doing anything that Lafite is permitted to do in accordance with the terms of Section 6.02 of the Merger Agreement.
(b) Prior to the Termination Date, in the event that any Stockholder (i) acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional Shares or other voting interests with respect to Lafite, such Shares or voting interests will, without further action of the parties, be deemed Covered Shares and subject to the provisions of this Agreement, the number of Shares held by such Stockholders will be deemed amended accordingly, and such Shares or voting interests will automatically become subject to the terms of this Agreement or (ii) Transfers any Covered Shares in accordance with Section 2(ii) or Section 2(iii), such Covered Shares will, upon Transfer (including, for the avoidance of doubt, any distribution in kind to the limited partners of (x) any Stockholder or (y) any Affiliate of any Stockholder), and without further action of the parties, be deemed to no longer constitute Covered Shares.
7. Representations and Warranties of Tempranillo and Merger Sub. Tempranillo and Merger Sub hereby represent and warrant to the Stockholders as follows:
(a) Authority; Binding Nature. Each of Tempranillo and Merger Sub has all requisite power and authority to (i) execute and deliver this Agreement, (ii) perform its covenants and obligations hereunder and (iii) consummate the transactions contemplated hereby to be consummated by it. The execution and delivery of this Agreement by each of Tempranillo and Merger Sub, the performance of each of their covenants and obligations hereunder and the consummation by each of them of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Tempranillo and Merger Sub, and no additional actions are necessary to authorize (A) the execution and delivery of this Agreement by Tempranillo and Merger Sub; (B) the performance by each of Tempranillo and Merger Sub of its covenants and obligations hereunder; or (C) the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Tempranillo and Merger Sub and (assuming due authorization, execution and delivery by the Stockholders) constitutes a valid and binding obligation of Tempranillo and Merger Sub, enforceable against Tempranillo and Merger Sub in accordance with its terms, except that such enforceability may be limited by the Bankruptcy and Equity Exceptions.
(b) No Conflicts. None of the execution and delivery by each of Tempranillo and Merger Sub of this Agreement, the performance by each of Tempranillo and Merger Sub of its obligations hereunder or the consummation by each of Tempranillo and Merger Sub of the transactions contemplated hereby will (i) require any consent or approval under, or result in a violation or breach of, any agreement to which Tempranillo or Merger Sub is a party or by which such Stockholder may be bound, including any voting agreement or voting trust, (ii) result in the creation of any Lien on any of the assets or properties of such Tempranillo or Merger Sub, (iii) violate any Applicable Law or Order or (iv) violate the organizational documents of Tempranillo or Merger Sub.
8. Spousal Consent. If a Stockholder is a married individual and any of its Owned Shares constitutes community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, such Stockholder shall deliver to Tempranillo, concurrently herewith, a duly executed consent of such Stockholder’s spouse, in the form attached hereto as Schedule B.
9. Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Termination Date, in furtherance of this Agreement, each Stockholder hereby authorizes Lafite or its counsel to instruct its transfer agent to put in place a stop transfer order with respect to all of the securities of Lafite held of record by such Stockholder (and that this Agreement places limits on the voting and transfer of) except with respect to Transfers any Covered Shares in accordance with Section 2(ii) or Section 2(iii).
10. Termination. This Agreement and all rights and obligations of the parties hereunder and thereunder, will terminate and have no further force or effect as of the Termination Date; provided, that this Section 10 and Section 11 shall survive the termination of this Agreement. Notwithstanding the foregoing, nothing set forth in this Section 10 or elsewhere in this Agreement relieves either party hereto from liability, or otherwise limits the liability of either party hereto, for any willful and material breach of this Agreement prior to such termination.
11. Miscellaneous.
(a) Severability. If any term, provision, covenant or restriction of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal, void or unenforceable in any respect by a court of competent jurisdiction or other Governmental Authority, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a holding, the parties hereto agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
(b) Assignment. Except in connection with a Transfer of any Covered Shares in accordance with Section 2(i); neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties and any purported assignment in violation hereof shall be null and void ab initio, except that Tempranillo may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any affiliate of Tempranillo to which Tempranillo’s rights under the Merger Agreement are assigned in accordance with the terms thereof, but no such assignment shall relieve Tempranillo of its obligations under this Agreement if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.
(c) Amendment and Modification; Waiver. This Agreement may be amended or waived by any party only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law or in equity.
(d) Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which the parties are entitled at law or in equity, (i) the parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches or threatened or anticipated breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, without proof of damages or otherwise, and (ii) the right of specific performance is an integral part of the transactions contemplated hereby and without that right, none of Tempranillo, Merger Sub or any of the Stockholders would have entered into this Agreement. Each of the parties agrees that it waives the defense of adequacy of a remedy at law and will not oppose the granting of an injunction or injunctions, specific performance or other equitable relief on the basis that (x) the other parties have an adequate remedy at law or (y) an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11(d) shall not be required to provide any bond or other security in connection with any such order or injunction.
(e) Notices. All notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered, if delivered in person, (ii) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery) or (iii) on the date transmitted if sent by email (provided that no “bounce back” or similar message of non-delivery is received with respect thereto), as follows (or at such other address for a party as shall be specified by notice given in accordance with this Section 11(e)):
If to the Stockholders, to the address for notice set forth on Schedule A hereto, with a copy (which will not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Palo Alto, CA 94301
Facsimile:	(650) 798 6543
Email:	mike.ringler@skadden.com, sonia.nijjar@skadden.com
Attention:	Mike Ringler
Sonia Nijjar

if to Tempranillo or Merger Sub, to:

Teladoc Health, Inc.
2 Manhattanville Road, Suite 203
Purchase, NY 10577
Attention:	Adam C. Vandervoort
Email:	avandervoort@teladoc.com

and with a copy (which will not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Facsimile:	(212) 757-3990
Email:	sbarshay@paulweiss.com, lturano@paulweiss.com
Attention:	Scott A. Barshay
Laura C. Turano

if to Lafite, to:

Livongo Health, Inc.
50 West Evelyn Avenue, Suite 150
Mountain View, California 94041
Email:	legal@livongo.com
Attention:	Erica Palsis, General Counsel

with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Palo Alto, CA 94301
Facsimile:	(650) 798 6543
Email:	mike.ringler@skadden.com, sonia.nijjar@skadden.com
Attention:	Mike Ringler
Sonia Nijjar
Notwithstanding anything in this Agreement to the contrary, any notice given in accordance with the foregoing clauses (i) or (ii) of this Section 11(e) shall only be effective if a duplicative copy of such notice is also given by email in the method described in this Section 11(e).
(f) No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto (and their respective successors and permitted assigns) any rights (legal, equitable or otherwise) or remedies, whether as third-party beneficiaries or otherwise.
(g) Governing Law. This Agreement and any Proceedings arising out of or related hereto or to the inducement of any party hereto to enter into this Agreement (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law statute or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.
(h) Jurisdiction. Each of the parties hereto irrevocably agree (i) that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Chancery Court of the State of Delaware and any state appellate court therefrom, or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction over the matter, the Superior Court of the State of Delaware or the Federal District Court for the District of Delaware located in Wilmington, Delaware, and any appellate courts therefrom (the “Chosen Courts”) and (ii) not to commence any such Proceeding in any court except such Chosen Courts. Each party hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each party agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the Transactions shall be properly served or delivered if delivered in the manner contemplated by Section 11(e) or in any other manner permitted by Applicable Law.
(i) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11(I) .
(j) Rules of Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement,

and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to in this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto.
(k) Entire Agreement. This Agreement, together with any exhibit, annex and schedule hereto and the Merger Agreement and any exhibit, annex and schedule thereto, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect thereto. For the avoidance of doubt, each Stockholder agrees that it will not claim that such Stockholder or any of its Affiliates has registration or similar rights under the Investors’ Rights Agreement following the Effective Time.
(l) Interpretation. The words “hereof,” “herein,” “hereto” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings and captions contained herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified and references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or subsection. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. Unless the context otherwise requires, the terms “neither,” “nor,” “any,” “either” and “or” are not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to “days” shall be to calendar days unless otherwise indicated. References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively. No summary of this Agreement or any Exhibit, Annex, Schedule or other document delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or such Exhibit, Annex or Schedule. Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified. Any Contract, instrument or law defined or referred to herein means such Contract, instrument or law as from time to time amended, modified or supplemented (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to (x) any Contract, instrument or statute shall be deemed to refer to such Contract, instrument or statute, as amended, as of such date, and (y) any rules or regulations promulgated under any such statute, in each case, as of such date). Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms.
(m) Expenses. Except as otherwise expressly provided in this Agreement or the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.
(n) No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or

Affiliate of any of the foregoing shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith.
12. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto, it being understood and agreed that all parties hereto need not sign the same counterpart. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.
13. Stockholder Obligation Several and Not Joint. The obligations of each Stockholder hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
TELADOC HEALTH, INC.

/s/ Adam C. Vandervoort
Name:	Adam C. Vandervoort
Title:	Chief Legal Officer

TEMPRANILLO MERGER SUB, INC.

/s/ Samantha Macina
Name:	Samantha Macina
Title:	Secretary

/s/ Lee Shapiro
Lee Shapiro

/s/ Glen Tullman
Glen Tullman

KINNEVIK INTERNET LUX S.à.r.l.

/s/ Anna Lindberger-Larsson
Name:	Anna Lindberger-Larsson
Title:	Director

/s/ Réjane Koczorowski
Name:	Réjane Koczorowski
Title:	Director

GENERAL CATALYST GROUP VI, L.P.

By: General Catalyst Partners VI, L.P., its General Partner

By: General Catalyst GP VI, LLC its General Partner

/s/ Christopher McCain
Name:	Christopher McCain
Title:	Chief Legal Officer

GENERAL CATALYST GROUP VIII, L.P.

By: General Catalyst Partners VIII, L.P., its General Partner

By: General Catalyst GP VIII, LLC its General Partner

/s/ Christopher McCain
Name:	Christopher McCain
Title:	Chief Legal Officer

GENERAL CATALYST GROUP VIII SUPPLEMENTAL, L.P.

By: General Catalyst Partners VIII, L.P., its General Partner

By: General Catalyst GP VIII, LLC its General Partner

/s/ Christopher McCain
Name:	Christopher McCain
Title:	Chief Legal Officer

GC VENTURE LH MANAGER, LLC

By: General Catalyst Group Management, LLC, its Manager

By: General Catalyst GP VI, LLC its General Partner

/s/ Christopher McCain
Name:	Christopher McCain
Title:	Chief Legal Officer

7Wire Ventures LLC

/s/ Robert Garber
Name:	Robert Garber
Title:	Partner

Annex C
August 5, 2020
The Board of Directors
Teladoc Health, Inc.
2 Manhattanville Road, Suite 203
Purchase, New York 10577
Dear Members of the Board:
We understand that Teladoc Health, Inc., a Delaware corporation (“Teladoc”), Tempranillo Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Teladoc (“Merger Sub”), and Livongo Health, Inc., a Delaware corporation (“Livongo”), propose to enter into an Agreement and Plan of Merger, dated as of August 5, 2020 (the “Agreement”), pursuant to which Teladoc will acquire Livongo (the “Transaction”). Pursuant to the Agreement, Merger Sub will be merged with and into Livongo (the “Merger”) and each outstanding share of the common stock, par value $0.001 per share, of Livongo (“Livongo Common Stock”), other than shares of Livongo Common Stock owned by Livongo as treasury stock, Teladoc, Merger Sub or any direct or indirect wholly owned subsidiary of Teladoc or Livongo or held by holders who are entitled to and properly demand an appraisal of their shares of Lafite Common Stock, will be converted automatically into the right to receive $4.24 in cash (the “Cash Consideration”) and (ii) 0.5920 shares of common stock, par value $0.001 per share, of Teladoc (“Teladoc Common Stock”) (such number of shares so issuable, the “Stock Consideration” and, together with the Cash Consideration, the “Consideration”). In addition, prior to the effective time of the Merger, Livongo will declare, and immediately prior to the effective time of the Merger, pay a cash dividend per share of Livongo Common Stock equal to $7.09 to holders of record of the issued and outstanding shares of Livongo Common Stock as of a record date immediately prior to the effective time of the Merger. The terms and conditions of the Transaction are more fully set forth in the Agreement.
You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to Teladoc of the Consideration to be paid by Teladoc in the Transaction.
In connection with this opinion, we have:
(i)	Reviewed the financial terms and conditions of the Agreement;
(ii)	Reviewed certain publicly available historical business and financial information relating to Livongo and Teladoc;
(iii)
Reviewed (A) various financial forecasts and other data provided to us by Livongo relating to the business of Livongo and adjustments thereto provided by Teladoc, (B) various financial forecasts and other data provided to us by Teladoc relating to the business of Teladoc, including financial projections prepared by the management of Teladoc identified as “Case 1” and “Case 2”, respectively, and (C) the projected synergies and other benefits, including the amount and timing thereof, anticipated by the management of Teladoc to be realized from the Transaction;

(iv)
Held discussions with members of the senior managements of Livongo and Teladoc with respect to the businesses and prospects of Livongo and Teladoc, respectively, and with respect to the projected synergies and other benefits anticipated by the management of Teladoc to be realized from the Transaction;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the businesses of Livongo and Teladoc, respectively;
(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business comparable in certain respects to Livongo;
(vii)	Reviewed historical stock prices and trading volumes of Livongo Common Stock and Teladoc Common Stock;

The Board of Directors
Teladoc Health, Inc.
August 5, 2020

(viii)
Reviewed the potential pro forma financial impact of the Transaction on Teladoc based on the financial forecasts for Livongo as adjusted by Teladoc and the Case 1 financial forecasts for Teladoc referred to above; and

(ix)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.
We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Livongo or Teladoc or concerning the solvency or fair value of Livongo or Teladoc, and we have not been furnished with any such valuation or appraisal. Management of Teladoc has advised us that financial forecasts for Livongo as adjusted by Teladoc best reflect the anticipated future financial performance of Livongo and Case 1 best reflects the anticipated future financial performance of Teladoc; accordingly, at the direction of Teladoc we have utilized the financial forecasts for Livongo as adjusted by Teladoc and Case 1 for purposes of our analyses in connection with this opinion. With respect to the financial forecasts utilized in our analyses, including those related to projected synergies and other benefits anticipated by the management of Teladoc to be realized from the Transaction, such financial forecasts have been provided to us by management of Teladoc and we have assumed, with the consent of Teladoc, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Livongo and Teladoc, respectively, and such synergies and other benefits. In addition, we have assumed, with the consent of Teladoc, that such financial forecasts and projected synergies and other benefits will be realized in the amounts and at the times contemplated thereby. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based, including with respect to the potential effects of the COVID-19 pandemic on such forecasts or assumptions.
Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We further note that the current volatility and disruption in the credit and financial markets relating to, among others, the COVID-19 pandemic, may or may not have an effect on Teladoc and Livongo and we are not expressing an opinion as to the effects of such volatility or such disruption on Teladoc or Livongo. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the prices at which shares of Teladoc Common Stock or Livongo Common Stock may trade at any time subsequent to the announcement of the Transaction. Our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Teladoc might engage or the merits of the underlying decision by Teladoc to engage in the Transaction.
In rendering our opinion, we have assumed, with the consent of Teladoc, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. We also have assumed, with the consent of Teladoc, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on Teladoc, Livongo or the Transaction. We further have assumed, with the consent of Teladoc, that the Transaction will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Teladoc obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction (including the Voting Agreement (as defined in the Merger Agreement)). In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.

The Board of Directors
Teladoc Health, Inc.
August 5, 2020

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to Teladoc in connection with the Transaction and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Transaction. We in the past have provided, currently are providing and in the future may provide certain investment banking services to Teladoc, for which we have received and may receive compensation, including, in the past two years, having advised Teladoc in connection with its acquisition of Advance Medical Health-Care Management Services, S.A. in 2018 and its acquisition of InTouch Technologies, Inc. in 2020. In addition, in the ordinary course, Lazard and our affiliates and employees may trade securities of Teladoc, Livongo and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Teladoc, Livongo and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.
Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Teladoc (in its capacity as such) and our opinion is rendered to the Board of Directors of Teladoc in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.
Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid by Teladoc in the Transaction is fair, from a financial point of view, to Teladoc.
Very truly yours,

LAZARD FRERES & CO. LLC

By:	/s/ David Gluckman
Name:	David Gluckman, MD
Title:	Vice Chairman of Investment Banking, Global Head of Healthcare

Annex D

August 5, 2020
Board of Directors Livongo Health, Inc.
150 W. Evelyn Ave., Suite 150
Mountain View, CA 94041
Members of the Board:
We understand that Livongo Health, Inc. (the “Company”), Teladoc Health, Inc. (the “Parent”) and Tempranillo Merger Sub, Inc., a direct wholly owned subsidiary of the Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated August 5, 2020 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Parent, and each issued and outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), other than shares (i) owned by the Parent, Merger Sub, any direct or indirect wholly owned subsidiary of the Parent or Merger Sub, or any direct or indirect wholly owned subsidiary of the Company, (ii) held in the Company’s treasury or (iii) which constitute Dissenting Shares (as defined in the Merger Agreement) (collectively, the “Excluded Shares”), will be converted into the right to receive (a) $4.24 per share in cash and (b) 0.5920 shares of the common stock, par value $0.001 per share, of the Parent (the “Parent Common Stock”) and any cash payable in lieu of fractional shares of Parent Common Stock (collectively, the “Merger Consideration”). Additionally, the Merger Agreement provides that the Company will declare and, immediately prior to the Effective Time (as defined in the Merger Agreement), pay a special dividend equal to $7.09 per share in cash (the “Special Dividend Per Share Amount”) to holders of the Company Common Stock as of a record date immediately prior to the Effective Time (the “Special Dividend”) (the Merger Consideration, taken together (and not separately) with the Special Dividend Per Share Amount, the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement (other than the Excluded Shares) is fair from a financial point of view to such holders of shares of the Company Common Stock.
For purposes of the opinion set forth herein, we have:
1.	Reviewed certain publicly available financial statements and other business and financial information of the Company and the Parent, respectively;
2.	Reviewed certain internal financial statements and other financial and operating data concerning the Company and the Parent, respectively;
3.	Reviewed certain financial projections prepared by the managements of the Company and the Parent, respectively (the “Financial Projections”);
4.
Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of the Company and the Parent, respectively (the “Synergies”);

5.
Discussed the past and current operations and financial condition and the prospects of the Company and the Parent, respectively, including information relating to the Synergies, with senior executives of the Company and the Parent;

6.	Reviewed the pro forma impact of the Merger on the Parent’s earnings per share, cash flow, consolidated capitalization and certain financial ratios;
7.	Reviewed the reported prices and trading activity for the Company Common Stock and the Parent Common Stock;

8.
Compared the financial performance of the Company and the Parent and the prices and trading activity of the Company Common Stock and the Parent Common Stock with that of certain other publicly-traded companies comparable with the Company and the Parent, respectively, and their securities;

9.	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;
10.	Participated in certain discussions and negotiations among representatives of the Company and the Parent and certain other parties and their respective financial and legal advisors;
11.	Reviewed the Merger Agreement and certain related documents; and
12.	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.
We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Parent, and formed a substantial basis for this opinion. With respect to the Financial Projections, including the Synergies, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and the Parent of the future financial performance of the Company and the Parent, as applicable. We express no view as to such Financial Projections or Synergies nor the assumptions on which they were based. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended, that the Special Dividend will be declared and paid to the holders of the Company Common Stock immediately prior to the Effective Time in accordance with the terms of the Merger Agreement and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We do not express any view on, and this opinion does not address, any other term or aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Parent and the Company and their respective legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock (other than the Excluded Shares) in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Parent, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.
In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving the
Company, nor did we negotiate with any party (other than the Parent) with respect to a possible acquisition of the Company or certain of its constituent businesses.
We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a portion of which is contingent upon the execution of the Merger Agreement and a significant portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financing services for the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to the Parent, the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.
Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Parent, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.
Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by the holders of shares of the Company Common Stock (other than Excluded Shares) pursuant to the Merger Agreement and does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement.
This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Parent Common Stock will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Parent and the Company should vote at the respective shareholders’ meetings to be held in connection with the Merger.
Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement (other than the Excluded Shares) is fair from a financial point of view to such holders of shares of the Company Common Stock.
Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ OWEN O’KEEFFE

Annex E
FORM OF
CERTIFICATE OF AMENDMENT
OF THE
SIXTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
TELADOC HEALTH, INC.
It is hereby certified that:
FIRST. The name of this corporation (hereinafter called the “Corporation”) is TELADOC HEALTH, INC.
SECOND. The Sixth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by striking out the first sentence of Article FOURTH thereof and restating it in its entirety as follows:
“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 301,000,000 shares, consisting of (a) 300,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and (b) 1,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).”
THIRD. This amendment to the Sixth Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
E-1

Annex F
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
§ 262 Appraisal rights
(a)
Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)
Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)
Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)
Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b.
Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d.
Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)
In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)	[Repealed.]
(c)
Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.
(d)	Appraisal rights shall be perfected as follows:
(1)
If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)
If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e)
Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)
Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)
At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h)
After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)
The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)
From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l)
The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.	Indemnification of Directors and Officers.
Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or other agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.
The Teladoc bylaws contain provisions that provide for indemnification of officers, directors and other agents to the fullest extent permitted by law.
As permitted by Section 102(b)(7) of the DGCL, the Teladoc charter contains a provision eliminating the personal liability of a director to Teladoc or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.
Teladoc maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act.
Teladoc also entered into indemnification agreements with each of its directors and anticipates that it will enter into similar agreements with future directors. The indemnification agreements provide that Teladoc will pay certain amounts incurred by its directors in connection with any civil, criminal, administrative or investigative action or proceeding. Such amounts include reasonable costs, expenses, fees and charges including attorney’s fees, judgments, civil or criminal fines, penalties, settlement amounts and other expenses customarily incurred in connection with legal proceedings.
Teladoc has agreed that, from and after the effective time, each of Teladoc and the surviving corporation will, jointly and severally, indemnify and hold harmless each person who is or has been at any time prior to the date of the merger agreement, or who becomes prior to the effective time a director, manager or officer of Livongo or any of its subsidiaries (who are collectively referred to as the “indemnified parties”) against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the indemnified party is or was an officer, director or manager of Livongo or any of its subsidiaries or, while a director, manager or officer of Livongo or any of its subsidiaries, is or was serving at the request of Livongo or one of its subsidiaries as an officer, director or manager of another person, whether asserted or claimed prior to, at or after the effective time, to the fullest extent that Livongo would have been permitted to do so by law. Each indemnified party will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Teladoc and the surviving corporation within 90 days of receipt by Teladoc or the surviving corporation from the indemnified party of an advancement request, as long as any indemnified party to whom expenses are to be advanced provides prior to any receipt of such advances an undertaking, to the extent required by the DGCL or other applicable law, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such indemnified party is not entitled to indemnification under applicable law. Teladoc has further agreed that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time that are existing as of the date of the merger agreement in favor of the current or former directors or officers of Livongo and its subsidiaries as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of Livongo as in effect on the date of the merger agreement and set forth in Livongo’s disclosure letter will be assumed by Teladoc and the surviving corporation, jointly and severally, without further action, at the effective time, and will survive the merger and will continue in full force and effect in accordance with their terms.
From the effective time through the six-year anniversary of the date on which the effective time occurs, the certificate of incorporation and bylaws of the surviving corporation will contain, and Teladoc will cause the certificate of incorporation and bylaws of the surviving corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Livongo and its subsidiaries than are set forth in the certificate of incorporation and bylaws of Livongo as in effect on the date of the merger agreement.
Teladoc has agreed to obtain, or cause to be obtained, as of the effective time, a “tail” insurance policy reasonably acceptable to Livongo, with a claims period of six years from the effective time with respect to directors’ and officers’ liability insurance covering each person currently covered by Livongo’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the effective time on terms that are no less favorable than those of such policy of Livongo in effect on the date of the merger agreement, which insurance will, prior to the closing, be in effect and prepaid for such six-year period; provided that in no event will Teladoc or the surviving corporation be required to pay, with respect to the entire six-year period following the effective time, premiums for insurance described in this section which in the aggregate exceed 300% of the aggregate premiums paid by Livongo for the period in its most recent fiscal year for such purpose (which is referred to as the “maximum premium”); provided further that Teladoc will nevertheless be obligated to provide such coverage, with respect to the entire six-year period following the effective time, as may be obtained for the maximum premium (including in the event any existing insurance expires, is terminated or canceled during such six-year period).
In the event that the surviving corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, then, and in each such case, Teladoc will cause proper provision to be made so that the successors and assigns of the surviving corporation assume the obligations described herein.
Item 21.	Exhibits and Financial Statement Schedules.
Exhibit No.	Description
2.1
Agreement and Plan of Merger, dated as of August 5, 2020, by and among Teladoc Health, Inc., Livongo Health, Inc. and Tempranillo Merger Sub, Inc. (attached as Annex A to the joint proxy statement/prospectus which forms part of this Registration Statement).

3.1	Sixth Amended and Restated Certificate of Incorporation of Teladoc Health, Inc. (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed with the SEC on May 31, 2017).
3.2
Certificate of Amendment of Sixth Amended and Restated Certificate of Incorporation of Teladoc Health, Inc. (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed with the SEC on June 1, 2018).

3.3
Second Certificate of Amendment of Sixth Amended and Restated Certificate of Incorporation of Teladoc Health, Inc. (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed with the SEC on August 10, 2018).

3.4	Fourth Amended and Restated Bylaws of Teladoc Health, Inc. (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed with the SEC on February 25, 2019).
5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding the legality of the securities being registered.
8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain tax matters.

Exhibit No.	Description
10.1
Voting Agreement, dated as of August 5, 2020, by and among Teladoc Health, Inc., Tempranillo Merger Sub, Inc., General Catalyst Group VI, L.P., General Catalyst Group VIII, L.P., General Catalyst Group VIII Supplemental, L.P., GC Venture LH Manager, LLC, Kinnevik Internet Lux S.a.r.l., 7Wire Ventures LLC, Glen Tullman and Lee Shapiro (attached as Annex B to the joint proxy statement/prospectus which forms part of this Registration Statement).

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm for Teladoc Health, Inc.
23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Livongo Health, Inc.
23.3*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1).
23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1).
24.1*	Powers of Attorney (included on the signature page of the initial filing of this Registration Statement).
99.1	Form of Livongo Health, Inc. Proxy Card.
99.2	Form of Teladoc Health, Inc. Proxy Card.
99.3	Consent of Lazard Frères & Co. LLC.
99.4	Consent of Morgan Stanley & Co. LLC.
*	Previously filed.
Item 22.	Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
•	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
•
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

•
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
•	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
•
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)
The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Purchase, State of New York, on September 11, 2020.
TELADOC HEALTH, INC.

By:	/s/ Adam C. Vandervoort
	Name:	Adam C. Vandervoort
	Title:	Chief Legal Officer and Secretary
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

*	Chief Executive Officer and Director (Principal Executive Officer)	September 11, 2020
Jason Gorevic

*	Chief Financial Officer (Principal Financial Officer)	September 11, 2020
Mala Murthy

*	Chief Accounting Officer (Principal Accounting Officer)	September 11, 2020
Christopher Caridi

*	Director	September 11, 2020
Helen Darling

*	Director	September 11, 2020
William H. Frist, M.D.

*	Director	September 11, 2020
Michael Goldstein

*	Director	September 11, 2020
Catherine Jacobson

*	Director	September 11, 2020
Thomas G. McKinley

*	Director	September 11, 2020
Kenneth H. Paulus

*	Director	September 11, 2020
David L. Shedlarz

*	Director	September 11, 2020
Mark D. Smith, M.D.

*	Director	September 11, 2020
David B. Snow, Jr.
*By:	/s/ Adam C. Vandervoort
Adam C. Vandervoort Attorney-in-fact